As filed with the Securities and Exchange Commission on October 9, 2024.

Registration No. 333-280240

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMENDMENT NO. 4

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Oak Woods Acquisition Corporation

(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 Roswell Drive, Nepean, Ontario,
K2J 0H5, Canada
Telephone: (+1) 403-561-7750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

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RAITI, PLLC
1345 Avenue of the Americas
New York, NY 10105
Tel.: (212) 590-2328
Facsimile: (646) 518-0135
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Warren A. Raiti, Esq. Doris Liu, Esq. RAITI, PLLC 1345 Avenue of the Americas New York, NY 10105 Tel.: (212) 590-2328 Facsimile: (646) 518-0135	Richard Hall, Esq. Conyers Dill & Pearman 29th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong Tel.: (852) 2524-7106 Facsimile: (852) 2845-9268	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: (212) 588-0022 Facsimile: (212) 826-9307

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Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Oak Woods Acquisition Corporation may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this preliminary proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 9, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF OAK WOODS ACQUISITION CORPORATION AND PROSPECTUS FOR 3,125,571 ORDINARY SHARES OF THE COMPANY

(AT THE TIME OF THE CLOSE OF ITS PROPOSED BUSINESS COMBINATION)

Dear Shareholders of Oak Woods Acquisition Corporation,

The board of directors of Oak Woods Acquisition Corporation, a Cayman Islands exempted company (“we,” “us,” “our,” the “Company,” “OAKU” or “Oak Woods”) (which will change its name to Huajin Health Group Company Limited immediately upon the closing of the Business Combination as defined here below (the “Closing”)) has unanimously approved the transactions contemplated by that certain Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin (China) Holdings Limited, a Cayman Islands exempted holding company (“Huajin”), Xuehong Li (as the “Shareholders’ Representative”) and Oak Woods Merger Sub Inc., a Cayman Islands exempted company and wholly-owned subsidiary of OAKU (the “Merger Sub”), as amended by the first amendment to the Merger Agreement entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative on June 26, 2024 (the “First Amendment”), as amended a second time by the second amendment to the Merger Agreement entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative on October 8, 2024, modified only with respect to the time allotted by the parties until March 28, 2025 to complete the Business Combination (the “Second Amendment” or the “Amendment to the First Amended Merger Agreement”) (and as amended from time to time, collectively the “Merger Agreement”) and the other related proposals, pursuant to which the Merger Sub will merge with and into Huajin, with Huajin surviving the merger (hereinafter the “Business Combination” or “Merger”). Copies of the Merger Agreement and the First Amendment are attached to this proxy statement/prospectus as Annex A and Annex D, respectively. As described in this proxy statement/prospectus, OAKU’s shareholders are being asked to consider and vote upon the Business Combination, among other items. At Closing, OAKU intends to change its name from “Oak Woods Acquisition Corporation” to “Huajin Health Group Company Limited” and the post-combination company (being Huajin), together with its subsidiaries, will herein be referred to as the “Combined Company.” The Combined Company is not a Chinese operating company but a Cayman Islands holding company that, together with other shareholders own subsidiaries that ultimately operate within the Peoples Republic of China (PRC), as described further in this proxy statement/prospectus.

Further to the above, holders of the Class A and Class B Ordinary Shares of OAKU, which as of October 9, 2024 includes holders of 4,600,479 of Class A Ordinary Shares and holders of 1,437,500 of Class B Ordinary Shares, will be asked to approve the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin. Shareholders’ Representative and Oak Woods Merger Sub Inc., Merger Sub, as amended by the First Amendment entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative on June 26, 2024 (as amended from time to time) and the other related proposals, pursuant to which the Merger Sub will merge with and into Huajin, with Huajin surviving the merger. As a result, Huajin will become a wholly-owned subsidiary of OAKU. The former holders of the share capital of Huajin will be entitled to receive up to an aggregate of 23,748,128 Class A Ordinary Shares of OAKU (the “OAKU Class A Ordinary Shares” or the “OAKU Shares”), equal to the adjusted equity valuation of Huajin as of the closing of the Business Combination, divided by $10.00 per share. Effective as of immediately prior to the Closing, OAKU’s issued and outstanding Class B ordinary shares, par value $0.0001 per share (the “OAKU Class B Ordinary Shares”), will convert automatically on a one-for-one basis into OAKU’s Class A Ordinary Shares, par value $0.0001 per share. The “OAKU Class A Ordinary Shares,” and, together with the OAKU Class B Ordinary Shares, are referred to herein as the “OAKU Ordinary Shares”). Contemporaneously, upon the completion of the Business Combination, all of the currently authorized and issued and outstanding OAKU Class B Ordinary Shares will be reclassified and redesignated into OAKU Class A Ordinary Shares on a one-for-one basis, and contemporaneously with that, all of the authorized and issued and outstanding OAKU Class A Ordinary Shares will be reclassified and redesignated of into ordinary shares of OAKU on a one-for-one basis. Upon the completion of the Business Combination, the OAKU Ordinary Shares will refer to ordinary shares of OAKU.

Assuming that Huajin has a closing net debt of $12,518,718, we estimate that we will issue approximately 23,748,128 OAKU Shares to acquire Huajin. However, in accordance with the terms of the Merger Agreement, in the event that the closing net debt of Huajin is different from the assumption stated above, the allocation of the OAKU Shares issuable to the Huajin securityholders will change. Simultaneous with the Business Combination, OAKU will pass a special resolution to change its name to Huajin Health Group Company Limited upon completion of the Business Combination. The issuance of OAKU Class A Ordinary Shares to the securityholders of Huajin is being consummated on a private placement basis, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D and Regulation S, promulgated thereunder.

In connection with the Business Combination, on June 26, 2024, we entered into a backstop agreement with Fortune Woods Investment Holding Limited, a British Virgin Islands limited company (hereinafter “Backstop Investor”) reflecting our agreement to register herein for public resale 500,000 OAKU Class A Ordinary Shares in consideration for the Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”). Specifically, the Backstop Agreement requires us to complete a primary placement to the Backstop Investor, to occur concurrently with the closing of the Business Combination, pursuant to which the Company shall sell 500,000 OAKU Class A Ordinary Shares at $10.00 per share for a total drawdown of $5,000,000 (the “Backstop Shares”). Such proceeds will (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination. Our agreement to sell and Backstop Investors’ agreement to purchase the Backstop Shares is referred to herein as the “Backstop Commitment”).

Certain registrable securities having “piggyback” registration rights, as well as the primary issuance of shares in conjunction with the terms of the Backstop Agreement and our agreement with AsianLegend are being registered herewith as described further in this prospectus/proxy statement. Specifically, Whale Bay International Company Limited, which is the sponsor of OAKU (the “Sponsor”), each of our initial shareholders, as well as Asian Legend International Investment Holding Limited (“AsianLegend”), our advisor in the Business Combination, have exercised their demand registration rights in connection with the closing of our Business Combination. Additionally, shares held by our Sponsor and other initial shareholders (which are subject to certain lock-up provision contained in their initial subscription agreements described further in our initial prospectus) shall form a part of our effective registration statement, together with shares issuable to AsianLegend pursuant to that certain advisory agreement entered by and between Oak Woods Acquisition Corporation and AsianLegend International Investment Holding Limited on March 23, 2023 (“AsianLegend Advisory Agreement”) whereby AsianLegend is entitled to receive shares equal to 5% of the total of the fair market value of the target of our business combination as defined in this registration statement, payable in Class A ordinary Shares (on a fully converted basis) into our Ordinary Shares at the time of closing of the Business Combination.

The 500,000 Class A Ordinary Shares to be issued pursuant to the Backstop Agreement and deliverable to the Backstop Investor, as well as 1,437,500 fully converted Ordinary Shares of our initial shareholders, which includes the Class B shares held by our sponsor and initials directors and our advisor Space Frontier Investment Holding Limited, as well as the 1,187,406 Class A Ordinary Shares shares payable to AsianLegend upon Closing of the Business Combination that are subject to “piggyback” registration rights as of the effective date of this registration statement, are hereinafter referred to as (the “Registration Shares”). The Asian Legend and the Backstop Investor shares are covered by this Registration Statement, as and when deemed effective, and will be registered and fully issued in conjunction with the completion of our Business Combination, are not subject to a lock-up agreement with us, and thus may be freely sold, traded, or otherwise disposed of by AsianLegend or the Backstop Investor at any time after they are issued.

In total we are registering hereunder an aggregate of 3,125,571 ordinary shares of the Company under this Registration Statement, of which 1,688,071 shall be newly issued by us as and freely trading without restriction of any kind in conjunction with the closing of our Business Combination.

Upon the consummation of our Business Combination, we will be a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules because more than 50% of the voting power of the Company is controlled by Mr. Xuehong Li, as the primary beneficial owner of Huajin and its controlling person. Because we qualify as a controlled company, after our business combination we will not be required to have a majority of our Board be comprised of independent directors. Additionally, our Board will not be required to have an independent compensation or nominating committee or to have the independent directors exercise the nominating function. We also will not be required to have the compensation of our executive officers be determined by a compensation committee of independent directors or a majority of the independent members of our Board. In addition, we will not be required to empower our Compensation Committee of the Board (the “Compensation Committee”) with the authority to engage the services of any compensation consultants, legal counsel, or other advisors or to have the Compensation Committee assess the independence of compensation consultants, legal counsel, or other advisors that it engages. Notwithstanding the above, the Company expects to operate under the corporate governance structure and with the initial post business combination directors disclosed herein.

It is a condition of the consummation of the Business Combination that OAKU receive confirmation from Nasdaq that the OAKU Class A Ordinary Shares to be issued in connection with the Business Combination have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that OAKU will obtain such approval from Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

OAKU reserves the right to postpone or adjourn the Shareholder Meeting on one or more occasions as detailed in the Business Combination Agreement. In the event of an adjournment, the Shareholder Meeting will be reconvened as promptly as practicable.

Because the Combined Company will be a holding company with no material operations of its own, we will conduct our operations through an office in the PRC and our sponsor is predominantly controlled by a PRC national. Because the substantive operations of the Combined Company will be located and doing business in the PRC, we will be subject to certain legal and operational risks, including, without limitation, regulatory review of overseas listings of PRC companies. Like any company operating in a foreign country, we are also subject to risks and regulations relating to future actions of the PRC government in this regard. Furthermore, if one or more of the subsidiaries of our Combined Company fails to comply with PRC rules and regulations, existing now or promulgated in the future, it may have a materially adverse effect on the business operations, our financial performance, our results of operations of the Combined Company and/or the value of our ordinary shares we are registering for sale either before or after the business combination, which could cause the value of such securities to significantly decline or become worthless. It could also significantly limit or completely hinder the post-combination company’s ability to offer or continue to offer securities to investors. In recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity, or VIE, structure, adopting new measures to extend the scope of data security and cybersecurity reviews, and expanding anti-monopoly enforcement activities. These actions and statements have impacted or may impact our ability to operate, and our ability to accept foreign investments or to list or remain listed on a U.S. or other foreign exchange. Since some of these statements and regulatory actions are new, it still needs to be further clarified how soon legislative or regulatory bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the Combined Company’s business operations, our ability to accept foreign investments and our ability to list on a U.S. or other foreign exchange. Given the PRC government’s significant oversight over the conduct of business of any China-based company, the PRC government may regulate or influence the operations of our Combined Company, which could result in a material change in our operations and/or value of the securities we are registering for sale.

PRC laws and regulations that, in the opinion of Jingtian & Gongcheng according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the relevant PRC government authorities, namely, the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) and their enforcement agencies, to require Huajin to obtain permission or approval in order to issue securities to foreign investors in connection with the Business Combination or offer securities to foreign investors. For more information about these and other risks relating to our prospective operations in PRC See — Risk Factors — Risks Related to Doing Business in Greater China of this prospectus and proxy statement.

As required under the Holding Foreign Companies Accountable Act (“HFCAA”), the U.S. Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China (the “PRC”) because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, Marcum Asia CPAs LLP (“MarcumAsia”), headquartered in New York City, New York, is an independent registered public accounting firm registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess MarcumAsia’s compliance with applicable professional standards. As such, MarcumAsia was not identified in this report as a firm subject to the PCAOB’s determination. The PCAOB currently has access to inspect the working papers of our auditor. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determinations. Notwithstanding the foregoing, in the event that we complete a business combination with a company with substantial operations in China or Hong Kong and the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China or Hong Kong, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on a U.S. securities exchange, and U.S. trading of our shares could be prohibited under the HFCAA. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Determination”) its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the Ministry of Finance (the “MOF”), the PCAOB will make determinations under the HFCAA as and when appropriate. On December 23, 2022 the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022 legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. As a result, the time period before an issuer’s securities may be prohibited from trading or delisted has been decreased accordingly. However, the HFCAA and related regulations currently do not affect the Company or the Combined Company as the Company’s auditor is subject to PCAOB’s inspections and investigations. See “Risk Factors — Risks Related to Doing Business in Greater China.

The following diagram sets forth the structure of Huajin and its subsidiaries immediately prior to the consummation of the Business Combination:

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(1)       Xantal Garden Limited is a British Virgin Islands company 100% owned by Mr. Xuehong Li’s family trust, the Lee’s Trust.

(2)       Union Insight Limited is a British Virgin Islands company 100% owned by Happiness Trust, a Hong Kong trust and an ESOP trust established by Huajin.

(3)       Blooming United Limited is a British Virgin Islands company 100% owned by Sunshine Trust, a Hong Kong trust and an ESOP’ trust established by Huajin.

The following diagram sets forth the structure of the Company immediately following the consummation of the Business Combination:

Huajin (China) Holdings Limited 华锦 (中国) 控股有限公司, is a Cayman Islands exempted company incorporated on July 27, 2021. We conduct our business in China through our wholly owned subsidiaries. The consolidation of our Company and our wholly owned subsidiaries has been accounted for at historical cost and prepared on a basis as if the aforementioned transactions had become effective at the beginning of the first period presented in the accompanying consolidated financial statements.

As of the date of this proxy statement, Huajin has received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on such licenses and permissions.

No.	Company	License/Permission	Certificate Number	Issuing Authority	Validity
1	Shaanxi QianXiang	Record Form for Operators Only Selling Prepackaged Food	YB16109251000966	Langao County Administrative Approval Service Bureau	—
2	Shaanxi QianXiang	Certificate of Second-Class Medical Device Operation	Shaan An Shi Yao Jian Xie Operation Cert. No. 20190123	Ankang City Administrative Approval Service Bureau	Five years (From November 1, 2023 to October 30, 2028)
3	Shaanxi QianXiang	Commercial Franchise Enterprise Record Filing	0610100412100106	Ministry of Commerce	Long-term
4	LeLingKang	Food Operation License	JY11105223325131	Beijing Chaoyang District Market Supervision and Administration Bureau	Five years (From July 4, 2022 to July 3, 2027)

Upon the completion of our initial business combination, our financial advisor Asian Legend International Investment Holding Limited (“AsianLegend”) will be entitled to a fee, payable in our fully converted Class A Ordinary Shares of 5% of the total share consideration payable to Huajin, which, subject to final net debt considerations of Huajin, is expected to equal 1,187,406 Class A Ordinary Shares. In the event of no redemption of Class A Ordinary Shares held by our public shareholders, this fee will result in AsianLegend owning 3.5%, and in the event of full redemption of Class A Ordinary Shares held by our public shareholders, 4.2% of our total issued and outstanding shares upon the closing of our business combination with Huajin. Because the shares payable to Huajin are conditioned on the success of an initial business combination, AsianLegend is incentivized to assist us in completing an initial business combination and their interests may thus conflict with ours.

This proxy statement/prospectus provides shareholders of OAKU with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of OAKU. We encourage you to read the entire proxy statement/prospectus, including the annexes, exhibits and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The proxy statement/prospectus is dated            , 2024 and is first being mailed to OAKU’s shareholders on or about            , 2024.

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario
K2J 0H5, Canada
Attn: Chief Financial Officer
Telephone: (+1) 403-561-7750

Dear Oak Woods Acquisitions Corporation Shareholders,

You are cordially invited to attend the extraordinary general meeting of the shareholders of Oak Woods Acquisition Corporation to be held on June __, 2024. OAKU is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Holders of the Class A and Class B Ordinary Shares of OAKU will be asked to approve the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin, Shareholders’ Representative and Oak Woods Merger Sub Inc., Merger Sub, as amended entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative on [•], 2024 (as amended from time to time) and the other related proposals, pursuant to which the Merger Sub will merge with and into Huajin, with Huajin surviving the merger. As a result, Huajin will become a wholly-owned subsidiary of OAKU. The former holders of the share capital of Huajin will be entitled to receive up to an aggregate of 23,748,128 Class A Ordinary Shares of OAKU (the “OAKU Class A Ordinary Shares” or the “OAKU Shares”), equal to the adjusted equity valuation of Huajin as of the closing of the Business Combination, divided by $10.00 per share. Effective as of immediately prior to the Closing, OAKU’s issued and outstanding Class B ordinary shares, par value $0.0001 per share (the “OAKU Class B Ordinary Shares”), will convert automatically on a one-for-one basis into OAKU’s Class A Ordinary Shares, par value $0.0001 per share. The “OAKU Class A Ordinary Shares,” and, together with the OAKU Class B Ordinary Shares, are referred to herein as the “OAKU Ordinary Shares”). Contemporaneously, upon the completion of the Business Combination, all of the currently authorized and issued and outstanding OAKU Class B Ordinary Shares will be reclassified and redesignated into OAKU Class A Ordinary Shares on a one-for-one basis, and contemporaneously with that, all of the authorized and issued and outstanding OAKU Class A Ordinary Shares will be reclassified and redesignated of into ordinary shares of OAKU on a one-for-one basis.

Upon the completion of the Business Combination, the OAKU Ordinary Shares will refer to ordinary shares of OAKU. Upon effectiveness of this registration statement all of the Registration Shares shall registered shares under the Securities Act of 1933, including in total 980,625 Ordinary Shares held by our Sponsor, Whale Bay International Company Limited, 420,000 Ordinary Shares held by our initial shareholder Space Frontier Investment Holding Limited, 350,000 shares held by our former CEO Fen Zhang, 10,000 shares held by our Director John O’Donnell, 10,000 shares held by our Director Mitchell Cariaga, 10,000 shares held by our Director Lauren Simmons, as well as 1,187,406 Ordinary Shares issuable upon closing of our Business Combination to Asian Legend. The shares issued to AsianLegend are contingent on the consummation of a Business Combination and not subject to the Lock-Up Agreements otherwise applicable to our initial shareholders (as that term is defined in our initial prospectus) or as described below in this proxy statement/prospectus with regard to the former shareholders of Huajin.

Our initial shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (i) one year after the date of the consummation of our initial business combination or (ii) 30 days after we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (except as described herein under the section of our initial prospectus entitled “Restrictions on Transfers of Founder Shares and Private Placement Units”). Any permitted transferees will be subject to the same restrictions and other agreements of our initial shareholders with respect to any founder shares. Notwithstanding the foregoing, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of our initial business combination or (y) following the our initial business combination, on the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, the founder shares will no longer be subject to such transfer restrictions. We refer to such transfer restrictions throughout this prospectus as the lock-up.

Assuming that Huajin has a closing net debt of $12,518,718, we estimate that we will issue approximately 23,748,128 OAKU Shares to acquire Huajin. However, in accordance with the terms of the Merger Agreement, in the event that the closing net debt of Huajin is different from the assumption stated above, the allocation of the OAKU Shares issuable to the Huajin securityholders will change. In all cases, the aggregate number of OAKU Share to be issued, shall be determined by subtracting the “Closing Net Debt” of Huajin (as defined in the Merger Agreement) from the agreed valuation of $250,000,000, and dividing such difference by $10.00, which represents the agreed valuation of one (1) OAKU Ordinary Share at the Closing of the Business Combination.

However, in accordance with the terms of the Merger Agreement, in the event that the Closing Net Debt of Huajin is greater or lesser than anticipated the number of OAKU Ordinary Shares payable to Huajin security holders at the time of the closing of the business combination will respectively decrease or increase proportionately.

Simultaneous with the Business Combination, OAKU will pass a special resolution to change its name to Huajin Health Group Company Limited upon completion of the Business Combination. The issuance of OAKU Class A Ordinary Shares to the securityholders of Huajin is being consummated on a private placement basis, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D and Regulation S, promulgated thereunder.

In connection with the Business Combination, on June 26, 2024, we entered into the Backstop Agreement with the Backstop Investor reflecting our agreement to register herein for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin. Specifically, the Backstop Agreement requires us to complete a primary placement of the Backstop Shares to the Backstop Investor, to occur concurrently with the closing of the Business Combination. The proceeds from the sale of the Backstop Shares are expected to (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination.

In addition, Asian Legend International Investment Holding Limited (“AsianLegend”) acted as financial advisor to OAKU with respect to the Business Combination and will receive a fee from OAKU for its services, a substantial portion of which will become payable only if the Business Combination is consummated, with the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, as amended, between AsianLegend and OAKU. In addition, OAKU has agreed to indemnify AsianLegend for certain liabilities arising out of its engagement. Prior to the parties’ entry into the Merger Agreement, AsianLegend did not have any other financial advisory or other significant commercial or investment banking relationships with Huajin. The Agreement with AsianLegend, entered by and between contemplates that the Company will pay to AsianLegend USD $100,000 per calendar month during the term of this Agreement; and, as discussed above, an amount of paid shares equals to 5% of total value of the target company (in this case Huajin) in a successful business merger or acquisition by us as determined by a fair market value and stated in a definitive merger agreement between us and the prospective target, in Class A Ordinary Shares, together with piggyback registration rights and payable upon the consummation of our initial business combination. As such, 1,187,406 Class A Ordinary Shares will be issued to AsianLegend in exchange for its services rendered for the Business Combination, upon the Closing. The shares issuable to AsianLegend are contingent on the consummation of a Business Combination, and are not subject to any lock-up agreement. Because the Asian Legend shares will be registered together with those of our Initial Shareholders upon completion of our initial business combination, and are not subject to a lock-up agreement with us, they may be freely disposed of by AsianLegend at any time after they are issued. The applicable period to date of the agreement with AsianLegend has run from the effective date of our IPO through the earlier of the consummation of our initial business combination, or in the event that the Company fails to complete a Transaction within any applicable time period or selects not to complete a Transaction, the dissolution of the Company under applicable laws, unless extended by mutual written consent or earlier terminated. We have agreed to indemnify AsianLegend for claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred in connection with, or generally arising out of, their advisory services to us. The shares issued to AsianLegend is contingent on the consummation of a Business Combination.

Certain registrable securities having “piggyback” registration rights, as well as the primary issuance of shares in conjunction with the terms of the Backstop Agreement and our agreement with AsianLegend are being registered herewith as described further in this prospectus/proxy statement. Specifically, Whale Bay International

Company Limited, which is the sponsor of OAKU (the “Sponsor”), each of our initial shareholders, as well as Asian Legend International Investment Holding Limited (“AsianLegend”), our advisor in the Business Combination, have exercised their demand registration rights in connection with the closing of our Business Combination. Additionally, shares held by our Sponsor and other initial shareholders (which are subject to certain lock-up provision contained in their initial subscription agreements described further in our initial prospectus) shall form a part of our effective registration statement, together with shares issuable to AsianLegend pursuant to that certain advisory agreement entered by and between Oak Woods Acquisition Corporation and AsianLegend International Investment Holding Limited on March 23, 2023 (“AsianLegend Advisory Agreement”) whereby AsianLegend is entitled to receive shares equal to 5% of the total of the fair market value of the target of our business combination as defined in this registration statement, payable in Class A ordinary Shares (on a fully converted basis) into our Ordinary Shares at the time of closing of the Business Combination. The 500,000 Class A Ordinary Shares to be issued pursuant to the Backstop Agreement and deliverable to the Backstop Investor, as well as 1,437,500 fully converted Ordinary Shares of our initial shareholders, which includes the Class B shares held by our sponsor and initials directors and our advisor Space Frontier Investment Holding Limited, as well as the 1,187,406 Class A ordinary Shares shares payable to AsianLegend upon Closing of the Business Combination that are subject to “piggyback” registration rights as of the effective date of this registration statement, are hereinafter referred to as (the “Registration Shares”). Because the Asian Legend and the Backstop Investor shares will be registered and fully issued in conjunction with the completion of our Business Combination, and are not subject to a lock-up agreement with us, they may be freely sold, traded, or otherwise disposed of by AsianLegend or the Backstop Investor at any time after they are issued.

In total we are registering hereunder an aggregate of 3,125,571 ordinary shares of the Company under this Registration Statement, of which 1,688,071 shall be newly issued by us as and freely trading without restriction in conjunction with the closing of our Business Combination.

The Combined Company is not a Chinese operating company but a Cayman Islands holding company that, together with other shareholders own subsidiaries that ultimately operate within the Peoples Republic of China (PRC). Specifically, the company that we are seeking to acquire is Huajin (China) Holdings Limited, a Cayman Islands exempted Company. Huajin (China) Holdings Limited owns 100% of Tianhong (HK) International Company Limited, a Hong Kong registered company. Tianhong (HK) International Company Limited owns 100% of both Shaanxi QianXiang KaiHong Enterprise Management Co., Ltd. and Beijing XiaoLeKang Enterprise Management Co., Ltd., each of which are operating companies registered in the Peoples Republic of China. Beijing XiaoLeKang Enterprise Management Co., Ltd. owns 100% of Shaanxi QianXiang Health Technology Co., Ltd., an operating company engaged in healthcare services as described further in this Registration Statement and registered in the Peoples Republic of China. Shaanxi QianXiang Health Technology Co., Ltd. owns 90% of LeLingKang (Beijing) Health Technology Co., Ltd., a company registered in the Peoples Republic of China. The remaining 10% of LeLingKang (Beijing) Health Technology Co., Ltd. is held directly by the Shareholder Representative, Mr. Xuehong Li. Upon the consummation of our Business Combination we will be a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules because more than 50% of the voting power of the Company is controlled by Mr. Xuehong Li, as the primary beneficial owner of Huajin and its controlling person. Because we qualify as a controlled company, after our business combination we will not be required to have a majority of our Board be comprised of independent directors. Additionally, our Board will not be required to have an independent compensation or nominating committee or to have the independent directors exercise the nominating function. We also will not be required to have the compensation of our executive officers be determined by a compensation committee of independent directors or a majority of the independent members of our Board. In addition, we will not be required to empower our Compensation Committee of the Board (the “Compensation Committee”) with the authority to engage the services of any compensation consultants, legal counsel, or other advisors or to have the Compensation Committee assess the independence of compensation consultants, legal counsel, or other advisors that it engages. Notwithstanding the above, the Company expects to operate under the corporate governance structure and with the initial post business combination directors disclosed herein.

Because the Combined Company will be a holding company with no material operations of its own, after our business combination we will conduct our operations through an office in the PRC. Our sponsor is also predominantly controlled by a PRC national. Because the substantive operations of the Combined Company after the business combination will be located and doing business in the PRC, we will be subject to certain legal and operational risks, including, without limitation, regulatory review of overseas listings of PRC companies. Like any company operating in a foreign country, we will be subject to risks and regulations relating to future actions of the PRC government in this regard. Furthermore, if one or more of the subsidiaries of our Combined Company fails to comply with PRC rules and regulations, existing now or promulgated in the future, it may have a materially adverse effect on the business operations, our financial performance, our results of operations of the Combined Company and/or the value of our ordinary shares we are registering for sale either before or after the business combination, which could cause the value of such securities to significantly decline or become worthless. It could also significantly limit or completely hinder the post-combination company’s ability to offer or continue to offer securities to investors. In recent years, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity, or VIE, structure, adopting new measures to extend the scope of data security and cybersecurity reviews, and expanding anti-monopoly enforcement activities. These actions and statements have impacted or may impact the post business combination entity’s ability to operate, and ability to accept foreign investments or to list or remain listed on a U.S. or other foreign exchange. Since some of these statements and regulatory actions are new, it still needs to be further clarified how soon legislative or regulatory bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on the Combined Company’s business operations, our ability to accept foreign investments and our ability to list on a U.S. or other foreign exchange. Given the PRC government’s significant oversight over the conduct of business of any China-based company, the PRC government may regulate or influence the operations of our Combined Company, which could result in a material change in our operations and/or value of the securities we are registering for sale.

As required under the Holding Foreign Companies Accountable Act (“HFCAA”), the U.S. Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China (the “PRC”) because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, Marcum Asia CPAs LLP (“MarcumAsia”), headquartered in New York City, New York, is an independent registered public accounting firm registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess MarcumAsia’s compliance with applicable professional standards. As such, MarcumAsia was not identified in this report as a firm subject to the PCAOB’s determination. The PCAOB currently has access to inspect the working papers of our auditor. Our auditor is not headquartered in China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determinations. Notwithstanding the foregoing, in the event that we complete a business combination with a company with substantial operations in China or Hong Kong and the PCAOB is not able to fully conduct inspections of our auditor’s work papers in China or Hong Kong, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on a U.S. securities exchange, and U.S. trading of our shares could be prohibited under the HFCAA. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced in its 2022 HFCAA Determination Report (the “2022 Determination”) its determination that the PCAOB was able to secure complete access to inspect and investigate accounting firms headquartered in mainland China and Hong Kong, and the PCAOB Board voted to vacate previous determinations to the contrary. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, including by the CSRC or the Ministry of Finance (the “MOF”), the PCAOB will make determinations under the HFCAA as and when appropriate. On December 23, 2022 the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”) was enacted, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022 legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. As a result, the time period before an issuer’s securities may be prohibited from trading or delisted has been decreased accordingly. However, the HFCAA and related regulations currently do not affect the Company or the Combined Company as the Company’s auditor is subject to PCAOB’s inspections and investigations. See “Risk Factors — Risks Related to Doing Business in Greater China.”

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirement or approval, except for (1) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination, and (2) the PRC regulatory permission for the Business Combination as set forth below.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulation”), which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (1) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (2) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (3) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (4) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data to overseas apply to CAC for security assessments if: (1) data processors provide important data to overseas parties; (2) critical information infrastructure operators and data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas parties since January 1 of the previous year, provide personal information to overseas parties; and (4) other scenarios required by the CAC to apply for security assessments are met. In addition, these measures require data processors to carry out self-assessments of risks of providing data to overseas parties before applying to the CAC for security assessments.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to the regulations in force at the time. The Combined Company will not be immediately subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since it will not have over one million users’ personal information, which or collect more than one million users’ information in the foreseeable future, which collection (if it were conducted) would subject the combined company to the Cybersecurity Review Measures; and also would not be subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since the combined company will not have over one million users’ personal information and do not collect data that affects or may affect national security and would not likely collect over one million users’ personal information or data that affects or may affect national security in the foreseeable future, that would otherwise subject us to the Network Data Security Administration Draft.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules — Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises published by CSRC on its official website on February 17, 2023, companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing.

Because Combined Company had not obtained the approval from the SEC and Nasdaq for the Business Combination prior to March 31, 2023, Huajin believes that in accordance with the abovementioned guidance and rules, it shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of Combined Company’s securities on Nasdaq. Huajin has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, Huajin has not completed the filing procedures with the CSRC. If Huajin fails to complete required filing procedures for the Business Combination and the listing of Combined Company’s securities on Nasdaq, the Business Combination may not be consummated. As of the date of this proxy statement/prospectus, other than correspondence with the CSRC in connection with the CSRC filing procedures, Huajin has not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this Business Combination. As the Overseas Listing Trial Measures was newly published and there is uncertainty with respect to the filing requirements and their implementation, Huajin cannot be sure that it will be able to complete such filing in a timely manner or at all. Any failure or perceived failure by Huajin to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against Huajin and could materially hinder its ability to consummate the Business Combination. OAKU, Merger Sub and Huajin will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC approval under the Overseas Listing Trial Measures, even if the securityholders of OAKU have approved the Business Combination in the extraordinary general meeting. See “Risk Factors — Risks Related to Doing Business in Greater China — As some of our operations are conducted in China, recent regulatory developments in China, including an intent indicated by the Chinese governmental authorities to exert more oversight over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may subject Huajin to additional regulatory review or otherwise restrict or hinder Huajin’s ability to offer securities and raise capital outside the PRC, all of which could materially affect Huajin’s business and cause the value of Huajin’s securities to significantly decline or be worthless.”

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e. be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by Huajin to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in Huajin being held legally liable by competent authorities.

Many aspects of Huajin’s business depend on obtaining and maintaining licenses, approvals, permits or qualifications from PRC regulators. Obtaining such approvals, licenses, permits or qualifications depends on Huajin’s compliance with regulatory requirements. PRC regulatory authorities also have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement laws and regulations. Based on PRC laws and regulations currently in effect and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC Subsidiaries have obtained the following licenses and approvals necessary to operate in China as of the date of this proxy statement/prospectus: (1) each of the PRC Subsidiaries has obtained a business license; (2) Shaanxi QianXiang has obtained the certificate of second-class medical device operation and commercial franchise enterprise record filing; (3) LeLingKang has obtained the food operation license. Apart from these licenses and approvals, the PRC Subsidiaries and the Affiliated Entities may not be able to maintain existing licenses, permits and approvals and the government authorities may subsequently require the PRC Subsidiaries and the Affiliated Entities to obtain any additional licenses, permits and approvals. If the PRC Subsidiaries fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Subsidiaries are required to obtain such permissions or approvals in the future, the PRC Subsidiaries may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC Subsidiaries may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact Huajin. See “Risk Factors — Risks Related to Doing Business in Greater China — Because some of our operations are in China, our business is subject to a certain degree of complex and rapidly evolving laws and regulations there. Regulatory or other governmental bodies may exercise significant oversight over the conduct of our business in People’s Republic of China (the “PRC”), which could result in a material change in our operations following the Business Combination and/or the value of our securities.”

Dividend Distribution and Taxation:    In light of Huajin’s holding company structure, Huajin’s, and following the Business Combination, Combined Company’s ability to pay dividends to the shareholders, and to service any debt Huajin may incur, may depend upon dividends paid by Shaanxi WFOE and Beijing WFOE (“WFOEs”) to Huajin, despite that Huajin may obtain financing at the holding company level through other methods. However, the WFOEs in China are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to Huajin, which, if failed, may restrict their ability to pay dividends or make payment to Huajin and Combined Company following the Business Combination. Under PRC laws and regulations, WFOEs are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, WFOEs are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of such restrictions under PRC laws and regulations, Huajin’s PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to Huajin either in the form of dividends, loans or advances. As of the date of this proxy statement/prospectus, none of Combined Company, Huajin and its subsidiaries has made any dividends or distributions to their respective shareholder(s), including any U.S. investors, nor do they have any present plan to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the respective board of Combined Company and Huajin. As of the date of this proxy statement/prospectus, none of Huajin, Combined Company, and WFOEs intends to distribute earnings. Combined Company and Huajin are not subject to any restrictions under Cayman Islands law on dividend distribution to their shareholders.

Subject to the “passive foreign investment company” rules and following the Business Combination, the gross amount of any distribution that Combined Company makes to a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) with respect to the Class A Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of Combined Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Foreign Exchange Restriction:    Huajin, and the PRC Subsidiaries are, and following the Business Combination, Combined Company will be subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government imposes controls on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between Huajin and Combined Company following the Business Combination, its subsidiaries, or the investors. Under PRC laws and regulations, the PRC Subsidiaries are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to Huajin and Combined Company. Remittance of dividends by the PRC Subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of the PRC Subsidiaries in which neither Huajin nor Combined Company have legal ownership. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Huajin and its Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to the Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions on Huajin and Combined Company following the Business Combination, and its subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — Government regulation of currency conversion of and regulations on loans to, and direct investment in, PRC entities by offshore holding companies may delay us from making loans or additional contributions to our PRC subsidiaries, which could restrict our ability to utilize the proceeds from the Business Combination effectively and affect our ability to fund and expand our business.”

Transfer of Cash and Asset:    Cash may be transferred within the group in the following manner: (1) Combined Company or Huajin may transfer funds to Combined Company’s or Huajin’s subsidiaries, including the PRC Subsidiaries, by way of capital contributions, inter-group advances or loans; (2) Combined Company’s or Huajin’s subsidiaries, including WFOEs, may make dividends or other distributions to Combined Company or Huajin; (3) Combined Company’s or Huajin’s PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. Cash is transferred within the group to satisfy working capital requirement of the respective operating entities, and is managed by Huajin’s finance department based on fund control policy and procedure. As of the date of this proxy statement/prospectus, no transfers, dividends or distributions have been made among Combined Company, Huajin, and its subsidiaries, or to investors; and no other cash flows and transfers of other assets by type have occurred between Combined Company, Huajin, and its PRC Subsidiaries. As an offshore holding company, Huajin and Combined Company following the Business Combination may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC Subsidiaries, in each case subject to the satisfaction of applicable regulatory requirements. See “— Dividend Distribution and Taxation” and “— Foreign Exchange Restriction.”

To vote its public shares or OAKU Ordinary Shares (as the case may be) at the special meeting on the Business Combination Proposal (as defined in Proposal No. 1 of this proxy statement), a shareholder must be entered in the register of members of the Company as a shareholder (hereinafter a “Member”) as of __________, 2024, the record date for the extraordinary general meeting (the “Record Date”). Accordingly, if you purchase public shares after the Record Date you will not be able to redeem your shares upon consummation of the Business Combination unless you either (i) have a written agreement from the seller/transferor of the public shares whereby the seller/transferor agrees to vote the shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the public shares held in record name of the seller/transferor and must actually vote such public shares on the Business Combination Proposal.

As of [•], 2024, there was $[        ] in marketable securities in OAKU’s trust account. On __________, 2024, the Record Date for the extraordinary general meeting of shareholders, the closing price of OAKU’s Ordinary Share was $_________. As of __________, 2024, $______________ of cash was held outside of the trust account and was available for working capital purposes. As of ____, 2024, 4,600,479 Class A ordinary shares, par value $0.0001 per share, and 1,437,500 Class B ordinary shares, par value $0.0001 per share, were issued and outstanding, respectively. Presently, our initial shareholders beneficially own approximately 29.5% of the issued and outstanding Ordinary Shares of the Company (including holdings of 1,437,500 of our Class B Ordinary Shares issued to our initial shareholders and 343,125 Class A Ordinary Shares purchased by our Sponsor at the time of our initial public offering) while our unaffiliated public shareholders own approximately 70.5% of the issued and outstanding Ordinary Shares of the Company. Because of the ownership block held by our founders, officers and directors, such individuals may be able to effectively exercise influence over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions other than approval of our initial business combination. Each of our initial shareholders, including our sponsor, representing ownership of approximately 29.5% of our issued and outstanding shares have agreed and are contractually obligated to vote their shares in favor of our initial business combination. While we cannot guarantee the actions of such shareholders in conjunction with their voting of their shares we are confident as of the time of this prospectus and proxy statement that all of our initial shareholders will vote in favor of our proposed business combination with Huajin.

Upon the completion of our initial business combination, our financial advisor Asian Legend International Investment Holding Limited (“AsianLegend”) will be entitled to a fee, payable in our fully converted Class A Ordinary Shares of 5% of the total share consideration payable to Huajin, which, subject to final net debt considerations of Huajin, is expected to equal 1,187,406 Class A Ordinary Shares. In the event of no redemption of Class A Ordinary Shares held by our public shareholders, this fee will result in AsianLegend owning 3.5%, and in the event of full redemption of Class A Ordinary Shares held by our public shareholders, 4.2% of our total issued and outstanding shares upon the closing of our business combination with Huajin. Because the shares payable to Huajin are conditioned on the success of an initial business combination, AsianLegend is incentivized to assist us in completing an initial business combination and their interests may thus conflict with ours.

Each shareholder’s vote is very important. Whether or not you plan to attend the OAKU extraordinary general meeting in person, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the OAKU extraordinary general meeting. Voting by proxy will not prevent a shareholder from voting in person at the extraordinary general meeting if such shareholder subsequently chooses to attend the OAKU special meeting.

We encourage you to read this proxy statement carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 47.

OAKU’s Board of Directors unanimously recommends that OAKU shareholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

Lixin Zheng
Chief Executive Officer
Oak Woods Acquisition Corporation

_______________, 2024

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about OAKU that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by OAKU with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Solicitation Agent:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: OAKU.info@investor.morrowsodali.com

Stock Transfer Agent

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

If you would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before OAKU’s extraordinary general meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about OAKU and Huajin. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither OAKU, Huajin nor the Merger Sub has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/prospectus, or the context otherwise requires:

•        Unless noted otherwise, references to “OAKU,” “we,” “us” or “our Company” refer to Oak Woods Acquisition Corporation, a Cayman Islands exempted company both prior to and after our proposed business combination.

•        References to “Merger Sub” in this proxy statement/prospectus refer to Oak Woods Merger Sub Inc., a Cayman Islands company and wholly-owned subsidiary of OAKU.

•        References to “Huajin” refer to Huajin (China) Holdings Limited, a Cayman Islands exempted holding company and, in the context of describing its operation and business, its subsidiaries.

•        References to “U.S. Dollars” and “$” refer to the legal currency of the United States.

Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this proxy statement/prospectus were made at a rate of RMB7.10 to US$1.00 for the fiscal year ended December 31, 2022 and a rate of RMB7.11 to US$1.00 for the fiscal year ended December 31, 2023.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF
OAK WOODS ACQUISITION CORPORATION SHAREHOLDERS

To Be Held on ______________, 2024

To: Oak Woods Acquisition Corporation shareholders:

An extraordinary general meeting of shareholders of Oak Woods Acquisition Corporation (“OAKU will be held on [•], 2024, at 11:00 a.m., Eastern time at [•] (the “extraordinary general meeting”). You are cordially invited to attend the extraordinary general meeting to consider and, if thought fit, approve the following items of business:

•        To approve, as an Ordinary Resolution, the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin, Shareholders’ Representative and Merger Sub entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative (as amended from time to time), and the transactions contemplated thereby, and to authorize the directors and officers of the Company to undertake all such matters and do all such things as may be required to give effect to the Business Combination. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

•        To approve as a Special Resolution, that upon completion of the Business Combination (i) the name of the Company be changed to “Huajin Health Group Company Limited” from “Oak Woods Acquisition Corporation”; (ii) clause 1 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 1 “The name of the Company is Huajin Health Group Company Limited”; (iii) the reclassification and redesignation of all of the currently authorized and issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 Class A Ordinary Shares and 0 preference shares shall be issued and outstanding (the “Class B to Class A Re-classification”); (iv) contemporaneously with the Class B to Class A Re-classification, the reclassification and redesignation of all of the authorized and issued and outstanding Class A Ordinary Shares into ordinary shares of the Company on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”) and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 ordinary shares and 0 preference shares shall be issued and outstanding; (v) clause 5 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 5 “The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each”; (vi) the Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex C, reflecting the foregoing resolutions and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination be adopted in substitution for and to the exclusion of, the existing memorandum and articles of association of the Company; and (vii) the registered office provider and company secretary be authorized to undertake all such matters, including making all such filings with the Registrar of Companies in the Cayman Islands, as may be required to give effect to this resolution. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 2.”

•        To approve, as an ordinary resolution, the issuance of Class A Ordinary Shares constituting more than 20% of the issued and outstanding Class A Ordinary Shares of OAKU pursuant to the terms of the Merger Agreement (as amended) (including shares issued to former security holders of Huajin and

i

shares issued to the advisor of Business Combination, AsianLegend) and any private placement in connection with the Backstop Commitment, as required by Listing Rules 5635(a), (b), and (d) of the Nasdaq Capital Market. This proposal is referred to as the “Nasdaq 20% Proposal” or “Proposal No. 3.”

•        To approve, as a resolution of the holders of the Class B Ordinary Shares, the election of each of Xuehong Li, Lixin Zheng, Lauren Simmons, Mitchell Cariaga and Yadan Bai to serve as directors on the Company’s board of directors (the “Board”) effective from the completion of the Business Combination until the next annual meeting of shareholders or until their successors are elected and qualified. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 4.”

•        To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event OAKU does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 5.”

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Merger Agreement, and as Annex D, a copy of the First Amendment, and Exhibit 2.5 reflecting the Amendment to the First Amended Merger Agreement, entered solely with respect to extending the time agreed by the parties to complete the merger to March 28, 2025. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements of the Company and Huajin.

Proposals 1 through 5 are sometimes collectively referred to herein as the “Proposals.” Unless waived by the parties to the Merger Agreement, the closing of the Business Combination is conditioned upon the approval by our shareholders of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq 20% Proposal, and the Director Election Proposal (collectively, the “Condition Precedent Proposals”), and the satisfaction to the Company and Huajin of all closing conditions contained in the Merger Agreement. Further, the Charter Amendment Proposal, the Nasdaq 20% Proposal and the Director Election Proposal are all conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective.

It is important for you to note that in the event that the Business Combination Proposal is not approved or if the parties are not able to satisfy all closing conditions at the time of closing, as described in detail in the Merger Agreement, then OAKU will not consummate the Business Combination. If OAKU does not consummate the Business Combination and fails to complete an initial business combination by March 28, 2025 OAKU will be required to dissolve and liquidate.

As of [•], 2024, there were 4,600,479 Class A Ordinary Share of OAKU and 1,437,500 Class B Ordinary Share of OAKU issued and outstanding and entitled to vote. Only OAKU shareholders who hold Ordinary Shares of record as of the close of business on [•], 2024 are entitled to vote at the extraordinary general meeting or any adjournment of the extraordinary general meeting. This proxy statement is first being mailed to shareholders on or about [•], 2024.

To better meet pandemic prevention measures and practical needs, after careful consideration, Oak Woods has determined that the extraordinary general meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. You or your proxyholder will be able to attend the virtual extraordinary general meeting online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit questions during the extraordinary general meeting by visiting ______________ and using a control number assigned by Continental Stock Transfer & Trust Company, our Transfer Agent, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the extraordinary general meeting by dialing +1-______________ (toll-free within the U.S. and Canada) or +1-______________ (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is ______________#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the extraordinary general meeting by means of remote communication. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. The record date for the extraordinary general meeting is _______________ 2024 (the “Record Date”). Only shareholders of record at the close of business on that date may attend and vote at the extraordinary general meeting or any adjournment thereof. A complete list of our shareholders of record entitled to attend and vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

The approval of the Business Combination Proposal, the Nasdaq 20% Proposal and the Adjournment Proposal will each require an Ordinary Resolution, being a resolution passed by a simple majority of the shareholders entered in the register of members of the Company as shareholders of the Company (hereinafter the “Members”) as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Charter Amendment Proposal requires a Special Resolution, being a resolution passed by a majority of at least two-thirds of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The approval of the Director Election Proposal requires a resolution of the holders of the Class B Ordinary Shares by an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The presence in person or by proxy of holders of at least one-third of the outstanding OAKU Ordinary Shares entitled to vote at the extraordinary general meeting is necessary to constitute a quorum at the extraordinary general meeting. A shareholder who fails to attend, in person or by proxy, will not be counted towards the number of Ordinary Shares required to validly establish a quorum. If you are a beneficial owner (as defined below) of the Company’s Ordinary Shares and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present at the extraordinary general meeting for purposes of determining whether a quorum exists.

Our Board unanimously recommends that you vote “FOR” each of these proposals and “FOR” each of the director nominees.

OAKU currently has authorized share capital of US$55,500 divided into 500,000,000 Class A Ordinary Shares, of which 4,600,479 are issued and outstanding, with a par value of $0.0001 per share, 50,000,000 Class B Ordinary Shares, of which 1,437,500 are issued and outstanding, with a par value $0.0001 per share, and 5,000,000 preference shares with a par value of $0.0001 per share, none of which are issued or outstanding. Other than 6,093,125 Class A Ordinary Shares issuable upon the exercise of outstanding warrants and 1,015,521 Class A Ordinary Shares issuable upon the exchange of outstanding rights (including Public Rights and Private Rights), no other shares or other voting securities of the SPAC are currently issued, reserved for issuance or outstanding.

Holders of OAKU’s Class A Ordinary Share will not be entitled to appraisal rights under Cayman Islands law in connection with the Business Combination and any other Proposal.

Pursuant to Oak Woods’s current Amended and Restated Memorandum and Articles of Association, we are providing our public shareholders (other than the Sponsor, Officers or Director) with the opportunity to redeem, upon the Closing, Class A Ordinary Shares of OAKU then held by them (sometimes referred to as the “public shares”) for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the trust account and not previously released by us to pay our taxes, divided by the number of then issued public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission that we will pay to the underwriters of our initial public offering (“IPO”) or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in our trust account of $[•] as of [•], 2024, the estimated per share redemption price would have been approximately $[•], net of taxes payable. Public shareholders may elect to redeem their OAKU Shares even if they vote for the Business Combination.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants (the “public warrants”) prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 5:00 p.m., Eastern time, on [•], 2024, (a) submit a written request to the Transfer Agent, that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically through the DTC DWAC (Deposit/Withdrawal at Custodian) System.

To vote its public shares on the Business Combination Proposal at the extraordinary general meeting, a shareholder must be a shareholder as of _____________ 2024, the Record Date for the extraordinary general meeting. Accordingly, if you purchase public shares after the Record Date you will not be able to redeem your shares upon consummation of the Business Combination unless you have either (i) have a written agreement from the seller/transferor of the public shares whereby the seller/transferor agrees to vote the shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the public shares held in record name of the seller/transferor and must actually vote such public shares on the Business Combination Proposal.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until two (2) days prior to the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

No public shareholder, acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. We have no specified maximum redemption threshold under the Amended and Restated Articles of Association, other than the aforementioned 15% threshold. Every Class A Ordinary Share that is redeemed by our public shareholders will reduce the amount in our trust account, which held marketable securities with a fair value of $[•] as of [•], 2024. The Merger Agreement provides that Huajin’s obligation to consummate the business combination is conditioned on at least $[•] in cash remaining at the trust account after redemptions by our public shareholders. This condition to closing in the Merger Agreement is for the sole benefit of the parties thereto and may be waived in writing by Huajin. If, as a result of redemptions of public shares by our public shareholders, this condition is not met (or waived), then Huajin may elect not to consummate the Business Combination. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public shareholders exercise their redemption rights with respect to public shares.

Whale Bay International Company Limited, which is the sponsor of OAKU (the “Sponsor”), our officers and directors, our advisory firm Space Frontier Investment Holding Limited, and our former CEO Fen Zhang, have agreed to waive their redemption rights (if any) with respect to any public shares they may hold in connection with the consummation of the Business Combination, and the Class A Ordinary Shares and Class B Ordinary Share held by them will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns approximately 20% of our issued and outstanding Ordinary Shares. The Sponsor and our directors and officers have agreed to vote all Class A Ordinary Shares and Class B Ordinary Shares owned by them in favor of the Business Combination. Our Initial Shareholders, including the sponsor, agreed to waive their redemption rights with respect to founder shares and any public securities they may acquire during or after the IPO in connection with the consummation of a Business Combination to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon each Initial Stockholder. No additional consideration was provided in exchange for these agreements.

Whether or not you plan to attend the extraordinary general meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the extraordinary general meeting. If you fail to return your proxy card and do not attend the meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. You may revoke a proxy at any time before it is voted at the extraordinary general meeting by executing and returning a proxy card dated later than the previous one, by attending the extraordinary general meeting in person and casting your vote by ballot or by submitting a written revocation that is received by us before we take the vote at the extraordinary general meeting to Oak Woods Acquisition Corporation, 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada; telephone: (+1) 403-561-7750. If you hold your shares through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding revocation of proxies.

OAKU’s Board of Directors unanimously recommends that OAKU shareholders vote “FOR” approval of each of the Proposals.

By order of the Board of Directors,
/s/ Lixin Zheng
Lixin Zheng Chief Executive Officer and Chairman of the Board

v

		Page
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR OAKU SHAREHOLDERS		1
DELIVERY OF DOCUMENTS TO OAKU’S SHAREHOLDERS		13
SUMMARY OF THE PROXY STATEMENT		14
TRADING MARKET AND DIVIDENDS		46
RISK FACTORS		47
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS		103
EXTRAORDINARY GENERAL MEETING OF OAKU SHAREHOLDERS		104
TAXATION		111
PROPOSAL NO. 1 THE BUSINESS COMBINATION PROPOSAL		121
THE MERGER AGREEMENT		146
PROPOSAL NO. 2 THE CHARTER AMENDMENT PROPOSAL		164
PROPOSAL NO. 3 THE NASDAQ 20% SHARE ISSUANCE PROPOSAL		166
PROPOSAL NO. 4 THE DIRECTOR ELECTION PROPOSAL		168
PROPOSAL NO. 5 THE ADJOURNMENT PROPOSAL		169
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION		170
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HUAJIN		177
COMPARATIVE SHARE INFORMATION		179
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HUAJIN FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023 AND 2022		182
INFORMATION ABOUT HUAJIN		206
SELECTED HISTORICAL FINANCIAL INFORMATION OF OAKU		235
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OAKU FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023 THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD FROM MARCH 11, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022		236
OAKU’S BUSINESS		243
DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE		247
HUAJIN’S DIRECTORS AND EXECUTIVE OFFICERS		256
DESCRIPTION OF SECURITIES		261
ANTI-MONEY LAUNDERING — CAYMAN ISLANDS		276
DATA PROTECTION — CAYMAN ISLANDS		277
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT PRIOR TO THE BUSINESS COMBINATION		279
SECURITY OWNERSHIP OF THE COMBINED COMPANY AFTER THE BUSINESS COMBINATION		282
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS		284
DESCRIPTION OF OAKU’S SECURITIES		287
EXPERTS		302
SHAREHOLDER PROPOSALS AND OTHER MATTERS		302
WHERE YOU CAN FIND ADDITIONAL INFORMATION		303
Annex A

Merger Agreement and Plan of Reorganization dated August 11, 2023 by and among, Huajin (China) Holdings Limited, Xuehong Li as Representative of the shareholders of the Huajin (China) Holdings Limited, Oak Woods Acquisition Corporation and Oak Woods Merger Sub Inc.

		A-1
Annex B	Form of Registration Rights Agreement	B-1
Annex C	Form of Amendment to Amended and Restated Memorandum and Articles of Association of OAKU	C-1
Annex D	First Amendment dated June 26, 2024 to Merger Agreement and Plan of Reorganization	D-1
Annex E	Backstop Agreement dated June 26, 2024	E-1

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR OAKU SHAREHOLDERS

Q:     What is the purpose of this document?

A:     Oak Woods Acquisition Corporation, a Cayman Islands exempted company, Huajin and Merger Sub, have agreed to a Business Combination under the terms of a Merger Agreement, dated as of August 11 2023, by and among OAKU, the Merger Sub, the Shareholders’ Representative and Huajin, as amended by the First Amendment. Under the terms of the Business Combination, Merger Sub will merge with and into Huajin, with Huajin surviving the merger. As a result, Huajin will be a wholly-owned subsidiary of OAKU. The former securityholders of Huajin will receive OAKU Class A Ordinary Shares. The transaction is intended to be a “reverse triangular merger” and qualify as a tax-free exchange under Section 368(b) of the Internal Revenue Code (the “Code”). The consummation of the transactions contemplated by the Merger Agreement, are referred to collectively as the Business Combination and the proposal to approve the Business Combination is referred to as the “Business Combination Proposal”. The Merger Agreement is attached to this proxy statement as Annex A, the First Amendment is attached to this proxy statement as Annex D, and both the Merger Agreement and First Amendment are incorporated into this proxy statement by reference. You are encouraged to read this proxy statement, including “Risk Factors” and all the annexes hereto, as well as both the Merger Agreement and the First Amendment to the Merger Agreement. Changes between the Merger Agreement and the First Amendment to the Merger Agreement include in their totality only the extension of the date to complete our merger with Huajin under Section 12 of that Agreement pursuant to our agreement with Huajin dated March 23, 2024 to specifically modify that deadline as filed in our 8-K Current Report on March 28, 2024 and modification of the language of the Merger Agreement to ensure the parties ability to close the business combination without being compelled to complete a PIPE investment prior to the closing of the transaction. On October 8, 2024, the parties entered into an agreement, again amending Section 12 the Second Amendment to the Merger Agreement to extend the date by which the parties mutually agreed to complete the Business Combination to March 28, 2025.

The units (the “OAKU Public Units”) that were issued in OAKU’s initial public offering (“Initial Public Offering” or the “IPO”) each consist of one OAKU Class A Ordinary Share, par value $0.0001 per share (the “OAKU Shares”), one redeemable warrant (“OAKU Warrants”) to purchase one OAKU Share, and rights (“OAKU Rights”) to acquire 1/6th of an OAKU Share. The OAKU Warrants entitle the holder thereof to purchase one OAKU Share for $11.50 per full OAKU Share. Simultaneously with the consummation of the Initial Public Offering completed on March 28, 2023, we consummated the private placement of an aggregate of 343,125 private units, which were sold and issued to our sponsor, Whale Bay International Company Limited (“Sponsor”) (the “OAKU Private Units”). The OAKU Private Units are identical to the OAKU Public Units sold in the Initial Public Offering, except that the OAKU Private Units, so long as they are held by our sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not (including the Class A ordinary shares issuable upon exercise of these OAKU private rights contained in the OAKU Private Units (the “Private Rights”)), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. Additionally, the private warrants contained in the OAKU Private Units (the “Private Warrants”) will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. OAKU shareholders (except for our Sponsor, OAKU’s officers and directors, our former CEO Fen Zhang and our advisor, Space Frontier Investment Holding Limited, collectively, our “Initial Shareholders”) will be entitled to redeem their OAKU Shares for a pro rata share of the trust account that holds the proceeds of our initial public offering that closed on March 28, 2023 (the “trust account”) (currently anticipated to be no less than approximately $10.175 per share for shareholders) net of taxes payable. There are no recent price changes for our ordinary shares that would affect the ability of, or terms pursuant to which, our shareholders to redeem their warrants. Specifically, the market price of our ordinary shares has not to date exceeded, or approached, the $18.00 minimum threshold price activity that would permit us to redeem our public warrants.

The OAKU Public Units, OAKU Shares, OAKU Warrants and OAKU Rights are currently listed on the Nasdaq Capital Market. Only holders of OAKU Shares are receiving this proxy statement and are entitled to vote on the Proposals.

We are required under our Amended and Restated Memorandum and Articles of Association and the rules of the Nasdaq Stock Market Inc. to obtain approval of our shareholders for the Business Combination and other matters described herein. This proxy statement contains important information as required under the rules and regulations of the Securities and Exchange Commission (the “SEC”) about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting of OAKU shareholders. You should read it carefully.

Q:     What is being voted on?

A:     Below are the proposals on which OAKU shareholders are being asked to vote:

•        To approve, as an Ordinary Resolution, the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin, Shareholders’ Representative and Merger Sub entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative (as amended from time to time), as amended, and the transactions contemplated thereby, and to authorize the directors and officers of the Company to undertake all such matters and do all such things as may be required to give effect to the Business Combination. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

•        To approve as a Special Resolution, that [upon completion of the Business Combination] (i) the name of the Company be changed to “Huajin Health Group Company Limited” from “Oak Woods Acquisition Corporation”; (ii) clause 1 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 1 “The name of the Company is Huajin Health Group Company Limited”; (iii) the reclassification and redesignation of all of the currently authorized and issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which [7,530,625] Class A Ordinary Shares and 0 preference shares shall be issued and outstanding (the “Class B to Class A Re-classification”); (iv) contemporaneously with the Class B to Class A Re-classification, the reclassification and redesignation of all of the authorized and issued and outstanding Class A Ordinary Shares into ordinary shares of the Company on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 ordinary shares and 0 preference shares shall be issued and outstanding; (v) clause 5 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 5 “The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each”; (vi) the Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex C, reflecting the foregoing resolutions and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination be adopted in substitution for and to the exclusion of, the existing memorandum and articles of association of the Company; and (vii) the registered office provider and company secretary be authorized to undertake all such matters, including making all such filings with the Registrar of Companies in the Cayman Islands, as may be required to give effect to this resolution. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 2.”

•        To approve, as an ordinary resolution, the issuance of Class A Ordinary Shares constituting more than 20% of the issued and outstanding Class A Ordinary Shares of OAKU pursuant to the terms of the Merger Agreement (including shares issued to former security holders of Huajin and shares issued to the advisor of Business Combination, AsianLegend) and any private placement in connection with the Backstop Commitment, as required by Listing Rules 5635(a), (b), and (d) of the Nasdaq Capital Market. This proposal is referred to as the “Nasdaq 20% Proposal” or “Proposal No. 3.”

•        To approve, as a resolution of the holders of the Class B Ordinary Shares, the election of each of Xuehong Li, Lixin Zheng, Lauren Simmons, Mitchell Cariaga and Yadan Bai to serve as directors on the Company’s board of directors (the “Board”) effective from the completion of the Business Combination until the next annual meeting of shareholders or until their successors are elected and qualified. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 4.”

•        To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event OAKU does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 5.”

Q:     Are the proposals conditioned on one another?

A:     Yes. The Business Combination is conditioned on the approval of the Condition Precedent Proposals at the extraordinary general meeting, as well as satisfaction of all closing conditions under the Merger Agreement. It is important for you to note that if the Condition Precedent Proposals do not receive the requisite vote for approval and are not waived by the parties to the Merger Agreement, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 28, 2025, or further extend the deadline for us to consummate an initial business combination by shareholder vote, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public shareholders.

Q:     What is the consideration being paid to Huajin securityholders?

A:     We estimate that the Huajin securityholders will receive approximately 23,748,128 OAKU Shares, assuming that Huajin has estimated net closing debt of $12,518,718. Of such estimated number of OAKU Shares to be issued, we estimate that will issue approximately 5% of the Purchaser Merger Shares issuable to the Escrow Participant, Xuehong Li, the founder of Huajin, as defined in the Merger Agreement (as amended) will be placed in escrow for a period of up to twelve (12) months to provide for indemnification claims which may be brought by OAKU as described in the section entitled “The Merger Agreement”. However, in accordance with the terms of the Merger Agreement, in the event that the closing net debt of Huajin is different from the assumption stated above, and some or all of the vested options of Huajin are exercised with cash, the allocation of the OAKU Shares issuable to the Huajin securityholders will change.

Q:     Following the closing of the Business Combination, what percentage of the combined company will the former OAKU public shareholders own?

A:     Assuming the maximum redemption of our public shares, a closing net debt of $12,518,718, our receipt of the full $5,000,000 in cash proceeds from the Backstop Investor pursuant to the Backstop Agreement, and the issuance of OAKU Shares upon the conversion of the OAKU Rights, automatic conversion of all issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, we anticipate that upon completion of the Business Combination, the ownership of the outstanding Class A Ordinary Shares of OAKU of the post-Business Combination company will be approximately as follows:

•        OAKU public shareholders (which excludes our Initial Shareholders and the Backstop Investor) will own 0 OAKU Class A Ordinary Shares, which will represent approximately 0% of our ordinary shares and 0% of the voting power of our ordinary shares;

•        Our holders of OAKU Public Rights will own 958,333 OAKU Class A ordinary shares, which will represent approximately 3.4% of our Ordinary Shares and 3.4% of the voting power of our Ordinary Shares;

•        Our Initial shareholders (including the Sponsor) will own 1,837,813 OAKU Class A Ordinary Shares, which will represent approximately 6.5% of our Ordinary Shares and 6.5% of the voting power of our Ordinary Shares;

•        Huajin former shareholders, will own approximately 23,748,128 OAKU Class A Ordinary Shares, which will represent approximately 84.1% of our Ordinary Shares and 84.1% of the voting power of our Ordinary Shares;

•        the advisor to the Business Combination, AsianLegend, will own approximately 1,187,406 OAKU Class A Ordinary Shares, which will represent approximately 4.2% of our Ordinary Shares and 4.2% of the voting power of our Ordinary Shares; and

•        the Backstop Investor will own 500,000 OAKU Class A Ordinary Shares, which will represent approximately 1.8% of our Ordinary Shares and 1.8% of the voting power of our Ordinary Shares (assuming that $5,000,000 of OAKU Class A Ordinary Shares are subscribed for in the Backstop Commitment).

The ownership percentages with respect to the post-Merger company following the Business Combination set forth above do not take into account: (a) OAKU Warrants to purchase 5,750,000 OAKU Class A Ordinary Shares that will remain issued and outstanding and are held by our public shareholders; (b) Private Warrants to purchase 343,125 OAKU Class A ordinary shares held by our Sponsor; and (c) any reductions in the compensation to be paid to the Huajin securityholders pursuant to the terms of the Merger Agreement: but does include an aggregate of 1,015,521 Class A Ordinary Shares issuable upon the exchange of outstanding rights (including Public Rights and Private Rights), which will be automatically converted into OAKU Shares at the Closing of the Business Combination on the basis of 1/6th OAKU Share for each outstanding OAKU Right. If the actual facts are different than these assumptions, the percentage ownership retained by our public shareholders following the Business Combination will be different. The numbers of OAKU Shares and percentage interests set forth above are based on a number of additional assumptions, including that Huajin does not issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.

After giving effect to the exercise and conversion of all securities, ownership and voting control of our Initial shareholders will be as follows:

	Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024(1)			Assuming 50% Redemptions(2)			Assuming Maximum Redemptions(3)
	Shares	Ownership %	Voting %	Shares	Ownership %	Voting %	Shares	Ownership %	Voting %
Sponsor and affiliates(4)	1,837,813	5.7%	5.7%	1,837,813	6.0%	6.0%	1,837,813	6.5%	6.5%
OAKU Public Shareholders	4,257,354	13.1%	13.1%	2,128,677	7.0%	7.0%	0	0	0
Holders of OAKU Public Rights	958,333	2.9%	2.9%	958,333	3.2%	3.2%	958,333	3.4%	3.4%
Huajin former shareholders(5)	23,748,128	73.1%	73.1%	23,748,128	78.3%	78.3%	23,748,128	84.1%	84.1%
AsianLegend	1,187,406	3.7%	3.7%	1,187,406	3.9%	3.9%	1,187,406	4.2%	4.2%
Backstop Investor	500,000	1.5%	1.5%	500,000	1.6%	1.6%	500,000	1.8%	1.8%

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(1)      This presentation assumes no additional holders of our Class A Ordinary Share exercise their redemption rights with respect to their redeemable Class A Ordinary Share upon the Closing.

(2)      This presentation assumes the 50% redemption of our public shares resulting in no assets in our trust account.

(3)      This presentation assumes the maximum redemption of our public shares resulting in no assets in our trust account.

(4)      Holdings of the listed category of shareholder consists of the initial shares held by the Sponsor, our current and former officers and directors, private shareholders, and our advisor in our IPO, Space Frontier Investment Holding Limited.

(5)      Assumes Closing Net Debt of $12,518,718

Assuming, except for 1,492,646 ordinary shares redeemed by OAKU’s public shareholders in September 2024, no further redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $339,816,800 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $237,481,300 at an assumed price of $10.00 per share.

Assuming 50% redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $311,066,800 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $237,481,300 at an assumed price of $10.00 per share.

Assuming maximum redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $282,316,800 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $237,481,300 at an assumed price of $10.00 per share.

The Backstop Investor is Fortune Woods Investment Holding Limited and is not an affiliate of the Company, our Sponsor, Huajin, or any of the directors, officers, or any affiliates of any of the above.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     Who is the Backstop Investor and what will be their minimum and maximum potential holdings upon the consummation of the transaction?

A:     The Backstop Investor is Fortune Woods Investment Holding Limited and is not an affiliate of the Company, our Sponsor, Huajin, or any of the directors, officers, or any affiliates of any of the above.

The Backstop Investor, together with its designees or affiliates, are providing the Backstop Commitment.

Assuming no redemptions occur, the Backstop Investor, following completion of the Business Combination, will own a minimum 500,000 publicly registered and unrestricted OAKU Class A Ordinary Shares at $10.00 per share, which will represent an ownership interest of 1.5% in OAKU, and OAKU’s other public shareholders will retain an ownership interest of 16.0% in OAKU.

The backstop agreement is not a “tender offer” as that term is defined under applicable law because: (a) it is a contractual agreement to privately issue shares and is not subject to any active or widespread solicitation to purchase shares of the Company from the public markets; (b) the agreement does not reflect a substantial portion of the Company’s stock because the total post-combination share ownership of the backstop investor would be 500,000 OAKU Class A Ordinary Shares, which will represent approximately 1.8% of our Ordinary Shares and 1.8% of the voting power of our Ordinary Shares (assuming that $5,000,000 of OAKU Class A Ordinary Shares are subscribed for in the Backstop Commitment); (c) the offer to sell the shares of the Company are being made at the same offering price as the last public issuance of stock of the Company and do not represent a discount to the terms most recently offered to any other investors; (d) the terms of the offer are and have been negotiated pursuant to written contract as opposed to a firm offer; (e) the offer to sell shares in the backstop agreement is not contingent on the sale or offer of any fixed number of shares and is (as noted above); (f) the backstop agreement is not limited in terms of any temporal duration and is instead intended as a definite agreement to capitalize the Company, and; (g) while the company does have a particular business interest in furtherance of the sale of its stock in terms of the need to meet minimum equity listing requirements, this is not a definite need and the nature of the backstop agreement does not force the acquisition of a fixed number of shares, rather providing the obligation to acquire at least 5,000,000 shares of the Company, as reduced by such amounts received by the Company in conjunction with any additional PIPE offering and requiring that the same terms offered in any contemplated PIPE financing also be made available to the backstop investor. Second, even if the backstop agreement constituted a tender offer (which it does not for the reasons articulated above) it would remain in compliance with Rule 14e-5 because it is an “excepted activity” as defined thereunder as it is offer made pursuant to contractual obligations as it is (i) a contract entered into before public announcement of any tender offer; (ii) unconditional and binding on both parties; and; (iii) the existence of the contract and all material terms including quantity, price and parties are disclosed in the offering materials.

More information about the Backstop Investor can be found under Backstop on page 148.

Q:     Do any of OAKU’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     OAKU’s directors and officers have interests in the Business Combination that are different from your interests as a shareholder. You should keep in mind the following interests of OAKU’s directors and officers:

In February 2022 and January 2023, prior to our IPO, OAKU issued the Initial Shares of 1,437,500 OAKU Class B Ordinary Shares for an aggregate purchase price of $25,000 and a per share purchase price of .017/share. Our Sponsor currently holds an aggregate of 637,500 OAKU Class B Ordinary Shares. Three (3) of our independent directors currently hold an aggregate of 30,000 OAKU Class B Ordinary Shares and our former CEO, Fen Zhang, currently holds an aggregate of 350,000 OAKU Class B Ordinary Shares, all of which shares were acquired by assignment for the consideration of $1.00/share. Our advisor Space Frontier Investment Holding Limited currently holds an aggregate of 420,000 OAKU Class B Ordinary Shares, which shares were acquired by assignment for the consideration of $1.00/share. In addition, in conjunction with the closing of the Initial Public Offering, the Sponsor purchased 343,125 private units (the “Private Unit”), comprised of (a) one OAKU Class A Ordinary Shares, (b) one warrant to purchase one OAKU Class A Ordinary Shares at an exercise price of $11.50 per share (the “Private Warrants”) and (c) one right to purchase 1/6th of an OAKU Class A Ordinary Shares (the “Private Rights”) at the price of $10.00 per share, the same price as the Class A Ordinary Shares offered in our IPO. Therefore, in light of the amount of consideration paid for the foregoing securities, OAKU’s directors and officers will likely benefit from the completion of the Business Combination even if the Business Combination causes the market price of OAKU’s securities to significantly decrease. The likely benefit to OAKU’s directors and officers may influence their motivation for promoting the Business Combination and/or soliciting proxies for the approval of the Business Combination Proposal. See “Risk Factors — Risks Related to OAKU’s Business as a SPAC — OAKU’s directors and officers may have certain conflicts in determining to recommend the Business Combination with Huajin, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.”

Further, after giving effect to the exercise by OAKU of both three-month extensions provided for in its Amended and Restated Memorandum and Articles of Association and the amendment to its Amended and Restated Memorandum and Articles of Association effective as of March 27, 2023, if OAKU does not consummate the Business Combination by March 28, 2025, OAKU will be required to dissolve and liquidate and the securities held by OAKU’s insiders will be worthless because such holders have agreed to waive their rights to any liquidation distributions.

In addition, AsianLegend acted as financial advisor to OAKU with respect to the Business Combination and will receive a fee from OAKU for its services, a substantial portion of which will become payable only if the Business Combination is consummated and will in part include an issuance of 1,187,406 shares to AsianLegend as consideration, depending on the Closing Net Debt of Huajin without payment of any dollar amount, with the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, between AsianLegend and OAKU. In addition, OAKU has agreed to indemnify AsianLegend for certain liabilities arising out of its engagement. Prior the parties’ entry into the Merger Agreement, AsianLegend did not have any other financial advisory or other significant commercial or investment banking relationships with Huajin.

In addition, the exercise of OAKU’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in OAKU shareholders’ best interests. See “Risk Factors — Risks Related to OAKU’s Business as a SPAC — Because OAKU’s Sponsor and its officers and directors own OAKU Shares and OAKU Warrants which will not participate in liquidation distributions and, therefore, they will lose their entire investment in us and face other financial consequences if the Business Combination is not completed, and they may have a conflict of interest in determining whether the Business Combination is appropriate.”

Q:     When and where is the extraordinary general meeting of OAKU’s shareholders?

A:     The extraordinary general meeting will be held virtually on [•], [•], 2024, at 11:00 a.m., Eastern time at [•]

To better meet pandemic prevention measures and practical needs, the Board determined that the extraordinary general meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for the Company and its shareholders at this time, as it permits shareholders to attend and participate in the extraordinary general meeting while safeguarding the health and safety of the Company’s shareholders, directors and management team. You will be able to attend the extraordinary general meeting online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit your questions during the extraordinary general meeting by visiting ____________________________________. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company, the Company’s Transfer Agent. Additionally, you have the option to listen to the extraordinary general meeting by dialing +1-________________ (toll-free within the U.S. and Canada) or +1-________________ (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is ________________#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the extraordinary general meeting by means of remote communication. The meeting webcast will begin promptly at 11:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time, and you should allow ample time for the check-in procedures. Because the extraordinary general meeting will be a completely virtual meeting, there will be no physical location for shareholders to attend.

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Q:     Who may vote at the extraordinary general meeting of shareholders?

A:     Only holders of record of OAKU Shares as of the close of business on [•], 2024, the Record Date, may attend and vote at the extraordinary general meeting of shareholders. As of the Record Date, there were [•] OAKU Shares issued and outstanding and entitled to vote. OAKU’s Sponsor and Initial Shareholders own an aggregate of 343,125 OAKU Class A Ordinary Shares and an aggregate of 1,437,500 OAKU Class B Ordinary Shares, and have agreed to vote in favor of the Business Combination.

Please see “Extraordinary general Meeting of OAKU shareholders — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the extraordinary general meeting of shareholders?

A:     Shareholders representing one-third of the OAKU Shares issued and outstanding as of the Record Date and entitled to vote at the extraordinary general meeting must be present in person or represented by proxy in order to hold the extraordinary general meeting and conduct business. This is called a quorum. OAKU Shares will be counted for purposes of determining whether there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum. If you are a beneficial owner of OAKU Class A Ordinary Share and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present for purposes of determining whether a quorum exists.

Q:     What vote is required to approve the Proposals?

A:     The approval of the Business Combination Proposal, the Nasdaq 20% Proposal and the Adjournment Proposal will each require an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Charter Amendment Proposal requires a Special Resolution, being a resolution passed by a majority of at least two-thirds of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The approval of the Director Election Proposal requires a resolution of the holders of the Class B Ordinary Shares by an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

As of October 9, 2024, 4,600,479 Class A ordinary shares, par value $0.0001 per share, and 1,437,500 Class B ordinary shares, par value $0.0001 per share, were issued and outstanding, respectively. Presently, our initial shareholders beneficially own approximately 29.5% of the issued and outstanding Ordinary Shares of the Company (including holdings of 1,437,500 of our Class B Ordinary Shares issued to our initial shareholders and 343,125 Class A Ordinary Shares purchased by our Sponsor at the time of our initial public offering) while our unaffiliated public shareholders own approximately 70.5% of the issued and outstanding Ordinary Shares of the Company. Because of the ownership block held by our founders, officers and directors, such individuals may be able to effectively exercise influence over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions other than approval of our initial business combination. Each of our initial shareholders, including our sponsor, representing ownership of approximately 29.5% of our issued and outstanding shares have agreed and are contractually obligated to vote their shares in favor of our initial business combination. While we cannot guarantee the actions of such shareholders in conjunction with their voting of their shares we are confident as of the time of this prospectus and proxy statement that all of our initial shareholders will vote in favor of our proposed business combination with Huajin.

Q:     How will the Initial Shareholders vote?

A:     OAKU’s Sponsor and other Initial Shareholders, who as of the Record Date owned 1,437,500 Initial Shares of an aggregate of OAKU Class B Ordinary Shares, and 343,125 OAKU Class A Ordinary Shares through purchasing the Private Units by the Sponsor, or approximately 29.5% of the issued and outstanding OAKU Class A Ordinary Shares and Class B Ordinary Shares, have agreed, pursuant to a letter agreement dated March 27, 2023 with the underwriter of its IPO, to vote their respective OAKU Shares acquired by them prior to and in conjunction with the Initial Public Offering in favor of each of the Proposals, including the Business Combination Proposal. OAKU’s Sponsor and other Initial Shareholders have also agreed that they will vote any shares they purchase or have purchased in the open market since the Initial Public Offering in favor of each of the other Proposals. While we cannot guarantee the actions of such shareholders in conjunction with their voting of their shares we are confident as of the time of this prospectus and proxy statement that all of our initial shareholders will vote in favor of our proposed business combination with Huajin.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Class A Ordinary Share redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that OAKU redeem your Class A Ordinary Share for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of taxes payable). These rights to demand redemption of OAKU Shares for cash are sometimes referred to herein as redemption rights. If the Business Combination is not completed, then holders of OAKU Shares electing to exercise their redemption rights will not be entitled to receive such payments.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination. Any public shareholder who voted on the Business Combination Proposal and holds shares of OAKU on or before [•], 2024 (two (2) business days before the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

To vote its public shares on the Business Combination Proposal at the extraordinary general meeting, a shareholder must be a shareholder as of [•], 2024, the Record Date. You will not be able to redeem your shares upon consummation of the Business Combination unless you have either (i) have a written agreement from the seller/transferor of the public shares whereby the seller/transferor agrees to vote the shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the public shares held in record name of the seller/transferor and must actually vote such public shares on the Business Combination Proposal.

Q:     Do I have redemption rights?

A:     Shareholders (other than our Initial Shareholders) may redeem their OAKU Shares provided that you own your OAKU public shares when you submit the request in writing to OAKU’s transfer agent to redeem your public shares into cash, you will be able to exercise redemption rights with respect to your public shares. To vote your public shares at the extraordinary general meeting, you must be a shareholder as of the Record Date for the extraordinary general meeting. Accordingly, if you own your public shares on the Record Date but transfer your public shares after the Record Date but before the extraordinary general meeting, you will not be able to exercise redemption rights with respect to your public shares.

If you transfer your shares after the Record Date, but before the extraordinary general meeting, unless the purchaser/transferee obtains from you a proxy to vote those public shares, you would retain your right to vote at the extraordinary general meeting. However, you will not be able to exercise the redemption rights with respect to the public shares because you no longer own such shares.

However, a redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. You may not elect to redeem your shares prior to the completion of the Business Combination.

The OAKU Public Units that were issued in OAKU’s Initial Public Offering, each consist of one OAKU Shares, one redeemable warrant to purchase one OAKU Share, and one right to acquire 1/6 of a OAKU Share. Assuming the Proposed Business Combination closes, OAKU shareholders (except for our Initial Shareholders) who elect their redemption right will be entitled to redeem their OAKU Shares for a pro rata share of the trust account (currently anticipated to be no less than approximately $10.175 per share for shareholders) net of taxes payable.

OAKU’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, individually or together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our Initial Public Offering. Therefore, any persons who hold more than 15% of our shares will not be able to redeem any shares in excess of the 15% limitation.

Q:     How do I exercise my redemption rights?

A:     If you are a public shareholder as of the Record Date and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on _____________, 2024 (two (2) business days before the extraordinary general meeting), that OAKU redeem your shares into cash; and (ii) submit your request in writing to OAKU’s transfer agent, at the address listed at the end of this section and deliver your shares to OAKU’s transfer agent physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two (2) business days before the extraordinary general meeting.

Any corrected or changed written demand of redemption rights must be received by OAKU’s transfer agent no later than two (2) business days before the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days before the extraordinary general meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination. Provided public shareholders own their shares on the Record Date (or obtain a written agreement or proxy from the seller/transferor who owned such shares on the Record Date), any public shareholder who continues to hold such OAKU Shares on or before _____________, 2024 (two (2) business days before the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination).

Any request for redemption, once made, may be withdrawn at any time up to two (2) days prior to the date of the extraordinary general meeting of OAKU shareholders. The actual per share redemption price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of taxes payable), divided by the number of Class A Ordinary Share sold in the Initial Public Offering. Please see the section entitled “Extraordinary general Meeting of OAKU shareholders — Redemption Rights” for more information on the procedures to be followed if you wish to redeem your OAKU Shares for cash.

Q:     How can I vote?

A:     If you were a holder of record OAKU Shares on the Record Date for the extraordinary general meeting of OAKU shareholders, you may vote with respect to the applicable Proposals in person at the extraordinary general meeting of OAKU shareholders via the live webcast, by submitting a proxy by mail so that it is received prior to the time of the meeting, in accordance with the instructions provided to you under “Extraordinary general Meeting of OAKU shareholders.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your bank, broker or other nominee in advance of the extraordinary general meeting to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide your bank, broker or other nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting of OAKU shareholders and vote in person, obtain a proxy from your bank, broker or other nominee.

Q:     If my shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my shares for me?

A:     No. Under the rules of various national securities exchanges, your bank, broker or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your bank, broker or other nominee. OAKU believes the Proposals are non-discretionary and, therefore, your bank, broker or other nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or other nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Proposals. You should instruct your broker to vote your OAKU Shares in accordance with directions you provide.

If your shares are held in “street name” through a broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. Many banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Q:     What if I abstain from voting or fail to instruct my bank, broker or other nominee on how to vote my shares?

A:     OAKU will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the extraordinary general meeting of OAKU shareholders. For purposes of approval, an abstention on any of the Proposals will have the same effect as a vote “AGAINST” such Proposal. Further, in order to exercise redemption rights, a public shareholder must vote its public shares on the Business Combination Proposal. Additionally, failure to elect to exercise your redemption rights will preclude you from having your OAKU Class A Ordinary Share redeemed for cash. In order to exercise your redemption rights, you must make an election on the applicable proxy card to redeem such OAKU Shares or submit a request in writing to OAKU’s transfer agent at the address listed on page 299, and deliver your shares to OAKU’s transfer agent physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically using The DTC’s DWAC (Deposit/Withdrawal at Custodian) System two (2) days prior to the extraordinary general meeting of OAKU shareholders.

If you are a “street name” holder and you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your OAKU Class A Ordinary Share; this indication that a bank, broker or nominee is not voting your OAKU Class A Ordinary Share is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your OAKU Class A Ordinary Share only if you provide instructions on how to vote. You should instruct your broker to vote your OAKU Class A Ordinary Share in accordance with directions you provide. A broker non-vote will have no effect on Proposals Nos. 1, 3, 4 and 5, and will have the effect of a vote “AGAINST” Proposal No. 2.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the OAKU Class A Ordinary Share represented by your proxy will be voted in favor of each Proposal and for each of the nominees for election to our Board of Directors. Proxy cards that are returned without a signature will not be counted as present at the extraordinary general meeting and cannot be voted.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the extraordinary general meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the extraordinary general meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the extraordinary general meeting. If you hold your shares through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Morrow Soldali LLC,
333 Ludlow Street, 5th Floor, South Tower,
Stamford CT 06902,
Tel: Toll-Free (800) 662-5200 or (203) 658-9400,
Email: OAKU.info@investor.morrowsodali.com.

Q:     Should I send in my share certificates now?

A:     OAKU shareholders who intend to have their OAKU Shares redeemed should send their certificates to OAKU’s transfer agent at least two (2) business days before the extraordinary general meeting. Please see “Extraordinary general Meeting of OAKU shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Class A Ordinary Share for cash.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite shareholder approvals are received and all other conditions to closing satisfied, OAKU expects that the Business Combination will occur no later than March 28, 2025.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:     No. Appraisal rights are not available to holders of OAKU Shares in connection with the proposed Business Combination. For additional information, see the sections entitled “Extraordinary general Meeting of OAKU shareholders — Appraisal Rights.”

Q:     What happens if I sell my OAKU Shares before the Meeting?

A:     The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your OAKU Shares after the Record Date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy or a written agreement to vote those shares, you would retain your right to vote at the extraordinary general meeting, but will not hold an interest in OAKU after the Business Combination is consummated. If you transfer your OAKU Shares after the Record Date but before the extraordinary general meeting, you will no longer have the right to exercise redemption rights with respect to your OAKU Shares.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are several risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 47 of this proxy statement.

Q:     What happens if the Business Combination is not consummated?

A:     After giving effect to the amendment to its Amended and Restated Memorandum and Articles of Association on March 27, 2023, if OAKU does not consummate a Business Combination by March 28, 2025, unless we obtain the approval of OAKU shareholders to extend the deadline for it to consummate an initial business combination, then pursuant to our Amended and Restated Memorandum and Articles of Association, OAKU’s officers must take all actions necessary in accordance with the Cayman Islands law to dissolve and liquidate OAKU as soon as reasonably practicable. Following dissolution, OAKU will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of OAKU Shares who acquired such Class A Ordinary Share in OAKU’s Initial Public Offering or in the aftermarket. The estimated consideration that each OAKU Share would be paid at liquidation would be approximately $10.175 per share for shareholders based on amounts on deposit in the trust account as of ___________, 2024, net of taxes payable. The closing price of OAKU’s Ordinary Share on the Nasdaq Capital Market as of the Record Date of _______________, 2024 was $[•]. OAKU’s Sponsor and other Initial Shareholders waived the right to any liquidation distribution with respect to any OAKU Shares held by them.

Q:     What happens to the funds deposited in the trust account following the Business Combination?

A:     Following the closing of the Business Combination, funds in the trust account will be released to OAKU. Holders of OAKU Shares exercising redemption rights will receive their per share redemption price. The balance of the funds will be utilized to fund the Business Combination. As of ___________, 2024, there was $58,506,250 in OAKU’s trust account; based upon which amount approximately $10.175 per outstanding share issued in OAKU’s Initial Public Offering, net of taxes payable, will be paid to the public investors that elect to redeem OAKU Shares. Any funds remaining in the trust account after such payments will be used for future working capital and other corporate purposes of the combined entity.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Extraordinary general Meeting?

A:     OAKU has engaged Morrow Sodali as its solicitation agent to assist in the solicitation of proxies for the Extraordinary general Meeting. OAKU has agreed to pay Morrow Sodali LLC, the solicitation agent, a fee of $17,500, plus disbursements, and will reimburse the solicitation agent for its reasonable out-of-pocket expenses and indemnify Solicitation agent and its affiliates against certain claims, liabilities, losses, damages and expenses. OAKU will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of OAKU Shares for their expenses in forwarding soliciting materials to beneficial owners of the OAKU Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     How does OAKU’s Board of Directors recommend that I vote?

A:     The OAKU Board of Directors recommends that its shareholders vote or give instruction to vote:

•        “FOR” Proposal No. 1, the Business Combination Proposal;

•        “FOR” Proposal No. 2, the Charter Amendment Proposal;

•        “FOR” Proposal No. 3, the Nasdaq 20% Proposal;

•        “FOR” Proposal No. 4, the Director Election Proposal”; and

•        “FOR” Proposal No. 5, the Adjournment Proposal, if presented.

You should read “Business Combination Proposal: Approval of the Business Combination — Oak Woods’s Board’s Reasons for Approval of the Business Combination” beginning on page 129 for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the Business Combination Proposal.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each OAKU Ordinary Share that you held as of the Record Date. As of the close of business on the Record Date, there were ______________ issued and outstanding OAKU Ordinary Share.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact OAKU’s proxy solicitor at:

Solicitation Agent

Morrow Sodali

430 Park Avenue, 14th Floor, New York, NY 10022
T +1 203 658 9455

You may also obtain additional information about OAKU from documents filed with the SEC by following the instructions in the section titled “Where You Can Find Additional Information.”

DELIVERY OF DOCUMENTS TO OAKU’S SHAREHOLDERS

Pursuant to the rules of the SEC, OAKU and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement, unless OAKU has received contrary instructions from one or more of such shareholders. Upon written or oral request, OAKU will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. OAKU Shareholders receiving multiple copies of the proxy statement may likewise request that OAKU deliver single copies of the proxy statement in the future. OAKU Shareholders may notify OAKU of their requests by contacting OAKU as follows:

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario
K2J 0H5, Canada
Attn: Chief Financial Officer
Telephone: (+1) 403-561-7750

or

Solicitation Agent

Morrow Sodali

430 Park Avenue, 14th Floor, New York, NY 10022
T +1 203 658 9455

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, including the Merger Agreement executed among OAKU, Huajin. the Shareholders’ Representative and Merger Sub which is attached as Annex A, and the First Amendment, which is attached as Annex D, as well as the Second Amendment, as attached hereto as Exhibit. [  ]. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights related to voting, any redemption rights and in the Business Combination.

Unless otherwise specified, all calculations and figures related to number of shares and share percentages assume no exercise of the redemption rights by OAKU’s shareholders, the issuance of the maximum number of shares under the Merger Agreement, the completion of a $5,000,000 Backstop Commitment and the issuance of OAKU Shares upon the conversion of the OAKU Rights.

The Parties to the Business Combination

Oak Woods Acquisition Corporation

Oak Woods Acquisition Corporation is a Cayman Islands exempted company incorporated as a blank check company under the Companies Act (As Revised) of the Cayman Islands on March 11, 2022. We were formed for the purpose of engaging in a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses or entities. We do not have any business operations. Our type of company is often referred to as a Special Purpose Acquisition Company, or SPAC. Our efforts to identify a prospective target business were not limited to a particular industry or geographic region, although we intended to focus our search on target businesses that have their primary operations in technology-enabled health care services industry located in the Asia-pacific region.

On March 28, 2023, we consummated our initial public offering of 5,750,000 units (the “OAKU Public Units”), inclusive of the over-allotment option of 750,000 OAKU Public Units. Each unit consisted of one OAKU Class A Ordinary Share, par value $0.0001, one redeemable warrant, and one right to receive one-sixth (1/6) of an OAKU Class A Ordinary Share upon consummation of a business combination. The OAKU Public Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $57,500,000. Simultaneously with the closing of the IPO, the Company consummated a private placement (“Private Placement”) with its sponsor, Whale Bay International Company Limited (the “Sponsor”) for the purchase of 343,125 private units (the “OAKU Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $3,431,250, pursuant to the Private Placement Unit Subscription Agreement dated March 27, 2023. Each OAKU Private Unit is identical to OAKU Public Units sold in the Initial Public Offering, except that the Private Units, so long as they are held by our sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not (including the Class A ordinary shares issuable upon exercise of these private placement warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

As of March 28, 2023, a total of $58,506,250 of the net proceeds from the Initial Public Offering, and the Private Placement were deposited in a trust account established for the benefit of the Company’s public shareholders. As of [•], 2024, the amount held in trust was $[•].

Our Sponsor and its affiliates held private rights and private warrants which were at risks that depend on closing of business combination. As of June 28, 2024 our Sponsor held 57,188 private rights, valued at $12,297.00 and 343,125 private warrants valued at $8,577.78, aggregating to a total holding of $20,874.78 which value is dependent on the closing of our Business Combination. Each of the private rights and private warrants referred to above are calculated utilizing a market price of $0.25 in the case of the private rights and $0.0249 in the case of the private warrants, as of the close of the Nasdaq Capital market on June 28, 2024. Other than that, the sponsor and its affiliates had no other items, such as extension loans, working capital loans, and fees due, that are at risks.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates and engaging in non-binding discussions with potential target entities. Other than the proposed transaction with Huajin, we are not a party to any binding agreement with any other target entity. We presently have no revenue and have had losses since inception from incurring formation and operating costs since completion of our IPO. The OAKU Public Units, OAKU Shares, OAKU Warrants and OAKU Rights are each quoted on the Nasdaq Capital Market, under the symbols “OAKUU,” “OAKU”, “OAKUW” and “OAKUR”, respectively. Each of OAKU Public Units consists of one OAKU Share, one OAKU Warrant to purchase one half of a OAKU Share. OAKU Public Units commenced trading on the Nasdaq Capital Market on March 24, 2023. OAKU Shares, OAKU Warrants and OAKU Rights commenced trading on the Nasdaq Capital Market on May 19, 2023.

Assuming full redemption of our public Ordinary Shares, 5,750,000 public warrants will remain outstanding. The closing market price of our warrants on the Nasdaq Capital Market, quoted under ticker symbol OAKUW, was $0.0249 per warrant on June 28, 2024, resulting in an aggregate value of $143,175. The exercise price of the warrants retained by redeeming stockholders assuming maximum redemptions is above the recent trading price for the common stock, limiting the near-term value of the warrants. If OAKU is unable to complete a Business Combination within 24 months of the closing of our initial public offering (assuming we fully extend the date by which we may consumate a business combination), and is forced to liquidate, there will be no distribution with respect to the OAKU Warrants, which will expire worthless as a result of OAKU’s failure to complete a business combination.

Pursuant to our Amended and Restated Memorandum and Articles of Association, OAKU’s board of directors has extended the period of time to consummate a Business Combination up to October 28, 2024 by depositing $172,500 on or before September 28, 2024. In order to extend the time available for OAKU to consummate a Business Combination through March 28, 2025, our Sponsor is required to deposit into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times.

Pricing of Our Securities

The price of our securities offered at the time of the IPO and the price contemplated by the Backstop Agreement are identical, provided however that our Backstop Agreement only contemplates the purchase of OAKU Class A Ordinary Shares that convert on a one for one basis to ordinary shares at the close of our business combination, while the IPO offering was for units of the Company wherein each unit consisted of: one Class A ordinary share, one redeemable whole warrant, and one right to receive one-sixth (1/6) of a Class A ordinary share upon the consummation of an initial business combination. Each redeemable warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described in our initial prospectus, and each six rights entitles the holder thereof to receive one share of Class A ordinary share at the closing of our initial business combination.

Merger Sub

Oak Woods Merger Sub Inc. is a Cayman Islands exempted company and wholly owned subsidiary of OAKU, formed on August 10, 2023 to consummate a business combination. The Merger Sub will merge with Huajin with Huajin surviving the merger and continuing as the surviving entity. Huajin will then be a direct wholly-owned subsidiary of OAKU. The merger is intended to qualify as a reverse triangular merger under Section 368(b) of the Code and related Internal Revenue Service (the “IRS”) regulations.

Huajin

The information in this section of the summary describes the current and proposed business and operations of Huajin. Unless the context otherwise requires, all references in this section to “Huajin,” refer to the current and proposed business and operations of Huajin and its subsidiaries.

Backstop Investor

Fortune Woods Investment Holding Limited, a British Virgin Islands limited company (hereinafter the “Backstop Investor”) has agreed to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU concurrent with the closing of the Merger on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”).

The Backstop Investor is Fortune Woods Investment Holding Limited and is not an affiliate of the Company, our Sponsor, Huajin, or any of the directors, officers, or any affiliates of any of the above.

Overview

Huajin is a pioneer of smart healthcare service provider dedicated to delivering non-medical community healthcare products and services to the elderly in local communities across China. Huajin has established its presence through a network of franchising service stores operated under “QianXiang Health” brand. Huajin’s mission focuses on creating a community-based smart healthcare platform that evolves into a comprehensive healthcare service provider. Huajin are committed to advancing the life science, health, and elderly care industries.

Huajin first started its business through its wholly owned subsidiary, Shaanxi QianXiang Health Technology Co., Ltd. (“Shaanxi QianXiang”), which was formed on February 7, 2014. Beginning as a healthcare service provider for local elderly communities, its multimodal smart healthcare service system leverages both in-store and at-home healthcare services to deliver comprehensive solutions for suboptimal health conditions to middle-aged and senior customers. Through its smart community healthcare management platform, Huajin offers healthcare food supplements, auxiliary healthcare devices and equipment, elderly health education, and training services. Additionally, Huajin also curates personalized wellness programs for the elderly and provide health resort service.

Huajin’s target customer population is the middle-aged and elderly individuals in the local community. As of December 31, 2023, Huajin has successfully established 865 local “QianXiang Health” brand franchising service stores, covering over 20 provinces and more than 100 cities in China. Among those franchisees, there are [30] city operation center stores, 279 county service center stores, and 556 community service center stores. Huajin’s headquarter is located in Langao County, Ankang City, Shaanxi Province, which was designated as the Smart Healthcare and Elderly Care Application Pilot Demonstration Area (Township) by the Ministry of Industry and Information Technology, the Ministry of Civil Affairs, and the National Health Commission in December 2020.

Operating as the primary franchisor, Huajin’s revenues primarily derive from franchising fees charged to different levels of local franchising service stores, including city operation center stores, county service center stores and community service center stores. Huajin collects franchising fees from its franchising service stores and ensure strict adherence to its operational standards and policies to safeguard the integrity of its “QianXiang Health” brand. Huajin’s franchising model empowers individual franchisees to embark on self-entrepreneurship by retaining autonomy over their own recruitment, marketing initiatives and pricing decisions. Simultaneously, they benefit from “QianXiang Health” brand, healthcare resources, and smart operational systems. Huajin’s collaboration with local franchising service stores aims to further enhance, refine and standardize its operational procedures, marketing concepts, products and services offerings, as well as pricing strategies. Huajin also generates revenues from different levels of store membership royalty fees collected by the franchising service stores from the end customers, and sales of healthcare products, including healthcare food supplements and auxiliary healthcare devices and equipment, and other daily household consumer goods.

On November 13, 2020, Shaanxi QianXiang was honored as one of China’s Future Unicorn Enterprises of 2020 during the 2020 China Future Unicorn Summit, an event hosted by Taiyuan Municipal People’s Government and Shanxi Provincial Investment Promotion Bureau. On December 1, 2020, Shaanxi QianXiang was recognized as a national high-tech enterprise by Shaanxi Province Department of Science and Technology, Shaanxi Provincial Department of Finance, and the State Taxation Administration of Shaanxi Province. Furthermore, on March 15, 2021, Shaanxi QianXiang was honored with the title “Satisfactory Entity for Consumer Rights Protection” by the China Consumers Association.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirement or approval, except for (1) the filings and registration with the Cayman Islands Registrar of Companies and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination, and (2) the PRC regulatory permission for the Business Combination as set forth below.

Material Tax Consequences of the Initial Business Combination

The transaction is intended to be a “reverse triangular merger” and qualify as a tax-free exchange under Section 368(b) of the Internal Revenue Code (the “Code”). Subject to the “passive foreign investment company” rules and following the Business Combination, the gross amount of any distribution that the Combined Company makes to a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) with respect to the Class A Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of Combined Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s tax basis in its ordinary shares (but not below zero) and, to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of such ordinary shares. With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Securities” below) if our ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

If a U.S. Holder redeems Class A Ordinary Share into the right to receive cash pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such conversion or sale generally will be treated as a redemption and will be subject to the following rules. If the redemption qualifies as a sale of the Class A Ordinary Share under Section 302 of the Code a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities. The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses. Moreover, certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement.

Each U.S. holder of our securities is urged to consult with its own tax advisor regarding this reporting obligation and their own tax circumstances. For further information (see “Taxation, United States Federal Income Taxation Relating to Redeeming Shareholders,” below).

PRC Regulatory Permissions for the Business Combination

CAC Approval

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law (the “Opinions”). The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulation”), which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (1) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (2) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (3) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (4) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with 12 other governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data to overseas apply to CAC for security assessments if: (1) data processors provide important data to overseas parties; (2) critical information infrastructure operators and data processors process personal information of more than one million individuals provide personal information to overseas parties; (3) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas parties since January 1 of the previous year, provide personal information to overseas parties; and (4) other scenarios required by the CAC to apply for security assessments are met. In addition, these measures require data processors to carry out self-assessments of risks of providing data to overseas parties before applying to the CAC for security assessments.

Given that the above-mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to the regulations in force at the time. Huajin is not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since Huajin currently does not have over one million users’ personal information and do not anticipate that it will be collecting over one million users’ personal information in the foreseeable future, which Huajin understands might otherwise subject it to the Cybersecurity Review Measures; Huajin is also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since it currently does not have over one million users’ personal information and does not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which Huajin understands might otherwise subject us to the Network Data Security Administration Draft.

CSRC Filing

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules — Overseas Offering and Listing No. 1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises published by CSRC on its official website on February 17, 2023, companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, before such companies’ overseas issuance and listing.

Because the post business combination entity had not obtained the approval from the SEC and Nasdaq for the Business Combination prior to March 31, 2023, Huajin believes that in accordance with the abovementioned guidance and rules, it shall complete the filing procedure under the Overseas Listing Trial Measures before the consummation of the Business Combination and the listing of Combined Company’s securities on Nasdaq. Huajin has submitted a filing with the CSRC with respect to the Business Combination. As of the date of this proxy statement/prospectus, Huajin has not completed the filing procedures with the CSRC. If Huajin fails to complete required filing procedures for the Business Combination and the listing of Combined Company’s securities on Nasdaq, the Business Combination may not be consummated. As of the date of this proxy statement/prospectus, other than correspondence with the CSRC in connection with the CSRC filing procedures, Huajin has not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this Business Combination. As the Overseas Listing Trial Measures was newly published and there is uncertainty with respect to the filing requirements and their implementation, Huajin cannot be sure that it will be able to complete such filing in a timely manner or at all. Any failure or perceived failure by Huajin to comply with such filing requirements under the Overseas Listing Trial Measures may result in forced rectification, warnings and fines against Huajin and could materially hinder its ability to consummate the Business Combination. OAKU, Merger Sub and Huajin will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC approval under the Overseas Listing Trial Measures, even if the securityholders of OAKU have approved the Business Combination in the extraordinary general meeting. See “Risk Factors — Risks Related to Doing Business in Greater China — As some of Huajin’s operations are conducted in China, recent regulatory developments in China, including an intent indicated by the Chinese governmental authorities to exert more oversight over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may subject Huajin to additional regulatory review or otherwise restrict or hinder Huajin’s ability to offer securities and raise capital outside the PRC, all of which could materially affect Huajin’s business and cause the value of Huajin’s securities to significantly decline or be worthless.”

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration released the revised Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Archives Rules”), which became effective on March 31, 2023. The Archives Rules regulate both overseas direct offerings and overseas indirect offerings, providing that, among other things:

•        in relation to the overseas listing activities of PRC enterprises, the PRC enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to implement their confidentiality and archives management responsibilities;

•        during the course of an overseas offering and listing, if a PRC enterprise needs to publicly disclose or provide to securities companies or securities service providers and overseas regulators, any materials that contain relevant state secrets, government work secrets or information that has a sensitive impact (i.e. be detrimental to national security or the public interest if divulged), the PRC enterprise should complete the relevant approval/filing and other regulatory procedures; and

•        working papers produced in the PRC by securities companies and securities service providers, which provide PRC enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and competent PRC authorities must approve the transmission of all such working papers to recipients outside the PRC.

Any failure or perceived failure by Huajin to comply with the Archives Rules and the confidentiality requirements and other PRC laws and regulations may result in Huajin being held legally liable by competent authorities.

Regulatory Licenses for Huajin’s Operations in China

Many aspects of Huajin’s business depend on obtaining and maintaining licenses, approvals, permits or qualifications from PRC regulators. Obtaining such approvals, licenses, permits or qualifications depends on Huajin’s compliance with regulatory requirements. Based on PRC laws and regulations currently in effect and the legal advice of Huajin’s PRC legal counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC Subsidiaries have obtained the following licenses and approvals necessary to operate in China as of the date of this proxy statement/prospectus: (1) each of the PRC Subsidiaries has obtained a business license; (2) Shaanxi QianXiang has obtained the certificate of second-class medical device operation and commercial franchise enterprise record filing; (3) LeLingKang has obtained the food operation license. Apart from these licenses and approvals, there is no need for any other licenses or approvals to operate the PRC Subsidiaries’ business at this stage. If there are any changes in the PRC Subsidiaries’ business or applicable PRC laws and regulations, the PRC Subsidiaries and the Affiliated Entities may not be able to maintain existing licenses, permits and approvals and the government authorities may subsequently require the PRC Subsidiaries and the Affiliated Entities to obtain any additional licenses, permits and approvals. If the PRC Subsidiaries fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Subsidiaries are required to obtain such permissions or approvals in the future, the PRC Subsidiaries may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC Subsidiaries may also experience adverse publicity arising from such non-compliance with government regulations. See “Risk Factors — Risks Related to Doing Business in Greater China — Because some of our operations are in China, our business is subject to a certain degree of complex and rapidly evolving laws and regulations there. Regulatory or other governmental bodies may exercise significant oversight over the conduct of our business in People’s Republic of China (the “PRC”), which could result in a material change in our operations following the Business Combination and/or the value of our securities.”

Cash and Asset Flows through Organization

Dividend Distribution and Taxation:    In light of Huajin’s holding company structure, Huajin’s, and following the Business Combination, Combined Company’s ability to pay dividends to the shareholders, and to service any debt Huajin may incur, may depend upon dividends paid by Shaanxi WFOE and Beijing WFOE (“WFOEs”) to Huajin, despite that Huajin may obtain financing at the holding company level through other methods. However, the WFOEs in China are subject to certain statutory reserve and solvency conditions before they can distribute dividends or make payment to Huajin, which, if failed, may restrict their ability to pay dividends or make payment to Huajin and Combined Company following the Business Combination. Under PRC laws and regulations, WFOEs are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, WFOEs are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. The statutory reserve fund requires that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends, until the aggregate amount of such fund reaches 50% of their registered capital. As a result of such restrictions under PRC laws and regulations, Huajin’s PRC Subsidiaries are restricted in their ability to transfer a portion of their net assets to Huajin either in the form of dividends, loans or advances. As of the date of this proxy statement/prospectus, none of Combined Company, Huajin and its subsidiaries has made any dividends or distributions to their respective shareholder(s), including any U.S. investors, nor do they have any present plan to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the respective board of Combined Company and Huajin. As of the date of this proxy statement/prospectus, none of Huajin, Combined Company, and WFOEs intends to distribute earnings. Combined Company and Huajin are not subject to any restrictions under Cayman Islands law on dividend distribution to their shareholders.

Subject to the “passive foreign investment company” rules and following the Business Combination, the gross amount of any distribution that Combined Company makes to a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Considerations”) with respect to the Class A Ordinary Shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for United States federal income tax purposes, to the extent paid out of Combined Company’s current or accumulated earnings and profits, as determined under United States federal income tax principles.

Foreign Exchange Restriction:    Huajin, and the PRC Subsidiaries are, and following the Business Combination, Combined Company will be subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government imposes controls on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between Huajin and Combined Company following the Business Combination, its subsidiaries, or the investors. Under PRC laws and regulations, the PRC Subsidiaries are subject to certain restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to Huajin and Combined Company. Remittance of dividends by the PRC Subsidiaries out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of the PRC Subsidiaries in which neither Huajin nor Combined Company have legal ownership. While there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Huajin and its Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to the Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions on Huajin and Combined Company following the Business Combination, and its subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — Government regulation of currency conversion of and regulations on loans to, and direct investment in, PRC entities by offshore holding companies may delay us from making loans or additional contributions to our PRC subsidiaries, which could restrict our ability to utilize the proceeds from the Business Combination effectively and affect our ability to fund and expand our business.”

Transfer of Cash and Asset:    Cash may be transferred within the group in the following manner: (1) Combined Company or Huajin may transfer funds to Combined Company’s or Huajin’s subsidiaries, including the PRC Subsidiaries, by way of capital contributions, inter-group advances or loans; (2) Combined Company’s or Huajin’s subsidiaries, including WFOEs, may make dividends or other distributions to Combined Company or Huajin; (3) Combined Company’s or Huajin’s PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. Cash is transferred within the group to satisfy working capital requirement of the respective operating entities, and is managed by Huajin’s finance department based on fund control policy and procedure. As of the date of this proxy statement/prospectus, no transfers, dividends or distributions have been made among Huajin, and its subsidiaries, or to investors; and no other cash flows and transfers of other assets by type have occurred between Combined Company, Huajin, and its PRC Subsidiaries. As an offshore holding company, Huajin and Combined Company following the Business Combination may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC Subsidiaries, in each case subject to the satisfaction of applicable regulatory requirements. See “— Dividend Distribution and Taxation” and “— Foreign Exchange Restriction.”

Corporate Structure

Huajin and its subsidiaries have obtained the necessary qualifications for conducting their business operations. Other than the filing procedures with the China Securities Regulatory Commission (CSRC), no other necessary approvals or permits are required regarding the proposed business combination. To Huajin’s knowledge, there are no existing circumstances that Huajin and its subsidiaries (i) do not receive or maintain such permissions or approvals,

(ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and you are required to obtain such permissions or approvals in the future. Huajin has confirmed to us that it does not require government permissions or approvals for any of our subsidiaries to offer the securities being registered to foreign investors under the proposed business combination. Disclosures concerning the application of PRC laws and regulations on our business have been added to our summary page with a reference to the relevant section of our Risk Factors addressing Risks Related to Doing Business in Greater China.

The following diagram sets forth the structure of Huajin immediately prior to the consummation of the Business Combination:

____________

(1)      Xantal Garden Limited is a British Virgin Islands company 100% owned by Mr. Xuehong Li’s family trust, the Lee’s Trust.

(2)      Union Insight Limited is a British Virgin Islands company 100% owned by Happiness Trust, a Hong Kong trust and an ESOP trust established by Huajin.

(3)      Blooming United Limited is a British Virgin Islands company 100% owned by Sunshine Trust, a Hong Kong trust and an ESOP’ trust established by Huajin.

The following diagram sets forth the structure of Huajin immediately following the consummation of the Business Combination:

Huajin (China) Holdings Limited 华锦(中国)控股有限公司, is a Cayman Islands exempted company incorporated on July 27, 2021. Huajin conducts its business in China through its wholly owned subsidiaries. The consolidation of Huajin and its wholly owned subsidiaries has been accounted for at historical cost and prepared on a basis as if the aforementioned transactions had become effective at the beginning of the first period presented in the accompanying consolidated financial statements.

Tianhong (HK) International Company Limited, or Tianhong HK, was incorporated on August 10, 2021 under the law of Hong Kong SAR. Tianhong HK is Huajin’s wholly owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Shaanxi QianXiang KaiHong Enterprise Management Co., Ltd., or Shaanxi WFOE, was incorporated on December 23, 2021 in Shaanxi, China, under the laws of the People’s Republic of China. It is a wholly owned subsidiary of Tianhong HK and a wholly foreign-owned entity under the PRC laws.

Beijing XiaoLeKang Enterprise Management Co., Ltd., or Beijing WFOE, was incorporated on December 16, 2021 in Beijing, China, under the laws of the People’s Republic of China. It is a wholly owned subsidiary of Tianhong HK and a wholly foreign-owned entity under the PRC laws.

Shaanxi QianXiang Health Technology Co., Ltd., or Shaanxi QianXiang, was incorporated on February 7, 2014 in Shaanxi, China. The shareholders of Shaanxi QianXiang transferred 100% equity of Shaanxi QianXiang to Beijing WFOE on April 7, 2023. Consequently, Shaanxi QianXiang became a wholly owned subsidiary of Beijing WFOE.

LeLingKang (Beijing) Health Technology Co., Ltd., or LeLingKang, was incorporated on July 15, 2021 as a subsidiary of Shaanxi QianXiang. Shaanxi QianXiang owns 90% of LeLingKang and Mr. Xuehong Li owns 10% of LeLingKang.

As of the date of this prospectus, Huajin has received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on such licenses and permissions.

No.	Company	License/Permission	Certificate Number	Issuing Authority	Validity
1	Shaanxi QianXiang	Certificate of Second-Class Medical Device Operation	Shaan An Shi Yao Jian Xie Operation Cert. No. 20190123	Ankang City Administrative Approval Service Bureau	Five years (From November 1, 2023 to October 30, 2028)
2	Shaanxi QianXiang	Commercial Franchise Enterprise Record Filing	0610100412100106	Ministry of Commerce	Long-term
3	LeLingKang	Food Operation License	JY11105223325131	Beijing Chaoyang District Market Supervision and Administration Bureau	Five years (From July 4, 2022 to July 3, 2027)

Huajin’s PRC subsidiaries may only pay dividends out of distributable profits. Distributable profits are their after-tax profits, less any recovery of accumulated losses and appropriations to statutory and other reserves that they are required to make. In accordance with the Foreign Exchange Administration Regulations of the PRC promulgated by the State Council on January 29, 1996, most recently amended and implemented on August 5, 2008 as well as various regulations issued by the SAFE and other relevant government authorities of the PRC, RMB is freely convertible for current account items, such as dividend payment. Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. According to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income promulgated by the SAT and the government of the Hong Kong Special Administrative Region on August 21, 2006, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise and meets certain conditions, including (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Currently, Huajin and its PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including making dividend payments in foreign currencies, without the approval of the SAFE by complying with certain procedural requirements.

Huajin’s Competitive Advantages and Challenges

•        Established brand awareness and franchising business model advantages.    Huajin entered the elderly care and health service industry in China in 2014, as Shaanxi QianXiang has established its presence in the community healthcare service market for the elderly population in China. With the franchising qualification approved and granted by China’s Ministry of Commerce in 2021, Huajin provides uniform and standardized store design and operational procedures to ensure that its local franchising stores are consistent, standardized, systematic and equipped with smart professional operation and management system. From 2019 to 2023, Huajin successfully established 865 local franchising stores under the brand of “QianXiang Health” over 20 provinces in China. Huajin has grown rapidly in its local community franchising store opening and operation business because Huajin can provide its franchisee business partners with strategic and standardized sales promotion, technological training, marketing solutions and products after-sales services through its operating team, which will allow local franchising stores to open swiftly for customer retention and expansion.

•        Proven relationship with the local communities.    Huajin values each local community, county or city in which Huajin establishes its franchising stores through partnership between Huajin and such community, county or city. Prior to opening franchising stores, Huajin conducts in-depth study of the local demographic demands of elderly care and healthcare demands and work closely with the local communities. Focusing on this partnership-focused approach, Huajin believes that it is able to provide a sustainable solution that cater to the specific needs of these communities, thereby becoming a reliable partner to the local communities.

•        Proprietary software technology and smart community and home care Software as a Service (SAAS) service platform.    Huajin has registered ten patents, 44 software copyrights and 226 trademarks in China as of the date of this prospectus. Huajin’s proprietary community and home care SAAS service platform allows Huajin to properly manage, scale, optimize and tailor its healthcare service and daily assisted living services offered for each individual market and to rapidly launch new products to serve communities and customers.

•        Experienced management team and research and development team.    Huajin’s management has long-term experience in the healthcare service industry, and Huajin has established a solid customer base and network coverage. Huajin also has attracted and retained skilled and experienced sales and managerial teams. In addition, Huajin cooperated with Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute (“Zhongsheng Aopu”) and retained a professional research team to assist in its product research and development.

•        Effective brand promotion channels.    Huajin’s franchising model empowers individuals to pursue self-entrepreneurship opportunities and maintain autonomy over hirings, marketing initiatives, and pricing decisions. Simultaneously, they gain advantage from “QianXiang Health” brand, healthcare resources, and smart operational systems. Huajin’s collaboration with local franchising stores aims to further enhance, refine and standardize operating procedures, marketing concepts, products and services offerings, and pricing strategies. In addition, Huajin promotes brand “QianXiang Health” through various social media channels to expand potential customer base and to better enhance the communication and interaction with existing member customers.

Huajin currently focuses on providing non-medical community healthcare products and services, and Huajin does not plan to engage in medical related business. The majority of Huajin’s competitors in the healthcare service industry operate as B2B or B2B2C service providers, who often feature extensive investment plans in their business models, and their profitability is typically constrained by elevated expenses associated with property ownership or rental, personnel recruitment and compensation, and potential employment-related disputes. In contrast, Huajin’s growth is limited by China’s local economic environment, general economic development, uneven products distribution capacity in the market, concentration in partnership and individual consumption capacity. Challenges in Huajin’s business model include, without limitation:

•        Technological innovation and application risks.    The rapid pace of technological advancements may result in diminishing returns on Huaijin’s R&D investments, including those ongoing investments in Huajin’s proprietary community and home care SAAS service platform. Huajin aims to enhance the recruitment of technical talents, accelerate the R&D lifecycle, and forge partnerships with external experts to mitigate these technological innovation and application risks.

•        Talent bottleneck.    Huajin is facing a shortage of skilled professionals, including business development managers and Huajin’s franchising service store employees, especially for community service center stores located in third and fourth tier cities and rural areas. This talent gap may hinder Huaijin’s future expansion plan or affect service quality of Huajin’s franchising service stores. Huajin aims to build its own employee training program and cultivate a talent pool after this business combination.

•        Regulatory and policy uncertainty.    The constantly developing policies and regulations in the elder care industry can create unpredictable impacts on Huajin’s business model and strategy. Huajin aims to pay attention to industry trends and regulatory changes.

•        Branding and reputation management.    Any negative event occurred during the service process in stores may have a significant impact on Huajin’s branding, potentially affecting Huajin’s listing process and market value.

Huajin’s Products and Services

Huajin has built multimodal smart healthcare service system leveraging both in-store and at-home healthcare services to deliver a range of services that encompass various aspects of community and home healthcare to middle-aged and senior customers. Through Huajin’s smart community healthcare management platform, Huajin offers healthcare food supplements, auxiliary healthcare devices and equipment, elderly health education, and training services. Additionally, Huajin also curates personalized wellness programs for the elderly. Huajin aims to enhance the quality of life for seniors and improve their overall well-being. Nonetheless, Huajin’s products and services do not involve any physical or mental illness diagnosis and treatment.

Huajin’s Franchising Stores

Huajin primarily operates through local franchising stores, which serve as the community’s centers for elderly care and healthcare services. As of December 31, 2023, Huajin has successfully established 865 local “QianXiang Health” brand franchising service stores, covering over 20 provinces and more than 100 cities in China. Among those franchisees, there are 30 city operation center stores, 279 county service center stores, and 556 community service center stores. Huajin continuously delivers comprehensive solutions for target seniors aged 55 to 75 years old, who are financially stable, value physical health, and seek a high-quality life. The franchising stores provide products and services includes non-medical health consultation, auxiliary healthcare instrument-assisted health management, sales of healthcare food supplements, attentive elderly care services and personalized wellness programs. Huajin also encourages customers to actively participate in various health knowledge and cultural learning activities organized by franchising stores. Huajin aims to effectively improve the targeted middle-aged and senior customers’ suboptimal health conditions through in-store auxiliary healthcare instrument and healthcare food supplements.

With Huajin’s smart community and home care SAAS operating system and smart watch products, Huajin’s local franchising stores also provide personalized at-home services through franchising store managers or third-party service personnel, responding to customers’ one-touch requests for meal assistance, cleaning aid, bathing support, medical assistance, health management, shopping assistance, mobility support, and non-medical health consultation. Huajin’s goal is to encourage elderly individuals not only staying at home, but getting out to community franchising stores, creating more social connections, participating in local events and recreational activities, and improving overall well-being.

Huajin collects franchising fees from franchising service stores and ensure strict adherence to operational standards and policies to safeguard the integrity of “QianXiang Health” brand. Huajin generally enters into franchise agreements with a term of three years and collect from franchisees the initial franchising fees and annual franchise fees. Franchise fees are collected based on the different levels of franchising stores and are typically received upfront, subject to customized discounts and promotions. Huajin’s standard initial franchising fees were RMB3 million (approximately US$410,000) per store for city operation center stores, RMB750,000 (approximately US$102,500) per store for county service center stores, and RMB150,000 (approximately US$20,500) per store for community service center stores from 2019 to May 2023. Starting from June 2023, Huajin introduced a new franchising fees policy. The franchising fees are set at RMB 2 million (approximately US$277,346.35) per store for city operation center stores, RMB300,000 (approximately US$41,601.95) per store for county service center stores, and RMB 200,000 (approximately US$27,734.64) per store for community service center stores.

Each city operation center store is primarily responsible for the service management and training of all county service center stores and community service center stores in the specific city. It is required to have store space of over 500 square meters and staffed with five service personnel. Each county service center store also oversees daily operations of all community service center stores in the specific county. It is required to have store space of over 300 square meters and staffed with four service personnel. The community service center stores focuses on daily business operations and provides elderly care products and services to the local community. It is required to have store space of less than 200 square meters and staffed with at least two service personnel. Huajin anticipates that each franchising store can provide products and services to up to 500 families around the community.

The following standards are required to meet prior to the operation of any franchising store:

•        Business license.    Ensuring that the business scope covers home care services, health management services, non-medical health consultation, and sales of food and electronic products;

•        Health certificate.    Ensuring the physical health of all franchising store employees before providing services to customers;

•        Work certificate.    Ensuring that the franchising store employees possess professional skills required to provide services. They may need to participate in skills training programs to obtain this certificate;

•        Food trade license.    Ensuring that the franchising store is qualified to sell food products to customers;

•        Ongoing skill training.    Providing continuous skill training for franchising store managers and employees, covering business skills, product knowledge, instrument usage, standardized customer service, and store operation management,; and

•        Standardized recruitment requirements.    Franchisees must hire qualified employees who meet Huajin’s operating standards.

By paying an initial franchise fee to Huajin, franchisees gain set-up services such as site renovation, product and service introduction and training services. Huajin also collects annual franchise fees to provide supporting services to the franchising service stores over the three-year term of the franchise agreements. In addition to contractual obligations, Huajin also established a code of conduct and policy manual for franchising service stores. Huajin has also formed a company marketing supervision committee to oversee and manage operational procedures, marketing concepts, products and services offerings, as well as pricing strategies for community and home healthcare services provided through franchising stores. Huajin provides products after-sales services through guiding franchisees on products related instructions and services related precautions, and follow-up maintenance of auxiliary healthcare devices and equipment.

VIP Customer Membership At Huajin’s Franchising Stores

Customers at Huajin’s franchising store who attain specified levels of spending become VIP members. These VIP members benefit from discounted rates on Shaanxi Qianxiang’s proprietary products and services, including health assessments, health improvement programs, and a range of high-quality healthcare food supplements and auxiliary healthcare devices and equipment products. They also receive a smart watch or smart band connected to Huajin’s smart community and home care SAAS operating system, which facilitates one-click call services, supporting their personalized needs. Huajin generally collects 50% of royalty fees based on different levels of membership fees collected by the franchising service stores from the end customers.

Huajin’s franchising service stores provide different levels of community and home healthcare products and services packages. Huajin’s franchising service store membership fees generally range from RMB999 (approximately US$136) per person to RMB4,999 (approximately US$683) per person. RMB999 (approximately US$136) membership package provides customers with value-equivalent products, including chondroitin peptide full bone nutrient powder, along with one health assessment and one month of in-store healthcare services. RMB2,999 (approximately US$410) membership package provides customers with value-equivalent products, including multifunctional smartwatch, chondroitin peptide full bone nutrient powder, photon pulse heating pads for moxibustion, artemisia argyi velvet, selenium-rich rice, along with six health assessment and three months of in-store healthcare services. RMB4,999 (approximately US$683) membership package provides customers with value-equivalent products, including multifunctional smartwatch, multifunctional thermal-enhancing instrument, prickly pear protein tablets, selenium-rich rice, along with twelve health assessments and six months of in-store healthcare services. Those in-store services provided include health massage services such as foot massages, full body massages, gua sha, and cupping, physical therapy services such as moxibustion and acupoint application, equipment-based therapy services through Huajin’s auxiliary healthcare devices and equipment, and daily living health services such as nutritional care services. These in-store services do not involve certified medical professionals.

In addition to the in-store services, Huajin extends offerings to include non-medical health consultation for elderly care and healthcare through franchising stores, which do not involve any physical or mental illness diagnosis and treatment. Huajin’s franchising store employees generally provide guidance on elderly care planning, health management, and other potential health problems the seniors may encounter. This enables franchising service stores to adopt a more diversified approach to elderly care services, assisting the elderly and their families in making well-informed decisions for their well-being.

Huajin’s specially designed elderly care services include:

Service Name	Description
Gratitude Five-Heart Exercise	Exercise method which helps improve vitality and uplift overall well-being and spirits.
Health and Wellness Public Welfare Courses	Online and offline courses provided by health and wellness experts, which mainly focus on traditional Chinese culture and general health knowledge.
Health VIP Service	Tailored health plans and dietary guidance provided to VIP members.
Product Guidance Service	Healthcare food supplements consuming instructions provided to VIP members.
Auxiliary Healthcare Devices Guidance Service	Auxiliary healthcare devices and equipment related services provided to VIP members.
Entertainment and Leisure Service	Recreational activities including games, singing, and dancing for elderly individuals.

Huajin emphasizes on quality control and standardization across franchising stores. To ensure consistency and uphold high standards across franchising service store network operated under “QianXiang Health” brand, Huajin has developed a set of internal policies and guidelines covering branding, service quality, and operational procedures. These measures are designed to maintain uniformity in the services provided, aiming to secure customer satisfaction and membership loyalty, and to safeguard brand reputation.

By leveraging Huajin’s smart community and home care SAAS operating system and integrating new technologies of artificial intelligence and big data, Huajin regularly launches and introduces new products and services at franchising stores, particularly healthcare food supplements, to provide new solutions for elderly care and healthcare.

Healthcare Food Supplements and Auxiliary Healthcare Devices

Through a combination of internal research and development activities and collaboration with other third-parties, Huajin provides a diverse range of healthcare food supplements and auxiliary healthcare devices and equipment targeting both franchising store members and other retail or group purchasers. Huajin’s commitment to research and development is driven by dedication to assisting franchising store customers in relieving or improving their suboptimal health conditions. Huajin’s healthcare food supplements are developed to provide a holistic approach to maintain personal wellness of the elderly, and the auxiliary healthcare devices and equipment empower franchising store customers to monitor their vital signs, track their living patterns, and improve health management, promoting a proactively informed approach to well-being. Huajin’s healthcare food supplements products are regulated by the Food Safety Law and the Regulations for the Implementation of the Food Safety Law. Huajin’s auxiliary healthcare devices and equipment are not medical devices, and are regulated by the Electronic Equipment Security Management Law. With a portfolio of healthcare food supplements products and auxiliary healthcare devices, Huajin strives to provide solutions to suboptimal health conditions, restore life balance, and enhance personal overall wellness.

Recently, to strengthen research and development efforts, Shaanxi QianXiang entered into six product development agreements with Zhongsheng Aopu in May 2019, December 2021 and May, August and September of 2023, respectively, pursuant to which Huajin cooperated with Zhongsheng Aopu in product development, and outsourced the research and development of formulation process and technology of multiple healthcare food supplements products, including shrimp astaxanthin vitality pills and tablets (branded as QianXiang Vitality Pills), prickly pear protein tablets, cordyceps militaris tablets (branded as Snow Lotus Complex Peptide Pressed Candy) and “Oligopeptide” products to Zhongsheng Aopu.

In addition to own healthcare food supplements and auxiliary healthcare devices and equipment, Huajin also cooperates with other leading healthcare product brands, including Guotai. These include manufacturers of diagnostic and rehabilitation equipment, as well as smart healthcare hardware technology companies. Huajin reviewed the production qualifications of these third parties, including business licenses, food production permits, lists of food variety and testing reports. By collaborating with these brands, Huajin aims to expand product portfolio to meet the diverse purchase demands of franchising stores’ member customers.

Supplemental Healthcare Food

Guotai Collagen Peptide Special Dietary Foods

Selenium Rich Corn Germ Powder

YiShengChangXiang Pressed Candy

QianXiang Vitality Pills

QianXiang Cordyceps Pills

Haematococcus Pluvialis Astaxanthin Drink

Turmeric and Kudzu Root Compound Oligopeptide Drink

Nutritional Meal Replacement Special Diet Powder

Auxiliary Healthcare Device

Far Infrared Wave Foot Soaking Tub

Multifunctional Thermal Enhancement Device

Hydrogen Water Generator for Water Production

Light Wave Room

QianXiang Health Energy Concentration Device

QX Small Health Assessment Device

Terahertz Electromagnetic Thermal Sensing Device

The following chart sets forth a summary of Huajin’s major healthcare food supplements and auxiliary healthcare devices and equipment:

Category	Product Name	Own Brand/ Resale	Description	% of Sales in the six months ended June 30, 2024	% of Sales in the fiscal year ended December 31, 2023	% of Sales in the fiscal year ended December 31, 2022
Supplemental healthcare food	Guotai Collagen Peptide Special Dietary Foods	Resale	The key ingredient includes: bovine bone collagen peptide powder.	20.28%	34.56%	59.94%
Supplemental healthcare food	Selenium Rich Corn Germ Powder	Own Brand	The key ingredients include: selenium rich corn germ powder, selenium rich quinoa powder, selenium rich buckwheat powder, selenium rich white kidney bean powder, selenium rich oat powder, selenium rich jade fungus powder, selenium rich broccoli pollen, selenium rich monkey head mushroom powder, selenium rich millet peptide powder, selenium rich rice peptide powder, epigallocatechin gallate (EGCG), and corn silk powder.	25.37%	9.40%	—

Category	Product Name	Own Brand/ Resale	Description	% of Sales in the six months ended June 30, 2024	% of Sales in the fiscal year ended December 31, 2023	% of Sales in the fiscal year ended December 31, 2022
Supplemental healthcare food	QianXiang Vitality Pills	Own Brand	The key ingredients include: haematococcus pluvialis (a kind of green algae containing astaxanthin), black rice, and flaxseed oil.	1.76%	5.32%	1.23%
Supplemental healthcare food	QianXiang Cordyceps Pills	Own Brand	The key ingredients include cordyceps militaris (a kind of fungus), lycopene, beta carotene, yeast, and vitamin C.	21.05%	1.09%	0.77%
Supplemental healthcare food	YiShengChangXiang Pressed Candy	Own Brand	The key ingredients include cassia seed, mixed fruit and vegetable enzyme powder, and probiotic fermentation powder.	1.03%	—	—
Supplemental healthcare food	Haematococcus Pluvialis Astaxanthin Drink	Resale	The key ingredient includes haematococcus pluvialis (a kind of green algae containing astaxanthin).	1.61%	—	—
Supplemental healthcare food	Turmeric and Kudzu Root Compound Oligopeptide Drink	Resale	The key ingredients include corn oligopeptide powder, turmeric, hovenia dulcis powder and kudzu root powder.	1.57%	—	—
Supplemental healthcare food	Nutritional Meal Replacement Special Diet Powder	Resale	The key ingredients include soy protein, konjac flour, concentrated whey protein powder.	1.13%	—	—
Auxiliary healthcare device	Far Infrared Wave Foot Soaking Tub	Own Brand	Foot massage tub with far-infrared wave heating function and intelligent control panel.	1.47%	0.3%	2.31%
Auxiliary healthcare device	Hydrogen Water Generator for Water Production	Own Brand	Hydrogen water generator with low voltage and high current electrolysis technology.	4.56%	8.43%	11.63%
Auxiliary healthcare device	QianXiang Health Energy Concentration Device	Own Brand	Portable device with far-infrared wave heating function.	2.03%	5.06%	4.88%

Category	Product Name	Own Brand/ Resale	Description	% of Sales in the six months ended June 30, 2024	% of Sales in the fiscal year ended December 31, 2023	% of Sales in the fiscal year ended December 31, 2022
Auxiliary healthcare device	Terahertz Electromagnetic Thermal Sensing Device	Own Brand	Device with an electromagnetic wave generator and a power supply time controller.	2.27%	1.57%	1.18%
Auxiliary healthcare device	QX Small Health Assessment Device	Own Brand	Device with earpiece sensor and pillow sensor.	1.01%	—	—
Auxiliary healthcare device	Multifunctional Thermal Enhancement Device	Own Brand	Device with thermal synergist.	1.77%	—	—
Auxiliary healthcare device	Light Wave Room	Resale	Device with far infrared technology with heating function.	5.53%	—	—

Smart Community and Home Care SAAS Operating System

Huajin’s smart community and home care SAAS operating system is designed to address the specific needs of elderly individuals. By combining advanced SAAS technology and comprehensive services, it offers the elderly care within franchising store’s reach and the community setting. Through the integration of smart home system, in-store elderly care services and smart hardware, Huajin’s smart community and home care SAAS operating system aims to solve the challenges faced by elderly individuals living at home. The system is established through a city operation center store as the service center, which communicates and coordinates with several community service center stores acting as digital living stations for local communities. Through smart watches, smart bands and other hardware, the system provides the following main service features:

•        Real-Time Call Services.    The smart community and home care SAAS system allows elderly individuals to make quick calls to Huajin’s franchising service stores for assistance whenever they need it. Whether it is a medical emergency, a request for help, or simply chatting, this feature ensures that support from Huajin’s franchising service stores is just a call away. In the event of a medical emergency, Huajin’s franchising service store employees will immediately contact emergency services by dialing “120” emergency contact number for an ambulance.

•        Meal Assistance Services.    Understanding the importance of proper nutrition for the well-being of elderly individuals, the smart community and home care SAAS system provides meal assistance services. This includes meal planning, personalized dietary recommendations, and meal delivery services to ensure that the elderly residents receive nutritious meals that cater to their specific physical needs within local communities.

•        Cultural and Entertainment Services.    To promote social engagement and mental stimulation, the smart community and home care SAAS system offers cultural and entertainment services. These services may include virtual tours, online classes, book clubs, movie nights, and other activities that cater to the interests and preferences of the elderly residents. By providing opportunities for cultural enrichment and entertainment, the system aims to enhance their mental quality of life within local communities.

•        Psychological Comfort Services.    The smart community and home care SAAS system recognizes the importance of addressing the psychological well-being of the elderly individuals facing various emotional challenges facing aging. It provides access to counseling services, emotional support hotlines, and resources for mental health maintenance. This feature aims to offer psychological comfort and a sense of security to the elderly residents, ensuring they have access to the support they need.

Huajin believes that its focus on local community-based care, combined with community and home care SAAS service system, enables Huajin to grow as a key player in meeting the demands of the aging population in local communities.

Health Resort

Huajin builds residential-lifestyle health preservation resort for franchising store members and customers. In July 2020, Shaanxi QianXiang entered into a five-year lease agreement with Langao County Civil Affairs Bureau, pursuant to which Huajin contracted to use comprehensive building of the disabled rehabilitation center covering approximately 4021.8 square meters and the adjacent apartment building, covering approximately 3523.2 square meters to develop an integrated elderly services center for residential-style leisure and vacation health preservation bases. Huajin completed construction work in August 2020, and rebranded as the model of the “China Selenium Valley Health Preservation Base” in Ankang City, Shaanxi Province, China. It is temporarily used for short-term residence of external customers and VIP members of franchising stores for purposes of training, conferences and team building. While the health resort business has not generated any cash flow as of December 31, 2023, Huajin expects to launch health resort business in the future and to develop other high-quality health preservation bases in China, offering visitors a wider range of options for their health preservation and leisure needs.

Health Education, Training Programs and Other Healthcare Services

Huajin also offers a range of other health preservation services and product sales to cater to the diverse needs of individuals. These include health/elderly education training programs and household consumer goods.

Additionally, Huajin recognizes the significance of daily household consumer goods in maintaining a healthy lifestyle. Huajin offers a selection of high-quality, health-conscious products that are essential for everyday living. These products include organic food, environmentally friendly cleaning supplies and personal care products.

Huajin plans to further leverage strengths and expertise in the healthcare industry to further develop and expand product offerings. This includes the development of other branded healthcare products, tourism products, elderly insurance, healthcare service systems, home automation solutions, advertising services and home delivery. By combining education, consumer goods, and various other services, Huajin strives to create an ecosystem that supports franchising stores’ member customers in maintaining a healthy lifestyle, ensuring their well-being across different aspects of their lives.

Business Development Strategy

Huajin is one of the established elderly care and health care service providers with a deep engagement in the local communities through local franchising stores and path to capture the opportunity of the fast-growing elderly care industry. Huajin plans to leverage strengths to outperform competition with the following growth strategies:

•        Continue Expanding Franchising Store Base.    Huajin plans to focus on expanding market presence by continuing to drive organic growth of new franchising stores in various communities across China. This can involve site selection, franchise partnerships, and efficient store management systems.

•        Continue Growing Platform User Base.    Huajin considers to employ various marketing and customer strategies such as targeted online advertising, partnerships with relevant organizations or influencers, referral programs, and offering incentives for user registrations and engagement with Huajin’s smart community and home care service SAAS operating system platform.

•        Continue Expanding Diversification of Services.     Huajin plans to expand beyond traditional elderly care services and diversify into related areas such as mental health support, wellness programs, caregiver training, and medical tourism. This can attract a wider customer base and provide comprehensive solutions for elderly individuals and their families.

•        Seeking Strategic Business Partners in the Industry.    Huajin is seeking strategic collaborations and partnerships with existing resort chains, real estate developers, healthcare providers, insurance companies, and technology companies that are engaged in the healthcare industry for the purpose of working together on future residential-resort base community projects. Huajin also considers acquiring or investing in suitable properties for the development of healthcare and leisure resorts. Huajin will also seek to form strategic partnerships with healthcare-related business partners (the Business-end) and local community authorities (the Government-end), through which mutual referrals, business collaborations, and healthcare knowledge/information-sharing.

•        Integrating More Elderly-Friendly Technologies and Products into System Platform.    Huajin is developing more elderly user-friendly and intuitive mobile applications and online platforms for elderly care services, home care services and other smart community services to add into Huajin’s existing SAAS operating system platform, allowing elderly’s easy access to information, bookings, and personalized recommendations.

•        Deeping Community Engagement.    Huajin plans to continue actively engaging with local elderly communities to build trust and establish brand of “QianXiang Health” as a valuable contributor to the well-being of elderly individuals. This can involve organizing community events, partnering with senior centers or organizations, and supporting relevant social causes.

•        Integrating the Industry Chain.    Huajin will focus on creating comprehensive marketplace platform that allows Business-end suppliers to showcase their elderly care and health care products and services, while providing member customers with a wide range of options. Huajin also works on establishing distribution channels for physical products and negotiating favorable terms with logistics and delivery service providers.

Intellectual Property

Huajin generally relies on trademark, patent, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect intellectual property and proprietary rights.

Huajin’s success depends upon proprietary software technology and proprietary smart community and home care health service SAAS operating system. Huajin’s subsidiaries have registered ten patents, 44 software copyrights and 226 trademarks in China as of the date of this prospectus.

Huajin’s subsidiaries also own three registered domain names in China, including qxjiankang.com, zgxgky.com and qxjk.net.cn.

Sales & Marketing

Huajin markets products and services to customers through “QianXiang Health” brand advertising, direct marketing and fostering rapid adoption through local community franchising store presence and strategic partnerships. Huajin uses a variety of broad campaigns from multiple social media ads to strategic joint partnerships with strong local brands, including Lianzhongyun to promote platform and extend service to existing loyal member customer bases. On a local store level, Huajin is devoted to a vast amount of educational and community events where Huajin and its engaging team foster deeper connections in the local elderly communities that Huajin operates in, while the use of smart community and home care health service SAAS operating system contribute the organic user growth. As Huajin grows, Huajin is focused on optimizing and making marketing and sales spending more effective in attracting high converting users of health service system and in encouraging cross vertical spending in a structured and measurable way to significantly enhance customer retention and lifetime value.

Facilities

Huajin’s headquarter is located at Feidi Economic Park, Langao County, High-tech Industrial Development Zone, Ankang City, Shaanxi Province, China. Huajin’s franchising stores are either leased or owned by individual franchisees, and Huajin does not currently own any real estate and do not intend to purchase or acquire any real estate.

For more information on Huajin, please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huajin for the Fiscal Year Ended December 31, 2023 and 2022,” “Information about Huajin” “Directors, Executive Officers, Executive Compensation and Corporate Governance;” “Huajin’s Directors and Executive Officers — Directors After Completion of the Business Combination,” and “Directors, Executive Officers, Executive Compensation and Corporate Governance — Compensation of Directors and Executive Officers of Huajin.”

The Merger Agreement

On August 11, 2023, OAKU, Merger Sub, the Shareholders’ Representative and Huajin entered into the Merger Agreement (as amended) pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin, with Huajin surviving the merger in accordance Companies Act (As Revised) of the Cayman Islands. Huajin and its subsidiaries will thereafter be direct or indirect subsidiaries of OAKU. For more information about the Business Combination, please see the section entitled “The Business Combination Proposal.” A copy of the Merger Agreement is attached to this proxy statement as Annex A and a copy of the First Amendment is attached to this proxy statement as Annex D, as well as the Second Amendment attached as Exhibit [___].

Consideration to Huajin Security Holders

Upon the closing of the transactions contemplated in the Merger Agreement, in consideration for all of the issued and outstanding share capital of Huajin, the maximum number of OAKU Shares which may be issued to the Huajin securityholders consists of 23,748,128 OAKU Shares. We estimate that the Huajin securityholders will receive approximately 23,748,128 OAKU Shares based on Huajin’s estimated net closing debt of $12,518,718. The aggregate number of OAKU Share to be issued, shall be determined by subtracting the “Closing Net Debt” of Huajin (as defined in the Merger Agreement) from the agreed valuation of $250,000,000, and dividing such difference by $10.00, which represents the agreed valuation of one (1) OAKU Ordinary Share at the Closing of the Business Combination. Of such shares to be issued at Closing, 5% will be issued to the Escrow Participant, Xuehong Li, the founder of Huajin, and placed in escrow for a period of up to 12 months to provide for indemnification claims which may be brought by OAKU as described in the section entitled “The Merger Agreement”. However, in accordance with the terms of the Merger Agreement, in the event that the Closing Net Debt of Huajin is different from the assumption stated above, and some or all of the vested options of Huajin are exercised with cash, the allocation of the OAKU Shares issuable to the Huajin security holders will change.

The number of OAKU Class A Ordinary Shares that each Huajin shareholder shall receive will be equal to the product obtained by multiplying the number of shares of Huajin held by such shareholders by the Closing Consideration Conversion Ratio (as defined in the Merger Agreement).

Prior to the effective time of the Business Combination, all outstanding convertible securities of Huajin, if any, shall be exercised or cancelled by the holders thereof, and the Huajin ordinary shares then issued and outstanding shall be exchanged for OAKU Class A Ordinary Shares upon the closing of the Business Combination. Further, outstanding Huajin preference share, if applicable, shall also be converted into Huajin ordinary share, which shares shall thereafter be exchanged for OAKU Class A Ordinary Shares. Outstanding notes issued by Huajin shall, at or prior to Closing, similarly be converted into Huajin ordinary share and exchanged for OAKU Class A Ordinary Shares or repaid and cancelled.

Backstop Commitment

In connection with the Business Combination, on June 26, 2024, we entered into the Backstop Agreement with the Backstop Investor reflecting our agreement to register herein for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin. Specifically, the Backstop Agreement requires us to complete a primary placement of the Backstop Shares to the Backstop Investor, to occur concurrently with the closing of the Business Combination. The proceeds from the sale of the Backstop Shares are expected to (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination.

See the Section entitled “The Merger Agreement — Backstop Commitment” for a further discussion of the proposed Backstop Commitment.

Management and Board of Directors Following the Business Combination

Effective as of the closing date, the Board of Directors of OAKU will consist of five (5) members, three of whom will be designated by Oak Woods and two of which will be designated by Huajin. The members designated by Huajin will include Xuehong Li and Yadan Bai, the member designated by OAKU will be Lixin Zheng, Lauren Simmons and Mitchell Cariaga, who presently is on the board of directors of OAKU. Xuehong Li will be the Chief Executive Officer of OAKU and Huajin after the consummation of the Business Combination. Under the rules of the Nasdaq Stock Market, as long as we are not a “controlled company” under The Nasdaq Stock Market listing requirements, a majority of our board members must qualify as independent directors and certain of our board’s committees (notably the audit committee, the compensation committee and, if existing, the nominating committee) must be comprised of independent directors. Although upon completion of the Business Combination, we will be a “controlled company”, Huajin has indicated that it does not intend to avail itself of those exemption available to controlled companies. Our independent directors will be Lauren Simmons, Mitchell Cariaga and Yadan Bai. See “Directors and Executive Officers after the Business Combination” for additional information.

Other Agreements Relating to the Business Combination

Issuance of Class A Ordinary Shares to AsianLegend

In addition, Asian Legend International Investment Holding Limited (“AsianLegend”) acted as financial advisor to OAKU with respect to the Business Combination and will receive a fee from OAKU for its services, a substantial portion of which will become payable only if the Business Combination is consummated, with the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, as amended, between AsianLegend and OAKU. In addition, OAKU has agreed to indemnify AsianLegend for certain liabilities arising out of its engagement. Prior to the parties’ entry into the Merger Agreement, AsianLegend did not have any other financial advisory or other significant commercial or investment banking relationships with Huajin. The Agreement with AsianLegend, entered by and between contemplates that the Company will pay to AsianLegend USD $100,000 per calendar month during the term of this Agreement; and, as discussed above, an amount of paid shares equals to 5% of total value of the target company (in this case Huajin) in a successful business merger or acquisition by us as determined by a fair market value and stated in a definitive merger agreement between us and the prospective target, in Class A Ordinary Shares, together with piggyback registration rights and payable upon the of our consummation of our initial business combination. As such, 1,187,406 Class A Ordinary Shares will be issued to AsianLegend in exchange for its services rendered for the Business Combination, upon the Closing. The shares issuable to AsianLegend are contingent on the consummation of a Business Combination, and are not subject to any lock-up agreement. Because the Asian Legend shares will be registered together with those of our Initial Shareholders upon completion of our initial business combination, and are not subject to a lock-up agreement with us, they may be freely disposed of by AsianLegend at any time after they are issued. The applicable period to date of the agreement with AsianLegend has run from the effective date of our IPO through the earlier of the consummation of our initial business combination, or in the event that the Company fails to complete a Transaction within any applicable time period or selects not to complete a Transaction, the dissolution of the Company under applicable laws, unless extended by mutual written consent or earlier terminated. We have agreed to indemnify AsianLegend for claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred in connection with, or generally arising out of, their advisory services to us. The shares issued to AsianLegend is contingent on the consummation of a Business Combination and not subject to the Lock-Up Agreements described below in this proxy statement/prospectus. The Company and AsianLegend also agreed to enter into a registration rights agreement to grant AsianLegend certain rights to register the resale of any shares issued to AsianLegend after the Business Combination.

Payment of Transaction Deposit by Huajin

Simultaneously with the execution of the Merger Agreement, Huajin made payment of a deposit in the sum of $330,000 to OAKU. The balance of such funds may be used by OAKU to fund expenses.

Registration Rights Agreement

At the closing of the Business Combination, OAKU will enter into a Registration Rights Agreement with the Huajin security holders, substantially in the form attached as Annex B to this proxy statement, which provides certain demand and piggy-back registration rights to the Huajin security holders for the OAKU Class A Ordinary Share received by them. The demand registration rights may not be exercised until expiration of the lock up period. Subject to certain exceptions, the Company will bear all registration expenses (as defined in the Registration Rights Agreement).

Lock-Up Agreements

Under the terms of the Merger Agreement, it was agreed upon by the parties that certain of the Huajin securityholders will enter into a Lock-up Agreement (the “Lock-up Agreement”) pursuant to which such shareholders shall abide by restrictions on transfer with respect to the OAKU Class A Ordinary Share received as consideration for the consummation of the Business Combination. Such transfer restrictions begin at Closing and end at the date that is (i) twelve (12) months after the Closing with respect to a holder of shares who is also the Chief Executive Officer upon the completion of the Business Combination and (ii) six (6) months following the Closing with respect to other Huajin securityholders. Under the Lock-up Agreement, such shareholders, will be prohibited from (i) the offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the OAKU’s Ordinary Share, or any other securities of the OAKU convertible into or exercisable or exchangeable for any of such OAKU’s Ordinary Share (collectively, the “Lock-up Shares”); (ii) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of the Lock-up Shares or other securities, in cash or otherwise; or (iii) making any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-up Shares. The consideration paid to Huajin in furtherance of the mutual covenants of the Company and Huajin under the Lock-Up agreement is comprised of the overall consideration and Merger Shares, as well as other promises and covenants of the Company under the terms of its Merger Agreement, as amended and Plan of Merger thereunder.

Indemnification Escrow Agreement

In connection with the Business Combination, OAKU, Shareholders’ Representative, and OAKU’s transfer agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”) will enter into a stock escrow agreement for the escrow of the 5% of the Purchaser Merger Shares issuable to the Escrow Participant at Closing to be deposited by the Shareholders’ Representative for a period of up to twelve (12) months after the Closing Date to satisfy any potential indemnification claims pursuant to the Merger Agreement.

Redemption Rights

Pursuant to OAKU’s Amended and Restated Memorandum and Articles of Association, holders of public Ordinary Share may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two (2) business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein. As of [•], 2024, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any public OAKU Ordinary Share to be redeemed only if you vote your public shares on the Business Combination Proposal and:

(i)     (a) hold public Ordinary Share, or (b) hold public Ordinary Share through Public Units and you elect to separate your Public Units into the underlying public Class A Ordinary Share and Public Warrants prior to exercising your redemption rights with respect to the public Class A Ordinary Share; and

(ii)    prior to 5:00 p.m., Eastern Time, on [•], 2024, (a) submit a written request to the Transfer Agent, that OAKU redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically through the DTC DWAC (Deposit/Withdrawal at Custodian) System.

To vote its public shares on the Business Combination Proposal at the extraordinary general meeting, a shareholder must be a shareholder as of [•], 2024, the Record Date for the extraordinary general meeting. Accordingly, if you purchase public shares after the Record Date you will not be able to redeem your shares upon consummation of the Business Combination unless you have either (i) have a written agreement from the seller/transferor of the public shares whereby the seller/transferor agrees to vote the shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the public shares held in record name of the seller/transferor and must actually vote such public shares on the Business Combination Proposal.

Holders of outstanding Public Units must separate the underlying Ordinary Share and Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Share. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the OAKU Class A Ordinary Share from the Public Units. Any demand for redemption, once made, may be withdrawn at any time until two (2) days prior to the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

If a holder exercises its redemption rights, then such holder will be exchanging its public OAKU Ordinary Share for cash and will no longer own shares of OAKU following the Closing of the Business Combination. Such a holder will be entitled to receive cash for its public OAKU Ordinary Share only if it properly demands redemption and delivers its shares (either physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section titled “The Extraordinary general Meeting of OAKU shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public Ordinary Share for cash.

Impact of the Business Combination on the Public Float and Shares outstanding of OAKU

Assuming, except for 1,492,656 ordinary shares redeemed by OAKU’s ordinary shareholders in September 2024, there are no redemptions of our public shares, that Huajin’s closing net debt at the time of the Business Combination is $12,518,718, the issuance of 500,000 OAKU Shares to the Backstop Investor, and the issuance of OAKU Shares upon the conversion of the OAKU Public Rights and Private Rights, OAKU will issue the Huajin securityholders approximately 23,748,128 OAKU Shares, having an aggregate of approximately 32,489,034 shares issued and outstanding after the automatic conversion of all issued and outstanding Class B Ordinary Share into Class A Ordinary Share on a one-for-one basis, it is anticipated that upon completion of the Business Combination, the ownership of the issued and outstanding OAKU Class A Ordinary Share of the post-Merger company will be as follows:

•        OAKU public shareholders (which excludes our Sponsor) will own 4,257,354 OAKU Class A ordinary shares, including 1,492,646 shares were redeemed by OAKU’s public shareholders in September 2024, which will represent approximately 13.1% of our ordinary shares and 13.1% of the voting power of our ordinary shares;

•        Our Initial Shareholders will own, assuming conversion of all private rights but not any of the private warrants, 1,837,813 OAKU Class A ordinary shares, which will represent approximately 5.7% of our ordinary shares and 5.7% of the voting power of our ordinary shares;

•        Our holders of OAKU Public Rights will own 958,333 OAKU Class A ordinary shares, which will represent approximately 2.9% of our ordinary shares and 2.9% of the voting power of our ordinary shares;

•        Huajin former shareholders, will own approximately 23,748,128 ordinary shares OAKU Class A ordinary shares, which will represent approximately 73.1% of our ordinary shares and 73.1% of the voting power of our ordinary shares;

•        the advisor to the Business Combination, AsianLegend, will own approximately 1,187,406 OAKU Class A ordinary shares, which will represent approximately 3.7% of our ordinary shares and 3.7% of the voting power of our ordinary shares; and

•        the Backstop Investor will own 500,000 OAKU Class A ordinary shares, which will represent approximately 1.5% of our ordinary shares and 1.5% of the voting power of our ordinary shares.

Assuming (i) redemption by holders of all of OAKU’s Class A Ordinary Share, Huajin’s closing net debt at the time of the Business Combination is $12,518,718, the issuance of 500,000 OAKU Shares in the Backstop Commitment, and the issuance of OAKU Shares upon the conversion of the OAKU Public Rights and Private Rights, OAKU will issue the Huajin securityholders approximately 23,748,128 OAKU Shares and OAKU will have approximately 28,231,680 shares issued and outstanding at closing of the Business Combination after the automatic conversion of all issued and outstanding Class B Ordinary Share into Class A Ordinary Share on a one-for-one basis, it is anticipated that upon completion of the Business Combination, the ownership of the issued and outstanding OAKU Class A Ordinary Share of the post-Merger company will be as follows:

•        OAKU public shareholders (which excludes our Sponsor) will own 0 OAKU Class A ordinary shares, which will represent approximately 0% of our ordinary shares and 0% of the voting power of our ordinary shares;

•        Our Initial Shareholders will own 1,837,813 OAKU Class A ordinary shares (including OAKU Class A ordinary shares issuable upon conversion of the OAKU Private Rights), which will represent approximately 6.5% of our ordinary shares and 6.5% of the voting power of our ordinary shares;

•        Our holders of OAKU Rights will own 958,333 Class A ordinary shares, which will represent approximately 3.4% of our ordinary shares and 3.4% of the voting power of our ordinary shares;

•        Huajin former shareholders, will own approximately 23,748,128 OAKU Class A ordinary shares, which will represent approximately 84.1% of our ordinary shares and 84.1% of the voting power of our ordinary shares;

•        the advisor to the Business Combination, AsianLegend, will own approximately 1,187,406 OAKU Class A ordinary shares, which will represent approximately 4.2% of our ordinary shares and 4.2% of the voting power of our ordinary shares; and

•        the Backstop Investor will own 500,000 OAKU Class A ordinary shares, which will represent approximately 1.8% of our ordinary shares and 1.8% of the voting power of our ordinary shares (assuming that $5,000,000 of OAKU Class A ordinary shares are subscribed for in the Backstop Commitment).

The ownership percentages with respect to the post-Business Combination company set forth above do not take into account:

(a)     shares underlying issued and outstanding OAKU Public Warrants issued in our IPO (5,750,000 public warrants) that will remain outstanding immediately following the Business Combination; and

(b)    shares underlying the 343,125 Private Warrants held by our Sponsor.

After giving effect to the exercise and conversion of all securities, ownership and voting control of our Initial Shareholders will be as follows:

	Assuming No Redemptions(1)			Assuming Maximum Redemptions(2)
	Shares	Ownership %	Voting %	Shares	Ownership %	Voting %
Sponsor and affiliates(3)	1,837,813	5.7%	5.7%	1,837,813	6.5%	6.5%

____________

(1)      This presentation assumes no additional holders of our Ordinary Share exercise their redemption rights with respect to their redeemable Ordinary Share upon the Closing.

(2)      This presentation assumes the maximum redemption of our public shares, resulting in no assets in our trust account).

(3)      Holdings of the listed category of shareholder consists of the initial shares held by the Sponsor, our current and former officers and directors, private shareholders, and our advisor in our IPO, Space Frontier Investment Holding Limited.

Assuming, except for 1,492,646 ordinary shares redeemed by OAKU’s public shareholders in September 2024, no further redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $339,956,270 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $237,614,100 at an assumed price of $10.00 per share.

Assuming maximum redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $282,456,270 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $237,614,100 at an assumed price of $10.00 per share.

If the actual facts are different than these assumptions, the percentage ownership and percentage of voting power retained by our public shareholders following the Business Combination will be different.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “Directors, Executive Officers, Executive Compensation and Corporate Governance” — “Directors After Completion of the Business Combination”.

The Proposals

At the extraordinary general meeting, shareholders of the Company will be asked to consider and, if thought fit, approve the following items of business:

•        To approve, as an Ordinary Resolution, the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin, Shareholders’ Representative and Merger Sub entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative (as amended from time to time), and the transactions contemplated thereby, and to authorize the directors and officers of the Company to undertake all such matters and do all such things as may be required to give effect to the Business Combination. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

•        To approve as a Special Resolution, that upon completion of the Business Combination (i) the name of the Company be changed to “Huajin Health Group Company Limited” from “Oak Woods Acquisition Corporation”; (ii) clause 1 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 1 “The name of the Company is Huajin Health Group Company Limited”; (iii) the reclassification and redesignation of all of the currently authorized and issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001each be reclassified and redesignated into US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001each, of which [7,530,625] Class A Ordinary Shares and 0 preference shares shall be issued and outstanding (the “Class B to Class A Re-classification”); (iv) contemporaneously with the Class B to Class A Re-classification, the reclassification and redesignation of all of the authorized and issued and outstanding Class A Ordinary Shares into ordinary shares of the Company on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 ordinary shares and 0 preference shares shall be issued and outstanding; (v) clause 5 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 5 “The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each”; (vi) the Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex C, reflecting the foregoing resolutions and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination be adopted in substitution for and to the exclusion of, the existing memorandum and articles of association of the Company; and (vii) the registered office provider and company secretary be authorized to undertake all such matters, including making all such filings with the Registrar of Companies in the Cayman Islands, as may be required to give effect to this resolution. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 2.”

•        To approve, as an ordinary resolution, the issuance of Class A Ordinary Shares constituting more than 20% of the issued and outstanding Class A Ordinary Shares of OAKU pursuant to the terms of the Merger Agreement (including shares issued to former security holders of Huajin and shares issued to the advisor of Business Combination, AsianLegend) and any private placement in connection with the Backstop Commitment, as required by Listing Rules 5635(a), (b), and (d) of the Nasdaq Capital Market. This proposal is referred to as the “Nasdaq 20% Proposal” or “Proposal No. 3.”

•        To approve, as a resolution of the holders of the Class B Ordinary Shares, the election of each of Xuehong Li, Lixin Zheng, Lauren Simmons, Mitchell Cariaga and Yadan Bai to serve as directors on the Company’s board of directors (the “Board”) effective from the completion of the Business Combination until the next annual meeting of shareholders or until their successors are elected and qualified. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 4.”

•        To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event OAKU does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 5.”

Please see the sections entitled “The Business Combination Proposal,” “The Charter Amendment Proposal”, “The Nasdaq 20% Proposal” “The Director Election Proposal” and “The Adjournment Proposal”, for more information on Proposals 1 through 5.

Voting Securities, Record Date

As of the record date of ___________, 2024 there were ____________ Ordinary Share of OAKU issued and outstanding. Only OAKU shareholders who hold Ordinary Share of record as of the close of business on ___________, 2024 are entitled to vote at the extraordinary general meeting of shareholders or any adjournment of the extraordinary general meeting.

The approval of the Business Combination Proposal, the Nasdaq 20% Proposal and the Adjournment Proposal will each require an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Charter Amendment Proposal requires a Special Resolution, being a resolution passed by a majority of at least two-thirds of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The approval of the Director Election Proposal requires a resolution of the holders of the Class B Ordinary Shares by an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

As of the record date, OAKU’s Sponsor, officers and directors, and other Initial Shareholders owned, either directly or beneficially, and were entitled to vote 1,780,625 OAKU Shares, or approximately _____% of OAKU’s issued and outstanding Ordinary Share. With respect to the Business Combination, OAKU’s Sponsor and other Initial Shareholders have agreed to vote their respective OAKU Shares in favor of the Business Combination Proposal. They have also indicated that they intend to vote in favor of the other proposals.

Date, Time and Place of Extraordinary general Meeting

The extraordinary general meeting will be a virtual meeting conducted exclusively via live webcast starting at 11:00 a.m., Eastern time, on _______________, 2024, or at such other date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the extraordinary general meeting online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit your questions during the extraordinary general meeting by visiting ________________________________ and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Additionally, you have the option to listen to the extraordinary general meeting by dialing +1-888-965-8995 (toll-free within the U.S. and Canada) or +1-415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is _____________#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Because the extraordinary general meeting is completely virtual and being conducted via live webcast, shareholders will not be able to attend the meeting in person.

Registering for the Extraordinary general Meeting

Pre-registration at https://www.cstproxy.com/______________________________ is recommended but is not required in order to attend.

Any shareholder wishing to attend the virtual meeting should register for the meeting by _____________, 2024. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of our Ordinary Share:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only extraordinary general meeting, go to https://www.cstproxy.com/_________________, enter- the 12-digit control number included on your proxy card or obtained through Continental Stock Transfer & Trust Company and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Anticipated Accounting Treatment

The Business Combination will be treated by OAKU as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For accounting purposes, Huajin is considered to be acquiring OAKU in this transaction. Therefore, for accounting purposes, the Business

Combination will be treated as the equivalent of a capital transaction in which Huajin is issuing shares for the net assets of OAKU. The net assets of OAKU will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of OAKU will show the consolidated balances and transactions of OAKU and Huajin as well as comparative financial information of Huajin (the acquirer for accounting purposes).

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any federal or state regulatory requirements or approvals, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Consummation of the Business Combination (and the issuance of the shares to the Huajin securityholders and in the Backstop Investor) will require listing approval from the Nasdaq Stock Market Inc.

Appraisal Rights

Holders of OAKU Shares are not entitled to appraisal rights under Cayman Islands law in connection with any of the Proposals.

Shareholder Interests of Certain Persons in the Business Combination

When you consider the recommendation of OAKU’s Board of Directors in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that OAKU’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        Under OAKU’s Amended and Restated Memorandum and Articles of Association, if the proposed Business Combination is not completed by March 28, 2025, and OAKU shareholders do not vote to further extend such date, OAKU will be required to liquidate. In such event, the 1,437,500 Class B Ordinary Shares held by OAKU’s Initial Shareholders, including our Sponsor and our officers and directors, which were acquired prior to the IPO for an aggregate purchase price of $25,000 will be worthless. Such Class B Ordinary Share had an aggregate market value of approximately $___________________ based on the closing price of OAKU’s Ordinary Share of $________________ on the Nasdaq Capital Market as of the record date of _____, 2024.

•        Further, if the proposed Business Combination is not completed by March 28, 2025, and OAKU shareholders do not vote to further extend such date, the 343,125 OAKU Private Units purchased by our Sponsor, for a total purchase price of $3,431,250, will be worthless. Such Private Warrants and Private Rights included in the OAKU Private Units had an aggregate market value of approximately $_______________ based on the closing price of OAKU’s warrants of $________ and the closing price of OAKU’s rights of $________ on the Nasdaq Capital Market as of the record date.

•        If the proposed Business Combination is completed, the approximate dollar value of the Initial Shares held by the Sponsor and the other Initial Shareholders in the post-combination company, based on the transaction value would be approximately $_______________ (assuming no further redemptions by the public shareholders and approximately $_______________ (assuming maximum redemptions). Further, the approximate dollar value of such Initial Shares based on recent trading prices would be $_______________, based on the closing price of OAKU’s Ordinary Shares of $_____ on the Nasdaq Capital Market as of _____________, 2024. Such accretion in value over the purchase price paid by the Sponsor for its founder shares would result in the Sponsor earning a positive rate of return on its investment, which could occur even if other OAKU shareholders experience a negative rate of return on their investment in the post-Business Combination company.

•        The exercise of OAKU’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in OAKU shareholders’ best interest.

•        If the Business Combination is completed, OAKU will designate three (3) member to the Board of Directors of OAKU. Lixin Zheng, who is currently a director of OAKU, and Lauren Simmons and Mitchell Cariaga, who are independent directors of OAKU, will serve as the nominees.

Recommendations of the Board of Directors to shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Board of Directors of OAKU has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of OAKU and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the OAKU Board of Directors reviewed various industry and financial data and the due diligence and evaluation materials provided by Huajin including forward looking summarized financial forecasts for the Huajin businesses for the years 2023 to 2027 including projected revenues and EBITDA. OAKU’s Board of Directors recommends that OAKU shareholders vote:

•        FOR Proposal No. 1, the Business Combination Proposal;

•        FOR Proposal No. 2, the Charter Amendment Proposal;

•        FOR Proposal No. 3, the Nasdaq 20% Proposal;

•        FOR Proposal No. 4, the Director Election Proposal; and

•        FOR Proposal No. 5, the Adjournment Proposal.

Summary of Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the extraordinary general meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 47 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of OAKU and Huajin to complete the Business Combination and (ii) the business, cash flows, financial condition and results of operations of the combined companies following consummation of the Business Combination, and; (iii) because our operating businesses are located in the PRC, the Chinese government may intervene or influence our operations at any time through the directors and officers who have significant ties in China due to the operational location of the Company and its subsidiaries and franchises given the Chinese government’s significant oversight and discretion over the conduct of Huajin’s business, which could result in a material change in our business and/or the value of our securities. Moreover, changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be adopted quickly with little advance notice and could have a significant impact upon our ability to operate. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. These recently enacted measures, and additional pending or future new measures which may be implemented, could materially and adversely affect our operations following our proposed business combination, assuming we are able to complete our business combination successfully. The Chinese government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. These recently enacted measures, and additional pending or future new measures which may be implemented, could materially and adversely affect our operations following our initial public offering. These risks may result in a material change in our operations and the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or become worthless. See Risk Factors — Risks Related to Doing Business in Greater China — The enforcement of laws and rules and regulations in mainland China, which can change quickly from time to time in the future and may not timely come to our attention, and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless.

HUAJIN SUMMARY FINANCIAL INFORMATION

The data below as of the six months ended June 30, 2024 and June 30, 2023 and for the two (2) six months in the period ended has been derived from Huajin’s unaudited consolidated financial statements for such periods, which are included in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected for future periods.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huajin for the six months ended June 30, 2024 and six months end June 30, 2023” and Huajin’s unaudited financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	June 30, (RMB amounts, except per share data)
	2024	2023
Statement of Operations Data:
Net revenue	72,862,454	28,115,119
Operating expenses:
Cost of sales	23,632,484	9,760,736
Research and Development
Sales and marketing	5,613,288	4,181,161
General and administrative	22,140,756	5,393,313
Total operating expenses	27,754,044	9,574,474
Income (Loss) from operations	21,475,926	8,779,909
Total other expenses, net	7,271	362,993
Income Taxes	7,912,002	3,063,249
Net Income (Loss)	13,571,195	6,079,653

Dividend to Preferred shareholders
Net loss per share attributable to Class A Ordinary shareholders	288.60	127.75
Net loss per share attributable to Class A Ordinary shareholders, basic and diluted	288.60	127.75
	June 30, 2024	June 30, 2023
	(in RMB)
Statement of Cash Flow Data:
Net cash used in operating activities	(12,787,644)	15,703,214
Net cash used in investing activities	(10,910,600)	—
Net cash provided by financing activities	(1,160,815)	(103,984)
Effect of exchange rate changes	(63,986)	(54,238)
Net (decrease) increase in cash, cash equivalents and restricted cash	(24,923,045)	15,544,992
	As of June 30, 2024	As of December 31, 2023
	(in RMB)
Balance Sheet Data (at period end):
Cash, cash equivalents	3,758,863	28,681,908
Other Current Asset	107,399,997	65,852,936
Total Asset	124,725,120	108,180,571
Current Liabilities	76,757,293	82,003,838
Non-Current Liabilities	14,218,720	5,934,835
Total Liabilities	90,976,013	87,938,673
Total shareholders’ equity (deficit)	33,749,107	20,241,898

The data below as of the years ended December 31, 2023 and 2022 and for the two (2) years in the period ended has been derived from Huajin’s audited consolidated financial statements for such periods, which are included in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected for future periods.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huajin for the Fiscal Year Ended December 31, 2023 and 2022” and Huajin’s audited financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	December 31, (RMB amounts, except per share data)
	2023	2022
Statement of Operations Data:
Net revenue	$120,541,799	$51,003,069
Operating expenses:
Cost of sales	50,015,829	21,671,132
Research and Development
Sales and marketing	13,967,297	9,302,662
General and administrative	20,031,462	34,350,282
Total operating expenses	84,014,588	65,324,076

Income (Loss) from operations	36,527,211	(14,321,007)
Total other expenses, net	39,252	(178,242)
Income Taxes	12,246,446	(2,970,702)
Net Income (Loss)	24,320,017	(11,528,547)
Dividend to Preferred shareholders
Net loss per share attributable to Class A Ordinary shareholders	503.97	(208.82)
Net loss per share attributable to Class A Ordinary shareholders, basic and diluted	503.97	(208.82)
	December 31, 2023	December 31, 2022
	(in RMB)
Statement of Cash Flow Data:
Net cash used in operating activities	27,213,272	(40,679,269
Net cash used in investing activities	(22,130)	(2,797,444)
Net cash provided by financing activities	—	—
Effect of exchange rate changes	(2,973)	22,200
Net (decrease) increase in cash, cash equivalents and restricted cash	27,188,169	(43,454,513)
	As of December 31
	2023	2022
	(in RMB)
Balance Sheet Data (at period end):
Cash, cash equivalents	28,681,908	1,493,739
Other Current Asset	65,852,936	16,265,461
Total Asset	108,180,571	70,337,501
Current Liabilities	82,003,838	60,917,849
Non-Current Liabilities	5,934,835	13,070,019
Total Liabilities	87,938,673	73,987,868
Total shareholders’ equity (deficit)	20,241,898	(3,650,367)

TRADING MARKET AND DIVIDENDS

Ticker Symbol and Market Price

The OAKU Public Units, OAKU Shares, OAKU Warrants, and OAKU Rights are each quoted on the Nasdaq Capital Market, under the symbols “OAKUU,” “OAKU”, “OAKUW,” and “OAKUR” respectively. Each of the OAKU Public Units consists of one OAKU Share, a OAKU Warrant to purchase one OAKU Share and a OAKU Right to acquire one-sixth of a OAKU Share. The OAKU Public Units commenced trading on March 28, 2023. The OAKU Shares, OAKU Warrants and OAKU Rights commenced trading on May 19, 2023.

On ______________, the trading date before the public announcement of the Business Combination, OAKU’s Class A Ordinary Shares, Public Warrants, Public Units and Public Rights closed at $10.36, $1.07, $12.00 and $0.61, respectively. On _______________, the trading date immediately prior to the date of this proxy statement, OAKU’s Class A Ordinary Share, Public Warrants, Public Units and Public Rights closed at $[•], $[•], $[•] and $[•], respectively. The OAKU Public Rights will convert into OAKU Shares upon completion of the Business Combination, and as a result, the OAKU Public Rights will cease trading upon the completion of the Business Combination.

Holders

As of the record date of ___________, 2024, there were ________ holders of record of OAKU Public Units, 4 holders of record of OAKU Shares, ________ holders of record of OAKU Public Rights, and ________ holders of record of OAKU Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Class A Ordinary Shares, Public Warrants, Public Units and Public Rights are held of record by banks, brokers and other financial institutions.

Dividends

OAKU has not paid any cash dividends on its OAKU Shares to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of cash dividends in the future will depend upon OAKU’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of its then Board of Directors. It is the present intention of OAKU’s Board of Directors to retain all earnings, if any, for use in its business operations and, accordingly, OAKU’s Board of Directors does not anticipate declaring any dividends in the foreseeable future.

Huajin

No Huajin securities are publicly traded. It is a privately held company with approximately three (3) shareholders.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing Huajin and OAKU. Additional risks not currently known to Huajin and OAKU or that they currently deem to be immaterial also may materially adversely affect Post-Closing Huajin’s business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless the context otherwise requires, all references in this subsection to “Huajin” refer to the business of Huajin prior to the Closing and to Post-Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Post-Closing Huajin, in which event the market price of Post-Closing Huajin’s ordinary shares could decline, and you could lose part or all of your investment.

Risks Related to Doing Business in Greater China

Risks Related to Access to Information and Regulatory Oversight

Because some of Huajin’s operations are in China, Huajin’s business is subject to a certain degree of complex and rapidly evolving laws and regulations there. Regulatory or other governmental bodies may exercise significant oversight over the conduct of business in People’s Republic of China (the “PRC”), which could result in a material change in Huajin’s operations following the Business Combination and/or the value of our securities.

As a company having certain business operations in China, Huajin is subject to PRC laws and regulations, which can be complex and evolve rapidly. The Chinese government has the power to exercise oversight over the conduct of business in China, and the regulations to which Huajin’s business in the PRC is subject may change rapidly. Huajin’s ability to operate in China may be influenced by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central data security, anti-monopoly policies or local PRC governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on Huajin’s part to ensure its compliance with such regulations or interpretations. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such noncompliance or any associated inquiries or investigations or any other government actions may delay or impede Huajin’s operations and development in the PRC and subject Huajin to remedies, administrative penalties and even criminal liabilities that may harm its business, including fines assessed for its current or historical operations, or demands or orders that it modify or even cease its business practices in the PRC.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations could require Huajin to change certain aspects of its business to ensure compliance, could reduce PRC subsidiaries’ revenues, increase costs and expenses, require PRC subsidiaries to obtain more licenses, permits, approvals or certificates, or subject Huajin to additional liabilities. To the extent any new or more stringent measures are required to be implemented, Huajin’s business, financial condition and results of operations could be adversely affected and the value of Huajin’s securities could significantly decline.

Actions by the Chinese government, including any decision to intervene or influence the operations of any future PRC subsidiary or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers could occur at any time, and may cause us to make material changes to the operations of our proposed PRC subsidiaries following the completion of the proposed business combination and may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiary to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our PRC subsidiary compliance with such regulations or interpretations. As such, any future PRC subsidiary may be subject to various government and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Our operations following a business combination with Huajin could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of any future PRC subsidiary at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of any future PRC subsidiary, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Because PRC laws, rules, and regulations are relatively new and quickly evolving, and because of the limited number of published decisions and the non-precedential nature of these decisions, and because the laws, rules and regulations often give the relevant regulator certain discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable.

The company faces various legal and operational risks and uncertainties as a company which its principal subsidiaries based in and primarily operating in the PRC. Most of the company’s subsidiaries operations are conducted in the PRC, and are governed by PRC laws, rules, and regulations. Because PRC laws, rules, and regulations are relatively new and quickly evolving, and because of the limited number of published decisions and the non-precedential nature of these decisions, and because the laws, rules and regulations often give the relevant regulator certain discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices.

As some of Huajin’s operations are conducted in China, recent regulatory developments in China, including an intent indicated by the Chinese governmental authorities to exert more oversight over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may subject Huajin to additional regulatory review or otherwise restrict or hinder Huajin’s ability to offer securities and raise capital outside the PRC, all of which could materially affect Huajin’s business and cause the value of Huajin’s securities to significantly decline or be worthless.

The recent regulatory developments in the PRC, in particular with respect to more oversight over offerings that are conducted outside the PRC and/or foreign investment in PRC-based issuers, may lead to additional regulatory review in China over the Business Combination. As some of Huajin’s operations are based in the PRC through Huajin’s PRC Subsidiaries, Huajin is subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more oversight on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more oversight over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of Huajin’s PRC subsidiaries, significantly limit or completely hinder Huajin’s ability to offer or continue to offer securities to investors, and cause the value of Huajin’s securities to significantly decline or be worthless.

Huajin believes that the issuance of Huajin’s securities to foreign investors in connection with the Business Combination does not require permission or approval from any PRC governmental authority according to the currently in-effect PRC laws and regulations, except for those licenses and permissions held by Huajin’s PRC subsidiaries and the filing requirements of the CSRC under the Overseas Listing Trial Measures. However, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on the experience of management team, Huajin does not believe that any permission or approval is required under any laws or regulations of Hong Kong Special Administrative Region (the “HKSAR”) for us to issue securities to non-PRC investors in connection with the Business Combination or offer securities to non-PRC investors or for any of Huajin’s PRC Subsidiaries to conduct their business operations in mainland China. Huajin cannot assure you that such approval or permission will not be required under PRC or HKSAR laws, regulations or policies if the relevant PRC or HKSAR governmental authorities take a contrary position, nor can Huajin predicts whether or how long it will take to obtain such approval. Any failure to obtain or delay in obtaining the requisite governmental approval for the Business Combination, or a rescission of such approval, would subject us to sanctions imposed by the relevant PRC regulatory authority.

Below is a summary of potential PRC laws and regulations that, in the opinion of Jingtian & Gongcheng according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the relevant PRC government authorities, namely, the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) and their enforcement agencies, to require Huajin to obtain permission or approval in order to issue securities to foreign investors in connection with the Business Combination or offer securities to foreign investors.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the Ministry of Commerce of the PRC (the “MOFCOM”), the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the State Administration of Foreign Exchange (the “SAFE”) in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The M&A Rules adopted by six PRC regulatory agencies include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, there may still be changes regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. In the opinion of Jingtian & Gongcheng according to its interpretation of the currently in-effect PRC laws and regulations, neither of the CSRC approval and MOFCOM approval is required under the M&A Rules because Shaanxi QianXiang was a foreign-funded enterprise at the time of the acquisition of its equity interests by Beijing XiaoLeKang Enterprise Management Co., Ltd.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of ordinary shares by companies limited by ordinary shares and will clarify the duties of domestic regulatory authorities. However, the Opinions did not provide detailed rules and regulations. On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller. The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings. Guidance for Application of Regulatory Rules — Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. As Huajin’s PRC subsidiaries accounted for more than 50% of its consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2023 and 2022, and substantially all of its operations are carried out in the PRC, the issuance of securities to foreign investors in connection with the Business Combination will be considered as an indirect overseas offering and listing by a domestic enterprise and Huajin is subject to the filing requirements under the Overseas Listing Trial Measures.

Furthermore, according to the 2022 Cybersecurity Review Measures which came into effect on February 15, 2022, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities are subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country must file for cybersecurity review with the Cybersecurity Review Office. Neither Huajin nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of its securities or the business operations of its PRC Subsidiaries, because neither Huajin nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users.

Huajin has been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other regulatory authorities in mainland China or HKSAR required for listings outside Greater China. As of the date hereof, except for filing under the Overseas Listing Trial Measures, Huajin has not received any inquiries, notices, warnings, sanctions, denials, or regulatory objections from the CSRC, CAC, nor any other regulatory authority in the PRC or HKSAR. To Huajin’s knowledge, except for filing under the Overseas Listing Trial Measures, Huajin is, as of the date hereof, not required to obtain permission or approval from the CSRC nor any other regulatory authority in mainland China or HKSAR. Huajin cannot predict future interpretation and implementation of these laws and regulations, when and whether Huajin will be required to obtain permission from the PRC or HKSAR government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. In the event that Huajin is required to obtain permission or approval from the CSRC or any other authority in the PRC or HKSAR in the future, any failure to do so could result in (i) the delisting of Huajin’s securities on exchanges outside China and/or (ii) a decrease in the value of Huajin’s securities (among other consequences). Given the PRC government’s significant oversight and discretion over the conduct of business of any China-based company, the PRC government may intervene or influence the operations of our Combined Company, which could result in a material change in our operations and/or value of the securities we are registering for sale. Moreover, given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, our business is subject to the risk that any such action could significantly limit or completely hinder your ability to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Promulgation of new laws and permissions from PRC authorities for our operations could have a material adverse effect on our securities or cause our securities to become worthless.

As of the date of this prospectus, neither our Company nor Huajin nor its subsidiaries have been involved in any investigations or review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction for our operations or our issuance of securities to investors. Nevertheless, the Standing Committee of the National People’s Congress (“SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires us and our subsidiaries to obtain permissions from PRC regulatory authorities to conduct business operations in China. Moreover, the promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which the post business combination entity conducts its business in the PRC and, assuming we successfully complete the proposed business combination with Huajin, could in the future require us to change certain aspects of our business to ensure compliance, could reduce PRC subsidiaries’ revenues, increase costs and expenses, require PRC subsidiaries to obtain more licenses, permits, approvals or certificates, or subject the post-combination entity to additional liabilities that could have a material impact on the value of our securities, or cause our securities to become worthless.

The expeditious development and application of laws in the PRC may lead to laws and administrative and court authorities interpreting and applying laws inconsistently, especially amongst different agencies, administrative bodies, courts, or authorities, and their development and application may be inconsistent with our current policies and practices, and could materially affect our ability to enforce various contracts we have entered into and could materially and adversely affect our business, financial condition and results of operations.

Because PRC laws, rules, and regulations are relatively new and quickly evolving, and because of the limited number of published decisions and the non-precedential nature of these decisions, and because the laws, rules and regulations often give the relevant regulator certain discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. The PRC administrative court authorities and government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC by administrative and other courts or authorities are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies, administrative bodies, courts, or authorities, and inconsistently with our current policies and practices. The effect of an adverse interpretation of one or more laws or regulations could have a material adverse effect on our business, financial condition and results of operations resulting in the diminution or loss of some or all of the value of our securities.

Huajin and its PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on business, financial condition and results of operations.

The integrity and protection of customer, employee and company data is critical to Huajin’s business. Huajin’s customers and employees expect that Huajin will adequately protect their personal information. Huajin and its PRC Subsidiaries are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services, or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not collect users’ personal information without their consent and may only collect users’ personal information necessary to the provision of services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The Civil Code of the PRC (issued by the National People’s Congress of the PRC on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under PRC civil law.

PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various PRC regulatory bodies, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with evolving standards and interpretations.

In April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. In July 2021, the CAC and other related authorities released a draft amendment to the 2020 Cybersecurity Review Measures for public comments. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Under the Regulation on Protecting the Security of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, effective September 1, 2021, “critical information infrastructure” is defined as important network facilities and information systems in important industries and fields, such as public telecommunication and information services, energy, transportation, water conservancy, finance, public services, e-government and national defense, science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may severely damage national security, the national economy and the people’s livelihood and public interests. Neither Huajin nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator. As of the date of this proxy statement/prospectus, neither Huajin nor any of its PRC Subsidiaries has been informed by any PRC governmental authority that Huajin or any of its PRC Subsidiaries is a “critical information infrastructure operator.”

On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level.

Neither Huajin nor any of its PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of Huajin’s securities or the business operations of Huajin’s PRC Subsidiaries, because neither Huajin nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. Additionally, as of the date of this proxy statement/prospectus, neither Huajin nor any of its PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have Huajin or any of its PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. Huajin cannot predict the future development of the interpretation and enforcement of relevant PRC cybersecurity laws and regulations if the PRC regulatory authorities take a position contrary to Huajin, and Huajin cannot assure you that Huajin or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted), nor can Huajin assures you that Huajin or its PRC Subsidiaries would be able to pass such review. If Huajin or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or the business operations of its PRC Subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, Huajin or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on business, financial condition or results of operations. In addition, Huajin could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies.

As of the date of this proxy statement/prospectus, Huajin has not been involved in any investigations or become subject to a cybersecurity review initiated by the CAC, and Huajin has not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections with respect to business operations or in connection with the Business Combination from the CAC. Given the nature of business and as advised by Huajin’s PRC data compliance legal counsel, based on the foregoing analysis, Huajin believes that Huajin is compliant with the regulations and policies in relation to data security (including companies seeking to list on a foreign exchange) that have been issued by the CAC to date as of the date of this proxy statement/prospectus. However, as the Cybersecurity Review Measures and the Draft Administrative Regulation was newly issued how it would be interpreted and enforced, and to what extent it may affect us shall be determined according to the laws and regulations at that time.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law (the “PIPL”), effective November 1, 2021. The PIPL sets forth a range of obligations, administrative guidelines, and enforcement mechanisms with respect to the processing of personal information. The PIPL states that handling of personal information must have clear and reasonable purpose and shall be limited to the “minimum scope necessary to achieve the goals of handling” data. It also lays out conditions for which companies can collect personal data, such as obtaining an individual’s consent. The PIPL regulates personal information transfers outside of China by imposing obligations on handlers before transferring data abroad such as complying with a security assessment by relevant authorities. It also mandates risk assessments for specific processing including automated decision-making and handling that could have a major influence on individuals. In addition, the PIPL has a complex system of enforcement, including fines (that can go up to 5% of a company’s annual turnover) and administrative action (including warnings, orders to stop processing, confiscation of unlawfully obtained profit, revocation of licenses), individual rights to obtain compensation, and civil public interest litigation cases through a public prosecutor. If Huajin is to be found in violation of the PIPL when conducting business in China, Huajin could be subject to the above administrative penalties and civil liabilities, such as warnings, fines, or service suspension or even revocation of licenses, which could materially and adversely affect business, financial condition, and results of operations.

The Measures for the Security Assessment of Cross-border Data Transfer, effective from September 1, 2022, provide that the cross-border transfer of data falling under statutory categories shall be subject to security assessment. Given the nature of Huajin’s business and as advised by Huajin’s PRC data compliance legal counsel, according to its interpretation of the currently in-effect PRC laws and regulations, Huajin does not believe that Huajin or any of its PRC Subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Data Export Security Draft Measures. The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.

In addition to government regulation, privacy advocates and industry groups have proposed, and may in the future propose, self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, and/or Huajin may elect to comply with such standards. Huajin expects that there will continue to be new proposed laws and regulations concerning data privacy and security, and Huajin cannot yet determine the impact that such future laws, regulations and standards may have on business. New laws or amendments, or re-interpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict its business operations. Because the interpretation and application of laws, regulations, standards and other obligations relating to data privacy and security require greater clarity in terms of their application, the effect on us is presently not able to be fully understood and may be subject to future development. It is thus possible that these laws, regulations, standards and other obligations may be interpreted and applied in a manner that is inconsistent with data processing practices and policies. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, public censure, other claims and penalties and significant costs for remediation and damage to its reputation, Huajin could be required to change business activities and practices, which could adversely affect its business. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with applicable laws, regulations, standards and other obligations relating to data privacy and security, could subject us to additional cost and liability, and affect Huajin’s financial condition, operating results and reputation.

The enforcement of laws and rules and regulations in mainland China, which can change quickly from time to time in the future without notice and may not timely come to our attention, and there is a risk that the Chinese government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless.

There are uncertainties regarding the future enforcement of the PRC laws and regulations which can change from time to time without coming to our attention. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely affect our business and hinder our ability to offer or continue our operations and cause the value of our securities to significantly decline or become worthless. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On February 17, 2023, the CSRC promulgated the Trial Measures, which specifically regulates the overseas securities offering and listing by PRC domestic companies, as the response to the announcement discussed above. Under the Trial Measures, we are subject to certain filing requirements for this offering and any subsequent offerings in future, once listed, and the overall supervision by the CSRC. These laws and rules and regulations have shown the Chinese government’s intention to exert more oversight and control over offerings that are conducted overseas. If we cannot fully understand or inaccurately interpret the applications of such laws and rules and regulations, including any future laws and regulations, or we fail to comply with them, we may face administrative penalties, which may include fines, public condemnation, suspension or termination of our business in severe cases, which could materially and adversely affect our business and hinder our ability to offer or continue our operations and cause the value of our securities to significantly decline or become worthless.

The Chinese government may regulate how we conduct business as necessary in accordance with current and effective Chinese laws and regulations, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or become worthless.

The PRC operating entities’ ability to operate in China may be harmed by changes in its laws and regulations, including those relating to manufacturing, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The PRC operating entities’ business is subject to various government and regulatory interference and could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The operations of the PRC operating entities could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry, which could result in further material changes in their operations and could adversely impact the value of our Class A Ordinary Shares.

The Chinese government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. These recently enacted measures, and additional pending or future new measures which may be implemented, could materially and adversely affect our operations following our initial public offering.

Although we believe that we are currently not required to obtain permission from any of the PRC central or local government and we have not received any denial to list on any U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future. Even if such permission is obtained, it remains uncertain whether it may be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and may cause the value of our shares to significantly decline or be worthless. If (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable PRC laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may be subject to fines or other penalties, including suspension of business and revocation of prerequisite licenses, which could result in a material change in our operations, and may have a material adverse effect on our business, financial condition or results of operations, and such action could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and cause the value of such securities to significantly decline or become worthless.

The healthcare food supplements and auxiliary healthcare equipment industry in China is highly regulated and such regulations are subject to change.

The PRC authorities have become increasingly vigilant in enforcing laws in the healthcare food supplements and healthcare equipment industry. Huajin researches, develops and sells healthcare food supplements and auxiliary healthcare equipment and provide elderly care services in China, which Huajin believes confers commercial and regulatory advantages. The healthcare food supplements and healthcare equipment industry in China is subject to comprehensive government regulation and supervision, encompassing the approval, registration, manufacturing, packaging, licensing and marketing of new healthcare food supplements and healthcare equipment. Please refer to the section headed “Risks Related to Government Regulations — Huajin’s business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect business, financial condition and results of operations” and “Information about Huajin — Government Regulations” for a further details on discussion of such regulatory requirements that are applicable to Huajin’s current and planned business activities.

In recent years, the regulatory framework in China regarding the healthcare food supplements and healthcare equipment industry has evolved, and Huajin expects that it will continue to undergo changes. Any such changes or amendments may result in increased compliance costs on suppliers and business and operating results. PRC authorities have become increasingly vigilant in enforcing laws in the healthcare food supplements and healthcare equipment industry and any failure by our suppliers to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in the suspension or termination of our and our suppliers’ business activities in China in the worst scenario. We believe our strategy and approach are aligned with the PRC government’s regulatory policies, but we cannot ensure that our strategy and approach will continue to be aligned.

Under the Holding Foreign Companies Accountable Act (the “HFCAA”), Huajin’s ability to maintain the listing of its securities on Nasdaq and the trading of its securities in the U.S. markets may be dependent on the PCAOB’s continued access to inspect Huajin’s independent auditor.

Pursuant to the HFCAA and its amendment, if a company has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify such company as a “Commission-identified Issuer,” and the trading of the securities of such company on U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if the company is identified as a Commission-identified Issuer for two consecutive years. On December 16, 2021, PCAOB issued a report on its determination that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and/or HKSAR, because of positions taken by local authorities. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and HKSAR from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, there can be no assurance that the PCAOB will continue to have such access. Huajin’s auditors, Fortune CPA, Inc, headquartered in Orange, California, were not subject to the PCAOB December 16, 2021 determination. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and HKSAR and Huajin use an accounting firm headquartered in one of these jurisdictions to issue an audit report in an annual report filed with the SEC, Huajin would be identified as a Commission-Identified Issuer following the filing of the annual report for the relevant fiscal year. There can be no assurance that Huajin will not be identified as a Commission-Identified Issuer for any future fiscal year, and if Huajin is so identified for two consecutive years, Huajin will become subject to the trading restriction and prohibition under the HFCAA.

On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of the position taken by the authority in the foreign jurisdiction and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. Additionally, in December 2022, an amendment of the HFCAA was enacted which shortened the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduced the time before the potential trading prohibition against or delisting of Huajin’s securities should the PCAOB’s access to inspect Huajin’s independent auditors be negatively affected in the future. On December 16, 2021, pursuant to the HFCAA, PCAOB issued a report on its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China and/or HKSAR, because of positions taken by local authorities. On August 26, 2022, the PCAOB signed the SOP Agreement with the CSRC and the Ministry of Finance of the People’s Republic of China, which establishes a framework for the PCAOB to conduct inspections and investigations of PCAOB-registered public accounting firms in mainland China and HKSAR and includes commitments from Chinese authorities on issues that have historically impeded the PCAOB’s ability to inspect and investigate completely. On December 15, 2022, the PCAOB determined that it has secured complete access to inspect and investigate audit firms based in mainland China or HKSAR. The PCAOB reassessed and vacated its December 16, 2021 determination to the contrary and removed mainland China and HKSAR from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. However, there can be no assurance that the PCAOB will continue to have such access. Should PRC authorities fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. Huajin’s auditors, Fortune CPA, Inc, headquartered in Orange, California, were not subject to the PCAOB December 16, 2021 determination. If Huajin decides to use an accounting firm headquartered in mainland China or HKSAR in the future and the PCAOB is unable to inspect or investigate such accounting firm completely, Huajin’s ability to maintain the listing of Huajin’s securities on U.S. national securities exchanges, including Nasdaq, and the trading of Huajin’s securities in the over-the-counter trading market may be adversely affected. Each year, the PCAOB will reassess and determine whether it has complete access to inspect and investigate the accounting firms in mainland China or HKSAR, among other foreign jurisdictions. Additionally, the U.S. regulatory regime in this area has evolved and may continue to develop in the future.

Should the PCAOB’s access to inspect Huajin’s independent auditors be negatively affected in the future and if PCAOB determines that it is unable to inspect Huajin’s auditors completely, the lack of PCAOB inspections could prevent the PCAOB from regularly evaluating Huajin’s auditor’s audits and Huajin’s quality control procedures and could make it more difficult to evaluate the effectiveness of its auditor’s audit procedures or quality control procedures as compared to auditors that are subject to PCAOB inspections, and as a result, investors may be deprived of the benefits of PCAOB inspections. Investors may lose confidence in Huajin’s reported financial information and procedures and the quality of its consolidated financial statements. If the PCAOB determines that it is unable to inspect Huajin’s auditors completely for two consecutive years, its securities could be delisted and prohibited from trading in the United States under the current HFCAA and related regulations. The delisting or prohibition of trading of Huajin’s securities, if its securities are unable to be listed on another securities exchange by then, would substantially impair your ability to sell or purchase its securities when you wish to do so, and the risk and uncertainty associated with a potential delisting or prohibition of trading would have a negative impact on the price of Huajin’s securities.

Risks Related to Huajin’s Organizational Structure

Restrictions on Huajin’s subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict Huajin’s ability to satisfy liquidity requirements and could materially and adversely affect the amount of dividends, if any, Huajin may pay its shareholders.

Dividend payments from Huajin’s PRC Subsidiaries are subject to various restrictions under current PRC laws and Huajin cannot yet determine the impact that such future laws, regulations and standards may have on us. Current PRC regulations permit Huajin’s PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of Huajin’s PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Additionally, under the Enterprise Income Tax Law (the “EIT Law”) and its implementation rules, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated, PRC withholding tax at the rate of 10% is applicable to dividends payable by “PRC tax resident enterprises” to investors that are “non-PRC residents,” that is, investors that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their source within the PRC. Similarly, any gain realized on the transfer of ordinary shares of “PRC tax resident enterprises” by such investors is also subject to PRC income tax, usually at rate of 10% unless otherwise reduced or exempted by relevant tax treaties or similar arrangements, if such gain is regarded as income derived from sources within the PRC. Huajin’s holding company is a holding company incorporated in Cayman Islands and all of Huajin’s operations are in the PRC. Whether Huajin will be considered as a “PRC tax resident enterprise” for the purpose of the EIT Law shall be confirmed in accordance with the laws and regulations actually in force at that time(s). As a result, it is unclear whether any dividends paid on Huajin’s ordinary shares, or any gain realized from the transfer of Huajin’s ordinary shares, would be treated as income derived from sources within China and would as a result be subject to PRC income tax. If Huajin is considered a “PRC tax resident enterprise,” then any dividends paid to Huajin’s shareholders that are “non-PRC residents” and any gains realized by them from the transfer of Huajin’s ordinary shares may be regarded as income derived from PRC sources and, as a result, would be subject to a 10% PRC income tax, unless otherwise reduced or exempted. It is unclear whether, if Huajin is considered a “PRC tax resident enterprise,” Huajin’s shareholders would be able to claim the benefit of income tax treaties or agreements entered into between PRC and other countries or regions. If any dividends payable to Huajin’s non-PRC shareholders that are “non-PRC residents,” or any gains from the transfer of Huajin’s ordinary shares are subject to PRC tax, the value of such non-PRC shareholders’ investment in Huajin’s ordinary shares may be materially and adversely affected. Furthermore, if Huajin’s PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict Huajin’s ability to satisfy liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by Huajin’s PRC Subsidiaries may not be available to fund foreign currency needs or any foreign operations that Huajin may have in the future or for other uses outside of China.

Based on the experience of Huajin’s management team, Huajin does not believe that remittance of cash and/or noncash assets from HKSAR, including cash and/or non-cash assets held by Huajin’s wholly owned subsidiary in HKSAR, Tianhong HK, an intermediary holding company with no current business operations, is subject to the aforementioned regulatory measures by the PRC government or similar regulatory measures from the government of the HKSAR, nor do Huajin believes such regulatory measures will be imposed on Tianhong HK. To the extent that Huajin’s cash and/or non-cash assets in HKSAR or any cash and/or noncash assets held by Tianhong HK are subject to the aforementioned regulations by the PRC government or the government of the HKSAR, then, as a result of such regulations, such cash/assets may not be available to pay dividends to us, to fund the operations of Huajin’s subsidiaries outside HKSAR or to be used outside of HKSAR for other purposes.

Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of Huajin’s officers and directors outside the United States will be limited and additional costs may be required. It may be difficult to enforce judgments obtained from foreign courts against us or Huajin’s management in China.

Huajin is a holding company incorporated in the Cayman Islands. Huajin conducts its operations through its PRC Subsidiaries in China. Currently, part of Huajin’s assets, all of Huajin’s current management team including Mr. Xuehong Li and Mr. Ning Luo are nationals and residents of the PRC and a substantial portion of their assets are located in mainland China. Following the Closing, substantial part of Huajin’s assets and Huajin’s CEO and Director, Mr. Xuehong Li, will be based in mainland China. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or Huajin’s directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. Therefore, it may be difficult or costly for you to effect service of process against us or these officers and directors within the United States. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. In addition, while Huajin does not have any business operations in HKSAR, currently, one of Huajin’s directors is based in HKSAR. Similarly, it may be difficult or costly for you to effect service of process against this director within the United States, and enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in HKSAR or bring original actions in HKSAR based on U.S. federal securities laws. Furthermore, any judgment obtained in the U.S. against Huajin and these individuals may not be collectible within the United States. See “Enforceability of Civil Liability under U.S. Securities Laws” for more details.

Enforceability of Civil Liability in the PRC under U.S. Securities Laws

There is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States. Moreover, the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. The officers and directors of the Company, as well as those of Huajin located in the PRC and Hong Kong are as follows:

Name	Title	Located in PRC/Hong Kong	Corporate Affiliation
Lixin Zheng	CEO/Director	PRC	OAKU
Xuehong Li	CEO/Director	PRC	HUAJIN
Ning Luo	CFO	PRC	HUAJIN
Yadan Bai	Prospective Director (pending completion of business combination)	PRC	OAKU

Risks Related to Changing Laws and Government Regulation

Changes in the social and economic policies of the PRC government may materially and adversely affect Huajin’s business, financial condition and results of operations and may result in inability to sustain growth and expansion strategies.

As all of Huajin’s business operation is in China, Huajin’s business, financial condition, results of operations, and prospects may be influenced to a significant degree by economic, legal and social conditions in China. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industrial development by imposing industrial policies. The PRC government also exercises significant oversight over China’s economic growth by allocating resources, payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

The evolution regarding the interpretation and enforcement of PRC laws, rules and regulations could have an adverse effect on Huajin’s business.

As all of Huajin’s business operation is in China, it is supervised by relevant regulatory authorities in China. The PRC legal system is a civil law system based on written statutes. Additionally, written statutes in the PRC are often principle-oriented and require detailed interpretations by the enforcement bodies to further apply and enforce such laws. Since 1979, the PRC government has developed a comprehensive system of laws, rules and regulations in relation to economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade. Failure to comply with the relevant rules and interpretations in force at that time towards Huajin’s contractual, property and procedural rights as well as Huajin’s rights licensed, approved or granted by the competent regulatory authority could adversely affect business and impede ability to continue Huajin’s operations.

Huajin are subject to PRC and HKSAR tax laws and regulations.

Huajin is subject to periodic examinations on fulfillment of Huajin’s tax obligation under the PRC and HKSAR tax laws and regulations by PRC and HKSAR tax authorities. Although Huajin believes that in the past Huajin acted in compliance with the requirements under the relevant PRC and HKSAR tax laws and regulations in all material aspects and established effective internal control measures in relation to accounting regularities, Huajin cannot assure you that future examinations by PRC and/or HKSAR tax authorities would not result in fines, other penalties or actions that could adversely affect Huajin’s business, financial condition and results of operations, as well as Huajin’s reputation. Furthermore, the PRC and/or HKSAR government from time to time adjusts or changes its tax laws and regulations. Such adjustments or changes could have an adverse effect on Huajin’s business, financial condition and results of operations.

Failure to comply with labor laws and regulations in China may adversely affect Huajin’s business and results of operations.

Pursuant to the labor contract law that took effect in January 2008, its implementation rules that took effect in September 2008 and its amendment that took effect in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. Compliance with the labor contract law, its implementation rules and the applicable local labor laws, including provincial and municipal labor law may increase Huajin’s operating expenses, in particular Huajin’s personnel expenses. In the event that Huajin decides to terminate some of Huajin’s employees or otherwise change Huajin’s employment or labor practices, the labor contract law and its implementation rules may also limit Huajin’s ability to effect those changes in a desirable or cost-effective manner, which could adversely affect Huajin’s business and results of operations. According to the Social Insurance Law and the Regulations on the Management of Housing Fund, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and housing funds, and the employers must, together with their employees or separately, pay the social insurance premiums and housing funds for such employees.

As the interpretation and implementation of these laws and regulations are still evolving, Huajin cannot assure you that Huajin’s employment practice will at all times be deemed in full compliance with labor-related laws and regulations in China, which may subject Huajin to labor disputes or government investigations. If Huajin is deemed to have violated relevant labor laws and regulations, Huajin could be required to provide additional compensation to Huajin’s employees and Huajin’s business, financial condition and results of operations could be materially and adversely affected.

Further, labor disputes, work stoppages or slowdowns at Huajin’s operations or any of Huajin’s third-party service providers could significantly disrupt daily operation and have a material adverse effect on Huajin’s business.

Government regulation of currency conversion of and regulations on loans to, and direct investment in, PRC entities by offshore holding companies may delay us from making loans or additional contributions to Huajin’s PRC subsidiaries, which could restrict Huajin’s ability to utilize the proceeds from the Business Combination effectively and affect ability to fund and expand Huajin’s business.

The PRC government imposes regulations on the convertibility of foreign currencies into Renminbi. Under China’s existing foreign-exchange regulations, foreign-exchange transactions under capital accounts continue to be subject to significant foreign-exchange regulatory and require the registration with, and approval of, PRC governmental authorities. In particular, if one subsidiary receives foreign-currency loans from us or other foreign lenders, these loans must be registered with SAFE or its local counterparts. If Huajin finances such subsidiary by means of additional capital contributions, these capital contributions must be reported to, filed with or approved by certain government authorities, including the MOFCOM or its local counterparts and the State Administration for Industry and Commerce (now known as the SAMR) through the Enterprise Registration System and the National Enterprise Credit Information Publicity System and the SAFE.

On March 30, 2015, SAFE released the Notice on the Reform of the Management Method for the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or SAFE Circular 19, which came into force from June 1, 2015. On June 9, 2016, SAFE further promulgated the Circular on the Reform and Standardization of the Management Policy of the Settlement of Capital Projects, or SAFE Circular 16. SAFE Circular 19 has made certain adjustments to some regulatory requirements on the settlement of foreign exchange capital of foreign-invested enterprises. Under SAFE Circular 19 and SAFE Circular 16, the settlement of foreign exchange by foreign invested enterprises shall be governed by the policy of foreign exchange settlement on a discretionary basis. However, SAFE Circular 19 and SAFE Circular 16 also reiterate that the settlement of foreign exchange shall only be used for its own operation purposes within the business scope of the foreign invested enterprises and following the principles of authenticity. Considering that SAFE Circular 19 and SAFE Circular 16 are relatively new, how they will be implemented shall be determined according to the laws and regulations at that time(s). For example, under SAFE Circular 19 and SAFE Circular 16, Huajin may still not be allowed to convert foreign-currency-registered capital of Huajin’s PRC subsidiaries which are foreign-invested enterprises into RMB capital for securities investments or other finance and investment except for principal-guaranteed bank products. Further, SAFE Circular 19 and SAFE Circular 16 restrict a foreign-invested enterprise from using Renminbi converted from its registered capital to provide loans to a non-affiliated company.

Violations of SAFE Circular 19 and SAFE Circular 16 could result in severe monetary or other penalties. Huajin cannot assure you that Huajin will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to Huajin’s PRC subsidiaries, and conversion of such loans or capital contributions into Renminbi. If Huajin fails to complete such registrations or obtain such approvals, Huajin’s ability to capitalize or otherwise fund Huajin’s PRC operations may be negatively affected, which could adversely affect ability to fund and expand the business.

Fluctuations in Renminbi exchange rates may expose us to exchange rate volatility, and may have a material and adverse effect on Huajin’s results of operations and the value of your investment.

Huajin incurs portions of its expenses in currencies other than the U.S. dollar, in particular, the Renminbi. As a result, Huajin is exposed to foreign currency exchange risk as Huajin’s results of operations and cash flows are subject to fluctuations in foreign currency exchange rates, and Huajin has not entered into any agreements to hedge Huajin’s exchange rate exposure. A decline in the value of the U.S. dollar against currencies in countries in which

Huajin conducts its business operation could have a negative impact on operation costs. Huajin cannot predict the impact of foreign currency fluctuations, and foreign currency fluctuations in the future may adversely affect Huajin’s financial condition, results of operations and cash flows.

Substantially all of Huajin’s costs are denominated in U.S. dollar and Renminbi. Huajin may rely on dividends and other fees paid to us by Huajin’s PRC Subsidiaries. Huajin’s proceeds from the Business Combination will be denominated in U.S. dollars. Any significant change in the exchange rates of the U.S. dollar against Renminbi may materially and adversely affect the value of and any dividends payable on, Huajin’s ordinary shares in U.S. dollars. An appreciation of Renminbi against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when Huajin translates U.S. dollar denominated financial assets into Renminbi. Conversely, if Huajin decides to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on Huajin’s ordinary shares or for other business purposes, appreciation of the U.S. dollar against Renminbi would have a negative effect on the U.S. dollar amount available to us.

Risks Related to Huajin’s Business Operations and Financial Prospects

Huajin’s limited operating history may make it difficult to evaluate the success of Huajin’s business to date and to assess future viability.

Huajin was incorporated as a Cayman Islands exempted company on July 27, 2021 for the purpose of becoming a holding company of Huajin’s PRC Subsidiaries that are engaging in the health care services for elder communities in China. Since inception, Huajin has devoted substantially all of Huajin’s resources to planning its business, raising capital and providing general and administrative support for these operations. If Huajin does not generate positive cash flow in a timely manner and attain profitability, Huajin may not be able to remain in business. It is also subject to business risks associated with new business enterprises, including risks relating to the development and testing of Huajin’s product, software, initial and continuing regulatory compliance, privacy and data storage matters, vendor manufacturing costs, product production and assembly, and the competitive and regulatory environments in the multiple regions in which Huajin operate. Huajin expects financial condition and operating results to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond control. Consequently, any predictions made about Huajin’s future success or viability may not be as accurate as they could be if Huajin had a longer operating history. In addition, as an early-stage company, Huajin may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown circumstances. As Huajin works to transition from initial start-up activities to commercial production and sales, it is difficult to forecast Huajin’s future results, and Huajin has limited insight into trends that may emerge and affect its business. The estimated costs and timelines that Huajin has developed to achieve Huajin’s growth projections are subject to inherent risks and uncertainties involved in the transition from a start-up company. Market conditions, many of which are outside of the Company’s control and subject to change, including general economic conditions and competition in the industry and in local markets will impact demand for business, prospects, financial condition and operating results.

Even if Huajin consummates the Business Combination, Huajin may need additional capital to meet operating cash requirements, and financing may not be available on terms acceptable to us, or at all. If Huajin is unable to obtain such financing, Huajin may be unable to complete the development of ongoing and future franchise store expansion plans to provide health care services to the elderly communities.

Huajin’s ongoing and future franchise store expansion plans will require completion of significant marketing efforts before Huajin can generate sales revenue. Huajin’s operations have consumed substantial amounts of cash since inception. Huajin had RMB 40,679,269 ($5,721,416) in net cash used in operating activities for the year ended December 31, 2022, and RMB 27,213,272 ($3,832,909) in net cash generated from operating activities for the year ended December 31, 2023. Huajin may require additional cash resources to meet continued operating cash requirements in the future, especially to fund franchise local community health service store expansion activities.

If the financial resources available to us after the Business Combination are insufficient to satisfy Huajin’s cash requirements, Huajin may seek additional funding through equity offerings, debt financings, collaborations, licensing arrangements, strategic alliances or partnerships, and government grants or subsidies. It is uncertain whether such funding will be available in amounts or on terms acceptable to us, if at all. If Huajin is not able to obtain additional capital to meet cash requirements in the future, Huajin’s business, financial condition, results of operations and prospects could be materially and adversely affected.

How will the Combined Company Public Warrants differ from the Combined Company Private Placement Warrants and what are the related risks for any Combined Company Public Warrant holder following the Business Combination?

The OAKU Public Warrants are identical to the OAKU Private Placement Warrants in their respective material terms and provisions, except that the Private Placement Warrants will not be redeemable by our initial shareholders so long as they are held by the Sponsor or any of its permitted transferees. If the OAKU Private Placement Warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable and exercisable by the holders on the same basis as the Public Warrants. The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants until 30 days after the consummation of the Business Combination. The aforementioned terms of the Private Placement Warrants are detailed in the Warrant Agreement and are not modified as a result of the Business Combination. Following the consummation of the Business Combination, the Combined Company has the ability to redeem the outstanding OAKU Public Warrants for cash at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, if, among other things, the closing price of the Combined Company Class A Ordinary Shares is equal to or exceeds $18.00 per share (as adjusted for sub share sub divisions, share capitalizations, reorganizations, recapitalization and the like) for any 20 trading days within a 30-trading day period ending three business days prior to the date on which the Combined Company sends the notice of redemption to warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A ordinary shares may fall below the $18.00 trigger price, as well as the $11.50 warrant exercise price after the redemption notice is issued. We will not redeem the warrants unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, or if we have elected to require the exercise of the public warrants on a “cashless basis” as described below. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of Class A ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such Class A ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The value received upon redemption of the warrants (i) may be less than the value the holders would have received if they have exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants.

The last reported sale price of the Class A Ordinary Shares for 20 trading days within a 30-trading-day period ending as of [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, would have been lower than the $18.00 per share threshold. It is not possible to predict what the trading price of the Combined Company Common Stock will be after the consummation of the Business Combination. The trading price of the Combined Company’s securities may fluctuate following the consummation of the Business Combination and may vary due to general economic conditions and forecasts, the Combined Company’s general business condition, the release of the Combined Company’s financial reports and other risks and uncertainties, including those detailed under “Risk Factors.” See in particular “Risk Factors — Risks Related to the Business Combination and being a Public Company.

In the event that the Combined Company determines to redeem the Combined Company Public Warrants pursuant to our Warrant Agreement, the Combined Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by the Combined Company not less than thirty (30) days prior to the redemption date to the registered holders of the Combined Company Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder received such notice.

If Huajin engages in future acquisitions or strategic partnerships, this may increase Huajin’s capital requirements, dilute Huajin’s shareholders, cause Huajin to incur debt or assume contingent liabilities, and subject Huajin to other risks.

Huajin may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary services, intellectual property rights, technologies, media content or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•        increased operating expenses and cash requirements;

•        the assumption of additional indebtedness or contingent liabilities;

•        the issuance of additional equity securities;

•        assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

•        the diversion of management’s attention from Huajin’s existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•        retention of key employees, the loss of key personnel and uncertainties in Huajin’s ability to maintain key business relationships;

•        risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

•        Huajin’s inability to generate revenue from acquired assets, technology and/or services sufficient to meet Huajin’s objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

The COVID-19 pandemic could adversely impact Huajin’s business, including Huajin’s ongoing and planned health care services provided to the elder communities.

The COVID-19 pandemic continues to impact worldwide economic activity and financial markets. Variants of COVID-19 have caused and may continue to cause waves of increased infections. As a result of measures imposed by the governments in affected regions, many commercial activities, businesses and schools have been affected by quarantines and other measures intended to contain the pandemic and subsequent variants of the COVID-19 virus. The extent to which the COVID-19 pandemic ultimately impacts Huajin’s business will depend on future developments, which are highly uncertain and cannot be predicted, such as the duration of the outbreak, including current and subsequent variants of COVID-19, travel restrictions and social distancing, business closures or business disruptions, and the effectiveness of actions taken to contain and treat the disease and to address its impact, including on financial markets or otherwise. As the COVID-19 pandemic continues, Huajin may experience disruptions that could severely impact Huajin’s business, current and planned local franchise store expansion and health care products R&D, including:

•        delays or difficulties in enrolling and retaining customers, including elderly subjects, who are at a higher risk of severe illness or death from COVID-19, in receiving ongoing and future health care services;

•        delays or difficulties in local elderly care and health care service franchise store initiation, including due to difficulties in staffing and recruiting at the local stores;

•        diversion of elderly care and health care resources away from the conduct of local elderly care and health care service franchise stores, including the diversion of hospitals serving as business partners and hospital staff supporting elderly care and health care services;

•        interruption of key elderly care and health care activities, such as care services monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others;

•        limitations in resources, including employees, that would otherwise be focused on the conduct of business or current or planned elderly care and health care franchise store operation or health care products R&D, including because of sickness, the desire to avoid contact with large groups of people, or restrictions on movement or access to franchise stores as a result of government-imposed “shelter in place” or similar working restrictions;

•        delays in receiving approval or authorization from regulatory authorities to initiate local community elderly care and health care service franchising stores;

•        interruptions in health care products R&D studies due to restricted or limited operations at R&D business partners conducting such studies;

•        delays in receiving the supplies, materials and services needed to conduct local elderly care and health care service franchising store operations and health care products R&D;

•        changes in regulations as part of a response to the COVID-19 pandemic which may require us to change the ways in which elderly care and health care service are provided to local communities, which may result in unexpected costs or require us to discontinue the local franchise stores altogether;

•        interruptions or delays to development pipeline;

•        delays in necessary interactions with regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government or contractor personnel;

If Huajin fails to effectively manage Huajin’s anticipated growth or execute on growth strategies, Huajin’s business, financial conditions, results of operations and prospects could suffer.

Pursuing Huajin’s growth strategies has resulted in, and will continue to result in, substantial demands on capital and other resources. In addition, managing growth and executing on growth strategies will require, among other things, Huajin’s ability to continue to innovate and develop advanced technology in the highly competitive global elderly care and health care service market, successful hiring and training of personnel, effective cost control, sufficient liquidity, effective and efficient financial and management control, effective quality control, and management of suppliers to leverage purchasing power. Any failure to execute Huajin’s growth strategies or realize anticipated growth could adversely affect Huajin’s business, financial conditions, results of operations and prospects.

While it is unlikely that our transaction will be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited by any U.S. foreign investment authority, we are subject to the ongoing review of the U.S. Securities and Exchange Commission and the development of new laws, regulations and regulatory interpretations relating to the registration and sale of our securities in the U.S.

Our sponsor, Whale Bay International Company Limited, is currently controlled by Ms. Yadan Bai, a PRC resident, and will own approximately 4.2% to 5.1% of our outstanding shares following the close of our proposed business combination, in the event that our public shareholders respectively redeem none or all of their shares. Huajin is currently controlled by Mr. Xuehong Li, a PRC resident, and will own or control the voting power of our outstanding shares following the close of our proposed business combination assuming full redemption of all of our public shares. As such, we will as of the date of the business combination be considered a domestic issuer with substantial foreign ownership and control. However, because we are a non U.S. business acquiring a foreign business that has no operations or nexus with the U.S. market apart from the proposed business combination, it is unlikely that the Committee on Foreign Investment in the United States (CFIUS) or any other U.S. government entity apart from the U.S. Securities and Exchange Commission will review the transaction. We remain subject to the risk of potentially adverse new laws, regulations, or interpretations thereof in the U.S. concerning the registration and sale of our securities in the U.S and globally.

Huajin’s future success depends on its ability to retain key executives and to attract, train, retain and motivate senior management and qualified scientific employees.

Huajin is highly dependent on management team and their experience with business and operations. Huajin currently does not have “key-man” insurance for any of executive officers or other key personnel. The loss of the services of any of these persons could impede the achievement of healthcare food supplements and auxiliary healthcare equipment R&D and expansion objectives.

Recruiting, retaining and motivating qualified management, scientific, and sales and marketing personnel will also be critical to Huajin’s success. The loss of the services of Huajin’s executive officers or other key employees could impede the achievement of research, development, and expansion objectives and seriously harm ability to successfully implement business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in Huajin’s industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize health care service offerings and products. Competition to hire from this limited pool is intense, and Huajin may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous health care service companies for similar personnel. Huajin also experiences competition for the hiring of scientific personnel from universities and research institutions. In addition, Huajin’s management will be required to devote significant time to new compliance initiatives from Huajin’s status as a public company, which may require us to recruit more management personnel.

Any unanticipated departure of members of the management team without appropriate replacement found in a timely manner may have a material adverse effect on Huajin’s business operations and profitability.

Huajin may experience competition from other elderly care and health care service provider companies for the hiring of management and other qualified personnel. Huajin may also experience competition for the hiring of scientific personnel from universities and research institutions. Moreover, there is no assurance that Huajin will be able to retain or motivate these key personnel on acceptable terms due to a number of reasons, including the competitiveness of Huajin’s compensation.

The reputation of Huajin’s brand name of QianXiang Health is key to the business success. Negative publicity may adversely affect Huajin’s reputation, business and growth prospect.

Any negative publicity concerning us or Huajin’s affiliates, even if untrue, could adversely affect Huajin’s reputation and business prospects. Huajin cannot assure you that negative publicity about us or any of its affiliates name would not damage its brand image or have a material adverse effect on its business, results of operations and financial condition. Furthermore, referrals and word-of-mouth have significantly contributed to its ability to establishing new partnerships. As a result, any negative publicity about us or any of Huajin’s affiliates could adversely affect its ability to maintain its existing collaboration arrangements or attract new partners.

Huajin may increase the size and capabilities of its organization, and Huajin may experience difficulties in managing its growth.

As its expansion plans and strategies evolve, Huajin expect to experience significant growth in the number of employees and consultants and the scope of operations, particularly in the areas of elderly care and health care service development, regulatory affairs and business development. To manage future growth, Huajin must continue to implement and improve managerial, operational and financial systems, expand franchises and continue to recruit and train additional qualified personnel. As Huajin has limited financial resources, Huajin may not be able to effectively manage the expansion of operations or recruit and train additional qualified personnel, and the expansion of operations may lead to significant costs and may divert management and business development resources. Any inability to manage growth could delay the execution of business plans or disrupt operations, and have a material adverse effect on Huajin’s business and business operations. In addition, Huajin’s future financial performance will depend, in part, on its ability to effectively manage recent growth and any future growth, and Huajin’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If Huajin is not able to effectively manage growth and further expand organization by hiring new employees and expanding groups of consultants and contractors as needed, Huajin may not be able to successfully implement the tasks necessary to further develop and commercialize elderly care and health care service offerings and products and, accordingly, may not achieve expansion goals. Huajin’s failure to do so could materially adversely affect business, financial condition, results of operations and prospects.

Huajin may be involved in claims, disputes, litigation, arbitration or other legal proceedings in the ordinary course of business, and any claims or proceedings against us could be costly and time-consuming to defend.

From time to time, Huajin may be involved in claims, disputes and legal proceedings in its ordinary course of business. These may concern issues relating to, among others, product liability, employment or labor disputes, breach of contract, infringement, misappropriation, violation or ownership of intellectual property rights and environmental matters. Any claims, disputes or legal proceedings initiated by us or brought against us, with or without merit, may result in substantial costs and diversion of resources, and could materially harm Huajin’s reputation. Furthermore, claims, disputes or legal proceedings against us may be due to defective supplies sold to us by Huajin’s suppliers, who may not be able to indemnify us in a timely manner, or at all, for any costs that Huajin incurs as a result of such claims, disputes and legal proceedings.

Liability claims or complaints from the store membership customers could adversely affect Huajin’s financial condition and results of operations.

While Huajin’s top priority is to provide high-quality care services and ensure the safety of its customers, giving that the majority of customers are elderly individuals, there is an inherent risk of liability claims or complaints from various stakeholders, including store membership customers and nursing staff.

Huajin understands that the elderly population may be more vulnerable and prone to accidents or incidents resulting from their specific health conditions or physical limitations. Despite Huajin’s best efforts, these risks cannot be completely eliminated.

Despite Huajin’s best efforts, accidents or injuries can occur during the provision of elderly care services. This could range from slips, falls, or medication errors to more serious incidents resulting from negligence or inadequate supervision. In such cases, elderly individuals or their families may hold Huajin and its franchisees responsible for any harm caused, potentially leading to legal claims and financial liabilities.

The nature of Huajin’s business involves providing specialized care and support to elderly individuals who may have specific health conditions or requirements. Failure to meet the expected standards of care, such as neglecting to monitor an individual’s medical needs or administer medication properly, could result in allegations of negligence. Subsequently, the affected party may pursue legal recourse, seeking compensation for damages incurred.

Instances of professional misconduct or abuse can occur within the elderly care sector. This could include physical or emotional abuse, financial exploitation, or neglect by staff members. In such cases, the affected elderly individuals may seek legal remedies against Huajin and its franchisees, holding Huajin and its franchisees accountable for the actions or omissions of the staffs.

Any complaints or claims against us, even if meritless and unsuccessful, may divert management attention and other resources from Huajin’s business and adversely affect business and operations. Customers may lose confidence in Huajin and its brand, which may adversely affect its business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to healthcare equipment quality and safety, public health concerns, illness, injuries, whether or not accurate, and whether or not concerning Huajin’s products, can adversely affect its business, results of operations and reputation.

Product liability claims or lawsuits could cause us to incur substantial liabilities.

Huajin faces an inherent risk of product liability exposure related to the use of health care services and health care products, including the healthcare food supplements and auxiliary healthcare equipment by the store member customers. If Huajin cannot successfully defend ourselves against product liability claims, Huajin may be subject to civil liability for physical injury, death or other losses caused by services or products and to administrative liability, criminal liability and the revocation of business licenses if services and products are found to be defective. Regardless of the merits or eventual outcome, service and product liability claims may also lead to the following adverse consequences, including:

•        regulatory authorities may suspend or withdraw approvals of the health care products and service offerings;

•        Huajin may be required to develop a risk evaluation and mitigation strategies program for the elderly care and health care services offerings and products or, if a risk evaluation and mitigation strategies program is already in place, to incorporate additional requirements under the risk evaluation and mitigation strategies program, or to develop a similar strategy as required by the relevant regulatory authority;

•        Huajin may be required to conduct post-market studies;

•        there may be significant negative media attention and reputational damage;

•        regulatory authorities may require additional warnings on the label of Huajin’s products;

•        Huajin may incur significant costs to defend related litigations;

•        Huajin may be required to conduct product recalls;

•        Huajin’s management’s time and resources may be diverted;

•        Huajin may incur a loss of revenue; and

•        the price of Huajin’s securities may decline.

Huajin currently obtains liability insurance covering health care products sales. Although Huajin maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by insurance or which is in excess of the limits of insurance coverage. Huajin’s insurance policies also contain various exclusions, and Huajin may be subject to particular liability claims for which Huajin has no coverage. Huajin will have to pay any amount awarded by a court or negotiated in a settlement that exceed coverage limitations or that are not covered by insurance, and Huajin may not have, or be able to obtain, sufficient capital to pay such amounts. In addition, if Huajin cannot successfully defend ourselves against such claims, Huajin may incur substantial liabilities and be required to suspend or delay ongoing elderly care and health care service operation. Even a successful defense would require significant financial and management resources.

Regardless of the merits or eventual outcome, liability claims may result in significant negative consequences to Huajin’s business and prospects, including, but not limited to, harm reputation, withdrawal of other elderly care and health care service provider partners, the incurrence of costs to defend the related litigation, the diversion of Huajin’s management’s time and resources, the requirement to pay substantial monetary awards to trial participants or customers, inability to commercialize elderly care and health care service offerings and products; the loss of revenue and the decline of the price of Huajin’s securities.

Huajin has limited insurance coverage, and any claims beyond Huajin’s insurance coverage may result in incurring substantial costs and a diversion of resources.

Huajin currently carries liability insurance covering health care products sales, and it may not adequately cover all liabilities that Huajin may incur. Inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could adversely affect business. Any claim that may be brought against us could result in a court judgement or settlement in an amount that is not covered, in whole or in part, by Huajin’s insurance or that is in excess of the limits of insurance coverage. Huajin’s insurance policies also have various exclusions, and Huajin may be subject to a product liability claim for which Huajin has no coverage. Huajin will have to pay any amount awarded by a court or negotiated in a settlement that exceed coverage limitations or that are not covered by insurance, and Huajin may not have, or be able to obtain, sufficient capital to pay such amounts.

Huajin maintains insurance policies that are required under Cayman Islands laws and PRC laws and regulations as well as insurance based on assessment of operational needs and industry and market practice. In China, Huajin maintains commercial employee health insurance, car insurance, and public liability insurance. In line with industry practice in PRC, Huajin has elected not to maintain certain types of insurance, such as business interruption insurance or key-man insurance on any of senior management or key personnel. Huajin’s insurance coverage may be insufficient to cover any claim for product liability, damage to its fixed assets or employee injuries. Any liability or damage to, or caused by, franchise stores or personnel beyond insurance coverage may result in incurring substantial costs and a diversion of resources.

Business disruptions could seriously harm Huajin’s future revenue and financial condition and increase its costs and expenses.

Huajin’s operations, franchisees and those of third-party research institution and health care service provider company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, including terrorism and war. In addition, for some of elderly care and health care services, Huajin relies on third-party research institution collaborators for conducting R&D of Huajin’s health care products, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm operations and financial condition and increase costs and expenses. Huajin relies on third-party manufacturers to produce and process health care products. Huajin’s ability to provide elderly care and health care services to customers could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

Damage or extended periods of interruption to offices, franchise stores due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of product candidates. Although Huajin maintains customary insurance coverage, insurance might not cover all losses under such circumstances and Huajin’s business may be seriously harmed by such delays and interruption.

If Huajin fails to comply with applicable anti-bribery laws, Huajin’s reputation may be harmed and Huajin could be subject to penalties and significant expenses that have a material adverse effect on business, financial condition and results of operations.

Huajin is subject to various anti-bribery laws, rules and policies in the medical, pharmaceutical and health care industries in the China, especially the Pharmaceutical Industry Compliance Management Practices issued by the PRC Pharmaceutical Industry Association and enacted on February 26, 2021. As Huajin’s business has expanded, the applicability of the applicable anti-bribery laws to operations has increased. In particular, Huajin will be subject to the United States Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”). The Foreign Corrupt Practices Act generally prohibits us from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Although Huajin has policies and procedures designed to ensure that Huajin, employees and agents comply with anti-bribery laws, there is no assurance that such policies or procedures will prevent agents, employees and intermediaries from engaging in bribery activities. If Huajin, due to either its own deliberate or inadvertent acts or those of others, fails to comply with applicable anti-bribery laws, Huajin’s reputation could be harmed and Huajin could incur criminal, administrative or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on business, including Huajin’s financial condition, results of operations, cash flows and prospects.

If Huajin or its business partners, franchisees or other contractors or consultants fail to comply with environmental, health and safety laws and regulations, Huajin could become subject to fines or penalties or incur costs that could have a material adverse effect on Huajin’s business, financial condition and results of operations.

Huajin’s health care services and health care products R&D activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by us and third-party manufacturers. Huajin, Huajin’s business partners and other contractors or consultants are subject to environmental, health and safety laws and regulations, including those governing laboratory health care products procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Huajin and its business partners and other partners’ operations may involve the use of hazardous waste products. Huajin and its business partners and other partners may contract with third parties for the disposal of these materials and wastes. Huajin cannot eliminate the risk of contamination or injury from these materials or in disposing those materials. In the event of contamination or injury resulting from the use of hazardous materials or disposal of hazardous materials, Huajin could be held liable for any resulting damages, and any liability could exceed resources. As a result of any such contamination or injury, Huajin may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt business operations. In the event of an accident, Huajin could be held liable for damages or penalized with fines, and the liability could exceed resources. Huajin also could incur significant costs associated with civil, administrative, or criminal fines and penalties. Huajin may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. In particular, Huajin expects that cost of compliance with applicable environmental rules and regulations will increase notably if Huajin has its own manufacturing facilities. These current or future laws and regulations may impair research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions. Huajin does not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with storage or disposal of hazardous materials. If Huajin faces allegations of non-compliance with laws and encounter sanctions, reputation, revenues and liquidity may suffer, its service offerings and products could be subject to restrictions or withdrawal from the market.

Any government investigation of alleged violations of laws could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Huajin’s ability to commercialize and generate revenues from its health care service offerings and products. If regulatory sanctions are applied or if regulatory approval is withdrawn, its value and operating results will be adversely affected. Additionally, if Huajin is unable to generate revenues from its product sales, its potential for achieving profitability will be diminished and the capital necessary to fund its operations will be increased.

Huajin is subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both its costs and the risk of non-compliance.

Huajin is or will be subject to rules and regulations by various governing bodies, including, for example, once Huajin has become a public company, Nasdaq and the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and the various regulatory authorities in the United States, China and the Cayman Islands, and to new and evolving regulatory measures under applicable laws. Huajin’s efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Huajin’s disclosure and governance practices. If Huajin fails to address and comply with these regulations and any subsequent changes, Huajin may be subject to penalties and its business may be harmed.

Huajin is subject to stringent privacy laws, information security policies and contractual obligations governing the use, processing of personal information and governing Huajin’s data privacy and security practices.

Huajin routinely receives, collects, generates, stores, processes, transmits and maintains personal data treatment records and other personal details of subjects enrolled in Huajin’s elderly care and health care services, along with other personal or sensitive information. As such, Huajin is subject to the relevant local, state, national and international data protection and privacy laws, directives regulations and standards that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data in the various jurisdictions in which Huajin operates and conducts Huajin’s elderly care and health care services, as well as contractual obligations. These data protection and privacy law regimes continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to Huajin’s reputation and loss of goodwill, any of which a material adverse effect on its financial position, results of operations, cash flows and prospects.

Such data protection and privacy laws and regulations generally require health care services providers and operators and their personnel to protect the privacy of their enrolled subjects and prohibit unauthorized disclosure of personal information. If such institutions or personnel divulge the subjects’ private or medical records without their consent, they will be held liable for damage caused thereby. Although Huajin has adopted various measures to ensure its employees would adhere to Huajin’s internal control measures to maintain confidentiality of Huajin’s information, these measures may not be always effective, for example, Huajin’s information technology systems could be breached through hacking activities, and personal information could be leaked due to theft or misuse of personal information arising from misconduct or negligence. In addition, Huajin’s health care services frequently also involve professionals from third party institutions working on-site with its staff and enrolled subjects. Huajin cannot ensure that such persons will always comply with its data privacy measures. Any change in such laws and regulations could affect its ability to use personal data and subject us to liability for the use of such data for previously permitted purposes.

Regulatory authorities in China have implemented and are considering a number of legislative and regulatory proposals concerning the collection, storage and use of human genetic resources and the collection and transfer of personal data in China. The Regulations of the PRC on the Administration of Human Genetic Resources (“HGR Regulations”) which were implemented and became effective on July 1, 2019, among other things, require that in order to obtain marketing authorization for relevant health care products and healthcare equipment in China, no approval is required in international health care service cooperation using China’s HGR at Chinese clinical institutions without export of HGR materials. However, the parties in the cooperation shall obtain a filing from the Human Genetic Resources Administration of China before health care service offered in connection with, among other things, the type, quantity and usage of the HGR to be used in the elderly care and health care services. The Biosecurity Law of the PRC, effective from April 15, 2021, restates the filing requirement in relation to international health care services cooperation.

Complying with all applicable laws, regulations, standards and obligations relating to data privacy, security, and transfers may cause us to incur substantial operational costs or require us to modify Huajin’s data processing practices and processes. Although Huajin takes measures to protect sensitive data from unauthorized access, use or disclosure, its information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other malicious or inadvertent disruptions. Any non-compliance of all applicable laws, regulations, standards and obligations could result in proceedings against us by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which would subject us to significant awards, fines, penalties, judgments and negative publicity, and may otherwise materially and adversely affect its business, financial condition and results of operations.

Huajin’s internal computer systems, or those used by its business partners, franchisees, or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, Huajin’s internal computer systems and those of Huajin’s elderly care and health care service provider business partners and other contractors are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in Huajin’s operations, it could result in a material disruption of Huajin’s drug development programs. For example, the loss of services data from ongoing or future service offerings could result in delays in regulatory approvals efforts and significantly increase costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to data or applications, or inappropriate disclosure of confidential or proprietary information, Huajin could incur liability and the further development of health care services could be delayed or impaired.

Increased labor costs in nursing staffs could slow Huajin’s growth and affect Huajin’s profitability.

Huajin’s elderly care service operations require a sufficient number of qualified nursing staffs. Although Huajin does not hire or employ staffs directly at franchise stores, increased labor costs in nursing staffs may reduce the willingness of prospective franchisees to enter or continue the franchise agreements with us. According to China Insights Consultancy, the average labor cost in the global health care service market has been steadily increasing since last decades as the competition for qualified employees has become more intense, including nursing staff costs. Huajin cannot assure you that there will be no further increase in labor cost in the nursing staff market. If there is a significant increase in Huajin’s labor cost, its operations and profitability may be indirectly adversely affected.

Raising additional capital may cause dilution to Huajin’s shareholders and restrict Huajin’s operations, and you may incur immediate and significant dilution and may experience further dilution if Huajin issues additional ordinary shares or other equity securities in the future.

Huajin might raise additional capital through the sale of equity or convertible debt securities, and your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of Huajin’s ordinary shares. The incurrence of additional indebtedness or the issuance of certain equity securities could give rise to increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on Huajin’s ability to incur additional debt or issue additional equity, limitations on Huajin’s ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact Huajin’s ability to conduct business. In addition, the issuance of additional equity securities, or the possibility of such issuance, may cause the market price of Huajin’s ordinary shares to decline.

In the event that Huajin enters into collaborations or licensing arrangements in order to raise capital, Huajin may be required to accept less favorable terms, including relinquishing or licensing to a third party on less favorable terms Huajin’s rights to technologies, service offerings or products that Huajin otherwise would seek to develop or commercialize ourselves or potentially reserve for future potential arrangements when Huajin might be able to achieve more favorable terms.

Huajin’s operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause Huajin’s share price to fluctuate or decline.

Huajin’s operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of Huajin’s control and may be difficult to predict, including the following:

•        the success implementation of franchise business model and any other change in the competitive landscape of industry;

•        the ability to successfully recruit and retain franchise store member customers for health care services, and any delays caused by difficulties in such efforts;

•        the timing, the cost of, and level of investment in, R&D activities relating to the healthcare food supplements and auxiliary healthcare equipment and Huajin’s smart community and home care SAAS operating system, which may change from time to time;

•        Huajin’s ability to attract, hire and retain qualified personnel;

•        the level of demand for the healthcare food supplements and auxiliary healthcare equipment, which may vary significantly;

•        the risk/benefit profile, cost and reimbursement policies with respect to Huajin’s health care services and products, if approved, and existing and potential future elderly care and health care service providers that compete with Huajin’s services and products;

•        general market conditions or extraordinary external events, such as a recession or the COVID-19 pandemic;

•        the changing and volatile global economic environments; and

•        future accounting pronouncements or changes in Huajin’s accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in Huajin’s operating results. As a result, comparing Huajin’s operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in Huajin’s failing to meet the expectations of securities analysts or investors for any period. If Huajin’s revenue or operating results fall below the expectations of analysts or investors or below any forecasts Huajin may provide to the market, or if the forecasts Huajin provides to the market are below the expectations of analysts or investors, the price of Huajin’s ordinary shares could decline substantially. Such a decline in the price of Huajin’s ordinary shares could occur even when Huajin has met any previously publicly stated guidance Huajin may provide.

Huajin may not realize the benefits of any acquisitions, in-licenses or strategic alliances that Huajin enters into.

In the future, Huajin may seek and form strategic alliances, create joint ventures or collaborations, or enter into acquisitions or additional licensing arrangements with third parties that Huajin believes will complement or augment Huajin’s existing product candidates, including healthcare food supplements, auxiliary healthcare equipment, artificial intelligence and machine learning that may supplement Huajin’s discovery efforts.

These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of Huajin’s business and diversion of Huajin’s management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, if Huajin enters into acquisition or in-license agreements or strategic partnerships, Huajin may not be able to realize the benefit of such transactions if Huajin is unable to successfully integrate them with Huajin’s existing operations and company culture, which could delay timelines or otherwise adversely affect Huajin’s business. Huajin also cannot be certain that, following a strategic transaction or license, Huajin will achieve the revenue or specific net income that justifies such transaction or such other benefits that led us to enter into the arrangement.

Security breaches, loss of data and other disruptions could compromise sensitive information related to Huajin’s business or prevent us from accessing critical information and expose us to liability, which could adversely affect Huajin’s business and reputation.

In the ordinary course of Huajin’s business, Huajin generates and stores sensitive data, including service data, customer data, research data, intellectual property and confidential and/or proprietary business information owned or controlled by ourselves or employees, partners, franchisees and other parties. Huajin manages and maintain applications and data utilizing a combination of on-site systems and cloud-based data centers. Huajin utilizes external security and infrastructure vendors to manage parts of data centers. These applications and data encompass a wide variety of business-critical information, including R&D information, Huajin’s customers’ privacy information, commercial information and business and financial information. Huajin faces a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification and the risk of being unable to adequately monitor and audit and modify Huajin’s controls over critical information. This risk extends to the third party vendors and subcontractors Huajin uses to manage this sensitive data or otherwise process it on Huajin’s behalf. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, Huajin may be unable to anticipate these techniques or implement adequate preventative measures. Huajin may experience security breaches that may remain undetected for an extended period. Huajin’s third-party service providers and partners are also subject to these heightened risks. The secure processing, storage, maintenance and transmission of this critical information are vital to Huajin’s operations and business strategy, and Huajin devotes significant resources to protecting such information. Additionally, Huajin does not maintain cybersecurity insurance coverage. Although Huajin takes reasonable measures to protect sensitive data from unauthorized access, use or disclosure, Huajin’s information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to erroneous actions or inactions by Huajin’s employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise Huajin’s networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in costly legal claims or proceedings, regulatory investigations, or require us to incur expenditures in connection with remediation. Unauthorized access, loss or dissemination could also disrupt Huajin’s operations and damage reputation, any of which could adversely affect business.

Risks Related to the Development of Huajin’s Franchise Stores in Local Communities

Huajin may have difficulty opening new health care service franchise stores in local communities and operating them profitably. If Huajin is unable to execute Huajin’s strategy, growth may be restrained and Huajin’s operating results could be adversely affected.

Huajin’s growth strategy includes developing and opening new elderly service franchise stores in local communities throughout China. Planning and opening new local franchise stores can be complex and may be delayed, and, in some circumstances, prevented, by a variety of forces, including local zoning and land use regulation, community opposition and other political issues. If Huajin is unable to open new franchise stores on time and on budget, Huajin’s rate of growth and operating results may be adversely affected.

In addition, even if Huajin is able to open new local franchise stores there can be no assurance that new franchise stores will be able to generate operating profits. If Huajin’s new franchise stores are unable to attract store member customers quickly, these new franchise stores may not be profitable, and the sales of store membership could be adversely affected.

Huajin may fail to successfully grow or operate Huajin’s franchise business as Huajin’s franchisees may fail to operate the franchise stores effectively or Huajin may be unable to maintain its relationships with franchisees.

Huajin generates its revenues partly through initial franchise fees and shared revenue from the franchisees. Huajin expects its revenues to increase as Huajin grows. Huajin relies on its existing franchisees to open and operate new franchise health service stores in local communities and its ability to attract new franchisees. Huajin’s franchisees are independent operators and are responsible for the profitability and financial viability of their franchisee stores. However, if Huajin’s franchisees fail to operate their stores effectively or grow their operations, its financial condition and results of operations may be materially and adversely affected.

Upon expiration of the franchise agreement, Huajin may not be able to renew because it is subject to mutual agreement by both parties. If Huajin fails to renew the franchise agreement, it may also adversely impact its financial condition and results of operations.

Huajin may not be able to effectively monitor the operations of franchise stores.

Huajin’s franchisees are required to comply with its standardized operating procedures and requirements for the franchise stores. However, Huajin may not be able to effectively monitor the operations of these stores as its franchisees may deviate from its standards and requirements. Moreover, Huajin does not control the actions of its franchisees’ employees, including their salespersons or nursing staffs. As a result, the quality of franchise stores operations may be adversely affected by any number of factors beyond its control.

While Huajin ultimately can take action to terminate or choose not to renew existing franchise agreements with franchisees who do not comply with the terms and conditions stipulated by its franchise agreements, including standardized operating procedures, Huajin may not be immediately aware or able to identify problems or take actions quickly enough to resolve these problems. This may lead to potential legal and regulatory non-compliance incidents. For instance, lack of the requisite permits and licenses to operate the franchise stores or a failure in registration of franchise agreements with PRC authorities may subject its franchisees to regulatory risks, which may significantly affect its brand, the results of operations of the franchise stores and in turn adversely and materially affect its financial condition.

If Huajin fails to successfully cultivate new store membership customers to receive its elderly care and health care services in local franchise stores, its revenue may decline.

Huajin’s ability to maintain its existing level of business depends significantly upon its ability effectively market and promote its operating elderly care and health care services, and thereby cultivate new store membership customers. If Huajin is unable to effectively market and promote its operating of elderly care and health care services, Huajin may not be able to cultivate new store membership customers. Failure to cultivate new store membership customers could hinder its ability to increase the revenue that Huajin derives from the operating services and sales of its franchisees.

If Huajin fails to implement its business strategy, its business, financial condition and results of operations could be materially and adversely affected.

Huajin’s future financial performance and success are dependent in large part upon its ability to implement its business strategy relating to the successful opening and operation of new local franchise stores successfully. Huajin may not be able to implement its business strategy successfully or achieve the anticipated benefits of its business plan. If Huajin is unable to do so, its long-term growth and profitability may be adversely affected as Huajin will not be able to generate the anticipated revenue that Huajin hopes to experience from the operation of [    ] new franchise stores throughout China. Furthermore, if Huajin fails to implement its business strategy of expanding its business to run its current and future franchise stores, its operating revenue will be limited to the revenue derived exclusively from the business operations of its PRC Subsidiaries; such a failure to increase its revenue could adversely impact the market price of Huajin’s share.

If Huajin’s existing franchise stores fail to perform as expected, or if existing stores’ leases are not renewed or leases are canceled, its overall business could be negatively impacted.

Huajin’s existing franchise stores are all strategic investments which have expected growth rates. These growth rates are based on many factors, including, but not limited to, a baseline expected ramp-up based on previously opened and ramped-up businesses, its management’s opinion and publicly available data on market capacity, planned capital investment in the company, and its management’s best estimates and projections of macroeconomic, cultural, and regulatory factors based on publicly available data and information. Several of these factors make necessary assumptions and judgments based on management’s experience and expertise, and as such may be imperfect or subject to error. If these factors, assumptions, or judgments prove to be inaccurate or incomplete, the ramp-up of existing stores could be negatively impacted and adversely affect its result of operation.

Huajin may experience difficulties executing its local franchise store expansion plans.

Huajin’s long-term expansion plans include targeted expansion into highly populated elderly communities through the development of new local franchise stores, as well as expanding current franchise stores and opening additional franchise stores in its existing markets. In addition, Huajin plan to continue expanding the number and variety of services Huajin offers at its local franchise stores. As a result, Huajin expects to continue to make capital expenditures over the coming years.

The profitability or success of Huajin’s current and future projects and investments are subject to numerous factors, conditions and assumptions, many of which are beyond its control. Unfavorable outcomes could reduce its available cash and limit its ability to make cash investments following the Business Combination. This could result in lower investment interest or earnings that could be offset to the extent resulting in net losses, and reduce its ability to service current or future indebtedness, which might require Huajin to take on additional borrowings at higher costs leading to higher than anticipated depreciation expense, among other negative consequences. Any of these could have a material adverse effect on its future financial condition or results of operations. Further, any additional financing necessary to complete its expansion plans may not be available on favorable terms, or at all.

In addition, actual costs could vary materially from Huajin’s estimates if those factors or its assumptions about the quality of materials or labor required, or the cost of financing were to change. Should franchise store projects be abandoned or substantially decreased in scope due to the inability to obtain necessary permits or other governmental approvals or other unforeseen negative factors, Huajin could be required to expense some or all previously capitalized costs, which could have a material adverse effect on its future financial condition or results of operations.

Huajin may not be able to manage its expected growth and enlarged business.

Huajin’s plans to make capital expenditures over the coming years to implement its expansion strategy. This growth strategy may not be successful for the following reasons:

•        Its ability to obtain additional capital for growth is subject to a variety of uncertainties, including its operating results, its financial condition, capital market perception, general market conditions for capital raising activities by health care service provider companies, and economic conditions in China.

•        Its profitability may be adversely affected by the additional costs and expenses associated with the operation of new franchise stores, increased marketing and sales support activities, technological improvement projects, the recruitment of new employees, the upgrading of its managerial, operational and financial systems, procedures and controls, and the training and management of its growing employee base.

•        The increased scale of operation will present its management with challenges associated with operating an enlarged business, including dedication of substantially more time and resources in establishing and managing franchises in new geographic locations in China, ensuring regulatory compliance and continuing to manage and grow its business.

Huajin cannot be certain that its cash flows will grow at all or grow rapidly enough to satisfy the capital and expenses necessary for its growth. It is difficult to assess the extent of capital and expenditure necessary for its growth and their impact on its operating results. Failure to manage growth and enlarged business effectively could have a material adverse effect on its business, financial condition and results of operations.

Huajin’s business is capital intensive and Huajin may not be able to secure additional capital financing for new projects or execute new business strategies.

Huajin currently has adequate capital to fund its current franchise stores expansion projects. However, Huajin may not be able to raise sufficient capital to complete some or all of its business strategies in the future, including new franchise stores or acquisitions, or to react rapidly enough to changes in technology, products, services or the competitive landscape. Health care service providers often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressure and react quickly to changes in technology and as such, there can be no assurance that Huajin will be able to satisfy its capital requirements in the future. In particular, its expansion strategy requires the establishment and maintenance of new and existing franchise stores, the provision of auxiliary healthcare equipment and the training of staff, which requires and depends upon the availability of significant capital, not all of which may be available at the time such project is considered or commenced. In the absence of sufficient available or obtainable capital, Huajin would likely be unable to establish or maintain its franchises as planned. In addition, Huajin may incur costs for projects that may not be completed as projected, if at all, and Huajin may be required to seek capital in financings under circumstances and at times that limit the optimization of the terms of such financings.

Huajin’s existing franchise store premises and its residential-resort base community are all leased from third parties by its franchisees, and in general have fixed terms. If Huajin’s franchisees are unable to renew their leases, or leases are terminated before the lease ends, operations may need to be relocated, with the associated expense of relocation. Operation relocation may have negative impacts including but not limited to: reduced store member volumes if a new location is inconvenient for existing customers; pressure on health care service providers, nursing staffs or administration teams if a new location is inconvenient for existing staff; reductions in available space for operations at a new location; less attractive lease terms at a new location; unanticipated capital expenditures to renovate a new location; and possible extra rent expense as Huajin’s franchisees pay rent for a new location during construction and fit-out while a previous locations continues operations. Any of these factors may have an adverse effect on its business and results of operations.

Expansion of elderly care and health care services to reach the Chinese population depends to some extent on the development of insurance products that are not widely available or used.

Currently, commercial medical insurance is not generally purchased by the majority of the Chinese population; however, according to the China Insurance Yearbook, gross written health insurance premiums sold in China has increased from approximately $12 billion to approximately $100 billion from 2012 to 2021. This rapid growth is anticipated to continue in the future. Furthermore, reimbursement under Chinese government public elderly care and health care insurance is either not enough to cover the entire cost or partial cost of services at private health care service providers like us, consequently Huajin’s member customers often have to pay for their procedures out of their own pocket during receipt of its health services. This limitation may impede the attractiveness of its services as compared to services at public hospitals for which government benefits provide coverage, especially during economic downturns. As part of its franchise store expansion plans, Huajin intends to implement initiatives to increase the number of its local Chinese customers, including increasing marketing outreach and piloting new commercial insurance products primarily targeted at local Chinese customers. If Huajin is not able to achieve success with these initiatives or the commercial insurance industry does not grow as expected, its ability to continue to grow its business may be materially adversely affected.

Risks Related to Government Regulations

Huajin’s business is subject to a wide range of laws and regulations, many of which are evolving, and failure to comply with such laws and regulations could adversely affect its business, financial condition and results of operations.

Huajin is subject to a wide variety of laws in China. Laws, regulations and standards governing issues such as product liability, personal injury, elderly care services, nursing services, text messaging, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, medical anti-corruption, terms of service and mobile application accessibility are often complex and subject to varying interpretations. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as national and local administrative agencies.

The elderly care service model are relatively nascent and rapidly evolving. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented and interpreted in response to the industry and related technologies. As Huajin expands its business into new elderly communities or introduces new offerings into existing communities, regulatory bodies may claim that Huajin or users on its smart community SAAS system platform are subject to additional requirements, or that Huajin is prohibited from conducting business in certain jurisdictions, or that users on its platform are prohibited from using the platform, either generally or with respect to certain offerings.

The industry of smart home care for elderly health services is relatively nascent and is rapidly evolving and increasingly regulated. Adverse changes in laws or regulations at all levels of government or bans on or material limitations to its offerings could adversely affect its business, financial condition and results of operations.

Huajin’s success, or perceived success, and increased visibility may also drive some businesses that perceive their business model negatively to raise their concerns to local policymakers and regulators, such as traditional elderly care facilities or nursing homes. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where Huajin may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede Huajin’s business and the ability of riders to utilize its platform. Please refer to the section headed “Information about Huajin — Government Regulations” for a discussion of the regulatory requirements that are applicable to its current and planned business activities in China.

Huajin’s franchise store business model is subject to national, municipal and local franchising regulations.

Shaanxi QianXiang is registered with the PRC Ministry of Commerce as a licensed and permitted franchisor business operator in accordance with the Measures for the Administration of Commercial Franchise issued by PRC State Council, effective in May 2007, and the Provisions on the Administration of Franchise Information issued by PRC Ministry of Commerce, effective in April 2012. Huajin’s franchise stores opened and operated in various provinces, cities, counties and local community areas throughout China and each franchise store is subject to be regulated by certain provincial and municipal regulatory authorities on its franchising business daily operations.

Certain provincial and municipal jurisdictions and governmental entities in the local communities may require us to obtain additional permits, pay fees or penalties or comply with certain other requirements to open the franchise stores for health care services. These jurisdictions and governmental entities may reject Huajin’s applications for permits or deny renewals, delay its ability to open and operate its franchise stores, increase its fees or charge new types of fees, any of which could adversely affect its business, financial condition and results of operations. If governmental authorities were to revoke any its permit of operating the franchise stores as a franchisor that Huajin had previously been granted or deny the renewal of any of such permits, its franchise store operation will be adversely affected and the associated revenues would decrease.

Huajin’s business in elderly care services is subject to a comprehensive framework of laws, rules, policies, and regulations aimed at protecting the rights and interests of the senior population in China.

Huajin’s existing and prospective store membership customers and its smart community and home care service SAAS system enrolled users are mainly elderly communities that are subject to special right protections under the PRC Law on Protection of the Rights and Interests of the Elderly, effective since 1996, which sets out the general principles and guidelines for safeguarding the well-being and rights of the elderly population.

Huajin’s franchise store facilities in local communities are subject to the Design Code For Buildings Of Elderly Facilities and the Standard Design Of Care Facilities For The Aged, both issued by the PRC Ministry of Housing and Urban-Rural Development, effective from May 2014 and October 2018 respectively. These national standard specifies the requirements for creating suitable and safe physical environments in elderly care facilities.

Huajin’s elderly care daily services are also subject to various government policies and opinions that outlining and guiding strategies and measures to ensure the healthy growth of elderly care services, including Opinions on Promoting the Healthy Development of Elderly Care and Childcare Services, CPC Central Committee and State Council Opinions on Strengthening the Work on the Elderly in the New Era and guideline to promote the development of national undertakings for the aged and improve the elderly care service system during the 14th Five-Year Plan period (2021-2025), all issued by the PRC State Council. Moreover, each province, city, and county where Huajin operates its franchise stores has its own set of regulations, such as the measures for the administration of community-based elderly care services, which are issued and regulated locally.

While Huajin strives to provide high-quality care and prioritize the safety of its customers under applicable government regulations, it is important to acknowledge and address the possible risks associated with this aspect of its operations in light of any of above mentioned laws, rules, policies and regulations changes or updated. Any changes to these laws and regulations may require us to redesign and reoffer its existing services or products, or adhere to more stringent regulatory requirements when introducing new offerings. Such changes could potentially lead to increased financial costs, research and development expenses, as well as operational costs for its franchise stores. Therefore, staying compliant with the evolving regulatory landscape is crucial for the success and sustainability of its franchising business in elderly care services.

The R&D activities related to healthcare food supplements are governed by the specific requirements and regulations in the health food industry such as laboratory tests on the food safety, quality control and performance evaluation.

The research and development of the healthcare food supplements depends on the research and development activities of Huajin’s suppliers and encompass various aspects of regulatory requirements, including the research, development, and manufacturing procedures for health food products. Such regulations include the Regulation on the Administration of Health Food issued by the PRC Ministry of Health in June, 1996, the Standards for Health Food issued by the PRC State Bureau of Quality and Technical Supervision (now known as SAMR) in February 1997, and the Administrative Measures for Health Food Registration and Filing issued by the PRC National Medical Products Administration in July 2016. Compliance with these requirements is crucial to ensure the safety, efficacy, and quality of the health food products Huajin develops.

Moreover, laboratory tests play a crucial role in the R&D process. These tests involve rigorous examination and analysis of the health food’s composition, ingredients, formulation, and potential contaminants. By conducting such tests, Huajin can ensure that its products meet the required standards and do not pose any health risks to consumers.

To ensure compliance with these regulations, Huajin maintains a dedicated team of experts who stay up to date with the latest developments in health food regulations and guidelines. However, with the recent changes, development and updates of related applicable regulations in the health food industry, there may be a need for significant adjustments to its existing processes, formulations, or labeling requirements to align with the updated regulations. This could require additional resources, time, and potentially impact its product development timelines. Moreover, compliance with new regulations may involve increased costs and changes in regulations may also impact its competitive landscape.

For example, the latest Implementation Measures for the Evaluation of New Functions and Technical Evaluation of Health Foods (Trial Implementation) issued by SAMR and effective on August 28, 2023 introduces more stringent evaluation criteria for health food products, particularly for assessing new functions and technical aspects. This may require us to invest additional resources and efforts into R&D to meet the higher standards set by the regulatory authorities. Huajin may need to conduct more extensive research and scientific studies to demonstrate the efficacy and safety of its upcoming new healthcare food supplements. Meeting the new evaluation requirements can potentially lead to longer R&D timelines. The introduction of new evaluation measures also emphasizes the importance of ongoing compliance monitoring for health food products. Even after obtaining regulatory approval for its upcoming new healthcare food supplements, Huajin may need to stay vigilant and continually assess and verify the safety and efficacy of its products. Regular post-market surveillance, adverse event monitoring, and quality control measures may be necessary to meet regulatory requirements.

The R&D activities related to auxiliary healthcare equipment are governed by the specific requirements and regulations in the healthcare equipment industry such as the technical standards and classification rules.

The research and development of Huajin’s auxiliary healthcare equipment depends on the research and development activities of its suppliers and encompass various aspects of regulatory requirements, including the research, development, and manufacturing procedures for auxiliary healthcare equipment products. Such regulations include the Food Safety Law issued by the PRC Standing Committee of the National People’s Congress and effective in April 2021, and the Product Quality Law issued by the PRC Standing Committee of the National People’s Congress effective in December 2018.

Such regulations impose specific technical standards that Huajin’s auxiliary healthcare equipment must meet. Ensuring compliance with these requirements may involve additional costs and resources dedicated to research and development, testing, and product modifications. Complying with the classification rules is crucial as it determines the level of scrutiny, conformity assessment procedures, and market access requirements for its products. Misclassification or failure to comply with the designated class requirements can lead to delays in product launch or even restrictions on marketing and sales.

The compliance process may include rigorous evaluations and assessments conducted by regulatory authorities. The auxiliary healthcare equipment industry is subject to evolving regulations and guidelines that aim to enhance patient safety and product quality. If any of such regulations changes or updates in the future, it may result delays or rejections in obtaining approvals of its upcoming new auxiliary healthcare equipment and could hinder its ability to introduce products to the market in a timely manner, thereby affecting revenue generation and market competitiveness.

Once Huajin’s auxiliary healthcare equipment are on the market, Huajin has an ongoing responsibility to monitor their safety, performance, and any reported adverse events. Regulatory requirements dictate that Huajin implements robust post-market surveillance systems and promptly report any incidents or issues. Failure to meet these obligations can result in fines, legal consequences, or damage to Huajin’s brand reputation.

Huajin’s health care services and its sales of health care related products are subject to consumer rights and interests protection laws and regulations.

As a company engaged in the service offering and products sales, Huajin is subject to consumer rights and interests protection laws and regulations, including the PRC Consumer Rights and Interests Protection Law effective in January 1994, which is one such law that has a direct impact on its business operations.

Such regulations requires and emphasizes the principle of informed consent, requiring us to provide clear and accurate information to its customers regarding the diagnosis, treatment options, potential risks, health care products’ therapeutic efficacy, side effects, and expected outcomes, while stay transparent about its pricing and billing practices. The regulations also encompass other aspects such as labeling requirements, packaging standards, and quality control procedures during its sales of products and offering of services. These regulations are in place to guarantee that the information provided to consumers is accurate, transparent, and informative. Proper labeling ensures that consumers are aware of the product’s intended use, ingredients, dosage instructions, and any possible warnings or contraindications.

Any changes or updates to consumer protection regulations may provide Huajin’s customers with additional rights and avenues for legal recourse. This could lead to an increase in litigation and consumer complaints on its operations. And non-compliance with consumer protection laws can result in financial liabilities, such as fines, compensation claims, or legal expenses. Additionally, updating Huajin’s operations to align with new requirements may involve additional costs, including staff training, system upgrades, or process modifications.

Huajin’s promotion and marketing of healthcare food supplements and auxiliary healthcare equipment is subject to advertising and marketing laws and regulations.

Huajin’s promotion and marketing of healthcare food supplements and auxiliary healthcare equipment is subject to labeling requirements, packaging standards, brand promotion, advertisement and marketing laws and regulations such as the regulations governing the promotion and marketing of healthcare food supplements and auxiliary healthcare equipment.

The regulations require the review and approval of advertisements for healthcare food supplements and auxiliary healthcare equipment, emphasizing on prohibitions of false or misleading advertisements, exaggerated claims, or any form of deceptive marketing practices. This entails submitting advertising materials to the relevant regulatory authorities for evaluation, which can result in a time-consuming and bureaucratic process. Delays in obtaining approval may disrupt marketing plans and impact the timely launch of promotional campaigns. Failure to comply with the advertising regulations can lead to penalties, fines, or even the suspension of promotional activities. Non-compliant advertisements may be subject to removal, modification, or recall, resulting in wasted resources and negatively impacting brand reputation.

Huajin’s health care service offerings and products sector is subject to anti-bribery, anti-corruption, anti-monopoly and anti-unfair competition laws and regulations.

Huajin’s operation in the health care service offerings and products sector is exposed to regulatory risks associated with anti-bribery, anti-corruption, and anti-unfair competition laws and regulations in China. These include the PRC Anti-Unfair Competition Law effective since 1993, the PRC Anti-Monopoly Law effective since 2007, and the Pharmaceutical Industry Compliance Management Practices issued by the PRC Pharmaceutical Industry Association and effective on February 26, 2021.

Recently, the PRC National Health Commission has placed significant emphasis on correcting unhealthy practices within the pharmaceutical purchasing and sales field as well as the medical service sector in China. This was highlighted through the issuance of its Notice on Adjusting and Correcting the Unhealthy Practices in the Pharmaceutical Purchasing and Sales Field and Medical Service Sector, and the Division of Responsibilities of Member Units of the Inter-Ministerial Joint Working Mechanism on May 10, 2023. This notice serves as a crucial step towards enhancing regulatory oversight and promoting fair competition in the health service industry. It outlines specific measures and guidelines aimed at rectifying various unethical and illicit behaviors that may exist within the pharmaceutical procurement and sales processes, as well as the provision of health care services. The implementation of this notice signifies the determination of the Chinese regulatory authorities to eradicate corruption, bribery, and other forms of unfair competition within the health sector. It also underscores the commitment to ensure the highest standards of integrity, transparency, and ethical conduct in the industry.

The implementation of stricter regulations and measures aimed at combating corruption and unfair competition may increase compliance costs and complexity for Huajin’s organization, which could be a financial burden. Additionally, the implementation of new requirements and guidelines may prompt changes to Huajin’s existing business processes, which could potentially disrupt our operations or lead to delays or difficulties in obtaining necessary licenses and permits.

As Huajin’s business has expanded, the applicability of the applicable anti-bribery laws to its operations has increased. In particular, Huajin will be subject to the Foreign Corrupt Practices Act. Please refer to the above sections headed “Risks Related to Huajin’s Business Operations and Financial Prospects — If Huajin fails to comply with applicable anti-bribery laws, Huajin’s reputation may be harmed and Huajin could be subject to penalties and significant expenses that have a material adverse effect on business, financial condition and results of operations.

Huajin’s continuous development of its smart community and home care SAAS operating system and mobile apps are subject to various data and privacy protection, cybersecurity and telecommunication laws and regulations.

The continuous development and operation of Huajin’s smart community and home care SAAS operating system and mobile apps in China is subject to a variety of laws and regulations related to data privacy, cybersecurity, and telecommunications. Failure to comply with these regulations can lead to fines, penalties, suspensions, revocations of business licenses, losses of customer trust, or financial loss due to data leaks or cyber-attacks. With the increasing use of digital technologies and electronic health records, safeguarding patient privacy and data protection is crucial. The law imposes obligations on us to protect Huajin’s customer information, including collecting, using, and storing data in accordance with relevant laws and regulations.

Please refer to the above sections headed “Risks Related to Doing Business in Greater China —  Huajin and its PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on business, financial condition and results of operations”, “Risks Related to Huajin’s Business Operations and Financial Prospects —  Huajin is subject to stringent privacy laws, information security policies and contractual obligations governing the use, processing of personal information and governing Huajin’s data privacy and security practices” and “Risks Related to Huajin’s Business Operations and Financial Prospects — Security breaches, loss of data and other disruptions could compromise sensitive information related to Huajin’s business or prevent us from accessing critical information and expose us to liability, which could adversely affect Huajin’s business and reputation” for more discussions of such regulatory requirements that are applicable to Huajin’s current and planned business activities.

Risks Related to our Securities

We may issue our public shares to investors in connection with our initial business combination at a price which is less than the prevailing market price of our public shares at that time.

In connection with our initial business combination, we may issue ordinary shares or other securities to investors in private placement transactions (so-called PIPE transactions) at a price of $10.00 per share or which approximates the per-share amounts in our trust account at such time, which is generally approximately $10.00. The purpose of such issuances will be to enable us to provide sufficient liquidity to the post-business combination entity. The price of the ordinary shares we issue may therefore be less, and potentially significantly less, than the market price for our public shares at such time, resulting in dilution or potentially significant dilution to current shareholders. Should we choose to issue ordinary shares in a private placement transaction in conjunction with our initial business combination we may incur additional costs in connection with the private placement, including but not limited to, legal, due diligence, and financing costs that would not otherwise exist. We may undertake a PIPE transaction to in efforts to obtain financing faster than may otherwise be possible through a public offering, and at a lower cost than may be otherwise available in the market. Moreover, our ability to privately place our securities with investors may be conditioned on offering terms that are not identical to those contained in this offering. For example, in order to close a private placement and obtain the benefit of such financing, we may agree to certain anti-dilution protections to protect against future issuances, stock splits, and reclassifications to future private investors. Prospective private investors may also require preemptive rights to participate in future issuances of securities to maintain their relative ownership interests.

Depending on the amount and character of securities issued in a future private placement, Nasdaq may determine that we have undergone a change of control or require us to obtain shareholder approval prior to certain issuances of common stock or securities convertible into common stock. Should we be required under Nasdaq rules to obtain shareholder approval prior to completing a private placement, obtaining such approval would likely delay our ability to raise capital in a private placement and increase the cost to investors of completing the transaction.

Risks Related to Huajin’s Intellectual Property Rights

Huajin’s success depends on its ability to protect its intellectual property.

Huajin’s success depends on its ability to obtain and maintain trademark protection for its brand name of QianXiang Health, as well as its intellectual properties (i.e. patents) of the smart community and home care health service SAAS operating system, in China. There is no assurance that any of the existing and future trademarks and patents will be held valid and enforceable against third-party infringement or that the healthcare food that Huajin source from suppliers will not infringe any third-party patent or intellectual property. Huajin have owned valid trademarks, patents, copyrights and other intellectual properties within PRC. Third parties may oppose Huajin’s trademark patents, copyrights and other intellectual properties applications or otherwise challenge its use of the trademarks, patents, copyrights and other intellectual properties. In the event that Huajin’s trademarks, patents, copyrights and other intellectual properties are successfully challenged, Huajin could be forced to rebrand its products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands. Further, Huajin’s competitors may infringe its trademarks, patents, copyrights and other intellectual properties, or Huajin may not have adequate resources to enforce its intellectual properties.

If Huajin are unable to obtain and maintain patent protection for its smart community and home care SAAS operating system and other products, or trademark protection for its brand name, through intellectual property rights, or if the scope of such intellectual property rights obtained is not sufficiently broad, or if any intellectual property rights that Huajin own is challenged by third parties, third parties could develop and commercialize products and technologies similar or identical to Huajin and compete directly against Huajin, and its ability to successfully commercialize any product or technology may be adversely affected.

Huajin’s success depends in large part on its ability to protect its proprietary technology in its smart community and home care SAAS operating system, healthcare food supplements and auxiliary healthcare equipment, as well as its QianXiang Health brand name trademarks, from competition by obtaining, maintaining, defending and enforcing its intellectual property rights, including patent rights, trademark rights and copyrights. Huajin have obtained and will continue to seek patents, trademarks and copyrights in China, as well as in other applicable jurisdictions during its future business development. Huajin will seek to protect the its products use, components, formulations and methods of treatment, and technology that Huajin consider commercially important by filing patent and trademark applications, relying on trade secrets. This process is expensive and time-consuming, and Huajin may not be able to file and prosecute all necessary or desirable patent and trademark applications in all jurisdictions at a reasonable cost or in a timely manner. It is also possible that Huajin will fail to identify patentable aspects of its R&D output in time to obtain patent protection.

Even if patents or trademarks do issue on any of these future applications, there can be no assurance that a third party will not challenge their validity, enforceability, or scope, which may result in the patent claims being narrowed or invalidated, or there can be no assurance that Huajin will obtain sufficient claim scope in those patents and trademarks to prevent a third party from competing successfully with its products. Huajin may become involved in interference, inter partes review, post grant review, ex parte reexamination, derivation, opposition or similar other proceedings challenging its patent rights or the patent rights of others. An adverse determination in any such proceeding could reduce the scope of, or invalidate, its patent rights and other intellectual rights, allow third parties to commercialize its technology or health care products and compete directly with us, or result in its inability to manufacture or commercialize SAAS system and other health care products without infringing third-party’s intellectual rights.

Huajin’s competitors may be able to circumvent its patents by developing similar or alternative technologies in health care related services and products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and its owned patents may be challenged in the courts or patent offices in China or in other future applicable jurisdictions. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit Huajin’s ability to stop or prevent us from stopping others from using or commercializing similar or identical technology on its health care service offerings and its health care food or device products, or limit the duration of the patent protection of its technology and products. Given the amount of time required for the development, testing and regulatory review of new health care products, patents protecting such assets might expire before or shortly after such assets are commercialized. As a result, its patent portfolio may not provide us with sufficient rights to exclude others from commercializing its service offerings and products similar or identical to Huajin’s. Huajin cannot be certain that Huajin were the first to make the inventions claimed in its patents or pending patent applications, or that Huajin were the first to file for patent protection of such inventions.

Changes in either the intellectual property laws or interpretation of the patent laws in the China and other countries may diminish the value of Huajin’s intellectual properties or narrow the scope of its intellectual properties protection.

Huajin enjoy only limited geographical protection with respect to certain intellectual property and may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting, maintaining and defending patents and other intellectual property in all countries throughout the world could be prohibitively expensive for us, and Huajin’s intellectual property rights in some non-China countries can have a different scope and strength than do those in China. In addition, the laws of certain countries do not protect intellectual property rights to the same extent as the laws of China, or do not favor enforcement or protection of patents or other intellectual property. Consequently, Huajin may not be able to prevent third parties from practicing its inventions in all countries outside China, or from selling or importing its service offerings and heal care products made using its inventions in and into non-China jurisdictions.

Moreover, as Huajin’s products mature, its reliance on its trademarks to differentiate us from competitors will increase, and as a result, if Huajin are unable to prevent third parties from adopting, registering or using trademarks and trade dress that infringe, dilute or otherwise violate its trademark rights, or engaging in conduct that constitutes unfair competition, defamation or other violation of its rights, its business could be materially adversely affected.

Proceedings to enforce Huajin’s patent and other intellectual property rights in other jurisdictions, whether or not successful, could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its intellectual properties at risk of being invalidated or interpreted narrowly. Huajin may not prevail in any lawsuits that Huajin initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Huajin’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Huajin develop or license. Furthermore, while Huajin intend to protect its intellectual property rights in its expected significant markets, Huajin cannot ensure that Huajin will be able to initiate or maintain similar efforts in all jurisdictions in which Huajin may wish to market its health care service offerings and products. Accordingly, Huajin’s efforts to protect its intellectual property rights in such countries may be inadequate, which may have an adverse effect on its ability to successfully commercialize its service offerings and products in all of its expected significant foreign markets. If Huajin encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for its business in such jurisdictions, the value of these rights may be diminished and Huajin may face additional competition from others in those jurisdictions.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If Huajin are forced to grant a license to third parties with respect to any patents relevant to its business, its competitive position may be impaired and may have an adversely effect on its business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily protect all aspects of Huajin’s intellectual property, and if Huajin are unable to maintain the confidentiality of its trade secrets, its business and future prospect will be harmed. Huajin also may be subject to claims that its employees, consultants, or advisers have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what Huajin regard as its own intellectual property.

In addition to the protection afforded by registered patents, Huajin rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to protect its R&D results. However, trade secrets and know-how can be difficult to protect. Although Huajin enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of its R&D output, such as its employees, corporate collaboration partners, outside scientific collaborators, contract manufacturers, consultants, advisers and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing its ability to obtain patent protection, in addition, Huajin cannot guarantee that Huajin have entered into such agreements with each party that may have or have had access to its trade secrets or proprietary technology and processes. Huajin may not be able to prevent the unauthorized disclosure or use of its technical know-how or other trade secrets by the parties to these agreements, however, despite the existence generally of confidentiality agreements and other contractual restrictions. If any of its employees, collaborators, and other third parties who are parties to these agreements breaches or violates the terms of any of these agreements or otherwise discloses its proprietary information, Huajin may not have adequate remedies for any such breach or violation, and Huajin could lose its trade secrets as a result. Enforcing a claim that a third party illegally disclosed or misappropriated its trade secrets, including through intellectual property litigation or other proceedings, is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts in China and other jurisdictions may be less prepared, less willing or unwilling to protect trade secrets. Huajin’s trade secrets could otherwise become known or be independently discovered by its competitors or other third parties. For example, competitors could attempt to replicate some or all of the advantages Huajin derive from its development efforts, willfully infringe, misappropriate or otherwise violate its intellectual property rights, design around its intellectual property protecting such compound or develop their own compound that fall outside of its intellectual property rights. If any of its trade secrets were to be disclosed or independently developed by a competitor, Huajin may have no right to prevent them, or others to whom they communicate it, from using that technology or information to compete against us, which may have a material adverse effect on its business, financial condition, results of operations and prospects.

Huajin may become involved in lawsuits to protect or enforce its intellectual property, which could be expensive, time-consuming and unsuccessful. Huajin’s patent rights could be found invalid or unenforceable if challenged in court or before the relevant patent authority.

Competitors may infringe Huajin’s patent rights or infringe, misappropriate or otherwise violate its other intellectual property rights. To counter infringement, misappropriation or any other unauthorized use, litigation may be necessary in the future to enforce or defend its intellectual property rights, to protect its trade secrets or to determine the validity and scope of its own intellectual property rights or the proprietary rights of others. This can be expensive and time-consuming. Huajin may not prevail in any lawsuits that Huajin initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Any claims that Huajin assert against perceived infringers and other violators could also provoke these parties to assert counterclaims against us alleging that Huajin infringe, misappropriate or otherwise violate their intellectual property rights. Accordingly, despite its efforts, Huajin may not be able to prevent third parties from infringing, misappropriating or otherwise violating its intellectual property rights. An adverse result in any litigation proceeding could put its patents as well as any patents that may issue in the future, at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation. Thus, even if Huajin were to ultimately prevail, or to settle at an early stage, such litigation could burden us with substantial unanticipated costs.

Moreover, Huajin may not be able to detect infringement of its patents and other intellectual property rights. Even if Huajin detect infringement by a third party of any of its patents or other intellectual property rights, Huajin may choose not to pursue litigation against or settlement with such third party. If Huajin later sue such third party for intellectual property rights infringement, the third party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce its patents against such third party.

Huajin may not be able to prevent misappropriation of its trade secrets or confidential information, particularly in countries where the laws may not protect those rights. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its trade secrets or other confidential information could be compromised by disclosure during this type of litigation. Any failure by us to prevent the misappropriation or disclosure of its proprietary information could materially adversely affect its business, financial condition, results of operations and prospects.

Intellectual property litigation may lead to unfavorable publicity which may harm Huajin’s reputation and cause the market price of its ordinary shares to decline, and any unfavorable outcome from such litigation could limit its R&D activities and/or its ability to commercialize its service offerings and products.

During the course of any intellectual property litigation, there could be public announcements of the results of hearings, rulings on motions, and other interim proceedings in the litigation. If securities analysts or investors regard these announcements as negative, the perceived value of Huajin’s ongoing and future service offerings and products, programs or intellectual property could be diminished. Accordingly, the market price of Huajin’s ordinary shares may decline. Such announcements could also harm its reputation or its market, which could have a material adverse effect on its business.

In the event of intellectual property litigation, there can be no assurance that Huajin would prevail, even if the case against us is weak or flawed. If third parties successfully assert their intellectual property rights against us, prohibitions against using certain technologies, or prohibitions against commercializing its health care service offerings and products, could be imposed by a court or under a settlement agreement between us and a plaintiff. In addition, if Huajin are unsuccessful in defending against allegations that Huajin have infringed, misappropriated or otherwise violated the patent or other intellectual property rights of others, Huajin may be forced to pay substantial damage awards to the plaintiff. Additionally, Huajin may be required to obtain a license from the intellectual property owner in order to continue its R&D programs or to commercialize any resulting product. It is possible that the necessary license will not be available to us on commercially acceptable terms, or at all. This may not be technically or commercially feasible, may render its products less competitive, or may delay or prevent the launch of its products to the market. Any of the foregoing could limit its R&D activities, its ability to commercialize one or more health care service offerings and products, or both.

In addition, any future intellectual property litigation, interference or other administrative proceedings will result in additional expense and distraction of its personnel. An adverse outcome in such litigation or proceedings may expose us or any future strategic partners to loss of its proprietary position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all, each of which could have a material adverse effect on its business.

If Huajin’s trademarks and trade names are not adequately protected, Huajin may not be able to build name recognition in its markets of interest and its competitive position may be adversely affected.

Huajin own registered trademarks and will continuously registering trademarks for its upcoming health care related service offerings and products. Huajin may not be able to obtain trademark protection in territories that Huajin consider of significant importance to us. In addition, any of its trademarks or trade names, whether registered or unregistered, may be challenged, opposed, infringed, canceled, circumvented or declared generic, or determined to be infringing on other marks, as applicable. Huajin may not be able to protect its rights to these trademarks and trade names, which Huajin will need to build name recognition by potential collaborators or customers in its markets of interest. Over the long term, if Huajin are unable to establish name recognition based on its trademarks and trade names, Huajin may not be able to compete effectively and its business may be adversely affected.

If Huajin’s efforts to protect the proprietary nature of the intellectual property related to its technologies are not adequate, Huajin may not be able to compete effectively in its market.

Huajin rely upon a combination of patents, confidentiality agreements, trade secret protection and intellectual property and confidentiality agreements to protect the intellectual property related to its technologies and its products. Any disclosure to or misappropriation by third parties of its confidential proprietary information could enable competitors to quickly duplicate or surpass its technological achievements, thus eroding its competitive position in its market.

Huajin have approved PRC patent applications in its portfolio and may have future pending patent, trademark and other intellectual property rights applications; however, Huajin cannot predict:

•        If and when patents will issue based on its applications;

•        The scope of protection of any patent issuing based on its applications;

•        The degree and range of protection any issued patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent its patents;

•        Whether any of its intellectual property will provide any competitive advantage;

•        Whether or not others will obtain patents claiming aspects similar to those covered by its patents and patent applications;

•        Whether Huajin will need to initiate or defend litigation or administrative proceedings to enforce and/or defend its patent rights, which may be costly whether Huajin win or lose; or

•        Whether the patent applications that Huajin own or may in-license will result in issued patents with claims that cover its product candidates or uses thereof in any countries.

Risks Related to Our Status as a Foreign Private Issuer

Post-Closing Huajin will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, Post-Closing Huajin is exempt from certain provisions applicable to United States domestic public companies. Post-Closing Huajin may lose its status as a foreign private issuer in the future, causing it to incur substantial costs, time and resources.

Because Post-Closing Huajin will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, Post-Closing Huajin is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Post-Closing Huajin will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Post-Closing Huajin intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Post-Closing Huajin is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold Post-Closing Huajin’s securities, you may receive less or different information about Post-Closing Huajin than you currently receive about OAKU or that you would receive about a U.S. domestic public company.

Post-Closing Huajin could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of Post-Closing Huajin’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Post-Closing Huajin’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Post-Closing Huajin’s assets are located in the United States; or (iii) Post-Closing Huajin’s business is administered principally in the United States. If Post-Closing Huajin loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Post-Closing Huajin would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Post-Closing Huajin’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

As an exempted company incorporated in the Cayman Islands, Post-Closing Huajin will be permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if Post-Closing Huajin complied fully with the Nasdaq listing standards.

As a Cayman Islands exempted company intending to apply to list its securities on Nasdaq, Post-Closing Huajin will be subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules will permit a foreign private issuer like Post-Closing Huajin to follow the corporate governance practices of Post-Closing Huajin’s home country. Certain corporate governance practices in the Cayman Islands, which is Post-Closing Huajin’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, Post-Closing Huajin will not be required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        have a compensation committee or a nominations or corporate governance committee consisting entirely of independent directors; or

•        have regularly scheduled executive sessions with only independent directors each year.

Huajin currently follows and Post-Closing Huajin may continue to follow its home country practices with respect to corporate governance. As a result of Post-Closing Huajin’s reliance on the “foreign private issuer” exemptions, Post-Closing Huajin shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We may qualify as a passive foreign investment company, or “PFIC”, which could result in adverse U.S. federal income tax consequences to U.S. investors.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation — U.S. Holders”) of our ordinary shares or rights, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Our actual PFIC status for our current taxable year may depend on whether we qualify for the PFIC start-up exception (see the section of this prospectus captioned “Taxation — U.S. Holders — Passive Foreign Investment Company Rules”). Depending on particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that we will qualify for the start-up exception. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any future taxable year. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would likely be unavailable with respect to our rights.

We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this prospectus captioned “Taxation — U.S. Holders — Passive Foreign Investment Company Rules.”

Risks Related to the Business Combination and being a Public Company

The price of the post business combination entity (the “Combined Company’s”) securities may be volatile.

Upon consummation of the Business Combination, the price of the Combined Company’s securities may fluctuate due to a variety of factors, including:

•        changes in the industry in which the Combined Company operates;

•        the success of competitive services or technologies;

•        developments involving the Combined Company’s competitors;

•        regulatory or legal developments in the United States and other countries;

•        developments or disputes concerning our intellectual property or other proprietary rights;

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        general economic, industry and market conditions, such as the effects of recessions, interest rates, inflation, international currency fluctuations, political instability and acts of war or terrorism; and

•        the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of Combined Company Common Stock regardless of the operating performance of Huajin, including any of its existing or future subsidiaries.

In addition, companies that have experienced volatility in the market price of their stock have frequently been the subject of securities class action and shareholder derivative litigation. We could be the target of such litigation in the future. Class action and derivative lawsuits, whether successful or not, could result in substantial costs, damage or settlement awards and a diversion of our management’s resources and attention from running our business, which could materially harm our reputation, financial condition and results of operations.

The Combined Company does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Combined Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Combined Company Board and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as the Combined Company board of directors deems relevant. As a result, you may not receive any return on an investment in Combined Company Common Stock unless you sell Combined Company Ordinary Shares for a price greater than that which you paid for it.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to our completion of the business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as Huajin is seeking to do, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. We cannot assure you that due diligence conducted in connection with this business combination has identified all material issues that may be present in Huajin’s business prior to the completion of the business combination during the course of our due diligence, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Huajin’s and OAKU’s control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing thereafter. Accordingly, any Shareholders or warrant holders who choose to remain Shareholders or warrant holders following the business combination could suffer a reduction in the value of their securities. These Shareholders or warrant holders are unlikely to have a remedy for the reduction in value.

The combined company expects to incur significant costs as a result of operating as a public company.

As a public company, the combined company will incur significant legal, accounting and other expenses. The combined company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require, among other things, that it file with the SEC annual, quarterly and current reports with respect to its business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and the Nasdaq Capital Market to implement provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Public Company Accounting Oversight Board impose significant requirements on public companies, including requiring the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. These expenses will likely increase in the future, particularly after the combined company ceases to be an “emerging growth company” if it is also no longer a “smaller reporting company” as a result of additional corporate governance and disclosure requirements under the Sarbanes-Oxley Act, the Dodd-Frank Act, and SEC rules and regulations.

The combined company expects the rules and regulations applicable to public companies to result in it continuing to incur substantial legal and financial compliance costs. These costs will increase its net loss or decrease any net income and may require the combined company to reduce costs in other areas of its business.

Huajin’s management will be required to devote substantial time to maintaining and improving its internal controls over financial reporting and the requirements of being a public company which may, among other things, strain its resources, divert management’s attention and affect its ability to accurately report its financial results and prevent fraud.

Historically, Huajin has operated as a private company. Following the Business Combination, the combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules of the Nasdaq Capital Market. The Sarbanes-Oxley Act requires, among other things, that a company maintain effective disclosure controls and procedures (“DCP”) and internal controls over financial reporting (“ICFR”). Huajin’s management and other personnel, who will be managing OAKU after completion of the Business Combination, have limited experience operating as a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective ICFR and DCP necessary to ensure timely and accurate reporting of operational and financial results. Huajin’s existing management team will need to devote a substantial amount of time to these compliance initiatives and may need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with operations as a public company. Ensuring that the combined company has adequate internal financial and accounting controls and procedures in place is a costly and time-consuming effort that needs to be re-evaluated frequently. The combined company’s compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention.

Pursuant to Sections 302 and 404 of the Sarbanes-Oxley Act (“Section 404”), the combined company will be required to furnish certain certifications and reports by its management on its ICFR, which, after it is no longer an emerging growth company and if it becomes an accelerated or large accelerated filer under SEC rules, must be accompanied by an attestation report on ICFR issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the combined company will document and evaluate its ICFR, which is both costly and challenging. Implementing any appropriate changes to its internal controls may require specific compliance training for the combined company’s directors, officers and employees, entail substantial costs to modify its existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of its ICFR, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase its operating costs and could materially impair its ability to operate its business. Moreover, effective internal controls are necessary for the combined company to produce reliable and timely financial reports and are important to help prevent fraud. Any failure by the combined company to file its periodic reports in a timely manner may cause investors to lose confidence in its reported financial information and may lead to a decline in the price of our Class A Ordinary Share.

In accordance with Nasdaq Capital Market rules, the majority of the directors of a company that has securities quoted on Nasdaq must be directors that are “independent” under those rules. There is an exemption for “controlled companies”, companies that are majority owned by one person or group. Although the combined company immediately after the Business Combination will be a controlled company, Huajin has stated that it does not intend to rely on this exemption. However, were it to rely on that exemption and the combined company ceases to be a “controlled company” under the Nasdaq Stock Market listing requirements, it will be required to maintain a majority of independent members of the Board of Directors. The various rules and regulations applicable to public companies make it more difficult and more expensive to maintain directors’ and officers’ liability insurance, and the combined company may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If the combined company is unable to maintain adequate directors’ and officers’ insurance, its ability to recruit and retain qualified officers and directors will be significantly curtailed.

Huajin will need to grow the size of its organization and may experience difficulties in managing this growth.

As Huajin’s expansion plans and strategies develop, and as it transitions into operating as part of a public company, it expects it will need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•        identifying, recruiting, compensating, integrating, maintaining and motivating additional employees;

•        coping with demands on management related to the increased size of its business;

•        assimilating different corporate cultures and business practices;

•        converting other entities’ books and records and conforming their practices to ours;

•        integrating operating, accounting and information technology systems of other entities with ours and in maintaining uniform procedures, policies and standards, such as internal accounting controls; and

•        improving Huajin’s operational, financial and management controls, reporting systems and procedures.

Huajin’s future financial performance as part of OAKU and its ability to expand its business will depend, in part, on its ability to effectively manage any future growth, and Huajin’s management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

If Huajin is not able to effectively expand its organization by hiring new employees and expanding its groups of consultants and contractors, Huajin may not be able to successfully implement the tasks necessary to further develop and commercialize its product candidates and, accordingly, may not achieve its expansion goals.

We are an “emerging growth company,” and we cannot be certain that the reduced disclosure requirements applicable to “emerging growth companies” will not make our securities less attractive to investors.

We are an “emerging growth company,” as defined under the JOBS Act and will continue to be after the Business Combination is completed. For so long as we are an emerging growth company, we intend to take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and Shareholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years from the end of our most recently completed fiscal year, although we may lose such status earlier, depending on the occurrence of certain events, including when we have generated total annual gross revenue of at least $1.235 billion or when we are deemed to be a “large accelerated filer” under the Exchange Act, which means that the market value of our Class A Ordinary Share that is held by non-affiliates exceeds $700 million as of December 31st of the prior year, or when we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

We cannot predict if investors will not find our securities less attractive or our company less comparable to certain other public companies because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a “smaller reporting company” we are permitted to provide less disclosure than larger public companies which may make our securities less attractive to investors.

We are currently a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act and will continue to be one immediately after the Business Combination. As a smaller reporting company, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects which may result in less investor confidence. Investors may find our securities less attractive as a result of our smaller reporting company status. If some investors find our securities less attractive, there may be a less active trading market for our securities and our share price may be more volatile.

OAKU and Huajin have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by OAKU.

OAKU and Huajin expect to incur significant costs associated with the Business Combination. Huajin and OAKU will only pay some of these expenses if the Business Combination occurs, such as the fee to OAKU financial advisor in connection with this Business Combination, AsianLegend, and deferral underwriting fee to OAKU’s underwriter in its IPO. Other fees and expenses, including legal fees, independent auditor fees, fees to our solicitation agent, and expenses incurred in connection with the proxy solicitation for the extraordinary general meeting will be incurred regardless of whether the Business Combination occurs. These expenses will reduce the amount of cash available to be used for other corporate purposes by OAKU whether or not the Business Combination is completed.

In the event that a significant number of OAKU Shares are redeemed, its share may become less liquid following the Business Combination.

If a significant number of OAKU Shares are redeemed, OAKU may be left with a significantly smaller number of Shareholders. As a result, trading in the shares of OAKU following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected. The Nasdaq Capital Market may delist the OAKU Shares on its exchange, which could limit investors’ ability to make transactions in OAKU’s securities and subject OAKU to additional trading restrictions.

OAKU will be required to meet the initial listing requirements to be listed on the Nasdaq Capital Market following the Business Combination. OAKU may not be able to meet those initial listing requirements. Even if OAKU’s securities are so listed, OAKU may be unable to maintain the listing of its securities in the future.

If OAKU fails to meet the listing requirements and the Nasdaq Capital Market does not list its securities on its exchange, the Business Combination will not close. However even if OAKU meets the initial listing requirements, if OAKU is subsequently delisted, OAKU could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

OAKU may waive one or more of the conditions to the Business Combination without resoliciting Shareholder approval for the Business Combination.

OAKU may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board of Directors of OAKU will evaluate the materiality of any waiver to determine whether amendment of this proxy statement and re-solicitation of proxies is warranted. In some instances, if the Board of Directors of OAKU determines that a waiver is not sufficiently material to warrant re-solicitation of Shareholders, OAKU has the discretion to complete the Business Combination without seeking further Shareholder approval. For example, it is a condition to OAKU’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Huajin’s conduct of its business, however, if the Board of Directors of OAKU determines that any such order or injunction is not material to the business of Huajin, then the Board of Directors may elect to waive that condition and close the Business Combination.

OAKU may waive its listing on Nasdaq as a condition of closing its Business Combination.

OAKU and Huajin may elect to waive the requirement that it complete a Nasdaq listing in connection with the completion of our Business Combination. It is a condition of the consummation of the Business Combination that OAKU receive confirmation from Nasdaq that the OAKU Class A Ordinary Shares to be issued in connection with the Business Combination have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that OAKU will obtain such approval from Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination the condition to obtain Nasdaq listing as set forth in the Business Combination Agreement may be waived by the parties. If the Company is unable to list on Nasdaq and waives the listing as a condition of its Business Combination the Company’s, it may be more difficult or impossible for shareholders to sell or purchase our securities in the secondary market and could have a substantial adverse effect on the price of our securities.

OAKU’s Shareholders will experience immediate dilution as a consequence of the issuance of OAKU Shares as consideration in the Business Combination. Having a minority share position may reduce the influence that OAKU’s current Shareholders have on the management of OAKU.

Assuming no redemptions of OAKU Shares for cash and giving effect to the estimated issuance of approximately 23,748,128 OAKU Shares to be issued to Huajin securityholders pursuant to the Merger Agreement at an assumed Closing Consideration Conversion Ratio of .59%, the OAKU Shares to be issued in the Backstop Commitment (assuming that $5,000,000 of OAKU Shares are subscribed for in the Backstop Commitment) and the OAKU Shares to be issued upon conversion of the OAKU Rights, we would have an aggregate of approximately 32,489,034 OAKU Class A Ordinary Shares issued and outstanding immediately after the Business Combination, of which:

•        OAKU public Shareholders (which excludes the Sponsor) will own 16.0% of our ordinary shares (accounting for 16.0% of the voting power of OAKU Shares);

•        OAKU’s Initial Shareholders will own approximately 5.7% (accounting for approximately 5.7% of the voting power of OAKU Shares);

•        Holders of OAKU public rights will own approximately 2.8% (accounting for approximately 2.8% of the voting power of OAKU Shares);

•        the former Shareholders of Huajin will own approximately 69.9% (accounting for 69.9% of the voting power of OAKU Shares),

•        the Backstop Investors will own approximately 1.5% of the total shares outstanding (accounting for 1.5% of the voting power of OAKU Shares).

Given the other factors above, but assuming redemption by holders of all outstanding redeemable OAKU Shares, we would have an aggregate of 28,231,680 shares issued and outstanding immediately after the Business Combination, of which:

•        OAKU’s current public Shareholders (which excludes our Sponsor and officers and directors) will own approximately 0% (accounting for 0% of the voting power of our OAKU Shares),

•        OAKU’s Sponsor and its current directors, officers and affiliates, and assuming conversion of their private rights, will own approximately 6.5% (accounting for 6.5% of the voting power of OAKU Shares),

•        the holders of OAKU Rights will own 1,015,521 OAKU Class A ordinary shares, which will represent approximately 3.6% of our ordinary shares and 3.6% of the voting power of OAKU Shares;

•        the former Shareholders of Huajin will own approximately 84.1% (accounting for 84.1% of the voting power of OAKU Shares),

•        the Backstop Investor will own approximately 500,000 OAKU Class A ordinary shares, or 1.8% of our total shares outstanding (accounting for 1.8% of the voting power of OAKU Shares).

	Assuming No Redemptions(1)			Assuming Maximum Redemptions(2)
	Shares	Ownership %	Voting %	Shares	Ownership %	Voting %
Sponsor and affiliates(3)	1,837,813	5.4%	5.4%	1,837,813	6.5%	6.5%

____________

(1)      This presentation assumes no additional holders of our Ordinary Share exercise their redemption rights with respect to their redeemable Class A Ordinary Share upon the Closing.

(2)      This presentation assumes the maximum redemption of our public shares, resulting in no assets in our trust account).

(3)      Holdings of the listed category of shareholder consists of the initial shares held by the Sponsor, our current and former officers and directors, private shareholders, and our advisor in our IPO, Space Frontier Investment Holding Limited.

Assuming no redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $339,956,270 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $237,614,100 at an assumed price of $10.00 per share.

Assuming maximum redemptions of the OAKU Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $282,456,270 based upon a price of $10.00 per OAKU Share and the securities issued to the Huajin security holders would have a value of approximately $234,614,100 at an assumed price of $10.00 per share.

The minority position of the former OAKU Shareholders will give them limited influence over the management and operations of the combined company.

Additionally, upon the completion of our initial business combination, our financial advisor Asian Legend International Investment Holding Limited (“AsianLegend”) will be entitled to a fee, payable in our fully converted Class A Ordinary Shares of 5% of the total share consideration payable to Huajin, which, subject to final net debt considerations of Huajin, is expected to equal 1,187,406 Class A Ordinary Shares. In the event of no redemption of Class A Ordinary Shares held by our public shareholders, this fee will result in AsianLegend owning 3.5%, and in the event of full redemption of Class A Ordinary Shares held by our public shareholders, 4.2% of our total issued and outstanding shares upon the closing of our business combination with Huajin. Because the shares payable to Huajin are conditioned on the success of an initial business combination, AsianLegend is incentivized to assist us in completing an initial business combination and their interests may thus conflict with ours.

Risks Related to OAKU’s Business as a SPAC

OAKU will be forced to liquidate the trust account if it cannot consummate a business combination by March 28th, or fails to obtain the shareholder approval required for an extension of such date to a later date. In the event of a liquidation, OAKU’s public Shareholders will receive $[•] per share (plus any interest then available) and the OAKU Warrants will expire worthless.

If OAKU is unable to complete a Business Combination by October, 2024, and is forced to liquidate, the per-share liquidation distribution will be $[•], plus interest earned on amounts held in trust that have not been used to pay for taxes. Furthermore, there will be no distribution with respect to the OAKU Warrants, which will expire worthless as a result of OAKU’s failure to complete a business combination.

Pursuant to our Amended and Restated Memorandum and Articles of Association, OAKU’s board of directors has extended the period of time to consummate a Business Combination up to October 28, 2024. In order to extend the time available for OAKU to consummate a Business Combination through March 28, 2025, our Sponsor deposited into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times. Further, although OAKU can amend its Amended and Restated Memorandum and Articles of Association to extend the date by which it may complete a business combination prior to a forced liquidation, doing so will require the approval of the majority of the OAKU Shareholders and the time and expense associated with that consent. We also would be required to offer our public Shareholders the opportunity to redeem their OAKU Shares in connection with such solicitation. It may also require depositing a significant sum of money in its IPO Trust account. If the Board of OAKU were to pursue such an option, it might be unsuccessful in obtaining the consent of the OAKU Shareholders.

If you or a “group” of Shareholders are deemed to hold in excess of 15% of OAKU’s Ordinary Share, you will lose the ability to redeem all such shares in excess of 15% of OAKU’s Ordinary Share.

OAKU’s Amended and Restated Memorandum and Articles of Association provides that a public Shareholder, individually or together with any affiliate of such Shareholder or any other person with whom such Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our Initial Public Offering. Your inability to redeem more than an aggregate of 15% of the shares sold in our Initial Public Offering will reduce your influence over OAKU’s ability to consummate its initial business combination and you could suffer a material loss on your investment in OAKU if you sell such excess shares in open market transactions. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, you would be required to sell your shares in open market transaction, potentially at a loss.

If third parties bring claims against OAKU, the proceeds held in trust could be reduced and the per-share liquidation price received by OAKU’s Shareholders may be less than $10.175.

OAKU’s placing of funds in trust may not protect those funds from third-party claims against OAKU. Although OAKU has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of OAKU’s public Shareholders, they may still seek recourse against the trust account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of OAKU’s public Shareholders. If OAKU liquidates the trust account before the completion of a business combination and distributes the proceeds held therein to its public Shareholders, our Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, OAKU cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the trust account for our Shareholders may be less than $10.175 due to such claims.

Additionally, if OAKU is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law and may be included in OAKU’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its Shareholders. To the extent any bankruptcy claims deplete the trust account, OAKU may not be able to return $10.00 to our public Shareholders.

Shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their public shares.

If OAKU is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorize or permit any distribution to be paid out of our share premium account while we are unable to pay our debts as they fall due in the ordinary course of business commits of an offence and may be liable on conditions for a fine of Cayman $15,000 and imprisonment for five years in the Cayman Islands.

If OAKU’s due diligence investigation of Huajin was inadequate, then Shareholders of OAKU following the Business Combination could lose some or all of their investment.

Even though OAKU conducted a due diligence investigation of Huajin, it cannot be sure that this diligence uncovered all material issues that may be present inside Huajin or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Huajin and its business and outside of its control will not later arise.

Because OAKU’s Sponsor and its officers and directors own OAKU Shares and OAKU Warrants which will not participate in liquidation distributions and, therefore, they will lose their entire investment in us and face other financial consequences if the Business Combination is not completed, they may have a conflict of interest in determining whether the Business Combination is appropriate.

OAKU’s Sponsor and OAKU’s officers and directors own an aggregate of 1,437,500 Class B Ordinary Shares, 343,125 Class A Ordinary Shares underlying the Private Units, warrants underling the Private Units to purchase 343,125 Class A Ordinary Shares of OAKU, and rights underlying the Private Units to purchase 57,188 Class A Ordinary Shares of OAKU. Such individuals have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the trust account if OAKU is unable to consummate a business combination. Accordingly, the OAKU Shares, as well as the Private Warrants and Private Rights underlying the OAKU Private Units purchased by an affiliate of our Sponsor, will be worthless if OAKU does not consummate a business combination. Based on a market price of $[•] Class A Ordinary Share of OAKU on the record date of [•], 2024, $[•] per warrant and $[•] per right on such date, the value of these shares, warrants and rights was approximately $[•], $[•] and $[•], respectively. The OAKU Shares acquired prior to the IPO, as well as the Private Warrants and Private Rights underlying the OAKU Private Units will be worthless if OAKU does not consummate a business combination prior to its liquidation date. Consequently, our directors and officers have interests in and arising from the Business Combination that are different from, or in addition, to your interests as a Shareholder in identifying and selecting Huajin as a suitable target business. This may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and are fair to, and in the best interests of, OAKU and its Shareholders.

In addition, at the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. Presently, none of the Sponsor or our directors, officers and their affiliates have incurred any out-of-pocket expenses that are subject to reimbursement. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting Huajin for the Business Combination. One of our officer and director, Lixin Zheng, and two of our independent directors, Lauren Simmons and Mitchell Cariaga, are expected to remain on the board of OAKU following the closing of the Business Combination.

OAKU is requiring Shareholders who wish to redeem their Class A Ordinary Share in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

OAKU is requiring Shareholders who wish to redeem their Class A Ordinary Share to deliver their shares to OAKU’s transfer agent either physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically using DTC, DWAC (Deposit/Withdrawal At Custodian) System by no later than two (2) business days prior to the Extraordinary General Meeting. In order to obtain a physical certificate, a Shareholder’s broker and/or clearing broker, DTC and OAKU’s transfer agent will need to act to facilitate this request. It is OAKU’s understanding that Shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than OAKU anticipates for Shareholders to deliver their Class A Ordinary Share, Shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Class A Ordinary Share.

OAKU will require its Shareholders who wish to redeem their Class A Ordinary Share in connection with the Business Combination to comply with specific requirements for redemption described above, and such redeeming Shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

OAKU is requiring that public Shareholders who wish to redeem their Class A Ordinary Share in connection with the proposed Business Combination to comply with specific requirements for redemption as described above. If the Business Combination is not consummated, investors who attempted to redeem their Class A Ordinary Share will be unable to sell their securities after the failed Business Combination until OAKU has returned their securities to them. The market price for OAKU’s Class A Ordinary Share may decline during this time and you may not be able to sell your securities when you wish to, even while other Shareholders that did not seek redemption may be able to sell their securities.

OAKU’s Sponsor and other Initial Shareholders, which include its officers and directors, control a substantial interest in OAKU and thus may influence certain actions requiring a Shareholder vote.

OAKU’s Sponsor and other Initial Shareholders, including its officers and directors, collectively own approximately 29.5% of OAKU’s issued and outstanding Ordinary Share. OAKU’s Sponsor and other Initial Shareholders have agreed to vote any shares they own in favor of the Business Combination. Therefore, we would not need any of our public shares to be voted in favor of the transaction in order to have such transaction approved (assuming that only a quorum was present at the meeting).

If OAKU’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of OAKU’s securities.

OAKU’s Sponsor and other Initial Shareholders are entitled to make a demand that it register the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow, which escrow remains in effect until twelve (12) months after completion of the Business Combination. Additionally, the purchasers of the private placement OAKU Private Units and our Initial Shareholders, officers and directors are entitled to demand that we register the resale of the shares underlying the OAKU Private Units and any securities our Initial Shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time after we consummate a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional [    ] OAKU Shares eligible for trading in the public market. In addition, the Backstop Investors were also given registration rights in the subscription agreements pursuant to which OAKU will be required to file a resale registration statement for the shares issued to the Backstop Investors within 30 days after the closing and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof (but no later than the earlier of (i) the 45th calendar day following the filing date (or the 75th calendar day if the SEC notifies OAKU that it will “review” the registration statement) and (ii) the second business day after the date OAKU is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review). The presence of these additional ordinary share trading in the public market may have an adverse effect on the market price of OAKU’s securities.

Risks Relating to the OAKU’s Financial Statements

OAKU’s Private Warrants are accounted for as liabilities and the changes in value of its Private Warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and

Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Statement”). The SEC Statement advises, among other things, that certain adjustments generally present in SPAC warrants preclude such warrants from being accounted for as equity. As a result of the SEC Statement, OAKU evaluated the accounting treatment of the Private Warrants and determined to classify the Private Warrants as liabilities measured at fair value, with changes in fair value recognized in the statement of operations in the period of change.

As a result, included in its consolidated balance sheet as of December 31, 2023 and 2022 is a derivative liability related to embedded features contained within our Private Warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, OAKU’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, OAKU expects that it will recognize non-cash gains or losses on the Private Warrants each reporting period and that the amount of such gains or losses could be material.

Risks Related to the Financial Projections

You should be aware that uncertainties are inherent in prospective financial projections of any kind, and such uncertainties increase with the passage of time. None of OAKU or Huajin or any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any OAKU Shareholders, or any other person, regarding the ultimate performance of Huajin compared to the information set forth under “The Business Combination Proposal — Summary of OAKU Financial Analysis” or that any such results will be achieved.

The projections were prepared by management of Huajin based, in part, on certain information furnished by Huajin and speak as of the date that such projections were made. Neither the independent registered public accounting firm of OAKU or Huajin nor any other independent accounts has audited, reviewed, compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of OAKU or Huajin, nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement. Due to inherent uncertainties in financial projections of any kind, actual results may differ significantly from the projections contained herein. Huajin indicated that it expects to achieve the projected revenue target for 2023 of $17.93 million, and that it expects to achieve its 2024 revenue target of $38.62 million.

The projections for our combined business are subjective in nature and may not be realized.

Huajin’s projections are inherently subjective in nature and susceptible to interpretation and, accordingly, such projections may not be achieved. Although Huajin indicated that it expects to achieve the projected revenue target for 2023 of $17.93 million, and that it expects to achieve its 2024 revenue target of $38.62 million, the projections reflect numerous assumptions made by Huajin management, including material assumptions regarding, among other things,

•        its ability to successfully identify suitable strategic opportunities, complete desired strategic transactions, or realize their expected benefits;

•        its ability to compete for strategic transactions with other market participants, some of whom may have greater resources than it does;

•        its ability to form strategic relationships that operate with adequate profit margin as compared with its profit margin or which would increase its overall profit margin;

•        its ability to implement its business model in every local market that it enters; and

•        its ability to finance strategic transactions

and other matters that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Huajin. Accordingly, there can be no assurance that the assumptions made in preparing the projections will be realized. There may be differences between actual and projected results, and the differences may be material, some of which differences Huajin has identified and discussed in greater detail in the section entitled “The Business Combination Proposal — Summary of OAKU Financial Analysis”. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. Huajin’s business is subject to numerous risks.

Huajin believes that the period from 2023 through 2027 remains in line with the projections at this time. However, projections for the years 2023 to 2027 may be unrealizable given that many variables may affect results. Due to the assumptions made and the risks and variables impacting Huajin’s businesses, there is also significant risk that the projections for the years ending 2023 to 2027 may not be realized.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of Huajin and OAKU. Although Huajin’s and OAKU’s management believes that there was a reasonable basis for the projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and such uncertainty increases with the length of the projected period. The projections are forward-looking statements and are subject to risks and uncertainties. See the section titled “Special Note Regarding Forward-Looking Statements” on page 103. For a discussion of these projections, please see the section titled “The Business Combination Proposal — Summary of Financial Analysis of Huajin” beginning on page 133.

Huajin management made numerous material estimates with respect to Huajin for the years ending December 31, 2023 through 2027 in developing the projections provided to the OAKU Board of Directors.

The projections prepared by Huajin management were based on estimates from both discussions with, and materials provided, by Huajin for the years from 2023 to 2027, which themselves were based on numerous assumptions. Additionally, such estimates were then used by OAKU to extrapolate certain prospective financial results based on OAKU management’s assessment of comparable companies and industry metrics. The selected summary of the adjusted and unadjusted projections that were made available to the OAKU Board of Directors and which OAKU management’s assessments were based upon can be found in the section titled “The Business Combination Proposal — Summary of Financial Analysis of Huajin” beginning on page 133. OAKU management did not consider ranges for various financial measures but rather considered in deriving these measures, peak sales amounts, which may reduce the utility in later years of the prospective financial results.

Risks Related to OAKU’s Ordinary Shares and Organizational Structure

The price of OAKU’s Ordinary Shares likely will be volatile like the shares of other early-stage companies.

The stock markets in general and the markets for early-stage shares have experienced extreme volatility. The market for the ordinary shares of smaller companies such as ours is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will be more volatile than the shares of such larger, more established companies for the indefinite future.

In addition to the factors discussed in this “Risk Factors” section, price declines in our ordinary shares could also result from general market and economic conditions and a variety of other factors, including:

•        adverse actions taken by regulatory agencies with respect to our products;

•        announcements of technological innovations, patents or new products by our competitors;

•        regulatory developments in the United States and foreign countries;

•        any lawsuit involving us or our product candidates;

•        announcements concerning our competitors, or the industry in which we compete in general;

•        developments concerning any strategic alliances or acquisitions we may enter into;

•        actual or anticipated variations in our operating results;

•        changes in recommendations by securities analysts or lack of analyst coverage;

•        deviations in our operating results from the estimates of analysts;

•        our inability, or the perception by investors that we will be unable, to continue to meet all applicable requirements for continued listing of our ordinary shares on the Nasdaq Capital Market, and the possible delisting of our ordinary shares;

•        sales of our ordinary shares by our executive officers, directors and principal Shareholders or sales of substantial amounts of Class A Ordinary Share; and

•        loss of any of our key management personnel.

In the past, following periods of volatility in the market price of a particular company’s securities, litigation has often been brought against that company. Any such lawsuit could consume resources and management time and attention, which could adversely affect our business.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement, or the date on which our Shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Huajin’s securities. Accordingly, the valuation ascribed to Huajin’s ordinary shares in the Business Combination may not be indicative of the actual price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline, which could have a material adverse effect on your investment in our securities.

Factors affecting the trading price of the post-combination company’s securities following the Business Combination may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        speculation in the press or investment community;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•        operating and share price performance of other companies that investors deem comparable to the post-combination company;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving the post-combination company;

•        changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our securities available for public sale;

•        any major change in our Board or management;

•        sales of substantial amounts of ordinary shares by our directors, officers or significant Shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these shares, and of our securities, may not be predictable. A loss of investor confidence in the market for the shares of other companies that investors perceive to be similar to the post-combination company could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our share price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the company. Because the Business Combination will result in Huajin being acquired by a special purpose acquisition company (“SPAC”), research coverage from industry analysts may be limited. If no securities or industry analysts commence coverage of our company, our share price and trading volume could be negatively impacted.

If any of the analysts who may cover the company change their recommendation regarding our share adversely, provide more favorable relative recommendations about our competitors or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If any analyst who may cover us ceases coverage of us or fails to publish reports on us regularly, demand for our share could decrease, which could cause our share price and trading volume to decline.

There are many large companies active in the elderly care and health care service industry, which makes it more difficult for us to receive widespread coverage. Furthermore, if one or more of the analysts who do cover us downgrade our shares, its price would likely decline. If one or more of these analysts cease coverage of us, we could lose market visibility, which in turn could cause the price of our securities to decline.

We may fail to realize any or all of the anticipated benefits of the Business Combination.

The success of the Business Combination will depend, in part, on our ability to successfully manage and deploy the cash received upon the consummation of the Business Combination. Although we intend to use the cash received upon the consummation of the Business Combination for the continued development of our product candidates, there can be no assurance that we will be able to achieve our intended objectives.

We have broad discretion in the use of our existing cash, cash equivalents and the net proceeds from the Business Combination and may not use them effectively.

Our management will have broad discretion in the application of our existing cash, cash equivalents and the net proceeds from the Business Combination, and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash, cash equivalents and the net proceeds from the Business

Combination, their ultimate use may vary substantially from their currently intended use. Our management might not apply our cash resources in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest our cash resources in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our Shareholders.

A significant number of our ordinary shares are subject to issuance upon exercise of outstanding warrants, which upon such exercise may result in dilution to our security holders.

Upon completion of the Business Transaction, we will have outstanding:

•        5,750,000 Public Warrants, exercisable at a price of $11.50 per share, subject to adjustment and subject to OAKU having an effective registration on file with the SEC which allows for the exercise for cash of the Public Warrants; and

•        343,125 Private Warrants issued to the Sponsor, exercisable at a price of $11.50 per share;

Warrants may be exercised only for a whole number of OAKU’s Class A Ordinary Share. To the extent such warrants are exercised, additional Class A Ordinary Share will be issued, which will result in dilution to the then existing holders of ordinary shares of OAKU and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.

We have never paid dividends on our ordinary shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future.

We have never declared or paid cash dividends on our ordinary shares. We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares will be our Shareholders’ sole source of gain for the foreseeable future.

Sales of a substantial number of our securities in the public market by our existing Shareholders could cause our share price to decline.

Sales of a substantial number of our securities in the public market or the perception that these sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our securities.

Our right agreement and our warrant agreement designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants and/or rights, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our right agreement and our warrant agreement provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the right agreement and the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the right agreement and the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants or rights shall be deemed to have notice of and to have consented to the forum provisions in our right agreement and our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the right agreement or the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court

for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants or rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such right and/or warrant holder in any such enforcement action by service upon such right and/or warrant holder’s counsel in the foreign action as agent for such right and/or warrant holder.

This choice-of-forum provision may limit a right and/or warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our right agreement or our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors. Investors may also be faced with increased costs associated with litigating in New York.

OAKU will have a controlling Shareholder whose interests may differ from those of its public Shareholders.

Upon the closing of the Business Combination, assuming maximum redemption of our OAKU Class A Ordinary Shares, approximately [•]% of the voting power of OAKU’s ordinary shares post-Business Combination, will be controlled, directly or indirectly, by the founder of Huajin. This Shareholder, for such period of time, will have significant influence over corporate management and affairs, as well as matters requiring Shareholder approval, and he will be able to, subject to applicable law, participate in the election of the members of the Board of Directors and actions to be taken by it, including amendments to the Amended and Restated Memorandum and Articles of Association (assuming it is approved by the Shareholders) and approval of significant corporate transactions, including mergers and sales of substantially all of its assets. The directors so elected will have the authority, subject to applicable rules and regulations, to issue additional share, implement share repurchase programs, declare dividends and make other decisions. It is possible that the interests of this Shareholder may in some circumstances conflict with the Company’s interests and the interests of its other Shareholders. This could influence his decisions, including with regard to whether and when to dispose of assets and whether and when to incur new or refinance existing indebtedness. In addition, the determination of future tax reporting positions, the structuring of future transactions and the handling of any future challenges by any taxing authorities to the Company’s tax reporting positions may take into consideration this Shareholder’s tax or other considerations, which may differ from the Company’s considerations or those of its other Shareholders.

Because OAKU may be a “controlled company” following the Business Combination under The Nasdaq Stock Market listing standards, our Shareholders may not have certain corporate governance protections that are available to Shareholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, OAKU on a post-Business Combination basis, will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Following the completion of the Business Combination, Mr. Xuehong Li, through holdings of the Class A Ordinary Share will control a majority of the voting power of our outstanding share capital. As a result, OAKU will be a “controlled company” under The Nasdaq Stock Market listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although Huajin has indicated that it does not intend for the combined company to rely on the exemptions for controlled companies, it may eventually rely upon the controlled company exemption.

Mr. Xuehong Li may have his interest in OAKU diluted due to future equity issuances or his own actions in selling Class A Ordinary Share, in each case, which could result in a loss of the “controlled company” exemption under The Nasdaq Stock Market listing rules. If any of those foregoing events transpire, OAKU would then be required to comply with those provisions of The Nasdaq Stock Market listing requirements.

Risks Related to OAKU’s Operations as a Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows and financial position.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Huajin for the Fiscal Year Ended December 31, 2023 and 2022,” and “Huajin’s Business.” The risks and uncertainties include, but are not limited to:

•        Huajin’s limited operating history;

•        the ability to generate revenues, and raise sufficient financing to meet working capital requirements;

•        the ability to pursue and effectively develop new product opportunities and acquisitions and to obtain value from such product opportunities and acquisitions;

•        market acceptance of Huajin’s services and new services from time to time and ability to identify or discover additional product and service candidates;

•        the ability to maintain and obtain required licenses;

•        competition from similar service providers;

•        protection of Huajin’s intellectual property rights and compliance with the terms and conditions of current and future licenses with third parties;

•        infringement on the intellectual property rights of third parties and claims for remuneration or royalties for assigned service invention rights;

•        reliance on third-party collaborators;

•        the ability to manage the growth of the business;

•        the ability to attract and retain key employees or to enforce the terms of noncompetition agreements with employees;

•        the failure to comply with applicable laws and regulations;

•        potential security breaches, including cybersecurity incidents;

•        political, economic and social instability resulting from the COVID-19 pandemic or other pandemics which may occur;

•        costs associated with being a public company; and

•        other factors discussed in the section of this proxy statement entitled “Risk Factors” beginning on page 47.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this proxy statement.

EXTRAORDINARY GENERAL MEETING OF OAKU SHAREHOLDERS

General

We are furnishing this proxy statement to the OAKU shareholders as part of the solicitation of proxies by our Board of Directors for use at the extraordinary general meeting of OAKU shareholders to be held on [•], 2024 and at any adjournment or postponement thereof. This proxy statement is first being furnished to our shareholders on or about [•], 2024 in connection with the vote on the following proposals: (i) the Business Combination Proposal, (ii) the Charter Amendment Proposal, (iii) the Nasdaq 20% Proposal, (iv) the Director Election Proposal, and (v) the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting of shareholders will be held on [Mon/Tue, etc.], [•], 2024 at 11:00 a.m.

After careful consideration, Oak Woods has determined that the extraordinary general meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. You or your proxyholder will be able to attend the virtual extraordinary general meeting online, vote, view the list of shareholders entitled to vote at the extraordinary general meeting and submit questions during the extraordinary general meeting by visiting https://www.cstproxy.com/ ________________________________ and using a control number assigned by Continental Stock Transfer & Trust Company. Additionally, you have the option to listen to the extraordinary general meeting by dialing +1-888-965-8995 (toll-free within the U.S. and Canada) or +1-415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is _______________#, but please note that you cannot vote or ask questions if you choose to participate telephonically. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. The record date for the extraordinary general meeting is [•], 2024. Only shareholders of record at the close of business on that date may attend and vote at the extraordinary general meeting or any adjournment thereof. A complete list of our shareholders of record entitled to attend and vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the extraordinary general meeting.

Registering for the Extraordinary general Meeting

Pre-registration at _____________________________________ is recommended but is not required in order to attend.

Any shareholder wishing to attend the virtual meeting should register for the meeting by _____________, 2024. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•        If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only extraordinary general meeting, go to ___________________________, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Purpose of the Extraordinary general Meeting of OAKU shareholders

At the extraordinary general meeting of shareholders, we are asking holders of OAKU Shares to consider and, if thought fit, approve the following items of business:

•        To approve, as an Ordinary Resolution, the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin, Shareholders’ Representative and Merger Sub entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative (as amended from time to time), and the transactions contemplated thereby, and to authorize the directors and officers of the Company to undertake all such matters and do all such things as may be required to give effect to the Business Combination. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

•        To approve as a Special Resolution, that upon completion of the Business Combination (i) the name of the Company be changed to “Huajin Health Group Company Limited” from “Oak Woods Acquisition Corporation”; (ii) clause 1 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 1 “The name of the Company is Huajin Health Group Company Limited”; (iii) the reclassification and redesignation of all of the currently authorized and issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which [7,530,625] Class A Ordinary Shares and 0 preference shares shall be issued and outstanding (the “Class B to Class A Re-classification”); (iv) contemporaneously with the Class B to Class A Re-classification, the reclassification and redesignation of all of the authorized and issued and outstanding Class A Ordinary Shares into ordinary shares of the Company on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 ordinary shares and 0 preference shares shall be issued and outstanding; (v) clause 5 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 5 “The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each”; (vi) the Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex C, reflecting the foregoing resolutions and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination be adopted in substitution for and to the exclusion of, the existing memorandum and articles of association of the Company; and (vii) the registered office provider and company secretary be authorized to undertake all such matters, including making all such filings with the Registrar of Companies in the Cayman Islands, as may be required to give effect to this resolution. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 2.”

•        To approve, as an ordinary resolution, the issuance of Class A Ordinary Shares constituting more than 20% of the issued and outstanding Class A Ordinary Shares of OAKU pursuant to the terms of the Merger Agreement (including shares issued to former security holders of Huajin and shares issued to the advisor of Business Combination, AsianLegend) and any private placement in connection with the Backstop Commitment, as required by Listing Rules 5635(a), (b), and (d) of the Nasdaq Capital Market. This proposal is referred to as the “Nasdaq 20% Proposal” or “Proposal No. 3.”

•        To approve, as a resolution of the holders of the Class B Ordinary Shares, the election of each of Xuehong Li, Lixin Zheng, Lauren Simmons, Mitchell Cariaga and Yadan Bai to serve as directors on the Company’s board of directors (the “Board”) effective from the completion of the Business Combination until the next annual meeting of shareholders or until their successors are elected and qualified. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 4.”

•        To approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event OAKU does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 5.”

Recommendation of the OAKU Board of Directors to shareholders

After careful consideration of the terms and conditions of the Merger Agreement, the Board of Directors of OAKU has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of OAKU and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board of Directors of OAKU reviewed various industry and financial data and the due diligence and evaluation materials provided by Huajin, including financial information related to its current operations and business plan and its potential future expansion. OAKU’s Board of Directors recommends that OAKU shareholders vote:

•        FOR Proposal No. 1, the Business Combination Proposal;

•        FOR Proposal No. 2, the Charter Amendment Proposal;

•        FOR Proposal No. 3, the Nasdaq 20% Proposal;

•        FOR Proposal No. 4, the Director Election Proposal; and

•        FOR Proposal No. 5, the Adjournment Proposal.

OAKU’s Board of Directors have interests that may be different from or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who Is Entitled to Vote

We have fixed the close of business on [•], 2024, as the “record date” for determining those OAKU shareholders entitled to notice of and to vote at the extraordinary general meeting. As of the close of business on the record date, there were [•] Ordinary Shares of OAKU issued and outstanding and entitled to vote. Each holder of OAKU Shares is entitled to one vote per share on each of the Proposals described herein.

As of the Record Date, OAKU’s Sponsor and other Initial Shareholders, either directly or beneficially, owned and were entitled to vote [•] Class A Ordinary Shares, or approximately [•]% of OAKU’s issued and outstanding Ordinary Shares. With respect to the Business Combination, OAKU’s Sponsor and other Initial Shareholders have agreed to vote their respective Ordinary Shares owned by them in favor of the Business Combination Proposal and the other Proposals.

Quorum and Required Vote for shareholder Proposals

A quorum of OAKU shareholders is necessary to hold a valid meeting. The presence in person or by proxy of holders of at least one-third of the outstanding OAKU Ordinary Shares entitled to vote at the extraordinary general meeting is necessary to constitute a quorum at the extraordinary general meeting. A shareholder’s failure to vote by proxy or to vote in person at the extraordinary general meeting (which would include voting at the virtual extraordinary general meeting) will not be counted towards the number of Ordinary Share required to validly establish a quorum. Shareholders of record who participate in the extraordinary general meeting in person or by proxy, will be counted as present for purposes of determining whether a quorum exists. If you are a beneficial owner (as defined below) of the Company’s Ordinary Shares and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals (also referred to as broker non-votes), your shares will not be counted as present at the extraordinary general meeting for purposes of determining whether a quorum exists.

The approval of the Business Combination Proposal, the Nasdaq 20% Proposal and the Adjournment Proposal will each require an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for these proposals.

The approval of the Charter Amendment Proposal requires a Special Resolution, being a resolution passed by a majority of at least two-thirds of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The approval of the Director Election Proposal requires a resolution of the holders of the Class B Ordinary Shares by an Ordinary Resolution, being a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

Our Board unanimously recommends that you vote “FOR” each of these proposals and “FOR” each of the director nominees.

Voting Your Shares — shareholders of Record

If you are a shareholder of record, you may vote by mail or at the extraordinary general meeting. Each Ordinary Share that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the extraordinary general meeting. Your one or more proxy cards show the number of our Ordinary Shares that you own.

Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the extraordinary general meeting so that your shares will be voted if you are unable to attend the extraordinary general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your our Ordinary Share will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Nasdaq 20% Proposal, “FOR” the Director Election Proposal, and “FOR” the Adjournment Proposal. To ensure that votes submitted by mail are counted, votes submitted by mail must be received by 11:00 a.m., Eastern time, on [•], 2024.

Voting at the Extraordinary General Meeting.    If you attend the extraordinary general meeting, you may also submit your vote at the extraordinary general meeting via the extraordinary general meeting website at _______________________________, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the extraordinary general meeting.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the extraordinary general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the extraordinary general meeting, you will need to obtain a legal proxy from your bank, broker, or other nominee and e-mail a copy (a legible photograph is sufficient) of the legal proxy to proxy@continentalstock.com. You will then be issued a 12-digit meeting control number that will allow you to register to attend and participate in the extraordinary general meeting.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE BUSINESS COMBINATION AND TENDER YOUR SHARES TO OUR TRANSFER AGENT EITHER PHYSICALLY

(BY DELIVERY OF A DULY EXECUTED INSTRUMENT OF TRANSFER IN FAVOUR OF THE COMPANY, ACCOMPANIED BY THE RELEVANT SHARE CERTIFICATE FOR SUCH OAKU SHARES) OR ELECTRONICALLY USING THE DTC’S DWAC SYSTEM AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE EXTRAORDINARY GENERAL MEETING. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SHARES TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, OUR TRANSFER AGENT, AT LEAST TWO (2) DAYS PRIOR TO THE DATE OF THE EXTRAORDINARY GENERAL MEETING.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our corporate secretary in writing before the extraordinary general meeting that you have revoked your proxy at Oak Woods Acquisition Corporation, 101 Roswell Drive, Nepean, Ontario K2J 0H5, Canada, Attn: Chief Financial Officer; or [our solicitation agent], [•].

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you have any questions about how to vote or direct a vote in respect of your Ordinary Share, you may call [our proxy solicitor] or OAKU at 403-561-7750.

No Additional Matters May Be Presented at the Extraordinary general Meeting

This extraordinary general meeting has been called only to consider the approval of the Business Combination and the other proposals stated herein. Under OAKU’s Amended and Restated Memorandum and Articles of Association, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in the notice of the extraordinary general meeting.

Redemption Rights

Pursuant to OAKU’s Amended and Restated Memorandum and Articles of Association, a holder of OAKU public shares may demand that OAKU redeem such Ordinary Share for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.

If you are a public shareholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time on [•], 2024 (two (2) business days before the extraordinary general meeting), that OAKU redeem your shares into cash; and (ii) submit your request in writing to OAKU’s transfer agent, at the address listed at the end of this section and delivering your shares to OAKU’s transfer agent either physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or electronically using the DTC’s DWAC system at least two (2) business days prior to the vote at the meeting. In order to validly request redemption, you must either make a request for redemption on the proxy card or separately send a request in writing to OAKU’s transfer agent. The proxy card or separate request must be signed by the applicable shareholder in order to validly request redemption.

You may tender the OAKU Shares for which you are electing redemption by two (2) business days before the extraordinary general meeting by either:

•        Delivering a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificates representing OAKU’s Shares to OAKU’s transfer agent, or

•        Delivering the OAKU Shares electronically through the DTC’s DWAC system.

OAKU shareholders (except for our Initial Shareholders) will be entitled to redeem their OAKU Shares for a full pro rata share of the trust account (currently anticipated to be no less than approximately $10.175 per share) net of taxes payable.

Any corrected or changed written demand of redemption rights must be received by OAKU’s transfer agent two (2) business days prior to the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two (2) business days prior to the vote at the meeting.

Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination. Any public shareholder who voted on the Business Combination Proposal and holds shares of OAKU on or before [•] 2024 (two (2) business days before the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such OAKU Shares) or tender your share certificates to OAKU’s transfer agent or deliver your shares to the transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, by the business day prior to the extraordinary general meeting.

Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and OAKU’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a fee and the broker would determine whether or not to pass this cost on to the redeeming holder. It is OAKU’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. OAKU does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their OAKU Shares before exercising their redemption rights and thus will be unable to redeem their OAKU Shares.

In the event that a shareholder tenders its OAKU Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its OAKU Shares, the shareholder may withdraw the tender. In the event that a shareholder tenders OAKU Shares and the Business Combination is not completed, these OAKU Shares will not be redeemed for cash and the physical certificates representing these OAKU Shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. OAKU anticipates that a shareholder who tenders OAKU Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such OAKU Shares soon after the completion of the Business Combination.

If properly demanded by OAKU’s public shareholders, OAKU will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $10.175 per share, net of taxes payable. If you exercise your redemption rights, you will be exchanging your OAKU Shares for cash and will no longer own the OAKU Shares.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the OAKU Shares.

If too many public shareholders exercise their redemption rights, we may not be able to meet certain conditions, and as a result, would not be able to proceed with the Business Combination.

Tendering Ordinary Share Certificates in connection with Redemption Rights

OAKU is requiring the OAKU public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their shares physically (by delivery of a duly executed instrument of transfer in favor of the Company, accompanied by the relevant share certificate for such

OAKU Shares) to OAKU’s transfer agent, or to deliver their shares to the transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option at least two (2) business days prior to the extraordinary general meeting. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether OAKU requires holders seeking to exercise redemption rights to tender their OAKU Shares. The need to deliver OAKU Shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to two (2) days prior to the business day immediately preceding the consummation of the proposed Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the consummation of the proposed Business Combination not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, OAKU will promptly return the share certificates to the public shareholder.

TAXATION

United States Federal Income Taxation Relating to Redeeming Shareholders

General

This section describes the material U.S. federal income tax consequences to investors, and in particular, provisions relating to the redemption of OAKU’s Class A Ordinary Share in connection with a business combination. This section does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our securities, nor does it provide any actual representations as to any tax consequences of the acquisition, ownership or disposition of our securities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only the redemption of our Class A Ordinary shareholders who own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        regulated investment companies;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 5 percent or more of our voting shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations; or

•        passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF OUR SECURITIES IN CONNECTION WITH THE BUSINESS COMBINATION. IT DOES NOT PROVIDE ANY ACTUAL REPRESENTATIONS AS TO ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND WE HAVE NOT OBTAINED ANY OPINION OF COUNSEL WITH RESPECT TO SUCH TAX CONSEQUENCES. AS A RESULT, EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Tax Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement. Each U.S. Holder is urged to consult with its own tax advisor regarding this reporting obligation.

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash or other property distribution paid on our ordinary shares. A cash or property distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s tax basis in its ordinary shares (but not below zero) and, to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Securities” below) if our ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of ordinary shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of our ordinary shares which is taxable to such holders as a distribution. Such constructive distribution received by a U.S. Holder would be subject to tax in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Taxation on the Disposition of Securities

Upon a sale or other taxable disposition of our securities (which, in general, would include a redemption of ordinary shares, as discussed below, and including as a result of a dissolution and liquidation in the event we do not consummate an initial business combination within the required time period), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities. A U.S. Holder’s adjusted tax basis in its securities generally will equal the U.S. Holder’s acquisition cost (that is, the portion of the purchase price of a unit allocated to an ordinary share, right or warrant, as described above under “— Allocation of Purchase Price and Characterization of a Unit”) reduced by any prior distributions treated as a return of capital. See “— Exercise or Lapse of a Warrant” below for a discussion regarding a U.S. Holder’s tax basis in an ordinary share acquired pursuant to the exercise of a warrant.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. It is unclear whether the redemption rights with respect to the ordinary shares described in this prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements for this purpose. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses.

Redemption of Class A Ordinary Share

If a U.S. Holder redeems Class A Ordinary Share into the right to receive cash pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such conversion or sale generally will be treated as a redemption and will be subject to the following rules. If the redemption qualifies as a sale of the Class A Ordinary Share under Section 302 of the Code:

•        a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

•        The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses.

Whether redemption of our shares qualifies for sale treatment will depend largely on the total number of shares of OAKU Class A Ordinary Share treated as held by such U.S. Holder. The redemption of Class A Ordinary Share generally will be treated as a sale or exchange of Class A Ordinary Share (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only the OAKU Class A Ordinary Share actually owned by such holder, but also our OAKU Class A Ordinary Share that is constructively owned by such holder. A U.S. Holder may constructively own, in addition to our Class A Ordinary Share owned directly, Class A Ordinary Share owned by related individuals and entities in which such holder has an interest or that have an interest in such holder, as well as any Class A Ordinary Share such holder has a right to acquire by exercise of an option, which would generally include Class A Ordinary Share which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of our Class A Ordinary Share must, among other requirements, be less than 80% of the percentage of our issued and outstanding voting and Class A Ordinary Share actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our Class A Ordinary Share is actually and constructively owned by such U.S. Holder are redeemed or (ii) all of our Class A Ordinary Share actually owned by such U.S. Holder is redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the Class A Ordinary Share will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of any such redemption.

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution a U.S. Holder generally will be required to include in gross income as dividends the amount received. Such amount will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Share (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Share. With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see above) if our Class A Ordinary Share is readily tradeable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Class A Ordinary Share. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed Class A Ordinary Share will be added to the adjusted tax basis in such holder’s remaining Class A Ordinary Share. If there are no remaining Class A Ordinary Share, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of Class A Ordinary Share, and such holders should consult with their own tax advisors with respect to their reporting requirements.

Exercise or Lapse of a Warrant

Subject to the PFIC rules discussed below, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share from the exercise of a warrant for cash. An ordinary share acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant. It is unclear whether the holding period of such ordinary share would begin on the day or the day after the exercise of the warrant but it would not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the ordinary shares received generally would equal the holder’s basis in the warrant exchanged therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the day of or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exchanged therefor.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the ordinary shares received in respect of the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (i.e., the portion of the U.S. Holder’s purchase price for the units that is allocated to the warrant component, as described above under “— Allocation of Purchase Price and Characterization of a Unit”) and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the ordinary shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the ordinary shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of the warrants.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interests by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interests by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because we are a blank check company, with no current active business, we believe that it is likely that we will meet the PFIC asset or income test for our current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us is uncertain and will not be known until after the close of our start-up year and, possibly, after the close of our two taxable years following our start-up year. After the acquisition of a company or assets in a business combination, we may still meet one of the PFIC tests depending on the timing of the acquisition and the amount of our passive income and assets as well as the passive income and assets of the acquired business. If the company that we acquire in a business combination is a PFIC, then we will likely not qualify for the start-up exception and will be a PFIC for our current taxable year. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year (and, in the case of the startup exception, perhaps until after the end of our two taxable years following our startup year). Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares, rights or warrants and, in the case of our ordinary shares, the U.S. Holder did not make a timely mark-to-market election or a qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or did not make a QEF election along with a deemed sale (or purging) election, as described below, such holder generally will be subject to special rules with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares, rights or warrants; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares, rights or warrants;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid the PFIC tax consequences described above in respect to our ordinary shares (but not our warrants) by making a timely and valid QEF election (if eligible to do so) (or a QEF election along with a purging election) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire our ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of warrants), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value.

The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in the ordinary shares acquired upon the exercise of the warrants by the gain recognized and will also have a new holding period in such shares for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund),

including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there can be no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares, rights or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of us that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the PFIC rules any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold our shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in our shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares so long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its ordinary shares and for which we are treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares, rights and warrants should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares, rights and warrants under their particular circumstances.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our public shares prior to or in connection with the Business Combination.

On August 16, 2022, the US Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new non-deductible U.S. federal 1% excise tax on certain “repurchases” of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023, which has been added as new Section 4501 of the Code. In addition, on December 27, 2022, the IRS released Notice 2023-2, which provides interim guidance on the application of Section 4501 of the Code, including setting forth an expansive set of circumstances in which a publicly traded foreign corporation may be subject to that excise tax if that foreign corporation directly or indirectly owns any U.S. domestic subsidiaries. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally equal to 1% of the fair market value of the shares repurchased at the time of the repurchase. In addition, certain exceptions apply to the excise tax.

Based on current IRS and Treasury guidance, the Company expects that OAKU was not subject to the excise tax for any redemptions that were effected prior to 2024, and the Company does not expect redemptions by OAKU of its shares to become subject to the excise tax in connection with the proposed Business Combination (or for any redemptions in relation to the Business Combination) due to OAKU being a Cayman Islands entity and not a U.S. domestic company though we cannot predict whether there may be future changes (in applicable IRS and Treasury guidance or otherwise) that could cause the excise tax to apply to some or all of those redemptions. If the excise tax were to apply, its application could cause a reduction in the cash on hand.

Non-U.S. Holders

Dividends (including constructive distributions) paid or deemed paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares, rights or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and whether any gain or loss with respect to such securities is long-term or short-term may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our securities.

Moreover, backup withholding of U.S. federal income tax, currently at a rate of 29.5%, generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient), in each case who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of our securities, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The Company has discussed the tax consequences described in this section with Conyers Dill & Pearman, and RAITI, PLLC as its source of its discussion concerning U.S. federal income taxation and its affect on the Company and its security holders. We urge you to consult your tax advisors regarding the tax consequences to you of the Business Combination and Merger.

Appraisal Rights

Appraisal rights are not available to holders of OAKU Shares in connection with the proposed Business Combination or any other Proposals.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. OAKU and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. OAKU has engaged Solicitation Agent to assist in the solicitation of proxies for the Extraordinary general Meeting. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card.

OAKU will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. OAKU has engaged Morrow Sodali as its solicitation agent to assist in the solicitation of proxies for the Extraordinary general Meeting. OAKU has agreed to pay Morrow Sodali LLC, the solicitation agent, a fee of $17,500 plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. OAKU will ask banks, brokers and other nominees to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. OAKU will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the extraordinary general meeting.

OAKU Initial Shareholders

On October 25, 2022, OAKU issued 2,156,250 shares of Class B Ordinary Share to our Sponsor, Whale Bay International Company Limited, for an aggregate purchase price of $25,000. The Sponsor then transferred 350,000 Class B Ordinary Share to our former Chief Executive Officer and former director Fen Zhang, 420,000 Class B Ordinary Share to our advisor Space Frontier Investment Holding Limited controlled and beneficially owned by Yong Wang, and 10,000 Class B Ordinary Share respectively to each of our independent director, John O’Donnell, Mitchell Cariaga and Lauren Simmons. On February 10, 2023, the Sponsor forfeited and OAKU cancelled an aggregate of 718,750 Class B ordinary shares held by the Sponsor pursuant to a share surrender agreement dated January 13, 2023. The Initial Shareholders currently hold 1,437,500 Class B Ordinary Share.

In addition, in conjunction with the closing of the Initial Public Offering, the Sponsor purchased 343,125 OAKU Private Units, comprised of (a) one OAKU Class A Ordinary Shares, (b) one warrant to purchase one OAKU Class A Ordinary Shares at an exercise price of $11.50 per share (the “Private Warrants”) and (c) one right to purchase 1/6th of an OAKU Class A Ordinary Share (the “Private Rights”). These Private Units are identical to the OAKU Public Units sold in the Initial Public Offering, except that the Private Units, so long as they are held by our sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not (including the Class A ordinary shares issuable upon exercise of these private placement warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

Pursuant to a registration rights agreement between us and our Initial Shareholders, those shareholders are entitled to certain registration rights with respect to the OAKU Shares and OAKU Warrants held by them, as well as the underlying securities. The holders of these securities are entitled to make up to two demands that OAKU register the sale of such securities. The holders of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Class A Ordinary Share are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. OAKU will bear the expenses incurred in connection with the filing of any such registration statements.

PROPOSAL NO. 1

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement, is subject to, and is qualified in its entirety by reference to, the Merger Agreement and the First and Second Amendment. The full text of the Merger Agreement and the First Amendment is attached hereto as Annex A, Annex D, and Exhibit __ respectively, which are incorporated by reference herein.

Overview

In connection with the Business Combination, we are asking our shareholders to approve, as an Ordinary Resolution, the Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 by and among OAKU, Huajin, Shareholders’ Representative and Merger Sub entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative (as amended from time to time), and the transactions contemplated thereby, and to authorize the directors and officers of the Company to undertake all such matters and do all such things as may be required to give effect to the Business Combination. This proposal is referred to as the “Business Combination Proposal” or “Proposal No. 1.”

General Description of the Business Combination

Business Combination with Huajin; Business Combination Consideration

On the closing date of the Business Combination contemplated by the Merger Agreement, the Merger Sub will merge with and into Huajin and Huajin will survive the merger as the surviving company under Cayman Islands law. As a result, Huajin will become a wholly-owned subsidiary of OAKU. Thereafter, OAKU will make all requisite filings with the Registrar of Companies in the Cayman Islands to change its name to Huajin Health Group Company Limited pursuant to the Companies Act (As Revised) of the Cayman Islands without further shareholder approval.

Upon the Closing, in consideration for the cancellation of all of the outstanding issued share capital of Huajin, the securityholders of Huajin will receive OAKU Class A Ordinary Shares equal to an aggregate of approximately 69.9% (or approximately 23,748,128 shares of OAKU Ordinary Share) of the total issued and outstanding shares of OAKU upon completion of the merger (assuming no redemptions of the IPO related OAKU Shares, Huajin having net closing debt of $12,518,718, a Backstop Commitment of $5,000,000 and given the conversion of the OAKU Rights into OAKU Shares, and the automatic conversion of all issued and outstanding shares of OAKU Class B Ordinary Share into Class A Ordinary Share on a one-for-one basis upon the Closing). Further, we have assumed that the Closing Consideration Conversion Ratio under the Merger Agreement is 59 in the event that there are no redemptions of Class A Ordinary Shares. The aggregate number of OAKU Shares to be issued, shall be determined by subtracting the “Closing Net Debt” of Huajin (as defined in the Merger Agreement) from the agreed valuation of $250,000,000, and dividing such difference by $10.00, which represents the agreed valuation of one OAKU Ordinary Share. Of such shares to be issued at Closing, [•] OAKU Ordinary Shares issuable to the Escrow Participant, Xuehong Li, founder of Huajin, shall be deposited into a third-party escrow account to serve as OAKU’s exclusive security for his obligation to indemnify OAKU under the Merger Agreement.

Of the OAKU Shares to be delivered at Closing, the holders of Huajin Ordinary Share will receive, in exchange for the Huajin shares owned by such persons, Class A Ordinary Share of OAKU to be established and designated as “Class A Ordinary Share”. The number of OAKU Class A Ordinary Share that each Huajin shareholder shall receive will be equal to the product obtained by multiplying the number of Class A Ordinary Share of Huajin held by such shareholders by the Closing Consideration Conversion Ratio (as defined in the Merger Agreement).

Prior to the effective time of the Business Combination, all outstanding convertible securities of Huajin, if any, shall be exercised or cancelled by the holders thereof, and the Huajin Ordinary Share then issued and outstanding shall be exchanged for OAKU Ordinary Share at the closing of the Business Combination. Further, outstanding Huajin preference share, if applicable, shall also be converted into Huajin Ordinary Share, which shares shall thereafter be exchanged for OAKU Ordinary Share. Outstanding notes issued by Huajin, if applicable, shall, at or prior to Closing, similarly be converted into Huajin Ordinary Share and exchanged for OAKU Ordinary Share or repaid and cancelled.

Background of the Business Combination

OAKU was formed in March 2022 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Entities such as OAKU as referred to as “SPACs” or “special purpose acquisition companies”.

Although OAKU is not limited to a particular industry or sector for purposes of consummating a business combination, the Company intends to focus on target businesses that have their primary operations in technology-enabled health care services industry located in the Asia-pacific region. OAKU is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.

Under Nasdaq listing rules, any SPAC, including OAKU, can only proceed with a business combination if the SPAC has net tangible assets of at least $5,000,001 at completion of the transaction. Further, NASDAQ rules require that our business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Although our board of directors will rely on generally accepted standards, our board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of the board of directors in evaluating the fair market value of the target or targets.

In connection with OAKU’s formation, in October, 2022, the Sponsor, Whale Bay International Company Limited, purchased 2,156,250 Class B Ordinary Share to for an aggregate purchase price of $25,000. The Sponsor then transferred 350,000 Class B Ordinary Share to our former Chief Executive Officer and former director Fen Zhang, 420,000 Class B Ordinary Share to our advisor Space Frontier Investment Holding Limited, and 10,000 Class B Ordinary Share respectively to each of our independent director, John O’Donnell, Mitchell Cariaga and Lauren Simmons. On February 10, 2023, the Sponsor forfeited and OAKU cancelled an aggregate of 718,750 Class B ordinary shares held by the Sponsor pursuant to a share surrender agreement dated January 13, 2023. The decision by the Sponsor to forfeit an aggregate of 718,750 Class B ordinary shares was made solely with the purpose of establishing the appropriate Sponsor and Initial Shareholder share ownership of the Company to reflect the expected ratios contemplated with its underwriter in furtherance of the Company’s initial public offering. Our Sponsor and initial shareholders did not receive any consideration for the forfeiture, save for the expectation that the appropriate Sponsor and Initial Shareholder ratios in relation to the expected shares to be issued in its initial public offering were a prerequisite to the completion of our IPO and engagement of our underwriter. The Initial Shareholders currently hold 1,437,500 Class B Ordinary Share.

Pursuant to OAKU’s IPO, which is completed on March 28, 2023, OAKU sold 5,750,000 Public Units. Each Unit consisted of (i) one Class A Ordinary Share, (ii) one redeemable warrant and (ii) one right to receive one-sixth of one Class A Ordinary Share. Each warrant sold as part of the Units entitles the holder to purchase one Class A Ordinary Share of OAKU at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of OAKU’s IPO on March 28, 2023, the Sponsor purchased 343,125 Private Units at a price of $10.00 per Private Unit. The Private Units are identical to the OAKU Public Units sold in the Initial Public Offering, except that the Private Units, so long as they are held by our Sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not (including the Class A Ordinary Shares issuable upon exercise of these private placement warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

In accordance with OAKU’s Amended and Restated Memorandum and Articles of Association, the amounts held in the trust account may only be used by OAKU upon the consummation of a business combination, and pursuant to the September 26, 2024 amendment the remaining interest earned on the funds in the trust account may not be used to pay for taxes or other expenses of the Company and will not be released until the earlier of the completion of a business combination or OAKU’s liquidation. OAKU executed a definitive agreement on March 28, 2023 with Continental Stock Transfer & Trust Company to act as escrow agent for the trust funds, and it must liquidate unless a business combination is consummated by the date that is 12 months from the closing of the Initial Public Offering, or March 28, 2024, unless such time period is extended by shareholder vote. As approved by the shareholders of Oak Woods Acquisition Corporation (the “Company”) at the Extraordinary General Meeting adjourned from September 25, 2024 and held on September 26, 2024, the following proposals were approved thereby amending the Amended and Restated Articles and Memorandum of Association to, inter alia, give the Company the right to extend the date by which the Company has to complete a business combination from September 28, 2024 to March 28, 2025, by depositing into our trust account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times;

Upon execution of the Merger Agreement with Huajin on August 11, 2023, Huajin provided a transaction deposit in the sum of $330,000 to OAKU, that was available to provide all or a portion of the deposit required to extend the existence of Oak Woods from June 28, 2024 to September 28, 2024. Our Sponsor timely deposited $172,500 into our trust account by September 28, 2024, thereby extending out time to complete a business combination through October 28, 2024 before another extension deposit would be required.

Under its Amended and Restated Memorandum and Articles of Association, OAKU had until June 28, 2024 to consummate a business combination. Pursuant to our Amended and Restated Memorandum and Articles of Association, OAKU’s board of directors has extended the period of time to consummate a Business Combination up to September 28, 2024. In order to extend the time available for OAKU to consummate a Business Combination through September 28, 2024, our Sponsor deposited into the Trust Account $575,000 (an amount of $0.10 per Public Share) on June 27, 2024, prior to the date of June 28, 2024, which was the prior applicable deadline under our initial paid three-month extension.

As approved by the shareholders of the Company at the Extraordinary General Meeting adjourned from September 25, 2024 and held on September 26, 2024, the following proposals were approved thereby amending the Amended and Restated Articles and Memorandum of Association (the “Charter”) to:

(i)     give the Company the right to extend the date by which the Company has to complete a business combination from September 28, 2024 to March 28, 2025, by depositing into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times;

(ii)    restrict the Company from utilizing any portion of the funds held in the Trust Account to pay the fees, taxes, or dissolution expenses of the Company in the event the Company does not consummate a business combination within 21 months (or 24 months, if applicable under the provisions of Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles;

(iii)   eliminate (a) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (b) the limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination, and

(iv)   provide for the right of a holder of the Company’s Class B Ordinary Shares, par value $0.0001 per share, to convert into Class A Ordinary Shares, par value $0.0001 per share, of the Company on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder

The Company timely deposited $172,500 into the Trust Account on September 28, 2024 to effectuate the extension of its time to complete the Business Combination until October 28, 2024 under the terms of the amendments to its articles and memorandum of association made on September 26, 2024 at the extraordinary general meeting of the shareholders as held on that date.

Immediately after closing OAKU’s IPO on March 28, 2023, the officers and directors of OAKU began to contact potential candidates for a business combination. In addition, we were contacted by a number of individuals and entities with respect to business combination opportunities.

OAKU’s evaluated each candidate in the context of the screening criteria established by its management, which included:

•        those which have exhibited strong growth in revenue or profit in recent fiscal periods or have healthy cash flow from operations;

•        those which may offer an attractive return for our shareholders, potential upside from growth in the target business and with an improved capital structure will be provide a favorable upside reward metric measured against any identified downside risks;

•        candidates which meet some key characteristics such as being or having the capability of being a disruptive participant within an industry, especially life sciences or the health care industries;

•        candidates which are capable of obtaining both organic and acquisitive growth;

•        those candidates which are or can be positioned to enhance shareholder value and revenue growth as a result of increased presence across geographic borders; and

•        candidates which possess exploitable intellectual property

Our business strategy was to identify and complete our business combination with one or more entities that meets one or more criteria of:

•        being or having the potential to be disruptive in the life science or health care industry;

•        possessing a strong growth record;

•        significant potential for further growth;

•        a leading technology position or potential for such position; or

•        a proven management team prepared for being a public company.

After closing OAKU’s IPO, we were contacted by a number of individuals and entities with respect to business combination opportunities. We carefully chose appropriate targets among these potential business combination targets to conduct our due diligence and removed potential candidates that did not meet our above selection criteria. Our officers and directors reviewed four potential candidates and ultimately decided not to proceed with due diligence on these four candidates.

Unselected Candidate One is a company providing rehabilitation physiotherapy services for elder people in local communities. Upon preliminary meeting and discussion with the company’s management, we found that the company’s rehabilitation technology is predominantly traditional, which limits the company’s ability to offer innovative and advanced treatment options that are increasingly in demand in the healthcare sector. Therefore, we did not further conduct due diligence on this company.

Unselected Candidate Two is a company providing institutional care, private nursing, hospital companionship and post-hospital rehabilitation services for the elderly communities. Through initial visits of this company’s local service teams, we discovered that this company’s services are heavily reliant on the capabilities and performance of these individual service providers. Following any potential mergers or acquisitions, we determined that we may encounter challenges related to personnel integration and management. Therefore, we did not further proceed with due diligence on this company.

Unselected Candidate Three is a company rendering digital infrastructure platform for elderly care services. Upon preliminary meeting and discussion with the company’s management, we found the company’s technology and data assets are significantly reliant on the technology talents of the company, and retaining talents after an acquisition could be a concern. Therefore, we did not further proceed with due diligence on this company.

Unselected Candidate Four is also a company providing digital medical data services and intelligent elderly care solutions through online platform. Upon preliminary meeting with the company and its management, we found this company may face potential legal and compliance issues in the long-term care insurance services, which could introduce uncertainties and risks into the acquisition process. Therefore, we did not further conduct due diligence on this company.

Between March, 2023 and April 2024, of many general candidates, OAKU conducted due diligence on four potential business combination candidates, including Huajin, entered into non-disclosure agreements (NDAs) with these potential targets, and submitted the letter of intent to certain of these potential targets. The OAKU management team held frequent discussions during this period with a wide range of management teams at these potential targets. Some potential targets that were initially considered but OAKU did not proceed with due diligence after OAKU management reviewed and discussed those targets’ business model and operation risks. There are four (4) potential business combination candidates that were initially considered but for which OAKU did not proceed with due diligence. Some targets were initially selected as combination candidates but did not meet OAKU’s selection criteria after OAKU performed due diligence and other targets did not agree to the terms in the letter of intent proposed by OAKU.

With regard to those unselected targets with which OAKU did not proceed with due diligence, we summarize our review and analysis process below:

Summary of Unselected Business Combination Candidates

Unselected Target One:    This is a company specialized in the local community rehabilitation services, providing community rehabilitation therapy services, including physical and occupational therapy, along with health management solutions for residents. The reasons OAKU did not select this target is that the company’s rehabilitation techniques and facilities are relatively traditional, lacking innovation. Based on OAKU management’s discussion, it was concluded that this company’s market expansion capabilities are limited, primarily confined to a few communities, making larger-scale development difficult.

Unselected Target Two:    This is a company specialized in social services and data management for elderly community, offering comprehensive services including home care, community services, hospitals, and nursing institutions, utilizing cloud data and information technology for health management and monitoring. The reasons OAKU did not select this target is that OKAU management found the company has a complex business structure and service network, making integration and management challenging. In addition, this company has an intense reliance on localized service teams, which could pose integration and management difficulties post-acquisition. Moreover, this company has an issue of variability in brand recognition and service quality across different regions, complicating the establishment of unified standards.

Unselected Target Three:    This is a company specialized in technology development for elderly care industry, focusing on creating a digital infrastructure platform for elderly care market, providing digital upgrades through its proprietary smart elderly care platform. The reasons OAKU did not select this target is that OKAU management found the company has concerns regarding the protection of unique and confidential technology and data assets post-acquisition, as well as potential cultural and management style differences with OAKU management team, leading to integration challenges.

Unselected Target Four:    This is a company specialized in data management and medical aids facility leasing industry, providing services in the smart health and elderly care sector, utilizing a digital platform to offer integrated elderly care solutions. The reasons OAKU did not select this target is that OKAU management found the company has uniqueness of its one-stop service model may not align well with other operational models, increasing post-acquisition integration difficulties. In addition, its specific market positioning and target customer characteristics may be challenging to maintain under a new corporate structure. Also, the company disclosed that it has potential legal and compliance risks, particularly in long-term care insurance services, adding uncertainty to the acquisition process.

Selected Candidate One:    On April 3, 2023, the candidate was introduced to OAKU by a third party. This candidate is a company engaged in the elder healthcare service industry, targeting middle to high-income group. On April 12, 2023, OAKU held a meeting with the management of the candidate. Mr. Lixin Zheng, OAKU’s CEO, CFO and Director of the Board, and the management of AsianLegend, OAKU’s Business Combination advisor, attended the meeting. The meeting was followed by a series of emails, telephone calls and meetings. After the meeting we entered into an NDA with the candidate. In mid-April, 2023, we were provided with the presentation materials of the candidate and provided with access to certain data rooms shared by the candidate with its business operation information. From late April to the end of May, 2023, we reviewed the candidate’s presentation material and analyzed the candidate’s business operations, financials, management team and growth strategy through the data and materials provided from candidate. During our financial due diligence review on the candidate, our financial consultant found that the candidate did not have sizable tangible assets and did not generate any meaningful revenue, and had negative cash flow from its operations. Our financial consultant and our merger advisor raised this concern to our board committees and our CFO. Our CFO and our audit committee discussed this matter and advised our directors and officers to negotiate with the candidate to include a profit guarantee term in the proposed letter of intent for the future merger transaction. In early June, 2023, we submitted a proposed letter of intent to the candidate, including a clause of guaranteed financial performance requirements for the next five years on the candidate and an earn-out payment term in the proposed letter draft. Immediately after submitting the letter of intent to the candidate, our CFO, audit committee chair, consultants and advisors attended a series of conference calls and online meetings with the candidate’s management to discuss the above proposed terms on the guaranteed financial performance and the earn-out payment terms. The parties had significant disagreements in final financial numbers on the performance requirements and the payment terms. After several weeks of discussion and negotiation on this matter, by late June 2023, we decided not to pursue a transaction with this candidate since the candidate could not reach the agreement with us on the financial performance requirements in the proposed letter of intent, which we believe is one of the most critical factors to succeed in the proposed business combination transaction.

Selected Candidate Two:    On April 13, 2023, the candidate was introduced to OAKU by a third party. This candidate is a chain medical service organization that provides professional medical care and nursing service for disabled patients with stable conditions after surgery or illness referred from local hospitals. On April 13, 2023, OAKU held a meeting with the management of the candidate. Mr. Lixin Zheng, OAKU’s CEO, CFO and Director of the Board, and the management of AsianLegend, OAKU’s Business Combination Advisor, attended the meeting. The meeting was followed by a series of emails, telephone calls and meetings. Immediately after the meeting we entered into an NDA with the candidate and sent our due diligence requests list to the candidate. After one week, we received the documents and information from the candidates in response to our due diligence requests list. From April 20, 2023 to May 16, 2023, we reviewed the candidate’s presentation material and analyzed the candidate’s business operations, financials, management team and growth strategy. We found that the candidate didn’t exhibit the capability or potential to be competitive in the industry. In additional, by reviewing the candidate’s business operation information and related business licensing and regulatory background, our China legal advisory firm pointed out that there might be compliance issues or concerns regarding the candidate’s operation business sectors. Although the candidate showed potential to grow rapidly in the target market, after discussing with our advisor and legal counsel in China, we were advised that the principal business operations of this candidate fell within the restrictive foreign capital investment category list under related foreign investment laws and regulations in China. On May 19, 2023, our CEO, directors and advisors called a conference call meeting with the candidate’s management to discuss this concern. During the call, our advisors requested the candidate to provide a final and effective licensing permit, approval notice or other equivalent regulatory permits granted by relevant authorities to show that the candidate’s operation business sector may not fall into the restrictive foreign capital investment category after the future business combination transaction. In response to this issue, the candidate proposed no appropriate solutions to us. Further, during our due diligence reviews, we found the candidate did not have readily available current audited financials and would require too much time to merge with OAKU. Therefore, we did not pursue a transaction with this candidate and did not submit a letter of intent to this candidate.

Selected Candidate Three:    On April 20, 2023, the candidate was introduced to OAKU by a third party. This candidate is a professional financial advising service company providing integrated solutions for asset management institutions and buyer advisors. On April 20, 2023, OAKU held a meeting with the management of the candidate. Mr. Lixin Zheng, OAKU’s CEO, CFO and Director of the Board, and the management of AsianLegend, OAKU’s Business Combination Advisor, attended the meeting. The meeting was followed by a series of emails, telephone calls and meetings. Immediately after the meeting we entered into an NDA with the candidate and sent our due diligence requests list to the candidate. By the beginning of May, 2023, we received the documents and information from the candidates in response to our due diligence requests list. From May to June, 2023, we reviewed the candidate’s presentation material and analyzed the candidate’s business operations, legal structure, financials, management team and growth strategy. During the due diligence review, our officers and directors found that the candidate didn’t exhibit the capability or potential to be competitive in the industry. Our merger advisor spent weeks to visit the on-site local chain stores of this candidate in China during the month of May, 2023, and found that the candidate did not complete its proposed chain store business development plan as proposed in its presentation materials dated early 2023. In addition, our advisor found the candidate had very limited numbers of its chain stores under operation. By the end of May, 2023, our advisor reported their findings to our CEO and our board of directors, who were very concerned on the limited numbers of local chain stores operated by the candidate. By early June, 2023, our CEO, directors and advisors called a conference call with the candidate to discuss this matter. During the call, the candidate admitted that it has failed to meet its business development plan by early 2023 due to certain post-pandemic impacts. Further, the candidate also agreed with our findings that its revenue and profit growth in recent fiscal periods were not encouraging. Therefore, we did not pursue a transaction with this candidate and did not submit a letter of intent to this candidate.

Selected Candidate Four is Huajin.

Background to Negotiations with Huajin

The background of OAKU’s interaction with Huajin is as follows:

On April 6, 2023, Huajin was introduced to OAKU by a third party. On April 10, 2023, OAKU held a meeting with the management of Huajin at Huajin’s office in Beijing, China. Mr. Lixin Zheng, OAKU’s CEO, CFO and Director of the Board, and the management of AsianLegend, OAKU’s Business Combination Advisor, attended the meeting. Mr. Xuehong Li, Huajin’s founder, engaged in all substantive negotiations on behalf of Huajin which included presenting the business case to OAKU and serving as the main party in the negotiations with regards to valuation.

During the initial valuation discussion phase, Huajin presented its business plan and suggested an initial valuation of $300 million based on its prior discussions with other potential investors. OKAU then emphasized the need for data-driven projections to support any valuation.

On April 18, 2023, Mr. Lixin Zheng and AsianLegend attended a conference call with Mr. Xuehong Li and other management members of Huajin, discussing Huajin’s presentation materials. The management of Huajin gave the presentation on the company.

Mr. Lixin Zheng reported the above meeting and conference call to OAKU’s Board of Directors. OAKU believed the management team of Huajin was sophisticated with many years’ experiences in the healthcare and elderly care service industry. On May 18, 2023, a Non-Disclosure Agreement (“NDA”) was signed between OAKU and Huajin.

Between April 10, 2023 and May 21, 2023, a series of conference calls and meetings took place between OAKU and Huajin management. OAKU also had a number of internal calls among its management and board members to discuss the proposed transaction with OAKU.

On May 22, 2023, OAKU proposed a letter of intent (“LOI”) to Huajin. The initial terms of the LOI include, among others, a preliminary valuation between $150 million to $250 million for Huajin (less all outstanding and unpaid debts), subject to further due diligence. The preliminary purchase price would be based on a valuation for 100% of Huajin’s equity between $150 million to $300 million, which is based on the formula of three (3) times the total revenue of Huajin on a consolidated basis for the average number of five (5) year periods projections up to 2027 as reviewed under US-GAAP but not exceeding $300 million.

In the next few days, OAKU and Huajin had several discussions regarding the terms of the LOI, including (i) the proposed valuation for Huajin, (ii) the amount of funds remaining at OAKU at the closing of the Business Combination, and (iii) the exclusivity period of the LOI. During the negotiation of these terms of the LOI, Huajin originally proposed the $300 million valuation for Huajin (less all outstanding and unpaid debts). OAKU conducted its own preliminary analysis and deemed the proposed valuation to be acceptable, subject to further due diligence.

On May 22, 2023, OAKU and Huajin reached agreement on the terms of the LOI and entered into the LOI regarding a proposed business combination between OAKU and Huajin. The terms of the final LOI include, among others, (i) between $150 million to $300 million for Huajin (less all outstanding and unpaid debts), subject to further due diligence, (ii) a draft of the income statement as audited by Fortune CPA, Inc for the year ended December 31, 2022 will be provided by Huajin as early as possible as a reference, (iii) a closing condition for OAKU to have at least $58.5 million at the closing of the Business Combination, and (iv) an exclusivity period of 30 days within which to execute a definitive agreement, subject to extensions upon both parties’ prior consents.

On June 5, 2023, OAKU provided the business and legal due diligence request lists to Huajin. Huajin started to set up a data room for the due diligence by OAKU.

Between June, 2023 and July, 2023, a series of due diligence conference calls and meetings took place between OAKU and Huajin management. During this period of time, OAKU conducted due diligence review of the materials and information provided by Huajin, and had a series of internal discussions. OAKU also had a series of conference calls with Huajin management regarding issues identified in the due diligence and the proposed merger.

On June 5, 2023, OAKU’s legal counsel team started the legal due diligence on Huajin and its business operations, and had a series of conference call with Huajin’s legal counsel team regarding the legal due diligence on Huajin, responsibilities and timeline for the proposed transaction between June, 2023 to July, 2023.

Following the due diligence review, OAKU believed that the proposed Business Combination with Huajin would be a feasible transaction.

On July 6, 2023, a draft merger agreement was prepared by OAKU’s legal counsel and provided to Huajin and its legal counsel for discussion. The draft Merger Agreement substantially reflects the terms of the LOI, including a valuation of $250 million for Huajin (less all outstanding and unpaid debts). In addition, OAKU proposed that Huajin should complete and deliver its audited financial statements required for the proxy statement for the proposed Business Combination by a certain date, and Huajin should pay OAKU a breakup fee in the event that the closing does not take place by a certain date, due to any material delay caused by or any reason directly attributable to Huajin, or there is a valid and effective termination of the merger agreement by OAKU under the merger agreement.

Furthermore, OAKU proposed that a certain number of the consideration shares to be issued to the shareholders of Huajin in connection with the proposed merger be held in escrow to fund any potential claims and liabilities of Huajin in connection with the proposed Business Combination under the Merger Agreement.

Simultaneously with the draft merger agreement, for the purpose of securing a continuous business operation of Huajin’s business after the business combination transaction between the parties, OAKU proposed to Huajin that there should be a lock-up period for certain shareholders of Huajin and a lock-up agreement should be entered between the parties at the time of entrance to the Merger Agreement. The shareholders of Huajin agreed with OAKU on this lock-up period proposal as long as the Sponsor of OAKU would be subject to the same lock-up period and condition terms with certain shareholders of Huajin.

Between July 6, 2023 and August 3, 2023, OAKU and its legal counsel conducted a series of conference calls with Huajin and its legal counsel, discussing the parties’ comments to the draft Merger Agreement, including Huajin’s comments on the valuation calculation, the backstop commitment or private placement in public equity (or PIPE) investment, lock-up period and conditions, the breakup fees and other related matters. During the same period, OAKU also had internal discussions regarding these issues and other open business issues in the draft Merger Agreement. Between August 4, 2023 and August 7, 2023, the management of OAKU, its advisor and legal counsel, the management of Huajin and its legal counsel discussed certain terms of the draft of Merger Agreement through a series of emails and conference calls. Simultaneously, the management of OAKU and its legal counsel, the management of Huajin and its legal counsel also discussed the key terms of the proposed lock-up agreement, including the lock-up terms, presentations and warranties to be contained in the lock-up agreement. The parties initially agreed on the lock-up terms and consented to enter a Resale Lock-Up Agreement (the “Lock-Up agreement”) after the execution of the final draft of Merger Agreement.

On August 9, 2023, OAKU’s legal counsel provided a revised draft of Merger Agreement to Huajin and its legal counsel for review. In this revised draft, OAKU had proposed (i) rejection to Huajin’s proposed increased valuation and restatement of the valuation of $250 million, which is consistent with the terms agreed upon by the parties under the LOI, (ii) restatement of the proposed breakup fee, (iii) restatement of the lock-up period for certain shareholders of Huajin, (iv) restatement of the proposed PIPE investment, and (v) restatement of the proposed deadline date for Huajin to complete and provide its audited financial statements. OAKU’s insistence on the valuation of $250 million is based on findings and discussions after its management and the board of directors reviewed Huajin’s due diligence report, data compliance report, and sales forecast for the next five (5) years, as well as internal communications and discussions on merger matters, and formed a preliminary consensus. Based on a reasonable projection and in accordance with the valuation calculation method agreed in the above LOI, OAKU determined that Huajin’s final valuation is approximately $250 million.

Between July 6, 2023 to August 10, 2023, the management of OAKU had several telephone meetings with the management of Huajin, discussing Huajin’s comments on the draft Merger Agreement and negotiating the outstanding business issues. The two parties held multiple meetings to discuss the terms of the draft Merger Agreement, including the valuation calculation. As a result of these negotiations, Huajin accepted the valuation calculation method and valuation results advocated by Oak Woods, and the parties reached agreement on the valuation of $250 million for Huajin (less all outstanding and unpaid debts), and the number of shares to be paid and issued by OAKU to the shareholders of Huajin as consideration for the proposed merger with Huajin, including the number of shares to be held back in escrow and released to the founding shareholder of Huajin at the six-month anniversary of the closing of the proposed merger, subject to certain conditions. Huajin also agreed to the amount of the breakup fee (reduced as mutually agreed) and the proposed deadline date for Huajin to complete and provide its audited financial statements. Huajin further agreed to company deposit amount (reduced as mutually agreed) which is payable by Huajin to OAKU after the execution of the merger agreement.

During the negotiation of the Merger Agreement, the parties also discussed the amount of additional capital that Huajin believed was necessary for it to achieve its growth plans and the extent to which the Business Combination would be conditioned on the ability of the parties to obtain additional financing commitments. Throughout such discussions, the parties reached an agreement in the Merger Agreement that Huajin shall use its best efforts to cooperate in connection with the arrangement and closing of the PIPE investment as may be requested by OAKU.

During the same period, OAKU’s legal counsel also had several conference calls with Huajin’s legal counsel, discussing Huajin’s legal comments on the draft Merger Agreement. As a result of these discussions, Huajin agreed to include limited representations regarding the projection and representations regarding full disclosure. With regard to the projections, Huajin represented the number in USD of 16,977,957, 32,019,620, 55,584,591, 84,198,312 and 119,064,802 respectively for the fiscal years ending as of December 31, 2023, 2024, 2025, 2026 and 2027. The projections delivered to OAKU were prepared in good faith using assumptions that the management of Huajin believes to be reasonable and Huajin is not aware of the existence of any circumstances that could reasonable be likely to have a material adverse effect on Huajin’s financial conditions or business. In addition, Huajin also represented that it does not aware of any facts pertaining to its shareholders, any trustee, investment power holder, settlor or protector of any shareholders that is a trust, which could have a material adverse effect and which have not been disclosed in merger agreement draft or the financial statements or otherwise disclosed to OAKU by Huajin in writing. No representation or warranty of Huajin in the merger agreement, nor any document, statement or certificate furnished or to be furnished Huajin pursuant to the merger agreement, or in connection with the transactions contemplated by the merger agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. OAKU agreed to reduce the survival period for Huajin’s representations and warranties and to make revisions to certain representations and warranties and covenants of Huajin and certain closing conditions, as mutually agreed by the parties. OAKU agreed to reduce the survival period for Huajin’s representations and warranties from discussions concerning an 18 month period to 12 months and to make revisions to certain representations and warranties and covenants of Huajin and certain closing conditions, as mutually agreed by the parties.

On August 10, 2023, OAKU’s legal counsel provided a revised draft of the Merger Agreement to Huajin and its legal counsel for review. The revised draft Merger Agreement reflected the above discussions and negotiations between OAKU and Huajin.

On August 11, 2023, upon the approval of the board of directors, OAKU entered into the Merger Agreement with Huajin.

On August 16, 2023, the management of OAKU, OAKU’s advisor and the management of Huajin held a conference call to discuss the plans on periodical communications of the status, updates and progress of the proposed merger under the Merger Agreement.

On September 10, 2023, the management of OAKU, OAKU’s advisor and the management of Huajin held a conference call to discuss the audited financial statements under the Merger Agreement. During the same period, OAKU made the decision to eliminate other strategic alternatives from consideration.

Thereafter, OAKU, Huajin and their respective advisors prepared this proxy statement and based on further discussions determined that certain modifications to the Merger Agreement were warranted, and on June 26, 2024, OAKU, Huajin and the other parties to the Merger Agreement entered into the First Amended Merger Agreement. And the Backstop Agreement. The consideration paid to Huajin in furtherance of the mutual covenants of OAKU and Huajin under the Agreements is comprised of the overall consideration and Merger Shares, as well as other promises and covenants of the Company under the terms of its Merger Agreement, as amended and Plan of Merger thereunder.

Changes to the Merger Agreement, including those contained in the First Amended Merger Agreement, dated June 26, 2024 include two components:

(i)     to reflect the extension agreement between the parties entered on March 23, 2024, extending the period by which the parties agreed to complete the Business Combination through September 28, 2024, and;

(ii)    to amend the language of the Merger Agreement to make specific reference to the backstop commitment of Fortune Woods Investment Holding Limited and provide language to: (a) ensure the parties ability to close the business combination without being compelled to complete a seperate PIPE investment prior to the closing of the transaction, and; (b) confirm the terms by which Future Woods Investment Holding Limited, as a non-affiliate of the Company or Huajin, would purchase 500,000 of our Class A Ordinary Shares in order to ensure sufficient equity capital of the Company to remain in compliance with applicable Nasdaq listing standards upon the close of our proposed merger with Huajin and in anticipation of the possibility of the full redemption of all of our outstanding public ordinary shares prior to the consumation of our merger with Huajin.

On September 28, 2024, the parties entered into an agreement, amending only Section 12.5 of the First Amended Merger Agreement to extend the date by which the parties mutually agreed to complete the Business Combination to March 28, 2025 pursuant to the extended date by which the Company must complete its Business Combination of March 28, 2025 per The Extension proposal passed by the Company at its Extraordinary General Meeting held on September 26, 2024.

The board of OAKU has approved the Merger Agreement, the First Amended Merger Agreement and the Amendment to the First Amended Merger Agreement, as collectively referred to throughout this proxy statement/prospectus as (the “Merger Agreement”). The Boards reccomendation to shareholders to approve the proposed Business Combination with Huajin relates to the the Merger Agreement, as amended through September 28, 2024.

OAKU’s Board of Directors’ Reasons for the Approval of the Business Combination

For the purpose of approval of the Business Combination, OAKU’s Board of Directors has reviewed and evaluated the business and financial information provided by Huajin, including presentations on business operations, unaudited financial statements for various time periods, including for the years ended December 31, 2021 and 2022, projections for various time periods, including for the years ended December 31, 2023, 2024, 2025, 2026 and 2027, copies of material contracts and other relevant information. The Board of OAKU also reviewed and discussed with its legal counsel Raiti, PLLC and Conyers Dill & Pearman regarding its legal due diligence on Huajin, as well as engaged Primary Capital LLC, on April 24, 2024, to deliver a fairness opinion.

On June 12, 2024, Primary Capital LLC provided a written fairness opinion regarding the transaction with Huajin to the OAKU Board, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Primary Capital LLC, including the redemption rights of the Public Shareholders at the current redemption price, as set forth in the Fairness Opinion, the Business Combination, including the consideration to be paid by OAKU pursuant to the Merger Agreement and First Amended Merger Agreement, was fair to the Public Shareholders from a financial point of view (the “Fairness Opinion”).

In conjunction with its review of the Fairness Opinion, OAKU’s Board of Directors considered several factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Business Combination, including but not limited to, the following material factors:

•        Fast growing silver economy market in China that favors conscientious operators.    China’s elderly care market is huge and the government is well aware of the challenges faced by the elderly and has been implementing a range of policies and supportive measures to promote the high-quality elderly services. In undertaking an assessment of this factor, the Company also considered the risk that, because all of Huajin’s business operation is in China, Huajin’s business, financial condition, results of operations, and prospects may be influenced to a significant degree by economic, legal and social conditions in China. The Company has also considered the risk that, although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government that continues to play a significant role in regulating industrial development by imposing industrial policies. The PRC government also exercises significant oversight over China’s economic growth by allocating resources, payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies, which, if not aligned with our industry or market could have a material adverse affect on Huajin.

•        Established brand awareness and rapid growth of local stores.    Huajin entered the elderly care and health service industry in China at a relatively early point in the year of 2014. During the past a few years, Huajin has successfully opened 827 local franchising stores under the brand of “QianXiang Health” over 30 provinces in China. Huajin also has an effective brand promotion on multiple social media channels by promoting its brand through various social media channels to expand potential customer base and to better enhance the communication and interaction with its existing member customers. In undertaking an assessment of this factor, the Company also considered the risk that the effectiveness of its prior marketing and promotional efforts are not a guarantee of its future performance with respect to such metrics, or marketing channels and that changes in technology and methodologies of marketing, as well as solciological developments relating to how Huajin’s customer base interacts with the brand may change.

•        Challenges in replicating Huajin’s business model.    The majority of Huajin’s peers in the health care service industry, which operate as end-to-end service providers such as nursing homes or nursing clinics, lack the incorporation of technological components. Those peers’ profitability is typically constrained by elevated expenses associated with property ownership or rental, personnel recruitment and compensation, potential employment-related disputes, and conflicts between hospitals and patients. In contrast to these peers, Huajin’s distinctive franchising model empowers individuals to establish self-employment opportunities and maintain autonomy over employment-related matters, marketing initiatives, and pricing decisions, all while leveraging the strength of Huajin’s brand, health care resources, and advanced operating system. In undertaking an assessment of this factor, the Company also considered the risk that Huajin’s inability to oversee the activity of its franchisees in the same ways that may be possible within the context of direct ownership model and employer/employee relationships with all parties participating in the the development and operation of its business and brand name poses certain risks, specifically with respect to brand diminution in the event that franchisees do not operate under the brand in a manner necessary to sustain our growth, that effecting brand-wide changes amongst various franchisees may pose challenges in terms of ease of adoption and could slow efforts to modify or expand our product offerings in the future. Moreover, while Huajin is not subject to direct liabilities associated ownership or rental risks with respect to property, that Huajin is still indirectly subject to the risk that its franchisees may fall into disputes or lose or be limited in access to properties and storefronts, as well as other possible opportunities, that would otherwise be under its direct control

•        Proven relationship with local communities.    Huajin’s local store operation model allows it to thoroughly study the local demographic demands of elderly care and health care demands before opening its stores by working closely with the local communities, and such partnership will be able to provide a sustainable solution to the local communities’ reliance on Huajin’s store services. In undertaking an assessment of this factor, the Company also considered the risk that elder populations within target communities may shift from time to time as the result of relocation to being with younger family members, or through changes to communities economic and social conditions that may be outside the control of Huajin, such as shifts in age group or the presence of competing assistive support services, such as hospitals, or other novel methodologies employed by such market participants that could result in higher market penetration by Huajin’s cometitors, especially in regions with higher concentrations of elderly persons and thus higher revenue potential.

•        Multiple activities generating revenues.    Huajin has a business revenue platform around several activities and initiatives that generate revenues such as franchising sales, membership sales, products sales and services, education and training programs, travel and trip programs, etc. In undertaking an assessment of this factor, the Company also considered the risk that over-diversification of products and services may create opportunity costs with respect to higher revenue generating aspects of Huajin’s business, and that not all product or service sales pillars will perform equally or be valuable.

•        Experienced Management Team.    Huajin’s management has long term experience in the health care and elderly care service industry, and it has established solid customer base and network coverage. Huajin also has attracted and retained skilled and experienced sales and managerial teams. The combined company will be led by a management team with many years of succsessful operation in the industry. The management of the company after the Business Combination will be led by the founder of Huajin as well as other experienced entrepreneur and executive team with investment and management experience. In undertaking an assessment of this factor, the Company considered the risks associated with the importance of retaining management’s interest and the risk that management could change or that competitive or other unforseen circumstances affecting one or more of its senior management could affect the performance of Huajin’s management or cause the talent pool within Huajin to change or diminish. The Company likewise assessed the fact that these changes may be outside of the Company or Huajin’s control, that the Company is relying on the competence and experience of Huajin’s senior management to drive its business success and that changes or diminution of talented management could have an adverse affect on Huajin and the Company.

•        Industry Trends and Business and Financial Condition.    The management of Huajin is knowledgeable about the elderly care service industry and considered the combined company’s business, financial condition, results of operations and future growth prospects. Oak Woods Board discussed the company’s current prospects for growth in executing upon and achieving company’s business plans. Oak Woods Board considered these potential prospects as they may have an impact on the future per share valuation of company relative to the $10.00 per share valuation at which the Merger Agreement was negotiated. In undertaking an assessment of this factor, the Company considered the possibility that a variety of social and economic dynamics and factors affecting the market for Huajin’s products and services in

China could change and that both natural as well as commercial or governmental activity could have a material impact on the prospects for Huajin’s growth in the China market and have an adverse impact on the future value of its shares relative to the valuation at which the Merger Agreement was negotiated. The Company considered the fact that such potential broad social, governmental, or economic changes would be outside the control of the Company or Huajin and could have a material adverse affect on the Company’s shares and future growth potential.

Other Alternatives.    The belief of Oak Woods Board is that the proposed Business Combination represents the best potential business combination opportunity for the Company based upon the process utilized to evaluate and assess other potential acquisition targets, and the belief of the Board and management is that such processes had not presented a better alternative. In undertaking an assessment of this factor, the Company considered that it is unlikely that the Company exhausted all possible target opportunities that could theoretically arise and that its decisions and viewpoint on the ideal target, and selection of Huajin, is based on its perspectives, and information available to it during its search process, and that differences in available information could lead to different conclusions. However, as these considerations are theoretical, the Company is confident that its selection of Huajin is the best option based on the opportunities actually available to it in the market.

Terms of the Merger Agreement.    Oak Woods Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the negotiated valuation of $250,000,000 for Huajin (less all outstanding and unpaid debts) at $10.00 per share and the consideration to be paid to its shareholders in the Business Combination, relative to the results of the Company’s financial analysis of Huajin’s potential future valuation, for which it relied on the third party fairness opinion from Primary Capital discussed further herein. See Basis for the OAKU Board’s Recommendation — Fairness Opinion. Moreover, in making the recommendation, of the Oak Woods Board also considered, among other things, the following potential deterrents to the Business Combination:

•        the risk that the announcement of the Business Combination and potential diversion of Huajin’s management and employee attention may adversely affect Huajin’s operations;

•        the risk that certain key employees of Huajin might not choose to remain with the Company post-Closing;

•        the risk that the Board of OAKU may not have properly valued Huajin’s business;

•        the risks associated with the health care service industries in general;

•        the risk associated with laws and regulations;

•        the risk of competition in the industry, including the potential for new entrants;

•        the substantial expense and human resources necessary to operate a public company;

•        the risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe;

•        the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of OAKU shareholders;

•        the risks and costs to OAKU if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in OAKU being unable to effect a Business Combination by March 28, 2025 (or a later date as may be approved by its shareholders) and force OAKU to liquidate and the warrants to expire worthless;

•        the risk that OAKU does not have enough cash at closing to meet the closing requirements of the Merger Agreement;

•        the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•        the fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within OAKU’ control;

•        the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        the inability to maintain the listing of Huajin’s securities on Nasdaq following the Business Combination;

•        the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•        the potential conflicts of interest of the Sponsor and OAKU’s officers and directors in the Business Combination; and

•        the other risks described in the “Risk Factors” section of this proxy statement

The Oak Woods Board concluded that these risks could be managed or mitigated by Huajin or were unlikely to have a material impact on the Business Combination or Huajin, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to OAKU and its shareholders. The Oak Woods Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the Oak Woods Board is not intended to be exhaustive, but does set forth the principal factors considered by the Oak Woods Board. Accordingly, after considering the foregoing potentially negative and potentially positive reasons, the Oak Woods Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, Oak Woods and its shareholders.

Summary of Financial Analysis of Huajin

The following is a summary of the material financial analyses reviewed by OAKU in connection with the valuation of Huajin. The summary set forth below does not purport to be a complete description of the financial analyses reviewed or factors considered by us nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses reviewed by the Board of Directors. We may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be our view of the actual value of Huajin.

Selected Market Analyses

OAKU reviewed certain financial information of Huajin and the structure of the proposed Business Combination and reviewed Huajin management’s forecast and its existing business and business plan.

Considerations Concerning Huajin Projected Financial Information

All material projections regarding Huajin’s future performance and the review by OAKU’s Board of Directors reflect and consider numerous assumptions made by Huajin management, including material assumptions regarding, among other things,

•        Huajin’s ability to implement its business model in every local market that it enters. For year 2023, Huajin has 865 franchising stores covering over 20 provinces and more than 100 cities in China. Among those franchisees, there are 30 city operation center stores, 279 county service center stores, and 556 community service center stores. Each city operation center store is primarily responsible for the service management and training of all county service center stores and community service center stores in the specific city. Huajin has developed a set of internal policies and guidelines covering branding, service quality, and operational procedures to ensure quality control and standardization across franchising stores.

•        government regulations. The Opinions of the General Office of the State Council on Developing the Silver Hair Economy and Enhancing the Welfare of the Elderly released by General Office of the State Council of China in January 2024 mentioned that Chinese government was enhancing the investment in elderly care infrastructure, which brings opportunities to Huajin to accelerate the expansion business in year 2024.

Huajin’s projections were prepared during the months of May 2024 by taking into account the following:

•        Huajin’s historical performance in 2021, 2022 and 2023;

•        Huajin’s historical performance in its ability to set up new franchises and sell products and equipment. Despite the slow growth of new franchises due to the impact of the COVID-19 pandemic in 2022, Huajin adjusted its focus in 2023 to maintain all existing franchising stores. Nevertheless, Huajin remains confident in its ability to recruit 695 new franchising stores, representing a 64% growth rate compared to 2021. The table below illustrates that revenue from selling products and equipment has consistently increased since 2021, even during the pandemic in 2022. In 2023, 73% of Huajin’s revenue was generated from these sales.

	2021	2022	2023
Set up new franchising store	424	29	37
Revenue ($)	12,584,888	7,173,427	16,977,957
Revenue from selling products and equipment ($)	2,039,954	2,808,164	12,445,815
% of Revenue	16.2%	39.1%	73.3%

•        Market reports by Accenture and Shanghai Jiaotong University on the health care services industry which include the analysis of the growing demand for the health care services service by end customers:

1)      From the Home-based elderly care platform development report issued by Accenture in November 2023, the Board reviewed:

a)      China’s population is rapidly becoming an aging population.

Based on the projections by the National Health Commission, during the “14th Five-Year Plan” period (2021-2025), the number of people in China aged 60 and above will exceed 300 million. By 2032, this group will surpass 400 million. This demographic shift presents a significant opportunity for elderly care.

In addition to the rapid aging population growth, the diverse needs of the aging population across different regions will characterize China’s elderly care sector.

b)      the local government actively responds to the challenges of aging population.

Under the principles of “providing for the elderly, ensuring a happy life, and promoting health and longevity,” the Chinese government is actively addressing the challenges posed by an ageing population and has strategically deployed a new era of elderly care initiatives.

The 19th National Congress of the Communist Party of China proposed to “improve the national unified basic pension system, develop a multi-tiered and diverse pension insurance system,” to “implement a national strategy to actively respond to population ageing, develop elderly care and the industry, optimize services for seniors who are alone or have lost their spouses, and promote universal access to basic elderly care services for all seniors.” The “National Medium and Long-Term Plan for Active Response to Population Aging” (2021) specifies strategic goals and tasks to actively respond to population ageing.

c)      Internet and platform will be the future business model.

It is essential to operate the elderly care service platform as an “Internet product”, ensuring the service quality and improve the user access of the platform. Meanwhile, a user centered service application system should be developed to meet the various needs of multiple users.

2)      From the 2023 China’s Migratory Elderly Care: Winter Habitat Suitability Index report issued by Shanghai Jiaotong University’s Antai College of Economics and Management in November 2023, the Board reviewed:

1)      China’s elderly population is expected to surpass 300 million by 2024, with many seniors migrating to warmer southern cities during winter. This trend creates a growing market for elderly care services, with projections suggesting the population aged 60 and above will reach over 400 million by 2032.

2)      Tourism industries that cater to elderly travelers, particularly those offering healthcare-related packages, are poised for growth.

3)      The migratory elderly care can enhance the happiness and meet the needs of the elderly while driving the development of industries such as real estate, accommodation, catering, entertainment, and transportation, and tourism, indicating a huge market demand.

The competitive landscape was analyzed, to assess the addressable market and to forecast the future pipeline of franchises. The forecast for products sale was determined by the number of new franchises.

The timeframe leading out to 2027 was selected through an analysis of: (i) recent market trends, (ii) the evolving local regulatory framework, and (iii) market consolidation in the health care services sector. The goal was to use a timeframe that led to a more stable, mature and predictable business landscape.

For purposes of evaluating Huajin’s financial condition and in connection with the preparation by Huajin of its projections, OAKU management was provided with documents from Huajin including projections for various time periods, including for the years ended December 31, 2024 through 2028, copies of material contracts, summaries of various industry analysis and trends and forecasts, information related to governmental regulations which may affect payments and collections rates and information related past performance.

Basis for the OAKU Board’s Recommendation — Fairness Opinion

In addition to the foregoing factors, the OAKU Board also considered the Fairness Opinion and supporting analysis provided by Primary Capital LLC (“Primary Capital”), an independent financial advisor. On April 24, 2024, OAKU retained Primary to provide to the Board a fairness opinion on whether the consideration to be paid by OAKU in connection with the Transaction is fair from a financial point of view. On June 27, 2024, Primary Capital delivered its Fairness Opinion, dated June 12, 2024, to the Board that, as of the date of the Fairness Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Fairness Opinion, the consideration to be paid by OAKU pursuant to the Merger Agreement was fair, from a financial point of view, to the shareholders of OAKU.

In selecting Primary Capital, the Board considered, among other things, the fact that Primary Capital is a reputable investment banking firm with substantial experience in providing strategic advisory services in general. Primary Capital, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The full text of the Fairness Opinion is attached hereto as Exhibit 2.4 and is incorporated into this proxy statement/prospectus by reference. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the full text of the Fairness Opinion. OAKU’s shareholders are urged to read the Fairness Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered, and limits of the review undertaken by Primary Capital in connection with such Fairness Opinion. Primary Capital’s Fairness Opinion was approved by its fairness committee. The Fairness Opinion was provided for the information of, and directed to, the OAKU Board for its information and assistance in connection with its consideration of the financial terms of the Transaction.

The Fairness Opinion issued by Primary Capital was only one of many factors considered by the OAKU Board in evaluating the Transaction. Neither the Fairness Opinion nor Primary Capital’s analyses were determinative of the aggregate merger consideration or of the views of the OAKU Board or OAKU’s management with respect to the Transaction or the aggregate merger consideration. The type and amount of consideration payable in the Transaction were determined through negotiations between OAKU and Huajin, and the decision to enter into the Merger Agreement was solely that of the OAKU Board.

In rendering its Fairness Opinion, Primary Capital, among other things:

1.      Reviewed the Merger Agreement (as amended) dated August 11, 2023;

2.      Reviewed the Company’s preliminary proxy statement as filed with the SEC on March 7, 2024;

3.      Reviewed the audited financial statements of Huajin for the years ended December 31, 2022 and 2023;

4.      Reviewed SEC filings and certain other publicly available information pertaining to the Company and Huajin;

5.      Reviewed certain non-publicly available information regarding Huajin, including financial projections prepared by management of the Company and Huajin and provided to us by the Company’s management for the purpose of our analysis;

6.      Discussed the historical financial performance and financial projections of Huajin with representatives of the Company and Huajin;

7.      Reviewed and analyzed certain publicly available information and stock market data of selected public companies which we believed to be relevant to our analysis;

8.      Reviewed and analyzed certain publicly available information regarding the terms of selected historical merger and acquisition transactions which we believed to be relevant to our analysis;

9.      Evaluated the implied enterprise and equity value of Huajin that resulted from the various methods of financial analysis we conducted;

10.    Conducted such other financial studies, analyses and investigations we have deemed appropriate based on our other transactional experience as well as our experience in securities valuations.

11.    Evaluated summary unaudited profit and loss items attributed by Huajin to its fiscal year end for 2021, but did not review audited financial statements for that period.

The OAKU Board has not obtained nor will it obtain an additional updated fairness opinion prior to the Closing, and changes in the operations and prospects of Huajin, general market and economic conditions and other factors that may be beyond the control of OAKU and Huajin, and on which the Fairness Opinion was based, may alter the value of OAKU or Huajin or the price of OAKU’s securities by the time the Transaction is completed. The Fairness Opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Transaction is completed.

In rendering its Fairness Opinion, Primary Capital relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all of the financial and other information that was provided to Primary Capital by OAKU or that was publicly available.

With respect to the financial forecasts regarding Huajin, Primary Capital assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and good faith judgment of the management of OAKU and Huajin as to the future competitive, operating and regulatory environment and related financial performance of Huajin and that the financial projections and the assumptions derived therefrom provided a reasonable basis upon which Primary Capital could form its Fairness Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Primary Capital relied on this projected information without independent verification or analysis and did not in any respect assume any responsibility for the accuracy or completeness thereof.

In rendering its Fairness Opinion, Primary Capital in all respects material to its analysis relied upon the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Business Combination will be satisfied without waiver thereof which would affect the amount or timing of the purchase. Primary Capital also relied upon representations made by the management that there will not as a result of the consummation of the transaction contemplated by the Merger Agreement be any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Huajin or any of its subsidiaries or affiliates is a party, and that all material assets and liabilities (contingent or otherwise, known or unknown) of Huajin were as set forth in the audited consolidated financial statements of Huajin provided to Primary Capital as of the respective dates of such financial statements.

Primary Capital did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or provide any services other than the delivery of the Fairness Opinion.

The Fairness Opinion was limited to whether, as of the date of the Fairness Opinion, the consideration payable pursuant to the Merger Agreement was fair, from a financial point of view, to OAKU’s shareholders. The Fairness Opinion did not address the relative merits of the Transaction contemplated by the Merger Agreement as compared to any alternative transactions that might be available to OAKU, nor did it address the underlying business decision by OAKU to engage in the Transaction or the terms of the Merger Agreement or the documents referred to therein. The Fairness Opinion did not constitute a recommendation as to how any holder of OAKU Ordinary Shares should vote or act on any matter relevant to the proposed Business Combination.

Primary Capital is not a legal, tax or accounting advisor and relied upon OAKU and its legal, tax and accounting advisors to make its own assessment of all legal, tax and accounting matters related to OAKU and the Transaction. Primary Capital did not take into account any tax consequences of the Transaction to OAKU or its shareholders.

The summary set forth below does not purport to be a complete description of the analyses performed by Primary Capital, but describes, in summary form, the material elements of the report that Primary Capital made available to the Board of Directors on June 12, 2024, in connection with Primary Capital’s Fairness Opinion.

In accordance with customary investment banking practice, Primary Capital employed generally accepted valuation methods and financial analyses in reaching its Fairness Opinion. The following is a summary of the material financial analyses performed by Primary Capital in arriving at its Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Primary Capital employed in reaching its conclusions. The summary text describing each financial analysis does not constitute a complete description of Primary Capital’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Primary Capital. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Primary Capital with respect to any of the analyses performed by it in connection with its Fairness Opinion. Rather, Primary Capital made its determination as to the fairness to OAKU of the purchase price to be paid by OAKU in the Transaction, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Primary Capital in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before the date Primary Capital delivered its Fairness Opinion and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon a range of factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Public Companies Analysis

Primary Capital reviewed, analyzed, and compared certain financial information relating to Huajin to corresponding publicly available financial information and market multiples for thirteen publicly traded companies. There were no publicly traded companies identified that were deemed directly comparable to Huajin. Consequently, the publicly traded companies were selected from a list of companies that engaged in businesses that were similar to components of Huajin’s business, including smart healthcare/SAAS providers, healthcare services with a focus on the elderly, assisted living facilities and services, and the sale of traditional Chinese medicine/nutritional supplements. The thirteen publicly traded comparable companies included were: Shanghai Jiaoda Onlly Co., Ltd., Longmaster Information & Technology Co., Ltd., B-SOFT Co., Ltd., Jiuzhitang Co., Ltd., Winning Health Technology Group Co., Ltd., Nanjing Sinolife United Company Limited, Wenzhou Kangning Hospital Co., Ltd., Liaoning He Eye Hospital Group Co., LTD., Guangdong Kanghua Healthcare Co., Ltd., Weihai Baihe Biology Technological Co., Ltd., Goodwill E-Health Info Co., Ltd., Gushengtang Holdings Limited and Hangzhou Minsheng Healthcare Co., Ltd. Primary Capital reviewed, among other things, the range of enterprise values (“EV”) of the selected publicly traded companies as a multiple of the last twelve months (“LTM”) ending on various filing dates in April 2024 provided in their latest periodic reports, respectively, and estimated next twelve months (“NTM”) revenue and EBITDA (estimates as provided by S&P Capital IQ).

The following table sets forth the enterprise values as a multiple of fiscal year last twelve months (“LTM”) revenue and EBITDA and next twelve months (“NTM”) estimated revenue and EBITDA for the selected publicly traded companies identified above.

When evaluating a subject company against a panel of comparable companies, Primary Capital will typically apply a discount to the calculated multiples when there are meaningful differences between the size and scope of the subject company and the selected comparables. In this case, since all of the comparable companies generated substantially more revenue than Huajin, Primary Capital determined a 20% discount to the mean multiples was an appropriate discount to calculate a “discounted mean multiple” that Primary Capital used in its valuation analysis. Primary Capital treated Huajin’s 2023 audited results as LTM and 2024 projections as NTM.

The following table sets forth the range of implied enterprise, equity and share price values resulting from applying the discounted mean multiples above to Huajin’s LTM and NTM projected results. All per share calculations throughout this analysis assumed Huajin shareholders will be issued 23,448,643 shares of OAKU in exchange for their shares in Huajin upon the closing of the Business Combination.

Primary Capital selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and a range of factors, including the size of the company and the similarity of the lines of business to Huajin’s lines of business, as well as the business models, product/service offerings, operating margin profiles and end-market exposure of such companies. The search for publicly traded companies was limited to companies with annual revenue between $25 million and $500 million. Several companies were identified that otherwise met the criteria to be selected as a comparable company but were excluded solely on the basis of either being too small or too large to be included in the analysis. As noted above, no company used as a comparison is identical to Huajin. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors such as the regulatory environment, ownership of proprietary technology and other distinct competitive advantages.

Selected Precedent Transactions Analysis

As with the selected public companies analysis, Primary Capital searched for M&A transactions where the target company was engaged in businesses that were similar to components of Huajin’s business, including smart healthcare/SAAS providers, healthcare services with a focus on the elderly, assisted living facilities and services, and the sale of traditional Chinese medicine/nutritional supplements. The search results reflected transactions where the implied enterprise value of the target exceeded $50 million, and the transaction closed within the last three years. As is often the case, transactions were identified that met the basic criteria but were not included in the analysis since the transaction data was not publicly available. Primary Capital reviewed and analyzed certain publicly available information, including valuation metrics, for seven precedent M&A transactions that met the search criteria. In each of the seven transactions identified, under a 20% interest was acquired, indicating these were not change of control transactions. Although each of the transactions were for under 20%, Primary Capital believed there was value in incorporating the valuation data from these transactions as part of its overall analysis since the transaction values were viewed as substantive, with transaction values ranging from a low of $26 million to a high of $194 million. Primary Capital did not apply a discount to the mean multiples observed in its analysis since the transactions were for a minority stake and did not reflect a control premium.

Primary Capital selected the precedent transactions based upon its experience and knowledge of companies in the industry. Although none of the transactions are directly comparable to the transaction between OAKU and Huajin, nor are any of the companies directly comparable to Huajin, Primary Capital selected transactions involving companies with similar characteristics to the characteristics identified above in the comparable company analysis.

There was no NTM data on the selected precedent transactions, so only LTM data was used in Primary Capital’s analysis. The following table sets forth the LTM Revenue and EBITDA multiples utilized by Primary Capital in performing its analysis, which were derived from the selected transactions identified above, and the range of enterprise values, equity values and share prices for Huajin implied by this analysis.

Because the market conditions, rationale, and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between Huajin’s businesses, operations and prospects and those of the transactions above, Primary Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Primary Capital also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale, and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions) and the proposed Business Combination with Huajin that could affect Huajin’s acquisition value.

Discounted Cash Flow Analysis

Primary Capital utilized the financial projections and estimates regarding Huajin prepared by Huajin and supplied to Primary Capital by OAKU, to perform a discounted cash flow analysis of Huajin. The projections and estimates supplied to and utilized by Primary Capital are summarized below under “— Certain Projected Financial Information.” In conducting this analysis, Primary Capital assumed that Huajin would perform in accordance with these projections and estimates. Primary Capital performed an analysis of the present value of the unlevered free cash flows that Huajin’s management projected Huajin will generate for the fiscal years 2024 through fiscal year 2029. Primary Capital utilized illustrative terminal values in the year 2029 based on a range of terminal multiples of 15.0x to 19.0x on projected fiscal year’s 2029 EBITDA. The terminal multiple was based on the discounted mean multiple of EV/LTM EBITDA of 16.95x (rounded to 17.0x) calculated in the selected public companies analysis. Two increments of 1.0x were added and subtracted to the discounted mean multiple of 17.0x, resulting in the range of 15.0x to 19.0x. Primary Capital estimated Huajin’s cost of equity, after-tax cost of debt and target capital structure, in order to calculate Huajin’s weighted average cost of capital of 20.8%. As with the terminal multiples, two increments of 1.0% were added and subtracted to the weighted average cost of capital of 20.8%, resulting in discount rates ranging from 18.8% to 22.8%. Using discount rates of 18.8% to 22.8% and terminal multiples of 15.0x to 19.0x, Primary Capital performed sensitivity analysis to see the impact on value when varying a set of independent variables, while holding constant a dependent variable. This analysis resulted in implied enterprise values for Huajin ranging from $312.9 million to $459.1 million. The implied share price ranged from $12.69 to $18.92.

Conclusion

Typically, none of the analyses performed by Primary Capital is assigned a greater significance or weight given to those analyses. However, in certain situations Primary Capital will determine it is necessary to reallocate percentage weights when it believes there are inherent limitations among one or more components of its analyses. The goal is to apply weights which, in Primary Capital’s view, appropriately addresses identified weaknesses by reducing the component’s impact on the overall analysis. In this case, Primary Capital was concerned with the limited availability of quality precedent transaction data where all but one of the seven transactions were two or more years old and each of the seven transactions were for minority interests (i.e., not change of control transactions). Primary Capital also noted that there were no companies in the public companies’ analysis that were directly comparable to Huajin, resulting in a blended analysis including companies whose primary line of business was only similar to a segment of Huajin’s business. Also, the companies included in the public companies’ analysis were all substantially larger than Huajin. Due to Primary Capital’s concerns regarding the relevance of the precedent transactions and comparable company analysis, it was determined to significantly underweight the results from the precedent transaction analysis (10%) and slightly underweight the results from the comparable company analysis (30%). The amount of the reduced weights applied to the precedent transaction and comparable companies analysis was added to the weight applied to the discounted cash flow analysis, resulting in a 60% weight for the discounted cash flow analysis. The resulting weighted average value is shown in the table below:

Primary Capital compared the results of this analysis to the total consideration payable to Huajin pursuant to the Merger Agreement. The total consideration payable to Huajin was below the range of values resulting from this analysis. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Primary Capital’s Fairness Opinion, Primary Capital was of the opinion that, as of the date of Primary Capital’s Fairness Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Fairness Opinion, the consideration to be paid by OAKU in the Transaction pursuant to the Merger Agreement was fair, from a financial point of view, to OAKU’s shareholders.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Fairness Opinion, Primary Capital considered the results of all of its analyses as a whole and believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Primary Capital’s analyses and the Fairness Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Primary Capital’s view of the actual value of OAKU.

Primary Capital has received a fee of $350,000 in total, including $175,000 received paid immediately following the execution of the engagement letter on or about April 25, 2024 and $175,000 upon the completion of the final draft of its Fairness Opinion, on or about June 12, 2024. The payment to Primary Capital as provided above was not and will not be contingent upon consummation of the Transaction. Primary Capital will not receive any other significant payment or compensation contingent upon the successful consummation of the Transaction. In addition, OAKU has agreed to indemnify Primary Capital for liabilities arising out of its engagement. Primary Capital may seek to provide investment banking services to OAKU, the shareholders of OAKU or their respective affiliates in the future, for which Primary Capital would seek customary compensation. In the ordinary course of business, Primary Capital and its clients may affect transactions in the equity securities of OAKU and may at any time hold a long or short position in such securities.

Certain Projected Financial Information

OAKU and Huajin do not, as a matter of general practice, publicly disclose forecasts or internal projections of Huajin’s future revenues, earnings or other results. However, in connection with the OAKU Board’s consideration of the Transaction and Primary Capital’s financial analysis of Huajin described under “— Basis for the OAKU Board’s Recommendation — Fairness Opinion,” Huajin’s management provided to OAKU and Primary Capital, its non-public, six-year internal financial forecasts regarding Huajin’s anticipated future operations for fiscal 2024 through fiscal 2029. The financial forecasts provided to Primary Capital were developed following a process in which Huajin provided draft forecasts to OAKU’s management for review. As part of the review process, OAKU’s management suggested certain modifications in the financial model underlying the forecasts and this process ultimately led to the development of the financial forecasts provided to Primary Capital. OAKU has included the below summary information from such financial forecasts to give its shareholders access to certain previously non-public information because Primary Capital considered such information for purposes of rendering its Fairness Opinion. In light of the fact that Huajin is an emerging growth company and the financial projections prepared by Huajin are not supported by a sufficiently long operating history, the OAKU Board did not rely solely upon the following financial projections in recommending the Transaction to its shareholders and did not consider the projections a determinative factor in entering into the Merger Agreement. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Transaction.

Neither the inputs or assumptions provided by Huajin to Primary Capital, nor the unaudited prospective financial information was prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or U.S. GAAP.

Neither OAKU’s independent registered public accounting firm, nor the independent registered public accounting firm of Huajin has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Huajin included elsewhere in this proxy statement/prospectus relates to the historical financial information of Huajin. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Future results are likley to differ and may differ materially from the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of OAKU or Huajin or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that OAKU’s Extraordinary General Meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, this proxy statement/prospectus contains information that constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Forward-Looking Statements.”

OAKU and Huajin do not generally publish its business plans and strategies or make external disclosures of its anticipated financial condition or results of operations. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, HUAJIN AND OAKU HAVE NOT UPDATED, AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE, THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING SINCE ITS PREPARATION INCLUDING ANY CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS, OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. NEITHER OAKU, HUAJIN NOR ANY OF PRIMARY CAPITAL’S RESPECTIVE REPRESENTATIVES OR ADVISERS MAKES ANY REPRESENTATION TO ANY OAKU SHAREHOLDERS, HUAJIN STOCKHOLDERS OR ANY OTHER PERSON WITH REGARD TO THE ULTIMATE PERFORMANCE OF OAKU OR HUAJIN. OAKU DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

A summary of the six-year internal consolidated financial forecast information regarding Huajin’s anticipated future operations for fiscal 2024 through fiscal 2029 provided by OAKU to Primary Capital in connection with Primary Capital’s Fairness Opinion and related financial analyses is as follows:

		Year Ending December 31,
	2023	2024E	2025E	2026E	2027E	2028E	2029E
Revenue ($)	16,977,957	32,019,620	55,584,591	84,198,312	119,064,802	156,412,090	192,569,674
% of Growth	—	88.60%	73.6%	51.5%	41.4%	31.4%	23.1%
Gross profit ($)	9,933,375	16,970,399	26,680,604	35,363,291	47,625,921	62,564,836	77,027,869
% of Margin	59%	53.0%	48.0%	42.0%	40.0%	40.0%	40.0%
Net income ($)	3,425,402	4,162,551	8,337,689	14,313,713	22,622,312	31,282,418	38,513,935
% of Margin	20%	13.0%	15.0%	17.0%	19.0%	20.0%	20.0%

Assumptions Utilized for the Projected Financial Metrics Table

Franchises:

Assumptions for franchises:    the competitive landscape was analyzed in order to assess the addressable market and to forecast the future pipeline of new franchises. The forecasted number of franchises was determined based on historical trends of existing franchises since 2019 to 2023.

Actual historical results from 2021 to 2023:    As of December 31, 2021, Huajin had 799 franchises store. During year 2022 and 2023, Huajin only recruited 29 and 37 franchises, respectively, due to the effect of the COVID-19 pandemic.

Historical number of franchise store table

	2019	2020	2021	2022	2023
Number of City center	1	24	5	—	—
Number of County center	23	117	131	4	4
Number of Community center	44	166	288	25	33
New franchising stores	68	307	424	29	37
Accumulated franchising stores	68	375	799	828	865

Expectations:    Huajin expects that trend not only to continue, but to accelerate as more cities become comfortable with health care services offerings. Huajin’s projections in the period from 2024 assume an increase rate of 48%, 45%, 40%, 25% and 20% each year respectively and ultimately total 11,898 by the end of 2029.

Revenues:

Assumptions for revenues:    Projected revenues are based on actual results from 2021 to 2023. Huajin’s projected revenues are a product of the number of new franchises and the average revenue generated by each franchise, based on actual historical results.

Actual historical results for 2023:    For the year ended December 31, 2023, Huajin’s net revenue was $16.98 Million and has 865 franchise stores. The average net revenue of each franchising store was $19,628.

Expectations:    Huajin’s projections for the period from 2024 through 2029 assume, that based upon the average net revenue for each franchise will be from $20,525, $21,482, $20,650, $19319, $17,834 and 16,183 respectively for assumptions, its revenues will increase to up to $192.57 million for the year ended December 31, 2029.

Net revenue calculation table

	2023	2024E	2025E	2026E	2027E	2028E	2029E
Accumulated number of franchising stores	865	1,560	2,588	4,077	6,163	8,770	11,899
Average revenue ($)	19,628	20,525	21,482	20,650	19,319	17,834	16,183
Revenue ($)	16,977,957	32,019,620	55,584,591	84,198,312	119,064,802	156,412,090	192,569,674

Gross profit:

Assumptions for gross profit:    Projected gross profit are based on actual gross margin from 2022 to 2023.

Actual historical results for 2023 and 2022:    For the year ended December 31, 2023 and 2022, Huajin’s gross profit was $9.93 million and $4.13 million. Therefore, the gross profit margin was 59% and 58%, respectively.

Expectations:    Huajin’s projections for the period from 2024 through 2029 assume, a decreased gross margin from 53% to 40% due to market saturation and competition for assumption, its gross profit will be $77.03 million for the year ended December 31, 2029.

Net income

Assumptions for Net income:    Projected Net income are based on actual results from 2021 to 2023.

Actual historical results from 2021 to 2023:    For the year ended 2021 to 2023, Huajin’s Net profit was $1.45 million, $-1.35 million and 3.43 million respectively. The Net loss in year 2022 was effected by the COVID-19 pandemic. Therefore, the net income margin was 12%, 19% and 20% respectively.

Expectations:    Huajin’s projections for the period from 2024 through 2029 assume, an increase net income margin from 13% to 20% considering the scale economic for assumptions, its Net income will be $38.51 million for the year ended December 31, 2029.

Other OAKU Considerations

Further to and upon review of the Fairness Opinion provided above, the Board of Directors focused its analysis on whether the Business Combination is likely to generate a return for OAKU’s shareholders that is greater than if the trust were to be liquidated. Our Board of Directors unanimously concluded that the Merger Agreement with Huajin is fair to and in the best interests of the OAKU shareholders.

Recommendation of OAKU’s Board of Directors

After careful consideration, OAKU’s Board of Directors determined that the Business Combination with Huajin is fair to, and in the best interests of, OAKU and its shareholders. On the basis of the foregoing, OAKU’s Board of Directors has approved and declared advisable the Business Combination and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal and the other Proposals.

OAKU’s Board of Directors have interests that may be different from, or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for further information.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of OAKU’s Board of Directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that OAKU’s directors and officers, and business combination advisors, have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        If the proposed Business Combination is not completed by the date that is 24 months from the closing of the Initial Public Offering, assuming the Company has fully extended such period to March 28, 2025 the 1,437,500 Initial Shares held by OAKU’s Sponsor and other Initial Shareholders, which were acquired prior to the Initial Public Offering for an aggregate purchase price of $25,000, will be worthless. Such OAKU Shares had an aggregate market value of $[•] based on the closing price of OAKU’s Ordinary Shares of $[•] on the Nasdaq Capital Market as of [•], 2024.

•        If the proposed Business Combination is completed, the approximate dollar value of the Initial Shares held by the Sponsor and the other Initial shareholders in the post-combination company, based on the transaction value would be approximately $18,378,130 (assuming no further redemptions by the public shareholders and approximately $18,378,130 (assuming maximum redemptions).

•        In each of the above scenarios, the accretion in value of the Initial Shares over the purchase price paid by the Sponsor for such shares would result in the Sponsor and other Initial Shareholders, including our former director and CEO, Fen Zhang, earning a positive rate of return on its investment, which could occur even if other OAKU shareholders experience a negative rate of return on their investment in the post-Business Combination company.

•        If the proposed Business Combination is not completed by the date that is 24 months from the closing of the Initial Public Offering, or March 28, 2025, assuming the Company has fully extended such period to March 28, 2025, the 343,125 OAKU Private Units purchased by our Sponsor, for a total purchase price of $3,431,250, will be worthless. Such Private Warrants and Private Rights included in such OAKU Private Units had an aggregate market value of approximately $[•] based on the closing price of OAKU’s warrants of approximately $[•] and the closing price of OAKU’s rights of approximately $[•] on the Nasdaq Capital Market as of [•], 2024.

•        The exercise of OAKU’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in OAKU’s shareholders’ best interest.

•        If the Business Combination with Huajin is completed, OAKU will designate three members to the Board of Directors of the post Business combination company, including Lixin Zheng, who is currently a director of OAKU, and Lauren Simmons and Mitchell Cariaga, who are independent directors of OAKU, will serve as the nominees.

•        OAKU’s Sponsor has extended working capital loans in the aggregate principal amount of $500,000 to OAKU. Such working capital loans evidenced by a promissory note and will either be paid upon consummation of the Business Combination, without interest, or, at holder’s discretion, converted into additional private units at a price of $10.00 per unit. These private units would be identical to the Private Units held by the Sponsor.

•        Directors, officers and founders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. Presently, none of the Sponsor or our directors, officers and their affiliates have incurred any out-of-pocket expenses that are subject to reimbursement.

•        We have engaged AsianLegend as our advisor in connection with a Business Combination to assist us in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities, assist us in obtaining shareholder approval for the Business Combination and assist us with our press releases and public filings in connection with the Business Combination simultaneously upon the firm commitment of this offering. Under the Merger Agreement and the agreement entered into between AsianLegend and us, with the consent of Huajin, We will pay AsianLegend a cash fee of $100,000 per month, from March 23, 2023 to the date of Closing of the Business Combination for such services, plus 1,187,406 Class A Ordinary Shares issued to AsianLegend, upon the consummation of a Business Combination. The shares issued to AsianLegend is contingent on the Closing of the Business Combination.

Anticipated Accounting Treatment

The Business Combination will be treated by OAKU as a “reverse recapitalization” in accordance with GAAP. For accounting purposes, Huajin is considered to be acquiring OAKU in this transaction. Therefore, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Huajin is issuing share for the net assets of OAKU. The net assets of OAKU will be stated at historical cost, with no goodwill or other intangible assets recorded. The post-acquisition financial statements of OAKU will show the consolidated balances and transactions of OAKU and Huajin as well as comparative financial information of Huajin (the acquirer for accounting purposes).

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and the First Amendment, a copy of which is attached as Annex D to this proxy statement, as well as the Second Amendment, a copy of which is attached as an exhibit to this proxy statement. You are encouraged to read the Merger Agreement, as amended, in its entirety for a more complete description of the terms and conditions of the Business Combination.

Acquisition of Huajin; Consideration

Upon the closing of the transactions contemplated in the Merger Agreement, Huajin will become a wholly-owned subsidiary of OAKU. The consummation of the transactions contemplated by the Merger Agreement are referred to collectively as the Business Combination. Merger Sub will merge with and into Huajin with Huajin surviving the merger.

The former shareholders of Huajin will receive Class A Ordinary Share of OAKU. Assuming “Closing Net Debt” of Huajin (as defined in the Merger Agreement) of $12,518,718, OAKU will issue an aggregate maximum of 23,748,128 Class A Ordinary Share to Huajin securityholders. Of these shares, 5% of the total shares issued to Huajin will be issuable to the Escrow Participant, Xuehong Li, founder of Huajin, and placed in escrow for a period of up to twelve (12) months to provide for indemnification claims which may be brought by OAKU. Further, we have assumed that the Closing Consideration Conversion Ratio under the Merger Agreement is ten dollars per Class A Ordinary Share of OAKU at a valuation of Huajin of 250 million dollars without taking into account the reduction of the valuation by the amount of Huajin’s Closing Net Debt.

Assuming there are no redemptions of our public shares, and the issuance of the estimated 23,748,128 OAKU Shares to the Huajin securityholders pursuant to the Merger Agreement, that Huajin’s closing net debt at the time of the Business Combination is $12,518,718, the issuance of 500,000 OAKU Shares in the Backstop Commitment, automatic conversion of all issued and outstanding OAKU Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, and the issuance of OAKU Shares upon the conversion of the OAKU Public Rights, OAKU will have an aggregate of approximately 32,489,034 Class A Ordinary Shares issued and outstanding. Such figures do include the conversion of holders of OAKU’s public and private rights, but do not include any OAKU Shares which may be issued upon exercise of 5,750,000 Public Warrants and 343,125 Private Warrants issued to the Sponsor. Of such amount, it is anticipated that upon completion of the Business Combination, the ownership of the outstanding OAKU Ordinary Share of the post-Merger company will be as follows:

•        OAKU public shareholders will own approximately 16.0%, of the outstanding OAKU Shares excluding shares beneficially owned by our Initial Shareholders (accounting for 16.0% of our voting power);

•        Our Initial Shareholders, including our past directors and officers, will own approximately 5.7% of the outstanding OAKU Shares (accounting for 5.7% of our voting power);

•        Our holders of OAKU public rights will own approximately 2.8% of our ordinary shares (accounting for 2.8% of our voting power);

•        the former Huajin securityholders will own approximately 69.9% of the outstanding OAKU Shares (accounting for 69.9% of our voting power);

•        the advisor to the Business Combination, AsianLegend, will own approximately 1,187,406 OAKU Class A ordinary shares, which will represent approximately 3.5% of our ordinary shares and 3.5% of the voting power of our ordinary shares; and

•        the Backstop Investor will own approximately 1.5% of the total shares outstanding (assuming that $5,000,000 of OAKU Class A ordinary shares are subscribed for in the Backstop Commitment) (accounting for 1.5% of our voting power).

Assuming (i) redemption by holders of all of OAKU’s Class A Ordinary Share and (ii) the issuance of 23,748,128 OAKU Shares at closing to the Huajin securityholders, the issuance of OAKU shares pursuant to a $5,000,000 Backstop Commitment, automatic conversion of all issued and outstanding OAKU Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, and the conversion of the OAKU Rights into OAKU Shares, OAKU will have approximately 28,231,680 shares issued and outstanding at closing of the Business Combination. Of such amount, it is anticipated that upon completion of the Business Combination, the ownership of the outstanding OAKU Ordinary Share of the post-Merger company will be as follows:

•        OAKU public shareholders (which excludes our Sponsor) will own 0 OAKU Class A ordinary shares, which will represent approximately 0% of our ordinary shares and 0% of the voting power of our ordinary shares;

•        Our Initial Shareholders will own, assuming conversion of all private rights but not any of the private warrants, 1,837,813 OAKU Class A ordinary shares, which will represent approximately 6.5% of our ordinary shares and 6.5% of the voting power of our ordinary shares;

•        Our holders of OAKU Public Rights will own 958,333 OAKU Class A ordinary shares, which will represent approximately 3.4% of our ordinary shares and 3.4% of the voting power of our ordinary shares;

•        Huajin former shareholders will own approximately 23,748,128 ordinary shares OAKU Class A ordinary shares, which will represent approximately 84.1% of our ordinary shares and 84.1% of the voting power of our ordinary shares;

•        the advisor to the Business Combination, AsianLegend, will own approximately 1,187,406 OAKU Class A ordinary shares, which will represent approximately 4.2% of our ordinary shares and 4.2% of the voting power of our ordinary shares; and

•        the Backstop Investor will own approximately 1.8% of the total shares outstanding (assuming that $5,000,000 of OAKU Class A ordinary shares are subscribed for in the Backstop Commitment) (accounting for approximately 1.8% of our voting power).

The ownership percentages with respect to the post-Business Combination company set forth above do not take into account:

(a)     shares underlying issued and outstanding OAKU Public Warrants issued in our IPO (5,750,000 warrants) that will remain outstanding immediately following the Business Combination; and

(b)    the issuance of any shares upon exercise of 343,125 Private Warrants held by the Sponsor.

After giving effect to the exercise and conversion of all securities, ownership and voting control of our Initial Shareholders will be as follows:

	Assuming No Redemptions(1)			Assuming Maximum Redemptions(2)
	Shares	Ownership %	Voting %	Shares	Ownership %	Voting %
Sponsor and affiliates(3)	1,837,813	5.4	5.4	1,837,813	6.5	6.5

____________

(1)      This presentation assumes no additional holders of our Class A Ordinary Share exercise their redemption rights with respect to their redeemable Class A Ordinary Share upon the Closing.

(2)      This presentation assumes the maximum redemption of our public shares, resulting in no assets in our trust account).

(3)      Holdings of the listed category of shareholder consists of the initial shares held by the Sponsor, our current and former officers and directors, private shareholders, and our advisor in our IPO, Space Frontier Investment Holding Limited.

If the actual facts are different than these assumptions, the percentage ownership retained by our public shareholders following the Business Combination will be different.

The number of OAKU Shares to be issued at Closing is based upon a total valuation of $250,000,000, for the post-Merger Company. See “General Description of the Business Combination” page 121 above and “Conduct Prior to Closing; Covenants” below at page 156. The issuance of the OAKU Shares to the securityholders of Huajin is being consummated on a private placement basis, pursuant to Section 4(a)(2) of the Securities Act and Regulation D and Regulation S, promulgated thereunder.

As a condition to the Merger Agreement, Huajin provided the sum of $330,000 at execution of the Merger Agreement to OAKU, a portion of which funds were available to provide the deposit required to extend the existence of OAKU from June 28, 2024 to September 28, 2024. The balance of such funds may be used by OAKU to fund expenses. Pursuant to our Amended and Restated Memorandum and Articles of Association, OAKU’s board of directors has extended the period of time to consummate a Business Combination up to October 28, 2024. In order to extend the time available for OAKU to consummate a Business Combination through October 28, 2024, our Sponsor deposited into the Trust Account an amount of $172,500, prior to September 28, 2024, which was the prior applicable maximum extension period.

The parties agreed that immediately following the closing of the Business Combination, OAKU’s board of directors will consist of no more than five directors, three of which will be designated by OAKU and two of which will be designated by Huajin. The following persons will serve as directors of OAKU following closing: Xuehong Li, Lixin Zheng, Lauren Simmons, Mitchell Cariaga and Yadan Bai.

Additionally, as part of the merger of Merger Sub with and into OAKU, the corporate name of OAKU will be changed from Oak Woods Acquisition Corporation to Huajin Health Group Company Limited.

The Issuance of Class A Ordinary Shares to AsianLegend

In addition, Asian Legend International Investment Holding Limited (“AsianLegend”) acted as financial advisor to OAKU with respect to the Business Combination and will receive a fee from OAKU for its services, a substantial portion of which will become payable only if the Business Combination is consummated, with the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, [as amended,] between AsianLegend and OAKU. In addition, OAKU has agreed to indemnify AsianLegend for certain liabilities arising out of its engagement. Prior to the parties’ entry into the Merger Agreement, AsianLegend did not have any other financial advisory or other significant commercial or investment banking relationships with Huajin. The Agreement with AsianLegend, entered by and between contemplates that the Company will pay to AsianLegend USD $100,000 per calendar month during the term of this Agreement; and, as discussed above, an amount of paid shares equals to 5% of total value of the target company (in this case Huajin) in a successful business merger or acquisition by us as determined by a fair market value and stated in a definitive merger agreement between us and the prospective target, in Class A Ordinary Shares, together with piggyback registration rights and payable upon the of our consummation of our initial business combination. As such, 1,187,406 Class A Ordinary Shares will be issued to AsianLegend in exchange for its services rendered for the Business Combination, upon the Closing. The shares issuable issued to AsianLegend are contingent on the consummation of a Business Combination, and are not subject to any lock-up agreement. Because the Asian Legend shares will be registered together with those of our Initial Shareholders upon completion of our initial business combination, and are not subject to a lock-up agreement with us, they may be freely disposed of by the Lock-Up Agreements described below in this proxy statement/prospectus. The Company and AsianLegend also agreed to enter into a registration rights agreement to grant AsianLegend certain rights to register the resale of any shares issued to AsianLegend at any time after they are issued. The applicable period to date of the agreement with AsianLegend has run from the effective date of our IPO through the earlier of the consummation of our initial business combination, or in the event that the Company fails to complete a Transaction within any applicable time period or selects not to complete a Transaction, the dissolution of the Company under applicable laws, unless extended by mutual written consent or earlier terminated. We have agreed to indemnify AsianLegend for claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred in connection with, or generally arising out of, their advisory services to us. the Business Combination.

The Backstop Commitment

In connection with the Business Combination, on June 26, 2024, we entered into the Backstop Agreement with the Backstop Investor reflecting our agreement to register herein for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin. Specifically, the Backstop Agreement requires us to complete a primary placement of the Backstop Shares to the Backstop Investor, to occur concurrently with the closing of the Business Combination. The proceeds from the sale of the Backstop Shares are expected to (i) offset certain capital used for shareholder redemptions;

(ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination.

Assuming no redemptions occur, the Backstop Investor, following completion of the Business Combination, will own a minimum 500,000 publicly registered and unrestricted OAKU Class A Ordinary Share at $10.00 per share, which will represent an ownership interest of 1.5% in OAKU, and OAKU’s remaining public shareholders will retain an ownership interest of 16.0% in OAKU (not including the shares issuable to AsianLegend).

Such Backstop Commitment will consist of a primary public placement to occur concurrently with the closing of the Business Combination, pursuant to which the Company hereby registers and shall sell 500,000 Class A Ordinary Share at $10.00 per share for a total drawdown of $5,000,000.

Such proceeds will (i) offset any capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination.

Shareholder Approval

Prior to the consummation of the Business Combination, the holders of a majority of OAKU’s Ordinary Share attending a shareholder’s meeting, in person or by proxy (at which there is a quorum), must approve the transactions contemplated by the Merger Agreement (the “shareholder Approval”). In connection with obtaining the shareholder Approval, OAKU must call an extraordinary general meeting of its Ordinary Shareholders and must prepare and file with the SEC a Proxy Statement on Schedule 14A, which will be mailed to all shareholders entitled to vote at the meeting. Under the terms of the Merger Agreement, OAKU also agreed to obtain shareholder approval for the Charter Amendment Proposal (Proposal No. 2), the Nasdaq 20% Proposal (see Proposal No. 3), and the Director Election Proposal (Proposal No. 4). This proxy statement is intended to satisfy the information requirements under Schedule 14A for each of these proposals.

Representations and Warranties under the Merger Agreement

Representations and Warranties Particular to the Business of Huajin

In the Merger Agreement, Huajin (on behalf of itself and its subsidiaries) and the Shareholders’ Representative made certain representations and warranties arising from the nature and particular facts and circumstances of its business (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things:

(a)     the proper corporate organization of Huajin, and specifically that Huajin and its shareholders are duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and each of the Huajin shareholders under the laws of the British Virgin Islands and Hong Kong.

(b)    the authorization, execution, delivery and enforceability of the Merger Agreement and other transaction documents, and specifically that execution, delivery and performance by Huajin and the Shareholders’ Representative of this Agreement and all additional agreements and the consummation by Huajin and the its shareholders of the transactions contemplated by the First Amended Merger Agreement and additional agreements are within the corporate or other powers of Huajin and its shareholders (including pursuant to any trust deed establishing such company shareholder) and have been duly authorized by all necessary corporate or other action on the part of Huajin, the Huajin’s shareholders, the trustee of any trust and any investment power holder, settlor or protector of such trust. Furthermore, that Huajin’s controlling directors and shareholders have validly approved the First Amended Merger Agreement.

(c)     the application of governmental authorizations, and specifically that the business of Huajin and its shareholders has been, and is being, conducted in compliance in all material respects of all applicable Laws and that Huajin has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted.

(d)    that none of the execution, delivery or performance by Huajin or its shareholders or the Shareholders’ Representative of this Agreement or any Additional Agreements or any transaction contemplated hereby or thereby does or will (a) contravene or conflict any governing documents of Huajin or its shareholders, or any applicable laws or regulations applicable to Huajin or its shareholders, or would otherwise cause a loss of any material benefit or cause any lien, or other loss of value to Huajin.

(e)     that Huajin is authorized and issued share capital and debt capital, that all of the issued and outstanding Huajin Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to any ancillary limitations, or contractual or equitable restrictions.

(f)     that the accuracy of charter and governing documents of Huajin and any affiliates thereof are true and complete copies of those documents and that copies of those documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents.

(g)    that the corporate records of Huajin are accurately reflected, and specifically that the minutes and corporate actions taken since the incpetion of the company, as well as the register of members of the company are complete and accurate in all respects.

(h)    that all “doing business as”: names have been disclosed to OAKU and have been properly registered to the extent they are in use.

(i)     that Huajin will own as of the time of the closing of the business combination all subsidiaries it has represented to OAKU as owning and that each of those subsidiaries is duly organized and validly existing under the laws of the state or jurisdiction of its incorporation or formation and each subsidiary is or will be at the time of the close of the business combination controlled by Huajin in their entirety, that Huajin will own such subsidiaries free and clear of any liens or restrictions on the equity share capital of those subsidiaries, that each of the subsidiaries has all corporate power and authority, and all governmental licenses, permits, authorizations, consents and approvals required to own and operate its properties and assets and to materially carry on the Business as presently conducted, and is in material compliance with applicable laws and regulations pertaining to the ongoing material operation of their businesses.

(j)     that there are no further required consents and approvals that are triggered by the execution or performance of the First Amended Merger Agreement;

(k)    that each of the financial statements provided to OAKU are true and correct copies of such statements and that such statements are materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of Huajin and its subsidiaries as of the dates thereof and the results of operations of the Company Group for the periods reflected therein, that the Financial Statements (i) were prepared from the Books and Records of Huajin and its subsidiaries; and (ii) were prepared in accordance with U.S. GAAP consistently applied and reflect the financial activity of Huajin and its subsidiaries in the ordinary course of their business, and that neither Huajin or any of its subsidiaries are a party to any “off balance sheet” arrangements.

(l)     that the books and records of Huajin and its subsidiaries, including all contracts, documents, and other papers or copies thereof delivered to OAKU by or on behalf of Huajin or its subsidiaries are accurate, complete, and authentic and reflect in fair and reasonable detail the disposition of the assets, services, and other financial activity of Huajin and its subsidiaries.

(m)   that Huajin and its subsidiaries have conducted its business activities in the ordinary course consistent with past practices and have not suffered any material adverse effect, or entered into any material transaction, capital disposition, change in the compensation of material employees or directors, and have not incurred any liens or restrictions against its capital stock, or suffered any damage or material diminution of its property, that it is has not become engaged in any material labor disputes, or engaged in the material disposition of any of its assets (except in the ordianry course of its business), that it has not engaged in any capital expediture in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed

$200,000 in the aggregate by huajin or its subsidiaries, that it has not been the subject of any newly initiated litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to Huajin, its subsidiaries, or its or their property, that neither Huajin nor its subsidiaires have incurred any material indebtedness or guaranteed the indebtedness of any other person, nor waived any material right or material debt owed to it, that it has not modified its accounting methodologies or reevaluated the treatment of the assets of Huajin or its subsidiaries, entered into any material tax election outside the ordinary course of business or agreed or made any commitment to do any of the foregoing;

(n)    that items of the tangible personal property of Huajin and its subsidiaries are in good operating condition and repair and function in accordance with their intended uses and within its/their control and are subject to valid title of ownership.

(o)    that except as otherwise disclosed to OAKU prior to the time of closing that neither Huajin nor any of its affiliates, or any of their capital stock or assets or contracts are subject to any litigatino or judgment or the subject of any action that would interfere with the proposed business combination, and that there is no outstanding judgments, awards or settlments that would have a material adverse effect on Huajin, or material proceedings with any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local authority within the past three (3) years.

(p)     that Huajin has provided all material contracts that affect any of Huajin or its subsidiaries, or any of its tangible assets, and that the contracts provided constitute: (i) all contracts that require annual payments or expenses incurred by, or annual payments or income to, Huajin or its subsidiaries of $150,000 or more; (ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $150,000 annually; (iii) all contracts with involving the payment of royalties or revenue/income based payments; (iv) all employee and consulting contracts with certain of the most highly compensated employees and contractors; (v) all contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which Huajin or its subsidiaries is a party; (vi) all Contracts relating to any acquisitions or dispositions of any business or material assets; (vii) each contract affecting the capital stock of Huajin; (viii)all licensing agreements and related contracts, including customer channel partner contracts; (ix) any contracts involving non-compete provisions; (x) all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other intellectual property rights of Huajin and its subsidiaries; (xi) all contracts providing indemnification or similar arrangements outside of standard contracts, all contracts with parties beneficially owning more than 5% of the outstanding capital stock of the Huajin or its affiliates; (xii) all contracts concerning outstanding liens or indebedness; (xiv) all contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of Huajin or its subsidiaries; (xv) all contracts terminable as the result of the consumation of the transactions proposed by the First Amended Merger Agreement or any additional agreements between the parties; (xvi) any contracts whose consideration or benefits are accelerated by virtue of the consumation of the business combination; (xvii) all contracts in relation to comoodity hedging, interest rate swaps, trading, or fianncial derivative activity; (xiix) all contracts prohibiting the payment of dividends or other distributions in relation to the capital stock of Huajin or its subsidiaries; (xix) all contracts requiring Huajin or its subsidiaries to obtain goods or services exclusively form a single third party; (xx) each contract with former officers, directors, or employees where the ongoing base compensation exceeds $50,000 on an annual basis or indemnification obligations; (xxi) all contracts relating to settlement of any legal proceeding; (xxii) all collective bargaining contracts, and; (xxiii) any other contract where the consequences of default would reasonably be expected to have a material adverse effect and that all material contracts are valid and binding agreements, that Huajin and each of its subsidiaries is in compliance with all covenants with respect to any indebtedness of Huajin or its subsidiaries that survives the closing of the business combination.

(q)    that Huajin has disclosed each material license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or relating in any way to, the Business, together with the name of the Authority issuing the same, and that they are valid and ongoing and will not be adversely affected as a result of the proposed consumation of the business combination;

(r)     that neither Huajin or any of its shareholders are in material violation of any applicable laws, and has not since January 1, 2021 been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign, and that neither Huajin, nor any of its affiliates or persons associated therewith are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(s)     that Huajin has disclosed the true, correct and complete list of all registered intellectual property rights owned or filed by Huajin and its subsidiaries, that they each has good, valid and marketable title and ownership of, or has sufficient and valid rights to use, all of the intellectual property rights and assets disclosed to OAKU, that those rights are valid, enforceable, and not subject to any adverse legal status or action, are effective in full, that no loss or expiration of any rights that would have a material adverse effect on Huajin or its subsidiaries’ business is pending, threatened, or reasonably forseeable, that neither Huajin nor its subsidiaries has been put on notice of any claim of infringement or contest to the validity of its/their intellectual property rights, that no misappropriation or infringement has occurred, that no governmental or public funding was involved in the development of any of the intellectual property rights of Huajin or its subsidiaries, and that there is no pending litigation with respect to any of the intellectual property rights held, and that Huajin and its subsidiaries will used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, value and availability to Huajin of all trade secrets, confidential intellectual property rights, and other confidential information material to Huajin and its subsidiaries in the conduct of their business.

(t)     that Huajin and its subsidiaries will implement and maintain sound practices and policies with and in relation to cybersecurity in order to maintain and protect its intangible assets and data and that Huajin and its subsidiaries have complied in all material respects with applicable cybersecurity laws, and the implementation prior to closing of practices necessary to ensure compliance with applicable data protection laws will be completed (if not already in force);

(u)    that Huajin has provided a complete and accurate list of the top ten (10) suppliers of the Company Group for the twelve (12)-month period from the date of execution of the First Amended Merger Agreement and that no material suppliers or vendors to the company has, or is likely to, restrict or terminate those services;

(v)    that the accounts payable and receivable for Huajin and its subsidiaries are accurately reflected in its financial statements, that such receivables are being developed in the ordinary course of business, are clearly segregated by corporate entity, and are not subject to restatement in an amount exceeding $100,000 or are otherwise the subject of prepayment except in the ordinary course of business of Huajin and its subsidiaries;

(w)    that Huajin has provided a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally, that Huajin and its subsidiaries have, since the date of its formation been in compliance applicable employment laws, and that no wage or employment related disputes are currently at issue or will be at issue as of the time of closing of the business combination;

(x)    that Huajin and its subsidiaries have materially complied with applicable employee compensation withholding requirements;

(y)    that Huajin and its subsidiaries do not hold title to any real property except as disclosed to the Company prior to the time of closing of the initial business combination and that any such holdings are free and clear of all liens and are the subject of good and valid title, and that, with respect to any lease to which Huajin or its subsidiaries are a party, that the performance of such obligations are ongoing and no default or maderial adverse event has arisen in relation thereto, that no brokerage comissioners are owed and that Huajin and its subsidiaries are in possession and use of such properties;

(z)     that all financial accounts and institutions, include the account details, addresses and the names of the authorized signatories to the accounts;

(aa)   that each of Huajin and its subsidiaries are in material compliance with applicable tax laws, that the tax liabilities will not exceed the tax reserve as adjusted in accordance with the hisotrical practice of Huajin, and that Huajin is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code;

(bb)  that Huajin and each of its subsidiaries is in material compliance with applicable environemntal regulations, will continue to ensure compliance with such regulations, is not subject to any liability in connection with hazardous materials, or arising from any notice, demand, or legal claim relating directly or indirectly to hazardous materials, that there are no circumstances affecting Huajin or its subsidiaries that would reasonably be likely to lead to liability in connection with hazardous materials, and that Huajin and each of its subsidiaries have made all assessments, permits, reports, and related materials available to OAKU in relation to its obligations arising from environmental regulations;

(cc)   that there are no finders or brokers fees payable other than as disclosed to OAKU prior to closing;

(dd)  that there are no power of attorneys or suretyships are in place binding any of Huajin or its subsidiaries;

(ee)   that a true, correct and complete list of all directors and executive officers of each member of Huajin and its subsidiaries has been disclosed;

(ff)    that Huajin and its subsidiaries are in compliance with Anti-corruption and Sanctions laws of all applicable jurisdictions, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, as well as any U.S. or global sanctions laws, and are not the subject of any actual, pending, or threatened litigation or governmental actions in relation thereto as well as in particular, that neither Huajin or any of its subsidiaries, or any employee, agent or representative thereof, is a person that is the subject of economic sanctions administered by OFAC;

(gg)  that all forms of insurance owned or held by Huajin or its subsidiaries are in full force and effect and that, to the best of Huajin’s knowledge, there is no default in effect with respect to such policies and that such policies are sufficient with regard to compliance with any requirements of any contracts to which Huajin or its subsidiaries is a party, that no coverage has been denied or limited within the past three (3) years, and that neither Huajin nor any of its subsidiaries are engaged in any self-insurance arrangements;

(hh)  that all related party transactions on the part of Huajin, or any of its affiliates, have been disclosed;

(ii)    that any current shareholders of Huajin resident in the U.S. are accredited investors as such term is defined under Rule 501(a) adopted by the SEC under the Securities Act;

(jj)    All financial projections delivered to OAKU were prepared in good faith using assumptions that the management of Huajin and its subsidiaries believes to be reasonable and that they are not aware of the existence of any circumstances that could reasonable be likely to have a material adverse effect on its financial conditions or business and that Huajin understands that such projections will be included in the proxy statement of OAKU;

(kk)  that Huajin and the Shareholders’ Representative re not aware of any facts pertaining to Huajin or any of its affiliates, which could have a material adverse effect on Huajin’s business and which have not been disclosed under the First Amended Merger Agreement, the financial statement sof Huajin, or otherwise disclosed to the Purchaser by the Company Group in writing and that no representation or warranty or other statement of Huajin or its subsidiaries made in connection with the proposed business combination, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

(ll)    that all writings and agreements concerning investment by and between the parties shall be provided with full force and effect and be validly executed, and have not been withdrawn or terminated at the time such commitment is made.

Representations and Warranties Particular to the Business of OAKU

In the Merger Agreement, OAKU (on behalf of itself and its subsidiary (Merger Sub)), made certain representations and warranties arising from the nature and particular facts and circumstances of its business (with certain exceptions set forth in the disclosure schedule to the Merger Agreement) relating to, among other things:

(a)     that OAKU is a corporation duly incorporated, validly existing and in good standing under the laws of Cayman Islands. Merger Sub is a company duly incorporated and validly existing under the laws of Cayman Islands. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the proposed business combination;

(b)    that the execution, delivery and performance by OAKU and the consummation by OAKU of the transactions contemplated by the First Amended Merger Agreement and any ancillary agreements are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties, are duly executed, and are only subject to shareholder vote of OAKU’s ordinary shares to fulfill the prerequisites necessary for OAKU to consumate the First Amended Merger Agreement;

(c)     that neither the execution, delivery nor performance of the First Amended Merger Agreement requires any Governmental Approval not disclosed to Huajin.

(d)    that the execution, delivery and performance by OAKU of the First Amended Merger Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of OAKU, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon OAKU

(e)     that there are no finders or brokers fees payable other than as disclosed to Huajin, including the Deferred Underwriting Amount and fees due to Asian Legend International Investment Holding Limited relating to the transactions contemplated by this Agreement.

(f)     that the Purchaser Merger Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

(g)    that the disclosed authorized share capital of OAKU and its subsidiaries represents all of the issued and outstanding OAKU ordinary shares and that all shares of OAKU and its merger subsidiary (Merger Sub) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, OAKU’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound.

(h)    that none of the information supplied or to be supplied by OAKU expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to OAKU’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, will, at the date of filing and/or mailing, at the time of the Purchaser Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by OAKU or that is included in the Purchaser SEC Documents, or any additional public disclosures;

(i)     that as of the date of this Agreement, OAKU has approximately $58,506,250 in the trust fund established by OAKU for the benefit of its public shareholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 28, 2023, between Purchaser and the Trustee (the “Trust Agreement”) and that no other agreements to the contrary of the establishment and maintence of the Trust Account in OAKU’s public filings to be innacurate, and that there are no claims or proceedings in relation to the Trust Account;

(j)     that the OAKU’s Units, Purchaser Ordinary Shares, Rights and Warrants are listed on the Nasdaq Stock Market, with trading symbols of OAKUU, OAKU, OAKUR, and OAKUW, respectively.

(k)     that OAKU’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated amended and restated memorandum and articles of association.

(l)     that OAKU has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act and that they do not contain any any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions supplied by Huajin or its subsidiaries expressly for inclusion or incorporation by reference in any SEC filing;

(m)   that neither, OAKU nor nor any director, officer or employee of the Purchaser (in their capacities as such) has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any governmental or political activity;

(n)    that OAKU’s operations are and have been conducted at all times in compliance with applicable anti-money laundering laws and no legal action involving the Purchaser with respect to the money laundering laws is pending or, to the knowledge of the Purchaser, threatened;

(o)    that there are no undisclosed transactions, agreements, arrangements or understandings between any of OAKU or any of its subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or affiliate of OAKU or any of its subsidiaries;

(p)    that there is no undisclosed legal action pending, or, to the knowledge of OAKU, threatened against OAKU or any of its subsidiaries, or any of its or their assets or properties, or judgment, decree, injunction, rule or order of any legal authority outstanding against OAKU or any of its subsidiaries or any of its or their assets or properties and that neither OAKU nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to OAKU and its subsidiaries.

(q)    that OAKU does not have any undisclosed indebtedness or other liabilities.

(r)     that OAKU has duly and timely filed any applicable tax returns and that they are true, accurate, and complete in all respects, that no legal action is pending with respect to any tax matters relating to OAKU, that no liens or other restrictions or impairments as to tax exist, and that there are notax sharing agreements, or tax deficiencies for any tax period, and that OAKU will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

The material representations and warranties of the parties are those that are subject to certain conduct and closing conditions discussed here below, and are likewise the subject of certain waivers to closing discussed further here below. While some representations and warranties could be considered more or less important than another, the closing conditions and related representations and warranties of the parties in conjunction with those conditions are material and are likely to have an impact on our ability to complete the Business Combination with Huajin and the resulting business of the combined company thereafter.

Conduct Prior to Closing; Covenants

The Merger Agreement contains certain customary covenants of OAKU and Huajin, including, among others, the following:

•        Huajin has agreed to cause its subsidiaries to:

(i)     operate its business in the ordinary course prior to the closing of the Business Combination (with certain exceptions) and not to take certain specified actions without the prior written consent of OAKU;

(ii)    enter into new employment agreements with certain executive officers, including Huajin’s founder; Xuehong Li.

(iii)   enter into restrictive covenant agreements with Huajin’s founder, Xuehong Li, and certain other officers pursuant to which they will agree to certain non-compete and non-solicit provisions; and

(iv)   enter into lock-up agreements with Huajin’s founder, Xuehong Li, and certain of its existing security holders to restrict the ability of such persons to sell or transfer their newly acquired OAKU Shares for a period of up to one year (in the case of Xuehong Li) and six months (in the case of other security holders) following the Closing;

•        OAKU has agreed to:

(i)     operate its business in the ordinary course prior to the closing of the Business Combination (with certain exceptions) and not to take certain specified actions without the prior written consent of Huajin;

(ii)     receive its Board of Directors’ approval, subject to shareholder approval, of a new equity-based share incentive plan and recommendation that the OAKU shareholders adopt such plan which will include a reserve for a number of shares available for issuance under such equity incentive plan not to exceed [•] percent ([•]%) of the total number of OAKU’s Ordinary Share on a fully-diluted basis; and

(iii)    file with the Nasdaq Stock Market a listing qualifications application to obtain from the Nasdaq Stock Market continued listing of the OAKU Ordinary Shares and other listed securities, which listing application will reflect the change in management of OAKU, the change to its Board of Directors, the change of the operations to reflect Huajin’s businesses, the issuance of the OAKU Shares to the Huajin securityholders and as part of the Backstop Commitment; and such other matters as are customary for a company whose securities are traded on the Nasdaq Capital Market; and

•        OAKU and Huajin have agreed to use their commercially reasonable efforts to jointly prepare this proxy statement, including any required disclosure and financial statements which must be included under SEC rules, and to respond to inquiries and comments from the SEC related thereto.

Conditions to Closing

General Conditions

Pursuant to the terms of the Merger Agreement, the obligation of OAKU and Huajin to consummate the Business Combination is conditioned on, among other things: (a) the absence of any order, stay, judgment or decree by any government agency restraining or prohibiting or imposing any condition on the closing of the Business Combination; (b) all necessary governmental approvals having been obtained; (c) the absence of any litigation brought by a governmental agency seeking to enjoin or otherwise restrict the consummation of the Business Combination;

(d) OAKU’s listing application for the combined companies with the Nasdaq Capital Market in connection with the transactions contemplated by the Merger Agreement shall have been approved, immediately following the Closing and OAKU, on a combined basis, shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Capital Market and OAKU shall not have received any notice of non-compliance therewith; (e) the OAKU Shares shall have been approved for continued listing on the Nasdaq Capital Market, subject to completion of the Business Combination; (f) OAKU shall have unrestricted cash on hand equal to or in excess of $5,000,000 before payment or deduction of any costs and expenses incurred with respect to the Business Combination; (g) each of the directors and officers of OAKU, other than Lixin Zheng, Mitchell Cariaga and Lauren Simmons shall provide their resignations, shall provide their resignations effective at Closing, and the proposed new directors of the Purchaser shall have been appointed; and (h) each of OAKU and Huajin shall have obtained the approval of its respective shareholders.

The Huajin securityholders, acting upon a majority vote of its shareholders entitled to vote, approved the Business Combination on August 11, 2023.

Huajin’s Conditions to Closing

The obligations of Huajin to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon, among other things, each of the following:

•        OAKU complying in all material respects with all of its obligations required to be performed pursuant to the covenants in the Merger Agreement;

•        OAKU Shares, after giving effect to the Business Combination, continue to remain accepted for listing and trading upon the Nasdaq Stock Market; and

•        All of the representations and warranties of OAKU contained in the Merger Agreement and in any certificate delivered in connection with Closing, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (as defined in the Merger Agreement), shall be true and correct.

OAKU’s Conditions to Closing

The obligations of OAKU to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon, among other things, each of the following:

•        There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a material adverse effect on Huajin;

•        Huajin shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

•        All of the representations and warranties of Huajin contained in the Merger Agreement and in any certificate delivered in connection with Closing, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect (as defined in the Merger Agreement), shall be true and correct;

•        The Backstop Commitment shall be consummated pursuant to and in accordance with the terms of the Backstop Agreement;

•        Huajin shall have delivered to OAKU executed (i) payoff letters for all indebtedness, expenses and other liabilities of itself and each of its subsidiaries that remain unpaid as of immediately prior to the Closing, and (ii) any required consents to the transactions contemplated hereunder under any material contracts, leases or permits;

•        OAKU shall have received a legal opinion from counsel to Huajin with respect to certain usual and customary matters;

•        OAKU shall have received executed employment agreements from certain members of management of Huajin;

•        OAKU shall have received executed non-compete agreements restrict their ability to compete against the businesses of the combined companies for up to three years following the closing;

•        OAKU shall have received the audited financial statements of Huajin and the projections;

•        Each of the Registration Rights Agreement, Lock-up Agreement, and Escrow Agreement shall have been duly executed and delivered by each party thereto other than OAKU; and

•        Huajin shall have available capital in an amount sufficient for the purposes of paying its indebtedness and to provide for sufficient working capital.

Waiver of Material Terms to Closing

Each of the parties has the right to exercise a waiver of various material representations and warranties and conditions to closing. The potential waivers to such conditions are provided here below. References and defined terms in the context of the enumerated waivers are references to such terms and references as they are contained in that certain Merger Agreement with Merger Sub, Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin Shareholders, executed on August 11, 2023, as may be amended from time to time. Under the terms of the Merger Agreement,

The parties, upon mutual consent may waive the following conditions to closing:

(a)     No provisions of any applicable Law, and no Order shall restrain or prohibit, or impose any condition on, the Closing;

(b)    The Merger shall have been completed and the Certificate of Merger evidencing the merger of Merger Sub with and into the Company shall have been received from the Registrar of Companies in the Cayman Islands;

(c)     The required stock exchange and regulatory review (including SEC and Nasdaq) has been completed, and all governmental approvals required for the Merger shall have been obtained and the Purchaser’s Units, Purchaser’s Ordinary Shares (including the Purchaser Merger Shares) and Purchaser’s Warrants shall continue to be listed for trading on Nasdaq;

(d)    There shall not be any Action brought, commenced or threatened by any governmental Authority or other Person to enjoin, challenge, interfere with or otherwise restrict the consummation of the Closing;

(e)     Purchaser Shareholder Approval for the Merger;

(f)     Prior to or at the Closing, before consummation of any PIPE Investment (or any other investment in the Purchaser’s securities) after distribution of the Trust Account pursuant to Section 6.6, deducting all amounts to be paid pursuant to the Purchaser Share Redemption, Purchaser shall have unrestricted cash on hand (“Unrestricted Cash”) of not less than $5,000,000 before payment or deduction of any costs and expenses incurred with respect to the transactions contemplated by this Agreement. In no event shall the Company’s cash position prior to or at Closing be less than the minimum required balance under applicable Securities Exchange Act and Nasdaq Regulations concerning Special Purpose Acquisition Companies.

(g)    Each of the directors and officers of Purchaser, other than Lixin Zheng, Mitchell Cariaga and Lauren Simmons shall provide their resignations as officers and directors of Purchaser, effective at Closing, and the proposed new directors of the Purchaser shall have been appointed.

The Company, may waive in its sole and absolute discretion, of all the following further conditions:

(a)     The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)    All of the representations and warranties of the Company Group contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true and correct as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect; and further, for the purpose of determining the truth, accuracy and completeness of the representations and warranties of the Company Group as of both the date of this Agreement and the Closing Date, the terms Financial Statements, Balance Sheet, and Balance Sheet Date, as each are defined in Section 4.11(a), shall be amended to include the audited consolidated financial statements of the Company Group for the fiscal year ended December 31, 2022 and each fiscal year in the two-year period ending on such date, and the audited consolidated balance sheet of the Company Group as of such date.

(c)     There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect upon the Company Group.

(d)    [Reserved]

(e)     Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 9.2 (the “Company Certificate”).

(f)     Purchaser shall have received the Financial Statements and the Projections.

(g)    Purchaser shall have received (i) a copy of the Charter Documents of the Company certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a good standing certificate for each of the Company and its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the jurisdiction of organization of each of the Company and its Subsidiaries.

(h)     Each of the Registration Rights Agreement, Lock-up Agreement, Non-Compete Agreements, and Escrow Agreement shall have been duly executed and delivered by each party thereto other than Purchaser.

(i)     The Company shall have delivered to the Purchaser executed (i) payoff letters for all Indebtedness, expenses and other liabilities of the Company and each of its Subsidiaries that remain unpaid as of immediately prior to the Closing and (ii) any required consents to the transactions contemplated hereunder under any Material Contracts, Leases or Permits.

(j)     The Company shall have entered into the Employment Agreement with each of individuals set forth on Schedule 8.6.

(k)    Each of the Persons set forth in Schedule 9.2(k) shall have entered into a non-competition and non-solicitation agreement for a period of three (3) years after the Closing in return for the consideration being delivered hereunder.

(l)     The Purchaser shall have received all certificates, if certificated (or lost stock affidavits) representing Company Securities held by Company Shareholders.

(m)   The Purchaser shall have received an opinion of counsel to the Company Group with respect to the corporate status, capitalization, permissions, applicable government consents and approvals, as well as any actions or proceedings or other material matters affecting the rights and obligations of the Purchaser.

(n)    The Purchaser shall receive written evidence of the termination of the existing employment, severance, or similar compensation agreements between the Company Group and the individuals referenced on Schedule 4.24.

(o)    The composition of the Audit Committee and Compensation Committee of the Board of Directors of Purchaser after the Closing shall include at least one independent director designated by the Purchaser (prior to the Effective Time).

(p)    The PIPE Investment (or other financing) shall be consummated pursuant to and in accordance with the terms of the applicable Subscription Agreements, in the event that the Purchaser and the Company mutually agree to complete the PIPE Investment or other financing.

(q)    The Company shall have available capital in an amount sufficient for the purposes of paying Company Indebtedness and to provide for sufficient working capital based upon the pro forma financial statements to be filed with the Proxy Statement.

(r)     [Reserved]

(s)     The Purchaser shall receive from the Company written evidence of: (i) release of any and all Liens with respect to any shares of capital stock of the Company and each member of the Company Group; (iii) all of the outstanding options, warrants and all other securities of the Company that are convertible into or which may be exercised or exchange for capital stock of the Company shall have been converted, exercised or exchanged for capital stock of the Company or cancelled prior to the completion of the Merger; (iv) the termination of all shareholder agreements, voting agreements, rights of first refusal, put or similar rights, pledge agreements, operating agreements, rights to acquire capital stock of the Company, and similar contracts or agreements between any shareholders of the Company or any pre-closing member or shareholder of any Subsidiary; (v) termination of any broker’s or finders’ fees agreements binding upon the Company or any member of the Company Group; (vi) termination of any and all agreements related to profit sharing with respect to any member of the Company Group; and (vii) the termination of the additional agreements specified on Schedule 9.2(s)(vii).

(t)     [Reserved]

(u)    The Purchaser shall have received completed and executed Accredited Investor Questionnaires, as contemplated in Section 7.10, of all the Company Shareholders in a form reasonably satisfactory to Purchaser

(v)    [Reserved].

(w)    The Aggregate Investment Amount, together with the proceeds from the PIPE Investment (if any), shall be no less than Five Million U.S. Dollars ($[5],000,000).

Huajin, may waive in its sole and absolute discretion of all of the following further conditions whether:

(a)     (i) The Purchaser and Merger Sub shall each have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser or on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b)    Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

Lock-up Agreements

Under the terms of the Merger Agreement, it was agreed upon by the parties that until (i) the first anniversary of the Closing of the Business Combination with respect to Huajin’s founder, Xuehong Li, and (ii) the six month anniversary of the Closing with respect to certain other Huajin securityholders owning at least 75,000 shares (the “Lock-up Period End Date”), such Huajin securityholders, directly or indirectly, will not: (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any OAKU’s Class A Ordinary Share, or any other securities of the OAKU convertible into or exercisable or exchangeable for any OAKU’s Class A Ordinary Share which are owned as of the Closing Date (collectively, the “Lock-up Shares”); (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of the Lock-up Shares or other securities, in cash or otherwise; or (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-up Shares or any other securities of OAKU, other than pursuant to the separate registration rights agreement between OAKU and the former Huajin securityholders. The consideration paid to Huajin in furtherance of the mutual covenants of the Company and Huajin under the Lock-Up agreement is comprised of the overall consideration and Merger Shares, as well as other promises and covenants of the Company under the terms of its Merger Agreement, as amended and Plan of Merger thereunder.

Registration Rights Agreement

Under the terms of the Merger Agreement, it was agreed upon by the parties that the former Huajin securityholders would be entitled to certain registration rights with respect to the OAKU Shares received by them in the Business Combination. Under the terms of the agreement, commencing nine (9) months after the Closing, the former Huajin securityholders may make one (1) demand and up to two (2) piggyback registration requests to have OAKU file a registration statement on their behalf or include in a registration statement filed by OAKU, with the Securities and Exchange Commission to provide for the resale under the Securities Act of 1933, as amended, the shares received in the Business Combination by them. The filing of the registration statements and the payment of filing fees and related costs such as legal and accounting costs will be borne by OAKU.

Indemnification

From and after the Closing, Huajin’s founder, Xuehong Li, has agreed to indemnify and hold harmless OAKU against and in respect of specified actual and direct losses incurred or sustained by OAKU as a result of: (a) any breach of any of Huajin’s representations and warranties set forth in the Merger Agreement (as modified by the Huajin disclosure schedules to the Merger Agreement) and (b) any breach of any covenants or obligations of Huajin contained in the Merger Agreement to be performed prior to the Closing. An aggregate of the 5% of the Purchaser Merger Shares issuable to the Escrow Participant, Xuehong Li, Huajin’s founder, at the Closing shall be deposited into a third-party escrow account (the “Indemnification Escrow Shares”) to serve as OAKU’s exclusive security for Xuehong Li’s obligation to indemnify OAKU under the Merger Agreement. The survival period for such indemnification is 12 months.

Notwithstanding anything in the Merger Agreement to the contrary:

•        OAKU’s sole and exclusive remedy for all indemnifiable losses under the Merger Agreement shall be the recovery of a number of OAKU Shares from the Escrow Shares having a value equal to the losses that have been finally determined to be owing to OAKU in accordance with the Merger Agreement (at an assumed value equal to $10.00 per share (the “Escrow Share Value”)), subject to the Indemnifiable Loss Limit (as defined below).

•        The maximum liability of Huajin’s founder, Xuehong Li, under the Merger Agreement or otherwise in connection with the transactions contemplated by the Merger Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the Escrow Shares (the “Indemnifiable Loss Limit”).

•        OAKU shall not be entitled to indemnification unless and until the aggregate amount of losses is at least $200,000, at which time, subject to the Indemnifiable Loss Limit, OAKU shall be entitled to indemnification for any losses above such threshold.

•        Huajin’s founder, Xuehong Li, shall have no liability or obligation to indemnify OAKU under the Merger Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to OAKU or any of its representatives or disclosed in the information set out in any schedule to the Merger Agreement.

•        Nothing in the Merger Agreement (i) limits the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent OAKU from bringing an action for fraud (with scienter) against the Person who committed such fraud (with scienter) or (iii) limit the right of any person or entity to pursue remedies under any other agreement entered into in connection with the transactions contemplated by the Merger Agreement against the parties thereto.

The indemnification to which OAKU is entitled from the Escrow Participants pursuant to the Merger Agreement for losses shall be effective so long as it is asserted prior to the expiration of the 12 month anniversary of the Closing date (the “Survival Period”); provided, that in the event that any indemnification notice shall have been given by OAKU in accordance with the provisions of the Merger Agreement (each, an “Indemnification Notice”) prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnification Notice shall survive for an additional period of 12 months for purposes of resolving any such claims.

Termination

The Merger Agreement may be terminated and/or abandoned at any time prior to the closing by:

•        the mutual written agreement of Huajin and OAKU;

•        OAKU or Huajin, in the event a governmental authority shall have issued an order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order is final and non-appealable.

•        OAKU, if there shall have been a material adverse effect on Huajin following the date of the Merger Agreement which is uncured and continuing or if Huajin amends, changes or modifies or seeks to amend, change or modify its disclosure schedules, financial statements or projections delivered to OAKU in accordance with the Merger Agreement and such amendment, change or modification will constitute a material adverse change.

•        OAKU, if the shareholders Meeting is held and it has concluded that its shareholders have not approved the Business Combination.

•        OAKU, if: (i) Huajin shall have breached any representation, warranty, agreement or covenant contained in the Merger Agreement to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 9.2 of the Merger Agreement impossible; and (ii) such breach shall not be cured within thirty (30) days following receipt by Huajin of a written notice from OAKU describing in reasonable detail the nature of such breach.

•        Huajin, if: (i) OAKU shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 9.3 of the Merger Agreement impossible; and (ii) such breach shall not be cured within thirty (30) days following receipt by OAKU of a written notice from Huajin describing in reasonable detail the nature of such breach.

The Merger Agreement further provides, that other than with respect to the failure of (1) the SEC to provide to OAKU notice of no further comments to its proxy statement or (2) OAKU to comply with its obligation to take all necessary actions to extend its corporate existence as described in the Merger Agreement, in the event that (i) the Closing does not take place on or prior to March 28, 2025 (or a later date as may be extended by OAKU’s its shareholders) due to any delay caused by or any reason directly attributable to Huajin or its subsidiaries, or (ii) there is a valid and effective termination of this Agreement by OAKU pursuant to Sections 12.2(a) or Section 12.3(a) of the Merger Agreement, then Huajin shall pay to OAKU a break-up fee in cash equal to Two Million U.S. Dollars ($2,000,000).

The foregoing summary of the Merger Agreement, does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which are incorporated by reference herein. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Except as described above, no consideration was paid by OAKU in connection with the agreements described above.

Vote Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the OAKU Shares present in person or represented by proxy and entitled to vote.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2

THE CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, we are asking our shareholders to approve as a Special Resolution, that upon completion of the Business Combination (i) the name of the Company be changed to “Huajin Health Group Company Limited” from “Oak Woods Acquisition Corporation”; (ii) clause 1 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 1 “The name of the Company is Huajin Health Group Company Limited”; (iii) the reclassification and redesignation of all of the currently authorized and issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 7,530,625 Class A Ordinary Shares and 0 preference shares shall be issued and outstanding (the “Class B to Class A Re-classification”); (iv) contemporaneously with the Class B to Class A Re-classification, the reclassification and redesignation of all of the authorized and issued and outstanding Class A Ordinary Shares into ordinary shares of the Company on a one-for-one basis, such that following such reclassification and redesignation the authorized share capital of the Company of US$55,500 divided into 550,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each be reclassified and redesignated into US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 ordinary shares and 0 preference shares shall be issued and outstanding; (v) clause 5 of the current memorandum of association of the Company be deleted in its entirety and replaced with the following new clause 5 “The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each”; (vi) the Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex C, reflecting the foregoing resolutions and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination be adopted in substitution for and to the exclusion of, the existing memorandum and articles of association of the Company; and (vii) the registered office provider and company secretary be authorized to undertake all such matters, including making all such filings with the Registrar of Companies in the Cayman Islands, as may be required to give effect to this resolution. This proposal is referred to as the “Charter Amendment Proposal” or “Proposal No. 2.”

•        If the Business Combination and the Charter Amendment Proposal are approved, we would amend our current Amended and Restated Memorandum and Articles of Association with the matters described in this Proposal.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the proposed amendments (the “Proposed Charter”) relative to the current Amended and Restated Memorandum and Articles of Association. This summary is qualified in its entirety by reference to the full text of the proposed Amended and Restated Memorandum and Articles of Association, substantially in the form included as Annex C to this proxy statement.

•        to change the name of the public entity to “Huajin Health Group Company Limited” from “Oak Woods Acquisition Corporation”;

•        upon completion of the Business Combination, the reclassification and redesignation of all of the currently authorized and issued and outstanding Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis;

•        contemporaneously with the Class B to Class A Re-classification, the reclassification and redesignation of all of the authorized and issued and outstanding Class A Ordinary Shares into ordinary shares of the Company on a one-for-one basis; and

•        to adopt an Amended and Restated Memorandum and Articles of Association, substantially in the form attached to the accompanying proxy statement as Annex C, reflecting the foregoing resolutions and removing or amending those provisions which terminate or otherwise cease to be applicable following the consummation of the Business Combination.

Reasons for the Approval of the Charter Amendment Proposal

In the judgment of the Board, the Proposed Charter are necessary to address the needs of the post-combination company. In particular:

•        the name of the new public entity is desirable to reflect the business of the post-combination company; and

•        the reclassifications of our authorized and issued Class B Ordinary Shares and Class A Ordinary Shares are desirable to establish a structure to align our capital structure with that of Huajin.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority at least two-thirds of the Members as, being entitled to do so, vote in person or by proxy at the extraordinary general meeting, or any adjournment thereof. Broker non-votes will have no effect on the vote for this proposal.

The Charter Amendment Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Charter Amendment Proposal will have no effect, even if approved by our shareholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of OAKU’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of OAKU and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of OAKU’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3

THE NASDAQ 20% SHARE ISSUANCE PROPOSAL

Overview

In connection with the Business Combination, we are asking our shareholders to approve, as an ordinary resolution, the issuance of Class A Ordinary Shares constituting more than 20% of the issued and outstanding Class A Ordinary Shares of OAKU pursuant to the terms of the Merger Agreement (including shares issued to former security holders of Huajin and shares issued to the advisor of Business Combination, AsianLegend) and any private placement in connection with the Backstop Commitment, as required by Listing Rules 5635(a), (b), and (d) of the Nasdaq Capital Market. This proposal is referred to as the “Nasdaq 20% Proposal” or “Proposal No. 3.”

Background

We are seeking shareholder approval of the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Ordinary Shares (or securities convertible into or exercisable for Ordinary Shares); or (B) the number of Ordinary Shares to be issued is or will be equal to or in excess of 20% of the number of Ordinary Shares outstanding before the issuance of the Ordinary Shares or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Ordinary Share (or securities convertible into or exercisable for Ordinary Share) at a price that is less than the greater of book or market value of the share if the number of Ordinary Share to be issued is or may be equal to 20% or more of the Ordinary Share, or 20% or more of the voting power, outstanding before the issuance.

Prior to the Business Combination, we have 4,600,479 Class A Ordinary Shares and 1,437,500 Class B Ordinary Shares issued and outstanding. Upon the Closing of the Business Combination, all issued and outstanding Class B Ordinary Shares will automatically convert into Class A Ordinary Share on a one-for-one basis.

Pursuant to the Merger Agreement, we anticipate that we will issue to Huajin securityholders as Closing Merger Consideration upon closing of the Business Combination an aggregate of approximately 23,748,128 Class A Ordinary Shares. See “The Business Combination Proposal — The Merger Agreement.” Because the number of our Class A Ordinary Share we anticipate issuing in the Business Combination (1) will constitute more than 20% of our outstanding Ordinary Share and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of OAKU, we are required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b).

Further, under the Merger Agreement, it is a condition of the Business Combination that we complete the Backstop Commitment. As defined under the Merger Agreement, if we complete the Backstop Commitment, we would issue $5,000,000 of OAKU Ordinary Shares. Based on the anticipated purchase price of the securities offered in the Backstop Commitment, we would issue at the closing of the Business Combination an aggregate of 500,000 OAKU Class A Ordinary Share.

In addition, under the Merger Agreement, with the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, as amended, between AsianLegend and OAKU, AsianLegend acted as financial advisor to OAKU with respect to the Business Combination and will receive 1,187,406 OAKU Class A Ordinary Share upon Closing of the Business Combination as a fee from OAKU in exchange for its services rendered for the Business Combination.

Effect of Proposal on Current shareholders

If the Nasdaq Proposal is adopted, we anticipate issuing (i) up to an aggregate of approximately 23,748,128 of our Class A Ordinary Shares to the former Huajin securityholders (including the Indemnification Escrow Shares issuable to the Escrow Participant, Huajin’s founder, Xuehong Li) as merger consideration pursuant to the Merger Agreement, (ii) 500,000 of our Class A Ordinary Share to the Backstop Investor and (iii) 1,187,406 of our Class A Ordinary Shares to our Business Combination financial advisor AsianLegend. The issuance of such shares would result in significant dilution to our shareholders and would result in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of OAKU.

It is a condition to the obligation of OAKU to close the Business Combination that OAKU’s Ordinary Share remain listed on The Nasdaq Stock Market, LLC. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

Required Vote

Approval of the Nasdaq Proposal requires the affirmative vote of a majority of the OAKU Ordinary Shares present in person or represented by proxy and entitled to vote.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ 20% PROPOSAL.

PROPOSAL NO. 4

THE DIRECTOR ELECTION PROPOSAL

Overview

In connection with the Business Combination, we are asking our Class B Shareholders to approve, as a resolution of the holders of the Class B Ordinary Shares, the election of each of Xuehong Li, Lixin Zheng, Lauren Simmons, Mitchell Cariaga and Yadan Bai to serve as directors on the Company’s board of directors (the “Board”) effective from the completion of the Business Combination until the next annual meeting of shareholders or until their successors are elected and qualified. This proposal is referred to as the “Director Election Proposal” or “Proposal No. 4.”

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, OAKU’s Class B Ordinary Shareholders are also being asked to approve the Director Election Proposal to consider and vote upon a proposal to approve the election of five directors who, upon consummation of the Business Combination, will be the directors of OAKU.

Nominees

As contemplated by the Merger Agreement, the OAKU Board of Directors following consummation of the transaction will consist of five directors:

1.      Xuehong Li, the Chief Executive Officer of Huajin;

2.      Lixin Zheng, the current Chief Executive Officer and Chief Financial Officer of OAKU, the Chief Financial Officer of Huajin;

3.      Mitchell Cariaga, the current independent director of OAKU, a candidate designated by OAKU, who qualifies as “independent” under applicable SEC and Nasdaq rules;

4.      Lauren Simmons, the current independent director of OAKU, a candidate designated by OAKU, who qualifies as “independent” under applicable SEC and Nasdaq rules;

5.      Yadan Bai, a candidate designated by OAKU, who qualifies as “independent” under applicable SEC and Nasdaq rules.

Accordingly, our board of directors has nominated each of the above-named individuals to serve as our directors upon the consummation of the Business Combination, with Mr. Xuehong Li to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of Huajin’s organizational documents. For more information on the experience of each of these director nominees, please see the section titled “Management of Huajin Following the Business Combination” of this proxy statement.

The existence of financial and personal interests of one or more of OAKU’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of OAKU and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section titled “Business Combination Proposal — Interests of OAKU’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Vote Required for Approval

The election of directors is decided by a majority of the votes cast by the Class B Ordinary Shareholders present in person (which would include presence at the virtual extraordinary general meeting) or represented by proxy at the extraordinary general meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative than negative votes. Class B Ordinary Shareholders may not cumulate their votes with respect to the election of directors.

The election of the five director nominees under this Director Election Proposal is conditioned on the approval of the other condition precedent proposals.

Recommendation of the Board

OAKU’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLASS B ORDINARY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5

THE ADJOURNMENT PROPOSAL

Overview

In connection with the Business Combination, we are asking our shareholders to approve, as an ordinary resolution, the adjournment of the extraordinary general meeting, if necessary or advisable, in the event OAKU does not receive the requisite shareholder vote to approve one or more proposals presented to shareholders for vote. This proposal is called the “Adjournment Proposal” or “Proposal No. 5.”

Purpose of the Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Business Combination Proposal, or any of the other Condition Precedent Proposals, the OAKU Board of Directors may adjourn the extraordinary general meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders if there are insufficient votes for, or otherwise in connection with, the approval of any of such proposals.

In no event will OAKU solicit proxies to adjourn the Extraordinary general Meeting or consummate the Business Combination beyond the date by which it may properly do so under Cayman Islands law and its Amended and Restated Memorandum and Articles of Association. The purpose of the Adjournment Proposal would be to provide more time for OAKU to further solicit proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary general Meeting to approve the proposals. Such additional time would increase the likelihood of obtaining a favorable vote on each of the proposals.

In addition to an adjournment of the Extraordinary general Meeting upon approval of an adjournment proposal, the OAKU Board of Directors is empowered under Cayman Islands law to postpone the meeting at any time prior to the meeting being called to order. In such event, OAKU will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its shareholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the Extraordinary general Meeting and such proposal is not approved by its shareholders, OAKU’s Board of Directors may not be able to adjourn the Extraordinary general Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary general Meeting to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Required Vote

Approval of the proposal to adjourn the Extraordinary general Meeting requires the affirmative vote of the majority of the OAKU’s Ordinary Shares present in person or represented by proxy and entitled to vote. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the Board

THE BOARD OF DIRECTORS OF OAKU RECOMMENDS THAT THE OAKU SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

OAKU is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheets as of June 30, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended December 31, 2023 and for the six months ended June 30, 2024 give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

This information should be read together with Huajin’s and OAKU’s financial statements and related notes, “Huajin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “OAKU’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information, and other information relating to OAKU and Huajin included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheets as of June 30, 2024 has been prepared using the following:

•        OAKU’s historical unaudited condensed consolidated balance sheets as of June 30, 2024, as included elsewhere in this proxy statement/prospectus, and

•        Huajin’s historical unaudited condensed consolidated balance sheets as of June 30, 2024, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statements of operations for the year ended December 31, 2023 has been prepared using the following:

•        OAKU’s historical statements of operations for the year ended December 31, 2023, as included elsewhere in this proxy statement/prospectus, and

•        Huajin’s historical consolidated statements of operations for the year ended December 31, 2023, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2024 has been prepared using the following:

•        OAKU’s historical unaudited condensed statements of operations for the six months ended June 30, 2024, as included elsewhere in this proxy statement/prospectus, and

•        Huajin’s historical audited consolidated statements of operations for the six months ended June 30, 2024 as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On August 11 2023, OAKU, Huajin and Merger Sub, have agreed to a Business Combination under the terms of a Merger Agreement by and among OAKU, the Merger Sub, the Shareholders’ Representative and Huajin.

Under the terms of the Business Combination, Merger Sub will merge with and into Huajin, with Huajin surviving the merger. As a result, Huajin will be a wholly-owned subsidiary of OAKU. The former security holders of Huajin will receive OAKU Class A Ordinary Shares. Upon the closing of the transactions contemplated in the Merger Agreement, Huajin will become a wholly-owned subsidiary of OAKU. The consummation of the transactions contemplated by the Merger Agreement are referred to collectively as the Business Combination. Merger Sub will merge with and into Huajin with Huajin surviving the merger.

The former shareholders of Huajin will receive Class A Ordinary Share of OAKU. Assuming “Closing Net Debt” of Huajin (as defined in the Merger Agreement) of $12,518,718, OAKU will issue an aggregate maximum of 23,748,128 Class A Ordinary Share to Huajin securityholders, including in the event of a portion or all of a redemption, 5% of our shares issuable to the Escrow Participant, Xuehong Li, founder of Huajin, will be placed in escrow for a period of up to 12 months to provide for indemnification claims which may be brought by OAKU. Further, we have assumed that the Closing Consideration Conversion Ratio under the Merger Agreement is ten dollars per Class A Ordinary Share of OAKU at a valuation of Huajin of 250 million dollars without taking into account the reduction of the valuation by the amount of Huajin’s Closing Net Debt.

AsianLegend acted as financial advisor to OAKU with respect to the Business Combination and will receive a fee from OAKU for its services, a substantial portion of which will become payable only if the Business Combination is consummated, with the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, [as amended,] between AsianLegend and OAKU. In addition, OAKU has agreed to indemnify AsianLegend for certain liabilities arising out of its engagement. Prior the parties’ entry into the Merger Agreement, AsianLegend did not have any other financial advisory or other significant commercial or investment banking relationships with Huajin. 1,187,406 Class A Ordinary Shares will be issued to AsianLegend in exchange for its services rendered for the Business Combination, upon the Closing. The shares issued to AsianLegend is contingent on the consummation of a Business Combination and not subject to the Lock-Up Agreements described below in this proxy statement/prospectus. The Company and the AsianLegend also agreed to enter into a registration rights agreement to grant the AsianLegend certain rights to register the resale of any shares issued to AsianLegend after the Business Combination.

In connection with the Business Combination, on June 26, 2024, we entered into the Backstop Agreement with the Backstop Investor reflecting our agreement to register herein for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin. Specifically, the Backstop Agreement requires us to complete a primary placement of the Backstop Shares to the Backstop Investor, to occur concurrently with the closing of the Business Combination. The proceeds from the sale of the Backstop Shares are expected to (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination.

Accounting for the Transactions

The Transactions will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, OAKU will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Huajin shareholders expecting to have a majority of the voting power of the combined company, Huajin comprising the ongoing operations of the combined entity, Huajin comprising a majority of the governing body of the combined company, and Huajin’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Huajin issuing share for the net assets of OAKU, accompanied by a recapitalization. The net assets of OAKU will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Huajin.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma condensed combined information contained herein assumes that OAKU’s shareholders approve the Transactions and the Charter Amendment Proposal. OAKU’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. OAKU cannot predict how many of its public shareholders will exercise their right to have their shares redeemed for cash; however, we are assuming maximum redemption of 5,750,000 public shares subject to redemption, including 1,492,646 ordinary shares redeemed by OAKU’s public shareholders in September 2024, in the preparation of the pro forma condensed combined financial statements.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Huajin and OAKU have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In September 2024, OAKU’s shareholders exercised their redemption rights to redeem an aggregate of 1,492,646 ordinary shares, and cash of approximately $16.5 million have been paid out in cash in October 2024.

There is no historical activity with respect to Merger Sub. Accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of OAKU’s ordinary shares:

•        Scenario 1 — Assuming no other OAKU shareholders exercise their redemption rights, remaining OAKU shares previously subject to redemption for cash amounting to approximately $47.2 million would be transferred to shareholders’ equity; and

•        Scenario 2 — Assuming the maximum number of OAKU shares of 5,750,000 shares, including 1,492,646 shares the redemption rights with respect to which were exercised in September 2024, subject to redemption are redeemed for cash by OAKU shareholders, cash required at approximately $63.1 million would be paid out in cash at the Closing.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately (a) 23,748,128 Class A Ordinary Shares (after rounding adjustment) to be issued to the Sellers, such amount calculated (i) using estimated consideration of $250,000,000 paid to the Sellers (ii) subtracting the “Closing Net Debt” (as defined in the Merger Agreement) of $12,518,718 of Huajin, and (iii) using a redemption price per share of $10.00, (b) 500,000 Class A Ordinary Shares issued to the Backstop Investor which contributed backstop investment of $5,000,000, and (b) 1,187,406 Class A Ordinary Shares to be issued to our financial advisor upon successful business combination. Upon the completion of the Business Combination, assuming, among other things, that except for the redemption of 1,492,646 ordinary shares in September 2024, no Public Shareholder exercises redemption rights (prior to giving effect to any warrant exercises, assuming automatic conversion of rights into ordinary shares), Public Shareholders, OAKU Sponsor and other Initial Shareholders, and the Sellers and Backstop Investor will own approximately 16.0%, 5.7% and 74.6% of the outstanding shares of OAKU, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 23,748,128 Class A Ordinary Shares, the 500,000 to the backstop investor, and the financial advisor receives 1,187,406 Class A Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 5,750,000 ordinary shares of OAKU subject to redemption are ultimately fully redeemed, Public Shareholders, OAKU Sponsors and other Initial Shareholders and the Sellers and Backstop Investor are expected to own approximately 3.4%, 6.5%, and 85.9%, respectively, of the Class A Ordinary Shares following the consummation of the Business Combination assuming that the Closing will take place no later than March 28, 2025. As such, OAKU shareholders who do not redeem their ordinary shares of OAKU will experience immediate and material dilution following the consummation of the Business Combination.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
AS OF JUNE 30, 2024

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024			Assuming Maximum Redemptions into Cash
	(A) OAKU	(B) Huajin	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$16,625	$517,237	$47,179,539	(b)	$48,299,361	$(47,179,539)	(e)	$1,119,822
	—	—	(2,012,500)	(c)	—	—		—
	—	—	(2,401,540)	(d)	—	—		—
	—	—	5,000,000	(e)	—	—		—
Accounts receivable	—	3,373,110	—		3,373,110	—		3,373,110
Other receivable	—	8,445,621	—		8,445,621	—		8,445,621
Prepayments and other current assets	53,265	1,619,668	(1,428,010)	(d)	244,923	—		244,923
Due from related parties	—	864,501	—		864,501	—		864,501
Inventories	—	475,834	—		475,834	—		475,834
Total Current Assets	69,890	15,295,971	46,337,489		61,703,350	(47,179,539)		14,523,811

Non-current Assets
Cash and investments held in trust account	62,919,863	—	(15,740,324)	(a)	—	—		—
	—	—	(47,179,539)	(b)	—	—		—
Other noncurrent assets	—	47,741	—		47,741	—		47,741
Property and Equipment, net	—	236,801	—		236,801	—		236,801
Right of use assets	—	29,095	—		29,095	—		29,095
Deferred tax asset	—	1,132,004	—		1,132,004	—		1,132,004
Loan receivable	—	421,139	—		421,139	—		421,139
Total assets	$62,989,753	$17,162,751	$(16,582,374)		$63,570,130	$(47,179,539)		$16,390,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Short-term loans	$—	$360,112	$—		$360,112	$—		$360,112
Accounts payable	—	402,636	—		402,636	—		402,636
Contract liabilities, current portion	—	5,421,106	—		5,421,106	—		5,421,106
Income tax payable	—	2,382,764	—		2,382,764	—		2,382,764
Operating lease liabilities, current portion	—	—			—	—		—
Accrued expenses and other current liabilities	1,332,724	950,974	—		2,283,698	—		2,283,698
Warrant liabilities	8,580	—	—		8,580	—		8,580
Due to related parties	1,322,700	1,044,565	172,500	(a)	2,539,765	—		2,539,765
Total Current Liabilities	2,664,004	10,562,157	172,500		13,398,661	—		13,398,661

Contract liabilities, non-current portion	—	1,956,561	—		1,956,561	—		1,956,561
Deferred underwriting fee payable	2,012,500	—	(2,012,500)	(c)	—	—		—
Total Liabilities	4,676,504	12,518,718	(1,840,000)		15,355,222	—		15,355,222

Commitments and Contingencies

Ordinary shares, subject to possible redemption: 6,900,000 and 0 shares (at redemption value of $10.18 and $0 per share)	62,919,863	—	(15,740,324)	(a)	—	—		—
	—	—	(47,179,539)	(f)	—	—		—

SHAREHOLDERS’ EQUITY
Ordinary shares	—	—	3,249	(i)	3,249	(426)	(f)	2,823
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, none issued and outstanding	34	—	426	(f)	—	—		—
	—	—	50	(e)	—	—		—
	—	—	2,620	(g)	—			—
	—	—	119	(h)	—			—
	—	—	(3,249)	(i)	—			—
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 1,437,500 shares issued and outstanding	144	—	(144)	(g)	—	—		—

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS — (Continued)
AS OF JUNE 30, 2024

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024			Assuming Maximum Redemptions into Cash
	(A) OAKU	(B) Huajin	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Additional paid-in capital	—	44,774	(3,779,550)	(d)	43,834,900	426	(f)	—
	—	—	47,179,113	(f)	—	(43,835,326)	(e)	—
	—	—	4,999,950	(e)	—	—		—
	—	—	(4,609,268)	(g)	—	—		—
	—	—	(119)	(h)	—	—		—
Stock subscription receivable	—	(6,700)	—		(6,700)	—		(6,700)
Surplus reserve	—	803,715	—		803,715	—		803,715
Retained earnings	(4,606,792)	4,057,626	(172,500)	(a)	3,835,126	(3,344,213)		490,913
	—	—	(50,000)	(d)	—	—		—
	—	—	4,606,792	(g)	—	—		—
Accumulated other comprehensive income	—	(8,137)	—		(8,137)	—		(8,137)
Total Shareholders’ Deficit	(4,606,614)	4,891,278	48,177,489		48,462,153	(47,179,539)		1,282,614

Noncontrolling interests	—	(247,245)	—		(247,245)	—		(247,245)
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$62,989,753	$17,162,751	$(16,582,374)		$63,570,130	$(47,179,539)		$16,390,591

Unaudited Pro Forma Combined Balance Sheets Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheets consists of the following:

(A)    Derived from the unaudited condensed consolidated balance sheets of OAKU as of June 30, 2024.

(B)    Derived from the unaudited condensed consolidated balance sheets of Huajin as of June 30, 2024.

a.      Reflects the (i) collection of extension notes of $172,500 from the Sponsor in September 2024, (ii) accrual of interest income of approximately $0.6 million earned on Trust Account, and (iii) payment of approximately $16.5 million for redemption of 1,492,646 ordinary shares by OAKU’s shareholders.

b.      Reflects the release of cash from cash and investment held in the Trust Account.

c.      Reflects the settlement of $2.01 million of deferred underwriting commission incurred during the OAKU IPO due upon completion of the business combination.

d.      Reflects an adjustment $3.8 million to reduce deferred offering costs, among which $1.4 million was already reflected on Huajin’s historical financial statement. As part of the Business Combination, the $3.8 million was determined to be deferred offering costs and offset to additional-paid-in capital.

e.      Reflects contribution of $5,000,000 from a backstop investor.

f.       In Scenario 1, which assumes that in exception for redemption of 1,492,646 ordinary shares in September 2024, no further OAKU shareholders exercise their redemption rights, the OAKU shares previously subject to redemption for cash amounting to $47.2 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes that the maximum number of 5,750,000 OAKU shares, including 1,492,646 shares the redemption rights with respect to which were exercised in September 2024, which represents all the OAKU shares subject to redemption, are fully redeemed for cash by OAKU shareholders, cash required at $63.7 million would be paid out in cash at the Closing.

g.      Reflects 1) recapitalization of Huajin through issuance of OAKU shares and eliminate OAKU historical accumulated earnings; 2) the contribution of all the share capital in Huajin to OAKU.

h.      Reflects issuance of 1,187,406 ordinary shares to financial advisor upon consummation completion of Business Combination.

i.       Reflects reclassification of 32,489,034 Class A common stocks to ordinary shares on a one-to-one basis.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

	(A) OAKU	(B) Huajin	Scenario 1			Scenario 2
			Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024			Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Account Name
Revenues	$—	$16,977,957	$—		$16,977,957	$—		$16,977,957
Cost of revenues	—	(7,044,582)	—		(7,044,582)	—		(7,044,582)
Gross profit	—	9,933,375	—		9,933,375	—		9,933,375

Operating expenses
Selling expenses	—	(1,967,253)	—		(1,967,253)	—		(1,967,253)
General and administrative expenses	(1,029,342)	(2,821,373)	(2,273,300)	(b)	(6,124,015)	—		(6,124,015)
Total operating expenses	(1,029,342)	(4,788,626)	(2,273,300)		(8,091,268)	—		(8,091,268)

Loss from operations	(1,029,342)	5,144,749	(2,273,300)		1,842,107	—		1,842,107

Other Income
Interest income, net	25,036	1,790	—		26,826	—		26,826
Other income/(expenses)	2,258,904	3,739	(2,258,904)	(a)	3,739	—		3,739
Changes in fair value of warrant liabilities	53,500	—	—		53,500	—		53,500
Total other income, net	2,337,440	5,529	(2,258,904)		84,065	—		84,065

Income Before Income Taxes	1,308,098	5,150,278	(4,532,204)		1,926,172	—		1,926,172

Income tax expenses	—	(1,724,876)	—		(1,724,876)	—		(1,724,876)

Net income	$1,308,098	$3,425,402	$(4,532,204)		$201,296	$—		$201,296

Weighted average shares outstanding of redeemable ordinary shares	1,698,839		30,790,195	(c)	32,489,034	(4,257,354)	(c)	28,231,680

Basic and diluted net income per ordinary share	0.77		(0.76)	(c)	0.01	0.00	(c)	0.01

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Income

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.     Derived from OAKU’s audited statement of operations for the year ended December 31, 2023.

B.      Derived from Huajin’s audited consolidated statement of operations for the year ended December 31, 2023.

(a)     Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(b)    Represents an adjustment to accrue professional expenses incurred by OAKU.

(c)     The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

	(A) OAKU	(B) Huajin	Scenario 1			Scenario 2
			Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024			Assuming Maximum Redemptions into Cash
			Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Account Name
Revenues	$—	$10,026,207	$—		$10,026,207	$—		$10,026,207
Cost of revenues	—	(3,251,938)	—		(3,251,938)	—		(3,251,938)
Gross profit	—	6,774,269	—		6,774,269	—		6,774,269

Operating expenses
Selling expenses	—	(772,414)	—		(772,414)	—		(772,414)
General and administrative expenses	(1,633,383)	(3,046,669)	(2,083,200)		(6,763,252)	—		(6,763,252)
Total operating expenses	(1,633,383)	(3,819,083)	(2,083,200)		(7,535,666)	—		(7,535,666)

Loss from operations	(1,633,383)	2,955,186	(2,083,200)		(761,397)	—		(761,397)

Other Income
Interest income, net	5,053	725	—		5,778	—		5,778
Other income/(expenses)	1,579,709	—	(1,579,709)	(a)	—	—		—
Changes in fair value of warrant liabilities	320	275	—		595	—		595
Total other income, net	1,585,082	1,000	(1,579,709)		6,373	—		6,373

Loss Before Income Taxes	(48,301)	2,956,186	(3,662,909)		(755,024)	—		(755,024)

Income tax expenses	—	(1,088,728)	—		(1,088,728)	—		(1,088,728)

Net loss	$(48,301)	$1,867,458	$(3,662,909)		$(1,843,752)	$—		$(1,843,752)

Weighted average shares outstanding of redeemable ordinary shares	1,780,625		30,708,409	(b)	32,489,034	(4,257,354)	(b)	28,231,680

Basic and diluted net income per ordinary share	(0.03)		(0.03)	(b)	(0.06)	0.00	(b)	(0.07)

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Income

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.     Derived from OAKU’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024.

B.      Derived from Huajin’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024.

(a)     Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

(b)    Represents an adjustment to accrue professional expenses incurred by OAKU.

(c)     The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF HUAJIN

The data below as of June 30, 2024 and June 30,2023 and for the two (2) six months period ended has been derived from Huajin’s unaudited consolidated financial statements for such periods, which are included in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected for future periods.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huajin for the six months ended June 30, 2024 and six months end June 30, 2023” and Huajin’s unaudited financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	June 30, (RMB amounts, except per share data)
	2024	2023
Statement of Operations Data:
Net revenue	72,862,454	28,115,119
Operating expenses:
Cost of sales	23,632,484	9,760,736
Research and Development
Sales and marketing	5,613,288	4,181,161
General and administrative	22,140,756	5,393,313
Total operating expenses	27,754,044	9,574,474
Income (Loss) from operations	21,475,926	8,779,909
Total other expenses, net	7,271	362,993
Income Taxes	7,912,002	3,063,249
Net Income (Loss)	13,571,195	6,079,653

Dividend to Preferred shareholders
Net loss per share attributable to Class A Ordinary shareholders	288.60	127.75
Net loss per share attributable to Class A Ordinary shareholders, basic and diluted	288.60	127.75
	June 30, 2024	June 30, 2023
	(in RMB)
Statement of Cash Flow Data:
Net cash used in operating activities	(12,787,644)	15,703,214
Net cash used in investing activities	(10,910,600)	—
Net cash provided by financing activities	(1,160,815)	(103,984)
Effect of exchange rate changes	(63,986)	(54,238)
Net (decrease) increase in cash, cash equivalents and restricted cash	(24,923,045)	15,544,992
	As of June 30, 2024	As of December 31, 2023
	(in RMB)
Balance Sheet Data (at period end):
Cash, cash equivalents	3,758,863	28,681,908
Other Current Asset	107,399,997	65,852,936
Total Asset	124,725,120	108,180,571
Current Liabilities	76,757,293	82,003,838
Non-Current Liabilities	14,218,720	5,934,835
Total Liabilities	90,976,013	87,938,673
Total shareholders’ equity (deficit)	33,749,107	20,241,898

The following tables set forth selected historical financial information as of December 31, 2023 and 2022 are derived from Huajin’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected for future periods.

The information is only a summary and should be read in conjunction with Huajin’s consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Huajin for the Fiscal Year Ended December 31, 2023 and 2022.” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Huajin.

Consolidated Statement of Operations Data

	December 31,
	2023	2022
	(RMB)	(RMB)
Net revenue	120,541,799	51,003,069
Operating expenses:
Cost of sales	50,015,829	21,671,132
Research and Development
Sales and marketing	13,967,297	9,302,662
General and administrative	20,031,462	34,350,282
Total operating expenses	84,014,588	65,324,076

Income (Loss) from operations	36,527,211	(14,321,007)
Total other income (expenses), net	39,252	(178,242)
Income Taxes	12,246,446	(2,970,702)
Net Income (Loss)	24,320,017	(11,528,547)
Net loss per share attributable to Ordinary shareholders, basic and diluted	503.97	(208.82)

Consolidated Balance Sheets Data

	As of December 31,
	2023	2022
	(RMB)
Cash, cash equivalents	28,681,908	1,493,739
Other Current Asset	65,852,936	16,265,461
Total Asset	108,180,571	70,337,501
Current Liabilities	82,003,838	60,917,849
Non-Current Liabilities	5,934,835	13,070,019
Total Liabilities	87,938,673	73,987,868
Total Convertible Preference share	—	—
Total shareholders’ equity (deficit)	20,241,898	(3,650,367)

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Huajin and OAKU on a stand-alone basis and the unaudited pro forma combined per share information after giving effect to the Business Combination, (1) assuming no OAKU shareholders exercise redemption rights with respect to their Class A Ordinary Share upon the consummation of the Business Combination; and (2) assuming that OAKU shareholders exercise their redemption rights with respect to a maximum of 5,750,000 Class A Ordinary Shares, including 1,492,646 shares the redemption rights with respect to which were exercised in September 2024, upon consummation of the Business Combination, in each instance assuming (x) Huajin has Closing Net Debt of $12,518,718 and, (y) the completion of the $5,000,000 Backstop Commitment, and (z) the conversion of the outstanding OAKU Public Rights and Private Rights into an aggregate of 1,015,521 Class A Ordinary Shares.

The unaudited combined pro forma balance sheets consists of the balances derived from (a) the unaudited condensed consolidated balance sheets of OAKU as of June 30, 2024, and (b) the unaudited condensed consolidated balance sheets of Huajin as of June 30, 2024.

The unaudited combined pro forma statements of operations for the year ended December 31, 2023 consist of the amounts derived from (a) OAKU’s audited consolidated statement of operations for the year ended December 31, 2023, and (b) Huajin’s audited consolidated statement of operations for the six months ended December 31, 2023.

The unaudited combined pro forma statements of operations for the six months ended June 30, 2024 consist of the amounts derived from (a) OAKU’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024, and (b) Huajin’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2024.

The historical information should be read in conjunction with the information in the sections entitled “Selected Historical Financial Information of OAKU” and “Selected Historical Consolidated Financial and Other Data of Huajin” and the historical financial statements of OAKU and Huajin included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement entitled “Unaudited Pro Forma Combined Financial Information.”

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined shareholders’ equity per share information below does not purport to represent what the value of OAKU and Huajin would have been had the companies been combined during the periods presented. Except for per share data and as otherwise indicated, all amounts set out herein are in U.S dollar.

	Oak Woods	Huajin	Pro Forma Combined Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024	Pro Forma Combined Assuming Maximum Redemptions into Cash
June 30, 2024, book value per share	$(2.59)	—	$1.49	$0.05
June 30, 2024, net tangible asset (deficit) book value per share	$(2.59)	—	$1.48	$0.04
Six months ended June 30, 2024
Weighted average non-redeemable shares outstanding – basic and diluted	1,780,625	—	—	—
Weighted average redeemable shares outstanding – basic and diluted	5,750,000	—	—	—
Post-Combination weighted average ordinary shares outstanding	—	—	32,489,034	28,231,680

	Oak Woods	Huajin	Pro Forma Combined Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024	Pro Forma Combined Assuming Maximum Redemptions into Cash
Net income (loss) for the six months ended June 30, 2024	$(48,301)	$1,867,458	$(1,843,752)	$(1,843,752)
Income (loss) per share:
Basic and diluted, ordinary shares subject to possible redemption	$0.15	$—	$—	$—
Basic and diluted, ordinary shares attributable to OAKU	$(0.53)	$—	$(0.06)	$(0.07)
For the year ended December 31, 2023
Weighted average non-redeemable shares outstanding – basic and diluted	1,698,839	—	—	—
Weighted average redeemable shares outstanding – basic and diluted	4,379,452	—	—	—
Post-Combination weighted average ordinary shares outstanding	—	—	32,489,034	28,231,680
Net income for the year ended December 31, 2023	$1,308,098	$3,425,402	$201,296	$201,296
Income per share:
Basic and diluted, ordinary shares subject to possible redemption	$0.69	$—	$—	$—
Basic and diluted, ordinary shares attributable to OAKU	$(1.01)	$—	$0.01	$0.01

Book value per share

Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding. Net tangible asset book value per share is calculated using the formula: Net tangible assets divided by shares outstanding. Net tangible assets is calculated at total tangible assets minus total liabilities. The table below shows the data used for the calculation of the book value per share as of June 30, 2024. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon the completion of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares of ordinary share voted are voted in favor of the Business Combination. No public shareholder, acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. We have no specified maximum redemption threshold under the Amended and Restated Articles of Association, other than the aforementioned 15% threshold.

	Oak Woods	Huajin	Pro Forma Combined Assuming No Redemptions into Cash in Except for 1,492,646 Ordinary Shares Redeemed in September 2024	Pro Forma Combined Assuming Maximum Redemptions into Cash
Shareholder’s equity as of June 30, 2024	$(4,606,614)	$4,891,278	$48,462,153	$1,282,614
Net tangible asset (deficit) as of June 30, 2024	(4,606,614)	4,644,033	48,214,908	1,035,369
Weighted average non-redeemable shares outstanding – basic and diluted	1,780,625	—	—	—
Weighted average redeemable shares outstanding – basic and diluted	5,750,000	—	—	—
Post-Combination weighted average ordinary shares outstanding	—	—	32,489,034	28,231,680
June 30, 2024, book value per ordinary shares attributable to OAKU	$(1.71)	$—	$—	$—
June 30, 2024, book value per ordinary shares subject to possible redemption	$(0.80)	$—	$—	$—
June 30, 2024, book value per ordinary shares post combination	$—	$—	$1.49	$0.05
June 30, 2024, net tangible asset book value per ordinary shares post combination	$—	$—	$1.48	$0.04

Weighted average shares outstanding — basic and diluted

We calculated the weighted-average number of shares outstanding for the net income (loss) per share attributable to common shareholders, basic and diluted, giving effect to the Business Combination as if it had occurred on January 1, 2024. We assumed no changes in the number of ordinary shares outstanding from January 1, 2024 through June 30, 2024. The weighted-average number of shares outstanding in the two scenarios, no redemption and maximum redemption, were determined as below:

	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
OAKU Class A Ordinary shares issue to Huajin securityholders(1)	23,748,128	23,748,128
OAKU Ordinary shares, already issued to the Sponsor and Private Shareholders	1,780,625	1,780,625
OAKU Class A Ordinary shares, already issued at IPO(2)	4,257,354	—
OAKU Class A Ordinary shares issue for conversion of OAKU Rights	1,015,521	1,015,521
OAKU Class A Ordinary shares issue for Backstop Investor	500,000	500,000
OAKU Class A Ordinary shares issue for the advisor, AsianLegend	1,187,406	1,187,406
Weighted-average number of shares outstanding attributable to common shareholders, basic and diluted	32,489,034	28,231,680

Any potentially dilutive outstanding shares were excluded from the computation of diluted net income (loss) per share for the periods presented because including them would have had an anti-dilutive effect, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods. In detail, we excluded from the net income (loss) per share for the year ended December 31, 2023, and for the six months ended June 30, 2024, the impact of the OAKU Warrants potentially dilutive outstanding shares to the extent such treatment was applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HUAJIN
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023 AND 2022

You should read the following discussion and analysis of the financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Information of Huajin” and the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about the business and operations.

The actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those describe under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward- Looking Statements. ” Unless the context otherwise requires, references in this section to “the Huajin Group” and similar first-person references are intended to mean the business and operations of Huajin and its consolidated subsidiaries taken as a whole prior to the Business Combination.

Business overview

The Huajin Group are a healthcare service company dedicated to delivering intelligent elderly care and home care services within local communities. Its presence is established through a network of franchise service stores under the esteemed brand, “QianXiang Health”, across China. Its mission centers around creating a community-based smart healthcare platform that progressively transforms into a comprehensive healthcare service provider, committed to the advancement of life, health, and elderly care industries.

The business started in 2014 when the wholly owned subsidiary, Shaanxi QianXiang Health Technology Co., Ltd. commenced business in delivering local community healthcare services. The Huajin Group generate revenue primarily through franchising fees collected from the franchise stores, sales of health care merchandise, as well as sharing of membership fees paid by end customers with the franchise stores.

Factors that Affect Results of Operations

The Huajin Group believes the key factors that affect and could affect the financial condition and results of operations include the following:

Overall economic and political conditions

The business, financial condition and results of operations are sensitive to changes in overall economic and political conditions that affect consumer spending in China. In addition, the elderly care industry is highly sensitive to general economic changes. Many factors outside of the management’s control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, and other government policies can adversely affect consumer confidence and spending. The domestic and international political environments, including global inflation and uncertain financial markets or at all, could in turn adversely affect the business, financial condition, and results of operations.

Market demand and supply

The revenues of the Huajin Group are significantly affected by the demand of health care service and products by the elderly and middle-aged people in China. Market demand for health care service and products and prevention of diseases is driven by various factors including, among others, the growth of individual and family disposable income, increased population of elderly people and longer life span of people in China. The rapid growth of China’s economy has led to an increase in living standards and per capita disposable income as well as accelerated urbanization. These factors helped drive the significant growth in health care service providers in China in recent years. However, the industry in China has historically been competitive and is affected by general economic conditions, consumer confidence and other factors such as the service providers’ respective service capacities and effectiveness of the products. Sales could slow down or decrease if the expanded overall capacity of service providers and health care product offering leads to an over-supply of market players, and the revenues may be negatively affected as a result.

The results of operations in any given period may also be affected by company-specific factors, including:

The ability to retain the existing franchise stores

The Huajin Group provides a service to help the franchisees to establish and manage heath care stores primarily pursuant to contractual arrangements normally with a term of 36 months. During the operating history of Huajin Group, a majority of the franchise stores renew franchise contracts with the Huajin Group. Although the Huajin Group is confident that it will be able to renew the contracts with the franchisees, there is possibility that these contracts may not be renewed or, if renewed, may not be renewed under the same or more favorable terms for the Huajin Group. The Huajin Group may not be able to accurately predict future trends in franchise renewals, and the franchisees’ renewal rates may decline or fluctuate due to factors such as level of satisfaction with its capacities, as well as factors beyond its control, such as the level of competition faced by the franchise stores, their level of success in retaining membership of end customers and recruiting new customers.

The ability to maintain in the relations with suppliers

The depend on its suppliers to supply high quality elderly care and health care products and instruments, while providing its member customers with a wide range of options. These suppliers are not obligated to do business with the Huajin Group or to allow the Huajin Group to have access to their research, development and manufacturing capabilities in the long term. If the Huajin Group fail to maintain the relationships with these supplier, they may decide at any time and for any reason to significantly curtail or inhibit its ability to integrate its brand management capabilities with their products, or increase the price of goods sourced by the Huajin Group.

The ability to respond to rapid changes in elderly care products and services and marketing channels

The elderly care marketplaces that the Huajin Group operates are characterized by rapid technological changes and frequent changes in customer preference, specifications and other requirements for the franchise stores to be able to sell their membership and products of the Huajin Group. The ability to retain and attract franchise stores and end customers depends in large part on the ability to improve the existing capabilities and introduce new marketing and sales operation that can adapt quickly to the emerging marketing channels. To achieve market acceptance for the operations of the Huajin Group, it must effectively anticipate and offer services and products that meet frequently changing trends in a timely manner. If it fails to do so, its ability to renew the contracts with existing franchise stores will be impaired.

The ability to improve or protect the reputation and brand recognition

The reputation and brand recognition of the Huajin Group is crucial to its business. Any harm to its reputation or failure to enhance its brand recognition may materially and adversely affect its business, financial condition and results of operations.

The ability to keep the competitive edge

Certain of the products and services of the Huajin Group may face significant competition in the marketplace. The business could be adversely affected by competitors who reduce prices, improve product attractiveness and effectiveness.

Key Components of Results of Operations

Revenues

The Huajin Group generated revenue primarily from franchise fees, sales of health care merchandise and royalty fees.

For franchise service, because the services the Huajin Group provides in exchange for initial franchise service fee and annual franchise fee are highly interrelated with the franchise right, the Huajin Group recognizes initial franchise service fee and annual franchise fee received from a franchisee as revenue over the term of the franchise agreement because the franchise rights are accounted for as rights to access the Huajin Group’s intellectual property. The franchise agreement term is generally three years.

The Huajin Group recognizes revenue from sales of health care merchandise when the products are delivered and the title is passed to customers. The Huajin Group also generates royalty revenues based upon a percentage of membership fees collected by the franchise stores from the end customers, and recognized over time throughout the membership period of the end customers, generally one year.

The Huajin Group’s revenues were RMB51.0 million and RMB120.5 million in the years ended December 31, 2022 and 2023, respectively.

Cost of revenues

The Huajin Group’s cost of revenues primarily consists of purchase price of products. Shipping charges to receive products from the suppliers are included in inventories, and recognized as cost of revenues upon sale of the products to the customers.

The Huajin Group’s cost of revenues were RMB21.7 million and RMB50.0 million for the year ended December 31, 2022 and 2023, respectively.

Selling expenses

Selling expenses primarily consist of (i) administrative cost; (ii) employee compensation; (iii) business expenditure; (iv) advertisement fee; (v) service fee; and (vi) others.

General and administrative expenses

General and administrative expenses primarily consist of (i) office expenses; (ii) service fees; (iii) employee compensation; (iv) business expenditure; (v) depreciation; (vi) rental expense; (vii) bad debt provision; and (viii) others.

Taxation

Cayman Islands

Huajin (China) Holdings Limited is an exempted company incorporated in Cayman Islands and subject to Cayman Islands law. The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Huajin (China) Holdings Limited levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

Hong Kong

The Huajin Group’s subsidiaries located in Hong Kong are subject to a profits tax rate of 8.25% on assessable profits on the first Hong Kong Dollars (“HK$”) 2 million and 16.5% for any assessable profits in excess of HK$2 million starting from the financial commencing on April 1, 2018.

China

The Huajin Group’s subsidiaries located in China are subject to PRC Enterprise Income Tax (EIT), on the taxable income in accordance with the relevant PRC income tax laws, which have adopted a unified income tax rate of 25% since January 1, 2008.

Results of Operations

Comparison for the Six Months Ended June 30, 2024 and 2023

The following table sets forth a summary of our consolidated results of operations for the six months ended June 30, 2024 and 2023. This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

in RMB	Six Months Ended June 30,		Changes
	2024	2023	Amount	%
Revenues	72,862,454	28,115,119	44,747,335	159.2%
Cost of revenues	23,632,484	9,760,736	13,871,748	142.1%
Gross profit	49,229,970	18,354,383	30,875,587	168.2%
Operating expenses
Selling expenses	5,613,288	4,181,161	1,432,127	34.3%
General and administrative expenses	22,140,756	5,393,313	16,747,443	310.5%
Income from operations	21,475,926	8,779,909	12,696,017	144.6%
Other income (expense), net	2,000	362,993	(360,993)	(99.4)%
Interest income	5,271	—	5,271	100.00%
Income before income taxes	21,483,197	9,142,902	12,340,295	135.0%
Income tax expenses	7,912,002	3,063,249	4,848,753	158.3%
Net income	13,571,195	6,079,653	7,491,542	123.2%
Net loss from continuing operations attributable to non-controlling interests	(858,901)	(307,941)	(550,960)	178.9%
Net income from continuing operations attributable to Huajin	14,430,096	6,387,594	8,042,502	125.9%
Other comprehensive loss
Foreign currency translation adjustment	(63,986)	(54,238)	(9,748)	18.0%
Total comprehensive income	14,366,110	6,333,356	8,032,754	126.8%

Revenue

We generate revenues from franchise fees, sales of health care merchandise and royalty fees. Our revenues increased by RMB44.7 million, or 159.2% to RMB72.9 million for the six months ended June 30, 2024 from RMB28.1 million for the six months ended June 30, 2023. The increase was because we greatly intensified our sales and marketing effort in 2024.

The following table presents the revenues disaggregated by revenue types for the six months ended June 30, 2024 and 2023.

in RMB	Six Months Ended June 30,		Changes
	2024	2023	Amount	%
Services:
Franchise fees	6,819,770	12,174,923	(5,355,153)	(44.0)%
Royalty fees	392,442	2,556,784	(2,164,343)	(84.7)%
Other	197,599	178,618	18,981	10.6%

Products:
Sale of healthcare merchandise	65,452,643	13,204,794	52,247,849	395.7%
Total net revenues	72,862,454	28,115,119	44,747,335	159.2%

The Huajin Group’s revenues increased RMB44.7 million, or 159.2% from RMB28.1 million for the six months ended June 30, 2023 to RMB72.9 million for the six months ended June 30, 2024.

Revenue from franchise fees decreased RMB5.4 million, or 44.0% from the year ended June 30, 2023 to the year ended June 30, 2024 because most franchise agreements signed and franchise stores opened in 2020 and 2021. We recognize franchise fee revenue over three years so most of such revenues have been recognized before the end of 2023.

We recognize franchise fee revenue over the franchise agreement term, which is three years. Details of the franchise revenue are in the table below.

	Franchise fee revenue recognized during the six months ended June 30, 2023 (in RMB)	Franchise fee revenue recognized during the six months ended June 30, 2024 (in RMB)	number of franchise contacts signed during the period
From franchise contracts signed in 2019	0	0	68
From franchise contracts signed in 2020	3,099,324	0	307
From franchise contracts signed in 2021	8,434,772	4,692,474	424
From franchise contracts signed in 2022	480,423	480,423	29
From franchise contracts signed in six months ended June 30, 2023	16,0403	N/A	12
From franchise contracts signed in 2023	N/A	604,509	37
From franchise contracts signed in six months ended June 30, 2024	N/A	104,2364	124
Total	12,174,922	6,819,770

Revenue from royalty fees decreased RMB 2.2 million, or 84.7% from the year ended June 30, 2023 to the year ended June 30, 2024 mainly because the number of VIP members that we recruited greatly reduced from 1,404 in the six months ended June 30, 2023 to 99 in the six months ended June 30, 2024 due to the shift of corporate strategy to boost revenue from existing stores.

Sale of health care merchandise increased RMB52.2 million, or 395.7% from the year ended June 30, 2023 to the year ended June 30, 2024, mainly because we sold more products and shipments greatly increased. For example, revenue from sales of our best seller Selenium Rich Corn Germ Powder, increased RMB17.06 million from the six months ended June 30, 2023 to the six months ended June 30, 2024. In addition, we expanded our products offerings, such as Deluxe optical wave double room, optical was mini room, turmeric kudzu vine root complex oligopeptide drink, and phodococcus pluvialis astaxanthin drink etc, most enjoy great popularity from our end customers.

Cost of revenues

Our cost of revenue increased by RMB13.9 million, or 142.1% from RMB9.8 million for the six months ended June 30, 2023 to RMB23.6 million for the six months ended June 30, 2024.

The following table sets forth a breakdown of the Huajin Group’s cost of revenues for the six months ended June 30, 2024 and 2023.

in RMB	Six Months Ended June 30,		Changes
	2024	2023	Amount	%
Service cost	4,936,695	3,064,064	1,872,631	61.1%
Product cost	18,695,789	6,696,672	11,999,117	179.2%
Total	23,632,484	9,760,736	13,871,748	142.1%

Cost of revenue from service cost increased RMB1.9 million, or 61.1% from the year ended June 30, 2023 to the year ended June30, 2024 despite the decrease in service revenue of 44.0% because the service fee of the outsourcing service providers increased during the first half of 2024.

Cost of revenue from product cost increased RMB12.0 million, or 179.2% from the year ended June 30, 2023 to the year ended June30, 2024. The percentage of increase was less than the percentage of increase in product sales of 395.7% because our suppliers gave us more discount as we increase purchase from them. For example, the average purchase price of our best seller Selenium Rich Corn Germ Powder, decreased 62.6% from the six months ended June 30, 2023 to the six months ended June 30, 2024. The average gross margin for our top three best sellers was 81.0% in the six months ended June 30, 2024, much higher than the average gross margin was 49.6% for our product sales in the six months ended June 30, 2023. The new products offered in 2024 also enjoy higher gross margin than average gross margin in 2023.

Selling expenses

Our selling expenses slightly increased by RMB1.4 million, or 34.3% from RMB4.2 million for the six months ended June 30, 2023 to RMB5.6 million for the six months ended June 30, 2024. The increase was mainly attributed to increase in sale people’ bonus resulted from increase in revenue.

in RMB	June 30, 2024		June 30, 2023		Fluctuation
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Administrative cost	1,512,118	26.9%	2,058,843	49.2%	(546,725)	(26.6)%
Employee compensation	4,066,065	72.4%	2,038,645	48.8%	2,027,420	99.4%
Business expenditure	32,034	0.6%	74,902	1.8%	(42,869)	(57.2)%
Advertisement fee	1,756	0.1%	850	0.0%	906	106.6%
Service fee	448	0.0%	7,921	0.2%	(7,473)	(94.3)%
Others	867	0.0%	—	0.0%	867	100.00%
Total selling expenses	5,613,288	100.00%	4,181,161	100.00%	1,432,127	34.3%

General and administrative expenses

Our general and administrative expenses increased by RMB16.7 million, or 310.5% from RMB5.4 million for the six months ended June 30, 2023 to RMB22.1 million for the six months ended June 30, 2024. The increase was primarily attributed to increase in bad debt expenses and employee compensation. The Company recorded bad debt expenses to account receivables, other receivable and loan receivable for RMB6.6 million, RMB2.5 million and RMB2.3 million, respectively during the six months ended June 30, 2024. Increase in employee compensation was to reward management for increase in revenue for the first half year of 2024.

in RMB	June 30, 2024		June 30, 2023		Fluctuation
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Office expenses	431,374	1.9%	423,419	7.9%	7,955	1.9%
Employee compensation	4,791,118	21.6%	2,426,511	45.0%	2,364,607	97.4%
Business expenditure	465,338	2.1%	501,764	9.3%	(36,426)	(7.3)%
Accumulative depreciation and amortization	795,000	3.6%	955,677	17.7%	(160,677)	(16.8)%
Service fees	1,902,717	8.6%	1,090,413	20.2%	812,304	74.5%
Other	1,463,365	6.7%	38,749	0.7%	1,424,616	3676.4%
Rent	717,451	3.2%	442,035	8.2%	275,416	62.3%
Bad debt reserve	11,574,393	52.3%	(485,256)	(9.0)%	12,059,649	(2485.2)%
Total general and administrative expenses	22,140,756	100.00%	5,393,312	100.00%	16,747,444	310.5%

Income Tax Expenses

Our income tax expenses increased from RMB3.1 million for the six months ended June 30, 2023 to RMB7.9 million for the six months ended June 30, 2024. The increase is in line with the increase of income before income taxes from RMB9.1 million during the six months ended June 30, 2023 to RMB21.5 million during the six months ended June 30, 2024.

Net income

As a result of the foregoing, our net income increased by RMB8.0 million, or 125.9%, from net income of RMB6.4 million for the six months ended June 30, 2023 to net income of RMB14.4 million for the same period ended June 30, 2024.

Comparison of Years Ended December 31, 2022 and 2023

	For the Years Ended December 31,		Changes
in RMB	2022	2023	Amount	%
Revenues	51,003,069	120,541,799	69,538,730	136.3%
Cost of revenues	21,671,132	50,015,829	28,344,697	130.8%
Gross profit	29,331,937	70,525,970	41,194,033	140.4%
Operating expenses
Selling expenses	9,302,662	13,967,297	4,664,635	50.1%
General and administrative expenses	34,350,282	20,031,462	(14,318,820)	(41.7)%
Total Operating expenses	43,652,944	33,998,759	(9,654,185)	(22.1)%
Income from operations	(14,321,007)	36,527,211	50,848,218	355.1%
Other Income (expenses)
Interest income	16,049	12,709	(3,340)	(20.8)%
Government grant	9,553	24,776	15,223	159.4%
Disposal (loss)	(319,735)	—	319,735	100.0%
Other expenses	115,891	1,767	(114,124)	(98.5)%
Net (loss) income before taxes	(14,499,249)	36,566,463	51,065,712	352.2%
Income tax benefit (expenses)	(2,970,702)	12,246,446	15,217,148	512.2%
Net (loss) income from continuing operations	(11,528,547)	24,320,017	35,848,564	311.0%
Discontinued operations:
Loss from the operations of the discontinued operation, net of income tax of nil	(5,020,666)	—	5,020,666	100.0%
Gain on the deconsolidation of the discontinued operation, net of tax	6,963,001	—	(6,963,001)	(100.0)%

Net loss from discontinued operations	1,942,335	—	(1,942,335)	(100.0)%

Net (loss) income	(9,586,212)	24,320,017	33,906,229	353.7%
Net (loss) income from continuing operations attributable to non-controlling interest	(1,181,299)	(878,352)	302,947	25.6%
Net (loss) income from discontinuing operations attributable to non-controlling interest	—	—	—	—
Net (loss) income from continuing operations attributable to Huajin(China) Holdings Limited	(10,347,248)	25,198,369	35,545,617	343.5%
Net loss from discontinued operations attributable to Huajin (China) Holdings Limited	1,942,335	—	(1,942,335)	(100.0)%
Net (loss) income attributable to Huajin (China) Holdings Limited	(8,404,913)	25,198,369	33,603,282	399.8%
Net (loss) income	(9,586,212)	24,320,017	33,906,229	353.7%
Other comprehensive income, net of tax of nil:	—	—	—	—
Change in cumulative foreign currency translation adjustments	12,572	(2,973)	(15,545)	(123.6)%
Total comprehensive (loss) income	(9,573,640)	24,317,044	33,890,684	354.0%
Less: comprehensive loss attributable to non-controlling interest	(1,181,299)	(878,352)	302,947	25.6%
Comprehensive (loss) income	(8,392,341)	25,195,396	33,587,737	400.2%

Revenue

The following table presents the revenues disaggregated by revenue types for the years ended December 31, 2022 and 2023.

	Years ended December 31,		Changes
in RMB	2022	2023	Amount	%
Services:
Franchise fees	25,660,973	22,619,809	(3,041,164)	(11.9)%
Royalty fees	4,893,899	9,164,470	4,270,571	87.3%
Other	482,151	393,478	(88,673)	(18.4)%

Products:
Sale of healthcare merchandise	19,966,046	88,364,042	68,397,996	342.6%
Total net revenues	51,003,069	120,541,799	69,538,730	136.3%

The Huajin Group’s revenues increased RMB69.5 million, or 136.3% from RMB51.0 million for the year ended December 31, 2022 to RMB120.5 million for the year ended December 31, 2023.

Revenue from franchise fees decreased RMB 3.0 million, or 11.9% from the year ended December 31, 2022 to the year ended December 31, 2023 because the Company’s strategy in 2023 was to focus in supporting and developing the existing franchise health care centers, rather than recruiting new franchise centers.

As of December 31, 2023, we have successfully established 865 local “QianXiang Health” brand franchising service stores, covering over 20 provinces and more than 100 cities in China. Among those franchisees, there are 30 city operation center stores, 279 county service center stores, and 556 community service center stores. During the fiscal year ended December 31, 2023, we recruited 37 (including 4 county centers and 33 community centers) new franchise health care centers. Fees collected from county centers are more than fees from community centers.

We recognize franchise fee revenue over the franchise agreement term, which is three years. Details of the franchise revenue are in the table below.

	2022 franchise fee revenue recognized (in RMB)	2023 franchise fee revenue recognized (in RMB)	number of franchise contacts signed during the year
From franchise contracts signed in 2019	536,800	0	68
From franchise contracts signed in 2020	7,905,990	4,213,623	307
From franchise contracts signed in 2021	16,869,544	16,869,544	424
From franchise contracts signed in 2022	348,639	961,108	29
From franchise contracts signed in 2023	0	575,534	37
Total	25,660,973	22,619,809

Franchise fee revenue decreased 11.9% in 2023 because more revenue from contract signed in 2020 was recognized in 2022 than that was in 2023.

Revenue from royalty fees increased RMB 4.3 million, or 87.3% from the year ended December 31, 2022 to the year ended December 31, 2023 mainly because the number of new VIP members sharply increased from 2022 to 2023 due to the end of Covid-19 lock-down in 2022 and an increased attention that people have placed on their health. The number of VIP members recruited was 41 and 1,847 during 2022 and 2023, respectively.

Sale of health care merchandise increased RMB68.4 million, or 342.6% from the year ended December 31, 2022 to the year ended December 31, 2023, mainly because the franchise health care centers greatly increased their purchase from the Huajin Group, which is resulted from more purchase from the end customers from the centers. For example, the sales and shipment of the two best sellers of the products, Guotai Collagen Peptide Special Diet and Seleniumr Rich Corn Germ Powder, increased by 3,676 and 1,125 boxes, respectively, from 2022 to 2023.

Cost of revenues

The following table sets forth a breakdown of the Huajin Group’s cost of revenues for the year ended December 31, 2022 and 2023.

	Year ended December 31,		Changes
in RMB	2022	2023	Amount	%
Service cost	14,199,434	19,352,186	5,152,752	36.3%
Products cost	7,471,698	30,663,643	23,191,945	310.4%
Total cost of revenues	21,671,132	50,015,829	28,344,697	130.8%

The Huajin Group’s cost of revenue increased by RMB28.3 million, or 130.8% from RMB21.7 million for the year ended December 31, 2022 to RMB50.0 million for the year ended December 31, 2023, which was primarily attributed to the following factors: (i) service cost increased RMB5.2 million, or 36.3% from 2022 to 2023, higher than the increase in service revenue of 3.7%, because supporting and developing existing franchise centers needed more service cost than before, and (ii) product cost increased 310.4%, slightly lower than the increase in revenue from sales of products of 342.6% because the suppliers offered the Huajin Group more discounts due to the higher volume purchased.

Our service cost increased RMB5.2 million, or 36.3% from 2022 to 2023, higher than the increase in service revenue of 3.7% during the same period, because our operation focus in 2023 was to support and develop existing franchise centers, and help them to achieve better performance, which in turn can bring more revenue to us from royalty fees. The service cost are all incurred with the cooperation with third party service providers such as marketing promotion company and decoration company. The breakdown of our service cost during 2022 and 2023 are as follows:

	2022 (in RMB)	2023 (in RMB)	Fluctuation
Franchise Support Costs	3,093,567	4,136,780	33.7%
Service award	10,225,988	11,823,574	15.6%
Conference organization	335,520	1,771,892	428.1%
Others	544,360	1,619,940	197.6%
Total	14,199,434	19,352,186

1.      Franchise support costs is a direct cost to new franchisees which include decoration design, rental negotiation, promotional materials for new stores, and other direct franchising support cost. These support costs are paid to our third party service suppliers. As 37 new franchise stores were recruited in 2023 which is 8 more than that of 2022, the support cost increased 33.7% accordingly.

2.      Service award were incentive and award attributable to good services of our third party promotional companies for their support and service to existing stores, recruitment of new franchisees and new VIP clients. Firstly, the franchise revenue is amortized over three years, so although it decreased around RMB 3 million, we still have to maintain a considerable cost to support hundreds of existing stores. Secondly, there also some reward for the 37 new franchise stores in 2023. Thirdly, royalty fee revenue which is from new VIP increased from RMB 4.9 million in 2022 to RMB9.2 million in 2023, therefore, the service award for the recruit of new VIP increased greatly.

3.      Conference organization cost was cost incurred to host conferences and meetings in order to train and educate both store managers and VIP clients for product introduction, health care knowledge and other skills. As the release of Covid-19 restriction from the beginning of 2023, both the frequency and the scale of meetings was increased, which lead the cost of conference increased 428%.

4.      Other cost mainly included free-gift to client for marketing event, conference and training for maintain good relationship with clients and potential VIP clients. Again, as more activities allowed after Covid-19 close-down and we focused on the development of all existing store in year 2023, we have to dispatch more gift to those potential clients and attractive them to accept our services. This will both maintain our branding and strengthen client stickiness.

Selling expenses

The following table sets forth a breakdown of the selling expenses during the years ended December 31, 2022 and 2023.

	Year ended December 31, 2022		Year ended December 31, 2023		Fluctuation
in RMB	Amount	Proportion	Amount	Proportion	Amount	%
Administrative cost	4,413,100	47.4%	6,321,486	45.3%	1,908,386	43.2%
Employee compensation	4,264,513	45.8%	6,585,547	47.1%	2,321,034	54.4%
Business expenditure	438,902	4.7%	131,172	0.9%	(307,730)	(70.1)%
Advertisement fee	50,668	0.5%	—	—	(50,668)	(100.0)%
Service fee	132,931	1.4%	929,092	6.7%	796,161	598.9%
Others	2,548	0.0%	—	—	(2,548)	(100.0)%
Total selling expenses	9,302,662	100.0%	13,967,297	100.0%	4,664,635	50.1%

The Huajin Group’s selling expense increased RMB4.7 million, or 50.1% from RMB9.3 million to RMB 14.0 million from 2022 to 2023. The increase was mainly caused by (i) increase in employee compensation of RMB2.3 million due to bonus paid to sales team to reward for their sales effort and result, (ii) increase in administrative cost of RMB1.9 million from 2022 to 2023 because more promotional events were organized and gifts were given out during the events during 2023, (iii) increase in service fee of RMB0.8 million from 2022 to 2023 as the Huajin Group used more professional services in order to boost sales, and partially offset by minor decrease in business expenditure, advertisement fee, and the others totaling RMB0.4 million.

General and administrative expenses

The following table sets forth a breakdown of the general and administrative expenses during the years ended December 31, 2022 and 2023.

	Year ended December 31, 2022		Year ended December 31, 2023		Fluctuation
in RMB					Amount	%
Office expenses	3,182,483	9.3%	2,423,318	12.1%	(759,165)	(23.9)%
Service fees	14,506,314	42.2%	7,797,009	38.9%	(6,709,305)	(46.3)%
Employee compensation	7,036,714	20.5%	5,364,364	26.8%	(1,672,350)	(23.8)%
Business expenditure	41,727	0.1%	—	—	(41,727)	(100.0)%
Depreciation	3,134,000	9.1%	1,825,581	9.1%	(1,308,418)	(41.7)%
Rental expense	799,027	2.3%	1,237,818	6.2%	438,791	54.9%
Bad debt provision	5,308,344	15.5%	1,323,556	6.6%	(3,984,788)	(75.1)%
Others	341,673	1.0%	59,816	0.3%	(281,857)	(82.5)%
Total general and administrative expenses	34,350,282	100.0%	20,031,462	100.0%	(14,318,820)	(41.7)%

The Huajin Group’s general and administrative expenses decreased by RMB14.3 million, or 41.7% from RMB34.3 million for the year ended December 31, 2022 to RMB20.0 million for the year ended December 31, 2023.The decrease was mainly attributed to (i) decrease of bad debt provision of RMB4.0 million, (ii) decease of RMB6.7 million in service cost from 2022 to 2023 because in 2022, the Huajin Group’s engaged intermediary organizations to assists its goal for IPO, while in 2023 some of the expenses directly related to the IPO was recorded in deferred IPO cost, (iii) decrease of RMB1.7 million in employee compensation from 2022 to 2023 due to the disposal of seven entities in 2022; (iv) decrease of office expenses, business expenditure, the decrease, depreciation and others totaling RMB2.4 million from 2022 to 2023 due to the disposal of seven entities in 2022, and partially offset by increase in rental expenses of RMB0.4 million as the Huajin Group expanded warehouse space in 2023.

Income Tax Expenses

The Huajin Group’s income tax expenses increased by RMB15.2 million or 512.2% from RMB(3.0) million for the year ended December 31, 2022 to RMB12.2 million income tax benefit for year ended December 31, 2023.

The Huajin Group’s current tax expense for the year ended December 31, 2023 was RMB12.2 million as compared with income tax benefit of RMB3.0 million for the year ended December 31,2022. The income tax benefit for 2022 was due to loss incurred in 2022 as well as net operation loss of entities carried forward from prior years. The income tax expense incurred in 2023 was due to income before income tax of RMB36.6 million.

Net income (loss) from continuing operations

As a result of the foregoing, the Huajin Group’s net income increased by RMB35.8 million, or 311.2%, from net loss of RMB11.5 million for year ended December 31, 2022 to net income of RMB24.3 million for the year ended December 31, 2023.

Discussion of Certain Balance Sheet Items

Comparison of June 30, 2024 and December 31, 2023

The following table sets forth selected information from the consolidated balance sheets as of June 30, 2024 and December 31, 2023. This information should be read together with the consolidated financial statements and related notes of the Huajin Group included elsewhere in this prospectus.

in RMB	June 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	3,758,863	28,681,908
Accounts receivable	24,513,062	19,673,415
Other receivable	61,376,017	27,479,788
Amount due from related parties	6,282,500	169,500
Prepaid expenses and other current assets	11,770,435	7,600,407
Inventories	3,457,983	10,929,826
Total Current Assets	111,158,860	94,534,844

Non-current Assets
Loan receivable	3,060,500	5,087,700
Other non-current assets	346,941	476,900
Property and equipment, net	1,720,881	2,365,281
Operating lease right-of-use assets	211,438	837,097
Deferred tax assets	8,226,500	4,878,749
Total Assets	124,725,120	108,180,571

LIABILITIES
Current Liabilities
Contract liabilities – current	39,396,262	55,187,068
Accounts payable	2,926,037	2,077,931
Accrued expenses and other current liabilities	6,910,903	6,245,170
Income tax payable	17,316,025	7,393,825
Amounts due to related parties	7,591,060	10,464,031
Operating lease liabilities, current portion	—	635,813
Short-term loans	2,617,006	—
Total Current Liabilities	76,757,293	82,003,838

in RMB	June 30, 2024	December 31, 2023
Non-current liabilities
Contract liabilities – non-current	14,218,720	5,934,835
TOTAL LIABILITIES	90,976,013	87,938,673

EQUITY
Stock Subscription Receivable	(48,691)	(48,691)
Common Stock Subscribed	325,383	325,383
Additional paid-in capital	—	—
Statutory reserve	5,840,759	5,840,759
Accumulated other comprehensive loss (income)	(59,136)	4,850
Retained earnings/ (accumulated deficit)	29,487,573	15,057,475
Total Huajin (China) Holdings Limited shareholders’ equity	35,545,888	21,179,776
Non-controlling interest	(1,796,781)	(937,880)
TOTAL EQUITY	33,749,107	20,241,898
TOTAL LIABILITIES AND TOTAL EQUITY	124,725,120	108,180,571

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks and financial institutions and cash on hand, which are highly liquid and are unrestricted as to withdrawal or use.

The total balance of cash and cash equivalents were RMB3.8 million and RMB28.7 million as of June 30, 2024 and December 31, 2023, respectively. The decrease in balance of cash and cash equivalents as of June 30, 2024 was a result of cash of RMB12.9 million used in the operating activities, RMB10.9 million used in the investing activities, RMB1.2 million used in the financing activities during the six months ended June 30, 2024.

Account receivable

Balance of account receivable was RMB24.5 million and RMB19.7 million as of June 30, 2024 and December 31, 2023, respectively. The increase of RMB4.8 million was due to increase in revenue.

Inventories

Inventories consisted health care merchandise with balance of RMB3.5 million and RMB10.9 million as of June 30, 2024 and December 31, 2023, respectively. The decrease in inventories was due to great increase in product sales.

Other receivable

Other receivable mainly represent receivables from companies and individuals that the Company co-operated with, deposit for merger and receivable from a company that Lelingkang invested in, Huarongda (Shanghai) Health Technology Ltd. (“Huarongda”), and receivable from third-party individuals. The balance of other receivable was RMB61.4 million and RMB27.5 million as of June 30, 2024 and December 31, 2023, respectively. The increase was mainly due to increase of receivable of RMB35.1 million from Huarongda.

Pursuant to investment agreements in October 2023, January 2024 and February 2024, the Company’s subsidiary, Lelingkang (Beijing) Health Technology Ltd. (“Lelingkang”) agreed to invest RMB36.5 million in Huarongda and obtain its 26.7% equity interest. In February 2024 and March 2024, Lelingkang signed a loan agreement with Huarongda, under which Lelingkang provided interest-free loan to Huarongda for RMB18.6 million.

In addition, in March 2024, Shaanxi Qianxiang made an interest-free loan of RMB5 million to Huarongda to support its business expansion. The loan will be due on September 30, 2024.

On July 10, 2024, Lelinkang signed the investment termination agreement with the founding shareholder of Huarongda. The investment was terminated, but Huarongda was required to repay all the investment, loan and related interest.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	RMB	RMB
Prepaid service fees	136,129	116,382
Prepayment for inventories and others	2,018,897	1,390,662
Deferred offering cost	10,377,617	6,599,796
Others	58,766	104,313
Total	12,591,409	8,211,153

Less: allowance for doubtful accounts	(820,974)	(610,746)

Prepaid expenses and other current assets, net	11,770,435	7,600,407

The balance of prepaid expenses and other current assets were RMB11.8 million and RMB7.6 million as of June 30, 2024 and December 31, 2023, respectively. The increase in balance of prepaid expenses and other current assets was mainly due to an increase of RMB3.8 million in deferred offering cost to pay for service fees for lawyers and other service providers directly related to the initial public offering during the six months ended June 30, 2024.

Property, plant and equipment, net

Property, plant and equipment consisted of the following:

	As of June 30, 2024	As of December 31, 2023
	RMB	RMB
Electronics	1,367,968	1,367,968
Furniture, fixture and equipment	1,786,122	1,786,122
Leasehold improvement	2,902,739	2,902,739
Motor vehicles	1,215,795	1,251,795
Software application	239,619	239,619
Total	7,548,243	7,548,243

Less: Accumulated depreciation	(5,827,362)	(5,182,962)

Property, plant and equipment, net	1,720,881	2,365,281

The balance of property, plant and equipment was RMB1.7 million and RMB2.4 million as of June 30, 2024 and December 31, 2023, respectively. The decrease was mainly due to an increase in accumulated depreciation of RMB 0.7 million during the six months ended June 30, 2024.

Loan receivables

Loan receivables are as follows:

	As of June 30, 2024	As of December 31, 2023
	RMB	RMB
Receivables from Shaanxi Lvjian Elderly Care Service Co., Ltd.(1)	4,637,000	4,637,000
Receivables from Tianhong Health (Beijing) Technology Co., Ltd.(1)	5,276,000	5,016,000
Less: allowance for doubtful accounts	(6,852,500)	(4,565,300)
Loan receivable, net	3,060,500	5,087,700

____________

(1)      The balances as of June 30, 2024 and December 31, 2023 represented interest-free loans extended by the Huajin Group to the entities disposed by the Group in 2022.

The balance of loan receivable was RMB3.1 million and RMB5.1 million as of June 30, 2024 and December 31, 2023, respectively. The decrease was mainly due to increase of allowance for doubtful accounts for RMB2.3 million in the six months ended June 30, 2024 because management estimated certain amounts may not be collected in the future based on available information.

Account Payable

The balance of account payable was RMB2.9 million and RMB2.1 million as of June 30, 2024 and December 31, 2023, respectively. The increase was mainly due to increased purchase to support increase in product sales.

Accrued expenses and other current liabilities

The components of accrued expenses and other current liabilities are as follows:

	As of June 30, 2024	As of December 31, 2023
	RMB	RMB
Salary and welfare payable	1,425,257	1,925,498
Accrued expenses	—	93,665
Customer deposit	2,032,162	2,539,434
Other tax payable	2,790,521	989,947
Others	612,963	696,626
Total	6,910,903	6,245,170

The balance of accrued expenses and other current liabilities was RMB6.9 million and RMB6.2 million as of June 30, 2024 and December 31, 2023, respectively. The increase was mainly due to an increase in value-added tax payable and surcharges to value added-tax for RMB1.8 million caused by increase in product sales, and offset by decrease of RMB0.5 million in salary and welfare payable because year end bosus was accrured on December 31, 2023 but not on June 30, 2024, and decrease of RMB0.5 million in customer deposit.

Comparison of December 31, 2022 and December 31, 2023

The following table sets forth selected information from the consolidated balance sheets as of December 31, 2022 and December 31, 2023. This information should be read together with the consolidated financial statements and related notes of the Huajin Group included elsewhere in this prospectus.

in RMB	December 31, 2022	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	1,493,739	28,681,908
Accounts receivable	552,600	19,673,415
Other receivable	4,063,258	27,479,788
Amount due from related parties	1,498,218	169,500
Prepaid expenses and other current assets	5,149,189	7,600,407
Inventories	5,002,196	10,929,826
Total Current Assets	17,759,200	94,534,844

Non-current Assets
Loan receivable	31,141,038	5,087,700
Other non-current assets	778,100	476,900
Property and equipment, net	3,720,069	2,365,281
Operating lease right-of-use assets	—	837,097
Deferred tax assets	16,939,094	4,878,749
Total Assets	70,337,501	108,180,571

LIABILITIES
Current Liabilities
Contract liabilities – current	48,700,050	55,187,068
Accounts payable	104,886	2,077,931
Accrued expenses and other current liabilities	3,831,026	6,245,170
Income tax payable	7,157,356	7,393,825
Amounts due to related parties	1,124,531	10,464,031
Operating lease liabilities, current portion	—	635,813
Total Current Liabilities	60,917,849	82,003,838

Non-current liabilities
Contract liabilities – non-current	13,070,019	5,934,835
TOTAL LIABILITIES	73,987,868	87,938,673

EQUITY
Stock Subscription Receivable	(48,691)	(48,691)
Common Stock Subscribed	325,383	325,383
Additional paid-in capital	50,000	0
Statutory reserve	2,445,699	5,840,759
Accumulated other comprehensive loss (income)	7,823	4,850
Retained earnings/ (accumulated deficit)	(6,371,053)	15,057,477
Total Huajin (China) Holdings Limited shareholders’ equity	(3,590,839)	21,179,778
Non-controlling interest	(59,528)	(937,880)
TOTAL EQUITY	(3,650,367)	20,241,898
TOTAL LIABILITIES AND TOTAL EQUITY	70,337,501	108,180,571

Cash and cash equivalents

Cash and cash equivalents consist of funds deposited with banks and financial institutions and cash on hand, which are highly liquid and are unrestricted as to withdrawal or use.

The total balance of cash and cash equivalents were RMB1.5 million and RMB28.7 million as of December 31, 2022 and December 31, 2023, respectively. The change of balance of cash and cash equivalents was a result of cash of RMB27.2 million provided the operating activities, and cash of RMB0.02 million used in the investing activities.

Account receivable

Balance of account receivable was RMB0.6 million and RMB19.7 million as of December 31, 2022 and December 31, 2023, respectively. The increase of RMB19.1 million was because the Huajin Group changed its credit policy in September 2023 in order to boost sales. Before September 2023, normally the Huajin Group required advance payment before shipping goods to customers, while starting from September 2023, the Huajin Group gave credit term of three months to the customers.

Inventories

Inventories consisted health care merchandise with balance of RMB5.0 million and RMB10.9 million as of December 31, 2022 and December 31, 2023, respectively. No write-down of inventories was recorded for the twelve months ended December 31, 2022 and 2023. The Increase in inventories was in order to prepare for more sales of merchandise.

Other receivable

Other receivable mainly represent receivables from companies and individuals that the Company co-operated with, deposit for merger and receivable from a company that Lelingkang invests in, Huarongda (Shanghai) Health Technology Ltd., and receivable from third-party individuals. The balance of other receivable was RMB4.1 million and RMB27.5 million as of December 31, 2022 and December 31, 2023, respectively. The increase was mainly due to receivable of RMB25 million from Huarongda (Shanghai) Health Technology Ltd. (“Huarongda”) due to an investment agreement signed by the Company’s subsidiary, Lelingkang (Beijing) Health Technology Ltd. (“Lelingkang”) with Huarongda, and its founder shareholder, and merger deposit of RMB2.4 million made to the financing party as of December 31, 2023.

The agreements signed with Huarongda and its founding shareholder are listed below:

1)      On October 7, 2023, Lelingkang signed an investment agreement with Huarongda and its founding shareholder Under the agreement, Lelingkang invested RMB25,000,000 in Huarongda and obtained 20% ownership in Huarongda. It is stated in the investment agreement that if by December 31, 2023, the founding shareholder of Huarongda fails to pay in full all of the paid in capital of Huarongda, or Huarongda cannot complete the business registration change procedures with relative government authorities, Lelingkang has the right to require Huarongda to return all of its investment, along with interest calculated based on 5% annualized rate for the period of investment;

2)      On January 15, 2024 and February 4, 2024, Lelingkang signed two supplemental investment agreements with Huarongda and its founding shareholder. Under the agreements, Lelingkang invested additional RMB11,500,000 in Hurongda to obtain additional 6.7% ownership in Huarongda after the investment process is completed. It is stated in the agreements that if by June 30, 2024, the founding shareholder of Huarongda fails to pay in full all of the paid in capital of Huarongda, or Huarongda cannot complete the business registration change procedures with relative government authorities, Lelingkang has the right to require Huarongda to return all of its investment amount, along with interest calculated based on 5% annualized rate for the period of investment.

In addition, in February 2024, Lelingkang signed an interest-free loan agreement of no more than RMB25,000,000 to Huarongda to support its business expansion. The loan would be extended when Huarongda requested. The actual accumulated loan amount is RMB21,600,000 by July 3, 2024. Huarongda repaid RMB500,000 on July 15, 2024. This rest of loan balance will be due on February 2025, but Huarongda may repay in advance according to its cash flow condition. In March 2024, Shaanxi Qianxiang Health Technology Co. Ltd. made an interest-free loan of RMB5,000,000 to Huarongda to support its business expansion. The loan will be due on September 30, 2024.

On July 10, 2024, Lelinkang signed the investment termination agreement with the founding shareholder of Huarongda. Key terms of the investment termination agreement are listed below:

1)      The investment agreement and supplemental agreements signed by Lelingkang and Huarongda in October 2023, January 2024 and February2024 were terminated on July 10, 2024.

2)      Huarongda agrees to repay all the investment amount of RMB36,500,000 and accrued interest of RMB2,302,204.86 with four installments in one year after the investment termination agreement was signed;

3)      Huarongda agrees to repay the loan of RMB5,000,0000 according to the loan agreement;

4)      The founding shareholder agrees to pledge all of his shareholding in Huarongda to Lelingkang to guarantee the repayment of the investment amount, loan and related interest.

The risks related to this investment are as follows:

1)      Huarongda may not be able to complete the business registration change procedures with relative government authorities;

2)      The operation and business result of Huarongda may not be satisfactory which results in low rate of investment return;

3)      Integration issue after the investment. The cooperation with Huarongda may not achieve a cohesive and win-win business result as expected; and

4)      The business strategy of Huarognda may not be consistent with our expectation.

An impairment of 1,250,000 on the other receivable from Huarongda was provided the year ended December 31, 2023 in order to remediate the recoverability risk of the other receivable balance from Huarongda, based on the investment agreement, pledge agreement signed by the founding shareholder of Huarongda and valuation report of Huarongda.

After the termination agreement was signed in July 2024, we have required Huarongda to return all investment amounts and loan to us. The founding shareholder of Huarongda has pledged his shareholding in Huarongda to us. No further investment in, or loans to Huarongda. As the investment process will not be completed, the balance of RMB36.5 million and accrued interests will remain in other receivables until they are all repaid. The financial statements of Huarongda will not be disclosed as the investment relationship no longer exists after July 2024.

Amount due from related parties

The balance of amount due from related parties was RMB1.5 million and RMB0.2 million as of December 31, 2022 and December 31, 2023, respectively. The balance as of December 31, 2022 consisted of RMB0.3 million from one of the shareholders of the Huajin Group and RMB1.2 million from the founding shareholder Mr. Li Xuehong, both of which were repaid before December 31, 2023. The balance as of December 31, 2023 of RMB0.2 million was due from an immediate family member of the founding shareholder.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
Prepaid service fees	1,081,748	116,382
Prepayment for inventories and others	2,786,524	1,390,662
Value-added tax recoverable	2,895,386	—
Deferred offering cost	—	6,599,796
Others	—	104,313
Total	6,763,658	8,211,153

Less: allowance for doubtful accounts	(1,614,469)	(610,746)

Prepaid expenses and other current assets, net	5,149,189	7,600,407

The balance of prepaid expenses and other current assets were RMB5.1 million and RMB7.6 million as of December 31, 2022 and December 31, 2023, respectively. The increase in balance of prepaid expenses and other current assets was mainly due to i) an increase of RMB6.6 million in deferred offering cost; and ii) decrease of RMB1.0 million in allowance for doubtful accounts, as offset by decrease of RMB1.4 million in prepayment for inventories and others and decrease of RMB2.9 million for value added taxes recoverable.

Property, plant and equipment, net

Property, plant and equipment as of December 31, 2022 and 2023 consisted of the following:

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
Electronics	1,342,958	1,367,968
Furniture, fixture and equipment	1,789,001	1,786,122
Leasehold improvement	2,902,739	2,902,739
Motor vehicles	1,251,795	1,251,795
Software application	122,072	239,619
Total	7,408,565	7,548,243

Less: Accumulated depreciation	(3,688,496)	(5,182,962)

Property, plant and equipment, net	3,720,069	2,365,281

The balance of property, plant and equipment was RMB3.7 million and RMB2.4 million as of December 31, 2022 and December 31, 2023, respectively. The decrease was mainly due to an increase in accumulated depreciation of RMB 1.5 million during the year ended December 31, 2023.

Loan receivables

Loan receivables as of December 31, 2022 and 2023 are as follows:

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
Receivables from Shaanxi Lvjian Elderly Care Service Co., Ltd.(1)	28,673,931	4,637,000
Receivables from Tianhong Health (Beijing) Technology Co., Ltd.(1)	5,825,000	5,016,000
Receivable from a third-party individual	480,000	—
Less: allowance for doubtful accounts	(3,837,893)	(4,565,300)
Loan receivable, net	31,141,038	5,087,700

____________

(1)      The balances as of December 31, 2022 and December 31, 2023 represented interest-free loans extended by the Huajin Group to the entities disposed in 2022.

The balance of loan receivable was RMB31.1 million and RMB5.1 million as of December 31, 2022 and December 31, 2023, respectively. The decrease was mainly due to settlement of receivables of RMB25.3 million from the entities the Huajin Group disposed in 2022 and increase of allowance for doubtful accounts for RMB0.7 million in the year ended December 31, 2023.

Account Payable

The balance of account payable was RMB0.1 million and RMB2.1 million as of December 31, 2022 and December 31, 2023, respectively. The increase was mainly due to increased purchase to support the sales.

Accrued expenses and other current liabilities

The components of accrued expenses and other current liabilities are as follows:

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
Salary and welfare payable	620,686	1,925,498
Accrued expenses	172,174	93,665
Customer deposit	2,902,300	2,539,434
Other tax payable	—	989,947
Others	135,866	696,626
Total	3,831,026	6,245,170

The balance of accrued expenses and other current liabilities was RMB3.8 million and RMB6.2 million as of December 31, 2022 and December 31, 2023, respectively. The increase was mainly due to an increase of RMB1.3 million in salary and welfare payable due to increased salary to sales people, and an increase in value-added tax payable for RMB1.0 million as of December 31, 2023 caused by increase in revenue.

Income tax payable

The balance of income tax payable was RMB7.2 million and RMB7.4 million as of December 31, 2022 and December 31, 2023, respectively. The increase was mainly due to increase in income before income taxes from 2022 to 2023.

Amount due to related parties

The balance of amount due to related parties was RMB1.1 million and RMB10.5 million as of December 31, 2022 and December 31, 2023, respectively. The balance as of December 31, 2022 was amount due to the founding shareholder of the Huajin Group. The balance as of December 31, 2023 was RMB8.0 million due to the founding shareholder of the Huajin Group, RMB2.3 million due to Shaanxi Hongfei Enterprise Management Co., Ltd, a company controlled by the founding shareholder of the Huajin Group, and RMB0.2 million due to the management members of the Huajin Group.

Operating lease liabilities

The balance of operating lease liabilities was nil and RMB0.6 million as of December 31, 2022 and December 31, 2023, respectively. In 2020, of the Huajin Group paid for its leases for term of five years, so balance of operating lease liabilities was nil as of December 31, 2022. In 2023, of the Huajin Group entered into a new lease agreement.

Liquidity and Capital Resources

To date, we have financed our operating and investing activities primarily through cash generated from operating activities. As of June 30, 2024, December 31, 2023 and December 31, 2022, our cash and cash equivalents were RMB3.8 million, RMB28.7 million and RMB1.5 million, respectively. Our cash and cash equivalents primarily consist of cash and time deposits with terms of three months or less.

The Company believes that its current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next twelve months. However, it may need additional cash resources in the future if it finds and wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it determines that its cash requirements exceed its amounts of cash on hand or if it decides to further optimize its capital structure, it may seek to issue debt or equity securities or obtain credit facilities or other sources of funding.

The following table set forth a summary of its cash flows for the six months ended June 30, 2024 and 2023:

In RMB	Six Months Ended June 30
	2024	2023
Net cash (used in) or provided by operating activities	(12,787,644)	15,703,214
Net cash (used in) investing activities	(10,910,600)	—
Net cash (used in) financing activities	(1,160,815)	(103,984)
In RMB	For the Years Ended December 31,
	2023	2022
Net cash (used in) or provided by operating activities	27,213,271	(40,679,266)
Net cash used in investing activities	(22,130)	(2,797,444)
Net cash provided by or (used in) financing activities	—	—

Operating activities

Net cash used in operating activities was RMB12.8 million for the six months ended June 30, 2024, as compared to RMB15.7 million net cash provided by operating activities for the six months ended June 30, 2023.

The net cash used in operating activities for the six months ended June 30, 2024 was primarily attributable to net income of RMB13.6 million, adjusted for non-cash items of RMB13.0 million and increase in net operating capital totaling RMB(39.4) million, as compared with cash balances on December 31, 2023.

The net cash provided by operating activities for the six months ended June 30, 2023 mainly primarily attributable to net income of RMB6.1 million, adjusted for non-cash items of RMB0.8 million, and decrease in net operating capital totaling RMB8.8 million, as compared with cash balances on December 31, 2022.

Net cash provided by operating activities was RMB27.2 million for the year ended December 31, 2023, as compared to RMB(40.7) million net cash used in operating activities for the year ended December 31, 2022.

The net cash provided by operating activities for the year ended December 31, 2023 was mainly due to our net income of RMB24.3 million, adjusted for non-cash items of RMB4.1 million, and partially offseted by changes in balances of operating assets and liabilities totaling RMB(1.2) million, as compared with cash balances on December 31, 2022.

The net cash provided in operating activities for the year ended December 31, 2022 mainly included our net loss of RMB(9.6) million, adjusted for non-cash items of RMB1.4 million, and change in balances of operating assets and liabilities totaling RMB(32.5) million as compared with cash balances on December 31, 2021.

Investing activities

Net cash used in investing activities was RMB10.9 million for the six months ended June 30, 2024, and no cash was used in or generated from investing activities for the six months ended June 30, 2023.

The net cash used in investing activities for the six months ended June 30, 2024 was because Beijing Xiaolekang Enterprise Management Co. LTD acquireed Shaanxi Qian Xiang Healthcare Technology Co., Ltd from prior shareholders for RMB10.9 million for purpose of recognization under common control.

Net cash used in investing activities was RMB0.02 million for the year ended December 31, 2023, as compared to RMB2.8 million of net cash used in investing activities for the year ended December 31, 2022.

The net cash used in investing activities for the year ended December 31, 2023 was mainly spent in purchase of property, plant and equipment. and the net cash used in investing activities for the year ended December 31, 2022 was mainly due to cash disposed from deconsolidation of subsidiaries.

Financing activities

Net cash used in financing activities was RMB1.2 million for the six months ended June 30, 2024, as compared to RMB0.1 million net cash used in financing activities for the six months ended June 30, 2023.

The net cash used in financing activities for the six months ended June 30, 2024 included payment of initial public offering costs for RMB(3.8) million, and proceed of short-term loans for RMB2.6 million, and the net cash used in financing activities for the six months ended June 30, 2023 was primarily used in payment of initial public offering costs of RMB(4.6) million and injection of capital from shareholders of RMB4.5 million.

No cash was used in or generated from financing activities for the years ended December 31, 2023 and 2022.

During the fiscal years ended December 31, 2022 and 2023, the Huajin Group financed the operating and investing activities primarily through cash generated from operating activities. As of December 31, 2023 and December 31, 2022, the cash and cash equivalents were RMB28.7 million, RMB1.5 million, respectively. The cash and cash equivalents primarily consist of cash and time deposits with terms of three months or less.

The Huajin Group believes that its current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next twelve months. However, it may need additional cash resources in the future if it finds and wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it determines that its cash requirements exceed its amounts of cash on hand or if it decides to further optimize its capital structure, it may seek to issue debt or equity securities or obtain credit facilities or other sources of funding.

The following table sets forth a summary of its cash flows for the years ended December 31, 2023 and 2022:

	For the Years Ended December 31,
In RMB	2022	2023
Net cash (used in) or provided by operating activities	(40,679,269)	27,213,272
Net cash (used in) investing activities	(2,797,444)	(22,130)
Net cash provided by or (used in) financing activities	—	—

Operating activities

Net cash provided by operating activities was RMB27.2 million for the year ended December 31, 2023, as compared to RMB(40.7) million net cash used in operating activities for the year ended December 31, 2022.

The net cash provided by operating activities for the year ended December 31, 2023 was primarily attributable to net income of RMB24.3 million, adjusted for non-cash items of RMB4.1 million and changes in balances of operating assets and liabilities totaling RMB(1.2) million, as compared with these balances on December 31, 2022.

The net cash used in operating activities for the year ended December 31, 2022 was mainly due to the net loss of RMB(9.6) million, adjusted for non-cash items of RMB1.4 million, and changes in balances of operating assets and liabilities totaling RMB(32.5) million, as compared with these balances on December 31, 2021.

Investing activities

Net cash used in investing activities was used in RMB0.02 million for the years ended December 31, 2023, as compared to net cash used in RMB2.8 million net cash used in investing activities for year ended December 31, 2022. The net cash used in investing activities for the year ended December 31, 2023 was primarily used in purchase of purchase of property, plant and equipment. The net cash used in investing activities for the year ended December 31, 2022 was mainly caused by cash disposed from deconsolidation of subsidiaries of RMB2.6 million and RMB0.2 million for purchase of property, plant and equipment.

Financing activities

No cash was used in or generated from financing activities during the years ended December 31, 2023 and 2022.

Quantitative and Qualitative Disclosures About Market Risk

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash.

Inflation

Inflationary factors, such as increases in supply costs as well as personnel and overhead costs, could impair the operating results. Although the Huajin Group does not believe that inflation has had a material impact on the financial position or results of operations to June 30, 2024, a high rate of inflation in the future may have an adverse effect on the ability of the Huajin Group to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Trend Information

The Huajin Group’s results of operations are slightly affected by the supply chain disruptions. As of the date of this prospectus, Its inventory turnover days were 24 days and 125 days in the first half of 2024 and first half of 2023, and 58 days and 66 days in 2023 and 2022, respectively. In addition, the turnover days for accounts receivable were 34 days and 12 days in the first half of 2024 and first half of 2023, and 30 days and 40 days in 2023 and 2022, respectively. Shorter turnover days for inventory and account receivable improved the short-term liquidity.

Other than as disclosed above and elsewhere in this prospectus, the management of the Huajin Group is not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Research and Development

The Huajin Group has not engaged in significant research and development activities since inception, but resort to its suppliers’ research and development activities to develop new solutions for elderly care and healthcare.

Critical Accounting Policies, Judgments and Estimates

The Huajin Group prepares its consolidated financial statements in accordance with U.S. GAAP, which requires its management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, the financial condition or results of operations would be affected. The Huajin Group bases its estimates on its own historical experience and other assumptions that the Huajin Group believes are reasonable after taking account of the circumstances and expectations for the future based on available information. The Huajin Group evaluates these estimates on an ongoing basis.

The Huajin Group’s expectations regarding the future are based on available information and assumptions that the Huajin Group believes to be reasonable, which together form its basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, the actual results could differ from those estimates. Some of the accounting policies require a higher degree of judgment than others in their application.

The Huajin Group considers an accounting estimate to be critical if: (i) the accounting estimate requires the Huajin Group to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that the Huajin Group reasonably could have used in the current period, would have a material impact on its financial condition or results of operations. When reading the consolidated financial statements of the Huajin Group, you should consider the selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing the financial statements of the Huajin Group. The critical accounting policies and practices include the following: (i) revenue recognition; (ii) accounts receivable; (iii) inventories, (iv) income taxes; and (iiv) deconsolidation. See Note 2 — Summary of Significant Accounting Policies to the consolidated financial statements of the Huajin Group for the disclosure of these accounting policies.

While management believes its judgments, estimates and assumptions are reasonable, they are based on information presently available and actual results may differ significantly from those estimates under different assumptions and conditions. The management believes that significant accounting estimates reflected in the Huajin Group’s consolidated financial statement mainly include the estimated inventory write-down, allowance for doubtful accounts, the useful lives of property, plant and equipment, and income taxes related to realization of deferred tax assets and uncertain tax position.

Recently issued accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to the Huajin Group is included in note 2 of the consolidated financial statements of the Huajin Group included elsewhere in this prospectus.

Emerging Growth Company Status

OAKU is, and the post-Business Combination company will be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We may take advantage of these exemptions until we are no longer an emerging growth company. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Huajin has irrevocably elected not to avail itself of this extended transition period and, as a result, it will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. Huajin may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of OAKU’s first registration statement filed under the United States Securities Act of 1933, as amended, or such earlier time that it is no longer an emerging growth company. The post-Business Combination company would cease to be an emerging growth company if it has more than $1.235 billion in annual revenue, it has more than $700.0 million in market value of its shares held by non-affiliates (and it has been a public company for at least 12 months and have filed one annual report on Form 10-K) or it issues more than $1.0 billion of non-convertible debt securities over a three-year period.

Off-Balance Sheet Arrangements

The Huajin Group did not have, during the periods presented, and it does not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

INFORMATION ABOUT HUAJIN

The information in this section describes the current and proposed business and operations of Huajin. Unless the context otherwise requires, all references in this section to “Huajin” refer to the current and proposed business and operations of Huajin.

Overview

Huajin is a pioneer of smart healthcare service provider dedicated to delivering non-medical community healthcare products and services to the elderly in local communities across China. Huajin has established its presence through a network of franchising service stores operated under “QianXiang Health” brand. Huajin’s mission focuses on creating a community-based smart healthcare platform that evolves into a comprehensive healthcare service provider. Huajin are committed to advancing the life science, health, and elderly care industries.

Huajin first started its business through its wholly owned subsidiary, Shaanxi QianXiang Health Technology Co., Ltd. (“Shaanxi QianXiang”), which was formed on February 7, 2014. Beginning as a healthcare service provider for local elderly communities, its multimodal smart healthcare service system leverages both in-store and at-home healthcare services to deliver comprehensive solutions for suboptimal health conditions to middle-aged and senior customers. Through its smart community healthcare management platform, Huajin offers healthcare food supplements, auxiliary healthcare devices and equipment, elderly health education, and training services. Additionally, Huajin also curates personalized wellness programs for the elderly and provide health resort service.

Huajin’s target customer population is the middle-aged and elderly individuals in the local community. As of June 30, 2024, Huajin has successfully established 989 local “QianXiang Health” brand franchising service stores, covering over 20 provinces and more than 100 cities in China. Among those franchisees, there are 31 city operation center stores, 330 county service center stores, and 628 community service center stores. Huajin’s headquarter is located in Langao County, Ankang City, Shaanxi Province, which was designated as the Smart Healthcare and Elderly Care Application Pilot Demonstration Area (Township) by the Ministry of Industry and Information Technology, the Ministry of Civil Affairs, and the National Health Commission in December 2020.

Operating as the primary franchisor, Huajin’s revenues primarily derive from franchising fees charged to different levels of local franchising service stores, including city operation center stores, county service center stores and community service center stores. Huajin collects franchising fees from its franchising service stores and ensure strict adherence to its operational standards and policies to safeguard the integrity of its “QianXiang Health” brand. Huajin’s franchising model empowers individual franchisees to embark on self-entrepreneurship by retaining autonomy over their own recruitment, marketing initiatives and pricing decisions. Simultaneously, they benefit from “QianXiang Health” brand, healthcare resources, and smart operational systems. Huajin’s collaboration with local franchising service stores aims to further enhance, refine and standardize its operational procedures, marketing concepts, products and services offerings, as well as pricing strategies. Huajin also generates revenues from different levels of store membership royalty fees collected by the franchising service stores from the end customers, and sales of healthcare products, including healthcare food supplements and auxiliary healthcare devices and equipment, and other daily household consumer goods.

On November 13, 2020, Shaanxi QianXiang was honored as one of China’s Future Unicorn Enterprises of 2020 during the 2020 China Future Unicorn Summit, an event hosted by Taiyuan Municipal People’s Government and Shanxi Provincial Investment Promotion Bureau. On December 1, 2020, Shaanxi QianXiang was recognized as a national high-tech enterprise by Shaanxi Province Department of Science and Technology, Shaanxi Provincial Department of Finance, and the State Taxation Administration of Shaanxi Province. Furthermore, on March 15, 2021, Shaanxi QianXiang was honored with the title “Satisfactory Entity for Consumer Rights Protection” by the China Consumers Association.

Our Industry

Summary

According to the 2023 China Winter Habitat Suitability Index of Migratory Birds-style Elderly Care report published by Shanghai Jiao Tong University’s Antai College of Economics and Management in November 2023, China’s elderly population is expected to surpass 300 million by 2024. This trend creates a growing market for elderly care services, with projections suggesting the population aged 60 and above will reach over 400 million by 2032. According to the Analysis Report on Investment Prospects of China’s Silver Economy from 2024 to 2025 released by iiMedia Research in 2023, China’s silver economy is set for significant growth, driven by an aging population, rising disposable incomes, and supportive government policies. By 2027, the market is expected to exceed RMB 20 trillion, offering ample opportunities in healthcare, elderly housing, insurance, and financial services.

Government policies, including Opinions of the General Office of the State Council on Developing the Silver Hair Economy and Enhancing the Welfare of the Elderly released by General Office of the State Council in January 2024, are critical in fostering investment in elderly care infrastructure. However, healthcare sector must navigate challenges such as high operational costs, regulatory changes, and increasing competition, especially in urban markets. Innovations in telemedicine, AI, and robotics will enhance efficiency and service quality, offering opportunities for growth. Companies that innovate and scale effectively will be well-positioned to benefit from the long-term potential of this expanding market.

According to China Commercial Senior Care Services Market Development Research Report published by iResearch Inc., in October 2022, the demand for professional elderly care services is growing, but the sector faces several barriers, including affordability challenges, high operational costs, and a mismatch between the supply of care resources and the growth of the elderly population. To overcome these obstacles, the sector requires innovative financial models, policy support, and the integration of advanced technologies. The combination of finance and services, along with government support like the long-term care insurance (LTCI) program, will be essential in addressing both demand and supply-side challenges. Additionally, technological advancements and market consolidation will help improve efficiency and scalability, especially as larger companies dominate the landscape. With the right combination of policy support, financial investment, and technological innovation, the healthcare sector is well-positioned to grow into a critical component of China’s aging society. This presents vast opportunities for service providers, as the market continues to expand and evolve to meet the needs of China’s elderly population.

Huajin’s Market Opportunity

Huajin’s goal revolves around improving the health conditions and enhancing the quality of life for the elderly, and elevating service standards amid China’s growing silver economy. The silver economy is considered part of the general economy that is relevant to the needs and demands of older adults. According to the National Bureau of Statistics of China, the population of China aged 60 and above increased from 194.73 million to 296.97 million from 2012 to 2023, and is expected to exceed 400 million by 2032 according to the 2023 China Winter Habitat Suitability Index of Migratory Birds-style Elderly Care report published by Shanghai Jiao Tong University’s Antai College of Economics and Management in November 2023.

Source: National Bureau of Statistics

With the acceleration of population aging, the increase in the number of elderly people provides a broad market space for the development of the silver economy. In addition to the increase of the elderly population, the rapid growth of China’s silver economy is driven by several other factors, including improved consumption capacity, technological advancement, and government support. Prior to 2020, China’s silver economy had already demonstrated substantial financial strength, which was further accelerated during the Covid-19 pandemic. The development of the general economy and rise in residents’ income levels led to a gradual increase in the purchasing power of the elderly. With a heightened focus on quality of life and healthcare, they are increasingly inclined to invest in better products and services. Consequently, industries catering to the needs of the elderly population, such as healthcare, rehabilitation, elderly care, and cultural tourism, are experiencing rapid growth in China. The Chinese government has also prioritized its Healthy China 2030 initiative as a central element of national policy development. According to the Analysis Report on Investment Prospects of China’s Silver Economy from 2024 to 2025 released by iiMedia Research in 2023, the market size of the elderly care industry in China reached RMB8.8 trillion (US$1.3 trillion) in 2021. It is expected that the market size of the elderly care industry in China will continue increasing at an annual growth rate of more than 10% and reach RMB16.1 trillion (US$2.23 trillion) by 2025, and RMB21.1 trillion (US$2.926 trillion) by 2027.

Source: iiMedia Research

As of June 30, 2024, Huajin has established 989 stores and served approximately 1,975 VIP members. Huajin aims to leverage its industrial advantages to develop a broader range of proprietary healthcare products, personalized at-home healthcare services, health resort services, as well as meal assistance and shopping assistance services tailored for the elderly. Huajin believes this will enable it to better meet the healthcare management and auxiliary living needs of the middle-aged and elderly population. Leveraging on its proprietary community and home care SAAS service platform, Huajin is committed to improve the community-based smart healthcare platform, and to build a model comprehensive community-based smart healthcare service system for the elderly care and health service industry in China.

The utilization of its local community elderly care service system and home care service platform is anticipated to continue growing due to:

•        The escalating senior population.    Huajin anticipates the upward trajectory of the aging population in China, presenting a sizeable market for its services. According to data provided by iResearch Inc. according to its China Commercial Senior Care Services Market Development Research Report published in October 2022, as of the end of 2021, China’s population aged 65 and above had reached 200 million. Among this group, more than 20% are semi-disabled or disabled elderly, and less than 40% of the elderly population is distributed in first-tier cities, with the majority residing in rural areas. As the number of seniors continues to rise, there will be an increased demand for specialized services to cater to their unique needs. Huajin’s products and services target seniors aged 55 to 75 years old, who are financially stable, value physical health, and seek a high-quality life. Huajin is well-positioned to capitalize on this growing market due to its expertise, infrastructure, and comprehensive range of offerings.

•        Favorable government policies.    The Chinese government has recognized the importance of the elderly care industry and has implemented favorable policies to support its development. Recently, the Chinese government has prioritized its Healthy China 2030 initiative as a central element of national policy development. These policies include financial incentives, tax benefits, and relaxed regulations to encourage investment and innovation in the sector. This creates a conducive environment for Huajin to expand and thrive.

•        Increasing demand in local communities.    Local communities are experiencing a rising demand for elderly care services. As China’s senior population continues to grow, more families are seeking professional assistance to care for their aging loved ones. There is an increasing preference for community-based care models that provide personalized and accessible services to seniors. By focusing on local community partnerships and establishing Huajin’s franchising store facilities in strategic locations, Huajin can effectively cater to this demand.

•        Adoption of AI, social media, internet, and mobile apps among senior communities.    Senior individuals in China are becoming increasingly tech-savvy and embracing digital platforms. The popularity of smart devices such as smartphones and tablets has made it more convenient for elderly people to access information, socialization, and entertainment. AI technology can be utilized to enhance the quality and efficiency of elderly care services, such as smart monitoring systems and personalized healthcare recommendations. Leveraging Huajin’s community and home care SAAS service system on social media, the internet, and mobile apps can facilitate communication, information sharing, and remote care services, creating convenient solutions for seniors and their families.

•        Willingness to spend on healthcare.    The elderly population in China has shown an increasing willingness to spend money on their healthcare. With improved living standards and rising disposable incomes, seniors are prioritizing their health and well-being. This opens up opportunities for Huajin to offer premium healthcare services, specialized treatments, and wellness programs that cater to their specific needs and preferences.

•        Specialized care services.    As the elderly population continues to grow, there is an increasing demand for specialized care services that cater to specific needs. This includes services like memory care for individuals with dementia, rehabilitation services for seniors recovering from surgery or injuries, and palliative care for those with terminal illnesses. By offering those specialized care programs, Huajin can tap into niche markets and provide tailored solutions to meet the unique requirements of different senior populations.

•        Growing demands in respite care services.    Family caregivers often need temporary relief from their caregiving responsibilities to rest and rejuvenate. Providing respite care services can help fill this gap by offering short-term care options for seniors. Huajin’s franchising stores serve customers as adult day care centers, short-stay facilities, or home-based respite care services platform. By supporting family caregivers, Huajin can address their needs while providing quality care for seniors.

•        Integrated healthcare solutions.    There is a growing need for integrated healthcare solutions that encompass both physical and mental well-being of senior individuals. This includes comprehensive healthcare packages that combine health support, nutritional guidance, and fitness programs. By providing such holistic healthcare solutions, Huajin can address the diverse needs of the aging population and ensure their overall wellness.

•        Health and wellness education.    With the increasing focus on healthy aging, there is a demand for health and wellness education targeted at seniors. Huajin’s healthcare education and training programs include workshops, seminars, and online/offline resources to educate seniors and their families about healthy lifestyle choices, disease prevention, and self-care practices. By establishing Huajin as a trusted source of information and education, Huajin can position itself as a leader in promoting healthy aging.

With a comprehensive approach, Huajin believes we can successfully navigate the market landscape and provide exceptional care for China’s aging population.

Corporate Structure

The following diagram sets forth the structure of Huajin immediately prior to the consummation of the Business Combination:

____________

(1)      Xantal Garden Limited is a British Virgin Islands company 100% owned by Mr. Xuehong Li’s family trust, the Lee’s Trust.

(2)      Union Insight Limited is a British Virgin Islands company 100% owned by Happiness Trust, a Hong Kong trust and an ESOP trust established by Huajin.

(3)      Blooming United Limited is a British Virgin Islands company 100% owned by Sunshine Trust, a Hong Kong trust and an ESOP’ trust established by Huajin.

The following diagram sets forth the structure of Huajin immediately following the consummation of the Business Combination:

Huajin (China) Holdings Limited 华锦(中国)控股有限公司, is a Cayman Islands exempted company incorporated on July 27, 2021. Huajin conducts its business in China through its wholly owned subsidiaries. The consolidation of Huajin and its wholly owned subsidiaries has been accounted for at historical cost and prepared on a basis as if the aforementioned transactions had become effective at the beginning of the first period presented in the accompanying consolidated financial statements.

Tianhong (HK) International Company Limited, or Tianhong HK, was incorporated on August 10, 2021 under the law of Hong Kong SAR. Tianhong HK is Huajin’s wholly owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Shaanxi QianXiang KaiHong Enterprise Management Co., Ltd., or Shaanxi WFOE, was incorporated on December 23, 2021 in Shaanxi, China, under the laws of the People’s Republic of China. It is a wholly owned subsidiary of Tianhong HK and a wholly foreign-owned entity under the PRC laws.

Beijing XiaoLeKang Enterprise Management Co., Ltd., or Beijing WFOE, was incorporated on December 16, 2021 in Beijing, China, under the laws of the People’s Republic of China. It is a wholly owned subsidiary of Tianhong HK and a wholly foreign-owned entity under the PRC laws.

Shaanxi QianXiang Health Technology Co., Ltd., or Shaanxi QianXiang, was incorporated on February 7, 2014 in Shaanxi, China. The shareholders of Shaanxi QianXiang transferred 100% equity of Shaanxi QianXiang to Beijing WFOE on April 7, 2023. Consequently, Shaanxi QianXiang became a wholly owned subsidiary of Beijing WFOE.

LeLingKang (Beijing) Health Technology Co., Ltd., or LeLingKang, was incorporated on July 15, 2021 as a subsidiary of Shaanxi QianXiang. Shaanxi QianXiang owns 90% of LeLingKang and Mr. Xuehong Li owns 10% of LeLingKang.

As of the date of this prospectus, Huajin has received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on such licenses and permissions.

No.	Company	License/Permission	Certificate Number	Issuing Authority	Validity
1	Shaanxi QianXiang	Certificate of Second-Class Medical Device Operation	Shaan An Shi Yao Jian Xie Operation Cert. No. 20190123	Ankang City Administrative Approval Service Bureau	Five years (From November 1, 2023 to October 30, 2028)
2	Shaanxi QianXiang	Commercial Franchise Enterprise Record Filing	0610100412100106	Ministry of Commerce	Long-term
3	LeLingKang	Food Operation License	JY11105223325131	Beijing Chaoyang District Market Supervision and Administration Bureau	Five years (From July 4, 2022 to July 3, 2027)

Huajin’s Competitive Advantages and Challenges

•        Established brand awareness and franchising business model advantages.    Huajin entered the elderly care and health service industry in China in 2014, as Shaanxi QianXiang has established its presence in the community healthcare service market for the elderly population in China. With the franchising qualification approved and granted by China’s Ministry of Commerce in 2021, Huajin provides uniform and standardized store design and operational procedures to ensure that its local franchising stores are consistent, standardized, systematic and equipped with smart professional operation and management system. As of June 30, 2024, Huajin successfully established 989 local franchising stores under the brand of “QianXiang Health” over 20 provinces in China. Huajin has grown rapidly in its local community franchising store opening and operation business because Huajin can provide its franchisee business partners with strategic and standardized sales promotion, technological training, marketing solutions and products after-sales services through its operating team, which will allow local franchising stores to open swiftly for customer retention and expansion.

•        Proven relationship with the local communities.    Huajin values each local community, county or city in which Huajin establishes its franchising stores through partnership between Huajin and such community, county or city. Prior to opening franchising stores, Huajin conducts in-depth study of the local demographic demands of elderly care and healthcare demands and work closely with the local communities. Focusing on this partnership-focused approach, Huajin believes that it is able to provide a sustainable solution that cater to the specific needs of these communities, thereby becoming a reliable partner to the local communities.

•        Proprietary software technology and smart community and home care Software as a Service (SAAS) service platform.    Huajin has registered ten patents, 44 software copyrights and 226 trademarks in China as of the date of this prospectus. Huajin’s proprietary community and home care SAAS service platform allows Huajin to properly manage, scale, optimize and tailor its healthcare service and daily assisted living services offered for each individual market and to rapidly launch new products to serve communities and customers.

•        Experienced management team and research and development team.    Huajin’s management has long-term experience in the healthcare service industry, and Huajin has established a solid customer base and network coverage. Huajin also has attracted and retained skilled and experienced sales and managerial teams. In addition, Huajin cooperated with Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute (“Zhongsheng Aopu”) and retained a professional research team to assist in its product research and development.

•        Effective brand promotion channels.    Huajin’s franchising model empowers individuals to pursue self-entrepreneurship opportunities and maintain autonomy over hirings, marketing initiatives, and pricing decisions. Simultaneously, they gain advantage from “QianXiang Health” brand, healthcare resources, and smart operational systems. Huajin’s collaboration with local franchising stores aims to further enhance, refine and standardize operating procedures, marketing concepts, products and services offerings, and pricing strategies. In addition, Huajin promotes brand “QianXiang Health” through various social media channels to expand potential customer base and to better enhance the communication and interaction with existing member customers.

Huajin currently focuses on providing non-medical community healthcare products and services, and Huajin does not plan to engage in medical related business. The majority of Huajin’s competitors in the healthcare service industry operate as B2B or B2B2C service providers, who often feature extensive investment plans in their business models, and their profitability is typically constrained by elevated expenses associated with property ownership or rental, personnel recruitment and compensation, and potential employment-related disputes. In contrast, Huajin’s growth is limited by China’s local economic environment, general economic development, uneven products distribution capacity in the market, concentration in partnership and individual consumption capacity. Challenges in Huajin’s business model include, without limitation:

•        Technological innovation and application risks.    The rapid pace of technological advancements may result in diminishing returns on Huaijin’s R&D investments, including those ongoing investments in Huajin’s proprietary community and home care SAAS service platform. Huajin aims to enhance the recruitment of technical talents, accelerate the R&D lifecycle, and forge partnerships with external experts to mitigate these technological innovation and application risks.

•        Talent bottleneck.    Huajin is facing a shortage of skilled professionals, including business development managers and Huajin’s franchising service store employees, especially for community service center stores located in third and fourth tier cities and rural areas. This talent gap may hinder Huaijin’s future expansion plan or affect service quality of Huajin’s franchising service stores. Huajin aims to build its own employee training program and cultivate a talent pool after this business combination.

•        Regulatory and policy uncertainty.    The constantly developing policies and regulations in the elder care industry can create unpredictable impacts on Huajin’s business model and strategy. Huajin aims to pay attention to industry trends and regulatory changes.

•        Branding and reputation management.    Any negative event occurred during the service process in stores may have a significant impact on Huajin’s brand image, potentially affecting Huajin’s listing process and market value.

Huajin’s Products and Services

Huajin has built multimodal smart healthcare service system leveraging both in-store and at-home healthcare services to deliver a range of services that encompass various aspects of community and home healthcare to middle-aged and senior customers. Through Huajin’s smart community healthcare management platform, Huajin offers healthcare food supplements, auxiliary healthcare devices and equipment, elderly health education, and training services. Additionally, Huajin also curates personalized wellness programs for the elderly. Huajin aims to enhance the quality of life for seniors and improve their overall well-being. Nonetheless, Huajin’s products and services do not involve any physical or mental illness diagnosis and treatment.

Huajin’s Franchising Stores

Huajin primarily operates through local franchising stores, which serve as the community’s centers for elderly care and healthcare services. As of June 30, 2024, Huajin has successfully established 989 local “QianXiang Health” brand franchising service stores, covering over 20 provinces and more than 100 cities in China. Among those franchisees, there are 31 city operation center stores, 330 county service center stores, and 628 community service center stores. Huajin continuously delivers comprehensive solutions for target seniors aged 55 to 75 years old, who are financially stable, value physical health, and seek a high-quality life. The franchising stores provide products and services includes non-medical health consultation, auxiliary healthcare instrument-assisted health management, sales of healthcare food supplements, attentive elderly care services and personalized wellness programs. Huajin also encourages customers to actively participate in various health knowledge and cultural learning activities organized by franchising stores. Huajin aims to effectively improve the targeted middle-aged and senior customers’ suboptimal health conditions through in-store auxiliary healthcare instrument and healthcare food supplements.

With Huajin’s smart community and home care SAAS operating system and smart watch products, Huajin’s local franchising stores also provide personalized at-home services through franchising store managers or third-party service personnel, responding to customers’ one-touch requests for meal assistance, cleaning aid, bathing support, medical assistance, health management, shopping assistance, mobility support, and non-medical health consultation. Huajin’s goal is to encourage elderly individuals not only staying at home, but getting out to community franchising stores, creating more social connections, participating in local events and recreational activities, and improving overall well-being.

Huajin collects franchising fees from franchising service stores and ensure strict adherence to operational standards and policies to safeguard the integrity of “QianXiang Health” brand. Huajin generally enters into franchise agreements with a term of three years and collect from franchisees the initial franchising fees and annual franchise fees. Franchise fees are collected based on the different levels of franchising stores and are typically received upfront, subject to customized discounts and promotions. Huajin’s standard initial franchising fees were RMB3 million (approximately US$410,000) per store for city operation center stores, RMB750,000 (approximately US$102,500) per store for county service center stores, and RMB150,000 (approximately US$20,500) per store for community service center stores from 2019 to May 2023. Starting from June 2023, Huajin introduced a new franchising fees policy. The franchising fees are set at RMB2 million (approximately US$277,346.35) per store for city operation center stores, RMB300,000 (approximately US$41,601.95) per store for county service center stores, and RMB200,000 (approximately US$27,734.64) per store for community service center stores.

Each city operation center store is primarily responsible for the service management and training of all county service center stores and community service center stores in the specific city. It is required to have store space of over 500 square meters and staffed with five service personnel. Each county service center store also oversees daily operations of all community service center stores in the specific county. It is required to have store space of over 300 square meters and staffed with four service personnel. The community service center stores focuses on daily business operations and provides elderly care products and services to the local community. It is required to have store space of less than 200 square meters and staffed with at least two service personnel. Huajin anticipates that each franchising store can provide products and services to up to 500 families around the community.

The following standards are required to meet prior to the operation of any franchising store:

•        Business license.    Ensuring that the business scope covers home care services, health management services, non-medical health consultation, and sales of food and electronic products;

•        Health certificate.    Ensuring the physical health of all franchising store employees before providing services to customers;

•        Work certificate.    Ensuring that the franchising store employees possess professional skills required to provide services. They may need to participate in skills training programs to obtain this certificate;

•        Food trade license.    Ensuring that the franchising store is qualified to sell food products to customers;

•        Ongoing skill training.    Providing continuous skill training for franchising store managers and employees, covering business skills, product knowledge, instrument usage, standardized customer service, and store operation management,; and

•        Standardized recruitment requirements.    Franchisees must hire qualified employees who meet Huajin’s operating standards.

By paying an initial franchise fee to Huajin, franchisees gain set-up services such as site renovation, product and service introduction and training services. Huajin also collects annual franchise fees to provide supporting services to the franchising service stores over the three-year term of the franchise agreements. In addition to contractual obligations, Huajin also established a code of conduct and policy manual for franchising service stores. Huajin has also formed a company marketing supervision committee to oversee and manage operational procedures, marketing concepts, products and services offerings, as well as pricing strategies for community and home healthcare services provided through franchising stores. Huajin provides products after-sales services through guiding franchisees on products related instructions and services related precautions, and follow-up maintenance of auxiliary healthcare devices and equipment.

VIP Customer Membership At Huajin’s Franchising Stores

Customers at Huajin’s franchising store who attain specified levels of spending become VIP members. These VIP members benefit from discounted rates on Shaanxi Qianxiang’s proprietary products and services, including health assessments, health improvement programs, and a range of high-quality healthcare food supplements and auxiliary healthcare devices and equipment products. They also receive a smart watch or smart band connected to Huajin’s smart community and home care SAAS operating system, which facilitates one-click call services, supporting their personalized needs. Huajin generally collects 50% of royalty fees based on different levels of membership fees collected by the franchising service stores from the end customers.

Huajin’s franchising service stores provide different levels of community and home healthcare products and services packages. Huajin’s franchising service store membership fees generally range from RMB999 (approximately US$136) per person to RMB4,999 (approximately US$683) per person. RMB999 (approximately US$136) membership package provides customers with value-equivalent products, including chondroitin peptide full bone nutrient powder, along with one health assessment and one month of in-store healthcare services. RMB2,999 (approximately US$410) membership package provides customers with value-equivalent products, including multifunctional smartwatch, chondroitin peptide full bone nutrient powder, photon pulse heating pads for moxibustion, artemisia argyi velvet, selenium-rich rice, along with six health assessment and three months of in-store healthcare services. RMB4,999 (approximately US$683) membership package provides customers with value-equivalent products, including multifunctional smartwatch, multifunctional thermal-enhancing instrument, prickly pear protein tablets, selenium-rich rice, along with twelve health assessments and six months of in-store healthcare services. Those in-store services provided include health massage services such as foot massages, full body massages, gua sha, and cupping, physical therapy services such as moxibustion and acupoint application, equipment-based therapy services through Huajin’s auxiliary healthcare devices and equipment, and daily living health services such as nutritional care services. These in-store services do not involve certified medical professionals.

In addition to the in-store services, Huajin extends offerings to include non-medical health consultation for elderly care and healthcare through franchising stores, which do not involve any physical or mental illness diagnosis and treatment. Huajin’s franchising store employees generally provide guidance on elderly care planning, health management, and other potential health problems the seniors may encounter. This enables franchising service stores to adopt a more diversified approach to elderly care services, assisting the elderly and their families in making well-informed decisions for their well-being.

Huajin’s specially designed elderly care services include:

Service Name	Description
Gratitude Five-Heart Exercise	Exercise method which helps improve vitality and uplift overall well-being and spirits.
Health and Wellness Public Welfare Courses	Online and offline courses provided by health and wellness experts, which mainly focus on traditional Chinese culture and general health knowledge.
Health VIP Service	Tailored health plans and dietary guidance provided to VIP members.
Product Guidance Service	Healthcare food supplements consuming instructions provided to VIP members.
Auxiliary Healthcare Devices Guidance Service	Auxiliary healthcare devices and equipment related services provided to VIP members.
Entertainment and Leisure Service	Recreational activities including games, singing, and dancing for elderly individuals.

Huajin emphasizes on quality control and standardization across franchising stores. To ensure consistency and uphold high standards across franchising service store network operated under “QianXiang Health” brand, Huajin has developed a set of internal policies and guidelines covering branding, service quality, and operational procedures. These measures are designed to maintain uniformity in the services provided, aiming to secure customer satisfaction and membership loyalty, and to safeguard brand reputation.

By leveraging Huajin’s smart community and home care SAAS operating system and integrating new technologies of artificial intelligence and big data, Huajin regularly launches and introduces new products and services at franchising stores, particularly healthcare food supplements, to provide new solutions for elderly care and healthcare.

Healthcare Food Supplements and Auxiliary Healthcare Devices

Through a combination of internal research and development activities and collaboration with other third-parties, Huajin provides a diverse range of healthcare food supplements and auxiliary healthcare devices and equipment targeting both franchising store members and other retail or group purchasers. Huajin’s commitment to research and development is driven by dedication to assisting franchising store customers in relieving or improving their suboptimal health conditions. Huajin’s healthcare food supplements are developed to provide a holistic approach to maintain personal wellness of the elderly, and the auxiliary healthcare devices and equipment empower franchising store customers to monitor their vital signs, track their living patterns, and improve health management, promoting a proactively informed approach to well-being. Huajin’s healthcare food supplements products are regulated by the Food Safety Law and the Regulations for the Implementation of the Food Safety Law and are not proved to be used as a drug to treat any disease. Huajin’s auxiliary healthcare devices and equipment are not medical devices, and are regulated by the Electronic Equipment Security Management Law. With a portfolio of healthcare food supplements products and auxiliary healthcare devices, Huajin strives to provide solutions to suboptimal health conditions, restore life balance, and enhance personal overall wellness.

Recently, to strengthen research and development efforts, Shaanxi QianXiang entered into six product development agreements with Zhongsheng Aopu in May 2019, December 2021 and May, August and September of 2023, respectively, pursuant to which Huajin cooperated with Zhongsheng Aopu in product development, and outsourced the research and development of formulation process and technology of multiple healthcare food supplements products, including shrimp astaxanthin vitality pills and tablets (branded as QianXiang Vitality Pills), prickly pear protein tablets, cordyceps militaris tablets (branded as Snow Lotus Complex Peptide Pressed Candy) and “Oligopeptide” products to Zhongsheng Aopu.

In addition to own healthcare food supplements and auxiliary healthcare devices and equipment, Huajin also cooperates with other leading healthcare product brands, including Guotai. These include manufacturers of diagnostic and rehabilitation equipment, as well as smart healthcare hardware technology companies. Huajin reviewed the production qualifications of these third parties, including business licenses, food production permits, lists of food variety and testing reports. By collaborating with these brands, Huajin aims to expand product portfolio to meet the diverse purchase demands of franchising stores’ member customers.

The following chart sets forth a summary of Huajin’s major healthcare food supplements and auxiliary healthcare devices and equipment:

Category	Product Name	Own Brand/Resale	Description	% of Sales in the six months ended June 30, 2024	% of Sales in the fiscal year ended December 31, 2023	% of Sales in the fiscal year ended December 31, 2022
Supplemental healthcare food	Guotai Collagen Peptide Special Dietary Foods	Resale	The key ingredient includes: bovine bone collagen peptide powder.	20.28%	34.56%	59.94%
Supplemental healthcare food	Selenium Rich Corn Germ Powder	Own Brand	The key ingredients include: selenium rich corn germ powder, selenium rich quinoa powder, selenium rich buckwheat powder, selenium rich white kidney bean powder, selenium rich oat powder, selenium rich jade fungus powder, selenium rich broccoli pollen, selenium rich monkey head mushroom powder, selenium rich millet peptide powder, selenium rich rice peptide powder, epigallocatechin gallate (EGCG), and corn silk powder.	25.37%	9.40%	—
Supplemental healthcare food	QianXiang Vitality Pills	Own Brand	The key ingredients include: haematococcus pluvialis (a kind of green algae containing astaxanthin), black rice, and flaxseed oil.	1.76%	5.32%	1.23%
Supplemental healthcare food	QianXiang Cordyceps Pills	Own Brand	The key ingredients include cordyceps militaris (a kind of fungus), lycopene, beta carotene, yeast, and vitamin C.	21.05%	1.09%	0.77%
Supplemental healthcare food	YiShengChangXiang Pressed Candy	Own Brand	The key ingredients include cassia seed, mixed fruit and vegetable enzyme powder, and probiotic fermentation powder.	1.03%	—	—
Supplemental healthcare food	Haematococcus Pluvialis Astaxanthin Drink	Resale	The key ingredient includes haematococcus pluvialis (a kind of green algae containing astaxanthin).	1.61%	—	—
Supplemental healthcare food	Turmeric and Kudzu Root Compound Oligopeptide Drink	Resale	The key ingredients include corn oligopeptide powder, turmeric, hovenia dulcis powder and kudzu root powder.	1.57%	—	—
Supplemental healthcare food	Nutritional Meal Replacement Special Diet Powder	Resale	The key ingredients include soy protein, konjac flour, concentrated whey protein powder.	1.13%	—	—

Category	Product Name	Own Brand/Resale	Description	% of Sales in the six months ended June 30, 2024	% of Sales in the fiscal year ended December 31, 2023	% of Sales in the fiscal year ended December 31, 2022
Auxiliary healthcare device	Far Infrared Wave Foot Soaking Tub	Own Brand	Foot massage tub with far-infrared wave heating function and intelligent control panel.	1.47%	0.3%	2.31%
Auxiliary healthcare device	Hydrogen Water Generator for Water Production	Own Brand	Hydrogen water generator with low voltage and high current electrolysis technology.	4.56%	8.43%	11.63%
Auxiliary healthcare device	QianXiang Health Energy Concentration Device	Own Brand	Portable device with far-infrared wave heating function.	2.03%	5.06%	4.88%
Auxiliary healthcare device	Terahertz Electromagnetic Thermal Sensing Device	Own Brand	Device with an electromagnetic wave generator and a power supply time controller.	2.27%	1.57%	1.18%
Auxiliary healthcare device	QX Small Health Assessment Device	Own Brand	Device with earpiece sensor and pillow sensor.	1.01%	—	—
Auxiliary healthcare device	Multifunctional Thermal Enhancement Device	Own Brand	Device with thermal synergist.	1.77%	—	—
Auxiliary healthcare device	Light Wave Room	Resale	Device with far infrared technology with heating function.	5.53%	—	—

Smart Community and Home Care SAAS Operating System

Huajin’s smart community and home care SAAS operating system is designed to address the specific needs of elderly individuals. By combining advanced SAAS technology and comprehensive services, it offers the elderly care within franchising store’s reach and the community setting. Through the integration of smart home system, in-store elderly care services and smart hardware, Huajin’s smart community and home care SAAS operating system aims to solve the challenges faced by elderly individuals living at home. The system is established through a city operation center store as the service center, which communicates and coordinates with several community service center stores acting as digital living stations for local communities. Through smart watches, smart bands and other hardware, the system provides the following main service features:

•        Real-Time Call Services.    The smart community and home care SAAS system allows elderly individuals to make quick calls to Huajin’s franchising service stores for assistance whenever they need it. Whether it is a medical emergency, a request for help, or simply chatting, this feature ensures that support is just a call away. In the event of a medical emergency, Huajin’s franchising service store employees will immediately contact emergency services by dialing “120” emergency contact number for an ambulance.

•        Meal Assistance Services.    Understanding the importance of proper nutrition for the well-being of elderly individuals, the smart community and home care SAAS system provides meal assistance services. This includes meal planning, personalized dietary recommendations, and meal delivery services to ensure that the elderly residents receive nutritious meals that cater to their specific physical needs within local communities.

•        Cultural and Entertainment Services.    To promote social engagement and mental stimulation, the smart community and home care SAAS system offers cultural and entertainment services. These services may include virtual tours, online classes, book clubs, movie nights, and other activities that cater to the interests and preferences of the elderly residents. By providing opportunities for cultural enrichment and entertainment, the system aims to enhance their mental quality of life within local communities.

•        Psychological Comfort Services.    The smart community and home care SAAS system recognizes the importance of addressing the psychological well-being of the elderly individuals facing various emotional challenges facing aging. It provides access to counseling services, emotional support hotlines, and resources for mental health maintenance. This feature aims to offer psychological comfort and a sense of security to the elderly residents, ensuring they have access to the support they need.

Huajin believes that its focus on local community-based care, combined with community and home care SAAS service system, enables Huajin to grow as a key player in meeting the demands of the aging population in local communities.

Health Resort

Huajin builds residential-lifestyle health preservation resort for franchising store members and customers. In July 2020, Shaanxi QianXiang entered into a five-year lease agreement with Langao County Civil Affairs Bureau, pursuant to which Huajin contracted to use comprehensive building of the disabled rehabilitation center covering approximately 4021.8 square meters and the adjacent apartment building, covering approximately 3523.2 square meters to develop an integrated elderly services center for residential-style leisure and vacation health preservation bases. Huajin completed construction work in August 2020, and rebranded as the model of the “China Selenium Valley Health Preservation Base” in Ankang City, Shaanxi Province, China. It is temporarily used for short-term residence of external customers and VIP members of franchising stores for purposes of training, conferences and team building. While the health resort business has not generated any cash flow as of June 30, 2024, Huajin expects to launch health resort business in the future and to develop other high-quality health preservation bases in China, offering visitors a wider range of options for their health preservation and leisure needs.

Health Education, Training Programs and Other Healthcare Services

Huajin also offers a range of other health preservation services and product sales to cater to the diverse needs of individuals. These include health/elderly education training programs and household consumer goods.

Additionally, Huajin recognizes the significance of daily household consumer goods in maintaining a healthy lifestyle. Huajin offers a selection of high-quality, health-conscious products that are essential for everyday living. These products include organic food, environmentally friendly cleaning supplies and personal care products.

Huajin plans to further leverage strengths and expertise in the healthcare industry to further develop and expand product offerings. This includes the development of other branded healthcare products, tourism products, elderly insurance, healthcare service systems, home automation solutions, advertising services and home delivery. By combining education, consumer goods, and various other services, Huajin strives to create an ecosystem that supports franchising stores’ member customers in maintaining a healthy lifestyle, ensuring their well-being across different aspects of their lives.

Business Development Strategy

Huajin is one of the established elderly care and health care service providers with a deep engagement in the local communities through local franchising stores and path to capture the opportunity of the fast-growing elderly care industry. Huajin plans to leverage strengths to outperform competition with the following growth strategies:

•        Continue Expanding Franchising Store Base.    Huajin plans to focus on expanding market presence by continuing to drive organic growth of new franchising stores in various communities across China. This can involve site selection, franchise partnerships, and efficient store management systems.

•        Continue Growing Platform User Base.    Huajin considers to employ various marketing and customer strategies such as targeted online advertising, partnerships with relevant organizations or influencers, referral programs, and offering incentives for user registrations and engagement with Huajin’s smart community and home care service SAAS operating system platform.

•        Continue Expanding Diversification of Services.    Huajin plans to expand beyond traditional elderly care services and diversify into related areas such as mental health support, wellness programs, caregiver training, and medical tourism. This can attract a wider customer base and provide comprehensive solutions for elderly individuals and their families.

•        Seeking Strategic Business Partners in the Industry.    Huajin is seeking strategic collaborations and partnerships with existing resort chains, real estate developers, healthcare providers, insurance companies, and technology companies that are engaged in the healthcare industry for the purpose of working together on future residential-resort base community projects. Huajin also considers acquiring or investing in suitable properties for the development of healthcare and leisure resorts. Huajin will also seek to form strategic partnerships with healthcare-related business partners (the Business-end) and local community authorities (the Government-end), through which mutual referrals, business collaborations, and healthcare knowledge/information-sharing.

•        Integrating More Elderly-Friendly Technologies and Products into System Platform.    Huajin is developing more elderly user-friendly and intuitive mobile applications and online platforms for elderly care services, home care services and other smart community services to add into Huajin’s existing SAAS operating system platform, allowing elderly’s easy access to information, bookings, and personalized recommendations.

•        Deeping Community Engagement.    Huajin plans to continue actively engaging with local elderly communities to build trust and establish brand of “QianXiang Health” as a valuable contributor to the well-being of elderly individuals. This can involve organizing community events, partnering with senior centers or organizations, and supporting relevant social causes.

•        Integrating the Industry Chain.    Huajin will focus on creating comprehensive marketplace platform that allows Business-end suppliers to showcase their elderly care and health care products and services, while providing member customers with a wide range of options. Huajin also works on establishing distribution channels for physical products and negotiating favorable terms with logistics and delivery service providers.

Intellectual Property

Huajin generally relies on trademark, patent, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect intellectual property and proprietary rights.

Huajin’s success depends upon proprietary software technology and proprietary smart community and home care health service SAAS operating system. Huajin’s subsidiaries have registered ten patents, 44 software copyrights and 226 trademarks in China as of the date of this prospectus.

Patent*:

No.	Company	Patent Description	Patent Type	Patent Number	Application Date	Expiration Date	Status
1	Shaanxi QianXiang	Health Assessment Device	Utility Models	2020212665986	07/01/2020	06/30/2030	Granted
2	Shaanxi QianXiang	Anti-Blue Light Fatigue-Resistant Glasses	Utility Models	201921644434X	09/29/2019	09/28/2029	Granted
3	Shaanxi QianXiang	Body Health Detection Device	Design	2019303204273	06/20/2019	06/19/2029	Acquired
4	Shaanxi QianXiang	Efficient Method for Separation and Purification of Puerarin	Invention	2016104750063	06/22/2016	06/25/2036	Acquired
5	Shaanxi QianXiang	Small Molecule Peptides and Applications	Invention	2014105122310	09/29/2014	09/28/2034	Acquired

No.	Company	Patent Description	Patent Type	Patent Number	Application Date	Expiration Date	Status
6	Shaanxi QianXiang	Cordyceps Health Powder	Invention	2014103798070	08/04/2014	08/03/2034	Acquired
7	Shaanxi QianXiang	Functional Food for Lowering Blood Lipids and Blood Pressure and Two-Step Fermentation Preparation Method	Invention	2014101357336	04/04/2014	04/03/2034	Acquired
8	Shaanxi QianXiang	Small Peptides and Applications	Invention	2016111164521	12/07/2016	12/07/2036	Acquired
9	Shaanxi QianXiang	Preparation Method for Astaxanthin Nanocapsules	Invention	2020107442963	07/29/2020	07/29/2040	Acquired
10	Shaanxi QianXiang	A method for preparing oyster peptides	Invention	2021113735504	11/28/2023	11/28/2043	Acquired

____________

*        Chinese Patent Law defines three different types of patents for protecting invention-creation: invention, utility model, and design. “Invention” means any new technical solution proposed for a product, a process or the improvement thereof. “Utility Model” means any new technical solution proposed for the shape, the structure, or their combination, of a product, which is fit for practical use. “Design” means, with respect to an overall or partial product, any new design of the shape, the pattern, or their combination, or the combination of the color with shape or pattern, which is rich in an aesthetic appeal and is fit for industrial application.

Software Copyrights:

No.	Company	Full Name	Abbreviation	Version	Registration Number	Status	First Publication Date	Development Completion Date
1.	Shaanxi QianXiang	Qianxiang Health Online Service Cloud Platform	—	V1.0	2021SR1603384	Granted	—	07/12/2020
2.	Shaanxi QianXiang	Qianxiang Health Terminal Customer Registration System	—	V1.0	2021SR1603431	Granted	—	09/08/2021
3.	Shaanxi QianXiang	Qianxiang Health Customer Information Management System	—	V1.0	2021SR1588628	Granted	—	06/05/2020
4.	Shaanxi QianXiang	Qianxiang Health Customer Application Management System	—	V1.0	2021SR1585754	Granted	—	04/22/2021
5.	Shaanxi QianXiang	Qianxiang Health Franchising Store Customer Service Management System	—	V1.0	2021SR1585365	Granted	—	07/11/2021
6.	Shaanxi QianXiang	Qianxiang Health Customer Terminal Management Service Platform	—	V1.0	2021SR1585742	Granted	—	03/21/2021

No.	Company	Full Name	Abbreviation	Version	Registration Number	Status	First Publication Date	Development Completion Date
7.	Shaanxi QianXiang	Qianxiang Health Inventory Management Application System	—	V1.0	2021SR1585730	Granted	—	06/25/2021
8.	Shaanxi QianXiang	Qianxiang Health Warehouse Service Management System	—	V1.0	2021SR1585373	Granted	—	10/09/2020
9.	Shaanxi QianXiang	Qianxiang Health National Customer Service Management Platform	—	V1.0	2021SR1588355	Granted	—	02/27/2021
10.	Shaanxi QianXiang	Qianxiang Health Customer Service Management System	—	V1.0	2021SR1586504	Granted	—	05/18/2021
11.	Shaanxi QianXiang	Qianxiang Health Smart Elderly Care Service Platform	—	V1.0	2021SR1588342	Granted	—	08/21/2021
12.	Shaanxi QianXiang	Qianxiang Health Online Consumer Client Platform	—	V1.0	2021SR1585627	Granted	—	08/20/2020
13.	Shaanxi QianXiang	Qianxiang Health National Franchising Store Management System		V1.0	2021SR1585376	Granted	—	01/12/2021
14.	Shaanxi QianXiang	Qianxiang Health Franchising Store Order Management System		V1.0	2021SR1588343	Granted	—	09/15/2020
15.	Shaanxi QianXiang	Qianxiang Health After-Sales Service Management System		V1.0	2021SR1585695	Granted	—	11/22/2020
16.	Shaanxi QianXiang	Qianxiang Health — Qianxiang Mall iOS Version	Qianxiang Health	V1.0	2020SR1243651	Granted	—	07/17/2020
17.	Shaanxi QianXiang	Qianxiang Health — Qianxiang Member Health Records iOS Version	Qianxiang Health	V1.0	2020SR1243649	Granted	—	07/17/2020
18.	Shaanxi QianXiang	QX Smart Health Management System	—	V1.0	2020SR0871965	Granted	05/15/2019	05/15/2019
19.	Shaanxi QianXiang	Qianxiang Health — Qianxiang Member Health Records Android Version	Qianxiang Health	V1.0	2020SR0670062	Granted	—	01/20/2020
20.	Shaanxi QianXiang	Qianxiang Health Distributor Management iOS Version	Qianxiang Health Management Terminal	V1.0	2020SR0670056	Granted	—	01/20/2020
21.	Shaanxi QianXiang	Qianxiang Health Backend Management System	Qianxiang Health Backend	V1.0	2020SR0670050	Granted	—	01/20/2020
22.	Shaanxi QianXiang	Qianxiang Health Distributor Management Android Version	Qianxiang Health Management Terminal	V1.0	2020SR0670044	Granted	—	01/20/2020

No.	Company	Full Name	Abbreviation	Version	Registration Number	Status	First Publication Date	Development Completion Date
23.	Shaanxi QianXiang	Qianxiang Health Mall Android Version	Qianxiang Mall	V1.0	2020SR0670066	Granted	—	01/19/2020
24.	LeLingKang	Qianxiang Health APP (Android Version)	Qianxiang Health	V1.0	2022SRA002068	Granted	—	02/10/2022
25.	LeLingKang	Qianxiang Health APP (IOS Version)	Qianxiang Health	V1.0	2022SRA002067	Granted	—	02/10/2022
26.	LeLingKang	Elderly Care Facility Information Publishing and Search System	—	V1.0	2022SR0455186	Granted	—	01/20/2022
27.	LeLingKang	Smart Elderly Care Personnel Tracking System Software	—	V1.0	2022SR0455187	Granted	—	01/14/2022
28.	LeLingKang	Emergency Rescue Management System for Elderly Care Facilities	—	V1.0	2022SR0455188	Granted	—	12/31/2021
29.	LeLingKang	Internet of Things (IoT) Community Virtual Elderly Care Facility System	—	V1.0	2022SR0452900	Granted	—	02/09/2022
30.	LeLingKang	Elderly Location Alert and Guardian System Software	—	V1.0	2022SR0452901	Granted	—	02/11/2022
31.	LeLingKang	Smart Elderly Care Facility Health Management Information System	—	V1.0	2022SR0452899	Granted	—	01/26/2022
32.	LeLingKang	Integrated Consultation Management System for Smart Elderly Care	—	V1.0	2022SR0443740	Granted	—	11/05/2021
33.	LeLingKang	Feedback Information System for Smart Elderly Care	—	V1.0	2022SR0445604	Granted	—	11/30/2021
34.	LeLingKang	Internet of Things (IoT) Technology-Based Smart Elderly Care Facility Management System	—	V1.0	2022SR0443352	Granted	—	12/15/2021
35.	LeLingKang	Software for Smart Digital Community Elderly Care Facility Management System	—	V1.0	2022SR0442519	Granted	—	10/22/2021
36.	LeLingKang	Digital Elderly Care Facility Operation and Settlement Platform System	—	V1.0	2022SR0445303	Granted	—	12/28/2021
37.	LeLingKang	Smart Elderly Care Facility Real-Time Safety Supervision System	—	V1.0	2022SR0443486	Granted	—	12/05/2021
38.	LeLingKang	Smart Elderly Care Cloud Platform Information Management Software	—	V1.0	2022SR0442518	Granted	—	10/27/2021

No.	Company	Full Name	Abbreviation	Version	Registration Number	Status	First Publication Date	Development Completion Date
39.	LeLingKang	Smart Elderly Care Security Information Management System	—	V1.0	2022SR0443741	Granted	—	11/30/2021
40.	LeLingKang	Internet of Things (IoT) Community Elderly Care Facility System	—	V1.0	2022SR0442520	Granted	—	10/28/2021
41.	LeLingKang	Smart Elderly Care One Card Information Management System	—	V1.0	2022SR0441289	Granted	—	01/29/2022
42.	LeLingKang	Smart Elderly Care Facility Safety Supervision System	—	V1.0	2022SR0441288	Granted	—	02/27/2022
43.	LeLingKang	Smart Elderly Care Digital Information Management System	—	V1.0	2022SR0440990	Granted	—	02/25/2022
44.	LeLingKang	Smart Elderly Care Cloud Platform	—	V1.0	2022SR0440815	Granted	—	02/20/2022

As of the date of the prospectus, Huajin’s subsidiaries registered 217 trademarks in China, which include a combination of graphs and names for QianXiang, Qianxiang Health and XiaoMuTang:

Huajin’s subsidiaries

also own three registered domain names in China, including qxjiankang.com, zgxgky.com andqxjk.net.cn.

Sales & Marketing

Huajin markets products and services to customers through “QianXiang Health” brand advertising, direct marketing and fostering rapid adoption through local community franchising store presence and strategic partnerships. Huajin uses a variety of broad campaigns from multiple social media ads to strategic joint partnerships with strong local brands, including Lianzhongyun to promote platform and extend service to existing loyal member customer bases. On a local store level, Huajin is devoted to a vast amount of educational and community events where Huajin and its engaging team foster deeper connections in the local elderly communities that Huajin operates in, while the use of smart community and home care health service SAAS operating system contribute the organic user growth. As Huajin grows, Huajin is focused on optimizing and making marketing and sales spending more effective in attracting high converting users of health service system and in encouraging cross vertical spending in a structured and measurable way to significantly enhance customer retention and lifetime value.

Huajin’s Major Customers

Huajin’s customers primarily consist of individual franchisees of city operation center stores, county service center stores, and community service center stores that are based in China. Franchise agreements that were initially entered into with individual franchisees in 2019 have been renewed in 2023, and other franchise agreements are scheduled to be renewed upon expiration.

For the six months ended June 30, 2024, Huajin’s top five customers contributed approximately 37.1% of the total revenue of Huajin.

For the years ended December 31, 2023 and 2022, Huajin’s top five customers contributed approximately 10% and 13%, respectively, of the total revenue of Huajin.

Huajin’s Major Suppliers

Huajin’s suppliers primarily consist of food production companies, electronics manufacturer, retail companies and biotech research and development companies that are based in China.

For the six months ended June 30, 2024, Huajin’s top five suppliers contributed approximately 10% of the total revenue of Huajin.

For the years ended December 31, 2023 and 2022, Huajin’s top five suppliers contributed approximately 32% and 21%, respectively, of the total revenue of Huajin.

Competition

The elderly care industry in China is categorized into three main sectors based on different input factors of providing health care products and services: healthcare agriculture, healthcare manufacturing, and healthcare services. Among them, the healthcare services sector primarily comprises medical care services, elderly care services, and general wellness services. Huajin provides healthcare products and services, particularly those in the elderly care services category. As a result, Huajin competes with other modes and providers of elderly care services, including Health 100, Guangzhou Zhongxiao Healthcare, other elderly care facility centers, elderly nursing homes, traditional home care and nursing service providers.

Huajin’s franchising stores focus on community elderly care and healthcare products and services under the supervision of local market supervision authorities. These franchising stores differ significantly from traditional elderly nursing homes, retirement homes, and recuperation centers, as Huajin’s core operations revolve around franchising business model to provide elderly care and healthcare products and services. Moreover, compared to other peers in the industry, Huajin possesses advantages such as being a nationally recognized and awarded high-tech enterprise, having franchise business operation qualifications and permits issued from related regulatory authorities, which sets Huajin apart from similar competitors in the market. In the field of health and elderly care services, Shaanxi Qianxiang has a significant market advantage and a dedicated business team.

As Huajin’s local community franchising stores offer services to franchising store member customers, Huajin has several distinctive advantages comparing to traditional nursing homes or home care services providers:

•        Social interaction:    Huajin’s stores provide a social community where older adults can interact with peers, engage in activities, and form new friendships. This helps alleviate feelings of loneliness and isolation that may occur with home care services.

•        Structured activities:    Huajin’s stores offer a structured schedule of activities and programs tailored to the needs and interests of the elderly. These activities promote mental stimulation, physical exercise, and emotional well-being, enhancing overall quality of life.

•        Respite for caregivers:    Huajin’s stores provide respite for family caregivers who need temporary relief from their caregiving responsibilities. Caregivers can have peace of mind knowing that their loved ones are receiving professional care in a safe environment during the day.

•        Professional care and supervision:    Huajin’s stores are staffed with trained professionals who can provide personalized care, assistance with daily activities, and medication management. This level of care may be more comprehensive compared to what can be provided through home care services. However, these in-store services do not involve certified medical professionals.

•        Cost-effective option:    in comparison to full-time nursing home care, day care facilities offer a more cost-effective solution. Huajin’s customers’ families can choose specific days or hours for their loved ones to attend the facility, reducing overall care expenses.

•        Flexibility and independence:     Huajin’s stores allow individual members to maintain a sense of independence by returning home at the end of the day. It provides a balance between receiving necessary care and support while still residing in their own homes.

Additionally, compared to the traditional home care nursing services, utilizing Huajin’s smart community and home care SAAS operating system that specifically designed for the elderly have the following advantages:

•        Enhanced communication and coordination:    Huajin’s smart operating SAAS system app allows seamless communication and coordination between Huajin’s franchising service store employees, caregivers, customers and their family members. It facilitates real-time updates, appointment scheduling, medication reminders, and care coordination, improving overall communication efficiency.

•        Personalized care plans:    Huajin’s system platform can store and update personalized care plans for each individual member user. This ensures that caregivers have access to accurate and up-to-date information to provide tailored care.

•        Remote monitoring and safety features:    Huajin’s system can integrate remote monitoring technologies such as wearable devices or sensors to track vital signs, activity levels, and falls. This enables real-time monitoring of the user’s health status and immediate response in case of emergencies, ensuring their safety and well-being.

•        Medication management:    Huajin’s system can include features like medication reminders, dosage tracking, and alerts for medication refills. This helps prevent medication errors and ensures timely administration of medications, promoting medication adherence and reducing potential health risks.

•        Activity and engagement promotion:    Huajin’s system can provide interactive features and resources to engage the elderly in various cognitive, physical, and social activities. This promotes mental stimulation, social interaction, and overall well-being, reducing the risk of isolation and cognitive decline.

•        Caregiver support and training:    Huajin’s system can offer resources, educational materials, and training modules for caregivers to enhance their knowledge and skills. It can provide guidance on specific caregiving tasks, offer tips for managing common challenges, and connect caregivers with support networks and professional assistance when needed.

•        Data analytics and insights:    Huajin’s system’s data analytics capabilities can provide valuable insights into member user’s health trends, patterns, and care outcomes. This information can help identify potential health risks, track progress, and make informed decisions for personalized care planning.

Facilities

Huajin’s headquarter is located at Feidi Economic Park, Langao County, High-tech Industrial Development Zone, Ankang City, Shaanxi Province, China. Huajin’s franchising stores are either leased or owned by individual franchisees, and Huajin does not currently own any real estate and do not intend to purchase or acquire any real estate.

Huajin currently leases one property. The following table sets forth certain information relating to Huajin’s principal leased properties as of the date of this prospectus.

Location	Size (Square Meters)	Primary Use	Owned or Leased
China Selenium Valley Health Demonstration Base, Siping Road, Chengguan Town, Langao County, Ankang City, Shaanxi Province	7,545	Integrated elderly services center	Leased
Chengminhua Bldg., Fl. 3 and 4, Siping Road, Chengguan Town, Langao County, Ankang City, Shaanxi Province	115	Employee Dormitory	Leased
1106 Huihe River South Street, Fl. 3, Ste. 318 and 319, Banbidian Village, Gaobeidian Town, Chaoyang District, Beijing	693	Office	Leased
39 Chuangxin Road, Xiaojuren Industrial Park, Bldg. 8, Ground Floor, Hi-Tech Industrial Park, Ankang City, Shaanxi Province	500	Warehouse	Leased

Employees

As of the date of this prospectus, Huajin has 76 full-time employees, and no part-time employees. All of Huajin’s employees are located in Mainland China at its executive offices. None of Huajin’s employees are subject to a collective bargaining agreement, and Huajin believes that its relations with employees generally are good.

Material Agreements

In addition to Huajin’s compensation agreements with management, the Merger Agreement and other material agreements described elsewhere in this prospectus, Huajin has entered into the following material agreements under which Huajin still has obligations or rights:

Form of Franchise Agreements

Below is the summary of the material terms of the form of franchise agreements between Shaanxi QianXiang and individual franchisees, which contain customary representations and warranties, confidentiality, non-competition, termination, dispute resolution provisions and indemnification obligations:

Terms.    Three years.

Scopes of Franchise.    Franchisee shall pay Shaanxi QianXiang one-time initial franchise fees and service fees. Shaanxi QianXiang authorizes the franchisee to use its registered trademarks and logos, store design and training, healthcare resources, and smart operational systems. The individual franchisee is required to adhere to Huajin’s operational procedures, marketing concepts, products and services offerings, as well as pricing strategies.

Royalty Fees:    Shaanxi QianXiang is entitled to 50% of royalty fees from membership fees collected by the franchisee from the end customers, and the sales of the healthcare products and services.

Form of Product Development Agreements with Zhongsheng Aopu

Below is the summary of the material terms of the form of product development agreement between Shaanxi QianXiang and Zhongsheng Aopu, which contain customary representations and warranties, confidentiality, termination, dispute resolution provisions and indemnification obligations. Huajin entered into six product development agreements with Zhongsheng Aopu in May 2019, December 2021 and May, August and September of 2023, respectively, pursuant to which Huajin cooperated with Zhongsheng Aopu in product development, and outsourced the research and development of formulation process and technology of multiple healthcare food supplements products, including shrimp astaxanthin vitality pills and tablets, prickly pear protein tablets, cordyceps militaris tablets and “Oligopeptide” products to Zhongsheng Aopu.

Delivery:    On or prior to 60 business days upon execution of the agreements.

Payment:    One-time payment of research and development fees, on per product basis, on or prior to five business days upon execution of the agreements.

Intellectual Property Rights:    Shaanxi QianXiang is entitled to own the intellectual properties, along with improvements, inventions and creations derived from the intellectual property rights. Zhongsheng Aopu is obligated to maintain good standing and transferability of the intellectual property rights, and shall assume all liabilities if a third party accuses intellectual property rights infringement.

Exclusive Customized Distribution Agreement with Anhui Guotai Biotechnology Co., Ltd. (“Anhui Guotai”)

Below is the summary of the material terms of the exclusive customized distribution agreement between Shaanxi QianXiang and Anhui Guotai, which contain customary representations and warranties, confidentiality, termination, dispute resolution provisions and indemnification obligations:

Terms.    Three years from December 8, 2021 to December 7, 2024.

Scopes:    Shaanxi QianXiang is authorized by Anhui Guotai to be the exclusive distributor of “Guotai” branded collagen peptide products in mainland China, Hong Kong, Macau and Taiwan. Anhui Guotai shall deliver collagen peptide products within six months upon receiving the order from Shaanxi QianXiang, who is obligated for 50% advance payment to Anhui Guotai within seven business days upon confirmation of order.

Lease Agreement with Langao County Civil Affairs Bureau

On July 2, 2020, Huajin entered into a lease agreement with the Langao County Civil Affairs Bureau. The lease agreement has a term of 5 years from June 19, 2020, and expires on August 18, 2025. Pursuant to the lease agreement, the comprehensive building of the disabled rehabilitation center covers approximately 4,021.8 square meters, and an apartment building covers approximately 3,523.2 square meters. The annual rent is RMB301,200 (US$41,282). Huajin uses this property for the development of an integrated elderly services center.

Legal Proceedings

Except as disclosed below, there are currently no material legal proceedings against Huajin or that have been against Huajin, and Huajin is not aware of investigations being conducted by a governmental entity into Huajin.

In February 2024, as the result of an examination from PRC local tax authority, Huajin’s income taxes for 2019, 2020 and 2021 was overpaid for RMB111,564. At the same time, additional value added tax, city maintenance and construction tax and education fee for 2019 and 2020 and related surcharge totaling RMB 2,076,293 was charged to and paid by Huajin in February 2024.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        The ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•        An exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years from incorporation or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.235 billion in annual revenue, have more than US$700 million in market value of our ordinary shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.

Our business plan entails expanding our health care services sharing services to multiple cities in the near term. As we expand our shared health care services and provide new services, our property needs will increase for office space, pick-up and drop-off locations and industrial space.

GOVERNMENT REGULATIONS

Huajin and its subsidiaries’ operations in China are subject to a wide variety of laws in China. Laws, regulations and standards governing issues such as product liability, personal injury, elderly care services, nursing services, text messaging, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, medical anti-corruption, terms of service and mobile application accessibility are often complex and subject to varying interpretations.

Regulations related to the elderly care services

The existing and prospective store membership customers and the smart community and home care service SAAS system enrolled users are mainly elderly communities that are subject to special right protections under the PRC Law on the Protection of the Rights and Interests of the Elderly, effective since 1996, which sets out the general principles and guidelines for safeguarding the well-being and rights of the elderly population.

The franchise store facilities in local communities are subject to the Design Code For Buildings Of Elderly Facilities and the Design Standards for design Of Care Facilities For The Aged, both issued by the PRC Ministry of Housing and Urban-Rural Development, effective in May 2014 and October 2018 respectively. These national standard specifies the requirements for creating suitable and safe physical environments in elderly care facilities.

The elderly care daily services are also subject to various government policies and opinions that outlining and guiding strategies and measures to ensure the healthy growth of elderly care services, including Opinions on Promoting the Healthy Development of Elderly Care and Childcare Services, CPC Central Committee and State Council Opinions on Strengthening the Work on the Elderly in the New Era and guideline to promote the development of national undertakings for the aged and improve the elderly care service system during the 14th Five-Year Plan period (2021-2025), all issued by the PRC State Council. Moreover, each province, city, and county where Shaanxi Qianxiang operates the franchise stores has its own set of regulations, such as the measures for the administration of community-based elderly care services, which are issued and regulated locally.

The elderly care service model are relatively nascent and rapidly evolving. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented and interpreted in response to the industry and related technologies. As Huajin expands the business into new elderly communities or introduces new offerings into existing communities, regulatory bodies may claim that Huajin or users on the smart community SAAS system platform are subject to additional requirements, or that we are prohibited from conducting business in certain jurisdictions, or that users on the platform are prohibited from using the platform, either generally or with respect to certain offerings.

Regulations related to the franchise store business

Shaanxi QianXiang is registered with the PRC Ministry of Commerce as a licensed and permitted franchisor business operator in accordance with the Measures for the Administration of Commercial Franchise issued by PRC Ministry of Commerce, effective in February 2005, and the Administrative Measures on Information Disclosure of Commercial Franchise issued by PRC Ministry of Commerce, effective in April 2012. The franchise stores opened and operated in various provinces, cities, counties and local community areas throughout China and each franchise store is subject to be regulated by certain provincial and municipal regulatory authorities on its franchising business daily operations.

Regulations related to the healthcare food supplements

The research and development of the health food encompass various aspects of regulatory requirements, including the research, development, and manufacturing procedures for health food products. Such regulations include the PRC Law of Product Quality effective since 1993. Compliance with these requirements is crucial to ensure the safety, efficacy, and quality of the health food products Huajin develops.

Moreover, laboratory tests play a crucial role in the R&D process. These tests involve rigorous examination and analysis of the health food’s composition, ingredients, formulation, and potential contaminants. By conducting such tests, Huajin can ensure that its products meet the required standards and do not pose any health risks to consumers.

To ensure compliance with these regulations, Huajin maintains a dedicated team of experts who stay up to date with the latest developments in health food regulations and guidelines.

Regulations related to the auxiliary healthcare equipment

The research and development of the auxiliary healthcare equipment encompass various aspects of regulatory requirements, including the research, development, and manufacturing procedures for products. Such regulations include the PRC Law of Product Quality effective since 1993.

Such regulations impose specific technical standards that the auxiliary healthcare equipment must meet. Ensuring compliance with these requirements may involve additional costs and resources dedicated to research and development, testing, and product modifications. Complying with the classification rules is crucial as it determines the level of scrutiny, conformity assessment procedures, and market access requirements for the products. Misclassification or failure to comply with the designated class requirements can lead to delays in product launch or even restrictions on marketing and sales.

The compliance process may include rigorous evaluations and assessments conducted by regulatory authorities. The auxiliary healthcare equipment industry is subject to evolving regulations and guidelines that aim to enhance safety and product quality.

Regulations related to the service offerings and products sales to the customers

As a company engaged in the service offering and products sales, Huajin is subject to consumer rights and interests protection laws and regulations, including the Law of the People’s Republic of China on the Protection of Rights and Interests of Consumers effective since January 1994, which is one such law that has a direct impact on the business operations.

Such regulations require and emphasize the principle of informed consent, requiring us to provide clear and accurate information to the customers regarding the diagnosis, treatment options, potential risks, health care products’ therapeutic efficacy, side effects, and expected outcomes, while stay transparent about the pricing and billing practices. The regulations also encompass other aspects such as labeling requirements, packaging standards, and quality control procedures during the sales of products and offering of services. These regulations are in place to guarantee that the information provided to consumers is accurate, transparent, and informative. Proper labeling ensures that consumers are aware of the product’s intended use, ingredients, dosage instructions, and any possible warnings or contraindications.

Regulations related to the promotion and marketing of the service offerings and products

The promotion and marketing of healthcare food supplements and auxiliary healthcare equipment is subject to labeling requirements, packaging standards, brand promotion, advertisement and marketing laws and regulations such as the regulations governing the promotion and marketing of healthcare food supplements and auxiliary healthcare equipment.

The regulations require the review and approval of advertisements for healthcare food supplements and auxiliary healthcare equipment, emphasizing on prohibitions of false or misleading advertisements, exaggerated claims, or any form of deceptive marketing practices. This entails submitting advertising materials to the relevant regulatory authorities for evaluation, which can result in a time-consuming and bureaucratic process. Delays in obtaining approval may disrupt marketing plans and impact the timely launch of promotional campaigns. Failure to comply with the advertising regulations can lead to penalties, fines, or even the suspension of promotional activities. Non-compliant advertisements may be subject to removal, modification, or recall, resulting in wasted resources and negatively impacting brand reputation.

Regulations related to anti-bribery, anti-corruption, anti-monopoly and anti-unfair competition in health care service industry

The operation in the health care service offerings and products sector is exposed to regulatory risks associated with anti-bribery, anti-corruption, and anti-unfair competition laws and regulations in China. These include the Law of the People’s Republic of China Against Unfair Competition effective since 1993 and revised in 2019, the PRC Anti-Monopoly Law effective since 2008 and revised in 2022, and the Pharmaceutical industry compliance management practices issued by the PRC Pharmaceutical Industry Association and effective on February 26, 2021.

Recently, the PRC National Health Commission has placed significant emphasis on correcting unhealthy practices within the pharmaceutical purchasing and sales field as well as the medical service sector in China. This was highlighted through the issuance of its Notice on Promulgation of the Key Points for the Work of Correcting Malpractice in the Medicine Purchase and Sales Field and Medical Services in 2023, and the Notice on Adjusting Member Entities of the Inter-Ministerial Joint Working Mechanism for Rectifying the Misconducts in the Purchase and Sale of Medicinal Products and Medical Services and the Division of Their Duties on May 8, 2023. This notice serves as a crucial step towards enhancing regulatory oversight and promoting fair competition in the health service industry. It outlines specific measures and guidelines aimed at rectifying various unethical and illicit behaviors that may exist within the pharmaceutical procurement and sales processes, as well as the provision of health care services. The implementation of this notice signifies the determination of the Chinese regulatory authorities to eradicate corruption, bribery, and other forms of unfair competition within the health sector. It also underscores the commitment to ensure the highest standards of integrity, transparency, and ethical conduct in the industry.

The implementation of stricter regulations and measures aimed at combating corruption and unfair competition may increase compliance costs and complexity for the organization, which could be a financial burden. Additionally, the implementation of new requirements and guidelines may prompt changes to the existing business processes, which could potentially disrupt the operations or lead to delays or difficulties in obtaining necessary licenses and permits.

As the business has expanded, the applicability of the applicable anti-bribery laws to the operations has increased. In particular, Huajin will be subject to the Foreign Corrupt Practices Act. Please refer to the above sections headed “Risks Related to our Business Operations and Financial Prospects — If Huajin fails to comply with applicable anti-bribery laws, Huajin’s reputation may be harmed and Huajin could be subject to penalties and significant expenses that have a material adverse effect on business, financial condition and results of operations” for more a discussion on future subjection of the Foreign Corrupt Practices Act.

Regulations related to the development of smart community and home care SAAS operating system

The industry of smart home care for elderly health services is relatively nascent and is rapidly evolving and increasingly regulated. Huajin could be subject to intense and even conflicting regulatory pressure from national, regional and municipal regulatory authorities. Adverse changes in laws or regulations at all levels of government or bans on or material limitations to its offerings could adversely affect the business, financial condition and results of operations.

The continuous development and operation of the smart community and home care SAAS operating system and mobile apps in China is subject to a variety of laws and regulations related to data privacy, cybersecurity, and telecommunications. Failure to comply with these regulations can lead to fines, penalties, suspensions, revocations of business licenses, losses of customer trust, or financial lost due to data leaks or cyber-attacks. With the increasing use of digital technologies and electronic health records, safeguarding patient privacy and data protection is crucial. The law imposes obligations on us to protect the customer information, including collecting, using, and storing data in accordance with relevant laws and regulations.

Huajin and its subsidiaries’ operations in China are also subject to other general government regulations such as related to general corporate business operation licenses, permits and authorizations, foreign currency exchanges, foreign investments and dividends, tax matters, intellectual properties, real estates, etc.

The success, or perceived success, and increased visibility may also drive some businesses that perceive their business model negatively to raise their concerns to local policymakers and regulators, such as traditional elderly care facilities or nursing homes. These businesses and their trade association groups or other organizations may take actions and employ significant resources to shape the legal and regulatory regimes in jurisdictions where Huajin may have, or seek to have, a market presence in an effort to change such legal and regulatory regimes in ways intended to adversely affect or impede Huajin’s business and the ability of riders to utilize its platform. See the sections titled “Risk Factors,” including the subsections titled “Risk Factors — Risks Related to Doing Business in Greater China” and “Risk Factors — Risks Related to Government Regulations” for additional information about the laws and regulations Huajin is subject to and the risks to the business associated with such laws and regulations.

SELECTED HISTORICAL FINANCIAL INFORMATION OF OAKU

The following tables summarize the relevant financial data for OAKU’s business and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OAKU for the Six Months Ended June 30, 2024 and 2023 and the Year Ended December 31, 2023 and the Period from March 11, 2022 (Inception) Through December 31, 2022”, and its audited and unaudited interim financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

OAKU’s unaudited condensed balance sheet data as of June 30, 2024 and unaudited condensed statement of operations data for the six months ended June 30, 2024 and 2023 are derived from OAKU’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. OAKU’s audited balance sheet data as of December 31, 2023 and audited statement of operations data for the year ended December 31, 2023 and the period from March 11, 2022 (inception) through December 31, 2022 are derived from OAKU’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with OAKU’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of OAKU for the Six Months Ended June 30, 2024 and 2023 Year Ended December 31, 2023 and the Period from March 11, 2022 (Inception) Through December 31, 2022” contained elsewhere herein.

STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,		For the year ended December 31, 2023	For the Period from March 11, 2022 (Inception) through December 31, 2022
	2024	2023
Formation and operating costs	$1,633,383	$221,916	$1,029,342	$66,556
Operating expenses	(1,633,383)	(221,916)	(1,029,342)	(66,556)

Other income:
Interest income	5,053	14,330	25,035	254
Income earned on investments held in Trust Account	1,579,709	695,386	2,258,904	—
Changes in fair value of warrant liabilities	320	51,330	53,500	—
Total other income	1,585,082	761,016	2,337,439	254

Net (loss) income attributable to ordinary shares	$(48,301)	$539,100	$1,308,097	$(66,302)

Basic and diluted weighted average shares outstanding, redeemable ordinary shares	5,750,000	2,986,188	4,379,452	—
Basic and diluted net income per ordinary share, redeemable ordinary shares	$0.15	$0.40	0.69	—

Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,780,625	1,615,698	1,698,839	1,250,000
Basic and diluted net loss per ordinary share, non-redeemable ordinary shares	$(0.53)	$(0.40)	(1.01)	(0.05)

BALANCE SHEETS

	June 30, 2024	December 31, 2023
Cash	$16,625	$367,321
Investments held in the Trust Account	$62,919,863	$60,765,154
Total Assets	$62,989,753	$61,199,425
Class A ordinary shares subject to possible redemption, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 and 5,750,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively, at redemption value	$62,919,863	$58,997,725
Total Shareholders’ Deficit	$(4,606,614)	$(636,175)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF OAKU FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2024 AND 2023, THE YEAR ENDED DECEMBER 31, 2023 AND
THE PERIOD FROM MARCH 11, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

The following discussion should be read in conjunction with our financial statements and footnotes thereto for the three and six months ended June 30, 2024 and 2023, the year ended December 31, 2023 and the period from March 11, 2022 (Inception) through December 31, 2022, which are included elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company, incorporated on March 11, 2022, as a Cayman Islands exempted company. We were formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. On August 10, 2023, we incorporated Merger Sub as a Cayman Islands exempted company.

On August 11, 2023, Oak Woods Acquisition Corporation, an exempted company incorporated in the Cayman Islands (“Oak Woods”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Oak Woods Merger Sub, Inc., a Cayman Islands corporation and a wholly owned subsidiary of Oak Woods (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin shareholders (“Shareholders’ Representative” or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of Oak Woods.

As of June 30, 2024, the Company had not commenced any operations, except as related to the prospective Merger. All other activities through June 30, 2024 were related to the Company’s formation, the IPO, and searching for a Business Combination target. We will not generate any operating revenues until after the completion of a Business Combination, at the earliest. We will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

Recent Development

On August 11, 2023, we entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Oak Woods Merger Sub, Inc., a Cayman Islands corporation and a wholly owned subsidiary of us (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin shareholders (“Shareholders’ Representative” or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of us (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”).

The aggregate consideration payable at the closing of the Business Combination (the “Closing”) to the shareholders of Huajin will be the issuance of such number of shares of Oak Woods Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) as shall be determined by subtracting the “Closing Net Debt” of Huajin (as defined in the Merger Agreement) from the agreed valuation of $250,000,000, and dividing such difference by $10.00, which represents the agreed valuation of one Class A Ordinary Share. At Closing, each holder of the ordinary shares of Huajin will receive, in exchange for the Huajin shares owned by such persons, shares of a Class A Ordinary Shares of Oak Woods in an amount equal to the product obtained by multiplying the number of ordinary shares of Huajin held by such shareholder by the Closing Consideration Conversion Ratio (as defined in the Merger Agreement). Of the Class A Ordinary Shares to be issued by Oak Woods at Closing, the Indemnification Escrow Shares (as defined below) shall be delivered into escrow for indemnification claims, as described herein. All of the Class A Ordinary Shares of Oak Woods issued and outstanding at the completion of the merger shall be renamed and redesignated as the ordinary shares of Oak Woods.

The parties also agreed that immediately following the Closing, Oak Woods’s board of directors will consist of five directors, three of which will be designated by Oak Woods and two of which will be designated by Huajin. As of the date of this Form 10-Q, Huajin made a deposit of $330,969 to the Company, a portion of which funds will be utilized to provide the deposit required to extend the time available to Oak Woods to complete a business combination. The balance of such funds may be used by Oak Woods to fund expenses.

On March 23, 2024, the Merger Agreement was amended by Agreement to Extend the Merger Agreement and Plan of Reorganization to extend the termination date of the proposed business combination transaction from March 23, 2024 to June 28, 2024.

The Company has filed an 8-K announcing the Merger Agreement on August 11, 2023 and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, respectively, thereby automatically extending the Company’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024.

For the purpose of approval of the Business Combination, the Company’s Board of Directors has reviewed and evaluated the business and financial information provided by Huajin, including presentations on business operations, unaudited financial statements for various time periods, including for the years ended December 31, 2021 and 2022, projections for various time periods, including for the years ended December 31, 2023, 2024, 2025, 2026 and 2027, copies of material contracts and other relevant information. The Board of the Company also reviewed and discussed with its legal counsels Raiti, PLLC and Conyers Dill & Pearman regarding its legal due diligence on Huajin, as well as engaged Primary Capital LLC, on April 24, 2024, to deliver a fairness opinion. On June 12, 2024, Primary Capital LLC provided a written fairness opinion regarding the transaction with Huajin to the Company’s Board.

On June 26, 2024, the Merger Agreement was further amended by the First Amendment to the Merger Agreement entered into by the Company, Huajin, Merger Sub, and the Shareholders’ Representative to extend the termination date of the proposed business combination transaction from June 28, 2024 to September 28, 2024. Contemporaneously with the execution and delivery of the First Amendment, the Company and Future Woods Investment Holding Limited, a British Virgin islands limited company (hereinafter the “Backstop Investor”) entered into an agreement to register for public resale 5,000,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU concurrent with the closing of the Merger on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”). Specifically, the Backstop Agreement requires the Company to complete a primary placement to the Backstop Investor, to occur concurrently with the closing of the Merger, pursuant to which the Company shall sell 500,000 OAKU Class A Ordinary Shares at $10.00 per share for a total drawdown of $5,000,000 (the “Backstop Shares”). Such proceeds will (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination. Our agreement to sell and Backstop Investors’ agreement to purchase the Backstop Shares is referred to herein as the “Backstop Commitment”).

On June 28, 2024, by issuing the press release and filing the Form 8-K on July 1, 2024, the Company announced that the Business Combination completion window would be extended until September 28, 2024 because our Sponsor, Whale Bay International Company Limited has timely deposited $575,000 in the our trust account, representing $0.10 per Unit as additional interest on the proceeds in the trust account.

On October 1, 2024 by filing the Form 8-K the Company announced that, as approved by the shareholders of the Company at the Extraordinary General Meeting adjourned from September 25, 2024 and held on September 26, 2024, the following proposals were approved thereby amending the Amended and Restated Articles and Memorandum of Association (the “Charter”) to:

(i)     give the Company the right to extend the date by which the Company has to complete a business combination from September 28, 2024 to March 28, 2025, by depositing into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times;

(ii)    restrict the Company from utilizing any portion of the funds held in the Trust Account to pay the fees, taxes, or dissolution expenses of the Company in the event the Company does not consummate a business combination within 21 months (or 24 months, if applicable under the provisions of Article 49.8) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles;

(iii)   eliminate (a) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (b) the limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination, and;

(iv)   provide for the right of a holder of the Company’s Class B Ordinary Shares, par value $0.0001 per share, to convert into Class A Ordinary Shares, par value $0.0001 per share, of the Company on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder

The Company timely deposited $172,500 into the Trust Account on September 28, 2024 to effectuate the extension of its time to complete the Business Combination until October 28, 2024 under the terms of the amendments to its articles and memorandum of association made on September 26, 2024 at the extraordinary general meeting of the shareholders as held on that date.

Results of Operations

For the Three and Six Months ended June 30, 2024 and 2023

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the period from March 11, 2022 (inception) through June 30, 2024 have been organizational activities and those necessary to prepare for the Initial Public Offering and, after the Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generated non-operating income in the form of interest income on cash and cash equivalents, and on investments held in Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2024, we had net loss of $191,805 which resulted from operating expenses of $984,711 and an upward change in fair value of warrant liabilities of $1,720, partially offset by interest income of $845 on the operating account and interest income of $793,781 on investments held in the trust account.

For the six months ended June 30, 2024, we had a net loss of $48,301, which resulted from operating expenses of $1,633,383, partially offset by interest income of $5,053 on the operating account, interest income of $1,579,709 on investments held in the trust account and a downward change in fair value of warrant liabilities of $320.

For the three months ended June 30, 2023, we had net income of $557,084, which resulted from interest income of $9,429 on the operating account, interest income of $674,328 on the trust account, a downward change in fair value of warrant liabilities of $51,300, partially offset by operating expenses of $177,973.

For the six months ended June 30, 2023, we had net income of $539,100, which resulted from interest income of $14,330 on the operating account, interest income of $695,386 on the trust account, a downward change in fair value of warrant liabilities of $51,300, partially offset by operating expenses of $221,916.

For the Year ended December 31, 2023 and the Period from March 11, 2022 (Inception) through December 31, 2022

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the period from March 11, 2022 (inception) through December 31, 2023 have been organizational activities and those necessary to prepare for the Initial Public Offering and, after the Initial Public Offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generated non-operating income in the form of interest income on cash and cash equivalents, and on investments held in Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2023, we had net income of $1,308,097 which resulted from interest income of $25,035 on the operating account, interest income of $2,258,904 on investments held in the trust account, and a downward change in fair value of warrant liabilities of $53,500, partially offset by operating expenses of $1,029,342.

For the period from March 11, 2022 through December 31, 2022, we had a net loss of $66,302, which resulted from operating expenses of $66,556, partially offset by interest income of $254 on the operating account.

Liquidity and Capital Resources

On March 28, 2023, we consummated the initial public offering (“IPO”) of 5,750,000 units (the “Public Units’), including the full exercise of the over-allotment option of 750,000 Units granted to the underwriters. The Public Units were sold at an offering price of $10.00 per unit generating gross proceeds of $57,500,000. Simultaneously with the

IPO, we sold to our Sponsor 343,125 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,431,250. Each Unit consists of one share of Class A ordinary share, par value $0.0001 per share (the “Shares”), one redeemable warrant entitling its holder to purchase one Share at a price of $11.50 per Share, and one right to receive one-sixth (1/6) of one share upon the consummation of our initial business combination.

For the six months ended June 30, 2024, net cash used in operating activities was $948,396, which was due to net loss of $48,301, adjusting interest income of $1,579,709 earned on trust account and changes in fair value of warrant liabilities of $320, and changes in operating assets and liabilities of $679,934.

For the six months ended June 30, 2023, net cash used in operating activities was $291,151, which was due to net income of $539,100, adjusting interest income of $695,386 earned on trust account and changes in fair value of warrant liabilities of $51,300, and changes in operating assets and liabilities of $83,565.

As of June 30, 2024 and December 31, 2023, we had cash of $16,625 and $367,321, respectively, held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

As of June 30, 2024 and December 31, 2023, the Company had working capital deficit of $2,585,534 and $382,204, respectively. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,151,000 of such Working Capital Loans may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units.

On August 11, 2023, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Oak Woods Merger Sub, Inc., a Cayman Islands corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin shareholders (“Shareholders’ Representative” or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”). In connection with the Business Combination, Huajin made a deposit of $330,969 to the Company. The Company recorded the deposit in the account of “deposit from the target company” on the unaudited condensed consolidated balance sheet.

The Company has filed an 8-K announcing the Merger Agreement on August 11, 2023 and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, thereby automatically extending the Company’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024.

On June 28, 2024, the Company filed a Form 8-K announcing that the business combination completion window has been extended until September 28, 2024 because the Company’s Sponsor, Whale Bay International Company Limited has timely deposited $575,000 in the Company’s trust account, representing $0.10 per unit as additional interest on the proceeds in the trust account.

The Company timely deposited $172,500 into the Trust Account on September 28, 2024 to effectuate the extension of its time to complete the Business Combination until October 28, 2024 under the terms of the amendments to its articles and memorandum of association made on September 26, 2024 at the extraordinary general meeting of the shareholders as held on that date.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, excluding the deferred underwriting commissions, to complete an initial business combination. To the extent that capital stock or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue growth strategies. If an initial business combination agreement requires the Company to use a portion of the cash in the Trust Account to pay the purchase price or requires the Company to have a minimum amount of cash at closing, the Company will need to reserve a portion of the cash in the Trust Account to meet such requirements or arrange for third-party financing.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2024 and December 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Registration Rights

The holders of the founder shares, Private Placement Units, shares being issued to the underwriters of the Initial Public Offering, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Promissory Note — Related Party

Promissory notes as extension Loans

In order to finance transaction costs in connection with extending time to complete a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Extension Loans”). Such Extension Loans would be evidenced by promissory notes. In June 2024, the Company issued one non-interest bearing unsecured promissory note, in an amount of $575,000, to the Sponsor in exchange for Sponsor depositing such amount into the Company’s trust account in order to extend the amount of time it has available to complete a business combination until September 28, 2024. The promissory note is payable on the earlier of (i) September 28, 2024, or (ii) the date on which Maker consummates its business combination with Huajin.

As of June 30, 2024 and December 31, 2023, the Company had promissory notes as extension loans of $575,000 and $nil, respectively, as Extension Loans.

On October 7, 2024 the Company memorialized its agreement with its Sponsor to extend the amount of time it has available to complete a business combination until March 28, 2025. The amended promissory note is payable on the earlier of (i) March 28, 2025, or (ii) the date on which Maker consummates its business combination with Huajin.

Other promissory notes

On July 15, 2022, the sponsor has agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the Proposed Public Offering. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the closing of the Proposed Public Offering or (2) the date on which the Company determines not to conduct an initial public offering of its securities. Effective on March 28, 2023, the Company and the sponsor entered into an extension agreement pursuant to which the sponsor agreed to extend the promissory note to May 31, 2023. In June 2023, the Company repaid promissory notes due to the sponsor.

In May 2024, the Company issued one non-interest bearing unsecured promissory note, in an amount of $657,700, to the Sponsor in exchange for loans to support the Company’s operations. The promissory notes are payable on the earlier of (i) March 28, 2024, or (ii) the date on which the Company consummates its business combination with Huajin. As of June 30, 2024, the Sponsor made loans of $597,700 to the Company.

As of June 30, 2024 and December 31, 2023, the Company had promissory notes as working capital loans of $597,700 and $nil, respectively, due to related parties.

Administrative Services Agreement

The Company is obligated, commencing on March 23, 2023, to pay the sponsor a monthly fee of $10,000 for general and administrative services. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the audit committee that the Company lacks sufficient funds held outside the trust to pay actual or anticipated expenses in connection with the initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial Business Combination.

For the three months ended June 30, 2024 and 2023, the Company accrued administrative service expenses of $30,000 and $30,000, respectively. For the six months ended June 30, 2024 and 2023, the Company accrued administrative service expenses of $60,000 and $30,000, respectively. As of June 30, 2024 and December 31, 2023, the Company had service fee payable of $150,000 and $90,000 due to the sponsor, respectively.

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 750,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions, which the underwriter partially exercised in full, and the additional Units were issued on March 23, 2023.

The underwriter was paid a cash underwriting discount of $0.20 per Unit, or $1,150,000 in the aggregate. In addition, the underwriter is entitled to a deferred fee of $0.35 per Unit, or $2,012,500 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Financial Advisory Agreement

The Company engaged Asian Legend International Investment Holding Limited (“AsianLegend”) as the Company’s advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination simultaneously upon the firm commitment of this offering. Under the Merger Agreement and the agreement entered into between AsianLegend and the Company, with the consent of Huajin, The Company will pay AsianLegend a cash fee of $100,000 per month, from the month AsianLegend started consulting services to the date of Closing of the Business Combination for such services, plus Class A Ordinary Shares issued to AsianLegend upon the consummation of a Business Combination. The number of Class A Ordinary Shares to be issued to Asian Legend is calculated at 5% of the number of Class A Ordinary Shares to be issued to the Huajin shareholders upon the consummation of a Business Combination. AsianLegend started to provide consulting services in October 2023. As of June 30, 2024 and December 31, 2023, the Company had accrued consulting service expenses of $900,000 and $300,000, respectively.

Critical Accounting Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. We have identified the following critical accounting estimates:

Warrant Liability

We classify private warrants as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations. The fair value of our Private Placement Warrants requires significate estimates by management. Deviations from these estimates could result in a significate difference to our financial results.

Recent Accounting Pronouncements

On December 14, 2023, the FASB issued a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. ASU 2023-09, Improvements to Income Tax Disclosures, applies to all entities subject to income taxes. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.

OAKU’S BUSINESS

Overview

Oak Woods Acquisition Corp is a Cayman Islands exempted company incorporated as a blank check company under the Companies Act (As Revised) of the Cayman Islands on March 11, 2022. We were formed for the purpose of engaging in a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although we intended to focus our search on target businesses with businesses that have their primary operations in technology-enabled health care services industry located in the Asia-pacific region.

On March 28, 2023, we consummated our initial public offering of 5,750,000 units, inclusive of the over-allotment option of 750,000 Units. Each unit consisted of one Class A Ordinary Share, par value $0.0001, one redeemable warrant, and one right to receive one-sixth (1/6) of a Class A Ordinary Share upon consummation of a business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $57,500,000. Simultaneously with the closing of the IPO, the Company consummated a private placement (“Private Placement”) with its sponsor, Whale Bay International Company Limited (“Sponsor”) for the purchase of 343,125 units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $3,431,250, pursuant to the Sponsor Subscription Agreement dated March 27, 2023.

As of March 28, 2023, a total of $58,506,250 of the net proceeds from the IPO and the Private Placement were deposited in a trust account established for the benefit of the Company’s public shareholders. The funds held in trust has been invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that we are not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the trust account that may be released to us to pay our income or other tax obligations, the proceeds will not be released from the trust account until the earlier of the completion of a business combination or our redemption of 100% of the outstanding public shares if we have not completed a business combination in the required time period. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

The net proceeds from our IPO available to us out of trust for our working capital requirements in searching for a business combination were approximately $1,081,804. We intend to use the proceeds for legal, accounting and other expenses of structuring and negotiating business combinations, due diligence of prospective target businesses, legal and accounting fees related to SEC reporting obligations, our monthly office rent, as well as for reimbursement of any out-of-pocket expenses incurred by our founders, officers and directors in connection with activities on our behalf as described above.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates and engaging in non-binding discussions with potential target entities. To date we have not entered into any binding agreement with any target entity. We presently have no revenue and have had losses since inception from incurring formation and operating costs since completion of our IPO.

Recent Developments

Proposed Business Combination

On August 11, 2023, we entered into a Merger Agreement and Plan of Reorganization (as amended from time to time) with Merger Sub, Huajin (China) Holdings Limited, a Cayman Islands exempted company (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin securityholders. On _____________, the parties entered into the First Amendment. Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Huajin Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a

wholly-owned subsidiary of ours (the transactions contemplated by the Merger Agreement and the related ancillary agreements. Huajin provides elderly care and health care services to elderly population. It focuses on health care services to the elderly and strives to provide smart home care for solutions in local communities.

The aggregate consideration payable at the closing of the Business Combination to the security holders of Huajin will be the issuance of such number of our Class A Ordinary Share, par value $0.0001 per share (the “Class A Ordinary Share”), as shall be determined by subtracting the “Closing Net Debt” of Huajin (as defined in the Merger Agreement) from the agreed valuation of $250,000,000, and dividing such difference by $10.00, which represents the agreed valuation of one Class A Ordinary Share. The total number of our Class A Ordinary Share to be issued at Closing, following the determination of the final Closing Net Debt, shall be subject to reduction for Indemnification Escrow Shares (as defined in the Merger Agreement) for indemnification claims, as described below. Of the shares to be delivered at Closing, the holders of Huajin securities will receive, in exchange for the Huajin shares owned by such persons, Ordinary Share to be established and designated as Class A Ordinary Share. The number of our Class A Ordinary Share that each Huajin shareholder shall receive will be equal to the product obtained by multiplying the number of Ordinary Share of Huajin held by such shareholders by the Consideration Conversion Ratio as agreed in the Merger Agreement.

Extensions

Upon execution of the Merger Agreement, Huajin provided a transaction deposit in the sum of $330,000 to us, that may be utilized to provide all or a portion of the deposit required to extend the existence of Oak Woods for an additional three (3) month period until September 28, 2024.

Pursuant to the Amended and Restated Memorandum and Articles of Association, OAKU’s board of directors also has the ability to further extend the period of time to consummate a Business Combination up to one additional times after June 28, 2024, by an additional three months. In order to extend the time available for OAKU to consummate a Business Combination, the Sponsor or other insiders or their respective affiliates or designees must deposit into the Trust Account an amount of $0.10 per public share on or prior to the date of the applicable deadline, for each three-month extension. Pursuant to our Amended and Restated Memorandum and Articles of Association, OAKU’s board of directors has subsequently extended the period of time to consummate a Business Combination up to September 28, 2024. In order to extend the time available for OAKU to consummate a Business Combination through September 28, 2024, our Sponsor deposited $575,000 into the Trust Account (an amount of $0.10 per Public Share) on June 27, 2024, prior to the date of June 28, 2024, which was the prior applicable deadline under our initial three-month extension.

On October 1, 2024 by filing the Form 8-K the Company announced that, as approved by the shareholders of the Company at the Extraordinary General Meeting adjourned from September 25, 2024 and held on September 26, 2024, the following proposals were approved thereby amending the Amended and Restated Articles and Memorandum of Association of the Company to give the Company the right to extend the date by which the Company has to complete a business combination from September 28, 2024 to March 28, 2025, by depositing into the Trust Account $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for up to six (6) times;

The Company timely deposited $172,500 into the Trust Account on September 28, 2024 to effectuate the extension of its time to complete the Business Combination until October 28, 2024 under the terms of the amendments to its articles and memorandum of association made on September 26, 2024 at the extraordinary general meeting of the shareholders as held on that date.

Redemption Rights

Pursuant to OAKU’s Amended and Restated Memorandum and Articles of Association, OAKU shareholders (except our Initial Shareholders) will be entitled to redeem their OAKU Shares for a pro rata share of the trust account (currently anticipated to be no less than approximately $10.175 per share of Class A Ordinary Share for shareholders) net of taxes payable, whether or not they vote their public shares on the Business Combination Proposal and follow the procedures for redeeming public shares described earlier in this proxy statement/prospectus.

To vote its public shares on the Business Combination Proposal at the extraordinary general meeting, a shareholder must be a shareholder as of ___________, 2024, the Record Date for the extraordinary general meeting. Accordingly, if you purchase public shares after the Record Date you will not be able to redeem your shares upon consummation of the Business Combination unless you have either (i) have a written agreement from the seller/transferor of the public shares whereby the seller/transferor agrees to vote the shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the public shares held in record name of the seller/transferor and must actually vote such public shares on the Business Combination Proposal.

OAKU’s Sponsor and other Initial Shareholders do not have redemption rights with respect to any Class A Ordinary Share owned by them, directly or indirectly (nor will they seek appraisal rights with respect to such Class A Ordinary Share if appraisal rights would be available to them).

Automatic Dissolution and Subsequent Liquidation of trust account if No Business Combination

Pursuant to our Amended and Restated Memorandum and Articles of Association, if we are unable to complete our initial business combination within the completion window, we will ((i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our Initial Shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the completion window. However, if our Initial Shareholders acquire public shares after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

If we are unable to consummate our initial business combination prior to March 28, 2025 (unless our shareholders vote to extend the time for us to complete our initial business combination), we would still follow the same liquidation procedures described above. At such time, the warrants will expire and holders of warrants will receive nothing upon a liquidation and the warrants will be worthless.

There will be no redemption rights or liquidating distributions with respect to our warrants or rights, both of which will expire worthless if we fail to complete our initial business combination prior to the expiration of time period provided for under our Amended and Restated Memorandum and Articles of Association. We will pay the costs of our liquidation from our remaining assets outside of the trust account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors).

Under the Companies Act (As Revised) of the Cayman Islands, shareholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution.

Facilities

We maintain our principal executive offices at 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada. We rent such space form an unaffiliated third party at a rent of $5,000 per month on a month-to-month basis. We consider our current office space adequate for our current operations.

Employees

We have one executive officer, our Chief Executive officer and Chief Financial Officer. The officer is not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time he will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, he will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than he would prior to locating a suitable target business. We presently expect our executive officer to devote such amount of time as he reasonably believe is necessary to our business (which could range from only a few hours a week while we are trying to locate a potential target business to a majority of his time as we move into serious negotiations with a target business for a business combination). We do not intend to have any full-time employees prior to the consummation of a business combination.

DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION
AND CORPORATE GOVERNANCE

Set forth immediately below is a description of our pre-Business Combination directors and management and related material. See the discussion below entitled “Directors and Officers after Completion of Business Combination.”

Oak Woods Acquisition Corporation

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Lixin Zheng	57	Chief Executive Officer, Chief Financial Officer, Chairman & Director
John O’Donnell	77	Independent Director
Mitchell Cariaga	64	Independent Director
Lauren Simmons	29	Independent Director

Lixin Zheng — Mr. Zheng has served as our Chief Financial Officer since October 3, 2022, and our Chief Executive Officer since February, 2023. Mr. Zheng has over 30 years of extensive practical experience in TMT, investment and financing, manufacturing and fastmoving chain circulation in mainland China, Hong Kong, Taiwan, the United States and Canada. He also possesses successful financing and IPO planning and practical experience in global capital markets for acquisitions, mergers, restructuring and financial public relations of public and private companies, with practical ability and successful cases of market value maintenance.

Mr. Zheng served as a financial director and the CFO for Ajisen (China) Holdings Co., Ltd. (0538.HK) in Hong Kong from November 2006 to November 2008, one of the leading fast casual restaurant chain operators in Asia. He has successfully operated and raised HKD 1.8 billion for Ajisen, which was rated as the best medium-sized enterprise listing project in 2007 by the Asian Finance magazine and he was interviewed by the Bloomberg channel during his works at Ajisen. He also led the successful business merger transaction for Ajisen (Shenzhen) with a transactional value of RMB 450 million. From December 2008 to May 2013, Mr. Zheng served at Rinpak Technology Holding Limited at the CFO in Shanghai and Taipei office, and was in charge of the company’s IPO works. Under his lead, Rinpak Technology successfully listed on Taiwan Stock Exchange with an offering size of USD 50 million, as well as a pre-IPO raised funds of RMB 200 million. From June 2013 to November 2018, Mr. Zheng served as the chief financial officer and the financial advisor to several companies, including Qianbei Technology Group, Roman Garden Services Group, Fubon Group/Ruji Medical Group, Nanda Pharmaceutical Technology Development Co. Ltd. and several other public and private companies. Mr. Zheng has been serving as the CFO at Huijie Information Technology (Shanghai) Co., Ltd. since July 2020, being in charge of the company’s financial management. He served as the CFO at Jinke Investment Holding Group in its Shanghai and Hong Kong office from December 2018 to June 2020, being in charge of the company’s financing and business merger projects. Mr. Zheng also worked at Siemens Beijing office as the accountant and McDonald China office as the accounting manager from 1989 to 1992, and at System Software Associates (SSA) China office and Chicago office as the senior consultant from 1992 to 2000. From 2000 to 2006, he founded Insys International Company limited in Ottawa, Canada and served as the CEO. Mr. Zheng has decades of experience in the corporate finance, global capital market, listing planning, financial PR, market outlook operations, overall planning and worked as the CFO for several pharmaceutical, medical and health technology companies.

Mr. Zheng is a member of Fellow-Institute of Public Accountants (FIPA) and Fellow Financial Accountant (FFA) in UK. He is also a distinguished lecturer of Overseas Education College of Shanghai JiaoTong University in China. Mr. Zheng holds a B.A. in economics from Shenzhen University. He also holds a Unix/C/C++ Certificate from Illinois Institute of Technology in Chicago. We believe Mr. Zheng is well qualified to serve on our chief financial officer because of his extensive experience and knowledge in corporate finance and corporate governance for public companies.

John O’Donnell — Mr. O’Donnell became an independent director in February 2023, prior to the consummation of this offering. Mr. O’Donnell has extensive and diversified entrepreneurship and consulting experience in the global market, business management and trading industry.

Mr. O’Donnell served as a former director of research for the Online Trading Academy, a brokerage firm in Irvine, California with US$500 million per day in cleared retail equities executions since its incorporation in 1997. In this role, he delivered a combination of educational and corporate experience that has been instrumental in making Online Trading Academy today one of the premier trading schools in the world. His extensive diversified management and consulting experience has been a key ingredient in Online Trading Academy’s fast global growth and multiple industry recognition and awards. He has often been featured on financial web portals and television networks such as CNBC, CNN, and MarketWatch. Mr. O’Donnell’s focus and thoughts on issues such as historic boom/bust business cycles and the potential coming volatility in the credit bubble in the “Globalization 3.0 Era” has also been featured in financial focused newspapers and magazines such as The Wall Street Journal, Investors Business Daily, Traders Journal and EQUITIES magazine, etc. Mr. O’Donnell is frequently a keynote speaker at global finance expos including Trade2Win, Online Traders Expo, London IX Expos, Brazil Active Traders Expos, World’s First Virtual Online Traders Expo, Canadian Financial Forums, and The MoneyShow. From 1986 to 1997, Mr. O’Donnell founded and served as its CEO at Double Win Capital Network, boutique investment banker for emerging growth high tech companies. He was recognized as Finalist in Entrepreneur of the Year in Orange County, California in 1987 and 1988 as awarded by INC magazine and Ernst and Young. During his works at Double Win Capital Network, he financed over US$150+ million in merger/acquisition/equity placements for 6 companies. From 1979 to 1986, Mr. O’Donnell founded and served as its CEO at Republic Resources, Inc, a US$75 million public company who was one of the world’s largest grower of jojoba oil plantations. Republic Resources developed and syndicated US$20 million in farming syndications through the independent broker/dealer community. From 1972 to 1978, Mr. O’Donnell founded and served as its CEO at Precious Metals Exchange, Inc, a refiner of precious metal scrap and retailer of bullion and coins to investors. The company was acquired by Penn Pacific Corp, a public company in California in 1978 and was the one of the most active traded equities on NASDAQ in 1979. From 1968 to 1972, Mr. O’Donnell served Milwaukee Public School System as a physical sciences teacher.

Mr. O’Donnell holds a B.S. from Southwest Baptist University. We believe Mr. O’Donnell is well qualified to serve on our board of directors because of his rich experience in academia and his broad business and executive management experience.

Mitchell Cariaga — Mr. Cariaga became an independent director in February 2023, prior to the consummation of this offering. Mr. Cariaga is an experienced financial manager working in the business merger and acquisition industries as well as the private investment sector of international capital markets.

From August 2019 to February 2022, Mr. Cariaga served as an independent director for Brilliant Acquisition Corporation (BRLI.NASDAQ), a SPAC company which has closed a US$46,000,000 sized IPO in 2020. Since 2007, he has been the president at Orange Grove Trading Company, a consulting firm that provides consulting services for international capital markets. From 2008 to 2015, Orange Grove was retained by Title Trading to build and manage Title Trading’s international trading teams in four countries and multiple capital markets. While on this assignment, he worked in the development and execution of algorithmic trading strategies with complex risk parameters that integrated human understanding and analysis with algorithmic computer processes. As part of this role, Mr. Cariaga also managed cross functional teams responsible for daily risk metrics and led a market risk management modeling team for various markets involving commodities, Foreign Exchange, equities, and bonds.

From 2002 to 2008, he worked at Asian American Financial Insurance Services (AAFIS) in Shenyang, China, where he led the development of international trading desks in China, with over 600 traders across a broad variety of asset classes. There, Mr. Cariaga developed a market risk management modeling team for the company as the technology lead for algorithmic trading, and developed the China based business for four different leveraged asset classes in the stocks, futures, and options markets in the U.S. From 1998 to 2002, he managed his own proprietary capital, balancing various risk factors to establish a trading model with a high confidence probability rating. During that time Mr. Cariaga also was asked by the Online Trading Academy to provide formal training for its team members. Presently Mr. Cariaga serves as a General Partner for Citrus Grove Capital, LLC, a U.S. based hedge fund.

Mr. Cariaga holds a master’s degree in theology from Grace Theological Seminary and a bachelor’s degree in history from California State University. We believe Mr. Cariaga is well qualified to serve on our board of directors because of his extensive experience in mergers and acquisitions and with capital markets in the U.S. and Asia.

Lauren Simmons — Ms. Simmons became an independent director in February 2023, prior to the consummation of this offering. Ms. Simmons is an equity trader who started her career in finance in May of 2017 with Rosenblatt Securities on the floor of the New York Stock Exchange. Ms. Simmons was recognized by Ebony’s Power 100 list in 2018, as well as by Politico which awarded her as among its Women of Impact in 2018. Since achieving notoriety in 2018, Ms. Simmons has been featured in various media outlets including Forbes, Politico, CNBC, Bloomberg and The Cut. Stemming from her financial knowledge and ability to quickly build relationships in financial markets, Ms. Simmons has built a broad network in private and public financial and consumer markets. Specifically, Ms. Simmon’s commentary, experience as an equities trader, combined with her market and experiential insights has led to her success as a brand leader for women in finance. In particular, Ms. Simmons has built partnerships with Ford, LinkedIn, Express, Champs, Isagenix and Pure Leaf. Ms. Simmons is also a financial contributor to Bloomberg, CNBC, Yahoo Finance, and other financial media outlets. She is the author of a new book addressing professional development and finance which has been accepted for publication by Harper Collins. Ms. Simmons has also headlined major events such as Aspen Ideas Festival, Sina Finance in China, Disney’s Dreamers Academy, and keynote at Harvard, etc. Currently, Ms. Simmons is hosting and producing the show GOING PUBLIC for Entrepreneur.com. Ms. Simmons has also launched the podcast Mind, Body, Wealth with Lauren Simmons, a top ranked Spotify Original Podcast. Ms. Simmons is currently a member of the advisory board at Robinhood Markets, Inc. (HOOD.NASDAQ) and a former board member at ConsciouslyUnbiased.

Ms. Simmons holds a B.S. in Psychology from Kennesaw State University and concentrated her undergraduate studies in genetics and statistics. We believe Ms. Simmons is well qualified to serve on our board of directors because of the confluence of her practical experience as an advisory board member of Robinhood Markets, Inc., her overall financial and market sophistication, and her broad network of relationships that can be leveraged in connection with our search for an acquisition target.

Corporate Governance

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members, with each director serving a term of office expiring at our first annual meeting of shareholders. In accordance with The Nasdaq Stock Market (“Nasdaq”) corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following its listing on Nasdaq. Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office.

Director Independence

Nasdaq rules require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors.” An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that each of Lauren Simmons, John O’Donnell, and Mitchell Cariaga is an “independent director” under NASDAQ listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Risk Oversight

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the Board to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of the Company’s financial statements and the independent audit thereof. Management furnishes information regarding risk to the Board as requested.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to our founders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is). Directors, officers and founders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. Presently, none of the Sponsor or our directors, officers and their affiliates have incurred any out-of-pocket expenses that are subject to reimbursement.

After our initial business combination, members of our board of directors and management team who remain with us may be paid employment, consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. The amount of such compensation may not be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating committee. Each of these committees is composed solely of independent directors. Each committee operates under a charter that is approved by our board and has the composition and responsibilities described below.

Audit Committee

Effective upon the completion of our IPO, we established an audit committee of the board of directors, which presently consists of Lauren Simmons, John O’Donnell, and Mitchell Cariaga. Lauren Simmons, John O’Donnell, and Mitchell Cariaga are each an independent director under Nasdaq listing standards and applicable SEC rules. Mitchell Cariaga is the chair of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Each member of the audit committee is “financially literate” as defined under Nasdaq’s listing standards. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mitchell Cariaga qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

If we complete the Business Combination, we anticipate that our audit committee will consist of the following persons, Lauren Simmons, Mitchell Cariaga and Yadan Bai, each of whom is an independent director under Nasdaq listing standards, and that Mitchell Cariaga will be the “audit committee financial expert.”

Compensation Committee

Effective upon completion of our IPO, we established a compensation committee of the board of directors, which presently consists of Lauren Simmons, John O’Donnell, and Mitchell Cariaga. Lauren Simmons, John O’Donnell, and Mitchell Cariaga are each an independent director under Nasdaq’s listing standards. John O’Donnell is the chair of the Compensation Committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

If we complete the Business Combination, we anticipate that our compensation committee will consist of the following persons, Lauren Simmons, Mitchell Cariaga and Yadan Bai, each of whom is an independent director under Nasdaq listing standards.

Nominating Committee

Effective upon completion of our IPO, we established a nominating committee of the board of directors, which consists of Lauren Simmons, John O’Donnell, and Mitchell Cariaga. Lauren Simmons, John O’Donnell, and Mitchell Cariaga are each an independent director under Nasdaq listing standards and applicable SEC rules. Lauren Simmons is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

If we complete the Business Combination, we anticipate that our nominating committee will consist of the following persons, Lauren Simmons, Mitchell Cariaga and Yadan Bai, each of whom is an independent director under Nasdaq listing standards.

Committee Membership, Meetings and Attendance

We currently have the following standing committees: an audit committee and a compensation committee. Each of the standing committees of our Board is comprised entirely of independent directors.

We encourage all of our directors to attend our annual meetings of shareholders. This annual meeting will be in lieu of our first annual meeting of shareholders.

Code of Ethics

We have adopted a written code of business conduct and ethics, which applies to our principal executive officer, principal financial or accounting officer or person serving similar functions and all of our other employees and members of our board of directors. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We did not waive any provisions of the code of business ethics during the year ended December 31, 2022. We have previously filed our form of code of ethics as an exhibit to our registration statement in connection with our initial public offering. You may review our code of ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us in writing at 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada, (+1) 403-561-7755, Attn: Secretary.

Material Legal Proceedings

We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us or any of our officers or directors in their corporate capacity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Ordinary Share to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that, during 2020, our directors, executive officers, and ten percent shareholders complied with all Section 16(a) filing requirements.

Procedures for Contacting Directors

Our Board has established a process for shareholders to send communications to our Board. shareholders may communicate with our Board generally or a specific director at any time by writing to 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada (+1) 403-561-7755, Attn: Secretary. We will review all messages received, and forward any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to our Board. Communications are sent as soon as practicable to the director to whom they are addressed. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to our Board.

Conflicts of Interest

We are aware of the following potential conflicts of interests:

•        None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations to such entities (as well as to us) and may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•        The Initial Shares owned by our officers and directors, like the Initial Shares owned by our other founders, will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the trust account with respect to any of their Initial Shares whether or not we complete a business combination. Furthermore, our founders have agreed that the private shares will not be sold or transferred by them until after we have completed our initial business combination. In addition, our officers and directors may loan funds to us after our IPO (March 28, 2023) and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which may only be repaid from the trust account if we complete an initial business combination. Presently, none of the Sponsor or our directors, officers and their affiliates have incurred any out-of-pocket expenses that are subject to reimbursement. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

•        Our Sponsor has extended working capital loans in the aggregate principal amount of $500,000 to OAKU. Such working capital loans evidenced by a promissory note. In June 2023, the Company repaid promissory notes due to the sponsor. As of September 30, 2023, the Company had no promissory notes due to related parties.

•        Such working capital loans evidenced by a promissory note and will either be paid upon consummation of the Business Combination, without interest, or, at holder’s discretion, converted into additional private units at a price of $10.00 per unit. These private units would be identical to the Private Units issued to the Sponsor at the private placement simultaneously with the closing of the Initial Public Offering.

•        Three (3) of our independent directors currently hold an aggregate of 30,000 OAKU Class B Ordinary Shares and our former CEO, Fen Zhang, currently holds an aggregate of 350,000 OAKU Class B Ordinary Shares. Two of our independent directors, Lauren Simmons and Mitchell Cariaga, are expected to remain on the board of OAKU following the closing of the Business Combination.

AsianLegend, acted as financial advisor to us with respect to the Business Combination and will receive a fee of (i) $100,000 per month from March 23, 2023 to the date of Closing of the Business Combination; and (ii) 1,187,406 Class A Ordinary Shares equals to 5% of the valuation of Huajin immediately prior to the effectiveness of the Business Combination from us for its services, and the shares will become payable only if the Business Combination is consummated. In addition, Huajin has agreed to indemnify AsianLegend for certain liabilities arising out of its engagement. With the consent of Huajin and OAKU, and subject to the terms and conditions set forth in the letter agreement dated March 23, 2023, (as amended,) between AsianLegend and us. Prior the parties’ entry into the Merger Agreement, AsianLegend did not have any other financial advisory or other significant commercial or investment banking relationships with Huajin.

As a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity. We cannot assure shareholders that any of the above-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors has pre-existing fiduciary or contractual obligations to other businesses of which they are officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe pre-existing fiduciary or contractual obligations, our officers and directors will honor those fiduciary or contractual obligations subject to his fiduciary duties under the Companies Act (As Revised) of the Cayman Islands. Accordingly, it is possible they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe pre-existing fiduciary or contractual obligations and any successors to such entities have declined to accept such opportunities subject to his/her/their fiduciary duties under Companies Act (As Revised) of the Cayman Islands.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earlier of a business combination or our liquidation, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any pre-existing fiduciary or contractual obligations he might have and his fiduciary duties under Companies Act (As Revised) of the Cayman Islands. Notwithstanding the foregoing, our Amended and Restated Memorandum and Articles of Association provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company subject to his fiduciary duties under Companies Act (As Revised) of the Cayman Islands and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. Our officers and directors have also agreed not to participate in the formation of, or become an officer or director of, any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within the required time period.

The following table summarizes the other relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual	Name of Affiliated Entity	Position at Affiliated Entity
Lixin Zheng	Huijie Information Technology (Shanghai) Co., Ltd.	Chief Financial Officer
John O’Donnell	N/A	N/A
Mitchell Cariaga	Orange Grove Trading Company	General Partner
Lauren Simmons	Robinhood Market, Inc.	Advisory Board Member

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our founders, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, except the above mentioned fees to AsianLegend, in no event will any of our founders, members of our management team or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, an initial business combination (regardless of the type of transaction that it is) other than reimbursement of any out-of-pocket expenses.

Limitation on Liability and Indemnification of Officers and Directors

Our Amended and Restated Memorandum and Articles of Association will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Cayman Islands laws, as it now exists or may in the future be amended. In addition, our Amended and Restated Memorandum and Articles of Association will provide that our directors will not be personally liable for monetary damages to us or our shareholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We may enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Amended and Restated Memorandum and Articles of Association. Our Amended and Restated Memorandum and Articles of Association also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Cayman Islands law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Principal Accountant Fees and Services

The following is a summary of fees paid or to be paid to Marcum Asia CPAs LLP (the “Marcum Asia”), for services rendered.

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum Asia in connection with regulatory filings. The aggregate fees charged by Marcum Asia for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-K for the respective periods and other required filings with the SEC for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022 totaled $113,300 and $82,400, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Marcum Asia for consultations concerning financial accounting and reporting standards for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022.

Tax Fees.    We did not pay Marcum Asia for tax planning and tax advice for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022.

All Other Fees.    We did not pay Marcum Asia for other services for the year ended December 31, 2023 and for the period from March 11, 2022 (inception) through December 31, 2022.

Fees for professional services provided by Marcum Asia CPAs LLP, our independent registered public accounting firm for the period from March 11, 2022 (inception) through December 31, 2022 and for the year ended December 31, 2023, respectively, include:

	For the Period from March 11, 2022 (Inception) through December 31, 2022	For the Year ended December 31, 2023
Audit Fees(1)	$82,400	$113,300
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
Total	$82,400	$113,300

____________

(1)      Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)      Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

(3)      Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.

(4)      All other fees consist of fees billed for all other services.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

Our audit committee was formed upon the consummation of our Initial Public Offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Huajin’s Directors and Executive Officers

The following table sets forth certain information regarding Huajin’s executive officers as of the date of this proxy statement. Huajin expects that these executive officers will continue as executive officers following the business combination.

Name	Age	Position	Held Position Since
Xuehong Li	53	Chief Executive Officer and Director	July 27, 2021
Ning Luo	45	Chief Financial Officer	November 27, 2023

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

Xuehong Li — Since January 2018, Mr. Li has been serving as the CEO at Shaanxi Qianxiang Health Technology Company, where he has exhibited exceptional leadership in managing various companies and formulating significant operational policies and strategic objectives. Mr. Li steers the successful expansion of a thriving franchise chain and spearheads the growth of the company.

Since 2014, Mr. Li has held the position of Chairman at Shaanxi Qianxiang Health Technology Co., Ltd, overseeing its strategic development. In July 2021, he assumed the roles of Chairman and CEO at Huajin (China) Holdings Limited, further expanding his leadership responsibilities. Concurrently, he serves as Chairman at Tianhong (HK) International Company Limited, Lelingkang (Beijing) Health Technology Co., Ltd, Hongfeng International Company Limited, Shaanxi Qianxiang Kaihong Enterprise Management Co., Ltd, and Beijing Xiaolekang Enterprise Management Co., Ltd, indicating his multifaceted involvement in various enterprises.

Mr. Li holds a master’s degree in finance, which he earned from Mondial Entrepreneurship Academy in July 2007.

Ning Luo — Mr. Luo has over 18 years’ experience as a financial professional, including more than eight years’ experience in management position to the United Integrated Insurance Group (UIIG), a private insurance agency. From January 2019 to April 2023, Mr. Luo served as head of finance at UIIG, where he developed and executed financial strategies for the group and its subsidiaries, optimized processes, and provided timely financial reports to the board. From November 2016 to December 2018, Mr. Luo served as head of finance at SINOSYM Group, where he established financial strategies, managed daily financial tasks, and coordinated external stakeholder interactions. From September 2010 to October 2016, Mr. Luo joined AXA Assistance China as finance director, overseeing financial strategy and daily operations in China. From August 2006 to July 2010, Mr. Luo worked as financial supervisor at Skandia-BSAM Insurance Co. From August 2004 to July 2006, Mr. Luo worked as senior accountant at China Life Insurance Co.

Mr. Luo obtained his master’s degree in accounting from Sydney University and his bachelor’s degree in civil engineering from Hohai University. He is also a Fellow of Chartered Certified Accountants (FCCA) and a member of Association of Chartered Certified Accountants (ACCA).

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or executive officers have been the subject of the following events:

1.      a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.      convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i)       acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)      engaging in any type of business practice; or

iii)    engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.      the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.      was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6.was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.      was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)       any Federal or State securities or commodities law or regulation;

ii)      any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)    any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.      was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over our members or persons associated with a member.

Directors after Completion of the Business Combination

Effective as of the closing date of the Business Combination, the Board of Directors of OAKU will consist of five members, three of whom will be designated by OAKU and two of which will be designated by Huajin. The members designated by Huajin will include Xuehong Li and Yadan Bai and the member designated by the Sponsor of OAKU will be Lixin Zheng, Lauren Simmons and Mitchell Cariaga who presently are on the board of directors of OAKU. Xuehong Li will be the Chairman and Chief Executive Officer of OAKU and Huajin after the consummation of the Business Combination. Under the rules of the Nasdaq Stock Market, a majority of our board members must qualify as independent directors if we are not a “controlled company”. Although we will be a controlled company immediately after the Business Combination, we do not intend to avail ourselves of the exemption available to controlled companies from having a majority of our board members qualify as independent directors pursuant to the rules of the Nasdaq Stock Market. Our independent directors will be Lauren Simmons, Mitchell Cariaga and Yadan Bai.

Each director of our company is to serve until his/her successor is elected and qualified or until his/her death, resignation or removal. Our Board appoints our officers and each officer is to serve until his/her successor is appointed and qualified or until his/her death, resignation or removal. As of the date of this registration and proxy statement, each of our directors or the Company have confirmed that they have not presented an opportunity or multiple opportunities to any other entity or entities to whom they owed fiduciary duties rather than to OAKU, where OAKU could have benefited from the opportunity and the Company has not entered and is not subject to any agreements that could create any actual or potential conflicts of interest with respect to OAKU’s search for a business combination target.

Set forth below is biographical information related to the persons who will serve on our Board following the Business combination. Biographical information for Lixin Zheng, Lauren Simmons and Mitchell Cariaga is provided above under “Oak Woods Acquisition Corporation — Directors and Executive Officers” on page 247 of this proxy statement. Biographical information for Xuehong Li is provided above under “Huajin’s Directors and Executive Officers” on page 256 of this proxy statement.

Yadan Bai — Ms. Bai has been the Chief Executive Officer at HongDaTianXia (Beijing) Health Care Industry Co., Ltd. since October 2022. In this role, she has reshaped the medium/long term business strategy for the new business development, overseeing implementation of annual business strategies, budgets and phased work plans, and being responsible for core indicators such as revenue and profit, business operation system management, pricing management, employment and human resource development, business brand awareness etc. Prior to this role, from May 2021 to August 2022, Ms. Bai worked as the General Manager of e-commerce department at Fruitful (Hangzhuo) Information Technology Co., Ltd. During this time, she was in charge of the business operation of the e-commerce business sector by overseeing and managing the online and off-line business operation and sales, the P & L responsibilities, budgets and expenses approvals, the chain-store membership management, business opportunity exploration, market expansion and branding plans, etc. From August 2017 to March 2018, Ms. Bai worked as an Assistant General Manager at Ritz-Carlton, Tianjin, being responsible for assisting the Chair-person of the Board on the business operation strategy planning, investment and financing projects management, business due diligence projects, branding and marketing strategies, business public relationship management, etc.

Ms. Bai holds Master of Commerce from Nihon University and is fluent in Japanese. Ms. Bai is experience with the daily business and financial operation, business branding strategy, and market opportunity research and development in the health care and hospitality industry. Ms. Bai is the ultimate natural beneficial owner of the Sponsor and is not an affiliate to Huajin. Upon the completion of the Business Combination and based on the shares held by the Sponsor of Huajin, the surviving company, Ms. Bai will own less than 10% of our issued and outstanding ordinary shares and will qualify as an independent director under applicable Nasdaq Independence Standards relating to directors of listed companies.

Director Independence and Financial Experts

Upon the consummation of the Business Combination, we expect that a majority of the Board of Directors will be independent under Nasdaq Capital Market’s listing standards. The independent directors, as determined under Nasdaq Capital Market Listing Rules are Lauren Simmons, Mitchell Cariaga and Yadan Bai.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Mitchell Cariaga qualifies as an “audit committee financial experts” as defined under the rules and regulations of the SEC.

Executive Officers of OAKU after Completion of the Business Combination

OAKU’s executive officers after the Business Combination will be as follows:

Name	Title
Xuehong Li	Chief Executive Officer and President
Lixin Zheng	Chief Financial Officer

Compensation of Directors and Executive Officers of Huajin

Summary Compensation Table

Compensation of Directors and Executive Officers

The following table presents information regarding the total compensation awarded to, earned by, and paid to the named executive officers of Huajin for services rendered to Huajin in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All other Compensation ($)	Total ($)
Xuehong Li	2023	$101,266	$—	—	$—	$101,266
Chief Executive Officer and Director	2022	$59,072	—	—	—	$59,072
Ning Luo	2023	$5,626	$—	—	$—	$5,626
Chief Financial Officer	2022	$—	—	—	—	$—

Employment Arrangements with Named Executive Officers

Mr. Xuehong Li

On August 10, 2024, Huajin (China) Holdings Limited entered into an employment agreement with Mr. Xuehong Li with a term expiring on April 30, 2025.

Pursuant to the terms and provisions of the agreement: (a) Xuehong Li is appointed as the Chairman of the Board and Chief Executive Officer of Huajin (China) Holdings Limited and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; and (b) Xuehong Li shall receive an annual salary of $101,266.

Mr. Ning Luo

On August 10, 2024, Huajin (China) Holdings Limited entered into an employment agreement with Mr. Ning Luo with a term expiring on November 27, 2026.

Pursuant to the terms and provisions of the agreement: (a) Ning Luo is appointed as the Chief Financial Officer of Huajin (China) Holdings Limited and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; and (b) Ning Luo shall receive an annual salary of $84,388.

Director Compensation

During fiscal year of 2022, Huajin did not have any non-employee director.

Following completion of the Business Combination, the Compensation Committee will determine the type and level of compensation, if any, for those persons serving as members of the Board of Directors. Notwithstanding the foregoing, however, it is anticipated that the independent directors of the Board following the completion of the Business Combination will receive annual compensation comprised of a cash retainer of $___________.

DESCRIPTION OF SECURITIES

We are a Cayman Islands exempted company (company number 388119) and our affairs will be governed by our memorandum and articles of association, the Companies Act and common law of the Cayman Islands. Pursuant to our memorandum and articles of association which will be adopted upon the consummation of this offering, we will be authorized to issue ordinary shares, including 500,000,000 Class A ordinary shares, par value $0.0001 each, as well as 5,000,000 undesignated preference shares, par value $0.0001 each. The following description summarizes the material terms of our shares as set out more particularly in our memorandum and articles of association. Because it is only a summary, it may not contain all the information that is important to you.

To vote its public shares or OAKU Ordinary Shares (as the case may be) at the special meeting on the Business Combination Proposal (as defined in Proposal No. 1 of this proxy statement), a shareholder must be entered in the register of members of the Company as a shareholder (hereinafter a “Member”) as of __________, 2024, the record date for the extraordinary general meeting (the “Record Date”). Accordingly, if you purchase public shares after the Record Date you will not be able to redeem your shares upon consummation of the Business Combination unless you either (i) have a written agreement from the seller/transferor of the public shares whereby the seller/transferor agrees to vote the shares in accordance with your instructions, or (ii) obtain a proxy from the seller/transferor which authorizes you to vote the public shares held in record name of the seller/transferor and must actually vote such public shares on the Business Combination Proposal.

Information about the beneficial ownership of our securities may be found on page 279 of this proxy statement/prospectus..

OAKU’s OUTSTANDING SECURITIES

Units

As of the date of this registration statement and proxy solicitation, OAKU has issued and outstanding 5,750,000 Unit securities. Each unit consists of one Class A ordinary share, one warrant, and one right to receive one-sixth (1/6) of a share of Class A ordinary share upon the consummation of our initial business combination, which combination forms the basis of this registration statement and proxy solicitation. We have not and will not issue fractional shares. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands Law. As a result, you must hold rights in multiples of six in order to receive shares for all of your rights upon closing of a business combination. Each one warrant entitles the holder thereof to purchase one full Class A ordinary share at a price of $11.50 per share, subject to adjustment, as described in the section entitled OAKU’s Outstanding Securities — Public Shareholders’ Warrants. Each warrant will become exercisable on the on the later of 12 months after the closing of this offering or 30 days after the consummation of an initial business combination, and will expire five years after the completion of an initial business combination, or earlier upon redemption.

The Class A ordinary shares, rights and warrants will began to trade separately on the 52nd business day after the date of our initial prospectus that provided holders with the option to continue to hold units or separate their units into the component pieces.

Ordinary Shares

As of the Record Date, there were 5,750,000 OAKU public Class A Ordinary Shares issued and outstanding and entitled to vote. OAKU’s Sponsor and Initial Shareholders own an aggregate of 343,125 OAKU Class A Ordinary Shares and an aggregate of 1,437,500 OAKU Class B Ordinary Shares, and have agreed to vote in favor of the Business Combination.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders, except as required by law; provided that, prior to our initial business combination that you are being asked to vote on in this Registration and Proxy Solicitation, only holders of our Class B ordinary shares will have the right to vote on the appointment or removal of our directors. With respect to any other matter submitted to a vote of our shareholders, including any vote in connection with our initial business combination, except as required by law, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class. Unless specified in the Companies Act, our memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted at a duly convened and quorate meeting of our shareholders is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our memorandum and articles of association; such actions include amending our memorandum and articles of association and approving a statutory merger or consolidation with another company. Directors are appointed for a term of two years. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the founder shares voted for the appointment of directors can elect all of the directors prior to our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our memorandum and articles of association authorize the issuance of up to 500,000,000 Class A ordinary shares, if we were to enter into a business combination at any point on terms different than those described herein, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual general meetings or extraordinary general meetings to appoint directors. Until we hold an annual general meeting, public shareholders may not be afforded the opportunity to discuss company affairs with management.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein. At the completion of our initial business combination, we will be required to purchase any Class A ordinary shares properly delivered for redemption and not withdrawn. The amount in the trust account is initially anticipated to be $10.00 per public share. Additionally, each public shareholder may elect to redeem its public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed business combination. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, any public shares and private shares held by them in connection with the completion of our initial business combination. Our directors and officers have also entered into the letter agreement, imposing similar obligations on them with respect to public shares acquired by them, if any. Permitted transferees of our initial shareholders, officers or directors will be subject to the same obligations.

Because we are seeking shareholder approval of our initial business combination and are not conducting redemptions in connection with our initial business combination pursuant to the tender offer rules, our memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the ordinary shares sold in this offering, which we refer to as the “Excess Shares,” without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. As a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

Because we are seeking shareholder approval in connection with our initial business combination, our initial shareholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote their founder shares and any public shares held by them in favor of our initial business combination. OAKU’s Sponsor and Initial Shareholders own an aggregate of 343,125 OAKU Class A Ordinary

Shares and an aggregate of 1,437,500 OAKU Class B Ordinary Shares, and have agreed to vote in favor of the Business Combination. Please see “Extraordinary general Meeting of OAKU shareholders — Record Date; Who is Entitled to Vote” for further information.

Pursuant to our memorandum and articles of association, if we are unable to complete our initial business combination within the completion window, we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $50,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the completion window. However, if our initial shareholders acquire public shares after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

In connection with the Business Combination, on June 26, 2024, we entered into a backstop agreement with Fortune Woods Investment Holding Limited, a British Virgin Islands limited company (hereinafter “Backstop Investor”) reflecting our agreement to register herein for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”). Specifically, the Backstop Agreement requires us to complete a primary placement to the Backstop Investor, to occur concurrently with the closing of the Business Combination, pursuant to which the Company shall sell 500,000 OAKU Class A Ordinary Shares at $10.00 per share for a total drawdown of $5,000,000 (the “Backstop Shares”). Such proceeds will (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination. Our agreement to sell and Backstop Investors’ agreement to purchase the Backstop Shares is referred to herein as the “Backstop Commitment”).

Certain registrable securities having “piggyback” registration rights, as well as the primary issuance of shares in conjunction with the terms of the Backstop Agreement and our agreement with AsianLegend are being registered herewith as described further in this prospectus/proxy statement. Specifically, Whale Bay International Company Limited, which is the sponsor of OAKU (the “Sponsor”), each of our initial shareholders, as well as Asian Legend International Investment Holding Limited (“AsianLegend”), our advisor in the Business Combination, have exercised their demand registration rights in connection with the closing of our Business Combination. Additionally, shares held by our Sponsor and other initial shareholders (which are subject to certain lock-up provision contained in their initial subscription agreements described further in our initial prospectus) shall form a part of our effective registration statement, together with shares issuable to AsianLegend pursuant to that certain advisory agreement entered by and between Oak Woods Acquisition Corporation and AsianLegend International Investment Holding Limited on March 23, 2023 (“AsianLegend Advisory Agreement”) whereby AsianLegend is entitled to receive shares equal to 5% of the total of the fair market value of the target of our business combination as defined in this registration statement, payable in Class A ordinary Shares (on a fully converted basis) into our Ordinary Shares at the time of closing of the Business Combination.

The 500,000 Class A Ordinary Shares to be issued pursuant to the Backstop Agreement and deliverable to the Backstop Investor, as well as 1,437,500 fully converted Ordinary Shares of our initial shareholders, which includes the Class B shares held by our sponsor and initials directors and our advisor Space Frontier Investment Holding Limited, as well as the 1,187,406 Class A Ordinary Shares shares payable to AsianLegend upon Closing of the Business Combination that are subject to “piggyback” registration rights as of the effective date of this registration statement, are hereinafter referred to as (the “Registration Shares”). The Asian Legend and the Backstop Investor shares are covered by this Registratin Statement, as an when deemed effective, and will be registered and fully issued in conjunction with the completion of our Business Combination, are not subject to a lock-up agreement with us, and thus may be freely sold, traded, or otherwise disposed of by AsianLegend or the Backstop Investor at any time after they are issued.

In total we are registering hereunder an aggregate of 3,125,571 ordinary shares of the Company under this Registration Statement, of which 1,688,071 shall be newly issued by us as and freely trading without restriction of any kind in conjunction with the closing of our Business Combination.

Founder Shares and Private Placement Shares

The founder shares are designated as Class B ordinary shares and are identical to the Class A ordinary shares included in the units being sold in this offering, and holders of founder shares and private placement shares have the same shareholder rights as public shareholders, except that: (1) prior to our initial business combination, only holders of the founder shares have the right to vote on the appointment or removal of directors; (2) the founder shares and private placement shares are subject to certain transfer restrictions, as described in more detail below; (3) our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive: (x) their redemption rights with respect to their founder shares, private placement shares and any public shares held by them in connection with the completion of our initial business combination (and not seek to sell its shares to us in any tender offer we undertake in connection with our initial business combination); (y) their redemption rights with respect to their founder shares, private placement shares and any public shares held by them in connection with a shareholder vote to approve an amendment to our memorandum and articles of association (A) that would affect our public shareholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (z) their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares they hold if we fail to complete our initial business combination within the completion window (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (4) the founder shares will automatically convert into our Class A ordinary shares as described below and (5) the founder shares and private placement shares are entitled to registration rights. In addition, our directors and officers have also entered into the letter agreement with respect to public shares acquired by them, if any.

The founder shares will automatically convert into Class A ordinary shares at any time and from time to time at the option of the holders thereof, and automatically on the first business day immediately following the closing of our Business Combination on a one-for-one basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in our initial public offering and related to the closing of our initial business combination, the ratio at which founder shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of our ordinary shares issued and outstanding upon the completion of our initial public offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination (net of redemptions), excluding the private placement shares underlying the private placement units, any shares underlying units issued upon conversion of working capital loans and any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in our initial business combination.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier to occur of (i) one year after the date of the consummation of our initial business combination or (ii) the date on which we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, subject to certain exceptions as may be found in the prospectus underlying our initial public offering in the section entitled “Restrictions on Transfers of Founder Shares and Private Placement Units”). Any permitted transferees will be subject to the same restrictions and other agreements of our initial shareholders with respect to any founder shares. Notwithstanding the foregoing, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading. day period commencing 150 days after the consummation of our initial business combination or (y) following our initial business combination, on the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, the founder shares will no longer be subject to such transfer restrictions.

Preference Shares

Our amended and restated memorandum and articles of association will provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

No preference shares are being issued or registered in this offering.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

•        the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

•        whether voting rights are attached to the share in issue;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Public Shareholders’ Warrants

Prior to and after the completion of the Business Transaction, we will have outstanding:

•        5,750,000 Public Warrants, exercisable at a price of $11.50 per share, subject to adjustment and subject to OAKU having an effective registration on file with the SEC which allows for the exercise for cash of the Public Warrants; and

•        343,125 Private Warrants issued to the Sponsor, exercisable at a price of $11.50 per share;

Each redeemable warrant entitles the holder thereof to purchase one full Class A ordinary share at a price of $11.50 per share, subject to adjustment, as described in this prospectus, at any time commencing on the later of (i) 12 months from the closing of this offering or (ii) 30 days after the completion of our initial business combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

It is our current intention to have an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares in effect promptly following consummation of an initial business combination. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within 120 days after the closing of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A ordinary shares may fall below the $18.00 trigger price, as well as the $11.50 warrant exercise price after the redemption notice is issued.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (or such other amount as a holder may specify) of the Class A ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A ordinary shares is increased by a share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and

(ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain Class A ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (i) to modify the substance or timing of our obligation to redeem 100% of our Class A ordinary shares if we do not complete our initial business combination within 12 months (or up to 24 months if we extend the period of time to consummate a business combination by the full amount of time) from the closing of our initial public offering, or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Private Placement Warrants

The private warrants are identical to the public warrants underlying the units offered in our initial public offering except that such private warrants will be exercisable (even if a registration statement covering the Class A ordinary shares issuable upon exercise of such warrants is not effective) on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Class A ordinary shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,000,000 of such working capital loans (or up to $1,151,000 if the underwriters’ over-allotment option is exercised in full) may be convertible into private placement-equivalent units at a price of $10.00 per warrant (which, for example, would result in the holders being issued 60,000 Class A ordinary shares if $600,000 of notes were so converted as well as 60,000 private rights to receive 10,000 Class A ordinary shares, and 60,000 private warrants to purchase 60,000 Class A ordinary shares upon the consummation of an initial business combination), at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the warrants underlying such units. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

In addition, holders of our private placement warrants are entitled to certain registration rights and any private placement warrants held by our sponsor will not be exercisable more than five years from the effective date of the registration statement of which this prospectus forms a part.

Our sponsor has agreed not to transfer, assign or sell any of the private placement units, private placement shares or private placement warrants (including the Class A ordinary shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under the section of the prospectus underlying our initial public offering entitled “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Units” made to our officers and directors and other persons or entities affiliated with our sponsor.

No warrants are being issued in conjunction with the proposed Business Combination.

Rights

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-sixth (1/6) of one Class A ordinary share upon consummation of our initial business combination, even if the holder of a public right redeemed all Class A ordinary shares held by it in connection with the initial business combination or an amendment to our certificate of incorporation with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert its rights in order toreceive the one-sixth (1/6) of one Class A ordinary share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares of Class A ordinary share upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). Because we will be the surviving entity, the First Amended Merger Agreement provides for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary share basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands Law. As a result, you must hold rights in multiples of six in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Dividends

We have not paid any cash dividends on our Class A ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent, Right Agent and Warrant Agent

The transfer agent for our ordinary shares, the right agent for our rights and the warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, right agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

CERTAIN DIFFERENCES IN CORPORATE LAW

Cayman Islands companies are governed by the Companies Act and the Common Law of the Cayman Islands. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 2/3 in value of the voting shares voted at a shareholder meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e. a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company which will be the surviving company of the merger or consolidation, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; and (v) there are no reasons why it could be against the public interest to allow the merger or consolidation.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by shareholders that represent three-fourths in value of each class of shareholders, that are present and voting either in person or by proxy at a meeting summoned for that purpose. The convening of the meeting and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the Company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the general meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Takeover Offer/Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Conyers Dill & Pearman, our Cayman Islands counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of civil liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The courts of the Cayman Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may not issue negotiable or bearer shares but may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amended and Restated Memorandum and Articles of Association

Our articles and memorandum of association amended and restated memorandum and articles of association contain provisions designed to provide certain rights and protections relating to this offering that will apply to us until the consummation of a business combination. These provisions cannot be amended without a special resolution under our amended and restated memorandum and articles of association. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) the affirmative vote of at least two-thirds (or any higher threshold specified in a company’s articles of association) of a company’s shareholders entitled to vote and so voting at a shareholder meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Our amended and restated memorandum and articles of association provides that special resolutions must be approved either by at least two-thirds of our shareholders who attend and vote at a shareholder meeting of the company (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders. The following are the material rights and protections contained in our amended and restated memorandum and articles of association, amended most recently by vote of shareholders at our extraordinary general meeting held on September 26, 2024 (referred to throughout this proxy statement/prospectus together with all amendments through the date of this filing as our “amended and restated memorandum and articles of association”):

•        the right of public shareholders to exercise redemption rights and have their public shares repurchased in lieu of participating in a proposed business combination (up to a maximum of 20% of the public shares sold in this offering);

•        a requirement that if we seek shareholder approval of any business combination, a majority of the issued and outstanding ordinary shares voted must be voted in favor of such business combination;

•        the separation of our board of directors into three classes and the establishment of related procedures regarding the standing and appointment of such directors;

•        a requirement that directors may call general meetings on their own accord and are required to call an extraordinary general meeting if holders of the issued shares request such a general meeting;

•        a requirement that our management take all actions necessary to liquidate our trust account in the event we do not consummate a Business Combination within 18 months (or 24 months, if applicable under the provisions of our amended memorandum and articles of sssociation) from the consummation of the IPO, provided our Sponsor deposits $172,500 per for each one-month extension, on or prior to the date of the applicable deadline, for each additional month up to 24 months, or such later time as the Members may approve in accordance with the Amended Memorandum and Articles of Association.

•        a prohibition, prior to a business combination, against our issuing (i) any ordinary shares or any securities convertible into ordinary shares or (ii) any other securities (including preference shares) which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the ordinary shares on a business combination;

•        a restriction on the Company from utilizing any portion of the funds held in the Trust Account to pay the fees, taxes, or dissolution expenses of the Company in the event the Company does not consummate a business combination within 21 months (or 24 months, if applicable under the provisions of Amended Memorandum and Articles of Association) from the consummation of the IPO, or such later time as the Members may approve in accordance with the Amended Memorandum and Articles of Association;

•        the elimination of the prior (a) limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and; (b) limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such business combination;

•        a provision entitling a holder of the Company’s Class B Ordinary Shares, par value $0.0001 per share, to convert into Class A Ordinary Shares, par value $0.0001 per share, of the Company on a one-for-one basis at any time and from time to time prior to the closing of a business combination at the election of the holder

•        the limitation on shareholders’ rights to receive a portion of the trust account.

Although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our Amended Memorandum and Articles of Association, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide public shareholders with the opportunity to redeem their public shares in connection with any such vote. The foregoing is set forth in our amended and restated memorandum and articles of association and cannot be amended.

Certain Anti-Takeover Provisions of our Amended and Restated Memorandum and Articles of Association

Our authorized but unissued ordinary shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-MONEY LAUNDERING — CAYMAN ISLANDS

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain inter alia policies and procedures, and may require subscribers to provide evidence to identify and verify their identity, the identity of their beneficial owners/controllers and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our and anti-money laundering procedures (including the acquisition, maintenance and review of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (2020 Revision) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed identification and verification of identity might not be required where:

(a)     the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution;

(b)    the subscriber is regulated by a recognized overseas regulatory authority and where such authority is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)     the application is made through an intermediary which is regulated by a recognized overseas regulatory authority and where such authority is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, recognized overseas regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent laws, rules, regulations and regulatory guidance similar to the Cayman Islands AML/CFT regime.

In the event of delay or failure on the part of the subscriber in producing any information required for identification and verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder may be non-compliant with applicable anti-money laundering or other laws or regulations, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

DATA PROTECTION — CAYMAN ISLANDS

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)      where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipates disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF OAKU PRIOR TO THE BUSINESS COMBINATION

The following table sets forth as of the Record Date the number of OAKU Ordinary Share beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding Ordinary Share (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. As of the Record Date, we had 7,530,625 Ordinary Share issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Ordinary Share beneficially owned by them. The following table does not reflect record of beneficial ownership of any Ordinary Share issuable upon exercise of the warrants, as the warrants are not exercisable within 60 days of the Record Date.

The following table sets forth information regarding the beneficial ownership of our Ordinary Share as of the Record Date by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding Ordinary Share;

•        each of our officers and directors; and

•        all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Ordinary Share beneficially owned by them. The following table does not reflect beneficial ownership of the warrants or rights included in the units offered by this proxy statement or the private warrants included the private placement as these warrants are not exercisable and these rights are not convertible within 60 days of the date of this proxy statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (Class A Ordinary Shares)	Amount and Nature of Beneficial Ownership (Class B Ordinary Shares)	Amount and Nature of Beneficial Ownership (Aggregated Ordinary Shares)	Approximate Percentage of Outstanding Ordinary Shares (Aggregated)
Greater than 5% Holders(1)
Whale Bay International Company Limited(2)	343,125	637,500	980,625	13.0%
Space Frontier Investment Holding Limited(3)	—	420,000	420,000	5.6%

Directors and Named Executive Officers
Fen Zhang(4)	—	350,000	350,000	4.5%
John O’Donnell	—	10,000	10,000	* %
Mitchell Cariaga	—	10,000	10,000	* %
Lauren Simmons	—	10,000	10,000	* %
Lixin Zheng	—	—	—	0%
All directors and executive officers as a group (five individuals)	—	380,000	380,000	5.0%

____________

*        less than 1%

(1)      Unless otherwise indicated, the business address of each of the individuals is the address of the Company, 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada.

(2)      The business address of the Sponsor, Whale Bay International Company Limited is c/o Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. Yadan Bai, the ultimate natural beneficial owner of the Sponsor, has ultimate voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(3)      The business address of advisor firm to OAKU, Space Frontier Investment Holding Limited, is c/o Intershore Consult (BVI) Limited, Intershore Chambers, Road Town, Tortola, British Virgin Islands. Yong Wang, the sole member and the director of Space Frontier Investment Holding Limited, has ultimate voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(4)      Fen Zhang was the initial Chief Executive Officer of Oak Woods Acquisition Corporation from its inception through February, 2023 when he was replaced by our Chief Financial Officer, Lixin Zheng.

Presently, our Initial Shareholders beneficially own approximately 23% of the issued and outstanding Ordinary Shares. Because of the ownership block held by our founders, officers and directors, such individuals may be able to effectively exercise influence over all matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions other than approval of our initial business combination.

All of the Initial Shares (an aggregate of 1,437,500 shares) held by the Sponsor and other Initial Shareholders outstanding prior to the date of the Company’s IPO were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earlier to occur of: (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our Class A ordinary shares equals or exceeds $12.50 per Class A ordinary share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after our initial business combination. Any permitted transferees will be subject to the same restrictions and other agreements of our Initial Shareholders with respect to any Initial Shares.

In addition, the lock-up provisions of the insider letter provide that the Initial Shares are not transferable or salable until 30 days after the completion of our initial business combination. However, any such securities may be transferred or sold prior to the completion of our initial business combination (1) among the insiders, to our officers, directors, advisors and employees, any affiliates or family members of any of our officers or directors, any members of our sponsor, or any affiliates of our sponsor, (2) to an insider’s affiliates or its members upon its liquidation, (3) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (4) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (5) in the case of an individual, pursuant to a qualified domestic relations order, (6) by private sales or transfers made at prices no greater than the price at which the securities were originally purchased, (7) by private sales at negotiated prices, which transfers are not effected until the consummation of an initial business combination, (8) in the event of our liquidation prior to the completion of our initial business combination; (9) by virtue of the Cayman Islands laws or our sponsor’s limited liability company agreement upon dissolution of our sponsor; (10) in the event of our liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination or (11) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clauses (8) through (11)) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and the escrow agreement, and by the same agreements entered into by our sponsor with respect to such securities (including provisions relating to the escrow agreement, voting, the trust account and liquidation distributions).

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except for transfers, assignments or sales (i) to our founders, officers, directors, consultants or their affiliates, (ii) to an Initial Shareholder’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of our initial business combination, by private sales at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi)) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions. The holders will retain all other rights as our shareholders, including, without limitation, the right to vote their Ordinary Share and the right to receive cash dividends, if declared. If dividends are declared and payable in Ordinary Share, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, there will be no liquidation distribution with respect to the sponsor.

In order to meet our working capital needs following the consummation of our IPO, our founders, officers, directors and their respective affiliates or designees may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The working capital notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1,151,000 of the notes may be converted into additional private units at a price of $10.00 per unit. These units would be identical to the Private Units issued to the Sponsor. In the event that the initial business combination does not close, we may use a portion of the working capital loans held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Our Sponsor has extended working capital loans in the aggregate principal amount of $500,000 to OAKU. Such working capital loans evidenced by a promissory note. In June 2023, the Company repaid promissory notes due to the sponsor. As of March 31, 2024 and December 31, 2023, the Company had no promissory notes due to related parties.

Our executive officers and directors, and Whale Bay International Company Limited, are our “promoters,” as that term is defined under the federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF HUAJIN PRIOR TO THE BUSINESS COMBINATION

The following table sets forth as of the Record Date the number of ordinary shares of Huajin beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of our issued and outstanding ordinary shares (ii) each of Huajin’s officers and directors; and (iii) all of Huajin’s officers and directors as a group. As of the Record Date, Huajin had 50,000 ordinary shares issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. The following table does not reflect record of beneficial ownership of any ordinary shares issuable upon exercise of the warrants, as the warrants are not exercisable within 60 days of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
5% and more Holders
Destiny Creator Limited(1)	42,500	85.0%
Union Insight Limited(2)	5,000	10.0%
Blooming United Limited(3)	2,500	5.0%

Directors and Named Executive Officers(4)
Xuehong Li, Chief Executive Officer and Director	42,500	85.0%
Ning Luo, Chief Financial Officer	0	—

All directors and executive officers as a group (two individuals)	42,500	85.0%

____________

(1)      The business address of Destiny Creator Limited is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. Tricor Equity Trustees Limited (as trustee of The Lee’s Trust, a trust established under the laws of the British Virgin Islands, which in turn holds 100% of the shares in Xantal Garden Limited, which in turn holds 99% of the shares in Destiny Creator Limited) and Xuehong Li (who holds 100% shares in Hongfeng International Company Limited, which in turn holds 1% shares in Destiny Creator Limited) have the voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owners of the securities held by such entity. Tricor Equity Trustees Limited’s voting right is subject to the discretion from the investment power holder and the dispositive power is subject to the consent from the protector of The Lee’s Trust.

(2)      The business address of Union Insight Limited is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. Teeroy Limited (as trustee of The Happiness Trust, a trust established under the laws of Hong Kong, which in turn holds 100% shares in Union Insight Limited) has the voting and dispositive power (subject to the directions and/or prior consent from the advisory committee of The Happiness Trust) over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(3)      The business address of Blooming United Limited is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. Tricor Trust (Hong Kong) Limited (as trustee of The Sunshine Trust, a trust established under the laws of Hong Kong, which in turn holds 100% shares in Blooming United Limited) has the voting and dispositive power over (subject to the directions and/or prior consent from the advisory committee of The Sunshine Trust) the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(4)      Unless otherwise indicated, the business address of each of the individuals is the address of Huajin, c/o Shaanxi Qianxiang Health Technology Co., Ltd., 2nd Fl, Century Yard, Cricket Square, P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands.

SECURITY OWNERSHIP OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

The following table sets forth information regarding the beneficial ownership of OAKU’s Ordinary Shares immediately after the consummation of the Business Combination assuming that no public shares are redeemed, and alternatively, that 5,750,000 public shares are redeemed, by:

•        each person known to OAKU who will be the beneficial owner of more than 5% of any class of its shares immediately after the Business Combination;

•        each of its officers and directors;

•        each person who will become an executive officer and director of the post-combination company; and

•        all of its officers and directors as a group.

The following table also assumes the following: (i) a $250,000,000 merger valuation, (ii) the completion of the $5,000,000 Backstop Commitment, and (iii) the conversion of the OAKU Public Rights and Private Rights into 1,015,521 OAKU Class A Ordinary Share. Unless otherwise indicated, OAKU believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all OAKU securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, OAKU believes, based on the information furnished to it as of the Record Date, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. All OAKU shares subject to options or warrants exercisable within 60 days of the Record Date are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on OAKU issuing in the Business Combination approximately 23,748,128 OAKU Shares. Using those assumptions and further assuming no additional issuances of OAKU shares, there will be approximately 28,231,680 OAKU Shares outstanding upon consummation of the Business Combination if the maximum number of redemptions occurs and approximately 32,489,034 OAKU Shares outstanding upon consummation of the Business Combination if no redemptions occur. The following table does not reflect record of beneficial ownership of any Ordinary Share issuable upon exercise of warrants, as the warrants are not exercisable within 60 days of the Record Date.

	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Whale Bay International Company Limited(2)	1,037,812	3.1%	1,037,812	3.7%
Space Frontier Investment Holding Limited(3)	420,000	1.2%	420,000	1.5%
Asian Legend International Investment Holding Limited	1,187,406	3.5%	1,187,406	4.2%
Fen Zhang(4)	350,000	1.0%	350,000	1.3%
Destiny Creator Limited(5)	20,197,199	59.4%	20,197,199	71.5%
Union Insight Limited(6)	2,376,141	7.0%	2,376,141	3.5%

Directors and Named Executive Officers
Xuehong Li(7)	20,197,199	59.4%	20,197,199	71.5%
Mitchell Cariaga	10,000	*%	10,000	*%
Lauren Simmons	10,000	*%	10,000	*%

	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Lixin Zheng	0	0%	0	0%
Yadan Bai(8)	1,037,812	3.1%	1,037,812	3.7%
All directors and executive officers as a group (five individuals)	21,255,011	62.6%	21,255,011	75.3%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is the address of the Company, 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada.

(2)      The business address of the Sponsor, Whale Bay International Company Limited is c/o Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. Yadan Bai, the ultimate natural beneficial owner of the Sponsor, has ultimate voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(3)      The business address of advisor firm to OAKU, Space Frontier Investment Holding Limited, is c/o Intershore Consult (BVI) Limited, Intershore Chambers, Road Town, Tortola, British Virgin Islands. Yong Wang, the sole member and the director of Space Frontier Investment Holding Limited, has ultimate voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(4)      Fen Zhang, was the initial Chief Executive Officer of Oak Woods Acquisition Corporation from its inception through February, 2023 when he was replaced by our Chief Financial Officer, Lixin Zheng.

(5)      The business address of Destiny Creator Limited is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. Tricor Equity Trustees Limited (as trustee of The Lee’s Trust, a trust established under the laws of the British Virgin Islands, which in turn holds 100% of the shares in Xantal Garden Limited, which in turn holds 99% of the shares in Destiny Creator Limited) and Xuehong Li (who holds 100% shares in Hongfeng International Company Limited, which in turn holds 1% shares in Destiny Creator Limited) have the voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owners of the securities held by such entity. Tricor Equity Trustees Limited’s voting right is subject to the discretion from the investment power holder and the dispositive power is subject to the consent from the protector of The Lee’s Trust.

(6)      The business address of Union Insight Limited is 2/F, Palm Grove House, P.O. Box 3340, Road Town, Tortola, British Virgin Islands. Teeroy Limited (as trustee of The Happiness Trust, a trust established under the laws of Hong Kong, which in turn holds 100% shares in Union Insight Limited) has the voting and dispositive power (subject to the directions and/or prior consent from the advisory committee of The Happiness Trust) over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity.

(7)      The business address of Xuehong Li, Huajin’s founder, is c/o Shaanxi Qianxiang Health Technology Co., Ltd., 2nd Fl, Century Yard, Cricket Square, P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands.

(8)      Yadan Bai, the ultimate natural beneficial owner of the Sponsor, has ultimate voting and dispositive power over the shares held by such entity and therefore may be deemed to be the ultimate beneficial owner of the securities held by such entity. The business address of the Sponsor, Whale Bay International Company Limited is c/o Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

*        Denotes less than one (1%) percent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of OAKU

In connection with our formation, in October, 2022, the Sponsor, Whale Bay International Company Limited, purchased 2,156,250 Class B Ordinary Shares for an aggregate purchase price of $25,000. The Sponsor then transferred 350,000 Class B Ordinary Share to our former Chief Executive Officer and former director Fen Zhang, 420,000 Class B Ordinary Share to our advisor Space Frontier Investment Holding Limited, and 10,000 Class B Ordinary Share respectively to each of our independent director, John O’Donnell, Mitchell Cariaga and Lauren Simmons. On February 10, 2023, the Sponsor forfeited and OAKU cancelled an aggregate of 718,750 Class B ordinary shares held by the Sponsor pursuant to a share surrender agreement dated January 13, 2023. The Initial shareholders currently hold 1,437,500 Class B Ordinary Share.

Our Initial Shareholders have agreed to vote their above founder shares and any public shares purchased during or after the Initial Public Offering in favor of our initial business combination. Our initial shareholders have agreed not to transfer, assign or sell any of the above founder shares (except to certain permitted transferees as described below) until the earlier of (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our Class A ordinary shares equals or exceeds $12.50 per Class A ordinary share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after our initial business combination.

Commencing on March 23, 2023, we have agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Prior to the closing of the IPO, the Sponsor has agreed to loan us up to $500,000 to be used for a portion of the expenses of this offering. On July 15, 2022, the sponsor has agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the Proposed Public Offering. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the closing of the Proposed Public Offering or (2) the date on which the Company determines not to conduct an initial public offering of its securities. Effective on March 28, 2023, the Company and the sponsor entered into an extension agreement pursuant to which the sponsor agreed to extend the promissory note to May 31, 2023. In June 2023, the Company repaid promissory notes due to the sponsor. As of September 30, 2023, the Company had no promissory notes due to related parties.

Additionally, the Sponsor purchased 343,125 private placement units at the time of the closing of the IPO in a private placement, for an aggregate price of $3,431,250. The Private Units are identical to the OAKU Public Units except that the Private Units, so long as they are held by our sponsor (and/or its designees), (i) will not be redeemable by us, (ii) may not (including the Class A ordinary shares issuable upon exercise of these private placement warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.

If the Private Units are held by holders other than our sponsor or any of its permitted transferees, the Private Warrants underlying the Private Units will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units being sold in our IPO. In the event of a liquidation prior to our initial business combination, the Private Warrants and Private Rights underlying the Private Units will expire worthless. The purchasers of the Private Units have also agreed not to transfer, assign or sell any of the Private Unit or underlying securities (except to the same permitted transferees as the sponsor and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Sponsor must agree to, each as described above) until the completion of our initial business combination.

In order to meet our working capital needs following the consummation of our IPO, our founders, officers and directors or their affiliates or designees may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each working capital loan would be evidenced by a promissory note. The working capital notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1,151,000 of the notes may be converted into additional private units at a price of $10.00 per unit. These private units would be identical to the Private Units issued to the Sponsor. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. As of the date of the proxy statement, we have received working capital loans in the aggregate principal amount of $[•] from the Sponsor. Such working capital loans are evidenced by promissory notes, are payable upon the consummation of the business combination and are otherwise on the terms as described above.

The holders of our Initial Shares issued and outstanding on the date of the Company’s IPO, as well as the holders of the private warrants and any warrants our founders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed prior to or on the effective date of the IPO. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Initial Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Initial Shares are to be released from escrow. The holders of a majority of the private warrants issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Other than the repayment of the non-interest-bearing working capital loans described above, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to our founders, members of our management team or their respective affiliates, for services rendered prior to, or in order to effectuate the consummation of, our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us. Presently, none of the Sponsor or our directors, officers and their affiliates have incurred any out-of-pocket expenses that are subject to reimbursement.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Certain Transactions of Huajin

In addition to the employment and other agreements set out in this proxy statement/prospectus, we have entered into the following arrangements and agreements with our directors, officers and those persons beneficially owning 10% or more of our share capital.

Loans from Director

During the fiscal year ended December 31, 2021, Xuehong Li, our director extended a loan in the amount of RMB500,000 to us, which was repaid in 2022. No further loans from director occurred in 2023.

Staff Advance

During the ordinary courses of our business, we make advance for business expenses to the management. Such advances are interest free. During the fiscal year ended December 31, 2023, and 2022, the advance made to the management was Nil and RMB1,107,798 respectively.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our Board of Directors who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our Initial Shareholders unless we obtain an opinion from an independent investment banking firm that the Business Combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or Initial Shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

DESCRIPTION OF OAKU’S SECURITIES

As a result of the Business Combination and the Charter Amendment Proposal, OAKU shareholders will receive ordinary shares of OAKU in the transaction as part of the reclassification and redesignation of the share capital of OKAU. The following description of the material terms of OAKU’s securities reflects the anticipated state of affairs upon completion of the Business Combination. The following summary of the material terms of OAKU’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Amended and Restated Memorandum and Articles of Association OAKU effective upon closing of the Business Combination is attached as Annex C to this proxy statement (which we refer to as the Amended and Restated Memorandum and Articles of Association for purposes of this section (Description of OAKU’s Securities)). You are encouraged to read the applicable provisions of Cayman Islands law and the Amended and Restated Memorandum and Articles of Association [,the forms of warrant agreement and rights agreement which have previously been filed as part of our filings with the Securities and Exchange Commission] in their entirety.

General

OAKU is a Cayman Islands exempted company and its affairs are governed by its memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands and the common law of Cayman Islands.

OAKU currently has an authorized share capital of US$55,500 divided into 500,000,000 Class A Ordinary Shares, of which 4,600,479 are issued and outstanding, with a par value of $0.0001 per share, 50,000,000 Class B Ordinary Shares, of which 1,437,500 are issued and outstanding, with a par value $0.0001 per share, and 5,000,000 preference shares with a par value of $0.0001 per share, none of which are issued or outstanding. Upon completion of the Business Combination, OAKU will have an authorized share capital of US$55,500 divided into 550,000,000 ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each, of which 32,489,034 ordinary shares and 0 preference shares shall be issued and outstanding.

OAKU will adopt the Amended and Restated Memorandum and Articles of Association which will become effective upon closing of the Business Combination and replace its current memorandum and articles of association in its entirety.

Shares

The following are summaries of certain material provisions of the Amended and Restated Memorandum and Articles of Association and of the Companies Act (As Revised) of the Cayman Islands, insofar as they relate to the material terms of the ordinary shares of OAKU.

Objects of OAKU.    Under the Amended and Restated Memorandum and Articles of Association, the objects of OAKU are unrestricted, and OAKU is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act (As Revised) of the Cayman Islands.

Ordinary Shares.    Ordinary shares of OAKU are issued in registered form and are issued when registered in the register of members of OAKU. OAKU may not issue shares to bearer. Shareholders of OAKU who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of ordinary shares of OAKU are entitled to such dividends as may be declared by the board of directors of OAKU. The Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of OKAU lawfully available therefor. Under the laws of the Cayman Islands, OAKU may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of the share premium of OKAU if this would result in OAKU being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Voting at any meeting of shareholders of OAKU is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

•        at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

•        shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

•        shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in OAKU conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders of OAKU requires the affirmative vote of a simple majority of the votes attaching to the shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to the Amended and Restated Memorandum and Articles of Association, a reduction of share capital and the winding up of OAKU. Shareholders of OAKU may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, OAKU is not obliged by the Companies Act (As Revised) of the Cayman Islands to call shareholders’ annual general meetings. The Amended and Restated Memorandum and Articles of Association provide that unless required by the Companies Act (As Revised) of the Cayman Islands, OAKU shall not be required in each year to hold a general meeting as its annual general meeting. If so required, then an annual general meeting shall be held in each year at such time and place as may be determined by the Board and shall specify the meeting as such in the notices calling it. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by the board of directors of OAKU in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of the board of directors or by a majority of the board of directors of OAKU. Advance notice of not less than ten clear days is required for the convening of annual general shareholders’ meeting (if any) and any other general meeting of shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in OAKU entitled to vote at such general meeting.

The Companies Act (As Revised) of the Cayman Islands does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. These rights may be provided in a company’s articles of association. However, the Amended and Restated Memorandum and Articles of Association do not provide shareholders of OAKU with such rights.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, shareholders of OAKU may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the relevant stock exchange or any other form approved by the board of directors of OAKU. Notwithstanding the foregoing, ordinary shares of OAKU may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

The board of directors of OKAU may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which OKAU has a lien. The board of directors of OAKU may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with OAKU, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the board of directors of OAKU may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as the directors of OAKU may from time to time require is paid to OAKU in respect thereof.

If the directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as the board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as the board of directors of OAKU may determine.

Liquidation.    On the winding up of OAKU, if the assets available for distribution amongst the shareholders of OAKU shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders of OAKU in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to OAKU for unpaid calls or otherwise. If the assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by the shareholders of OAKU in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    The board of directors of OAKU may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    OAKU may issue shares on terms that such shares are subject to redemption, at the option of OAKU or at the option of the holders of these shares, on such terms and in such manner as may be determined by its board of directors. OAKU may also repurchase any of its shares on such terms and in such manner as have been approved by its board of directors. Under the Companies Act (As Revised) of the Cayman Islands, the redemption or repurchase of any share may be paid out of OAKU’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if OAKU can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act (As Revised) of the Cayman Islands no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if OAKU has commenced liquidation. In addition, OAKU may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of OAKU is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    The Amended and Restated Memorandum and Articles of Association authorizes the board of directors of OAKU to issue additional ordinary shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

The Amended and Restated Memorandum and Articles of Association also authorizes the board of directors of OAKU to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights and voting rights; and

•        the rights and terms of redemption and liquidation preferences.

The board of directors of OAKU may issue preference shares without action by shareholders of OAKU to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of ordinary shares of OKAU will have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or the corporate records of OKAU. However, the Amended and Restated Memorandum and Articles of Association have provisions that provide OAKU’s shareholders the right to inspect the register of shareholders without charge, and to receive the annual audited financial statements of OAKU.

Anti-Takeover Provisions.    Some provisions of in the Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of OAKU or management that shareholders may consider favorable, including provisions that:

•        authorize the board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, directors of OAKU may only exercise the rights and powers granted to them under the Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of OAKU.

Exempted Company.    OAKU is an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands. The Companies Act (As Revised) of the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Cayman Corporate Law

The Companies Act (As Revised) of the Cayman Islands is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act (As Revised) of the Cayman Islands and the current Companies Act of England.

Mergers and Similar Arrangements.    The Companies Act (As Revised) of the Cayman Islands permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act (As Revised) of the Cayman Islands. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act (As Revised) of the Cayman Islands also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act (As Revised) of the Cayman Islands.

The Companies Act (As Revised) of the Cayman Islands also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make.

The Companies Act (As Revised) of the Cayman Islands also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act (As Revised) of the Cayman Islands; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act (As Revised) of the Cayman Islands, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits.    In principle, OAKU will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against OAKU where the individual rights of that shareholder have been infringed or are about to be infringed.

The Amended and Restated Memorandum and Articles of Association contains a provision by which shareholders of OAKU waive any claim or right of action that they may have, both individually and on behalf of OAKU, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for OAKU, except in respect of any fraud, willful default or dishonesty of such director.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended and Restated Memorandum and Articles of Association provide that that OAKU shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, wilful default or fraud, in or about the conduct of OAKU’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning OAKU or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Cayman Islands law permits OAKU to eliminate the right of shareholders to act by written consent and the Amended and Restated Memorandum and Articles of Association provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with the Amended and Restated Memorandum and Articles of Association and may not be taken by written consent of the shareholders without a meeting.

Shareholder Proposals.    The Companies Act (As Revised) of the Cayman Islands does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. These rights may be provided in a company’s articles of association. However, the Amended and Restated Memorandum and Articles of Association do not provide shareholders of OAKU with such rights and do not provide shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, OAKU is not obliged by law to call shareholders’ annual general meetings.

Removal of Directors.    Under the Amended and Restated Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of shareholders of OAKU. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between OAKU and the director, if any; but no such term shall be implied in the absence of express provision. Under the Amended and Restated Memorandum and Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to OAKU; (iv) without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders.    Cayman Islands law does not regulate transactions between a company and its significant shareholders. However, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Amended and Restated Memorandum and Articles of Association, if the share capital of OAKU is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under Cayman Islands law, the Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of the shareholders of OAKU.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by the Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on ordinary shares of OAKU. In addition, there are no provisions in the Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Other Securities

The following description summarizes all of the material terms of our other securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the forms of warrant agreement and rights agreement which have previously been filed as part of our filings with the Securities and Exchange Commission.

Units

Each unit has an offering price of $10.00 and consists of one Class A Ordinary Share, one right and one redeemable warrant. Each right entitles the holder thereof to receive one-sixth (1/6th) of one Class A Ordinary Share upon consummation of our initial business combination. We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise be addressed in accordance with the applicable provisions of Cayman Islands law. As a result, you must hold rights in multiples of 10 to receive shares for all of your rights upon closing of a business combination.

Preference share

Our Amended and Restated Memorandum and Articles of Association provides that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future. No preference shares are being issued or registered as of the date of this proxy statement.

Public Warrants

There are 5,000,000 Public Warrants outstanding as of the record date for the extraordinary general meeting that were issued in our IPO. Each redeemable warrant entitles the holder thereof to purchase one full Class A ordinary share at a price of $11.50 per share, subject to adjustment, as described in this prospectus, at any time commencing on the later of (i) 12 months from the closing of this offering or (ii) 30 days after the completion of our initial business combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within 120 days after the closing of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A ordinary shares may fall below the $18.00 trigger price, as well as the $11.50 warrant exercise price after the redemption notice is issued.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (or such other amount as a holder may specify) of the Class A ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A ordinary shares is increased by a share dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other shares into which the warrants are convertible), other than (a) as described above, (b) certain Class A ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (i) to modify the substance or timing of our obligation to redeem 100% of our Class A ordinary shares if we do not complete our initial business combination within 18 months (or up to 24 months if we extend the period of time to consummate a business combination by the full amount of time) from the closing of our initial public offering (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.

If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares to be issued to the warrant holder.

Private Placement Warrants

The 343,125 Private Warrants underlying the Private Units are issued and outstanding that were issued to the Sponsor in a private placement to be completed simultaneously with our IPO in an amount of $3,431,250 with our Sponsor for the purchase of 343,125 Private Units.

The private warrants will be identical to the public warrants underlying the units being offered by this prospectus except that such private warrants will be exercisable (even if a registration statement covering the Class A ordinary shares issuable upon exercise of such warrants is not effective) on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could sell the Class A ordinary shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,151,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per warrant (which, for example, would result in the holders being issued 60,000 Class A ordinary shares if $600,000 of notes were so converted as well as 60,000 private rights to receive 10,000 Class A ordinary shares, and 60,000 private warrants to purchase 60,000 Class A ordinary shares upon the consummation of an initial business combination), at the option of the lender. Such units would be identical to the private placement units, including as to exercise price, exercisability and exercise period of the warrants underlying such units. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

In addition, holders of our private placement warrants are entitled to certain registration rights and any private placement warrants held by our sponsor will not be exercisable more than five years from the effective date of the registration statement of which this prospectus forms a part.

Our sponsor has agreed not to transfer, assign or sell any of the private placement units, private placement shares or private placement warrants (including the Class A ordinary shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that any such securities may be transferred or sold prior to the completion of our initial business combination (1) among the insiders, to our officers, directors, advisors and employees, any affiliates or family members of any of our officers or directors, any members of our sponsor, or any affiliates of our sponsor, (2) to an insider’s affiliates or its members upon its liquidation, (3) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (4) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (5) in the case of an individual, pursuant to a qualified domestic relations order, (6) by private sales or transfers made at prices no greater than the price at which the securities were originally purchased, (7) by private sales at negotiated prices, which transfers are not effected until the consummation of an initial business combination, (8) in the event of our liquidation prior to the completion of our initial business combination; (9) by virtue of the Cayman Islands laws or our sponsor’s limited liability company agreement upon dissolution of our sponsor; (10) in the event of our liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination or (11) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clauses (8) through (11)) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements and the escrow agreement, and by the same agreements entered into by our sponsor with respect to such securities (including provisions relating to the escrow agreement, voting, the trust account and liquidation distributions described elsewhere in this prospectus).

Rights

There are 5,750,000 Public Rights and 343,125 Private Rights outstanding as of [•], 2024. Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-sixth (1/6) of one Class A ordinary share upon consummation of our initial business combination, even if the holder of a public right redeemed all Class A ordinary shares held by it in connection with the initial business combination or an amendment to our certificate of incorporation with respect to our pre-business combination activities. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert its rights in order to receive the one-sixth (1/6) of one Class A ordinary share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional Class A ordinary share upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary share basis.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman Islands law. As a result, you must hold rights in multiples of six in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Dividends

We have not paid any cash dividends on our Class A Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our Class A Ordinary Share, warrant agent for our warrants and rights agent for our rights is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, right agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Authorized but Unissued Shares

The authorized but unissued ordinary share and preference share are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary share and preference share could make more difficult or discourage an attempt to obtain control of OAKU by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Provisions in Our Right Agreement and Warrant Agreement

Our right agreement and our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the right agreement and the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the right agreement and the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants or rights shall be deemed to have notice of and to have consented to the forum provisions in our right agreement and our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the right agreement or the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court

for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants or rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such right and/or warrant holder in any such enforcement action by service upon such right and/or warrant holder’s counsel in the foreign action as agent for such right and/or warrant holder.

This choice-of-forum provision may limit a right and/or warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Investors may also be faced with increased costs associated with litigating in New York. Alternatively, if a court were to find this provision of our right agreement or our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors.

Rule 144

Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted Class A Ordinary Share or warrants for at least six months would be entitled to sell their securities provided, that, (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Ordinary Share or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of 1% of the total number of Class A Ordinary Share then outstanding, or the average weekly reported trading volume of the Class A Ordinary Share during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 7,530,625 Ordinary Share outstanding, taking into account that all issued and outstanding Class B Ordinary Shares will automatically convert into Class A Ordinary Share on a one-for-one basis upon closing of the Business Combination, all issued and outstanding Class B Ordinary Shares will automatically convert into Class A Ordinary Share on a one-for-one basis and assuming that the Proposal No. 2 the Charter Amendment Proposal is approved. Of these shares, 5,750,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the Initial Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the business combination is approved, the Ordinary Share we issue to the Huajin securityholders pursuant to the Merger Agreement will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are 7,530,625 warrants of the Company outstanding, consisting of 5,750,000 public warrants originally sold as part of the units issued in the Company’s IPO and 315,000 private placement warrants that were acquired by the Sponsor. Each warrant is exercisable for one Class A Ordinary Share, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 7,530,625 Class A Ordinary Share that may be issued upon the exercise of the public warrants, and cause the registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

EXPERTS

The consolidated financial statements of Huajin (China) Holdings Limited as of December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of Fortune CPA, Inc, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Oak Woods Acquisition Corporation as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and the period from March 11, 2022 (inception) through December 31, 2022 have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding Oak Woods’s ability to continue as a going concern) appearing elsewhere in this proxy statement/prospectus, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders who wish to present proposals for inclusion in the Company’s proxy materials for the next annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The next annual meeting date is unknown at this time. Once a tentative date is set by the Company’s Board of Directors, it will be disclosed in a subsequent quarterly report on Form 10-Q or current report on Form 8-K filed by the Company, which will also include the time period within which shareholder proposals must be submitted to the Company in order to be considered for inclusion in the Company’s proxy materials for that meeting. Under SEC rules, you must have continuously held for at least one year prior to the submission of the proposal (and continue to hold through the date of the meeting) at least $2,000 in market value, or 1%, of our outstanding stock in order to submit a proposal which you seek to have included in the Company’s proxy materials. We may, subject to SEC review and guidelines, decline to include any proposal in our proxy materials.

Shareholders who wish to make a proposal at the next annual meeting, other than one that will be included in our proxy materials, must notify us a reasonable time before the Company mails the proxy statement for the next annual meeting, however, if a shareholder fails to notify us of a proposal a reasonable time before the proxy statement is mailed, the proxies that management solicits for the meeting will confer discretionary authority to vote on the shareholder’s proposal if it is properly brought before the meeting.

Management of OAKU knows of no other matters which may be brought before the OAKU extraordinary general meeting. If any matter other than the Proposals described in this proxy statement/prospectus should properly come before the extraordinary general meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•        If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Oak Woods Acquisition Corporation, 101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada, Attn: Chief Financial Officer or by telephone at (+1) 403-561-7755, to inform us of the request; or

•        If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

OAKU is subject to the informational requirements of the Exchange Act, and is required to file reports, proxy statements and other information with the SEC. You can read OAKU’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like to request a copy of this proxy statement or the documents attached as annexes to this proxy statement, or if you have questions about the business combination or the proposals to be presented at the extraordinary general meeting, you should contact the Company by writing to or calling us at the following address and telephone number and we will provide the requested documents to you without charge:

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada
Attn: Chief Financial Officer
Telephone: (+1) 403-561-7755

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent and stock transfer agent at the following addresses and telephone numbers:

Solicitation Agent:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford CT 06902

Tel: Toll-Free (800) 662-5200 or (203) 658-9400

Email: OAKU.info@investor.morrowsodali.com

Stock Transfer Agent

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

If you are a shareholder of the Company and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement of OAKU for the extraordinary general meeting. Neither OAKU nor Huajin has authorized anyone to give any information or make any representation about the Business Combination, OAKU or Huajin that is different from, or in addition to, that contained in this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
OAK WOODS ACQUISITION CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
HUAJIN (CHINA) HOLDINGS LIMITED

OAK WOODS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
Assets
Current Assets:
Cash	$16,625	$367,321
Other current assets	53,265	66,950
Total Current Assets	69,890	434,271

Investments held in the Trust Account	62,919,863	60,765,154
Total Assets	$62,989,753	$61,199,425

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Due to a related party	$150,000	$90,000
Promissory note – a related party	1,172,700	—
Accrued expenses and other payable	1,001,755	395,506
Deposit from the target company	330,969	330,969
Total Current Liabilities	2,655,424	816,475

Derivative warrant liability – private warrant	8,580	8,900
Deferred underwriting commission	2,012,500	2,012,500
Total Liabilities	4,676,504	2,837,875

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 5,750,000 and 5,750,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	62,919,863	58,997,725

Shareholders’ Deficit:
Preferred shares, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 343,125 and 343,125 shares issued and outstanding as of June 30, 2024 and December 31, 2023 (excluding 5,750,000 and 5,750,000 shares subject to possible redemption as of June 30, 2024 and December 31, 2023, respectively)	34	34
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 1,437,500 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	144	144
Accumulated deficit	(4,606,792)	(636,353)
Total Shareholders’ Deficit	(4,606,614)	(636,175)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$62,989,753	$61,199,425

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Formation and operating costs	$984,711	$177,973	$1,633,383	$221,916
Operating expenses	(984,711)	(177,973)	(1,633,383)	(221,916)

Other income:
Interest income	845	9,429	5,053	14,330
Income earned on investments held in Trust Account	793,781	674,328	1,579,709	695,386
Changes in fair value of warrant liabilities	(1,720)	51,300	320	51,300
Total other income	792,906	735,057	1,585,082	761,016

Net (loss) income	$(191,805)	$557,084	$(48,301)	$539,100

Basic and diluted weighted average shares outstanding, redeemable Class A Ordinary Shares	5,750,000	5,750,000	5,750,000	2,986,188
Basic and diluted net income per ordinary share, redeemable Class A Ordinary Shares	$0.03	$0.17	0.15	0.40

Basic and diluted weighted average shares outstanding, non-redeemable Class A Ordinary Shares and Class B Ordinary Shares	1,780,625	1,780,625	1,780,625	1,615,698
Basic and diluted net loss per ordinary share, non-redeemable ordinary shares	$(0.21)	$(0.23)	(0.53)	(0.40)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE THREE MONTHS ENDED JUNE 30, 2024 AND 2023

	Preferred stock		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of March 31, 2024	—	$—	343,125	$34	1,437,500	$144	$—	$(3,046,206)	$(3,046,028)
Accretion of redeemable ordinary shares to redemption value	—	—	—	—	—	—	—	(1,368,781)	(1,368,781)
Net loss	—	—	—	—	—	—	—	(191,805)	(191,805)
Balance as of June 30, 2024	—	$—	343,125	$34	1,437,500	$144	$—	$(4,606,792)	$(4,606,614)

Balance as of March 31, 2023	—	$—	343,125	$34	1,437,500	$144	$5,450,295	$(84,286)	$5,366,187
Accretion of redeemable ordinary shares to redemption value	—	—	—	—	—	—	(2,298,800)	—	(2,298,800)
Net income	—	—	—	—	—	—	—	557,084	557,084
Balance as of June 30, 2023	—	$—	343,125	$34	1,437,500	$144	$3,151,495	$472,798	$3,624,471

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

	Preferred stock		Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit) Equity
			Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	—	$—	343,125	$34	1,437,500	$144	$—	$(636,353)	$(636,175)
Accretion of redeemable ordinary shares to redemption value	—	—	—	—	—	—	—	(3,922,138)	(3,922,138)
Net loss	—	—	—	—	—	—	—	(48,301)	(48,301)
Balance as of June 30, 2024	—	$—	343,125	$34	1,437,500	$144	$—	$(4,606,792)	$(4,606,614)

Balance as of December 31, 2022	—	$—	—	$—	1,437,500	$144	$24,856	$(66,302)	$(41,302)
Excess cash received from sales of private placement units over fair value of private placement warrants	—	—	343,125	34	—	—	3,368,816	—	3,368,850
Issuance of Public Warrants and Public Rights, net off offering costs of $150,780	—	—	—	—	—	—	2,146,425	—	2,146,425
Accretion of redeemable ordinary shares to redemption value	—	—	—	—	—	—	(2,388,602)	—	(2,388,602)
Net income	—	—	—	—	—	—	—	539,100	539,100
Balance as of June 30, 2023	—	$—	343,125	$34	1,437,500	$144	$3,151,495	$472,798	$3,624,471

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(48,301)	$539,100
Adjustments to reconcile net income to net cash used in operating activities:
Interest income earned on investments held in Trust Account	(1,579,709)	(695,386)
Changes in fair value of warrant liabilities	(320)	(51,300)
Changes in operating assets and liabilities:
Other current assets	13,685	(52,500)
Due to a related party	60,000	30,000
Accrued expenses and other payable	606,249	(61,065)
Net cash used in operating activities	(948,396)	(291,151)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(575,000)	(58,506,250)
Net cash used in investing activities	(575,000)	(58,506,250)

Cash Flows from Financing Activities:
Proceeds from sale of public units in Public Offering	—	57,500,000
Proceeds from sale of private placement units	—	3,431,250
Proceeds from related parties	1,172,700	85,340
Repayment of promissory note to a related party	—	(380,340)
Payment of underwriting commission	—	(1,150,000)
Payment of offering costs	—	(326,355)
Net cash provided by financing activities	1,172,700	59,159,895

Net change in cash	(350,696)	362,494
Cash at beginning of period	367,321	33,478
Cash at end of period	$16,625	$395,972

Supplemental disclosure of non-cash financing activities:
Initial classification of common stock subject to redemption	$—	$51,579,480
Initial classification of derivative warrant liabilities – private warrant	$—	$62,400
Deferred underwriting’ commission fees payable	$—	$2,012,500
Accretion of carrying value to redemption value of redeemable ordinary shares	$3,922,138	$2,388,602

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration

Oak Woods Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 11, 2022. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (the “Business Combination”).

On August 10, 2023, Oak Woods Merger Sub, Inc. (“Merger Sub”) was incorporated in the Cayman Islands and is wholly owned by the Company. On August 11, 2023, Oak Woods Acquisition Corporation, an exempted company incorporated in the Cayman Islands (“Oak Woods”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Merger Sub, Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin shareholders (“Shareholders’ Representative” or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of Oak Woods.

As of June 30, 2024, the Company had not commenced any operations, except as related to the prospective Merger. All other activities through June 30, 2024 were related to the Company’s formation and the initial public offering (“IPO” as defined below in Note 3), and searching for a Business Combination target. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s founder and sponsor, Whale Bay International Company Limited is a British Virgin Islands (“BVI”) company (the “Sponsor”).

The registration statement for the Company’s IPO became effective on March 23, 2023. On March 28, 2023, the Company consummated the IPO of 5,750,000 units (the “Public Units’), including the full exercise of the over-allotment option of 750,000 Units granted to the underwriters. The Public Units were sold at an offering price of $10.00 per unit generating gross proceeds of $57,500,000. Simultaneously with the IPO, the Company sold to its Sponsor 343,125 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,431,250, which is described in Note 4. Each Unit consists of one share of Class A ordinary share of the Company, par value $0.0001 per share (the “Shares”), one redeemable warrant entitling its holder to purchase one Share at a price of $11.50 per Share, and one right to receive one-sixth (1/6) of one share upon the consummation of the Company’s initial business combination.

Transaction costs amounted to $3,774,095, consisted of $1,150,000 of underwriting fees, $2,012,500 of deferred underwriting fees (payable only upon completion of a Business Combination) and $611,595 of other offering costs. As of June 30, 2024, cash of $16,625 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Upon the closing of the IPO and the private placement on March 28, 2023, a total of $58,506,250 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer& Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.175 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares of ordinary share voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Shareholders”) and the underwriters have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 4), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a shareholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

The Initial Shareholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company had twelve months from the closing of the IPO to consummate a Business Combination (the “Initial Period”). If the Company anticipates that it may not be able to consummate its initial Business Combination within twelve months, it may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months for a total of up to

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

15 months or 18 months to complete a Business Combination (each period as so extended, an “Extended Period”), subject to the Sponsor depositing additional funds into the Trust Account in the amount of $575,000 (or $0.10 per unit), on or prior to the date of the applicable deadline, for each three month extension. The Initial Period is automatically be extendable to 15 months, and any Extended Period will automatically be extended to 18 or 21 months, as applicable, in the event that the Company has filed (a) a Form 8-K including a definitive merger or acquisition agreement or (b) a proxy statement, registration statement or similar filing for an initial business combination.

On August 11, 2023 the Company filed a Form 8-K announcing the Merger Agreement and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, thereby automatically extending Purchaser’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024. Should the Company fail to complete its business combination by June 28, 2024, its initial shareholders will be required to deposit into the trust account an amount of $0.10 per unit to effectuate any subsequent Extension Periods as defined in its amended and restated memorandum and articles of association. The consummation of the proposed business combination is subject to certain conditions as further described in the Merger Agreement.

On June 28, 2024, the Company filed a Form 8-K announcing that the business combination completion window has been extended until September 28, 2024 because the Company’s Sponsor, Whale Bay International Company Limited has timely deposited $575,000 in the Company’s trust account, representing $0.10 per unit as additional interest on the proceeds in the trust account.

If the Company is unable to complete a Business Combination within the applicable period mentioned above (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (less up to $50,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.175.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.175 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.175 per share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Business Combination

On August 11, 2023, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Oak Woods Merger Sub, Inc., a Cayman Islands corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin shareholders (“Shareholders’ Representative” or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”). In connection with the Business Combination, Huajin made a deposit of $330,969 to the Company. The Company recorded the deposit in the account of “deposit from the target company” on the unaudited condensed consolidated balance sheet.

On March 23, 2024, the Merger Agreement was amended by the First Amendment to the Merger Agreement entered into by the Company, Huajin, Merger Sub, and the Shareholders’ Representative to extend the termination date of the proposed business combination transaction from March 23, 2024 to June 28, 2024.

For the purpose of approval of the Business Combination, the Company’s Board of Directors has reviewed and evaluated the business and financial information provided by Huajin, including presentations on business operations, unaudited financial statements for various time periods, including for the years ended December 31, 2021 and 2022, projections for various time periods, including for the years ended December 31, 2023, 2024, 2025, 2026 and 2027, copies of material contracts and other relevant information. The Board of the Company also reviewed and discussed with its legal counsels Raiti, PLLC and Conyers Dill & Pearman regarding its legal due diligence on Huajin, as well as engaged Primary Capital LLC, on April 24, 2024, to deliver a fairness opinion. On June 12, 2024, Primary Capital LLC provided a written fairness opinion regarding the transaction with Huajin to the Company’s Board.

On June 26, 2024, the Merger Agreement was further amended by the First Amendment to the Merger Agreement entered into by the Company, Huajin, Merger Sub, and the Shareholders’ Representative to extend the termination date of the proposed business combination transaction from June 28, 2024 to September 28, 2024. Contemporaneously with the execution and delivery of the First Amendment, the Company and Fortune Woods Investment Holding Limited, a British Virgin islands limited company (hereinafter the “Backstop Investor”) entered into an agreement to register for public resale 5,000,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU concurrent with the closing of the Merger on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”). Specifically, the Backstop Agreement requires the Company to complete a primary placement to the Backstop Investor, to occur concurrently with the closing of the Merger, pursuant to which the Company shall sell 500,000 OAKU Class A Ordinary Shares at $10.00 per share for a total drawdown of $5,000,000 (the “Backstop Shares”). Such proceeds will (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination. Our agreement to sell and Backstop Investors’ agreement to purchase the Backstop Shares is referred to herein as the “Backstop Commitment”).

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Going Concern Consideration

As of June 30, 2024, the Company had $16,625 in cash and working capital deficit of $2,585,534. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $500,000 (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the Private Placement proceeds that are due from the Sponsor.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,151,000 of such Working Capital Loans may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units.

On August 11, 2023, the Company filed a Form 8-K announcing the Merger Agreement and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, thereby automatically extending Purchaser’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024. Should the Company fail to complete our business combination by June 28, 2024, its initial shareholders will be required to deposit into the trust account an amount of $0.10 per unit to effectuate any subsequent Extension Periods as defined in our amended and restated memorandum and articles of association. The consummation of the proposed business combination is subject to certain conditions as further described in the Merger Agreement.

On June 28, 2024, the Company filed a Form 8-K announcing that the business combination completion window has been extended until September 28, 2024 because the Company’s Sponsor, Whale Bay International Company Limited has timely deposited $575,000 in the Company’s trust account, representing $0.10 per unit as additional interest on the proceeds in the trust account.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, and a series of terror attacks commenced in October 2023 by Hamas militants and members of other terrorist organizations infiltrating Israel’s southern border from the Gaza Strip and the ensuing war between the State of Israel and Harakat al-Muqawama al-Islamiya (Islamic Resistance Movement) or “Hamas,” could trigger global geopolitical, trade, political, or sanctions risks, as well as the risk of regional or international expansion of the conflict, including isolated conflicts or terrorist attacks outside of the immediate

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

conflict area, as a result of which the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

As such, the information included in these financial statements should be read in conjunction with the audited financial statements as of December 31, 2023 filed with the SEC on Form 10-K on April 16, 2024. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the full year ending December 31, 2024.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. government securities, within the meaning set forth in section 2(a))(16) of the Investment Company Act, or investments in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. The change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standard Board (the “FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offerings.” Offering costs, consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Ordinary Share Subject to Possible Redemption

The Company accounts for its ordinary share subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary share subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary share (including ordinary share that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) over an expected 12-month period leading up to a Business Combination. As of June 30, 2024 and December 31, 2023, the Company recorded accretion of $11,340,383 and $7,418,245, respectively.

As of June 30, 2024 and December 31, 2023, the amount of Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$57,500,000
Less:
Proceeds allocated to public warrants	(1,003,390)
Proceeds allocated to public rights	(1,293,815)
Allocation of offering costs related to redeemable shares	(3,623,315)
Plus
Accretion of carrying value to redemption value	7,418,245
Class A ordinary shares subject to possible redemption as of December 31, 2023	$58,997,725
Plus
Accretion of carrying value to redemption value	3,922,138
Class A ordinary shares subject to possible redemption as of June 30, 2024	$62,919,863

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheet. The fair values of cash, other payables, and promissory note due to sponsor are estimated to approximate the carrying values as of June 30, 2024 and December 31, 2023 due to the short maturities of such instruments. See Note 9 for the disclosure of the Company’s assets and liabilities that were measured at fair value on a recurring basis.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s tax provision is zero for the three and six months ended June 30, 2024 and 2023. The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The unaudited condensed consolidated statements of operations include a presentation of income (loss) per redeemable share and income (loss) per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

non-redeemable shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of June 30, 2024 and December 31, 2023, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

The net income (loss) per share presented in the unaudited condensed consolidated statements of operations is based on the following:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income	$(191,805)	$557,084	$(48,301)	$539,100
Accretion of redeemable ordinary shares to redemption value	(1,368,781)	(2,298,800)	(3,922,138)	(2,388,602)
Net loss including accretion of redeemable ordinary shares to redemption value	$(1,560,586)	$(1,741,716)	$(3,970,439)	$(1,849,502)
	For the Three Months Ended June 30, 2024		For the Three Months Ended June 30, 2023
	Redeemable Class A Shares	Non-Redeemable Class A and Class B Shares	Redeemable Class A Shares	Non-Redeemable Class A and Class B Shares
Basic and diluted net income (loss) per ordinary shares
Numerator:
Allocation of net loss	(1,191,585)	(369,001)	(1,329,885)	(411,831)
Accretion of redeemable ordinary shares to redemption value	1,368,781	—	2,298,800	—
Allocation of net income (loss)	$177,196	$(369,001)	$968,915	$(411,831)

Denominator:
Basic and diluted weighted average shares outstanding	5,750,000	1,780,625	5,750,000	1,780,625
Basic and diluted net income (loss) per ordinary share	$0.03	$(0.21)	0.17	(0.23)

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

	For the Six Months Ended June 30, 2024		For the Six Months Ended June, 2023
	Redeemable Class A Shares	Non-Redeemable Class A and Class B Shares	Redeemable Class A Shares	Non-Redeemable Class A and Class B Shares
Basic and diluted net income (loss) per ordinary shares
Numerator:
Allocation of net loss	(3,031,625)	(938,814)	(1,200,152)	(649,350)
Accretion of redeemable ordinary shares to redemption value	3,922,138	—	2,388,602	—
Allocation of net income (loss)	$890,513	$(938,814)	$1,188,450	$(649,350)

Denominator:
Basic and diluted weighted average shares outstanding	5,750,000	1,780,625	2,986,188	1,615,698
Basic and diluted net income (loss) per ordinary share	$0.15	$(0.53)	0.40	(0.40)

Recent Accounting Pronouncements

On December 14, 2023, the FASB issued a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. ASU 2023-09, Improvements to Income Tax Disclosures, applies to all entities subject to income taxes. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Note 3 — Initial Public Offering

On March 28, 2023, the Company sold 5,750,000 Units at a price of $10.00 per Units (including the full exercise of the over-allotment option of 750,000 Units granted to the underwriters), generating gross proceeds of $57,500,000. Each Unit consists of one share of Class A ordinary share, one right (“Public Right”), and one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-sixth (1/6) of a share of Class A ordinary share upon the consummation of an initial Business Combination. Each Public Warrant entitles the holder to purchase one share of Class A ordinary share at a price of $11.50 per share, subject to adjustment, and each six rights entitle the holder thereof to receive one share of Class A ordinary share at the closing of an initial Business Combination. The Company will not issue fractional shares. As a result, Public Rights may only be converted in multiples of six. The Warrants will become exercisable on the later of the 30 days after completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the IPO, The Sponsor purchased an aggregate of 343,125 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $3,431,250 in a private placement. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. The Private Warrants will be identical to the Public Warrants, except that the Private Warrants will be entitled to registration rights, and the Private Warrants (including the Class A ordinary shares issuable upon the exercise of the Private Warrants) will not be transferable, assignable or salable until after the completion of a Business Combination, except to permitted transferees. The proceeds from the Private Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within 12 months (or up to 21 months, as described in more detail in Note 1), the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Founder shares

On October 25, 2022, the sponsor acquired 2,156,250 Class B ordinary shares for an aggregate purchase price of $25,000. On February 10, 2023, our sponsor surrendered, and we cancelled, an aggregate of 718,750 Class B ordinary shares held by our sponsor pursuant to a share surrender agreement dated January 13, 2023. The Initial Shareholders have agreed to forfeit up to 187,500 Founder Shares to the extent that the over-allotment option is not exercised in full so that the Initial Shareholders collectively own 20% of the number of Class A ordinary shares and Class B ordinary shares outstanding shares upon completion of the Proposed Public Offering (assuming the Initial Shareholders do not purchase any Public Shares in the IPO and excluding the Private Units). On March 28, 2023, the underwriters over-allotment was exercised in full upon our initial public offering and none of the founder shares were subject to forfeiture.

The Company believed that it was appropriate to reflect the surrender and cancellation of 718,750 Class B ordinary shares on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As of June 30, 2024 and December 31, 2023, the Company had 1,437,500 Class B ordinary shares issued and outstanding.

As of October 25, 2022, the sponsor assigned, for nominal consideration, 420,000 Class B shares to Space Frontier Investment Holding Limited, 350,000 shares to Fen Zhang, our former CEO and Chairman of the board of directors, and 10,000 shares to each of our independent directors including John O’Donnell, Mitchell Cariaga, and Lauren Simmons. The transfer of the founders shares from the sponsor to Space Frontier Investment Holding Limited and our directors included restrictions on the sale or transfer of those shares, as well as other rights and obligations, identical to that between us and our sponsor, except that only our sponsor is obligated to forfeit shares in the event that no over-allotment option is exercised in connection with the closing of our initial public offering.

The sponsor, as well as our advisor Space Frontier Investment Holding Limited, and our current and past directors have agreed not to transfer, assign or sell its founder shares until the earlier to occur of: (i) one year after the date of the consummation of the Company’s Initial Business Combination or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per Class A ordinary share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after our initial business combination.

As of June 30, 2024 and December 31, 2023, the Company did not record share-based compensation expenses for ordinary shares assigned to initial board of directors and Space Frontier Investment Holding Limited, because the Initial Business Combination is not considered probable until it occurs.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Working Capital Loan

The sponsor or affiliates of the sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,151,000 of such loans may be convertible into up to an additional 115,100 Private Units at a price of $10.00 per unit (the “Working Capital Units”), and, in connection therewith, will issue and deliver up to an aggregate of 115,100 rights (the “Working Capital Rights”) and 115,100 warrants (the “Working Capital Warrants”). Working Capital Warrants are not transferrable (except to certain permitted transferees as described in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, until after the consummation by the Company of an initial Business Combination. Working Capital Warrants are issuable in the same form as the Public Warrants, except that they shall not be redeemable by the us so long as they are held by their initial purchasers or any of permitted transferees thereof. As of June 30, 2024 and December 31, 2023, the Company had no working capital loans due to the sponsor or its affiliates.

Promissory Note — Related Party

Promissory notes as extension Loans

In order to finance transaction costs in connection with extending time to complete a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Extension Loans”). Such Extension Loans would be evidenced by promissory notes. In June 2024, the Company issued one non-interest bearing unsecured promissory note, in an amount of $575,000, to the Sponsor in exchange for Sponsor depositing such amount into the Company’s trust account in order to extend the amount of time it has available to complete a business combination until September 28, 2024. The promissory note is payable on the earlier of (i) September 28, 2024, or (ii) the date on which Maker consummates its business combination with Huajin.

As of June 30, 2024 and December 31, 2023, the Company had promissory notes as extension loans of $575,000 and $nil, respectively, as Extension Loans.

Other promissory notes

On July 15, 2022, the sponsor has agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the Proposed Public Offering. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the closing of the Proposed Public Offering or (2) the date on which the Company determines not to conduct an initial public offering of its securities. Effective on March 28, 2023, the Company and the sponsor entered into an extension agreement pursuant to which the sponsor agreed to extend the promissory note to May 31, 2023. In June 2023, the Company repaid promissory notes due to the sponsor.

In May, 2024, the Company issued one non-interest bearing unsecured promissory note, in an amount of $657,700, to the Sponsor in exchange for loans to support the Company’s operations. The promissory notes are payable on the earlier of (i) September 28, 2024, or (ii) the date on which the Company consummates its business combination with Huajin. As of June 30, 2024, the Sponsor made loans of $597,700 to the Company.

As of June 30, 2024 and December 31, 2023, the Company had promissory notes as working capital loans of $597,700 and $nil, respectively, due to related parties.

Administrative Services Agreement

The Company is obligated, commencing on March 23, 2023, to pay the sponsor a monthly fee of $10,000 for general and administrative services. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the audit committee that the Company lacks sufficient funds

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

held outside the trust to pay actual or anticipated expenses in connection with the initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial Business Combination.

For the three months ended June 30, 2024 and 2023, the Company accrued administrative service expenses of $30,000 and $30,000, respectively. For the six months ended June 30, 2024 and 2023, the Company accrued administrative service expenses of $60,000 and $30,000, respectively. As of June 30, 2024 and December 31, 2023, the Company had service fee payable of $150,000 and $90,000, respectively, due to the sponsor.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the founder shares, private placement units, Class A ordinary shares underlying the private placement warrants, and securities that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise their demand rights on more than one occasion.

Underwriting Agreement

The Company has granted EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters a 45-day option from the date of this offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On March 28, 2023, the underwriters fully exercised the over-allotment option to purchase 750,000 units, generating gross proceeds to the Company of $7,500,000 (see Note 3).

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $1,150,000. In addition, the underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $2,012,500, which will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Financial Advisory Agreement

The Company engaged Asian Legend International Investment Holding Limited (“AsianLegend”) as the Company’s advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination simultaneously upon the firm commitment of this offering. Under the Merger Agreement and the agreement entered into between AsianLegend and the Company, with the consent of Huajin, the Company will pay AsianLegend a cash fee of $100,000 per month, from the month AsianLegend started consulting services to the date of Closing of the Business Combination for such services, plus Class A Ordinary Shares issued to AsianLegend upon the consummation of a Business Combination. The number of Class A Ordinary Shares to be issued to Asian Legend is calculated at 5% of the number of Class A Ordinary Shares to be issued to the Huajin shareholders upon the consummation of a Business Combination. AsianLegend started to provide consulting services in October 2023. As of June 30, 2024 and December 31, 2023, the Company had accrued consulting service expenses of $900,000 and $300,000, respectively.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

Backstop Agreement

In connection with the Business Combination, on June 26, 2024, the Company entered into a backstop agreement with Fortune Woods Investment Holding Limited, a British Virgin Islands limited company (“Backstop Investor”) to register for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”). Specifically, the Backstop Agreement requires the Company to complete a primary placement to the Backstop Investor, to occur concurrently with the closing of the Business Combination, pursuant to which the Company shall sell 500,000 OAKU Class A Ordinary Shares at $10.00 per share for a total drawdown of $5,000,000 (the “Backstop Shares”). Such proceeds will (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination.

Note 7 — Shareholder’s Equity

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preference stock, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no preferred stock issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2024 and December 31, 2023, there were 343,125 shares of Class A ordinary shares issued or outstanding (excluding 5,750,000 shares subject to possible redemption).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. On October 25, 2022, the Company issued 2,156,250 shares of Class B ordinary shares. On February 10, 2023, our sponsor surrendered, and we cancelled, an aggregate of 718,750 Class B ordinary shares held by our sponsor pursuant to a share surrender agreement dated January 13, 2023. The Company believed that it was appropriate to reflect the cancellation of 718,750 Class B ordinary shares on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As of June 30, 2024 and December 31, 2023, there were 1,437,500 shares and 1,437,500 shares of Class B ordinary shares issued and outstanding, respectively.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-sixth (1/6) of a share of Class A ordinary share upon consummation of the Company’s initial Business Combination, even if the holder of such right redeemed all shares of Class A ordinary share held by it in connection with the initial Business Combination or an amendment to the Company’s certificate of incorporation with respect to the Company’s pre-business combination activities. In the event the Company will not be the surviving company upon completion of its initial Business Combination, each holder of a right will be required to affirmatively convert its rights in order to receive the one-sixth (1/6) of a share underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares of Class A ordinary share upon consummation of an initial Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which it will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary share will receive in the transaction on an as-converted into Class A ordinary share basis.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, a holder must hold rights in multiples of six in

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

order to receive shares for all of its rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and it liquidates the funds held in the Trust Account, holders of warrants and rights will not receive any of such funds with respect to their warrants and rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants and rights, and the warrants and rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the warrants and rights may expire worthless.

Warrants — Each warrant entitles the registered holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to certain adjustments, at any time commencing on the later of (i) 12 months from the closing of the Proposed Public Offering, or (ii) 30 days after the completion of the Company’s Initial Business Combination.

However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such shares of Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within 120 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years after the completion of the Company initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any founders’ shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

•        if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

If the Company calls the warrants for redemption, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Except as described above, no public warrants will be exercisable and the Company will not be obligated to issue shares of Class A ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Class A ordinary shares issuable upon exercise of the warrants is current and the shares of Class A ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of Class A ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the registration statement relating to the shares of Class A ordinary shares issuable upon the exercise of the warrants is not current or if the shares of Class A ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Note 8 — Derivative Warrant Liabilities

As of June 30, 2024 and December 31, 2023, the Company had 343,125 and 343,125 Private Warrants outstanding, respectively. The Private Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the Initial Public Offering except that the private warrants will be subject to certain transfer restrictions and registration rights. The private warrants will be exercisable (even if a registration statement covering the Class A ordinary shares issuable upon exercise of such warrants is not effective) on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The private warrants (including the Class A ordinary shares issuable upon exercise of the private warrants) will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination except to permitted transferees.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2024 and December 31, 2023, the carrying values of cash, and other payables approximated their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. government securities. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 8, the Company has concluded that its Private Warrants should be presented as liabilities with subsequent fair value remeasurement. The Private Warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Private Warrants in the unaudited condensed consolidated statements of operations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2024 and December 31, 2023 and indicates the fair value of held to maturity securities as follows.
	Level	June 30, 2024	December 31, 2023
Description
Assets:
Investments held in Trust Account	1	$62,919,863	$60,765,154

Liabilities:
Derivative Warrant Liability – Private Warrant	2	$8,580	$8,900

Initial Measurement

The fair value of the Private Warrants was estimated using Binomial Model on March 28, 2023.

The Private Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. The estimated fair value of the Private Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

OAK WOODS ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The key inputs into the Binomial Model for the Private Warrants were as follows at initial measurement:
March 28, 2023
Volatility	9.30%
Stock price	10.00
Expected life of the warrants to convert	5.76
Risk free rate	3.63%
Dividend yield	0.00%

Subsequent Measurement

The Company’s Public Warrants began trading separately on May 19, 2023. The Private Warrants were estimated using the Public Warrants publicly listed trading price, the value of the public and private warrants is approximately the same, as such the private warrants were reclassified to level 2. For the three and six months ended June 30, 2024, the Company recorded an increase in fair value of $1,720 and a decrease in fair value of $320, respectively, of the Private Warrants.

The following table provides a summary of the changes in the fair value of the Company’s Level 3 Private Warrants that are measured at fair value on a recurring basis:
Initial measurement of Private Warrants on March 28, 2023	$62,400
Changes in fair value of Private Warrants	(53,500)
Private Warrants fair value changes from Level 3 to Level 2	(8,900)
Fair value at December 31, 2023	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.

Note 10 — Subsequent Event

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than below, that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Oak Woods Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Oak Woods Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2023 and the period from March 11, 2022 (inception) through December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and the period from March 11, 2022 (inception) through December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses on or before June 28, 2024 or discretion of the management accompanied by making additional contributions to the Trust Account to extend the business combination deadline by two additional three-month period through December 28, 2024. The Company entered into a business combination agreement with a business combination target on August 11, 2023; however, the completion of this transaction is subject to the approval of the Company’s shareholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior June 28, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after June 28, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022

New York, NY

April 16, 2024

Firm ID#: 5395

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

OAK WOODS ACQUISITION CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current Assets:
Cash	$367,321	$33,478
Other current assets	66,950	—
Total Current Assets	434,271	33,478

Investments held in the Trust Account	60,765,154	—
Deferred offering costs	—	234,428
Total Assets	$61,199,425	$267,906

Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Promissory note – related party	$—	$295,000
Due to a related party	90,000	—
Accrued expenses and other payable	395,506	14,208
Deposit from the target company	330,969	—
Total Current Liabilities	816,475	309,208

Derivative warrant liability – private warrant	8,900	—
Deferred underwriting commission	2,012,500	—
Total Liabilities	2,837,875	309,208

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A ordinary shares subject to possible redemption, $0.0001 par value; 500,000,000 shares authorized; 5,750,000 and nil shares issued and outstanding as of December 31, 2023 and 2022, respectively	58,997,725	—

Shareholders’ Deficit:
Preferred shares, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding as of December 31, 2023 and 2022	—	—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 343,125 and nil shares issued and outstanding as of December 31, 2023 and 2022 (excluding 5,750,000 and nil shares subject to possible redemption as of December 31, 2023 and 2022, respectively)	34	—
Class B ordinary shares, $0.0001 par value, 50,000,000 shares authorized, 1,437,500 shares issued and outstanding as of December 31, 2023 and 2022, respectively*	144	144
Additional paid-in capital	—	24,856
Accumulated deficit	(636,353)	(66,302)
Total Shareholders’ Deficit	(636,175)	(41,302)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$61,199,425	$267,906

____________

*        As of December 31, 2022, this number includes an aggregate of up to 187,500 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On March 28, 2023, the over-allotment option was fully exercised.

The accompanying notes are an integral part of these consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31, 2023	For the Period from March 11, 2022 (Inception) through December 31, 2022
Formation and operating costs	$1,029,342	$66,556
Operating expenses	(1,029,342)	(66,556)

Other income:
Interest income earned from deposits in bank account	25,035	254
Interest income earned on investments held in Trust Account	2,258,904	—
Changes in fair value of warrant liabilities	53,500	—
Total other income	2,337,439	254

Net income (loss)	$1,308,097	$(66,302)

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares	4,379,452	—
Basic and diluted net income per ordinary share, redeemable Class A ordinary shares	$0.69	$—

Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares and Class B ordinary shares*	1,698,839	1,250,000
Basic and diluted net loss per ordinary share, non-redeemable Class A ordinary shares and Class B ordinary shares	$(1.01)	$(0.05)

____________

*        The basic and diluted weighted average shares outstanding, non redeemable ordinary shares for the period from March 11, 2022 (inception) through December 31, 2022 excludes an aggregate of up to 187,500 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On March 28, 2023, the over-allotment option was fully exercised.

The accompanying notes are an integral part of these consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND FOR THE PERIOD FROM MARCH 11, 2022
(INCEPTION) THROUGH DECEMBER 31, 2022

			Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Preferred stock		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of March 11, 2022 (Inception)	—	$—	—	$—	—	$—	$—	$—	$—
Founder shares issued to initial shareholder	—	—	—	—	1,437,500	144	24,856	—	25,000
Net loss	—	—	—	—	—	—	—	(66,302)	(66,302)
Balance as of December 31, 2022	—	$—	—	$—	1,437,500	$144	$24,856	$(66,302)	$(41,302)
Excess cash received from sales of private placement units over fair value of private placement warrants	—	—	343,125	34	—	—	3,368,816	—	3,368,850
Issuance of Public Warrants and Public Rights, net off offering costs of $150,780	—	—	—	—	—	—	2,146,425	—	2,146,425
Accretion of redeemable ordinary shares to redemption value	—	—	—	—	—	—	(5,540,097)	(1,878,148)	(7,418,245)
Net income	—	—	—	—	—	—	—	1,308,097	1,308,097
Balance as of December 31, 2023	—	$—	343,125	$34	1,437,500	$144	$—	$(636,353)	$(636,175)

The accompanying notes are an integral part of these consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2023	For the Period from March 11, 2022 (Inception) through December 31, 2022
Cash Flows from Operating Activities:
Net income (loss)	$1,308,097	$(66,302)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income earned on investments held in Trust Account	(2,258,904)	—
Changes in fair value of warrant liabilities	(53,500)	—
Changes in operating assets and liabilities:
Other current assets	(66,950)	—
Due to a related party	90,000	—
Accrued expenses and other payable	330,486	14,208
Net cash used in operating activities	(650,771)	(52,094)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(58,506,250)	—
Net cash used in investing activities	(58,506,250)	—

Cash Flows from Financing Activities:
Proceeds from sale of public units in Public Offering	57,500,000	—
Proceeds from sale of private placement units	3,431,250	—
Proceeds from related parties	85,340	295,000
Repayment of promissory note to a related party	(380,340)	—
Payment of underwriting commission	(1,150,000)	—
Capital contribution from the Sponsor	—	25,000
Payment of offering costs	(326,355)	(234,428)
Deposits received from a target company for business combination	330,969	—
Net cash provided by financing activities	59,490,864	85,572

Net change in cash	333,843	33,478
Cash at beginning of period	33,478	—
Cash at end of period	$367,321	$33,478

Supplemental disclosure of non-cash financing activities:
Deferred underwriting’ commission fees payable	$2,012,500	$—
Accretion of carrying value to redemption value of redeemable ordinary shares	$7,418,245	$—

The accompanying notes are an integral part of these consolidated financial statements

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration

Oak Woods Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 11, 2022. The Company was formed for the purpose of entering into a merger, stock exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses.

On August 10, 2023, Merger Sub was incorporated in the Cayman Islands and is wholly owned by the Company. On August 11, 2023, Oak Woods Acquisition Corporation, an exempted company incorporated in the Cayman Islands (“Oak Woods”), entered into a Merger Agreement and Plan of Reorganization (as amended from time to time) with Merger Sub, Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Shareholders’ Representative (or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin, with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of Oak Woods.

As of December 31, 2023, the Company had not commenced any operations, except as related to the prospective Merger. All other activities through December 31, 2023 were related to the Company’s formation and the initial public offering (“IPO” as defined below in Note 3), and searching for a Business Combination target. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s founder and sponsor, Whale Bay International Company Limited is a British Virgin Islands (“BVI”) company (the “Sponsor”).

The registration statement for the Company’s IPO became effective on March 23, 2023. On March 28, 2023, the Company consummated the IPO of 5,750,000 units (the “Public Units’), including the full exercise of the over-allotment option of 750,000 Units granted to the underwriters. The Public Units were sold at an offering price of $10.00 per unit generating gross proceeds of $57,500,000. Simultaneously with the IPO, the Company sold to its Sponsor 343,125 units at $10.00 per unit (the “Private Units”) in a private placement generating total gross proceeds of $3,431,250, which is described in Note 4. Each Unit consists of one share of Class A ordinary share of the Company, par value $0.0001 per share (the “Shares”), one redeemable warrant entitling its holder to purchase one Share at a price of $11.50 per Share, and one right to receive one-sixth (1/6) of one share upon the consummation of the Company’s initial business combination.

Transaction costs amounted to $3,774,095, consisted of $1,150,000 of underwriting fees, $2,012,500 of deferred underwriting fees (payable only upon completion of a Business Combination) and $611,595 of other offering costs. As of December 31, 2023, cash of $367,321 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Upon the closing of the IPO and the private placement on March 28, 2023, a total of $58,506,250 was placed in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company as a trustee and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and that invest only in direct U.S. government treasury obligations. These funds will not be released until the earlier of the completion of the initial Business Combination and the liquidation due to the Company’s failure to complete a Business Combination within the applicable period of time. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. In addition, interest income earned on the funds in the Trust Account may be released to the Company to pay its income or other tax obligations. With these exceptions, expenses incurred by the Company may be paid prior to a business combination only from the net proceeds of the IPO and private placement not held in the Trust Account.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Pursuant to Nasdaq listing rules, the Company’s initial Business Combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account), which the Company refers to as the 80% test, at the time of the execution of a definitive agreement for its initial Business Combination, although the Company may structure a Business Combination with one or more target businesses whose fair market value significantly exceeds 80% of the trust account balance. If the Company is no longer listed on Nasdaq, it will not be required to satisfy the 80% test. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.175 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares of ordinary share voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor and any of the Company’s officers or directors that may hold Founder Shares (as defined in Note 5) (the “Initial Shareholders”) and the underwriters have agreed (a) to vote their Founder Shares, Private Shares (as defined in Note 4), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination and (b) not to convert any shares (including the Founder Shares) in connection with a shareholder vote to approve, or sell the shares to the Company in any tender offer in connection with, a proposed Business Combination.

The Initial Shareholders have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Shares, and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose, or vote in favor of, an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company had twelve months from the closing of the IPO to consummate a Business Combination (the “Initial Period”). If the Company anticipates that it may not be able to consummate its initial Business Combination within twelve months, it may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination up to two times, each by an additional three months for a total of up to 15 months or 18 months to complete a Business Combination (each period as so extended, an “Extended Period”),

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

subject to the Sponsor depositing additional funds into the Trust Account in the amount of $575,000 (or $0.10 per unit), on or prior to the date of the applicable deadline, for each three month extension. The Initial Period is automatically be extendable to 15 months, and any Extended Period will automatically be extended to 18 or 21 months, as applicable, in the event that the Company has filed (a) a Form 8-K including a definitive merger or acquisition agreement or (b) a proxy statement, registration statement or similar filing for an initial business combination.

On August 11, 2023 the Company filed an 8-K announcing the Merger Agreement and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, thereby automatically extending Purchaser’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024. Should the Company fail to complete its business combination by June 28, 2024, its initial shareholders will be required to deposit into the trust account an amount of $0.10 per unit to effectuate any subsequent Extension Periods as defined in its amended and restated memorandum and articles of association. The consummation of the proposed business combination is subject to certain conditions as further described in the Merger Agreement.

If the Company is unable to complete a Business Combination within the applicable period mentioned above (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (less up to $50,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the IPO, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.175.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.175 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.175 per share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Business Combination

On August 11, 2023, the Company entered into a Merger Agreement and Plan of Reorganization (as amended from time to time) with Merger Sub, Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Shareholders’ Representative (or otherwise hereinafter referred to as “Founder”). Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin, with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly-owned subsidiary of the Company (the transactions contemplated by the Merger Agreement and the related ancillary agreements. In connection with the Business Combination, Huajin made a deposit of $330,969 to the Company. The Company recorded the deposit in the account of “deposit from the target company” on the consolidated balance sheet.

On March 23, 2024, the Merger Agreement was amended by the Company, Huajin, Merger Sub, and the Shareholders’ Representative to extend the termination date of the proposed business combination transaction from March 23, 2024 to June 28, 2024.

Going Concern Consideration

As of December 31, 2023, the Company had $367,321 in cash and working capital deficit of $382,204. The Company’s liquidity needs prior to the consummation of the IPO had been satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of $500,000 (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the Initial Public Offering and the Private Placement proceeds that are due from the Sponsor.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, it would repay such loaned amounts at that time. Up to $1,151,000 of such Working Capital Loans may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units.

On August 11, 2023, the Company filed a Form 8-K announcing the Merger Agreement and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, thereby automatically extending Purchaser’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024. Should the Company fail to complete our business combination by June 28, 2024, its initial shareholders will be required to deposit into the trust account an amount of $0.10 per unit to effectuate any subsequent Extension Periods as defined in our amended and restated memorandum and articles of association. The consummation of the proposed business combination is subject to certain conditions as further described in the Merger Agreement.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Combination Period. As a result, management has determined that such additional condition also raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

The military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, and a series of terror attacks commenced in October 2023 by Hamas militants and members of other terrorist organizations infiltrating Israel’s southern border from the Gaza Strip and the ensuing war between the State of Israel and Harakat al-Muqawama al-Islamiya (Islamic Resistance Movement) or “Hamas,” could trigger global geopolitical, trade, political, or sanctions risks, as well as the risk of regional or international expansion of the conflict, including isolated conflicts or terrorist attacks outside of the immediate conflict area, as a result of which the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. government securities, within the meaning set forth in section 2(a))(16) of the Investment Company Act, or investments in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. The change in fair value of these securities is included in income from investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the Financial Accounting Standard Board (the “FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offerings.” Offering costs, consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Ordinary Share Subject to Possible Redemption

The Company accounts for its ordinary share subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary share subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary share (including ordinary share that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary share is classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) over an expected 12-month period leading up to a Business Combination. As of December 31, 2023, the Company recorded accretion of $7,418,245.

As of December 31, 2023, the amount of Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$57,500,000
Less:
Proceeds allocated to public warrants	(1,003,390)
Proceeds allocated to public rights	(1,293,815)
Allocation of offering costs related to redeemable shares	(3,623,315)
Plus
Accretion of carrying value to redemption value	7,418,245
Class A ordinary shares subject to possible redemption	$58,997,725

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1:

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2:

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3:	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheet. The fair values of cash, other payables, and promissory note due to sponsor are estimated to approximate the carrying values as of December 31, 2023 and 2022 due to the short maturities of such instruments. See Note 9 for the disclosure of the Company’s assets and liabilities that were measured at fair value on a recurring basis.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s tax provision is zero for the year ended December 31, 2023 and 2022. The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The consolidated statements of operations include a presentation of income (loss) per redeemable share and income (loss) per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income (loss) is calculated using the total net income (loss) less any dividends paid. The Company

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders. As of December 31, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the period presented.

The net income (loss) per share presented in the consolidated statements of operations is based on the following:
	For the Year Ended December 31, 2023	For the Period from March 11, 2022 (Inception) through December 31, 2022
Net income (loss)	$1,308,097	$(66,302)
Accretion of redeemable ordinary shares to redemption value	(7,418,245)	—
Net loss including accretion of redeemable ordinary shares to redemption value	$(6,110,148)	$(66,302)
	For the Year Ended December 31, 2023		For the period from March 11, 2022 (inception) through December 31, 2022
	Redeemable Class A Shares	Non-Redeemable Class A and Class B Shares	Redeemable Class A Shares	Non-Redeemable Class A and Class B Shares
Basic and diluted net income (loss) per ordinary shares
Numerator:
Allocation of net loss	$(4,402,405)	$(1,707,743)	$—	$(66,302)
Accretion of redeemable ordinary shares to redemption value	7,418,245	—	—	—
Allocation of net income (loss)	$3,015,840	$(1,707,743)	$—	$(66,302)

Denominator:
Basic and diluted weighted average shares outstanding	4,379,452	1,698,839	—	1,250,000
Basic and diluted net income (loss) per ordinary share	0.69	(1.01)	—	(0.05)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 for the Company and should be

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company has not early adopted ASU 2020-06 and does not believe adoption of ASU 2020-06 will have a significant impact on its financial statements.

On December 14, the FASB issued a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. ASU 2023-09, Improvements to Income Tax Disclosures, applies to all entities subject to income taxes. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Note 3 — Initial Public Offering

On March 28, 2023, the Company sold 5,750,000 Units at a price of $10.00 per Units (including the full exercise of the over-allotment option of 750,000 Units granted to the underwriters), generating gross proceeds of $57,500,000. Each Unit consists of one share of Class A ordinary share, one right (“Public Right”), and one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-sixth (1/6) of a share of Class A ordinary share upon the consummation of an initial Business Combination. Each Public Warrant entitles the holder to purchase one share of Class A ordinary share at a price of $11.50 per share, subject to adjustment, and each six rights entitle the holder thereof to receive one share of Class A ordinary share at the closing of an initial Business Combination. The Company will not issue fractional shares. As a result, Public Rights may only be converted in multiples of six. The Warrants will become exercisable on the later of the 30 days after completion of the Company’s initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, The Sponsor purchased an aggregate of 343,125 Private Units at a price of $10.00 per Private Unit for an aggregate purchase price of $3,431,250 in a private placement. The Private Units are identical to the Public Units except with respect to certain registration rights and transfer restrictions. The Private Warrants will be identical to the Public Warrants, except that the Private Warrants will be entitled to registration rights, and the Private Warrants (including the Class A ordinary shares issuable upon the exercise of the Private Warrants) will not be transferable, assignable or salable until after the completion of a Business Combination, except to permitted transferees. The proceeds from the Private Units were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within 12 months (or up to 21 months, as described in more detail in Note 1), the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

Note 5 — Related Party Transactions

Founder shares

On October 25, 2022, the sponsor acquired 2,156,250 Class B ordinary shares for an aggregate purchase price of $25,000. On February 10, 2023, our sponsor surrendered, and we cancelled, an aggregate of 718,750 Class B ordinary shares held by our sponsor pursuant to a share surrender agreement dated January 13, 2023. The Initial Shareholders have agreed to forfeit up to 187,500 Founder Shares to the extent that the over-allotment option is not exercised in full so that the Initial Shareholders collectively own 20% of the number of Class A ordinary shares and Class B ordinary shares outstanding shares upon completion of the Proposed Public Offering (assuming the Initial

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Shareholders do not purchase any Public Shares in the IPO and excluding the Private Units). On March 28, 2023, the underwriters over-allotment was exercised in full upon our initial public offering and none of the founder shares were subject to forfeiture.

The Company believed that it was appropriate to reflect the surrender and cancellation of 718,750 Class B ordinary shares on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As of December 31, 2023 and 2022, the Company had 1,437,500 Class B ordinary shares issued and outstanding.

As of October 25, 2022, the sponsor assigned, for nominal consideration, 420,000 Class B shares to Space Frontier Investment Holding Limited, 350,000 shares to Fen Zhang, our former CEO and Chairman of the board of directors, and 10,000 shares to each of our independent directors including John O’Donnell, Mitchell Cariaga, and Lauren Simmons. The transfer of the founders shares from the sponsor to Space Frontier Investment Holding Limited and our directors included restrictions on the sale or transfer of those shares, as well as other rights and obligations, identical to that between us and our sponsor, except that only our sponsor is obligated to forfeit shares in the event that no over-allotment option is exercised in connection with the closing of our initial public offering.

The sponsor, as well as our advisor Space Frontier Investment Holding Limited, and our current and past directors have agreed not to transfer, assign or sell its founder shares until the earlier to occur of: (i) one year after the date of the consummation of the Company’s Initial Business Combination or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per Class A ordinary share (as adjusted for share subdivisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing six months after our initial business combination.

As of December 31, 2023 and 2022, the Company did not record share-based compensation expenses for ordinary shares assigned to initial board of directors and Space Frontier Investment Holding Limited, because the Initial Business Combination is not considered probable until it occurs.

Working Capital Loan

The sponsor or affiliates of the sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,151,000 of such loans may be convertible into up to an additional 115,100 Private Units at a price of $10.00 per unit (the “Working Capital Units”), and, in connection therewith, will issue and deliver up to an aggregate of 115,100 rights (the “Working Capital Rights”) and 115,100 warrants (the “Working Capital Warrants”). Working Capital Warrants are not transferrable (except to certain permitted transferees as described in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, until after the consummation by the Company of an initial Business Combination. Working Capital Warrants are issuable in the same form as the Public Warrants, except that they shall not be redeemable by the us so long as they are held by their initial purchasers or any of permitted transferees thereof. As of December 31, 2023 and 2022, the Company had no working capital loans due to the sponsor or its affiliates.

Promissory Note — Related Party

On July 15, 2022, the sponsor has agreed to loan the Company up to $500,000 to be used for a portion of the expenses of the Proposed Public Offering. This loan is non-interest bearing, unsecured and is due at the earlier of (1) the closing of the Proposed Public Offering or (2) the date on which the Company determines not to conduct an initial public offering of its securities. Effective on March 28, 2023, the Company and the sponsor entered into an extension agreement pursuant to which the sponsor agreed to extend the promissory note to May 31, 2023.

In June 2023, the Company repaid promissory notes due to the sponsor. As of December 31, 2023 and 2022, the Company had promissory notes due to related parties of $nil and $295,000, respectively.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Administrative Services Agreement

The Company is obligated, commencing on March 23, 2023, to pay the sponsor a monthly fee of $10,000 for general and administrative services. However, pursuant to the terms of such agreement, the Company may delay payment of such monthly fee upon a determination by the audit committee that the Company lacks sufficient funds held outside the trust to pay actual or anticipated expenses in connection with the initial Business Combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial Business Combination.

For the year ended December 31, 2023, the Company accrued administrative service expenses of $90,000. As of December 31, 2023, the Company did not pay the service fee to the sponsor.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the founder shares, private placement units, Class A ordinary shares underlying the private placement warrants, and securities that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise their demand rights on more than one occasion.

Underwriting Agreement

The Company has granted EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters a 45-day option from the date of this offering to purchase up to 750,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On March 28, 2023, the underwriters fully exercised the over-allotment option to purchase 750,000 units, generating gross proceeds to the Company of $7,500,000 (see Note 3).

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or $1,150,000. In addition, the underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $2,012,500, which will be paid upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Financial Advisory Agreement

The Company engaged Asian Legend International Investment Holding Limited (“AsianLegend”) as the Company’s advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with press releases and public filings in connection with the Business Combination simultaneously upon the firm commitment of this offering. Under the Merger Agreement and the agreement entered into between AsianLegend and the Company, with the consent of Huajin, the Company will pay AsianLegend a cash fee of $100,000 per month, from the month AsianLegend started consulting services to the date of Closing of the Business Combination for such services, plus Class A Ordinary Shares issued to AsianLegend upon the consummation of a Business Combination. The number of

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

Class A Ordinary Shares to be issued to Asian Legend is calculated at 5% of the number of Class A Ordinary Shares to be issued to the Huajin shareholders upon the consummation of a Business Combination. AsianLegend started to provide consulting services in October 2023, and the Company accrued consulting service expenses of $300,000.

Note 7 — Shareholder’s Equity

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preference stock, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no preferred stock issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023, there were 343,125 shares of Class A ordinary shares issued or outstanding (excluding 5,750,000 shares subject to possible redemption). As of December 31, 2022, there were no shares of Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. On October 25, 2022, the Company issued 2,156,250 shares of Class B ordinary shares. On February 10, 2023, our sponsor surrendered, and we cancelled, an aggregate of 718,750 Class B ordinary shares held by our sponsor pursuant to a share surrender agreement dated January 13, 2023. The Company believed that it was appropriate to reflect the cancellation of 718,750 Class B ordinary shares on a retroactive basis pursuant to ASC 260, Earnings Per Share. The Company has retroactively adjusted all share and per share data for all periods presented. As of December 31, 2023 and 2022, there were 1,437,500 shares and 1,437,500 shares of Class B ordinary shares issued and outstanding, respectively. As a result of the underwriters’ full exercise of the over-allotment option on December 31, 2023, there are no Founder Share subject to forfeiture.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-sixth (1/6) of a share of Class A ordinary share upon consummation of the Company’s initial Business Combination, even if the holder of such right redeemed all shares of Class A ordinary share held by it in connection with the initial Business Combination or an amendment to the Company’s certificate of incorporation with respect to the Company’s pre-business combination activities. In the event the Company will not be the surviving company upon completion of its initial Business Combination, each holder of a right will be required to affirmatively convert its rights in order to receive the one-sixth (1/6) of a share underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares of Class A ordinary share upon consummation of an initial Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which it will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary share will receive in the transaction on an as-converted into Class A ordinary share basis.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Delaware General Corporation Law. As a result, a holder must hold rights in multiples of six in order to receive shares for all of its rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and it liquidates the funds held in the Trust Account, holders of warrants and rights will not receive any of such funds with respect to their warrants and rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants and rights, and the warrants and rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the warrants and rights may expire worthless.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

Warrants — Each warrant entitles the registered holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to certain adjustments, at any time commencing on the later of (i) 12 months from the closing of the Proposed Public Offering, or (ii) 30 days after the completion of the Company’s Initial Business Combination.

However, no warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such shares of Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within 120 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years after the completion of the Company initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Company’s initial Business Combination at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any founders’ shares held by the Company’s initial shareholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

•        if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Shareholder’s Equity (cont.)

Except as described above, no public warrants will be exercisable and the Company will not be obligated to issue shares of Class A ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Class A ordinary shares issuable upon exercise of the warrants is current and the shares of Class A ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure that it will be able to do so and, if the Company does not maintain a current prospectus relating to the shares of Class A ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and the Company will not be required to settle any such warrant exercise. If the registration statement relating to the shares of Class A ordinary shares issuable upon the exercise of the warrants is not current or if the shares of Class A ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the Company will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Note 8 — Derivative Warrant Liabilities

As of December 31, 2023, the Company had 343,125 Private Warrants outstanding. The Private Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in the Initial Public Offering except that the private warrants will be subject to certain transfer restrictions and registration rights. The private warrants will be exercisable (even if a registration statement covering the Class A ordinary shares issuable upon exercise of such warrants is not effective) on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The private warrants (including the Class A ordinary shares issuable upon exercise of the private warrants) will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination except to permitted transferees.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

As of December 31, 2023, the carrying values of cash, and other payables approximated their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. government securities. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 8, the Company has concluded that its Private Warrants should be presented as liabilities with subsequent fair value remeasurement. The Private Warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Private Warrants in the consolidated statements of operations.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and indicates the fair value of held to maturity securities as follows.

	Level	December 31, 2023
Description
Assets:
Investments held in Trust Account	1	$60,765,154

Liabilities:
Derivative Warrant Liability – Private Warrant	2	$8,900

Initial Measurement

The fair value of the Private Warrants was estimated using Binomial Model on March 28, 2023.

The Private Warrants were classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs. The estimated fair value of the Private Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The key inputs into the Binomial Model for the Private Warrants were as follows at initial measurement:

March 28, 2023
Volatility	9.30%
Stock price	10.00
Expected life of the warrants to convert	5.76
Risk free rate	3.63%
Dividend yield	0.00%

Subsequent Measurement

The Company’s Public Warrants began trading separately on May 19, 2023. The Private Warrants were estimated using the Public Warrants publicly listed trading price, the value of the public and private warrants is approximately the same, as such the private warrants were reclassified to level 2.

OAK WOODS ACQUISITION CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table provides a summary of the changes in the fair value of the Company’s Level 3 Private Warrants that are measured at fair value on a recurring basis:

Initial measurement of Private Warrants on March 28, 2023	$62,400
Changes in fair value of Private Warrants	(53,500)
Private Warrants fair value changes from Level 3 to Level 2	(8,900)
Fair value at December 31, 2023	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Private Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the year ended December 31, 2023 was $8,900.

Note 10 — Subsequent Event

The Company has filed an 8-K announcing the Merger Agreement on August 11, 2023 and preliminary proxy solicitation statements with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, 2024, thereby automatically extending the Company’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024. Because the parties to the Business Combination intend to continue to work to effectuate the Business Combination in furtherance of its prior filings, they have executed an agreement to extend the date by which a Business Combination is required to be completed to June 28, 2024.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than below, that would have required adjustment or disclosure in the consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND JUNE 30, 2024

	As of December 31, 2023	As of June 30, 2024	As of June 30, 2024
	RMB	RMB	USD
ASSETS
Current assets
Cash and cash equivalents	28,681,908	3,758,863	517,237
Accounts receivable (net of allowance for doubtful accounts of RMB2,185,935 and RMB8,803,999 as of December 31,2023 and June 30, 2024, respectively)	19,673,415	24,513,,062	3,373,110
Other receivable (net of allowance for doubtful accounts of RMB2,227,204 and RMB4,686,106 as of December 31, 2023 and June 30, 2024, respectively)	27,479,788	61,376,017	8,445,621
Inventories	10,929,826	3,457,983	475,834
Amounts due from related parties	169,500	6,282,500	864,501
Prepaid expenses and other current assets	7,600,407	11,770,435	1,619,668
Total current assets	94,534,844	111,158,860	15,295,971

Non-current assets
Property, plant and equipment, net	2,365,281	1,720,881	236,801
Deferred tax assets	4,878,749	8,226,500	1,132,004
Operating lease right-of-use assets	837,097	211,438	29,095
Other non-current assets	476,900	346,941	47,741
Loan receivables (net of allowance of RMB4,565,300 and RMB6,852,500 as of December 31,2023 and June 30, 2024, respectively)	5,087,700	3,060,500	421,139
Total non-current assets	13,645,727	13,566,260	1,866,780
TOTAL ASSETS	108,180,571	124,725,120	17,162,751

LIABILITIES

Current liabilities
Accounts payable	2,077,931	2,926,037	402,636
Contract liabilities, current portion	55,187,068	39,396,262	5,421,106
Accrued expenses and other current liabilities	6,245,170	6,910,903	950,974
Short-term loans	—	2,617,006	360,112
Amounts due to related parties	10,464,031	7,591,060	1,044,565
Income tax payable	7,393,825	17,316,025	2,382,764
Operating lease liabilities, current portion	635,813	—	—
Total current liabilities	82,003,838	76,757,293	10,562,157
Non-current liabilities
Contract liabilities, non-current portion	5,934,835	14,218,720	1,956,561
Total non-current liabilities	5,934,835	14,218,720	1,956,561
TOTAL LIABILITIES	87,938,673	90,976,013	12,518,718
SHAREHOLDERS’ (DEFICIT) EQUITY
Stock Subscription Receivable	(48,691)	(48,691)	(6,700)
Ordinary shares subscribed (US$1 par value, 50,000 shares authorized as of December 31, 2023 and June 30, 2024; 50,000 shares issued and outstanding as of December 31, 2023 and June 30, 2024)	325,383	325,383	44,774
Additional paid in capital	—	—	—
Statutory reserve	5,840,759	5,840,759	803,715
Accumulated other comprehensive income	4,850	(59,136)	(8,137)
Retained earnings	15,057,477	29,487,573	4,057,626

Total Huajin (China) Holdings Limited shareholders’ equity	21,179,778	35,545,888	4,891,278
Non-controlling interest	(937,880)	(1,796,781)	(247,245)
TOTAL SHAREHOLDERS’ EQUITY	20,241,898	33,749,107	4,644,033
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	108,180,571	124,725,120	17,162,751

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND JUNE 30, 2024

	Six months ended June 30,
	2023	2024	2024
	RMB	RMB	USD
Net revenues:
Services	14,910,325	7,409,811	1,019,624
Products	13,204,794	65,452,643	9,006,583

Total net revenues	28,115,119	72,862,454	10,026,207

Cost of revenues:
Services	3,064,064	4,936,695	679,312
Products	6,696,672	18,695,789	2,572,626

Total cost of revenues	9,760,736	23,632,484	3,251,938

Gross profit	18,354,383	49,229,970	6,774,269

Operating expenses:
General and administrative expenses	5,393,313	22,140,756	3,046,669
Selling expenses	4,181,161	5,613,288	772,414

Total operating expenses	9,574,474	27,754,044	3,819,083

Operating income	8,779,909	21,475,926	2,955,186

Interest income	—	5,271	725
Other income, net	362,993	2,000	275

Income before income taxes	9,142,902	21,483,197	2,956,186
Income tax expenses	3,063,249	7,912,002	1,088,728

Net income	6,079,653	13,571,195	1,867,458
Less: income attributable to non-controlling interest	(307,941)	(858,901)	(118,189)
Net income attributable to Huajin (China) Holdings Limited	6,387,594	14,430,096	1,985,647

Net income per share
Net income per share attributable to Huajin (China) Holdings Limited Shareholders – Basic and diluted	127.75	288.60	39.71
Weighted average shares used in calculating net loss per share attributable to Huajin (China) Holdings Limited Shareholders – Basic and diluted	50,000	50,000	50,000

Net income	6,079,653	13,571,195	1,867,458
Other comprehensive income, net of tax of nil:	—	—	—
Change in cumulative foreign currency translation adjustments	(54,238)	(63,986)	(8,805)
Total comprehensive income	6,025,415	13,507,209	1,858,653

Less: comprehensive (loss) attributable to non-controlling interest	(307,941)	(858,901)	(118,189)

Comprehensive (loss) income	6,333,356	14,366,110	1,976,842

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

	Ordinary share		Stock Subscription Receivable	Additional paid-in capital	Statutory reserve	Accumulated other comprehensive (loss) income	Retained earnings/ (Accumulated deficit)	Total Huajin (China) Holdings Limited shareholders’ equity	Non- controlling interest	Total equity
	Number	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2023	50,000	325,383	(48,691)	50,000	2,445,699	7,823	(6,371,053)	(3,590,839)	(59,528)	(3,650,367)
Net income for the period	—	—	—	—	—	—	6,387,594	6,387,594	(307,941)	6,079,653
Reorganization in April 2023	—	—	—	(50,000)	—	—	(374,778)	(424,778)	—	(424,778)
Foreign currency translation adjustment	—	—	—	—	—	(54,238)	—	(54,238)	—	(54,238)
Balance as of June 30, 2023	50,000	325,383	(48,691)	—	2,445,699	(46,415)	(358,237)	2,317,739	(367,469)	1,950,270

Balance as of December 31, 2023	50,000	325,383	(48,691)	—	5,840,759	4,850	15,057,477	21,179,778	(937,880)	20,241,898

Net income for the period	—	—	—	—	—	—	14,430,096	14,430,096	(858,901)	13,571,195
Foreign currency translation adjustment	—	—	—	—	—	(63,986)	—	(63,986)	—	(63,986)
Balance as of June 30, 2024	50,000	325,383	(48,691)	—	5,840,759	(59,136)	29,487,573	35,545,888	(1,796,781)	33,749,107

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

	Six months ended June 30,
	2023	2024	2024
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	6,079,653	13,571,195	1,867,458
Adjustments to reconcile net income (loss) to net cash provided by (used in)operating activities:

Depreciation of property, plant and equipment	784,007	644,399	88,672
Amortization of the right-of-use assets	400,038	625,659	86,094
Amortization of other long-term asset	131,513	129,959	17,883
Provision (reversal) of allowance for doubtful accounts	(1,730,773)	9,287,193	1,277,960
Provision of allowance for loan receivable	1,245,518	2,287,200	314,729
Changes in operating assets and liabilities, net of the effect of acquisition:
Accounts receivable	(3,033,710)	(11,457,710)	(1,576,633)
Other receivable	(3,505,919)	(36,355,132)	(5,002,633)
Inventories	709,029	7,471,843	1,028,160
Prepaid expenses and other current assets	(1,096,517)	(602,431)	(82,896)
Amount due from related parties	1,246,000	(113,000)	(15,549)
Deferred tax assets	3,113,616	(3,347,751)	(460,666)
Non-current assets	(142,558)	—	—
Prepayments from customers	—	(5,958,827)	(819,962)
Accounts payable	653,920	848,105	116,703
Accrued expenses and other current liabilities	(5,165,251)	1,211,261	166,675
Income tax payable	—	9,922,201	1,365,340
Contract liabilities	6,983,254	(1,548,094)	(213,025)
Amount due to related parties	7,177,583	1,492,099	205,320
Lease liabilities	(591,014)	(635,813)	(87,491)
Loan receivable	2,444,825	(260,000)	(35,777)
Net cash (used in) provided by operating activities	15,703,214	(12,787,644)	(1,759,638)

CASH FLOWS FROM INVESTING ACTIVITIES
Beijing Xiaolekang Enterprise Management Co. LTD acquireed Shanxi Qian Xiang Healthcare Technology Co., Ltd from prior shareholders	—	(10,910,600)	(1,501,349)
Net cash used in investing activities	—	(10,910,600)	(1,501,349)

CASH FLOWS FROM FINANCING ACTIVITIES
Injection of capital from shareholders	4,476,316	—	—
Payment of initial public offering costs	(4,580,300)	(3,777,821)	(519,845)
Short-term loans	—	2,617,006	360,112
Net cash used in financing activities	(103,984)	(1,160,815)	(159,733)

Exchange rate effect on cash and cash equivalents	(54,238)	(63,986)	(8,805)

Net (decrease) increase in cash and cash equivalents	15,544,992	(24,923,045)	(3,429,525)
Cash and cash equivalents at beginning of the period	1,493,739	28,681,908	3,946,762
Cash and cash equivalents at end of the period	17,038,731	3,758,863	517,237

Supplemental schedule of cash flow information
Income taxes paid	—	1,315,713	181,048

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

1.           ORGANIZATION AND NATURE OF OPERATIONS

Huajin (China) Holdings Limited (the “Company”) was incorporated under the laws of the Cayman Islands on July 27, 2021. The Company and its subsidiaries (collectively the “Group”) are primarily engaged in providing smart community health care services and selling heath care products in the People’s Republic of China (“PRC”).

As of June 30 2024, details of the Company’s subsidiaries were as follows:

Name	Date of establishment or acquisition	Place of establishment	Percentage of legal ownership by the Company	Principal activities
Subsidiaries:
Tianhong (HK) International Company Limited	August 10, 2021	Hong Kong	100%	Investment holding
Shaanxi Qianxiang Kaihong Enterprise Management Ltd.	December 23, 2021	PRC	100%	Management
Beijing Xiaolekang Enterprise Management Ltd.	December 16, 2021	PRC	100%	Management
Shaanxi Qianxiang Health Technology Ltd.	February 7, 2014	PRC	100%	Provision of smart community health care services
Lelingkang (Beijing) Health Technology Ltd.	July 15, 2021	PRC	90%	Provision of smart community health care services

2.      SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principle of consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the financial statements of the Company and all its majority-owned subsidiaries that require consolidation. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Group’s management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Group to revise its estimates. Significant accounting estimates reflected in the Group’s consolidated financial statement mainly include the estimated inventory write-down, allowance for doubtful accounts, the useful lives of property, plant and equipment, and income taxes related to realization of deferred tax assets and uncertain tax position.

Fair value measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

Level 1

Level 1 Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2

Level 2 Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3

Level 3 Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset. When available, the Group uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial instruments not reported at fair value include cash and cash equivalents, accounts receivable, loan receivable, amounts due from/to related parties, other receivables, accounts payable, and other current liabilities. The carrying amounts of the short-term financial instruments approximate their fair value due to their short-term nature.

Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currencies of the Company and its subsidiary incorporated outside the PRC are their respective local currencies.

The functional currency of subsidiaries located in the PRC is RMB.

Assets and liabilities are translated from each entity’s functional currency to the reporting currency at the exchange rate on the balance sheet date. Equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ equity.

Monetary assets and liabilities denominated in currencies other than the entity’s applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized as foreign exchange gain (loss), net in the consolidated statements of operations and comprehensive loss.

Cash and cash equivalents

The Group classifies cash on hand and cash in bank with original maturities of three months or less, and are unrestricted as to withdrawal or use, as cash and cash equivalents.

Accounts receivable, net

Accounts receivable mainly consists of amount due from the Group’s customers. An allowance against account receivable is provided when the Group reasonably believes the amount will not be collected. The Group writes off accounts receivable when they are deemed uncollectible. The Group provided allowance for doubtful accounts of RMB524,874 and RMB6,618,064 for accounts receivable for the six months ended June 30, 2023 and the six months ended June 30, 2024, respectively.

Inventories

Inventories consist of merchandises that are stated at lower of cost or net realizable value. Costs are computed under the weighted average method. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs to sell. Valuation of inventories is based on currently available information about expected recoverable value. The estimate is dependent upon factors such as market trends, inventory ageing, and historical and forecasted customer demands. Inventory write-down is recorded as cost of revenues.

Deferred offering cost

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the offering. The Company is pursuing a Special Purpose Acquisition Company (“SPAC”) offering. As of June 30, 2024, the Company has not completed the offering. As of December 31, 2023 and June 30,2024, the accumulated deferred offering cost was RMB6,599,796 and RMB10,377,617, respectively.

Property, plant and equipment, net

Property, plant and equipment is stated at cost less accumulated depreciation and impairment. Property, plant and equipment are depreciated at rates sufficient to write off its costs less impairment, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

Category	Estimated useful life
Electronics	2 – 8 years
Machinery and equipment	10 years
Furniture and fixture equipment	3 – 5 years
Motor vehicles	3 – 5 years
Leasehold improvement	Over the shorter of the lease term or expected useful lives
Software application	2 – 3 years

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue recognition

The Group applies the ASU 2014-09, Revenue from Contracts with Customers — Topic 606 for its revenue recognition for all periods presented. The Group follows five steps for its revenue recognition under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

(i)          Franchising fees

The Group generates revenues by franchising smart community health care centers under the brand name of Qianxiang. The Group collects from franchisees the initial franchising service fee and annual franchise fee which are typically received upfront. Initial franchising service fee represents provision of initial set-up services such as site renovation, product and service introduction and training services. Annual franchise fee represents supporting services provided by the Group to the franchised health care centers over the contract period. The Group determined that the services it provides in exchange for initial franchising service fee and annual franchise fee are highly interrelated with the franchise right, and recognizes initial franchising service fee and annual franchise fee received from a franchisee as revenue over the term of the franchise agreement because the franchise rights are accounted for as rights to access the Group’s symbolic intellectual property. The franchise agreement term is generally three years.

The Group typically requires the franchise health care centers to pay the full contract amount upfront upon signing of franchise agreements, with certain exceptions to offer credit term for three to six months. The contracts have no financing component. While sometimes customized discounts and promotions are offered, the contract considerations are fixed when contracts are signed after consideration of discounts and promotions. The Group is not subject to refund after franchise contracts are signed and franchise fees are collected. No warranties are offered under the contracts.

(ii)    Sales of health care merchandise

The Group’s health care merchandise consists of herbal products and health care instruments. The Group considers franchisees as its customers. Sales of health care merchandise are accounted for as a single performance obligation, and recognized at the point of time when the control of promised goods are transferred to the customers.

Before 2023, the Group typically required full payment before the goods are shipped. Starting from January 1, 2023, the Group started to offer credit term for one or three months to certain customers. The contracts have no financing component and the contract considerations are fixed. The Group offers right of return, replacement or repair within seven days upon receipt if the products received by the customers have defects or quality issues. No other warranties and related obligations are offered under the contracts. During the Group’s operation history, few return, replacement or repair has happened.

(iii)   Royalty fees

Royalty revenues are recognized based upon a percentage of membership fees collected by the franchised health care centers from the end customers. The Group identifies the royalty fees as a single performance obligation, and revenues are recognized over time throughout the membership period of the end customers.

Royalty revenues are generally collected every two weeks from the franchise health care centers for the Group’s portion of membership fees. The contracts have no financing component and the contract considerations are fixed. No refund and warranties are offered under the royalty fee arrangement.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenue

The following table presents the Group’s revenues disaggregated by revenue types.

	Six months ended June 30,
	2023	2024
	RMB	RMB
Services:
Franchise fees	12,174,922	6,819,770
Royalty fees	2,556,784	392,442
Other	178,619	197,599
	14,910,325	7,409,811
Products:
Sale of health care merchandise	13,204,794	65,452,643
Total net revenues	28,115,119	72,862,454

Contract liabilities

The Group’s contract liabilities consist of prepayments from customers and deferred revenue, primarily relate to the advance consideration of merchandise, initial franchise fees and annual franchise fees, and royalty fee received from franchisees. The prepayments from customers and deferred revenue are recognized as revenue once the criteria for revenue recognition are met.

The table below reflects the Group’s contract liabilities:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Prepayments from customers, current portion	53,638,974	39,396,262
Prepayments from customers, non-current portion	5,934,835	14,218,720
Deferred revenue, current portion	1,548,094	—
Deferred revenue, non-current portion	—	—

The Group recognized RMB12,890,374 and RMB20,540,429 in revenue for the six months ended June 30, 2023 and June 30, 2024, respectively, which related to contract liabilities that existed at December 31, 2022 and 2023, respectively. The balances as of December 31, 2023 and June 30, 2024, are expected to be recognized as revenue within one to three years. There was no contract asset recorded as of December 31, 2023 and June 30, 2024.

Value added taxes

Pursuant to the PRC tax laws, after April 1, 2019, the value added tax (“VAT”) rate is 13% for sales of merchandise and 6% for service. VAT is paid after deducting input VAT on purchases.

Government grant

Government grants represent amounts granted by local government authorities as an incentive for companies to promote local economic development. Government grants received by the Group were in the form of value added taxes refund and for the purpose of giving immediate incentive with no future costs or obligations. Government grants are recognized in earnings in the Group’s consolidated statements of operations.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net income per share

Basic net income per share is computed by dividing net income attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Diluted net income per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the management consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. Deferred tax assets are then reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more likely than not that a portion of or all of the deferred tax assets will not be realized.

The Group accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of the benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained (defined as a likelihood of more than 50% of being sustained upon an audit, based on the technical merits of the tax position), the tax position is then assessed to determine the amount of benefits to recognize in the consolidated financial statements. The amount of the benefits that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Group did not recognize any income tax due to uncertain tax position for the year ended December 31, 2023 and June 30, 2024.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Total rental payments applicable to such operating leases are recognized on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent holidays and are considered in determining the straight-line rent expense to be recorded over the lease term.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive income (loss) is reported in the consolidated statements of operations and comprehensive income. Accumulated other comprehensive income (loss), as presented on the accompanying consolidated balance sheets consists of accumulated foreign currency translation adjustments.

Segment

The Chief Executive Officer is identified as the chief operating decision maker (CODM). The Group has only one segment.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, amount due from related parties, other receivables and prepaid expenses and other current assets.

The Group places its cash and cash equivalents in various financial institutions in the PRC and Hong Kong Special Administrative Region. The Group believes that no significant credit risk exists as all of the Group’s cash and cash equivalents are held with financial institutions that Group’s management believes to be high credit quality.

Accounts receivable, other receivables and amount due from related parties are typically unsecured. The Group conducts credit evaluations of customers to whom credit terms are extended. The Group establishes an allowance for doubtful accounts based on historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. Prepaid expenses and other current assets consist of prepaid service fees and prepayment for inventories and others which can be applied for deduction of future payments for cost and expenses. The Group provided RMB524,874 and RMB6,618,064 for allowances for doubtful accounts for accounts receivable during the six months ended June 30, 2023 and 2024, respectively, reversed RMB1,465,362 for allowances for doubtful accounts for other receivable during the six months ended June 30, 2023 and provided RMB2,458,901 for allowance for doubtful accounts for other receivable during the six months ended June 30,2024, reversed RMB790,285 for allowances for doubtful accounts for prepaid expenses and other current expenses during the six months ended June 30,2023 and provided RMB210,228 for allowance for doubtful accounts for prepaid expenses and other current expenses during the six months ended June 30, 2024.

Concentration of customers

The following customer accounted for 10% or more of account receivables as of December 31, 2023 and June 30,2024, respectively.

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Customer A	5,116,017	11,630,861

Concentration of suppliers

The following suppliers accounted for 10% or more of purchases for the six months ended June 30, 2023 and 2024, respectively.

	For the six months ended June 30,
	2023	2024
	RMB	RMB
Supplier A	320,903	1,904,126
Supplier B	980,355	1,735,106
Supplier C	82,534	1,942,924
Supplier D	1,227,473	9,020
Supplier E	1,635,642	1,711,163

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign currency risk

Some of the Group’s cash and cash equivalents are denominated in US$ and HK$, fluctuations in exchange rates between US$ and RMB and between HK$ and RMB may result in foreign exchange gains or losses. The Group has cash and cash equivalents that are denominated in US$, totaling US$2,492 and US$13,220 as of December 31, 2023 and June 30,2024, respectively. The Group has cash and cash equivalents that are denominated in HK$, totaling HK$343,340 and HK$7,839 as of December 31, 2023 and June 30,2024, respectively.

Recent accounting pronouncements

Recently issued accounting pronouncements not yet adopted

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). ASU 2023-07 intends to improve reportable segment disclosure requirements, enhance interim disclosure requirements and provide new segment disclosure requirements for entities with a single reportable segment. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods with fiscal years beginning after December 15, 2024. ASU 2023-07 is to be adopted retrospectively to all prior periods presented. The Company is currently assessing the impact this guidance will have on the consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09 “Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 intends to improve the transparency of income tax disclosures. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 and is to be adopted on a prospective basis with the option to apply retrospectively. The Company is currently assessing the impact of this guidance, however, the Company do not expect a material impact to the consolidated financial statements.

3.      ACCOUNT RECEIVABLE

Accounts receivable and allowance for doubtful accounts as of December 31, 2023 and June 30, 2024 are as follows:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Account receivable	21,859,350	33,317,061
Lesss: allowance for doubtful accounts	(2,185,935)	(8,803,999)
Total Account Receivable, net	19,673,415	24,513,062

The roll-forward of the allowance for doubtful accounts related to accounts receivable for the year ended December 31, 2023 and the six months ended June 30, 2024 consists of the following activities:

	Year Ended December 31, 2023	Six Months Ended June 30, 2024
	RMB	RMB
Beginning of the year period	61,400	2,185,935
Provision of allowance for doubtful accounts	2,124,535	6,618,064
End of the year/period	2,185,935	8,803,999

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

4.      INVENTORIES

Inventories consist of merchandise with balance of RMB10,929,826 and RMB3,457,983 as of December 31, 2023 and June 30,2024, respectively. No write-down of inventories was recorded for the six months ended June 30, 2023 and 2024.

5.      OTHER RECEIVABLE

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Receivables form Langhewan Catering Service Management Co., LTD.(1)	340,000	340,000
Receivables form Hongda World (Beijing) health Industry Co., LTD.(1)	395,000	395,000
Receivables from third-party individuals(2)	158,400	—
Receivables form Huarongda (Shanghai) Health Technology Co., Ltd.(3)	25,000,000	60,100,000
Receivables form Dongguan Zhengyin Technology Co., Ltd.(1)	—	1,292,000
Merge deposit(4)	2,357,017	2,413,360
Others	1,456,575	1,521,763
Less: allowance for doubtful accounts	(2,227,204)	(4,686,106)
Other receivable, net	27,479,788	61,376,017

____________

(1)      The balances represent receivables from companies that the Group co-operated with, for investment, rent, borrowing, and service fees etc.

(2)      The balances represent receivables from third-party individuals that the Group co-operated with.

(3)      Pursuant to an investment agreement dated on October 7, 2023, the Company’s subsidiary, Lelingkang (Beijing) Health Technology Ltd. (“Lelingkang”) agreed to invest RMB25,000,000 in Huarongda (Shanghai) Health Technology Ltd. (“Huarongda”). Under the agreement, Lelingkang will obtain 20% ownership in Huarongda after the investment process is completed. If by December 31, 2023, the founding shareholder of Huarongda failed to pay in full all of the paid in capital of Huarongda, or Huarongda cannot complete the business registration change procedures with relative government authorities, Lelingkang has the right to require Huarongda to return all of its investment, along with interest calculated based on 5% annualized rate for the period of investment.

          On January 15, 2024 and February 4, 2024, Lelingkang signed two supplemental investment agreements with Huarongda. Under the agreements, Lelingkang invested additional RMB11,500,000 in Huarongda to obtain additional 6.7% ownership in Huarongda after the investment process is completed. It is stated in the agreements that if by June 30, 2024, the founding shareholder of Huarongda fails to pay in full all of the paid in capital of Huarongda, or Huarongda cannot complete the business registration change procedures with relative government authorities, Lelingkang has the right to require Huarongda to return all of its investment amount, along with interest calculated based on 5% annualized rate for the period of investment.

          In February 2024, Lelingkang signed a loan agreement with Huarongda, under which Lelingkang provided interest-free loan up to RMB25,000,000 to Huarongda to support its operation. The loan will be due on July 31, 2024. Huarongda borrowed RMB18,600,000 from this loan agreement as of June 30, 2024.

          In addition, in March 2024, Shaanxi Qianxiang made an interest-free loan of RMB5,000,000 to Huarongda to support its business expansion. The loan will be due on September 30, 2024.

          On July 10, 2024, Lelinkang signed the investment termination agreement with the founding shareholder of Huarongda. The investment was terminated, but Huarongda was required to repay all the investment, loan and related interest.

(4)      The balance represents the merge deposit made by the Company in preparation for the merger with the SPAC company.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

6.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Prepaid service fees	116,382	136,129
Prepayment for inventories and others	1,390,662	2,018,897
Deferred offering cost	6,599,796	10,377,617
Others	104,313	58,766
Total	8,211,153	12,591,409
Less: allowance for doubtful accounts	(610,746)	(820,974)
Prepaid expenses and other current assets, net	7,600,407	11,770,435

7.      PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Electronics	1,367,968	1,367,968
Furniture, fixture and equipment	1,786,122	1,786,122
Leasehold improvement	2,902,739	2,902,739
Motor vehicles	1,251,795	1,251,795
Software application	239,619	239,619
Total	7,548,243	7,548,243
Less: Accumulated depreciation	(5,182,962)	(5,827,362)
Property, plant and equipment, net	2,365,281	1,720,881

Depreciation expenses were RMB784,007 and RMB644,400 for the six months ended June 30, 2023 and 2024, respectively. There was no impairment loss for the property, plant and equipment for the six months ended June 30, 2023 and 2024, respectively.

8.      LOAN RECEIVABLES

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Receivables from Shaanxi Lvjian Elderly Care Service Co., Ltd.(1)	4,637,000	4,637,000
Receivables from Tianhong Health (Beijing) Technology Co., Ltd.(1)	5,016,000	5,276,000
Receivable from a third-party individual	—	—
Total	9,653,000	9,913,000
Less: allowance for doubtful accounts	(4,565,300)	(6,852,500)
Loan receivable, net	5,087,700	3,060,500

____________

(1)      The balances as of December 31, 2023 and June 30, 2024 represented interest-free loans extended by the Group to the entities disposed in 2022. The maturity date of the loans was December 31, 2023 and then renewed to December 31, 2024 pursuant to supplemental agreements signed in December 2023. Under the supplemental agreements, 3%-5% of annual interest will be charged to the loans starting from January 1, 2024. The Group estimated the collectability of these loan receivables and concluded that there is a possibility that it may not be fully recovered in the future, and provided allowances for doubtful accounts for these loan receivables for RMB6,852,500 for the six months ended June 30, 2024.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

9.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The components of accrued expenses and other current liabilities are as follows:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Salary and welfare payable	1,925,498	1,475,257
Accrued expenses	93,665	—
Customer deposit	2,539,434	2,032,162
Other tax payable	989,947	2,790,521
Others	696,626	612,963
Total	6,245,170	6,910,903

10.    SHORT-TERM LOANS

In March 2024 and May 2024, the Group borrowed $360,000 in total (equivalent to RMB2,617,006) pursuant to three loan agreements signed with two third-party companies. The term of the loans is twelve months and the loans are interest free.

11.    LEASES

Operating leases of the Group mainly include leases of office space. The components of lease expenses were as follows:

	Six Months Ended June 30,
	2023	2024
	RMB	RMB
Lease cost
Operating lease cost	404,672	694,936
Short term lease cost	51,004	31,515
Total lease cost	455,676	726,451

Operating lease cost was recognized as rental expenses in consolidated statements of operations on a straight-line basis over the lease term. For the six months ended June 30, 2023, and 2024, there is no variable lease cost and sublease income recognized in the consolidated financial statements of the Group.

Supplemental cash flows information related to leases was as follows:

	Six Months Ended June 30,
	2023	2024
	RMB	RMB
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	(591,014)	(635,813)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	—	—

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

11.    LEASES (cont.)

Supplemental balance sheet information related to leases was as follows:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Operating leases
Operating lease right-of-use assets, net	837,097	211,438
Total operating lease assets	837,097	211,438
Operating lease liabilities, current	635,813	—
Operating lease liabilities, non-current	—	—
Total operating lease liabilities	635,813	—
	As of December 31,
	2022	2023
Weighted average remaining lease term-operating lease	—	0.08 years
Weighted average discount rate-operating lease	—	4.75%

The following is a maturity analysis of the annual undiscounted cash flows for the annual periods ended June 30, 2024:

Years ending June 30, 2024
2024	—
2025	—
2026	—
2027	—
2028	—
2029 and thereafter	—
Less: imputed interest	—
Total operating lease liabilities	—
Less: current operating lease liabilities	—
Non-current operating lease liabilities	—

12.    NET INCOME PER SHARE

Basic and diluted net income per share for each of the periods presented were calculated as follows. Shares issuable for little consideration have been included in the number of outstanding shares used for basic and diluted income per ordinary share.

	Six Months Ended June 30,
	2023	2024
	RMB	RMB
Numerator:
Net (loss) income attributable to Huajin (China) Holdings Ltd.	6,387,594	14,430,096

Denominator:
Weighted average ordinary shares outstanding used in computing basic net income per ordinary share	50,000	50,000

Net income per share attributable to ordinary shareholders-basic and diluted	127.75	288.60

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

13.    RELATED PARTY TRANSACTION

(1)    Major related parties that transacted with the Group and their respective relationship to the Group listed as below:

Name of related parties	Relationship with the Group
Li Xuehong	Founding shareholder
Shaanxi Hongfei Enterprise Management Co., Ltd	An affiliate of the shareholder of the Group
Li Kai	Immediate family member of the founding shareholder
Shaanxi Hongfei Enterprise Management Co., Ltd	The actual controller’s Subsidiary not in the Group
Du Maijuan	Management
Wang Baoguo	Management
An Hongxing	Management
Gao Mimi	Management
Zuo Mingkun	Management
Luo Ning	Management
Li Jia	Management
Zhang Changchun	Management

(2)    The related party transactions are as follows:

Staff advance:

	For the Six Months Ended June 30,
	2023	2024
	RMB	RMB
Management	29,994	—
Total	29,994	—

Injection of capital in Shaanxi Qianxiang Health Technology Ltd:

	For the Six Months Ended June 30,
	2023	2024
	RMB	RMB
Li Xuehong	1,950,000	—
Shaanxi Hongfei Enterprise Management Co., Ltd	2,000,000	—
Total	3,950,000	—

In January 2023, Li Xuehong and Shaanxi Hongfei Enterprise Management Co., Ltd, a company controlled by the founding shareholder of the Company injected capital to Shaanxi Qianxiang Health Technology Ltd.

Transfer of Shaanxi Qianxiang Health Technology Ltd:

	For the Six Months Ended June 30,
	2023	2024
	RMB	RMB
Li Xuehong	2,073,014	—
Shaanxi Hongfei Enterprise Management Co., Ltd	8,292,056	—
Total	10,365,070	—

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

13.    RELATED PARTY TRANSACTION (cont.)

In April 2023, Li Xuehong and Shaanxi Hongfei Enterprise Management Co., Ltd, transferred all of their 19% and 76% equity interest in Shaanxi Qianxiang Health Technology Ltd. to Beijing Xiaolekang Enterprise Management Ltd. with consideration of RMB2,073,014 and RMB8,292,056 respectively. RMB6,000,000 of consideration to Shaanxi Hongfei Enterprise Management Co., Ltd, remained unpaid as of June 30, 2024.

(3)    The amounts due from/due to related parties are as follow:

	As of December 31, 2023	As of June 30, 2024
	RMB	RMB
Li Kai	169,500	199,500
Shaanxi Hongfei Enterprise Management Co., Ltd(1)	—	6,000,000
Management	—	83,000
Amounts due from related parties:	169,500	6,282,500
	As of December31, 2023	As of June30, 2024
	RMB	RMB
Li Xuehong	8,023,155	7,591,060
Shaanxi Hongfei Enterprise Management Co., Ltd(2)	2,292,056	—
Management	148,820	—
Amounts due to related party:	10,464,031	7,591,060

____________

(1)      Shaanxi Hongfei Enterprise Management Co., Ltd., a company controlled by the founding shareholder of the Company, was requried to pay in full the registered capital in Shaanxi Qianxiang Health Technology Ltd. as required by the new Company law effective in July 2024. Prior to transfering its 76% equity interest in Shaanxi Qianxiang Health Technology Ltd in April 2023 to Beijing Xiaolekang Enterprise Management Ltd. (see Note 14), Shaanxi Hongfei Enterprise Management Co., Ltd. owned 76% of Shaanxi Qianxiang Health Technology Ltd.

(2)      In April 2023, Shaanxi Hongfei Enterprise Management Co., Ltd transferred 76% of Shaanxi Qianxiang Health Technology Ltd. to Beijing Xiaolekang Enterprise Management Ltd. (see Note 14). The balance was settled in April 2024.

14.    SEGMENT INFORMATION

The Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer of the Company, who reviews financial information when making decisions about allocating resources and assessing performance of the Group. An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur costs, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s CODM. All of the Group’s operating facilities and long-lived assets are in China. The Group has determined that it has only one operating segment as defined by ASC 280.

Huajin (China) Holdings Limited
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2024

15.    STOCKHOLDERS’ EQUITY

The total number of authorized shares of the Company’s ordinary shares was 50,000 shares at December 31, 2023 and December 31, 2022. The par value of the ordinary share is US$1 per share.

As of December 31, 2023, and December 31 2022, there were 50,000 ordinary shares issued and outstanding.

There were no preference shares approved, issued and outstanding as of December 31, 2023.

In April 2023, the original shareholders of Shaanxi Qianxiang Health Technology Ltd., one third-party investor, Mr. Li Xuehong, and Shaanxi Hongfei Enterprise Management Ltd., a company controlled by Mr. Li, Xuehong, transferred 5%, 19% and 76% of Shaanxi Qianxiang Health Technology Ltd. to Beijing Xiaolekang Enterprise Management Ltd., a wholly owned subsidiary of the Company with total consideration of RMB10,910,600. The main purpose of this transaction (“2023 Reorganization”) was to include the major operating company, Shaanxi Qianxiang Health Technology Ltd., as a subsidiary of the Cayman holding company in preparation for an overseas initial public offering. The payment of this transaction was settled in full in April 2024. The Group has accounted for the 2023 Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control.

16.    SUBSEQUENT EVENT

The Group has evaluated subsequent events through [October XX], 2024, which is the date when the unaudited condensed consolidated financial statements are available to be issued.

HUAJIN (CHINA) HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors
Huajin (China) Holdings Limited:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Huajin (China) Holdings Limited and its subsidiaries (“the Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operation and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We determined that there are no critical audit matters.

/s/ Fortune CPA, Inc

We have served as the Company’s auditor since 2022.

Orange, CA

June 7, 2024

PCAOB# 6901

HUAJIN (CHINA) HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2023

	As of December 31,
	2022	2023	2023
	RMB	RMB	USD
ASSETS
Current assets
Cash and cash equivalents	1,493,739	28,681,908	4,039,762
Accounts receivable (net of allowance for doubtful accounts of RMB61,400 and RMB2,185,935 as of December 31, 2022 and December 31, 2023, respectively)	552,600	19,673,415	2,770,943
Other receivable (net of allowance for doubtful accounts of RMB2,751,867 and RMB2,227,204 as of December 31, 2022 and December 31, 2023, respectively)	4,063,258	27,479,788	3,870,447
Inventories	5,002,196	10,929,826	1,539,434
Amounts due from related parties	1,498,218	169,500	23,874
Prepaid expenses and other current assets	5,149,189	7,600,407	1,070,495
Total current assets	17,759,200	94,534,844	13,314,955

Non-current assets
Property, plant and equipment, net	3,720,069	2,365,281	333,143
Deferred tax assets	16,939,094	4,878,749	687,157
Operating lease right-of-use assets	—	837,097	117,903
Other non-current assets	778,100	476,900	67,170
Loan receivables (net of allowance of RMB3,837,893 and RMB4,565,300 as of December 31, 2022 and December 31, 2023, respectively)	31,141,038	5,087,700	716,588
Total non-current assets	52,578,301	13,645,727	1,921,961
TOTAL ASSETS	70,337,501	108,180,571	15,236,916

LIABILITIES

Current liabilities
Accounts payable	104,886	2,077,931	292,670
Contract liabilities, current portion	48,700,050	55,187,068	7,772,936
Accrued expenses and other current liabilities	3,831,026	6,245,170	879,615
Amounts due to related parties	1,124,531	10,464,031	1,473,828
Income tax payable	7,157,356	7,393,825	1,041,398
Operating lease liabilities, current portion	—	635,813	89,552
Total current liabilities	60,917,849	82,003,838	11,549,999
Non-current liabilities
Contract liabilities, non-current portion	13,070,019	5,934,835	835,904
Total non-current liabilities	13,070,019	5,934,835	835,904
TOTAL LIABILITIES	73,987,868	87,938,673	12,385,903
SHAREHOLDERS’ (DEFICIT) EQUITY
Stock Subscription Receivable	(48,691)	(48,691)	(6,858)
Ordinary shares subscribed (US$1 par value, 50,000 shares authorized as of December 31, 2022 and December 31, 2023; 50,000 shares issued and outstanding as of December 31, 2022 and December 31, 2023)	325,383	325,383	45,829
Additional paid in capital	50,000	—	—
Statutory reserve	2,445,699	5,840,759	822,654
Accumulated other comprehensive income	7,823	4,850	683
(Accumulated deficit)/Retained earnings	(6,371,053)	15,057,477	2,120,803
Total Huajin (China) Holdings Limited shareholders’ (deficit) equity	(3,590,839)	21,179,778	2,983,111
Non-controlling interest	(59,528)	(937,880)	(132,098)
TOTAL SHAREHOLDERS’ (DEFICIT) EQUITY	(3,650,367)	20,241,898	2,851,013
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	70,337,501	108,180,571	15,236,916

The accompanying notes are an integral part of the consolidated financial statements.

HUAJIN (CHINA) HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

	Years ended December 31,
	2022	2023	2023
	RMB	RMB	USD
Net revenues:
Services	31,037,023	32,177,757	4,532,142
Products	19,966,046	88,364,042	12,445,815
Total net revenues	51,003,069	120,541,799	16,977,957

Cost of revenues:
Services	14,199,434	19,352,186	2,725,698
Products	7,471,698	30,663,643	4,318,884
Total cost of revenues	21,671,132	50,015,829	7,044,582

Gross profit	29,331,937	70,525,970	9,933,375

Operating expenses:
General and administrative expenses	34,350,282	20,031,462	2,821,373
Selling expenses	9,302,662	13,967,297	1,967,253
Total operating expenses	43,652,944	33,998,759	4,788,626

Operating (loss) income	(14,321,007)	36,527,211	5,144,749

Interest income	16,049	12,709	1,790
Government grant	9,553	24,776	3,490
Disposal loss	(319,735)	—	—
Other income, net	115,891	1,767	249
(Loss) income before income taxes	(14,499,249)	36,566,463	5,150,278
Income tax (benefit) expenses	(2,970,702)	12,246,446	1,724,876
Net (loss) income from continuing operations	(11,528,547)	24,320,017	3,425,402

Discontinued operations:

Loss from the operations of the discontinued operation, net of income tax of nil	(5,020,666)	—	—
Gain on the deconsolidation of the discontinued operation, net of tax	6,963,001	—	—

Net loss from discontinued operations	1,942,335	—	—

Net (loss) income	(9,586,212)	24,320,017	3,425,402
Net (loss) income from continuing operations attributable to non-controlling interest	(1,181,299)	(878,352)	(123,714)
Net (loss) income from discontinuing operations attributable to non-controlling interest	—	—	—
Net (loss) income from continuing operations attributable to Huajin(China) Holdings Limited	(10,347,248)	25,198,369	3,549,116
Net loss from discontinued operations attributable to Huajin (China) Holdings Limited	1,942,335	—	—
Net (loss) income attributable to Huajin (China) Holdings Limited	(8,404,913)	25,198,369	3,549,116

HUAJIN (CHINA) HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

	Years ended December 31,
	2022	2023	2023
	RMB	RMB	USD
Net (loss) income per share
Net (loss) income per share from continuing operations attributable to Huajin (China) Holdings, Inc. Shareholders – Basic and diluted	(208.82)	503.97	70.98
Net loss income per share from discontinuing operations attributable to Huajin (China) Holdings, Inc. Shareholders – Basic and diluted	39.20	—	—
Net (loss) income per share attributable to Huajin (China) Holdings, Inc. Shareholders – Basic and diluted	(169.62)	503.97	70.98
Weighted average shares used in calculating net loss per share from continuing operations attributable to Huajin (China) Holdings, Inc. Shareholders – Basic and diluted	49,551	50,000	50,000
Weighted average shares used in calculating net loss per share from discontinuing operations attributable to Huajin (China) Holdings, Inc. Shareholders – Basic and diluted	49,551	50,000	50,000

Net (loss) income	(9,586,212)	24,320,017	3,425,402
Other comprehensive income, net of tax of nil:
Change in cumulative foreign currency translation adjustments	12,572	(2,973)	(419)
Total comprehensive (loss) income	(9,573,640)	24,317,044	3,424,983

Less: comprehensive loss attributable to non-controlling interest	(1,181,299)	(878,352)	(123,713)

Comprehensive (loss) income	(8,392,341)	25,195,396	3,548,696

The accompanying notes are an integral part of the consolidated financial statements.

HUAJIN (CHINA) HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

	Ordinary share		Stock Subscription Receivable	Additional paid-in capital	Statutory reserve	Accumulated other comprehensive (loss) income	Retained earnings/ (Accumulated deficit)	Total Huajin (China) Holdings Limited shareholders’ equity	Non- controlling interest	Total equity
	Number	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2022	48,500	315,754	(39,062)	50,000	2,445,699	(4,749)	2,033,860	4,801,502	667,331	5,468,833
Net loss for the year	—	—	—	—	—	—	(8,404,913)	(8,404,913)	(1,181,299)	(9,586,212)
Issuance of shares	1,500	9,629	(9,629)	—	—	—	—	—	—	—
Disposal of subsidiaries	—	—	—	—	—	—	—	—	454,440	454,440
Foreign currency translation adjustment	—	—	—	—	—	12,572	—	12,572	—	12,572
Balance as of December 31, 2022	50,000	325,383	(48,691)	50,000	2,445,699	7,823	(6,371,053)	(3,590,839)	(59,528)	(3,650,367)

Net income for the period	—	—	—	—	—	—	25,198,369	25,198,369	(878,352)	24,320,017
Reorganization in April 2023	—	—	—	(50,000)	—	—	(374,779)	(424,779)	—	(424,779)
Foreign currency translation adjustment	—	—	—	—	—	(2,973)	—	(2,973)	—	(2,973)
Provision of statutory reserve	—	—	—	—	3,395,060	—	(3,395,060)	—	—	—
Balance as of December 31, 2023	50,000	325,383	(48,691)	—	5,840,759	4,850	15,057,477	21,179,778	(937,880)	20,241,898

The accompanying notes are an integral part of the consolidated financial statements.

HUAJIN (CHINA) HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

	Years ended December 31,
	2022	2023	2023
	RMB	RMB	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	(9,586,212)	24,320,017	3,425,402
Adjustments to reconcile net income (loss) to net cash provided by (used in)operating activities:
Depreciation of property, plant and equipment	1,631,651	1,496,289	210,748
Amortization of the right-of-use assets	732,243	1,011,112	142,412
Amortization of other long-term asset	371,431	301,200	42,423
Provision of allowance for doubtful accounts	1,950,451	596,149	83,966
Provision of allowance for loan receivable	3,357,893	727,407	102,453
Loss from disposal of subsidiaries	319,735	—	—
Gain from deconsolidation of discontinued operations	(6,963,001)	—	—
Changes in operating assets and liabilities, net of the effect of acquisition:
Accounts receivable	(572,583)	(21,245,350)	(2,992,345)
Other receivable	(24,800,798)	(22,891,868)	(3,224,252)
Inventories	(2,677,965)	(5,927,631)	(834,889)
Prepaid expenses and other current assets	393,113	(1,447,494)	(203,875)
Amount due from related parties	7,230,230	1,328,718	187,146
Deferred tax assets	(2,970,702)	12,060,345	1,698,664
Non-current assets	(301,112)	(119,371)	(16,813)
Prepayments from customers	(1,334,683)	8,640,402	1,216,975
Accounts payable	344,707	1,973,045	277,898
Accrued expenses and other current liabilities	34,934,340	2,039,367	287,238
Income tax payable	—	236,469	33,306
Contract liabilities	(9,288,567)	(9,288,567)	(1,308,267)
Amount due to related parties	1,082,218	9,289,499	1,308,399
Lease liabilities	(532,727)	(1,212,397)	(170,763)
Loan receivable	(33,998,931)	25,325,931	3,567,083
Net cash (used in) provided by operating activities	(40,679,269)	27,213,272	3,832,909

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(235,832)	(22,130)	(3,117)
Cash disposed from deconsolidation of subsidiaries	(2,561,612)	—	—
Net cash used in investing activities	(2,797,444)	(22,130)	(3,117)

CASH FLOWS FROM FINANCING ACTIVITIES

Net cash used in financing activities	—	—	—

Exchange rate effect on cash and cash equivalents	22,200	(2,973)	(419)

Net (decrease) increase in cash and cash equivalents	(43,454,513)	27,188,169	3,829,373
Cash and cash equivalents at beginning of the period	44,948,252	1,493,739	210,389
Cash and cash equivalents at end of the period	1,493,739	28,681,908	4,039,762

Supplemental schedule of cash flow information
Income taxes paid	199,460	—	—

The accompanying notes are an integral part of the consolidated financial statements.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

1.      ORGANIZATION AND NATURE OF OPERATIONS

Huajin (China) Holdings Limited (the “Company”) was incorporated under the laws of the Cayman Islands on July 27, 2021. The Company and its subsidiaries (collectively the “Group”) are primarily engaged in providing smart community health care services and selling heath care products in the People’s Republic of China (“PRC”).

As of December 31, 2023, details of the Company’s subsidiaries were as follows:

Name	Date of establishment or acquisition	Place of establishment	Percentage of legal ownership by the Company	Principal activities
Subsidiaries:
Tianhong (HK) International Company Limited	August 10, 2021	Hong Kong	100%	Investment holding
Shaanxi Qianxiang Kaihong Enterprise Management Ltd.	December 23, 2021	PRC	100%	Management
Beijing Xiaolekang Enterprise Management Ltd.	December 16, 2021	PRC	100%	Management
Shaanxi Qianxiang Health Technology Ltd.	February 7, 2014	PRC	100%	Provision of smart community health care services
Lelingkang (Beijing) Health Technology Ltd.	July 15, 2021	PRC	90%	Provision of smart community health care services

2.      SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principle of consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the financial statements of the Company and all its majority-owned subsidiaries that require consolidation. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

As a result of the discontinued operations discussed in Note 18, the Group considered that it lost control over the Shaanxi Lvjian Elderly Care Service Ltd. (“Shaanxi Lvjian”) by October 31, 2022, and therefore deconsolidated Shaanxi Lvjian on October 31, 2022. The disposal represented a strategic shift that has a major effect on the Group’s operations and financial results. As a result, Shaanxi Lvjian has been reclassified as discontinued operation. For the periods presented, the results of the discontinued operations, less income tax, are reported as (loss) income from discontinued operation, on the consolidated statements of operation and comprehensive (loss) income for the year ended December 31, 2022. See Note 18 — Discontinued Operation.

Deconsolidation

Upon the occurrence of certain events and on a regular basis the Group evaluates whether it no longer has a controlling interest in its subsidiaries. If the Group determines it no longer has a controlling interest, then the subsidiary is deconsolidated, the Group records a gain or loss on deconsolidation based on the difference on the deconsolidation date between (i) the aggregate of (a) the fair value of any consideration received and (b) the fair value of any retained non-controlling investment in the former subsidiary and (c) the carrying amount of any non-controlling interest in the subsidiary being deconsolidated less (ii) the carrying amount of the former subsidiary’s assets and liabilities.

The Group assesses whether a deconsolidation is required to be presented as discontinued operations in its consolidated financial statements on the deconsolidation date. This assessment is based on whether or not the deconsolidation represents a strategic shift that has or will have a major effect on the Group’s operations or financial

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

results. If the Group determines that a deconsolidation requires presentation as a discontinued operation on the deconsolidation date, or at any point during the one-year period following such date it will present the former subsidiary as a discontinued operation in current and comparative period financial statements.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Group’s management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Group to revise its estimates. Significant accounting estimates reflected in the Group’s consolidated financial statement mainly include the estimated inventory write-down, allowance for doubtful accounts, the useful lives of property, plant and equipment, and income taxes related to realization of deferred tax assets and uncertain tax position.

Fair value measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs may be used to measure fair value include:

Level 1

Level 1 Valuation techniques in which all significant inputs are unadjusted quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

Level 2

Level 2 Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices for assets or liabilities that are identical or similar to the assets or liabilities being measured from markets that are not active. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

Level 3

Level 3 Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair value guidance describes three main approaches to measure the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset. When available, the Group uses quoted

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Group will measure fair value using valuation techniques that use, when possible, current market-based or independently sourced market parameters, such as interest rates and currency rates.

Financial instruments not reported at fair value include cash and cash equivalents, accounts receivable, loan receivable, amounts due from/to related parties, other receivables, accounts payable, and other current liabilities. The carrying amounts of the short-term financial instruments approximate their fair value due to their short-term nature.

Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currencies of the Company and its subsidiary incorporated outside the PRC are their respective local currencies.

The functional currency of subsidiaries located in the PRC is RMB.

Assets and liabilities are translated from each entity’s functional currency to the reporting currency at the exchange rate on the balance sheet date. Equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ equity.

Monetary assets and liabilities denominated in currencies other than the entity’s applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates. Transactions in currencies other than the applicable functional currencies during the year are converted into the functional currencies at the applicable rates of exchange prevailing at the transaction dates. Transaction gains and losses are recognized as foreign exchange gain (loss), net in the consolidated statements of operations and comprehensive loss.

Cash and cash equivalents

The Group classifies cash on hand and cash in bank with original maturities of three months or less, and are unrestricted as to withdrawal or use, as cash and cash equivalents.

Accounts receivable, net

Accounts receivable mainly consists of amount due from the Group’s customers. An allowance against account receivable is provided when the Group reasonably believes the amount will not be collected. The Group writes off accounts receivable when they are deemed uncollectible. The Group provided allowance for doubtful accounts of RMB61,400 and RMB2,124,535 for accounts receivable for the years ended December 31, 2022 and 2023, respectively.

Inventories

Inventories consist of merchandises that are stated at lower of cost or net realizable value. Costs are computed under the weighted average method. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs to sell. Valuation of inventories is based on currently available information about expected recoverable value. The estimate is dependent upon factors such as market trends, inventory ageing, and historical and forecasted customer demands. Inventory write-down is recorded as cost of revenues.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred offering cost

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged to permanent equity upon completion of the offering. The Company is pursuing a Special Purpose Acquisition Company (“SPAC”) offering. As of December 31, 2023, the Company has not completed the offering. As of December 31, 2022 and 2023, the accumulated deferred offering cost was nil and RMB6,599,796, respectively.

Property, plant and equipment, net

Property, plant and equipment is stated at cost less accumulated depreciation and impairment. Property, plant and equipment are depreciated at rates sufficient to write off its costs less impairment, if any, over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

Category	Estimated useful life
Electronics	2 – 8 years
Machinery and equipment	10 years
Furniture and fixture equipment	3 – 5 years
Motor vehicles	3 – 5 years
Leasehold improvement	Over the shorter of the lease term or expected useful lives
Software application	2 – 3 years

Revenue recognition

The Group applies the ASU 2014-09, Revenue from Contracts with Customers — Topic 606 for its revenue recognition for all periods presented. The Group follows five steps for its revenue recognition under ASC 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

(i)     Franchising fees

The Group generates revenues by franchising smart community health care centers under the brand name of Qianxiang. The Group collects from franchisees the initial franchising service fee and annual franchise fee which are typically received upfront. Initial franchising service fee represents provision of initial set-up services such as site renovation, product and service introduction and training services. Annual franchise fee represents supporting services provided by the Group to the franchised health care centers over the contract period. The Group determined that the services it provides in exchange for initial franchising service fee and annual franchise fee are highly interrelated with the franchise right, and recognizes initial franchising service fee and annual franchise fee received from a franchisee as revenue over the term of the franchise agreement because the franchise rights are accounted for as rights to access the Group’s symbolic intellectual property. The franchise agreement term is generally three years.

The Group typically requires the franchise health care centers to pay the full contract amount upfront upon signing of franchise agreements, with certain exceptions to offer credit term for three to six months. The contracts have no financing component. While sometimes customized discounts and promotions are offered, the contract considerations are fixed when contracts are signed after consideration of discounts and promotions. The Group is not subject to refund after franchise contracts are signed and franchise fees are collected. No warranties are offered under the contracts.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

(ii)    Sales of health care merchandise

The Group’s health care merchandise consists of herbal products and health care instruments. The Group considers franchisees as its customers. Sales of health care merchandise are accounted for as a single performance obligation, and recognized at the point of time when the control of promised goods are transferred to the customers.

Before 2023, the Group typically required full payment before the goods are shipped. Starting from January 1, 2023, the Group started to offer credit term for one or three months to certain customers. The contracts have no financing component and the contract considerations are fixed. The Group offers right of return, replacement or repair within seven days upon receipt if the products received by the customers have defects or quality issues. No other warranties and related obligations are offered under the contracts. During the Group’s operation history, few return, replacement or repair has happened.

(iii)   Royalty fees

Royalty revenues are recognized based upon a percentage of membership fees collected by the franchised health care centers from the end customers. The Group identifies the royalty fees as a single performance obligation, and revenues are recognized over time throughout the membership period of the end customers.

Royalty revenues are generally collected every two weeks from the franchise health care centers for the Group’s portion of membership fees. The contracts have no financing component and the contract considerations are fixed. No refund and warranties are offered under the royalty fee arrangement.

Disaggregation of revenue

The following table presents the Group’s revenues disaggregated by revenue types.

	Years ended December 31,
	2022	2023
	RMB	RMB
Services:
Franchise fees	25,660,973	22,619,809
Royalty fees	4,893,899	9,164,470
Other	482,151	393,478
	31,037,023	32,177,757
Products:
Sale of health care merchandise	19,966,046	88,364,042
Total net revenues	51,003,069	120,541,799

Contract liabilities

The Group’s contract liabilities consist of prepayments from customers and deferred revenue, primarily relate to the advance consideration of merchandise, initial franchise fees and annual franchise fees, and royalty fee received from franchisees. The prepayments from customers and deferred revenue are recognized as revenue once the criteria for revenue recognition are met.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

The table below reflects the Group’s contract liabilities:

	As of December 31,
	2022	2023
	RMB	RMB
Prepayments from customers, current portion	39,937,251	53,638,974
Prepayments from customers, non-current portion	10,996,157	5,934,835
Deferred revenue, current portion	8,762,799	1,548,094
Deferred revenue, non-current portion	2,073,862	—

The Group recognized RMB35,178,973 and RMB29,139,103 in revenue for the year ended December 31, 2022 and 2023, respectively, which related to contract liabilities that existed at December 31, 2021 and 2022, respectively. The balances as of December 31, 2022 and December 31, 2023, are expected to be recognized as revenue within one to three years. There was no contract asset recorded as of December 31, 2022 and December 31, 2023.

Value added taxes

Pursuant to the PRC tax laws, after April 1, 2019, the value added tax (“VAT”) rate is 13% for sales of merchandise and 6% for service. VAT is paid after deducting input VAT on purchases.

Government grant

Government grants represent amounts granted by local government authorities as an incentive for companies to promote local economic development. Government grants received by the Group were in the form of value added taxes refund and for the purpose of giving immediate incentive with no future costs or obligations. Government grants are recognized in earnings in the Group’s consolidated statements of operations.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period.

Diluted net income (loss) per share reflect the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

Deferred income taxes are provided using assets and liabilities method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that these assets are more likely than not to be realized. In making such a determination, the management consider all positive and negative evidence, including future reversals of projected future taxable income and results of recent operation. Deferred tax assets are then reduced by a valuation allowance through a charge to income tax expense when, in the opinion of management, it is more likely than not that a portion of or all of the deferred tax assets will not be realized.

The Group accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of the benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained (defined as a likelihood of more than 50% of being sustained upon an audit, based

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

on the technical merits of the tax position), the tax position is then assessed to determine the amount of benefits to recognize in the consolidated financial statements. The amount of the benefits that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Group did not recognize any income tax due to uncertain tax position for the year ended December 31, 2022 and December 31, 2023.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Total rental payments applicable to such operating leases are recognized on a straight-line basis over the lease term. Certain of the operating lease agreements contain rent holidays and are considered in determining the straight-line rent expense to be recorded over the lease term.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the change in equity of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive income (loss) is reported in the consolidated statements of operations and comprehensive income. Accumulated other comprehensive income (loss), as presented on the accompanying consolidated balance sheets consists of accumulated foreign currency translation adjustments.

Segment

The Chief Executive Officer is identified as the chief operating decision maker (CODM). The Group has only one segment.

Concentration of risks

Concentration of credit risk

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, accounts receivable, amount due from related parties, other receivables and prepaid expenses and other current assets.

The Group places its cash and cash equivalents in various financial institutions in the PRC and Hong Kong Special Administrative Region. The Group believes that no significant credit risk exists as all of the Group’s cash and cash equivalents are held with financial institutions that Group’s management believes to be high credit quality.

Accounts receivable, other receivables and amount due from related parties are typically unsecured. The Group conducts credit evaluations of customers to whom credit terms are extended. The Group establishes an allowance for doubtful accounts based on historical experience, the age of the accounts receivable balances, credit quality of its customers, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect its ability to collect from customers. Prepaid expenses and other current assets consist of prepaid service fees and prepayment for inventories and others which can be applied for deduction of future payments for cost and expenses. The Group provided RMB61,400 and RMB2,124,535 for allowances for doubtful accounts for accounts receivable during the year ended December 31, 2022 and 2023, respectively, provided RMB1,199,267 for allowance for doubtful accounts for other receivable during the year ended December 31, 2022 and reversed RMB524,663 for allowances for doubtful accounts for other receivable during the year ended December 31, 2023, provided RMB689,784for allowance for doubtful accounts for prepaid expenses and other current expenses during the year ended December 31, 2022 and reversed RMB1,003,723 for allowances for doubtful accounts for prepaid expenses and other current expenses during the year ended December 31,2023.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of customers

The following customer accounted for 10% or more of account receivables as of December 31, 2022 and 2023, respectively.

	As of December 31,
	2022	2023
	RMB	RMB
Customer A	—	5,116,017

No customers accounted for 10% or more of revenue for the year ended December 31, 2022 and 2023.

Concentration of suppliers

The following suppliers accounted for 10% or more of purchases for the year ended December 31, 2022 and 2023, respectively.

	For the years ended December 31,
	2022	2023
	RMB	RMB
Supplier A	3,982,074	11,207,971
Supplier B	—	9,596,126
Supplier C	—	6,895,892

Foreign currency risk

Some of the Group’s cash and cash equivalents are denominated in US$ and HK$, fluctuations in exchange rates between US$ and RMB and between HK$ and RMB may result in foreign exchange gains or losses. The Group has cash and cash equivalents that are denominated in US$, totaling US$4,779 and US$2,492 as of December 31, 2022 and December 31, 2023, respectively. The Group has cash and cash equivalents that are denominated in HK$, totaling HK$461,340 and HK$343,340 as of December 31, 2022 and December 31, 2023, respectively.

Recent accounting pronouncements

Recently issued accounting pronouncements not yet adopted

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”, which provides optional expedients and exceptions for applying U.S. GAAP on contract modifications and hedge accounting to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform, if certain criteria are met. These optional expedients and exceptions provided in ASU No. 2020-04 are effective for the Company as of March 12, 2020 through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848 (“ASU 2022-06”), which deferred the application dates of Topic 848 to December 31, 2024. The Group currently does not have any financial instrument that reference to LIBOR and does not anticipate the adoption will have a material impact to the Group’s consolidated financial statements.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. This ASU will likely result in the group including the additional required disclosures when adopted. The Group is currently evaluating the provisions of this ASU and expect to adopt them for the year ending December 31, 2024.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Group has evaluated this ASU and expects to add additional disclosures to our consolidated financial statements, once adopted.

3.      INVENTORIES

Inventories consist of health care merchandise with balance of RMB5,002,196 and RMB10,929,826 as of December 31, 2022 and December 31, 2023, respectively. No write-down of inventories was recorded for the year ended December 31, 2022 and 2023.

4.      OTHER RECEIVABLE

	As of December 31,
	2022	2023
	RMB	RMB
Receivables from Zhejiang Qianxiang Technology Co., LTD.(3)	2,592,606	—
Receivables form Langhewan Catering Service Management Co., LTD.(3)	—	340,000
Receivables form Hongda World (Beijing) health Industry Co., LTD.(1)	—	395,000
Receivables from Beijing Qianxiang Health Technology Co., LTD(3)	646,001	—
Receivables from Zhejiang Jinkun Technology Co., LTD(3)	300,000	—
Receivables from Zhuoyouchengxiao (Hangzhou) Information Technology Service Co., LTD(1)	900,000	—
Receivables from Jishou Mapoling Ganxiang Health Information Consulting Service Co., LTD(1)	300,000	—
Receivables from third-party individuals(2)	1,098,850	158,400
Receivables form Huarongda (Shanghai) Health Technology Co., Ltd.(5)	—	25,000,000
Merge deposit(4)		2,357,017
Others	977,667	1,456,575
Less: allowance for doubtful accounts	(2,751,866)	(2,227,204)
Other receivable, net	4,063,258	27,749,788

____________

(1)      The balances represent receivables from companies that the Group co-operated with, for investment, rent, borrowing, and service fees etc.

(2)      The balances represent receivables from third-party individuals that the Group co-operated with.

(3)      The balances represent receivables from companies that the Group disposed in 2021 and 2022.

(4)      The balance represents the merge deposit made by the Company in preparation for the merger with the SPAC company.

(5)      Pursuant to an investment agreement dated on October 7, 2023, the Company’s subsidiary, Lelingkang (Beijing) Health Technology Ltd. (“Lelingkang”) agreed to invest RMB25,000,000 in Huarongda (Shanghai) Health Technology Ltd. (“Huarongda”). Under the agreement, Lelingkang will obtain 20% ownership in Huarongda after the investment process is completed. If by December 31, 2023, the founding shareholder of Huarongda failed to pay in full all of the paid in capital of Huarongda, or Huarongda cannot complete the business registration change procedures with relative government authorities, Lelingkang has the right to require Huarongda to return all of its investment, along with interest calculated based on 5% annualized rate for the period of investment. As of December 31, 2023, the founding shareholder of Huarongda has not paid the paid in capital of Huarongda, and the investment process has not been completed. In January and February 2024, Lelingkang and Huarongda signed two supplemental agreements, pursuant to which, the date to require the paid in capital of Huarongda to be paid and the business registration change procedures of Lelingkang’s investment in Huarongda to be completed was changed to June 30, 2024 (Note 20).

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

4.      OTHER RECEIVABLE (cont.)

The impairment was recorded to remediate the recoverability risk of the other receivable balance from Huarongda, based on the investment agreement, pledge agreement signed by the founding shareholder of Huarongda and valuation report of Huarongda. The Group has required Hurongda to return all investment amounts and loan, and decided not to make further investment in, or loans to, Huarongda. The founding shareholder of Huarongda has pledged his shareholding in Huarongda to the Group. The balance and accrued interests will remain in other receivables until they are all repaid. The financial statements of Huarongda will not be disclosed as the investment relationship has not been established.

The Group made additional interest-free loan to Huarongda in Feburary 2024 for no more than RMB25,000,000, which will be due in Feburay 2025.

The due dates for the other receivables outstanding as of December 31, 2023 and the amount of subsequent collections or impairments as of March 31, 2024 are as follows:

OTHER RECEIVABLE in RMB	As of December 31, 2023	Due Date	Subsequent collections till March 31, 2024	Impairment as of March 31, 2024	Net balance as of March 31, 2024
Receivables form Langhewan Catering Service Management Co., LTD.	340,000	N/A	—	223,725	116,275
Receivables form Hongda World (Beijing) health Industry Co., LTD.	395,000	N/A	—	206,909	188,091
Receivables from Beijing Qianxiang Health Technology Co., LTD	—	—	—	—	—
Receivables from Zhejiang Jinkun Technology Co., LTD	—	—	—	—	—
Receivables from Zhuoyouchengxiao (Hangzhou) Information Technology Service Co., LTD	—	—	—	—	—
Receivables from Jishou Mapoling Ganxiang Health Information Consulting Service Co. LTD	—	—	—	—	—
Receivables from third-party individuals	158,400	N/A	—	158,400	—
Loan to an employee				—	—
Receivables form Huarongda (Shanghai) Health Technology Co., Ltd.	25,000,000	—	—	1,250,000	23,750,000
Merge deposit	2,357,017	N/A	—	—	2,357,017
Others	1,456,575	N/A	101,475	891,675	564,900
Less: allowance for doubtful accounts	(2,227,204)	N/A	—	—	—
Other receivable, net	27,479,788		101,475	2,730,709	26,976,283

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

5.      PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Prepaid service fees	1,081,748	116,382
Prepayment for inventories and others	2,786,524	1,390,662
Value-added tax recoverable	2,895,386	—
Deferred offering cost	—	6,599,796
Others	—	104,313
Total	6,763,658	8,211,153
Less: allowance for doubtful accounts	(1,614,469)	(610,746)
Prepaid expenses and other current assets, net	5,149,189	7,600,407

6.      PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	As of December 31,
	2022	2023
	RMB	RMB
Electronics	1,342,958	1,367,968
Furniture, fixture and equipment	1,789,001	1,786,122
Leasehold improvement	2,902,739	2,902,739
Motor vehicles	1,251,795	1,251,795
Software application	122,072	239,619
Total	7,408,565	7,548,243
Less: Accumulated depreciation	(3,688,496)	(5,182,962)
Property, plant and equipment, net	3,720,069	2,365,281

Depreciation expenses were RMB1,631,651 and RMB1,496,289 for the years ended December 31, 2022 and 2023, respectively, of which RMB49,506 and nil were related to discontinued operation the year ended December 31, 2022 and 2023, respectively.

There was no impairment loss for the property, plant and equipment for the year ended December 31, 2022 and 2023, respectively.

7.      LOAN RECEIVABLES

	As of December 31,
	2022	2023
	RMB	RMB
Receivables from Shaanxi Lvjian Elderly Care Service Co., Ltd.(1)	28,673,931	4,637,000
Receivables from Tianhong Health (Beijing) Technology Co., Ltd.(1)	5,825,000	5,016,000
Receivable from a third-party individual	480,000	—
Total	34,978,931	9,653,000
Less: allowance for doubtful accounts	(3,837,893)	(4,565,300)
Loan receivable, net	31,141,038	5,087,700

____________

(1)      The balances as of December 31, 2022 and December 31, 2023 represented interest-free loans extended by the Group to the entities disposed in 2022. The maturity date of the loans was December 31, 2023 and then renewed to December 31, 2024 pursuant to supplemental agreements signed in December 2023. Under the supplemental agreements, 3% – 5% of annual interest will be charged to the loans starting from January 1, 2024. The Group estimated the collectability of these loan receivables and concluded that there is a possibility that it may not be fully recovered in the future, and provided allowances for doubtful accounts for these loan receivables for RMB4,565,300 for the year ended December 31, 2023.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

8.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The components of accrued expenses and other current liabilities are as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Salary and welfare payable	620,686	1,925,498
Accrued expenses	172,174	93,665
Customer deposit	2,902,300	2,539,434
Other tax payable	—	989,947
Others	135,866	696,626
Total	3,831,026	6,245,170

9.      LEASES

Operating leases of the Group mainly include leases of office space. The components of lease expenses were as follows:

	Years ended December 31,
	2022	2023
	RMB	RMB
Lease cost
Operating lease cost	799,027	1,057,190
Short term lease cost	—	207,243
Total lease cost	799,027	1,264,433

Operating lease cost was recognized as rental expenses in consolidated statements of operations on a straight-line basis over the lease term. For the years ended December 31, 2022, and 2023, there is no variable lease cost and sublease income recognized in the consolidated financial statements of the Group.

Supplemental cash flows information related to leases was as follows:

	Years ended December 31,
	2022	2023
	RMB	RMB
Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	(532,727)	(1,21,397)
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	—	—

Supplemental balance sheet information related to leases was as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Operating leases
Operating lease right-of-use assets, net	—	837,097
Total operating lease assets	—	837,097
Operating lease liabilities, current	—	635,813
Operating lease liabilities, non-current	—	—
Total operating lease liabilities	—	635,813

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

9.      LEASES (cont.)

	As of December 31,
	2022	2023
Weighted average remaining lease term- operating lease	—	0.65 years
Weighted average discount rate- operating lease	—	4.75%

The following is a maturity analysis of the annual undiscounted cash flows for the annual periods ended December 31, 2023:

Years ending December 31,
2024	644,545
2025	—
2026	—
2027	—
2028	—
2029 and thereafter	—
Less: imputed interest	(8,732)
Total operating lease liabilities	635,813
Less: current operating lease liabilities	635,813
Non-current operating lease liabilities	—

10.    FAIR VALUE MEASUREMENT

Measured or disclosed at fair value on a recurring basis

The Group’s financial assets and liabilities primarily include cash and cash equivalents, accounts receivable, loan receivables, amounts due from related parties, other receivables, amount due to related parties and other payables.

The carrying amounts of cash and cash equivalents, accounts receivables, loan receivables, amounts due from related parties, other receivables, amount due to related parties and other payables approximate their fair values.

Measured or disclosed at fair value on a non-recurring basis

The Group measures property, plant and equipment and operating lease right-of-use assets at fair value on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of these assets or asset group may not be recoverable. The fair value is determined using models with significant unobservable inputs (Level 3 inputs), primarily the management projection of discounted future cash flow and the discount rate. The Group recorded impairment loss on property, plant, and equipment and operating lease right-of-use assets of nil and nil during the years ended December 31, 2022 and 2023.

11.    INCOME TAXES

Cayman Islands

The Company is a tax-exempt entity incorporated in Cayman Islands.

Hong Kong

The Company’s subsidiaries located in Hong Kong and are subject to a profits tax rate of 8.25% on assessable profits on the first Hong Kong Dollars (“HK$”) 2 million and 16.5% for any assessable profits in excess of HK$2 million starting from the financial commencing on April 1, 2018.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

11.    INCOME TAXES (cont.)

China

The Company’s subsidiaries are subject to PRC Enterprise Income Tax (EIT), on the taxable income in accordance with the relevant PRC income tax laws, which have adopted a unified income tax rate of 25% since January 1, 2008.

The current and deferred components of the income tax expense appearing in the consolidated statements of operations are as follows:

	Years ended December 31,
	2022	2023
	RMB	RMB
Current tax expense	—	186,101
Deferred tax benefit	(2,970,702)	12,060,345
Total	(2,970,702)	12,246,446

The principal components of deferred tax assets and deferred tax liabilities are as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Deferred tax assets
Net operating loss carry-forwards	8,944,007	3,068,289
Operating lease liabilities	—	3,417
Advertisement expense	—	—
Unrealized internal gains and losses	—	—
Allowance for receivables	2,066,407	2,397,295
Franchise Fee Deferred revenue	7,425,188	3,088,661
Total deferred tax assets	18,435,602	8,557,662
Less: valuation allowance	(1,496,508)	(3,678,913)
Total deferred tax assets, net	16,939,094	4,878,749
Deferred tax liabilities	—	—
Total deferred tax liabilities	—	—
Deferred tax assets, net	16,939,094	4,878,749
Deferred tax liabilities, net	—	—

The roll forward of valuation allowances of deferred tax assets were as follows:

	As of December 31,
	2022	2023
	RMB	RMB
Balance as of beginning of year	816,885	1,496,508
Addition of valuation allowance	2,452,813	2,182,405
Disposal of subsidiaries	(1,773,190)	—
Balance as of end of year	1,496,508	3,678,913

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

11.    INCOME TAXES (cont.)

The reconciliation of the effective tax rate and the stay income tax rate applicable to PRC operations is as follows:

	Years ended December 31,
	2022	2023
	RMB	RMB
Income (loss) before income taxes	(14,499,249)	36,566,503
Income tax expense computed at an applicable tax rate of 25%	(3,624,812)	9,141,626
Permanent differences	659,773	526,465
Effect of income tax rate difference in other jurisdictions	29,090	395,950
Disposal of subsidiaries	(2,487,566)	—
Change in valuation allowance	2,452,813	2,182,405
Total	(2,970,702)	12,246,446

As of December 31, 2022 and 2023, the Group had net operating loss carry forwards of RMB17,442,995 and RMB8,783,867 respectively, which arose from the subsidiaries established in the PRC. The loss carry forwards will expire during the period from 2026 to 2027.

In addition, uncertainties exist with respect to how the current income tax law in the PRC applies to the Group’s overall operations, and more specifically, with regard to tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties, occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company should be deemed resident enterprises, the Company will be subject to the PRC income taxes, at a rate of 25%.

If any entity within the Group that is outside the PRC were to be a non-resident for PRC tax purposes, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to a withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with the PRC.

The Group did not identify significant unrecognized tax benefits for the years ended December 31, 2022 and 2023. The Group did not incur any interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from December 31, 2023.

12.    EMPLOYEE DEFINED CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund, unemployment insurance and other welfare benefits are provided to employees. Chinese labor regulations require that the Group’s PRC entities make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB982,150 and RMB1,374,382 for the years ended December 31, 2022 and 2023, respectively, of which RMB 180,283 and RMB nil were related to discontinued operation for the years ended December 31, 2022 and 2023, respectively.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

13.    NET INCOME (LOSS) PER SHARE

Basic and diluted net income (loss) per share for each of the periods presented were calculated as follows. Shares issuable for little consideration have been included in the number of outstanding shares used for basic and diluted loss per ordinary share.

	Years ended December 31,
	2022	2023
	RMB	RMB
Numerator:
Net (loss) income attributable to Huajin (China) Holdings Ltd. from continuing operations	(10,347,248)	25,198,369
Net loss attributable to Huajin (China) Holdings Ltd. from discontinuing operations	1,942,335	—
Net (loss) income attributable to ordinary shareholders of Huajin (China) Holdings Ltd.	(8,404,913)	25,198,369

Denominator:
Weighted average ordinary shares outstanding used in computing basic net income (loss) per ordinary share	49,551	50,000

Net (loss) income per share attributable to ordinary shareholders – basic and diluted	(169.62)	503.97
Net (loss) income per share from continuing operations – basic and diluted	(208.82)	503.97
Net loss per share from discontinuing operation – basic and diluted	39.20	—

14.    RELATED PARTY TRANSACTION

(1)     Major related parties that transacted with the Group and their respective relationship to the Group listed as below:

Name of related parties	Relationship with the Group
Li Xuehong	Founding shareholder
Destiny Creator Limited	An affiliate of the shareholder of the Group
Shaanxi Hongfei Enterprise Management Co., Ltd	An affiliate of the shareholder of the Group
Zuo Mingkun	Management
Liu Xiaoxu	Management
Wang Baoguo	Management
Li Kai	Immediate family member of the founding shareholder
Han Jiucheng	Management
An Hongxing	Management
Du Maijuan	Management
Luo Ning	Management
Gao Mimi	Management
Qu Xiugang	Management
Xu Tiecheng	Management
Wang Jifu	Management

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

14.    RELATED PARTY TRANSACTION (cont.)

(2)    The related party transactions are as follows:

Staff advance:

	For the years ended December 31,
	2022	2023
	RMB	RMB
Management	1,107,798	—
Total	1,107,798	—

Injection of capital in Shaanxi Qianxiang Health Technology Ltd:

	For the years ended December 31,
	2022	2023
	RMB	RMB
Li Xuehong	—	1,950,000
Shaanxi Hongfei Enterprise Management Co., Ltd	—	2,000,000
Total	—	3,950,000

(3)    The amounts due from/due to related parties are as follow:

	As of December 31,
	2022	2023
	RMB	RMB
Li Kai	—	169,500
Destiny Creator Limited(1)	293,131	—
Management	1,205,087	—
Amounts due from related parties:	1,498,218	169,500
	As of December 31,
	2022	2023
	RMB	RMB
Li Xuehong	1,124,531	8,023,155
Shaanxi Hongfei Enterprise Management Co., Ltd(2)	—	2,292,056
Management	—	148,820
Amounts due to related party:	1,124,531	10,464,031

____________

(1)      The balance represents consideration receivables from one of the shareholders of the Company to subscribe for the Company’s ordinary shares. The balance was paid in May 2023.

(2)      In April 2023, Shaanxi Hongfei Enterprise Management Co., Ltd, a company controlled by the founding shareholder of the Company, transferred 76% of Shaanxi Qianxiang Health Technology Ltd. to Xiaolekang (Beijing) Health Technology Ltd. with consideration of RMB2,292,056. The balance has not been settled as of December 31, 2023.

15.    SEGMENT INFORMATION

The Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer of the Company, who reviews financial information when making decisions about allocating resources and assessing performance of the Group. An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur costs, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s CODM. All of the Group’s operating facilities and long-lived assets are in China. The Group has determined that it has only one operating segment as defined by ASC 280.

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

16.    RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC entities only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Group’s entities.

Prior to payment of dividends, pursuant to the PRC laws and regulations, enterprises incorporated in the PRC must make appropriations from after-tax profit to non-distributable reserve funds as determined by the Board of Directors of each company. These reserves include (i) general reserve, and (ii) other reserves at the discretion of the Board of Director.

Subject to certain cumulative limits, the general reserve requires annual appropriations of 10% of after-tax profits as determined under PRC laws and regulations at each year-end until the balance reaches 50% of the PRC entity registered capital; the other reserve appropriations are at the Group’s discretion. These reserves can only be used for specific purposes of enterprise expansion and are not distributable as cash dividends. The Company’s subsidiaries contributed RMB2,445,699 and RMB3,395,060 the general reserve during the years ended December 31, 2022 and 2023, respectively.

Because the Group’s PRC entities can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s PRC entities are restricted from transferring their net assets to the Company. The restricted amounts include the paid-in capital and stay reserves of the Group’s PRC entities. The Group’s restricted net assets was RMB15,367,075 as of December 31, 2023.

17.    DISPOSAL OF SUBSIDIARIES

In 2022, as part of the Group’s reorganization plan, the Group disposed the following subsidiaries.

Entity	Date of Disposal	Consideration
RMB
Shaanxi Qianxiang Hongfei Biology Technology Ltd.	April 18, 2022	—
Tianhong Kangjian (Beijing) Health Technology Ltd.	May 16, 2022	—
Jiu Shan (Zhejiang) Health Technology Ltd.	May 6, 2022	—
Junchuang Guokang (Beijing) Technology Ltd.	May 6, 2022	170,000
Tangshan Kangxiong Technology Ltd.	May 12, 2022	—
Hunan Lelingkang Health Technology Ltd.	May 16, 2022	—

18.    DISCONTINUED OPERATION

On October 31, 2022, the Group disposed its 100% owned subsidiary, Shaanxi Lvjian Elderly Care Service Ltd (“Shaanxi Lvjian”), to two third party individuals with consideration of nil. The reason for the disposal was to focus on smart community health care services.

On October 31, 2022, the Group calculated a gain regarding the deconsolidation of Shaanxi Lvjian as follows:

As of October 31, 2022,
RMB
Consideration received	—
Less: Net assets of Shaanxi Lvjian	(6,963,001)
Gain on deconsolidation of Shaanxi Lvjian	6,963,001

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

18.    DISCONTINUED OPERATION (cont.)

The condensed cash flows of Shaanxi Lvjian were as follows for the period from January 1, 2022 through October 31 2022, the date immediately preceding the disposal:

For the period from January 1 to October 31, 2022
RMB
Net cash used in operating activities	(16,650,135)
Net cash used in investing activities	(159,942)
Net cash used in financing activities	—

Shaanxi Lvjian’s results of operations for period from January 1, 2022 through October 31 2022, the date immediately preceding the disposal are shown in the table below, and are included in the consolidated results of operations of the Group as net loss from the discontinued operations, net of income taxes for the respective period, after intercompany eliminations, as applicable.

For the period from January 1 to October 31, 2022
RMB
Net revenues	905,930
Cost of revenues	810,349
Selling expense	—
General and administrative expenses	5,184,230
Other expense	67,983
Loss from the operations of the discontinued operations, before income tax	(5,020,666)
Income tax benefit (expenses)	—
Loss from the operations of the discontinued operations, net of tax	(5,020,666)
Gain on deconsolidation of the subsidiary net of tax	6,963,001
(Loss) income from the discontinued operations, net of tax	1,942,335

Continuing involvement with Shaanxi Lvjian after the disposal

Shaanxi Lvjian provides travel and residence services for elderly people in China. The Group sells health care products to Shaanxi Lvjian after it was disposed in October 2022. The co-operation is expected to continue till December 31, 2024.

Related cash flows and revenues in relation to Shaanxi Lvjian after the disposal date were as follows for the years ended December 31, 2022 and 2023.

Continuing involvement	From October 31, 2022 to December 31, 2022	For the year ended December 31, 2023
	RMB	RMB
Amounts of cash inflows from Shaanxi Lvjian	2,150,000	33,314,042
Amounts of cash outflows to Shaanxi Lvjian	1,022,000	6,165,000
Revenues generated from Shaanxi Lvjian in continuing operations	10,516	6,765,657

Huajin (China) Holdings Limited
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023

19.    STOCKHOLDERS’ EQUITY

The total number of authorized shares of the Company’s ordinary shares was 50,000 shares at December 31, 2023 and December 31, 2022. The par value of the ordinary share is US$1 per share.

As of December 31, 2023, and December 31 2022, there were 50,000 ordinary shares issued and outstanding.

There were no preference shares approved, issued and outstanding as of December 31, 2023.

In April 2023, the original shareholders of Shaanxi Qianxiang Health Technology Ltd., which is a third-party investor, Mr. Li Xuehong, Shaanxi Hongfei Enterprise Management Ltd., a company controlled by Mr. Li, Xuehong, transferred 5%, 19% and 76% of Shaanxi Qianxiang Health Technology Ltd. to Beijing Xiaolekang Enterprise Management Ltd., a wholly owned subsidiary of the Company with total consideration of RMB10,910,600. The main purpose of this transaction (“2023 Reorganization”) was to include the major operating company, Shaanxi Qianxiang Health Technology Ltd., as a subsidiary of the Cayman holding company in preparation for an overseas initial public offering. The Group has accounted for the 2023 Reorganization as transaction between entities with common ownership, which is akin to a reorganization of entities under common control.

20.    SUBSEQUENT EVENT

The Group has evaluated subsequent events through October [    ], 2024.

On January 15, 2024 and February 4, 2024, Lelingkang signed two supplemental investment agreements with Huarongda. Under the agreements, Lelingkang invested additional RMB11,500,000 in Hurongda to obtain additional 6.7% ownership in Huarongda after the investment process is completed. It is stated in the agreements that if by June 30, 2024, the founding shareholder of Huarongda fails to pay in full all of the paid in capital of Huarongda, or Huarongda cannot complete the business registration change procedures with relative government authorities, Lelingkang has the right to require Huarongda to return all of its investment amount, along with interest calculated based on 5% annualized rate for the period of investment.

In Feburary 2024, Leilingkang signed an interest-free loan agreement of RMB25,000,000 to Huarongda to support its business expansion. This loan will be due in Feburay 2025.

In February 2024, as the result of an examination from PRC local tax authority, the Group’s income taxes for 2019, 2020 and 2021 was overpaid for RMB111,564. At the same time, additional value added tax, city maintenance and construction tax and education fee for 2019 and 2020 and related surcharge totaling RMB2,076,293 was charged to and paid by the Group in February 2024.

In March 2024, Shannxi Qianxiang Health Technology Co. Ltd. made an interest-free loan of RMB5,000,000 to Huarongda to support its business expansion. The loan will be due on September 30, 2024.

On July 10, 2024, Lelinkang signed the investment termination agreement with the founding shareholder of Huarongda. According to the agreement, the Lelingkang’s investment in Huaronda is terminated. Huarongda agrees to repay all the investment amount, loan and accrued interest to the Group at the time set forth in the agreement. The founding shareholder of Lelingkang agrees to pledge all of his shareholding in Huarongda to Lelingkang to guarantee the repayment of the investment amount, loan and related interest.

Annex A

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HUAJIN (CHINA) HOLDNGS LIMITED (THE “COMPANY”),

XUEHONG LI, AS REPRESENTATIVE OF THE SHAREHOLDERS OF THE COMPANY
(“SHAREHOLDERS’ REPRESENTATIVE”),

OAK WOODS ACQUISITION CORPORATION. (“PURCHASER”) AND

OAK WOODS MERGER SUB INC. (“MERGER SUB”)

DATED AS OF August 11, 2023

MERGER AGREEMENT
AND
PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of August 11, 2023 (the “Execution Date”) by and among Huajin (China) Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Company” or “Huajin”), Xuehong Li, as representative of the shareholders of the Company (the “Shareholders’ Representative”), Oak Woods Acquisition Corporation, an exempted company incorporated in the Cayman Islands (the “Purchaser” or “Oak Woods”) and Oak Woods Merger Sub Inc., an exempted company incorporated in the Cayman Islands (the “Merger Sub”).

WITNESSETH

A. The Company and its existing and future intended Subsidiaries (as defined in this Agreement) (collectively, together with the Company, the “Company Group”) are in the business of providing healthcare and home care services, with a focus on the healthcare services, senior-care services and healthcare products sales to the world-wide elderly population (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

B. The Purchaser is a blank check company whose securities are publicly traded on the NASDAQ Stock Market and was formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities and Merger Sub is a wholly-owned subsidiary of the Purchaser;

C. The Company Shareholders listed on the final Schedule 1.17 hereto and own or will own immediately prior to the Closing, 100% of the issued and outstanding Company Securities;

D. For United States’ federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the parties to this Agreement hereby adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368.2(g) of the United States Treasury regulations;

E. The Company shall merge with Merger Sub (the “Merger”) pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), after which the Company will be the surviving company (the “Surviving Corporation”) and the Company shall then be a wholly-owned direct subsidiary of Oak Woods.

F. Contemporaneously with the execution and delivery of the Closing Deliverables the parties intend to negotiate and execute a separate backstop and subscription agreement (the “Backstop and Subscription Agreement”), which upon completion would become fully integrated with this Agreement at Closing.

Annex A-1

NOW THEREFORE, upon the terms, conditions, covenants and promises made herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2 “Additional Agreements” mean the (i) Registration Rights Agreement substantially in the form attached hereto as Exhibit A; (ii) Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit B (“Indemnification Escrow Agreement”) by and among the Purchaser, the Shareholders Representative on behalf of the Company Shareholders and the Escrow Agent, (iii) Lock-Up Agreement substantially in the form attached hereto as Exhibit C attached hereto (“Lock-Up Agreement”), (iv) Employment Agreements by and among each of the persons named in Schedule 7.3, the Company and the Purchaser (the “Employment Agreements”) in the form as mutually agreed by the Company, the Purchaser and each such named person, (v) the Non-Compete and Non-Solicitation Agreement (the “Non-Compete Agreements”) substantially in the form of Exhibit D, (vi) the engagement letter entered into by the Shareholders’ Representative, the Company, and the Company Shareholders, and (vii) the Backstop and Subscription Agreement

1.3 “Adjusted Equity Valuation” means the amount equal to the difference by deducting the Closing Net Debt from $250,000,000.

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5 “Aggregate Investment Amount” means the aggregate amount of immediately available funds contained in the Trust Account (net of any Purchaser Redemption Amount) immediately prior to the Closing (but prior to the payment of any expenses of Purchaser).

1.6 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

1.7 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.8 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.9 “Closing” has the meaning set forth in Section 2.6.

1.10 “Closing Consideration Conversion Ratio” shall mean a number of Purchaser Ordinary Shares equal to the quotient obtained by dividing (a) the Purchaser Merger Shares; by (b) the number of Company Securities, on a fully-diluted, fully-exchanged and converted basis, in each case, as listed on Schedule 1.17.

1.11 “Closing Net Debt” means the aggregate amount of the Indebtedness of each of the members of the Company Group as of the Closing Date.

1.12 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Company Capital Stock” has the meaning set forth in Section 4.5.

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1.15 “Charter Documents” means the certificate of incorporation, memorandum of association and articles of association (or equivalent constitutional or organizational documents in the relevant jurisdiction) of any company.

1.16 [Reserved].

1.17 “Company Securities” means the Company Shares, all as described on Schedule 1.17 annexed hereto; [excluding any Company Securities which may be held at Closing by, or issuable to, the PIPE Investors].

1.18 “Company Shares” means the Company’s ordinary shares, par value $1.00 each.

1.19 “Company Shareholder” means each Person who legally or beneficially holds Company Securities or has the right to acquire Company Securities immediately prior to the Effective Time and the list of the existing Company Shareholders as of the date of this Agreement appears as Schedule 1.17 annexed hereto.

1.20 “Companies Act”: has the meaning set forth in the Recitals.

1.21 “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound.

1.22 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23 “Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Company Intellectual Property Rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Company Intellectual Property Rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Company Intellectual Property Rights; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including without limitation Patents) regarding such Software or other Company Intellectual Property Rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means.

1.24 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.25 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

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1.26 [Reserved]

1.27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.28 “Escrow Agent” means Continental Stock Transfer & Trust Company which shall serve as escrow agent with respect to Indemnification Escrow Agreement.

1.29 “Escrow Participant” means Xuehong Li.

1.30 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.31 “Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

1.32 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.33 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.34 [Reserved].

1.35 “Indemnification Escrow Agreement” means an agreement in substantially the form attached hereto as Exhibit B, between the Escrow Participant, the Escrow Agent and the Purchaser with respect to the Indemnification Escrow Shares to reflect the terms set forth in Section 10.3.

1.36 “Indemnification Escrow Shares” means an aggregate of 5% of the Purchaser Merger Shares issuable to the Escrow Participant at Closing and held by the Escrow Agent pursuant to the Indemnification Escrow Agreement which shall serve to satisfy the indemnification obligations of the Escrow Participant to the Purchaser pursuant to Article X. For purposes of clarity, the Indemnification Escrow Shares excludes any Company Securities which may be held at Closing by, or issuable to, the PIPE Investors.

1.37 “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated March 28, 2023 as filed under the Securities Act.

1.38 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money under credit and debt facilities, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person, (g) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (h) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any loans that are not carried as tangible liabilities on the Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Financial Statements).

1.39 “Intellectual Property Rights” means any and all intellectual property or industrial property rights existing, created, arising, or protected under applicable Law anywhere in the world, including all rights, title, and interest in and to any and all: (a) trademarks, service marks, certification marks, brand names, slogans, logos, symbols, trade dress, trade names, corporate and business names, social media identifiers and related accounts, and

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other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, patentable inventions, invention disclosures and other patent rights, including provisionals, extensions, divisionals, continuations, continuations-in-part, re-issues, re-examinations, interferences, and counterparts thereof (collectively, “Patents”); (c) confidential information, trade secrets, inventions, know-how, processes, procedures, ideas, research and development, formulas, compositions, algorithms, source code, object code, technology, data and databases, manufacturing and production processes and techniques, specifications, prototypes, models, designs, drawings, customer lists and supplier lists, pricing and cost information, and business and marketing plans and proposals; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights, design and database rights, and registrations and applications for any of the foregoing and all renewals, extensions, restorations and reversions thereof, and all moral rights associated with any of the foregoing (collectively, “Copyrights”); (e) mask works and all applications, registrations, and renewals in connection therewith; (f) Internet domain names and URLs; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including: any and all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and any and all claims and causes of action with respect to any of the foregoing and all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, or other violation of the foregoing; (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.40 “Inventory” is defined in the UCC.

1.41 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.42 “Leases” means the leases set forth on Schedule 1.42 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.43 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.44 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided, that the exception in this subclause (vii) shall not apply to any representation or warranty contained in Sections 4.3, 4.4 or 4.10 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 12.2(b)); or (viii) any natural or man-made disaster or acts of God; except, in the case of subclauses (i), (ii), (iv), (vi) and (viii), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

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1.45 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.46 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 4.14(c).

1.47 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.48 “Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser-or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

1.49 “PIPE Investors” means those certain third-party investors that may enter into subscription agreements with the Purchaser on terms acceptable to the Company and Purchaser (the “Subscription Agreements”) pursuant to which such third-party investors will commit to make the PIPE Investment.

1.50 [Reserved].

1.51 “PIPE Investment” means the private investment in Purchaser as a public company by the PIPE Investors to purchase share capital of Purchaser on terms mutually agreeable to the Company and Purchaser.

1.52 [Reserved].

1.53 “Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and liabilities were acquired in an uninterrupted chain of succession by the Company.

1.54 [Reserved]

1.55 [Reserved]

1.56 “[Reserved].

1.57 “Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

1.58 “Purchaser Ordinary Shares” means the means the class A ordinary shares of the Purchaser, par value $0.0001 each (also referred to as the “Purchaser Class A Ordinary Shares”).

1.59 “Purchaser Merger Shares” means, subject to any adjustments pursuant to Section 3.1 hereof, an aggregate number of Purchaser Class A Ordinary Shares, issuable to the pre-Closing holders of Company Securities, representing without any duplication (i) shares issuable upon exchange of Company Securities, and (ii) the Indemnification Escrow Shares, which shall be the Adjusted Equity Valuation of the Company divided by $10.00.

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1.60 “Purchaser Private Rights” means the 343,125 rights issued in private placements at the time of consummation of the Purchaser’s IPO, entitling the holder thereof to purchase 1/6th of a share of Purchaser Class A Ordinary Shares for each one right.

1.61 “Purchaser Private Unit” means a unit of the Purchaser issued in private placements at the time of consummation of the Purchaser’s IPO, comprised of (a) one share of Purchaser Class A Ordinary Shares and (b) one warrant to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share and (c) one right to purchase 1/6th of a share of Purchaser Class A Ordinary Shares.

1.62 “Purchaser Private Warrants” means the 343,125 warrants issued in private placements at the time of consummation of the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share.

1.63 “Purchaser Public Rights” means the 5,750,000 rights that were included in as part of each Purchaser Public Unit in the aggregate, issued in the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share.

1.64 “Purchaser Public Unit” means a unit of the Purchaser issued in the Purchaser’s IPO comprised of (a) one share of Purchaser Class A Ordinary Shares and (b) one warrant to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share and (c) one right to purchase 1/6th of a share of Purchaser Class A Ordinary Shares.

1.65 “Purchaser Public Warrants” means the 5,750,000 warrants that were included in as part of each Purchaser Public Unit in the aggregate, issued in the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share.

1.66 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.67 “Reference Time” means the close of business of the Company on the business day immediately prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of such time).

1.68 “Registration Rights Agreement” means the agreement, in substantially the form attached hereto as Exhibit A, governing the resale pursuant to a registration statement to be filed under the Securities Act of all Purchaser Class A Ordinary Shares issuable to the Company’s Shareholders pursuant to this Agreement.

1.69 “Release” means any releasing, spilling, emitting, leaking, pumping, pouring, injection, escaping, depositing, disposing, emptying, discharging, dispersing, dumping, leaching or migration of any Hazardous Materials into, onto, in, on or through the indoor or outdoor environment, including relating to any landfill, basin, subsurface or aboveground pipeline or other structure, wetland, quarry or natural resource (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through indoor or outdoor air, soil, subsurface strata, sediment, surface water or groundwater.

1.70 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.71 “SEC” means the United States’ Securities and Exchange Commission.

1.72 “Securities Act” means the Securities Act of 1933, as amended.

1.73 “Shareholder” means each Person who holds shares of Company Capital Stock immediately prior to the Effective Time.

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1.74 “Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

1.75 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are, as of the date of this Agreement and required to be under the conditions to Closing as set forth under Article IX hereof, as of the Closing, Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted. With respect to the Company, its direct and indirect subsidiaries as of the date of this Agreement and Closing are listed on Schedule 1.75, which Schedule includes a statement setting forth the amount of such direct and indirect equity ownership by the Company.

1.76 “Schedule” means each schedule referred to herein in its final completed form, as appended hereto and merged with this Agreement, at Closing.

1.77 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

1.78 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.79 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible or the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.80 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.81 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.82 [Reserved].

1.83 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

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ARTICLE II
MERGER

2.1 Merger. At the Effective Time, in accordance with the applicable provisions of the Companies Act, the Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation. The Company Securities held by or beneficially owned by, the Company Shareholders shall thereafter represent an aggregate number of Purchaser Merger Shares, subject to any adjustment pursuant to Section 3.1 hereof. The Purchaser Merger Shares issuable at closing shall be issued pro rata to the Company Shareholders based upon their holdings as set forth on Schedule 1.17. As a result of the Merger, the Company shall (a) become a wholly-owned subsidiary of Purchaser, and continue to be governed by the Companies Act and (b) the Subsidiaries of the Company shall thereafter be indirect subsidiaries of Purchaser.

2.2 Merger Effective Date. The parties hereto shall, in coordination with each other, inform the Registrar of Companies in the Cayman Islands under the Companies Act that all conditions to the Merger of the Merger Sub with and into the Company under the Companies Act and this Agreement (other than those set out in this clause 2.2) have been satisfied and completed and file all documentation required to be submitted to the Registrar of Companies in the Cayman Islands under this Agreement and the Companies Act (including without limitation the duly completed and executed Plan of Merger in substantially the form set out in Exhibit E (the “Plan of Merger”) and setting forth the proposed date for the effectiveness of the Merger and request that the Registrar of Companies issue a certificate of merger evidencing the Merger in accordance with the Companies Act (the “Certificate of Merger”). The Merger shall become effective upon the date set forth in the Certificate of Merger in accordance with the Companies Act (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, the parties intend that the Merger shall be declared effective and that the issuance by the Registrar of Companies in the Cayman Islands of a Certificate of Merger shall both occur on, or as soon as practically possible before, the Closing Date (as defined below).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, the Certificate of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. The Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub will cease, and the Company will thereafter be a wholly owned subsidiary of the Purchaser, all as provided under the Companies Act and the provisions of the Plan of Merger and this Agreement. For the avoidance of doubt, (i) the Purchaser Class A Ordinary Shares, Purchaser Public Warrants, Purchaser Public Rights, Purchaser Private Warrants and Purchaser Private Rights shall survive the Merger and remain in effect without any change to their existing terms and (ii) all issued and outstanding Company Securities shall be terminated and converted and represent the right to receive Purchaser Merger Shares pursuant to Section 3.1(c), (d) or (e) below, and (iii) each Class B ordinary share held by shareholders of Purchaser shall be reclassified and redesignated into one (1) issued and outstanding Purchaser Class A Ordinary Share. All of the Purchaser Class A Ordinary Shares issued and outstanding at the completion of the merger shall be renamed and redesignated as the ordinary shares of the Purchaser.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a)(2)(E) of the United States Treasury Regulations. The parties to this Agreement hereby agree to (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (ii) all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the Shareholders of the Company (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

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2.5 Memorandum and Articles of Association of Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Company as in effect immediately prior to the Effective Time, shall cease to have effect and the memorandum and articles of association of the Surviving Corporation in the form attached to the Plan of Merger shall be the Charter Documents of the Surviving Corporation.

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Merger (the “Closing”) shall take place at the offices of Raiti PLLC, 1345 Avenue of the Americas, New York, New York, at 10:00 a.m. local time, on the third (3rd) Business Day after the satisfaction or waiver (which must be in a signed writing) to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as the Purchaser and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Board of Directors of Purchaser. Immediately after the Closing, the Purchaser’s board of directors will consist of five (5) directors. Prior to filing of the Proxy Statement with the SEC, the Purchaser shall have the right to appoint three (3) directors and the Shareholders of the Company shall immediately prior to Closing have the right to appoint up to two (2) directors, effective at Closing. Notwithstanding anything to the contrary, the Company and Purchaser acknowledge and agree that the Board of Directors of Purchaser (and each committee of the Board of Directors when required) shall include (i) a majority of “independent directors” as determined in accordance with the rules of the Nasdaq Stock Market Inc. (“Nasdaq”) and (ii) at least one financial expert as determined in accordance with the rules of Nasdaq and the SEC.

2.8 PIPE Investment. The Purchaser may enter into and consummate subscription agreements with investors relating to a private equity investment in the Purchaser to purchase share capital of the Purchaser in connection with the PIPE Investment, and, if the Purchaser elects to seek the PIPE Investment, the Purchaser and the Company shall use commercially reasonable efforts to cause the PIPE Investment to occur at the Closing in accordance with the terms of the applicable Subscription Agreements.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock and Company Securities. At the Effective Time, the register of shareholders of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Securities on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Securities of any kind or nature outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Securities or Company Capital Stock, except as otherwise provided for herein or by Law.

2.10 Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

ARTICLE III
EXCHANGE CONSIDERATION; MONETARY DEPOSIT

3.1 Exchange Consideration.

(a) (i) Subject to and upon the terms and conditions contained in this Agreement, the Purchaser shall issue the Purchaser Merger Shares to the holders of Company Capital Stock as of the Effective Time, in full payment for the Company Capital Stock (subject to the provisions for the Indemnification Escrow Shares pursuant to Section 3.1(j) below) of which all of Purchaser Merger Shares shall be issued in exchange for the cancellation under the Merger of all Company Securities pro rata to the Company’s Shareholders based upon Schedule 1.17 (as may be updated and mutually agreed prior to the Closing Date), provided that all Company Shares shall be exchanged for Purchaser Class A Ordinary Shares upon Closing.

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(ii) Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Chief Executive Officer and the Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Company Group as of the Reference Time, prepared in good faith and in accordance with the GAAP, and (b) a good faith calculation of the Company’s estimate of the Closing Net Debt as of the Reference Time and along with reasonably detailed calculations, which Estimated Closing Statement shall be subject to the review and approval by Purchaser. Promptly after delivering the Estimated Closing Statement to Purchaser, the Chief Executive Officer and Chief Financial Officer of the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Closing Statement and make applicable adjustments to the Estimated Closing Statement, subject to review and approval by Purchaser and the Company prior to the Closing. The adjusted Closing Statement (“Final Closing Statement”) shall thereafter be deemed the final Closing Statement for all purposes of this Agreement. The Final Closing Statement and the determinations contained therein shall be prepared in accordance with the U.S. GAAP and otherwise in accordance with this Agreement. The Final Closing Statement will also include (i) with respect to any Closing Net Debt, the amount owed to each creditor of any of the members of the Company Group and, the payoff amount to be satisfied at the Closing, payment instructions, together with payoff and lien release letters from each Company Group creditors in form and substance reasonably acceptable to Purchaser, and (ii) expenses related to the Merger and other transaction contemplated by this Agreement, the amount owed to each payee thereof and payment instructions

(b) [Reserved].

(c) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Company Shareholders, each share of Company Capital Shares and any rights to acquire Company Capital Shares issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, a number of Purchaser Merger Shares equal to the Closing Consideration Conversion Ratio as set forth on Schedule 3.1(c), in each case, subject to Section 10.3 below.

(d) [Reserved].

(i) [Reserved]

(ii) [Reserved]

(iii) [Reserved]

€ [Reserved].

(f) [Reserved].

(g) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the shareholders of Merger Sub, be converted into and become shares of the Surviving Corporation and Purchaser shall be the sole shareholder of the Surviving Corporation.

(h) Treatment of Company Securities Owned by the Company. At the Effective Time, all Company Securities that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(i) No Liability. Notwithstanding anything to the contrary in this Section 3.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Indemnification Escrow Shares. Notwithstanding anything to the contrary in the other provisions of this Section 3.1, Purchaser shall withhold from the Purchaser Merger Shares otherwise issuable to the Escrow Participant pursuant to this Section 3.1 such number of Purchaser Class A Ordinary Shares as determined in accordance with Section 1.36.

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(k) Ownership of Company Securities. No later than ten (10) days prior to the Closing Date, the Company shall deliver to Purchaser a final Schedule 1.17, which shall set forth, as of the immediately prior to the Effective Time, the following information: (i) the name of each Company Shareholder, (ii) the number and kind of each Company Security held by each Company Shareholder, including, if applicable, the number of Company Shares issuable upon exercise or conversion of such Company Security and the exercise price per share for such Company Security, (iii) the vesting arrangements with respect to each Company Security held by such Company Shareholder (including the vesting schedule, vesting commencement date, date fully vested and the extent to which such Company Security is vested as of the Closing), (iv) the total number of Purchaser Ordinary Shares issuable pursuant to Section 3.1(a) in respect of each Company Security held by such Company Shareholder; (v) the total number of Purchaser Ordinary Shares issuable upon exercise or conversion of each Company Security held by such Company Shareholder following the assumption by Purchaser of such Company Security pursuant to Section 3.1(d) and the respective exercise price per share applicable to such Company Security following such assumption; and (vi) the number of Indemnification Escrow Shares deposited into the Escrow Account on behalf of such Company Shareholder pursuant to Section 3.1(j) and Section 10.3.

3.2 Surrender of Company Securities; Issuance of Closing Purchaser Merger Shares.

(a) Surrender of Certificates. All Purchaser Merger Shares issued upon the cancellation of Company Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(b) Lost or Destroyed Certificates. In the event any certificates representing Company Securities shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.2 and Section 10.3.

(c) No certificates or scrip representing fractions of Purchaser Merger Share will be issued pursuant to the Merger, including with respect to any release of the Escrow Shares pursuant to Section 3.1(j) and the Indemnification Escrow Agreement and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. All fractions of Purchaser Merger Shares will be rounded down to the nearest whole share of Purchaser Class A Ordinary Shares.

(d) Legend. Each certificate representing Purchaser Merger Shares issued pursuant to this Agreement shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Purchaser Class A Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

THE SHARES PRESENTED BY THIS CERTI”ICATE ARE RESTRICTED AND MAY ONLY BE TRANSFERRED TO QUALIFIED PARTIES APPROVED BY THE COMPANY AND CONTINUE TO BE RESTRICTED POST SUCH APPROVED TRANSFERS. THESE SHARES ARE NOT ELIGIBLE FOR REGISTRATION UNTIL TWELVE (12) MONTHS AFTER THE EFFECTIVE DATE OF THE INIITIAL ISSUANCE DATE ON THIS CERTIFICATE.

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3.3 Company Deposit. Within five (15) Business Days from the execution of this Agreement, the Company shall deposit, or cause to be deposited, with Purchaser in its operating bank account or with its legal counsel (Purchaser has provided account instructions) by wire transfer of immediately available funds the sum of $330,000 (the “Company Deposit”). In the event of termination of this Agreement, Purchaser shall have the right, without further action, to retain the full amount of the Company Deposit. In the event that Purchaser is entitled to terminate this Agreement and receive the Break-Up Fee as provided in Section 12.5 below, the amount of the Break-Up Fee payment shall be reduced by the Company Deposit paid hereunder.

3.4 Withholding Rights and Tax Rulings. The Company, Purchaser or any Person acting on their behalf (each, a “Payor”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirements (including, for the avoidance of doubt, the regulation of withholding from assets and services). To the extent such amounts are so deducted and withheld and remitted to the applicable Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid (each, a “Payee”), and the Payor shall promptly provide the applicable Payee with a document evidencing the amount so withheld and remitted to the Tax authority with respect to the payment made to such Payee.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY GROUP AND THE SHAREHOLDERS’ REPRESENTATIVE

Except as set forth in the disclosure schedules delivered by the Company Group to the Purchaser prior to the execution of this Agreement which disclosure schedules shall be in form and substance reasonably acceptable to Purchaser (the “Disclosure Schedule”), each of (i) the Company Group and (ii) the Shareholders’ Representative on behalf of the Company Shareholders hereby represents and warrants to Purchaser and Merger Sub that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and each of the Company Shareholders: (i) which are a company incorporated in the British Virgin Islands are duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and (ii) which is a trust, is a valid and existing trust established under the laws of the British Virgin Islands or the laws of Hong Kong, as the case may be. Each of the Company and each Company Shareholder (ii) have all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business (in the case of the Company) and their business (in the case of each Company Shareholder) as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Material Adverse Effect. The Company and Company Shareholders have the corporate power and authority to own or lease all of its and their properties and assets and to carry on its Business (or their business in the case of each of the Company Shareholders) as it is now being conducted, and that each of the Company and the Company Shareholders are duly licensed or qualified to do business in each jurisdiction in which such properties are owned or leased by them or the operation of its Business (or their business in the case of each of the Company Shareholders) as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company and its Subsidiaries have offices located only at the addresses set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the Company and the Shareholders’ Representative of this Agreement and the Additional Agreements and the consummation by the Company and the Company’s Shareholders of the transactions contemplated hereby and thereby are within the corporate or other powers of the Company and the Company Shareholders (including pursuant to any trust deed establishing such Company Shareholder) and have been duly authorized by all necessary corporate or other action on the part of the Company, the Company’s Shareholders, the trustee of any trust and any investment power holder, settlor or protector of such trust. This Agreement constitutes, and, upon their execution and delivery, each of the Additional

Annex A-13

Agreements will constitute, a valid and legally binding agreement of the Company and the Company Shareholders enforceable against the Company and each of the Company Shareholders in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The (1) Board of Directors of the Company and that of each of the Company’s Shareholders, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of each such Board of Directors, and (2) where necessary, the trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust, has (i) approved this Agreement and the other Transactions and determined that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company, the Company Shareholders and any beneficiary of any trust, as the case may be, (ii) approved this Agreement in accordance with the provisions of the Companies Act and the Charter Documents or trust deed, as the case may be, and (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and unanimously recommended that all of the Company Shareholders adopt this Agreement. The affirmative vote of more than two-thirds (66.66%) of the voting power of the Shareholders who are present in person or by proxy at a duly convened and quorate meeting and voting thereon or by written consent of all of the Company’s Shareholders shall be required by the Company to approve the transactions contemplated by this Agreement by the Shareholders (the “Company Shareholder Approval”). The Company has duly obtained the Company Shareholder Approval for this Agreement and the transactions contemplated hereby in accordance with the provisions of the Companies Act and the Charter Documents of the Company.

4.3 Governmental Authorization. The Business of the Company and the Company Shareholders has been, and is being, conducted in compliance in all material respects of all applicable Laws. Neither the Company nor the Company Shareholders have received any written communication alleging any material noncompliance with any such Laws that has not been cured. The Company has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted. Except for the approvals listed on Schedule 4.3, neither the execution, delivery nor performance by the Company or any Company Shareholder of this Agreement or any Additional Agreements or any transaction contemplated hereby or thereby requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company, any Company Shareholder, the trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust or the Shareholders’ Representative of this Agreement or any Additional Agreements or any transaction contemplated hereby or thereby does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group or Company Shareholders, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or Company Shareholders, (c) except for the Contracts listed on Schedule 4.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or Company Shareholders or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group or Company Shareholders are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or Company Shareholders or by which any of the Company Capital Stock or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, or (g) require any consent, approval or waiver from any Person pursuant to any provision of the Charter Documents, except for such consent, approval or waiver which shall be obtained prior to the Closing.

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4.5 Capitalization. The Company’s authorized and issued share capital and debt capital is described on Schedule 4.5 annexed hereto. Such equity and debt securities are sometimes referred to as “Company Capital Stock”.

(a) No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned of record and, to the Company’s knowledge, beneficially by the Company Shareholders as set forth on Schedule 1.17, free and clear of all Liens (other than usual and customary federal and state securities laws regarding the transfer of unregistered securities). Except as set forth on Schedule 1.17, no outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. The only shares of Company Capital Stock that will be outstanding after Closing will be the Company Capital Stock owned by the Purchaser following the consummation of the Merger. No other class of shares of the Company is authorized or outstanding. Except as set forth in Schedule 1.17, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy agreements, put or redemption rights with respect thereto.

(b) No later than five (5) Business Days prior to Closing, the Company shall provide to Purchaser an updated Schedule 1.17 and Schedule 4.5 to reflect any and all changes thereto. Nothing contained in this Section 4.5(b) or in the updated Disclosure Schedules delivered pursuant hereto shall be construed or deemed to: (i) modify the Company’s obligations to obtain Purchaser’s prior consent to the issuance of any securities representing Company Capital stock pursuant to Section 6.1 (xviii) below; or (ii) alter or amend the total aggregate number of Purchaser Merger Shares issuable to the Company Shareholders pursuant to Section 3.1(a); or (iii) alter or amend the Closing Consideration Conversion Ratio.

(c) [Reserved].

(d) Except as set forth on Schedule 4.5(d), no employee of the Company or other Person has received an offer letter or other Contract which is still outstanding that contemplates a grant of, or right to purchase or receive: any securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement.

4.6 Charter Documents. Copies of the Charter Documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents. Copies of the Charter Documents or any trust deed, as the case may be, for the Company Shareholders have heretofore been made available to Purchaser (or shall be made available to Purchaser prior to Closing), and such copies are (or shall be) each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company Shareholders, nor any trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust, have taken any action in violation or derogation of their respective Charter Documents.

4.7 Corporate Records. All proceedings occurring since the date of incorporation of the Company of the board of directors or other governing body of the Company, including all committees thereof, and of the Company Shareholders, and all consents to actions taken thereby, are accurately reflected, in all material respects, in the minutes and records contained in the corporate minute books of the Company and made available to the Purchaser. The register of members of every class of Company Securities of the Company is complete and accurate.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since the date of the Company’s incorporation, none of the members of the Company Group has used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

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4.9 Subsidiaries. Except as set forth on Schedule 1.75, the Company owns or will own prior to the Effective Time any and all of the equity interests of each of the Subsidiaries set forth on Schedule 1.75, free and clear of all Liens and legal and equitable encumbrances. Each Subsidiary is duly organized and validly existing under the Laws of the State of its incorporation or formation and each Subsidiary is or will be at Closing, controlled by the Company. The share capital of each Subsidiary is duly paid according to its articles of incorporation. Except for the Subsidiaries set forth on Schedule 1.75, the Company (i) does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and (ii) has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company has delivered to Purchaser a true and correct and complete copy of each and every agreement and contract to acquire any Person. On or before the Closing Date, any Person set forth on Schedule 1.75 shall be controlled as of such date and there shall be not be outstanding any rights or options of any kind or nature held by any Person other than Purchaser to acquire any shares or capital stock or to obtain or share in any profits of the Company or any Subsidiary.

(a) Each Subsidiary has all corporate power and authority, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Material Adverse Effect. Each Subsidiary is qualified to do business as a foreign entity in any jurisdiction where the character of the property owned or leased by such Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices or physical locations located only at the addresses set forth by its name on Schedule 4.9.

(b) No outstanding shares or capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 4.9(b), there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of any Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto. Any such subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary shall be terminated prior to the Closing Date.

(c) Each Subsidiary of the Company has conducted and continues to conduct the Business in any material respect in compliance with all Laws, judgment, order and decree entered by any Authority, domestic or foreign, applicable to such Subsidiary or its Business. Each Subsidiary of the Company is not in any material respect in violation of, has not since the date of the Company’s incorporation, violated, and to the Company’s best knowledge, has not since the date of the Company’s incorporation been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(d) Each Subsidiary of the Company has all Permits necessary to operate its Business, as it is now being conducted, except where the failure to have such Permit would not have a Material Adverse Effect.

4.10 Consents. There are no Contracts binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets or the Company Shareholders or the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11 Financial Statements.

(a) Correct and complete copies of the following financial statements have been made available to Purchaser prior to the Execution Date and are included at Schedule 4.11: (i) the audited consolidated financial statements of the Company Group as of and for the fiscal year ended December 31, 2021 and 2022; and (ii) the unaudited consolidated financial statements of the Company Group as of and for the three (3) months ended

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March 31, 2023 consisting of (A) the audited consolidated balance sheet as of December 31, 2021and 2022, and the unaudited consolidated balance sheet as of March 31, 2023; (B) the audited consolidated income statement for the twelve (12) month period ended on December 31, 2021, the audited consolidated income statement for the twelve (12) month period ended on December 31, 2022, the unaudited consolidated income statement for the three (3) month period ended on March 31, 2022 and 2023; (C) the audited consolidated cash flow statement for the twelve (12) month period ended on December 31, 2021 and 2022, and the unaudited consolidated cash flow statement for the three (3) month period ended on March 31, 2022 and 2023; and (D) the related notes for each of the fiscal years ended December 31, 2021 and 2022, and for each of the three (3) month periods ended March 31, 2022 and 2023 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of March 31, 2023 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

(b) The Financial Statements are materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company Group; and (ii) were prepared in accordance with U.S. GAAP consistently applied.

(c) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which any member of the Company Group is a party (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Material Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; (v) liabilities that would not have a Material Adverse Effect; and (vi) liabilities set forth on Schedule 4.11(c), the Company Group does not have any material liabilities, debts or obligations of any nature of the type required to be reflected on a balance sheet in accordance with GAAP.

(d) [Reserved].

(e) Neither the Company nor any member of the Company Group is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810). Since the date of the Company’s formation (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, including with respect to the Financial Statements, have been received by the Company. To the Company’s Knowledge, since the Applicable Date, the Company Group has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting and the preparation of the Financial Statements.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records of each member of the Company Group accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Company and each member of the Company Group maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and

(iii) access to assets is permitted only in accordance with the respective management’s authorization.

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(b) All accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), no member of the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of each member of the Company Group and which is not located at the relevant office.

(c) From and after the Effective Time, the Company and each member of the Company Group shall maintain a system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and at Closing, such disclosure controls and procedures will be effective in all material respects to perform the functions for which they were established.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any material transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other material right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d) any material change in any compensation or benefits arrangement or agreement with any employee, officer, director or shareholder of the Company or the Subsidiary, except for changes or amendments that are expressly provided for in this Agreement;

(e) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group;

(f) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $200,000 in the aggregate by the Company Group;

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(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property;

(k) any waiver by the Company or the Subsidiary of a material right or of a material debt owed to it;

(l) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(m) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(n) except as described on Schedule 4.13(n) any amendment to any member of the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(q) any commitment or agreement to do any of the foregoing.

4.14 Properties; Title to the Company’s Assets

(a) The items of Tangible Personal Property are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and are suitable for their present uses.

(b) All of the Tangible Personal Property is located at the office of the Company or the offices of a member of the Company Group.

(c) The Company and each member of the Company Group has good and valid title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 4.14(c), no such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets, including all Intellectual Property Rights, constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action pending against, or to the best knowledge of the Company threatened against or affecting, the Company, the Company Shareholders, the trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust, or any Subsidiary, any of their officers or directors in connection with the Business, or any Company Capital Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments, awards, decree, injunction, or order of any Authority outstanding against the Company Group, the Company Shareholders or any legal or natural person parents of any such shareholders, any Subsidiary of the Company or any of its or their assets or properties which would not have Material Adverse Effect on the Company or any Subsidiary of the Company. Neither the Company, the Company Shareholders, nor any Subsidiary of the Company is, and has not been in the past three (3) years, subject to any material proceeding with any Authority. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing material obligations, restrictions or liabilities (of any nature).

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4.16 Contracts.

(a) Schedule 4.16(a) of the Disclosure Schedule lists all Contracts, oral or written (collectively, “Material Contracts”) to which, as of the date of this Agreement, any member of the Company Group is a party, or by which any of its tangible or intangible assets are bound, and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $150,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $150,000 annually;

(iii) all Contracts with involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company Group;

(iv) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with the 8 highest compensated current officer, director, employee, and 2 highest compensated third-party consultant in terms of income of the Company Group as of June 30, 2023 ;

(v) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(vi) all Contracts relating to any acquisitions or dispositions of any business or material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), including, without limitation, Contracts (A) containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person; (B) with any supplier of a significant quantity of goods or components, and (C) contemplated by Section 7.8 below;

(vii) each Contract that (A) relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise) or (B) contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company Group could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(viii) all Contracts for material licensing agreements, including material Contracts licensing Intellectual Property Rights, other than (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) customer or channel partner Contracts substantially on Company’s standard forms, (c) Contracts with Company’s own employees or contractors substantially on Company’s standard forms, and (d) standard non-disclosure agreements (collectively, and excluding all material transfer and other sample agreements services agreements and scientific advisory board agreements, “Standard Contracts”);

(ix) all Contracts limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(x) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group other than Standard Contracts, material transfer and other sample agreements services agreements and scientific advisory board agreements;

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(xi) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations other than Standard Contracts;

(xii) all Contracts with or pertaining to the Company Group to which any director, officer, or Affiliate of the Company Group, or any Person beneficially owning 5% or more of the outstanding capital stock of the Company or any of their respective Affiliates, is a party, other than any Contracts relating to such Affiliate’s status as a Company Shareholder;

(xiv) all Contracts relating to outstanding Indebtedness or Liens;

(xv) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xvii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xix) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xx) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xxi) each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company Group, the pledging of the capital stock or other equity interests of the Company Group or the incurrence of indebtedness by the Company Group;

(xxii) each Contract obligating the Company Group to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute any of the Company Group’s products or services;

(xxiii) each Contract with current or former officers, directors or employees of the Company Group, in each case in respect of which the Company Group has any (A) ongoing base compensation obligations in excess of $50,000 on an annual basis; or (B) indemnification obligations;

(xxiv) each Contract related to any settlement of any proceeding;

(xxv) each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively with respect to employees of the Company Group; and

(xxiv) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect (subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies), and neither the Company Group nor, to the Company’s best knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto.

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(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 4.16(d), each entity that is a constituent part of the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness which is intended to survive the Closing as described on Schedule 4.11(d). The Company is not required to obtain any approval or consent from the lender under any Material Contracts relating to outstanding Indebtedness or Liens in connection with the consummation of the transactions contemplated by this Agreement.

4.17 Licenses and Permits. Schedule 4.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business, as it is now being conducted, except where the failure to obtain any Permit would not have a Material Adverse Effect on the Company or any Subsidiary.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18, none of the Company Shareholders, the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust and the Company Group are not in material violation of, and has not since January 1, 2021 been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(a) Without limiting the foregoing paragraph, none of the Company Shareholders, the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust and the Company Group are in material violation of, and to the Company’s and Shareholders’ Representative’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable to the Company and/or any of its Subsidiaries due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”);

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”) or any comparable or similar Law of any jurisdiction applicable to the Company; or

(iii) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, employee, Affiliate or Person acting on behalf of the Company or any Company Shareholders are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(c) Except as set forth on Schedule 4.18, no Permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 4.18, except where the failure to obtain any Permit would not have a Material Adverse Effect on the Company or any Subsidiary.

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4.19 Intellectual Property.

(a) Schedule 4.19 of the Disclosure Schedule sets forth a true, correct and complete list of all registered Intellectual Property Rights owned or filed by any member of the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. Schedule 4.19 of the Disclosure Schedule shall also include a true, correct and complete list of all proprietary Software, in each case, that is included in the Company Group’s Intellectual Property Rights and is material to the Company Group or the conduct of the Business.

(b) The Company Group has good, valid and marketable title and ownership of, or has sufficient and valid rights to use, all of the Intellectual Property Rights on Schedule 4.19 and Assets, all of which ownership and rights shall survive the execution, delivery, and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby, on identical terms and without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights or Assets. As used herein, “Assets” means all intellectual property of any kind whatsoever held or that may be held by the Company Group. The Company Group (i) exclusively owns all right, title, and interest in and to all Intellectual Property Rights owned or purported to be owned by the Company Group, and (ii) is the exclusive licensee of all other Intellectual Property Rights, in each case, free and clear of all Liens. The Company Group has in its possession all know-how, information, and embodiments of all Intellectual Property Rights, in each case, necessary and sufficient to enable the Company Group to use, practice, and exploit the in-licensed Intellectual Property Rights as contemplated to be used, practiced, and exploited in the conduct of the Business.

(c) All of the Company Group’s registered Intellectual Property Rights are subsisting, valid and enforceable. Neither the Company Group nor any of the Company Group’s Intellectual Property Rights are subject to any outstanding Order materially adversely affecting the validity or enforceability of, or the Company Group’s ownership or exclusive use of, or exclusive rights in or to, any such Intellectual Property Rights or otherwise restricting or materially adversely affecting the Company Group’s right to own, license or use any Intellectual Property Rights. All of the Company Group’s registered Intellectual Property Rights has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any registered Intellectual Property Rights is threatened, pending or reasonably foreseeable that would be materially adverse to the conduct of the Business.

(e) The Company Group has not (i) been sued or charged in writing with, been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights; or (ii) received any written claim, notice, invitation to license or similar communication (A) contesting or challenging the use, validity, enforceability or ownership by the Company Group of any Intellectual Property Rights, or (B) alleging that the Company Group or its current or planned products or services or the conduct of the Business infringes, misappropriates or otherwise violates (or will infringe, misappropriate, or otherwise violate) the Intellectual Property Rights of any Person, whether directly or indirectly. The Company has no knowledge of any other claim of infringement by the Company Group, and to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property Rights of the Company Group.

(f) The Company Group, the conduct of the Business, the currently contemplated conduct of the Business following the Closing, and the current or planned products or services of the Company Group (including the use, manufacture, marketing, sale, offering for sale, importation, or other commercialization thereof), in each case, to the Knowledge of the Company (i) currently do not infringe, misappropriate or otherwise violate and have not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person; and (ii) do not constitute and have not constituted unfair competition or trade practices under the Laws of any relevant jurisdiction.

(g) No funding, facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any Company Group Intellectual Property Rights.

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(h) To the knowledge of the Company Group, as of the date of this Agreement there are no material disputes or litigation with respect to any material Intellectual Property Rights and the Company is not a party to any dispute or litigation relating to any Intellectual Property. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned or in-licensed by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights used by Company Group in the performance of any such Contract.

(j) The Company Group has used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, value and availability to the Company of all trade secrets, confidential Intellectual Property Rights, or other confidential information material to the Company Group or the conduct of the Business. No such trade secret or confidential information has been disclosed by the Company to any Person (other than pursuant to a written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof).

(k) The Assets owned, leased, outsourced, or licensed by the Company Group (including through cloud-based or other third-party service providers) in the operation of its Business are sufficient in all material respects for the current conduct of the Business, and the Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines designed to facilitate or cause unauthorized access to, or disruption, significant impairment, disablement, or destruction of, Software, data or other materials. Prior to the Execution Date, there has been no unauthorized access to or unauthorized use of (i) any such Assets, (ii) any information stored on or processed by such Assets, or (iii) any confidential or proprietary information that is in the Company Group’s possession, custody, or control.

(l) Prior to the Closing, the Company Group will use commercially reasonable efforts to implement and, from the date of such implementation through the Closing Date, use commercially reasonable efforts to maintain commercially reasonable security designed to safeguard the confidentiality, availability, security and integrity of the Assets and all data and information stored thereon.

(m) [Reserved].

(n) Prior to the Closing, the Company Group will use commercially reasonable efforts to establish and implement and, from the date of such establishment and implementation through the Closing Date, use commercially reasonable efforts to maintain written policies and organizational, physical, administrative and technical measures regarding, the integrity and availability of the systems, privacy, cyber security and data security that are commercially reasonable for an enterprise of the size and nature of the Company Group, taken as a whole, and consistent in all material respects with (i) any contractual commitments of the Company Group relating to privacy, cyber security and data security, and (ii) any public facing statements or policies adopted by the Company Group relating to privacy, cyber security and data security (such policies and measures, collectively, the “Privacy and Security Policies”).

(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since the Execution Date the Company Group has complied in all material respects with all applicable privacy, cyber security and data security Laws and Contracts, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information in its possession or control and (ii) since the establishment and implementation of the Privacy and Security Policies, the Company Group has complied in all material respects with its Privacy and Security Policies.

(p) The Company Group will implement prior to Closing commercially reasonable measures consistent in all material respects with applicable Data Protection Laws to ensure the confidentiality, privacy and security of Personal Information in its possession or control from authorized access by any Person. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

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4.20 Suppliers. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Company Group for the twelve (12)-month period ended on the Execution Date based on the U.S. dollar value purchased from each supplier during such period (each, a “Significant Supplier”). No Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company Group has cancelled or otherwise terminated its relationship with the Company Group or has materially altered, in a manner adverse to the Company Group, its relationship with the Company Group. To the Knowledge of the Company, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company Group its relationship with the Company Group.

4.21 Accounts Receivable and Payable.

(a) All accounts receivable of the Company Group reflected on the Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent valid obligations arising from services actually performed by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account, receivables or note involving an amount in excess of $100,000. Except as set forth on Schedule 4.21(b), to the best knowledge of the Company, all accounts and receivables are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.21(c) separately identifies any and all accounts, receivables of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 4.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.22 Pre-payments. Except as set forth on Schedule 4.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of the Chief Executive Officer, Chief Financial Officer, and each other executive officer of each member of the Company Group, setting forth their name and title.

(b) the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and to the company’s knowledge there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.24 Employment Matters.

(a) Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

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(b) Except as disclosed on Schedule 4.24(b):

(i) to the best knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and to the Company’s knowledge, there is no pending representation question or union organizing activity respecting employees of the Company Group. Other than those employees with a written employment agreement, all employees are employees at will.

(c) Since the later of January 1, 2021, or the date of its formation, each member of the Company Group has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company Group in the United States or his or her permanent employment by the Company Group. To its knowledge, no present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company Group for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.25 Withholding. Except as disclosed on Schedule 4.25, all material obligations of each member of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by each member of the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of each member of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by each member of the Company Group prior to the Closing Date.

4.26 [Reserved].

4.27 Real Property.

(a) Except as set forth on Schedule 4.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each member of the Company Group has good and valid title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. No member of the Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance except where such breach, violation or claim would not have a Material Adverse Effect on the Company Group.

(b) Except as set forth on Schedule1.42, With respect to each Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) to the Company’s knowledge, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being

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used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Except as set forth on Schedule 4.27(b), the Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

4.28 Accounts. Schedule 4.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each member of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29 Tax Matters. Except as set forth on Schedule 4.29:

(a) (i) Each member of the Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Ordinary Shares of the Company by the Shareholders to the Purchaser pursuant to this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (viii) other than the ruling application in connection with the agreement, there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the earlier of (y) the date of its formation or incorporation or (z) December 31, 2015; (xi) is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xii) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return; (xiii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xiv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company Group are arm’s-length prices for purposes of the relevant transfer pricing laws.

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(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.30 Environmental Laws.

(a) Except as set forth in Schedule 4.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b) The Company Group and all of its operations and property have been in material compliance with all applicable Environmental Laws and all real property owned or leased by the Company Group have been and will be operated in material compliance with all applicable Environmental Laws.

(c) The Company Group will use, is using, and has used commercially reasonable efforts to take assignment of or otherwise obtain all Permits, licenses, identification numbers, approvals, registrations or other authorizations required or issued under any Environmental Law necessary for the Company’s operations.

(d) The Company Group is not (i) conducting or actually responsible for (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) actually responsible for any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls. The Company has not received notice of any allegations that it is responsible for (i) conducting (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls.

(e) The Company Group is not subject to any liability for any actual exposure by any Person or damage to any property relating to the Release of any Hazardous Materials and has not received notice of any allegations of liability for such exposure.

(f) The Company Group has not received, nor, to the Knowledge of the Company Group, has any Predecessor received, any notice, demand, letter, claim or request for information indicating that the Company Group or any of its Predecessors may be in violation of or, directly or indirectly subject to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(g) The Company Group is not subject to any Order, asset retirement obligation, financial assurance requirement, or indemnity or other agreement with any third party, relating to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(h) There are no circumstances or conditions, including the presence of any aboveground or subsurface structures, involving or affecting the Company Group or, after acquisition of the Real Property and assignment of leases of the Real Property, any Real Property that could reasonably be expected to result in any claim, liability, investigation or cost of the Company Group relating to any Environmental Law, including any restriction on the ownership, use or transfer of or otherwise relating to the Real Property.

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(i) The Company Group has made available to Parent correct and complete copies of all Permits, reports, studies, assessments, audits, records, sampling data, notices, correspondence, agreements and other information that it has in its care, custody or control relating both to (i) any Environmental Law or Hazardous Materials and (ii) the Company Group, any Company Predecessor, or any properties currently or formerly owned or operated by any of them.

4.31 Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, no member of the Company Group has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33 Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and executive officers of each member of the Company Group.

4.34 Anti-Corruption; Sanctions.

(a) The operations of each member of the Company Group are and have been conducted at all times in compliance with all applicable anti-bribery, anti-corruption and anti-money laundering Laws, in all applicable jurisdictions (foreign or domestic), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations under any of the foregoing Laws, (collectively, the “Anti-Corruption Laws”). Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company Group has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

(b) Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company Group has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(c) Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. At no time has the Company Group been in violation of applicable Sanctions.

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4.35 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.35, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. To the Company’s knowledge, there is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute as noncompliance with any such policy or constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. In the three (3) years preceding the date of this Agreement, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

4.36 Related Party Transactions. Except as set forth in Schedule 4.36, as contemplated by this Agreement or as provided in the Financial Statements, none of the Company’s Shareholders, the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust or Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group. None of the contracts listed in Schedule 4.36 was entered into on a basis other than on arm’s length.

4.37 Accredited Investors. To the Knowledge of the Company, each U.S. resident Company Shareholder is an “Accredited Investor”, as such term is defined under Rule 501(a) adopted by the SEC under the Securities Act.

4.38 Projections. Schedule 4.38 sets forth the five-year projections of the Company Group for the fiscal years ending as of December 31, 2023, 2024, 2025, 2026 and 2027 (the “Projections”). The Company believes that the Projections are reasonable and fairly present the financial forecast of the Company Group as of the dates thereof and the business operation forecast of the Company Group for the periods reflected therein. The Projections delivered to Purchaser were prepared in good faith using assumptions that the management of the Company Group believes to be reasonable and the Company is not aware of the existence of any circumstances that could reasonable be likely to have a Material Adverse Effect on its financial conditions or Business. The Company acknowledges that the Projections will be included in the Proxy Statement of Purchaser.

4.39 Full Disclosure. The Company and the Shareholders’ Representative is not aware of any facts pertaining to the Company Shareholders, any trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust, the Company Group or its Business, which could have a Material Adverse Effect and which have not been disclosed in this Agreement or the Financial Statements or otherwise disclosed to the Purchaser by the Company Group in writing. No representation or warranty of the Company Group in this Agreement, nor any document, statement or certificate furnished or to be furnished by the Company Group pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.40 PIPE Investments. In the event that the Purchaser and the Company mutually agree to complete the PIPE Investment (or any other purchase or sale of the Company securities), the Company has made available and delivered to the Purchaser prior to the Execution Date and will make available and deliver to Purchaser at all times thereafter, and prior to the Closing Date, true, correct and complete copies of all letters of indications of interest or letters of intent signed by the PIPE Investors concerning their participation in the PIPE Investment. Each letter of indication of interest or letter of intent shall (a) be in full force and effect without amendment or modification; (b) to the knowledge of Company, be the validly executed statement of each PIPE Investor; and (c) have not been withdrawn, terminated or rescinded in any respect.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Except as disclosed in the (i) Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), or (ii) the corresponding sections of the disclosure schedule delivered by the Purchaser to the Company (the “Purchaser Disclosure Schedule”), Purchaser and Merger Sub (the “Purchaser Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Cayman Islands. Merger Sub is a company duly incorporated and validly existing under the laws of Cayman Islands. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. This Agreement and the other Additional Agreements and the transactions contemplated thereunder have been duly approved by the Purchaser, in its capacity as sole shareholder of Merger Sub. The affirmative vote of holders of a majority of Purchasers Class A and Class B Ordinary Shares entitled to vote at the Purchaser Shareholder Meeting, assuming a quorum is present, to approve the adoption of the Merger and this Agreement, together with any changes to Purchaser’s Memorandum and Articles of Organization necessary to comport with the terms of this Agreement, are the only votes of any of Purchaser’s capital stock necessary in connection with the entry into this Agreement or any Additional Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby, including the Closing (the “Purchaser Shareholder Approval”).

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement requires any Governmental Approval.

5.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties.

5.5 Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 4.31 (which are the responsibility of the Company) and Deferred Underwriting Amount and fees due to Asian Legend International Investment Holding Limited relating to the transactions contemplated by this Agreement or any of the Additional Agreements as described in Schedule 5.5 (which is the responsibility of the Purchaser), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Purchaser Merger Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

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5.7 Capitalization.

(a) The authorized share capital of Purchaser is US$55,500 divided into 500,000,000 Purchaser Class A Ordinary Shares, par value $0.0001 each, 50,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 each, and 5,000,000 undesignated preference shares, par value $0.0001 each (“Purchaser Preferred Share”) of which 7,530,625 Purchaser Ordinary Shares (inclusive of Purchaser Class A Ordinary Shares included in any outstanding Purchaser Public Units and Purchaser Private Units, and inclusive of Purchaser Class B Ordinary Shares), and no Purchaser Preferred Share are issued and outstanding. In addition, (i) 6,150,313 Purchaser Class A Ordinary Shares issuable upon the exercise of outstanding Purchaser Warrants (inclusive of Purchaser Public Warrants included in any outstanding Purchaser Public Units and the Purchaser Private Warrants included in any outstanding Purchaser Private Units) and (ii) 1,025,052 Purchaser Class A Ordinary Shares issuable upon the exchange of outstanding rights Purchaser Rights (inclusive of Purchaser Public Rights included in any outstanding Purchaser Public Units and the Purchaser Private Rights included in any outstanding Purchaser Private Units). Except as set forth in Schedule 5.7 (a) of the Purchaser Disclosure Schedule and except for the PIPE Investment (consisting of the Purchaser Ordinary Shares and any other securities issuable as part of the PIPE Investment), no other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The authorized share capital of Merger Sub is US$500 divided into 50,000 shares of a nominal or par value of US$0.01 each (“Merger Sub Ordinary Shares”) of which 1 Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Shares or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, including the SEC Statement or any Other Filings, or in any other Additional Purchaser SEC Documents, will, at the date of filing and/or mailing, at the time of the Purchaser Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Purchaser has approximately $58,506,250 in the trust fund established by Purchaser for the benefit of its public shareholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 28, 2023, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters

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or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than shareholders of Purchaser holding Purchaser Class A Ordinary Shares sold in Purchaser’s IPO who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the amended and restated memorandum and articles of association of Purchaser) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Purchaser’s organizational documents. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Purchaser Units, Purchaser Ordinary Shares, Rights and Warrants are listed on the Nasdaq Stock Market, with trading symbols of OAKUU, OAKU, OAKUR, and OAKUW, respectively.

5.11 Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated amended and restated memorandum and articles of association.

5.12 Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any SEC Statement or Other Filing. As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither the Purchaser, nor any director, officer or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer or

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employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer or employee of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.14 Anti-Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

5.15 Affiliate Transactions. Except as described in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Purchaser or any of its subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Purchaser or any of its subsidiaries.

5.16 Litigation. Except as may be set forth in the Purchaser Disclosure Schedule, there is no (i) Action pending, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Authority outstanding against Purchaser or any of its subsidiaries or any of its or their assets or properties. Neither Purchaser nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, Purchaser does not have any Indebtedness or other liabilities.

5.18 Tax Matters.

(a) (i) The Purchaser has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action pending with respect to Taxes of the Purchaser; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser for which a Lien may be imposed on any of the Purchaser’s assets has been waived or extended, which waiver or extension is in effect; (v) the Purchaser has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Purchaser; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Purchaser has not paid any Tax or filed Tax Returns, asserting that the Purchaser is or may be subject to Tax in such jurisdiction, the Purchaser is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Purchaser members by virtue of having a permanent establishment or other place of business in that country; (ix) there is no outstanding power of attorney from the Purchaser authorizing anyone to act on behalf of the Purchaser in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Purchaser; (x) the Purchaser is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xi) the Purchaser is and has never been included in any consolidated, combined or unitary Tax Return; (xii) to the knowledge of the Purchaser, no issue has been raised by a Taxing Authority in any prior Action relating to the Purchaser with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Purchaser for any other period; and (xiv) the Purchaser has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Purchaser will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

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(c) The unpaid Taxes of the Purchaser (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser in filing its Tax Return.

(d) The Purchaser has been in compliance, in all material respects, with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Purchaser are arm’s-length prices for purposes of the relevant transfer pricing laws.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of Business. Each member of the Company Group and the Purchaser covenants and agrees that:

(a) from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its reasonable best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, but except as is in connection with, or contemplated by the PIPE Investment, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall, and the Company shall cause each of its Subsidiaries not to:

(i) amend, modify or supplement its memorandum and articles of association or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract or any other right or asset of the Company or Purchaser;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its respective assets or assets covered by any Contract except pursuant to existing contracts or commitments disclosed herein;

(vi) [reserved];

(vii) except as consented to in writing by the Company or the Purchaser, as the case may be, pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any shareholder or shareholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular, necessary or contractually required similar payments in the ordinary course);

(viii) except as set forth on Schedule 6.1(a)(viii) or Schedule 4.11, or consented to in writing by the Company or the Purchaser as the case may be, obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s or the Purchaser’s existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(ix) except as consented to in writing by the Purchaser, suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(x) suffer any material damage, destruction or loss of property related to any of the Company Group’s or the Purchaser’s assets, not covered by insurance;

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(xi) delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same;

(xii) except as set forth on Schedule 6.1(a)(xii) or Schedule 4.13 except as contemplated hereunder, merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) permit any insurance policy protecting any of the Company Group’s or the Purchaser’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $150,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization;

(xviii) other than (a) in connection with the exchange of Company Capital Stock into Ordinary Shares of the Purchaser to effectuate the Merger, or (b) agreed upon in writing by Purchaser, issue, redeem or repurchase any Company Capital Stock or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities or rights (other than as otherwise contemplated herein);

(xix) make or change any material Tax election or change any annual Tax accounting periods;

(xx) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xxi) agree to do any of the foregoing.

Notwithstanding the foregoing provisions of this Section 6.1(a), and in particular, subparagraphs (viii) and (xviii), the Company shall be permitted (a) to incur any loan or other Indebtedness or (b) to issue any shares of capital stock or other securities exchangeable for or convertible into any shares of capital stock of the Company, provided that (i) the Company provides prior written notice of the terms and conditions of such financing to the Purchaser; and (ii) the aggregate amount of all such financing transactions does not exceed $1,000,000. The Company shall not engage in the transactions found in either (a) or (b) of this paragraph after it has raised and/or borrowed an aggregate of $1,000,000, until it has received the prior written consent of the Purchaser, which shall not be unreasonably withheld.

(b) Neither any member of the Company Group nor the Purchaser shall knowingly and intentionally (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) From the date hereof through the Closing Date, the Company Group shall not, and shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group (other than the transactions contemplated by this Agreement): (y) any merger, consolidation, share exchange, business combination or other similar transaction, or (z) any sale, lease, exchange,

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transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company Group in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or any of its respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2 Access to Information. From the date hereof until and including the Closing Date, the Company, each member of the Company Group and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and each member of the Company Group. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.3 Notices of Certain Events. Each of the Purchaser and the Company shall, and the Company shall cause each Subsidiary of the Company to, promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

6.4 Annual and Interim Financial Statements. In addition to the agreement of the Company Group to deliver audited financial statements for the two (2) years ended December 31, 2021 and December 31, 2022 as set forth in Section 7.9, from the date hereof through the Closing Date, or such other financials statements that may be reasonably requested by the Purchaser prior to Closing, within forty-five (45) calendar days following the end of each three-month quarterly period (excluding the fourth fiscal quarter), the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited

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consolidated financial statements of the Company Group that the Company’s certified independent accountants may issue. In addition, if the parties mutually agree that a proposed acquisition of any acquisition target company by the Company is a “significant acquisition” under SEC Rule S-X or, if required by the SEC to be filed in the Proxy Statement (defined in Section 6.5 hereof) for the Purchaser Shareholder Meeting (as defined in Section 6.5 hereof), then the Company shall provide, or cause to be provided, no later than October 31, 2023, any financial statements (audited or unaudited, as the case may be) of any acquisition target company, including such target entities specified in Section 4.13 of the Huajin Disclosure Schedule, in compliance with the requirements of U.S. generally accepted accounting principles (“U.S. GAAP”) with respect to the last two fiscal years of such acquisition target company (“Acquisition Target Company Audited Financials”).

6.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Purchaser’s shareholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its shareholders (the “Purchaser Shareholder Meeting”) requiring Purchaser to prepare and file with the SEC a proxy statement and proxy card and such other information in accordance with SEC rules and regulations, and amend such materials and information from time to time (collectively such information and materials being referred to as the “Proxy Statement”);

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) Purchaser shall call and hold the Purchaser Shareholder Meeting as promptly as practicable after the date of this Agreement for the purpose of seeking the Purchaser Shareholder Approval, and Purchaser shall use reasonable best efforts to hold the Purchaser Shareholder Meeting as soon as practicable after the date of this Agreement and Purchaser shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Purchaser shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and shall take all other action reasonably necessary or advisable to secure the Purchaser Shareholder Approval. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser or as required under SEC rules and regulation for inclusion in or attachment to the Proxy Statement, and that such information is and shall be accurate in all material respects and complies or will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to shareholders of Purchaser holding Purchaser Units or Purchaser Ordinary Shares who shall have validly redeemed their Purchaser Units or Purchaser Ordinary Shares upon acceptance by the Purchaser of such Purchaser Units or Purchaser Ordinary Shares (the “Purchaser Redemption Amount”), (ii) the expenses to the third parties to which they are owed, and (iii) the remaining monies in the Trust Account to Purchaser.

6.7 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 [Reserved].

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6.9 Purchaser’s Obligation to Extend. In the event that the transaction is not completed by March 23, 2024, the Purchaser shall take all necessary actions to extend the date by which the Purchaser is required to complete a business combination from March 23, 2024 to such date that Parties reasonably determine for the purpose of allowing the Parties to consummate the Merger, provided that the Company shall bear and pay all reasonable costs and expenses related to such extension.

ARTICLE VII
COVENANTS OF THE COMPANY AND SHAREHOLDERS’ REPRESENTATIVE

The Company and Shareholders’ Representative covenant and agree that:

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company and the Shareholders Representative shall on behalf of the Company Group and the Company Shareholders duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 7.2 and Governmental Approval as promptly as practicable hereafter.

7.3 Termination of Existing Employment Agreements. Effective as of the Closing Date, the Company shall (i) cause the termination of all employment agreements between any member of the Company Group and any employee, and (ii) enter into the Employment Agreement with each of the individuals set forth in Schedule 7.3, in form and substance acceptable to Purchaser.

7.4 Lock-up. Each Company Shareholder holding or beneficially owning Company Shares (or other Company Securities representing the right to acquire Company Shares (“Lock-up Shareholders”); but excluding PIPE Investors and Purchaser’s advisors Space Frontier Investment Holding Limited and Asian Legend International Investment Holding Limited) shall, and the Company shall cause the Shareholders’ Representative to enter into the Lock-up Agreement prior to the Closing. Mr. Xuehong Li shall be the Shareholders’ Representative. The Shareholders’ Representative, for and on behalf of the Shareholders of the Company, hereby irrevocably agrees that following the Closing of the Merger and (i) with respect to Xuehong Li until the first anniversary of the Closing of the Merger, and (ii) for all other Lock-up Shareholders, until the six-month anniversary of the Closing of the Merger (each as applicable, the “Lock-up Period End Date”), none of Xuehong Li or the other Lock-up Shareholders, as the case may be, shall, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of), other than a transfer solely for estate planning purposes and provided any such transferee agrees to the provisions herein, any of the Purchaser’s Class A Ordinary Shares, or any other securities of the Purchaser convertible into or exercisable or exchangeable for any such Purchaser Class A Ordinary Shares which are owned as of the Closing Date (collectively, the “Lock-up Shares”);

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of the Lock-up Shares or other securities, in cash or otherwise;

(c) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-up Shares or any other securities of the Purchaser; or

7.5 Non-compete and Non-Solicitation Agreement. The Company shall cause Xuehong Li to enter into a non-compete and non-solicitation agreement substantially in the form of Exhibit D (or include within any employment agreement with such person) annexed hereto for a period of three (3) years after the Closing in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Purchaser. Further, the Company shall cause each of the other persons whose names appear on Schedule 7.5 hereto to enter into a non-compete and non-solicitation agreement substantially in the form of Exhibit D (or include within any employment agreement with such persons) annexed hereto for a period of three (3) years after the Closing in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Purchaser.

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7.6 Waiver of Claim against Trust Account. Reference is made to the final Prospectus dated as of March 23, 2023 (“IPO Prospectus”) of the Purchaser as filed with the Securities and Exchange Commission following completion of its IPO. Each of the Company, Company Subsidiary, Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (the “Public shareholders”). The Company, each member of the Company Group and Shareholders’ Representative on behalf of each Company Shareholder agree that none of them has any right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Account established by the Continental Stock Transfer and Trust Company to hold funds from the IPO of the Purchaser as described in the IPO Prospectus. Each of the Company, each member of the Company Group, the Company principal shareholders, and Shareholders’ Representative on behalf of all Company Shareholders hereby waives any Claim it may have at any time as a result of or arising out of any negotiation, contract or agreement with the Purchaser and shall not seek recourse against the Trust Account for any reason whatsoever. Each of the Company, Company Subsidiary, Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders hereby irrevocably waives any and all claims that any such person or any of its affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its representatives and will not seek recourse against the Trust Account (including any Public Shareholder distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, each Company Subsidiary, the Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders each agree and acknowledges that such irrevocable waiver contained in this Section 7.6 is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, each Company Subsidiary, the Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such persons and each of their respective Affiliates under applicable Law. This Section 7.6 shall survive termination of this Agreement for any reason.

7.7 No Trading. Each of the Company and Shareholders’ Representative acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and Shareholders’ Representative hereby agrees that, while it is in possession of such material nonpublic information of the Purchaser, it shall not purchase or sell any securities of the Purchaser in violation of such Laws, communicate such information to any third party without the consent of the Purchaser, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 [Reserved.]

7.9 Financial Statements. Prior to the Purchaser’s filing of any preliminary Proxy Statement with the SEC, the Company shall provide to the Purchaser correct and complete copies of the audited consolidated financial statements of the Company Group for each of the fiscal year ended December 31, 2021 (the “2021 Financial Statements”) and the fiscal year ended December 31, 2022 (the “2022 Financial Statements”). The 2021 Financial Statements and 2022 Financial Statements shall consist of (i) the audited consolidated balance sheets as of December 31, 2021 and December 31, 2022, (ii) the audited consolidated income statements for the twelve (12) month periods ended on December 31, 2021 and December 31, 2022, (iii) the audited consolidated cash flow statements for the twelve (12) month periods ended on December 31, 2021 and December 31, 2022, (iv) the audited consolidated shareholders’ equity statements, and (v) all notes to such financial statements as required in accordance with U.S. GAAP. Such 2021 Financial Statements and 2022 Financial Statements shall be materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein and for both periods shall include the report of the Company’s registered public accounting firm, which firm shall be registered and in good-standing with the U.S. Public Company Accounting Oversight Board. The Company shall deliver the 2021 Financial Statements and the 2022 Financial Statements to the Purchaser no later than

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September 30, 2023. In addition, if the parties mutually agree that a proposed acquisition of any acquisition target company by the Company is a “significant acquisition” under SEC Rule S-X or, if required by the SEC to be filed in the Proxy Statement (defined in Section 6.5 hereof) for the Purchaser Shareholder Meeting (as defined in Section 6.5 hereof), then the Company shall provide, or cause to be provided, no later than September 30, 2023, any financial statements (audited or unaudited, as the case may be) of any acquisition target company, including such target entities specified in Section 4.13 of the Huajin Disclosure Schedule, in compliance with the requirements of U.S. generally accepted accounting principles (“U.S. GAAP”) with respect to the last two fiscal years of such acquisition target company (“Acquisition Target Company Audited Financials”).

7.10 Accredited Investor Questionnaires. Prior to the Closing, the Company shall provide to the Purchaser questionnaires, in a form acceptable to Purchaser, completed and executed by each Company Shareholder, pursuant to which each such Company Shareholder certifies, to Purchaser’s reasonable satisfaction, that such Company Shareholder is an Accredited Investor.

7.11 Composition of Board Committees. The Company Group shall, or shall cause each of the persons who it appoints to serve on the Board of Directors of Purchaser upon the Closing, to agree that the composition of the Audit Committee and Compensation Committee of the Purchaser shall include at least one independent director who is appointed to the Board of Directors by Purchaser prior to the Effective Time.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The Parties hereto covenant and agree that:

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party (other than the Shareholders’ Representative) shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time, and (ii) avoid an Action or proceeding by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties hereto (other than the Shareholders’ Representative) shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 8.1(a), each party hereto (other than the Shareholders’ Representative) agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Authority any additional information and documentary material that may be requested by such Authority pursuant to the applicable antitrust, competition, or trade regulation Law.

(c) Subject to applicable Law, each of the Company and Purchaser agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by

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this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

8.2 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the following agreements (“SPAC Agreements”) (i) Investment Management Trust Agreement, dated March 28, 2023, by and between the Purchaser and Continental Stock Transfer & Trust Company; (ii) the Rights Agreement as of March 28, 2023 between Purchaser and Continental Stock Transfer & Trust Company; and (iii) the Warrant Agreement is made as of March 28, 2023 between Purchaser and Continental Stock Transfer & Trust Company.

8.3 Cooperation with Purchaser to Prepare and File Proxy Statement.

(a) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that as soon as reasonably practicable, after receiving all necessary information relating to the Company Group members from the Company for inclusion in the Proxy Statement, the Purchaser shall prepare and file with the SEC the Proxy Statement, or such other form, statement, or report as may be required under the United States federal securities laws (such Proxy Statement, or such other report or form, whether in preliminary or definitive form, and any amendments or supplements thereto, the “Proxy Statement”) for the purpose of seeking the Purchaser Shareholder Approval. Each party shall use its reasonable best efforts to prepare the Proxy Statement (including any and all financial statements and financial information) and thereafter resolve all SEC comments on the Proxy Statement as promptly as practicable after such filing, and Purchaser and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified, or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Purchaser Merger Shares pursuant to the terms of this Agreement. Each of Purchaser and the Company members shall furnish all information as may be reasonably requested by the other parties in connection with any such action and the preparation, filing and distribution of the Proxy Statement and any Other Filing. As promptly as practicable after all SEC comments on the Proxy Statement shall have been resolved, Purchaser shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as of the record date for the Purchaser Shareholder Meeting.

(b) The Company shall, and the Company shall cause each member of the Company Group and each Person whom intends to serve as a director of the Purchaser or member of executive management of Purchaser following Closing to provide Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statements (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Company Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement or any Other Filing. Subject to the Company’s review and approval of any Proxy Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Company Financial Statements in any Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Company Group Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, each of Purchaser and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other parties and their respective employees, counsel, financial advisors, auditors and other authorized representatives as relevant if required to achieve the foregoing. No filing of, or amendment or supplement to, the Proxy Statement or any Other Filing will be made (in each case including documents incorporated by reference therein) by either Purchaser or the Company without providing the other with a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, neither the Company nor the Purchaser will file any Proxy Statement or Other Filings without the other party’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the

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Proxy Statement or Other Filings, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement or the Merger. Purchaser and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement or Other Filings as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, each of Purchaser and the Company shall cooperate with each other in the preparation of each of Proxy Statement and Other Filing and each of Purchaser and the Company shall furnish the other with all information concerning it and its Affiliates as the requesting party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement or Other Filings, as applicable. Purchaser and the Company shall notify each other promptly of the time when the Proxy Statement shall be declared definitive, of the issuance of any stop order or suspension of the qualification of the Purchaser Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, Other Filings or for additional information.

(c) The Company and each member of the Company Group covenants that as of the date of the filing of any Proxy Statement with the SEC or Other Filing, none of the Company Information, Company Group Financial Statements or other financial information supplied by the Company in connection with the Proxy Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

(d) If at any time prior to the Effective Time any information relating to Purchaser or the Company or any of their respective Affiliates, directors, officers or shareholders, should be discovered by Purchaser or the Company which should be set forth in an amendment or supplement to either the Proxy Statement or Other Filings, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Purchaser’s shareholders.

8.4 Confidentiality. Except as necessary to complete the Proxy Statement or any other Proxy Statements or Other Filings, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement and any other SEC Statements and Other Filings. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Shareholders’ Representative shall be permitted to disclose information as required by Law or to employees, advisors, agents or consultants of the Shareholders’ Representative and to the Company Shareholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

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8.5 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Purchaser as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing Date, the Company and Purchaser shall purchase and fully pay the premium for a directors and officers tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or the Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a one (1) year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Purchaser’s and the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of one years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Purchaser and the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. After the Effective Time, Company shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no party shall have any other obligation to purchase or pay for any insurance hereunder. The memorandum and articles of association of the Surviving Corporation shall at all times provide that the surviving corporation shall indemnify the directors and officers of the Company and the Purchaser to the maximum extent provided by law.

(e) If the Company or Purchaser or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Company or Purchaser shall assume all of the obligations set forth in this Section 8.5. The provisions of this Section 8.5 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Person who is an intended third-party beneficiary of this Section 8.5. The rights of such Persons under this Section 8.5 shall be in addition to any rights such Persons may have under the organizational documents of the Company or Purchaser, as case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Purchaser or Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 8.5 is not prior to or in substitution of any such claims under such policies).

8.6 Execution of Employment Agreements with Senior Management. Prior to the filing of any Proxy Statement by the Purchaser, the Company will identify members of the senior management team and will execute an offer letter or other employment related agreement with each such senior management member as set forth on Schedule 8.6, in such form and terms as agreed upon by the Company, such persons and Purchaser.

8.7 Repayment of Purchaser Indebtedness and other Liabilities. Except as agreed upon by Purchaser in writing, prior to or concurrent with the Closing, and subject to the adjustment in the number of Purchaser Merger Shares provided in Section 3.1(a), Purchaser shall repay and extinguish all expenses, Indebtedness and other liabilities without any further Liability to the Company or Purchaser, and shall deliver, at least five (5) Business Days prior to the Closing Date, executed waivers, payoff letters or final invoices, as applicable, from each vendor, lender, creditor, noteholder or other counterparty to which such expenses, Indebtedness or other liabilities.

8.8 Certain Tax Matters. Purchaser and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to

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qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.9 [Reserved].

8.10 Retention of Proxy Solicitation Agent. The Parties shall use their reasonable efforts to retain a proxy solicitation agent mutually acceptable to the Parties, within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting Purchaser’s shareholders to obtain the affirmative vote of the Purchaser’s shareholders in favor of the Merger, and such other matters as may be determined by the Parties.

8.11 Post-Closing Covenant Regarding Release of Shares from Lock-Up Agreements. With the exception of application to any PIPE Investors and Purchaser’s advisors Space Frontier Investment Holding Limited and Asian Legend International Investment Holding Limited, the Purchaser, Company and the Shareholders Representative on behalf of the Company Shareholders each covenant and agree that they shall not request that, and shall not allow the Board of Directors’ representatives serving on the Board of Directors of Purchaser, any Purchaser Merger Shares be released from any lock-up prior to expiration of the Lock-up Up Period End Date.

8.12 PIPE Investment. In the event that the Purchaser and the Company mutually agree to complete the PIPE Investment (or any other investment in the Purchaser’s securities), prior to the Closing, and assuming that no termination of this Agreement has occurred in accordance with its terms, the Company shall use its best efforts to cooperate in connection with the arrangement and closing of the PIPE Investment (or any other investment in the Purchaser’s securities) as may be requested by Purchaser, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice; (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Investment (or any other investment in the Purchaser’s securities), offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Investment (or any other investment in the Purchaser’s securities) (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding the Company, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Investment (or any other investment in the Purchaser’s securities); (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Purchaser to permit the consummation of the PIPE Investment (or any other investment in the Purchaser’s securities) and the issuance of the securities in PIPE Investment (or any other investment in the Purchaser’s securities) immediately following the Closing; (v) assisting Purchaser to satisfy the conditions set forth in any document executed in connection with the PIPE Investment (or any other investment in the Purchaser’s securities); and (vi) otherwise using its best efforts to cooperate with Purchaser in its efforts to consummate the PIPE Investment (or any other investment in the Purchaser’s securities).

8.13 Subscription Agreements. In the event that the Purchaser and the Company mutually agree to complete the PIPE Investment (or any other investment in the Purchaser’s securities), the Company shall cause cause those investors to execute and deliver to the Purchaser binding and enforceable Subscription Agreements on terms acceptable to Purchaser evidencing each such investor’s participation in the PIPE Investment (or any other investment in the Purchaser’s securities). Each Subscription Agreement (i) shall be in full force and effect and not be withdrawn or terminated, or otherwise amended or modified, in any respect; (ii) shall be a legal, valid and binding obligation of each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by each PIPE Investor, shall violate any Laws; and (iii) shall contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Purchaser the applicable portion of the PIPE Investment (or any other investment in the Purchaser’s securities) amount set forth in the Subscription Agreements on the terms therein. The Company shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including assisting the Purchaser in maintaining in effect the Subscription Agreements and using its best efforts to (a) satisfy in all material respects

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on a timely basis all conditions and covenants applicable to it or the Purchaser in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, assisting the Purchaser in consummating the transactions contemplated by the Subscription Agreements at or prior to Closing; (c) assisting the Purchaser in enforcing its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors (or any other investment in the Purchaser’s securities) to contribute the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing; and (d) using its best efforts to ensure that the requisite amount of funds are committed under the Subscription Agreements for the PIPE Investment (or any other investment in the Purchaser’s securities).

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction, or the waiver at the discretion of both Purchaser and Company, of all of the following further conditions:

(a) No provisions of any applicable Law, and no Order shall restrain or prohibit, or impose any condition on, the Closing;

(b) The Merger shall have been completed and the Certificate of Merger evidencing the merger of Merger Sub with and into the Company shall have been received from the Registrar of Companies in the Cayman Islands;

(c) The required stock exchange and regulatory review (including SEC and Nasdaq) has been completed, and all governmental approvals required for the Merger shall have been obtained and the Purchaser’s Units, Purchaser’s Ordinary Shares (including the Purchaser Merger Shares) and Purchaser’s Warrants shall continue to be listed for trading on Nasdaq;

(d) There shall not be any Action brought, commenced or threatened by any governmental Authority or other Person to enjoin, challenge, interfere with or otherwise restrict the consummation of the Closing;

(e) Purchaser Shareholder Approval for the Merger;

(f) Prior to or at the Closing, before consummation of any PIPE Investment (or any other investment in the Purchaser’s securities) after distribution of the Trust Account pursuant to Section 6.6, deducting all amounts to be paid pursuant to the Purchaser Share Redemption, Purchaser shall have unrestricted cash on hand (“Unrestricted Cash”) of not less than $5,000,000 before payment or deduction of any costs and expenses incurred with respect to the transactions contemplated by this Agreement. In no event shall the Company’s cash position prior to or at Closing be less than the minimum required balance under applicable Securities Exchange Act and Nasdaq Regulations concerning Special Purpose Acquisition Companies.

(g) Each of the directors and officers of Purchaser, other than Lixin Zheng, Mitchell Cariaga and Lauren Simmons shall provide their resignations as officers and directors of Purchaser, effective at Closing, and the proposed new directors of the Purchaser shall have been appointed.

9.2 Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

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(b) All of the representations and warranties of the Company Group contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true and correct as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect; and further, for the purpose of determining the truth, accuracy and completeness of the representations and warranties of the Company Group as of both the date of this Agreement and the Closing Date, the terms Financial Statements, Balance Sheet, and Balance Sheet Date, as each are defined in Section 4.11(a), shall be amended to include the audited consolidated financial statements of the Company Group for the fiscal year ended December 31, 2022 and each fiscal year in the two-year period ending on such date, and the audited consolidated balance sheet of the Company Group as of such date

(c) There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect upon the Company Group.

(d) [Reserved]

(e) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 9.2 (the “Company Certificate”).

(f) Purchaser shall have received the Financial Statements and the Projections.

(g) Purchaser shall have received (i) a copy of the Charter Documents of the Company certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a good standing certificate for each of the Company and its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the jurisdiction of organization of each of the Company and its Subsidiaries.

(h) Each of the Registration Rights Agreement, Lock-up Agreement, Non-Compete Agreements, and Escrow Agreement shall have been duly executed and delivered by each party thereto other than Purchaser.

(i) The Company shall have delivered to the Purchaser executed (i) payoff letters for all Indebtedness, expenses and other liabilities of the Company and each of its Subsidiaries that remain unpaid as of immediately prior to the Closing and (ii) any required consents to the transactions contemplated hereunder under any Material Contracts, Leases or Permits.

(j) The Company shall have entered into the Employment Agreement with each of individuals set forth on Schedule 8.6.

(k) Each of the Persons set forth in Schedule 9.2(k) shall have entered into a non-competition and non-solicitation agreement for a period of three (3) years after the Closing in return for the consideration being delivered hereunder.

(l) The Purchaser shall have received all certificates, if certificated (or lost stock affidavits) representing Company Securities held by Company Shareholders.

(m) The Purchaser shall have received an opinion of counsel to the Company Group with respect to the corporate status, capitalization, permissions, applicable government consents and approvals, as well as any actions or proceedings or other material matters affecting the rights and obligations of the Purchaser.

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(n) The Purchaser shall receive written evidence of the termination of the existing employment, severance, or similar compensation agreements between the Company Group and the individuals referenced on Schedule 4.24.

(o) The composition of the Audit Committee and Compensation Committee of the Board of Directors of Purchaser after the Closing shall include at least one independent director designated by the Purchaser (prior to the Effective Time).

(p) The PIPE Investment (or other financing) shall be consummated pursuant to and in accordance with the terms of the applicable Subscription Agreements, in the event that the Purchaser and the Company mutually agree to complete the PIPE Investment or other financing.

(q) The Company shall have available capital in an amount sufficient for the purposes of paying Company Indebtedness and to provide for sufficient working capital based upon the pro forma financial statements to be filed with the Proxy Statement.

(r) [Reserved]

(s) The Purchaser shall receive from the Company written evidence of: (i) release of any and all Liens with respect to any shares of capital stock of the Company and each member of the Company Group; (iii) all of the outstanding options, warrants and all other securities of the Company that are convertible into or which may be exercised or exchange for capital stock of the Company shall have been converted, exercised or exchanged for capital stock of the Company or cancelled prior to the completion of the Merger; (iv) the termination of all shareholder agreements, voting agreements, rights of first refusal, put or similar rights, pledge agreements, operating agreements, rights to acquire capital stock of the Company, and similar contracts or agreements between any shareholders of the Company or any pre-closing member or shareholder of any Subsidiary; (v) termination of any broker’s or finders’ fees agreements binding upon the Company or any member of the Company Group; (vi) termination of any and all agreements related to profit sharing with respect to any member of the Company Group; and (vii) the termination of the additional agreements specified on Schedule 9.2(s)(vii).

(t) [Reserved]

(u) The Purchaser shall have received completed and executed Accredited Investor Questionnaires, as contemplated in Section 7.10, of all the Company Shareholders in a form reasonably satisfactory to Purchaser.

(v) [Reserved].

(w) The Aggregate Investment Amount, together with the proceeds from the PIPE Investment (if any), shall be no less than Five Million U.S. Dollars ($[5],000,000).

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) (i) The Purchaser and Merger Sub shall each have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser or on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b) Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or any of its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE X
INDEMNIFICATION

10.1 Indemnification of Purchaser. From and after the Closing, the Escrow Participant hereby agrees to indemnify and hold harmless Purchaser against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by Purchaser as a result of: (a) any breach or inaccuracy of any of the representations, warranties set forth in Article IV (as modified by the Company’s Disclosure Schedules) or in the Company Certificate, in each case as of the Closing Date, and (b) any breach or nonfulfillment of any covenants of the Company contained in this Agreement to be performed prior to the Closing Date; provided, however, any breach related to Section 4.38 (Projections) shall be limited to a claim based upon fraud, an untrue statement of material information, or omission of material information or the lack of good faith in the preparation of such Projections; and (c) any Losses resulting from the matters described on Schedule 10.1(c). Notwithstanding anything in this Agreement to the contrary, the maximum liability of the Escrow Participant under this Agreement, including this Article X, or otherwise in connection with the transactions contemplated by this Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the Escrow Shares (the “Indemnifiable Loss Limit”). Further, the Purchaser shall not be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to Purchaser equals at least $200,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser shall be entitled to indemnification for any Losses above the Basket per Loss. Except for Losses resulting from the matters described on Schedule 10.1(c), the Escrow Participant shall have no liability or obligation to indemnify any Purchaser or any other Indemnified Party under this Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to Purchaser or any of its representatives or disclosed in the information set out in any Schedule to this Agreement. For Losses resulting from the matters described on Schedule 10.1(c), the Escrow Participant agrees to indemnify and hold harmless the Purchaser against, from and in respect of any and all such Losses, whether or not a breach of a representation, warranty, covenant or agreement in this Agreement or any of the Additional Agreements to which it is a party.

10.2 Procedure. The following shall apply with respect to all claims by the Purchaser (an “Indemnified Party”) for indemnification pursuant to this Article X:

(a) An Indemnified Party shall give the Shareholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 10.1 or 10.2, except to the extent such failure prejudices the ability of the Escrow Participant (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Escrow Participant, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Shareholders’ Representative, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within twenty (20) Business Days thereafter), shall notify such Indemnified Party in writing of the intention of the Shareholders’ Representative to assume the defense thereof.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ one separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to

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any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised in writing by its counsel that there is a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable documented out-of-pocket fees and expenses of one separate counsel of the Indemnified Party shall be borne by the Indemnifying Parties subject to the limitations set forth in this Article X.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from the defense of such Third-Party Claim, or unless a judgment is entered against the Indemnified Party for such liability by an Authority of competent jurisdiction. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense subject to the limitations set forth in this Article X. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested members of the board of directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

10.3 Escrow of Escrow Shares by Escrow Participant. The Company hereby authorizes the Purchaser to deliver the Indemnification Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Indemnification Escrow Agreement. For purposes of this Article X, the Indemnification Escrow Shares are valued at $10.00 per share (the “Escrow Share Value”).

(a) Indemnification Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). The Escrow Participant shall be entitled to vote such Escrow Participant’s Indemnification Escrow Shares on any matters to come before the shareholders of the Purchaser. It is intended that for U.S. federal income tax purposes that while the Indemnification Escrow Shares are held by the Escrow Agent, the Escrow Participant shall be treated as the owner of the Indemnification Escrow Shares, and to the extent required by Applicable Law, the Escrow Agent shall report in a manner consistent with such treatment.

(b) Distribution of Escrow Shares. At the times provided for in Section 10.3(d), the Indemnification Escrow Shares shall be distributed to the Escrow Participant. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Indemnification Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded to the nearest whole share.

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(c) Assignability. Other than for estate planning purposes, no Indemnification Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Escrow Participant or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Participant, prior to the delivery to such Escrow Participant of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. As soon as practicable, but in no event later than five (5) Business Days, following expiration of the Survival Period (the “Release Date”), the Indemnification Escrow Shares will be released from escrow to the Escrow Participant less the number of Indemnification Escrow Shares (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share) reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the Purchaser prior to the expiration of the Survival Period that remain pending and unresolved. Prior to the Release Date, the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Indemnification Escrow Shares determined in accordance with this Section 10.3(d). Promptly, but in no event later than five (5) Business Days, following the resolution in accordance with the provisions of this Article X of any claim(s) for indemnification that remain unresolved as of the Release Date the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release to the Escrow Participant the number of Indemnification Escrow Shares retained in escrow following the resolution of such claim(s) and not released to Purchaser.

10.4 Payment of Indemnification. In the event that Purchaser is entitled to any indemnification for any Losses pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Purchaser’s sole and exclusive remedy for such Losses shall be the recovery of a number of Purchaser Ordinary Shares from the Indemnification Escrow Shares having a value equal to the Losses that have been finally determined to be owing to the Purchaser in accordance with this Article X (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share), in each case, subject to the limitations set forth in this Article X. Any payments to Purchaser from the Indemnification Escrow Shares will be treated as a reduction in the number of Purchaser Ordinary Shares issued to the Escrow Participant for U.S. federal income tax purposes.

10.5 Insurance. In calculating amounts of Losses payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of amounts actually recovered under any insurance policy or other third-party reimbursement actually received.

10.6 Survival of Indemnification Rights. The representations and warranties of the Company shall survive until 12 months (the “Survival Period”) following the Closing. In the event that any outstanding claims have arisen during such 12-month period which would be eligible for indemnification under this Article 10, the Escrow Participant shall leave in Escrow that number of Escrow Shares (calculated as of the closing per share market price of the Purchaser Ordinary Shares on the last trading day of such 12-month period) for an additional 12 months to settle any such outstanding claims. Upon the expiration of such additional 12-month period any remaining Escrow Shares shall be released and delivered to the Company Shareholder who agreed hereunder to escrow such Escrow Shares. The covenants of the Company contained in this Agreement to be performed prior to Closing shall expire and be of no further force or effect as of the Closing, provided, that claims for breach or nonfulfillment thereof shall survive until the expiration of the Survival Period. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 for Losses shall be effective so long as it is asserted prior to the expiration of the Survival Period; provided, that in the event that any Indemnification Notice shall have been given in accordance with the provisions of this Agreement prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnifications Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The parties acknowledge that the time periods set forth in this Section 10.6 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties without regard to the applicable statute of limitations with respect to such matters.

10.7 Sole and Exclusive Remedy. The remedies provided in this Article X and the rights to enforce the Additional Agreements in accordance with their terms shall be deemed the sole and exclusive remedies of the Indemnified Parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, except nothing in this Agreement

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(i) will limit the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent Purchaser or the Company from bringing an action for fraud (with scienter) against the Person who committed such Fraud (with scienter) or (iv) limit the right of any Person to pursue remedies under any Additional Agreement against the parties thereto

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any Party. The Arbitrator shall be selected within 45 days of the written request of any party.

(c) Except with respect to matters set forth in Article II that relate to the effectuation of the Merger, which are exclusively governed by the laws of Cayman Islands, the laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 90 days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein. Each of the Company, the Purchaser and the Shareholders’ Representative hereby consents to the exclusive jurisdiction of the State and County of New York, New York.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party (if the Shareholders’ Representative, then solely on behalf of the Company Shareholders) and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and State) in New York, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

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(i) The parties (in the case of the Shareholders’ Representative, solely on behalf of the Company Shareholders) shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and State) in New York to render such relief and to enforce specifically the terms and provisions of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination Without Default. In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

12.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 9.1 and 9.2 impossible; and (ii) such breach shall not be cured by thirty (30) days following receipt by the Company of a written notice from Purchaser describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser, on or prior to the Closing Date, without prejudice to any rights or obligations the Company may have, if: (i) Purchaser shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in 9.1 and Section 9.3 impossible; and (ii) such breach shall not be cured by thirty (30) days following receipt by Purchaser of a written notice from the Company describing in reasonable detail the nature of such breach.

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12.3 Termination by the Purchaser. This Agreement may be terminated by the Purchaser prior to the Closing as follows:

(a) by written notice by Purchaser to the Company, if (i) there shall have been a Material Adverse Effect on the Company Group following the date of this Agreement which is uncured and continuing or (ii) the Company Group amends, changes or modifies or seeks to amend, change or modify the Company Group Disclosure Schedules, Financial Statements or Projections delivered to the Purchaser pursuant to Article Four which amendment, change or modification will constitute a Material Adverse Change; or

(b) by written notice by the Purchaser to the Company, if the Purchaser Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the required Purchaser Shareholder Approval required for the Merger was not obtained.

(c) ) by written notice by the Purchaser to the Company if the application of any law, regulation or rule under the Securities Act, Securities Exchange Act or any statute, regulation, or rule of one or more self regulatory bodies, including Nasdaq, would in the sole discretion of the Purchaser materially impair or frustrate the purpose of this Agreement.

12.4 Effect of Termination. If this Agreement is terminated pursuant to this Article XII, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 8.11, 9.4, Article X, Article XI, Article XII and Article XIII shall survive any termination hereof pursuant to this Article XII.

12.5 Break-Up Fee.

(a) Notwithstanding the provisions above, other than with respect to the failure of: (1) the SEC to provide to the Purchaser its notice of no further comments to the Proxy Statement, (2) Nasdaq to complete the review required for the Merger and to approve the listing; or (3) the Purchaser to take the actions to comply with the obligations as set forth in Section 6.9 above, in the event that (i) the Closing does not take place by March 23, 2024 or a later date as extended by the Purchaser under Section 6.9 above, due to any material delay (including the failure of the Company to deliver the 2021 Financial Statements and/or 2022 or 2023 Financial Statements and/or Acquisition Target Company Audited Financials pursuant to Section 7.9 hereof) (provided such delay does not cause the Purchaser to liquidate under the SPAC Agreements) caused by or any reason directly attributable to the Company, any member of the Company Group or Shareholders’ Representative, or (ii) there is a valid and effective termination of this Agreement by the Purchaser pursuant to Sections 12.2(a) or Section 12.3(a), then the Company shall pay to the Purchaser a break-up fee in cash equal to Two Million U.S. Dollars ($2,000,000) ( the “Break-Up Fee”). The Break-Up Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within five (5) Business Days after the Purchaser delivers to the Company written notice of such termination in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Break-Up Fee is payable under this Section 12.5, the payment of such Break-Up Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser or its Affiliates would otherwise be entitled to assert against the Company, Shareholders’ Representative or their Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser or its Affiliates, provided, that the foregoing shall not limit (A) the Company, Shareholders’ Representative or their Affiliates from Liability for any fraud claim relating to events occurring prior to termination of this Agreement or (B) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

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ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) if email, on the date of transmission; or (d) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Company):

Huajin (China) Holdings Limited
c/o Shaanxi Qianxiang Health Technology Co., Ltd.
2nd Fl, Century Yard, Cricket Square
P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands
Attn: Xuehong Li, Chair of the Board of Directors
Email: 1937152666@qq.com

with a copy to (which shall not constitute notice):

Ortoli Rosenstadt, LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Attn.: Yarona Yieh, Esq.
e-mail: yly@orllp.legal

if to the Shareholders’ Representative, or to the Company Shareholders after Closing, to:

Huajin (China) Holdings Limited
c/o Shaanxi Qianxiang Health Technology Co., Ltd.
2nd Fl, Century Yard, Cricket Square
P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands
Attn: Xuehong Li, Chair of the Board of Directors
Email:

if to the Purchaser or Merger Sub:

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada
Attn: Lixin Zheng, Chief Executive Officer
Email: lixinzheng@hotmail.com

with a copy to (which shall not constitute notice):

Raiti PLLC
1345 Avenue of the Americas
New York, New York 10105
Attn: Warren Raiti, Esq.
Email: wraiti@raitipllc.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

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(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s-length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding anything in this Agreement to the contrary, following the Closing Date and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to include in its marketing materials that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such materials do not disclose any of the other terms of the Merger or the other transactions contemplated herein.

13.5 Expenses. Amounts previously incurred by the Purchaser for lien searches including for UCC, litigation, judgments and taxes shall be paid or reimbursed by the Company. Except as otherwise specified in this Agreement, all other costs and expenses, including, without limitation, fees and disbursements of counsel, accountants and other advisors, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing has taken place.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that matters referred to in Article II that relate to the effectuation of the Merger are exclusively governed by the Laws of Cayman Islands.

13.8 Counterparts; Digital Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

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13.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11. Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the Knowledge” or “the knowledge” or “best knowledge of the Company” or similar terms or phrases shall be deemed to include the actual knowledge of Xuehong Li or any other individual currently serving as an executive officer of the Company, after reasonable inquiry.

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13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Except as provided in Article X and Section 13.15 and Section 13.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final prospectus of the Purchaser, dated March 23, 2023 (the “Prospectus”). The Company has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public shareholders of the Purchaser pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Shareholders’ Representative, for itself and on behalf of the Shareholders of the Company, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it shall not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser. This Section 13.14 shall survive termination of this Agreement for any reason.

13.15 Shareholders’ Representative.

(a) By virtue of the adoption of this Agreement and the transactions contemplated hereby, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Shareholder shall be deemed to have appointed the designation of, and hereby designates, Xuehong Li as the Shareholders’ Representative for all purposes in connection with the negotiation and execution of this Agreement, the Additional Agreements and the agreements ancillary hereto, including, but not limited to, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 10.1 or, following the Closing, other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Company Shareholders, (iv) to authorize or object to delivery to Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Company Shareholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) The Shareholders’ Representative may resign at any time. Such agency may be changed by the Company Shareholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time. No bond shall be required of the Shareholders’ Representative.

(c) The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Shareholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively,

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“Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that Representative Losses shall not include costs (other than third party expenses) incurred by the Shareholders’ Representative in the ordinary course of business of the Shareholders’ Representative under the engagement letter entered into by the Shareholders’ Representative, the Company, and certain of the Company Shareholders; provided, further, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Shareholders, any such Representative Losses may be recovered by the Shareholders’ Representative from (x) the funds in the Expense Fund, and (y) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Shareholders; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Shareholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

13.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, sponsor, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement, any Additional Agreement or the transactions contemplated hereby, provided, that this Section 13.16 shall not apply to Section 13.15, which shall be enforceable by the Shareholders’ Representative in its entirety against the Company Shareholders.

13.17 [Reserved]

13.18 Time. Time is of the essence in each and every provision of this Agreement.

13.19 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:
OAK WOODS ACQUISITION CORPORATION
By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer
Merger Sub:
OAK WOODS MERGER SUB INC.
By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer
Company: HUAJIN (CHINA) HOLDINGS LIMITED
By:	/s/ Xuehong Li
Name:	Xuehong Li
Title:	Chairman of the Board of Directors
Shareholders’ Representative:
By:	/s/ Xuehong Li
Name:	Xuehong Li

[Signature Page to Merger Agreement]

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EXHIBITS AND SCHEDULES

EXHIBIT A FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B FORM OF INDEMNIFICATION ESCROW AGREEMENT

EXHIBIT C FORM OF LOCK-UP AGREEMENT

EXHIBIT D FORM OF NON-COMPETE AND NON-SOLICITATION AGREEMENT

EXHIBIT E FORM OF PLAN OF MERGER

SCHEDULES

DISCLOSURE SCHEDULES OF HUAJIN (CHINA) HOLDINGS LIMITED

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EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [•] day of [•], 2024, by and among Oak Woods Acquisition Corporation, a Cayman Islands exempted company (the “Company”) and the undersigned parties listed under Shareholder on the signature page hereto (each, a “Shareholder” and collectively, the “Shareholders”).1

WHEREAS, pursuant to that certain Merger Agreement and Plan of Reorganization dated as of August 11, 2023, as amended (“Merger Agreement”) by and among the Company, Oak Woods Merger Sub, Inc., a wholly-owned subsidiary of Company incorporated in Cayman Islands, Huajin (China) Holdings Limited, a Cayman Islands exempted company (“Huajin”), the Shareholders’ Representative, the Shareholders agreed to accept the Merger Shares in exchange for their shares of capital stock of Huajin; and

WHEREAS, pursuant to the terms of the Merger Agreement, the Company agreed to register the Merger Shares (as defined below) held by the Shareholders for resale under the Securities Act (as defined below) and the Shareholders and the Company desire to enter into this Agreement to provide the Shareholders with certain rights relating to the registration of the securities held by them as of the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination” means the acquisition of direct or indirect ownership through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar type of transaction, of one or more businesses or entities.

“Commission” means the United States’ Securities and Exchange Commission administering the Securities Act or the Exchange Act.

“Class A Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Class B Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Shareholder Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” means the number of shares of Class A Ordinary Shares of the Company in an underwritten offering, if the managing Underwriter or Underwriters advises the Company in writing that the dollar amount or number of shares of Registrable Securities which the Shareholders desire to sell, taken together with all other shares of Class A Ordinary Shares or other securities which the Company desires to sell and the

____________

1        May revise to have the stockholder’s representative execute on behalf of all.

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shares of Class A Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual registration rights held by other Shareholders of the Company who desire to sell, which exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering such maximum dollar amount or maximum number of shares.

“Merger Shares” means the shares of Class A Ordinary Shares of the Company issued or issuable to the Shareholders pursuant to the terms of the Merger Agreement.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in Section 2.2.2.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Merger Shares, (ii) any shares of Class A Ordinary Shares acquired by the Shareholders otherwise in connection with the Business Combination, and (iii) any shares of Class A Ordinary Shares issuable pursuant to warrants or options, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Merger Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shareholder” is defined in the preamble to this Agreement.

“Underwriter” means a securities broker-dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such broker-dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. At any time and from time to time on or after the [•]-month anniversary of the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the holders of at least 40% of such Registrable Securities, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable

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Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of one (1) Demand Registration under this Section 2.1.1 in respect of all Registrable Securities, provided that the Company keeps each Registration Statement filed as a result of the Demand Registration effective and current for at least 12 months.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Class A Ordinary Shares or other securities which the Company desires to sell and the shares of Class A Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other Shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

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2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Except with respect to a Registration Statement (i) filed in connection with any employee stock option or other stock-based benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing Shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, if at any time on or after the [•]-month anniversary of the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for Shareholders of the Company for their account (or by the Company and by Shareholders of the Company), then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration under this Agreement or a demand registration on behalf of other holders of the Company’s securities under that certain Registration Rights Agreement dated as of March 28, 2024 (“Prior Agreement”) that is to be an underwritten offering advises the Company and the holders of Registrable Securities hereunder in writing that the dollar amount or number of shares of Class A Ordinary Shares which the Company desires to sell, taken together with the shares of Class A Ordinary Shares, if any, as to which registration has been demanded pursuant to the Prior Agreement, the Registrable Securities as to which registration shall otherwise be required under this Section 2.2, and the shares of Class A Ordinary Shares, if any, as to which registration has been requested pursuant to the this Agreement and the Prior Agreement, exceeds the Maximum Number of Shares in an underwritten offering, then the Company shall include in any such registration:

(a)              If the registration is undertaken for the Company’s account: (A) first, the shares of Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Class A Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable piggy-back registration rights of security holders party to this Agreement, and the holders of securities under the Prior Agreement, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Class A Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)              If the registration is a “demand” registration undertaken at the demand of persons, (A) first, the shares of Class A Ordinary Shares or other securities for the account of the demanding persons under the Prior Agreement that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Class A Ordinary Shares or other securities comprised of Registrable Securities held by persons other than Xuehong Li, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A),

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(B) and (C), the shares of Class A Ordinary Shares or other securities comprised of Registrable Securities held by Xuehong Li; and I fifth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Class A Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable SecuritiIs in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Limitation on Piggy-Back Registration Rights. The Company shall not be required to file more than two (2) Registration Statements with respect to Piggy-Back Registration Rights under Section 2.2. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available to the Company under the Securities Act and the rules and regulations of the SEC at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 if: (i) Form S-3 is not available for such offering; or (ii) the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its best efforts to, as expeditiously as possible and in any event within thirty (30) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be Registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrime”tal ’o the Company and its Shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding provision more than once in any 365-day period in respect of a Demand Registration hereunder.
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3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remIvI it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale

Annex A-67

with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement or as otherwise provided herein.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Shareholders.

3.1.8 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its Shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of [•], the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, which period shall not exceed more than thirty (30) days, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

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3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses up to the sum of $75,000 of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling Shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. In addition, the holders of Registrable Securities shall comply with all prospectus delivery requirements under the Securities Act and applicable SEC regulations.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Shareholder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Shareholder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Shareholder Indemnified Party for any legal and any other expenses reasonably incurred by such Shareholder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors

Annex A-69

and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Shareholders or holder of Registrable Securities or of any assignee of the Shareholders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.1.

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company (after the Closing):

Oak Woods Acquisition Corporation

101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada

Attn: Lixin Zheng, Chief Executive Officer

Email: lixinzheng@hotmail.com

with a copy to (which shall not constitute notice):

Ortoli Rosenstadt LLP

366 Madison Avenue

New York, NY 10017

Attention: Yarona Yieh, Esq.

To a Shareholder, to the address set forth below such Shareholder’s name on Exhibit A hereto.

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6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon the Company unless executed in writing by the Company. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of a majority of the Registrable Securities.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Shareholder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Shareholder in the negotiation, administration, performance or enforcement hereof.

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IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

OAK WOODS ACQUISITION CORPORATION
By:
Name:	Lixin Zheng
Title:	Chief Executive Officer
SHAREHOLDERS’ REPRESENTATIVE

Name: Xuehong Li
SHAREHOLDER

Name: Xuehong Li

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EXHIBIT A

Schedule of Huajin (China) Holdings Limited Shareholders Information

Name	Address	No. of Shares

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EXHIBIT B

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”), dated as of [•], 2024 by and among Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), Oak Woods Acquisition Corporation (the “Purchaser” or the “Parent”) and Xuehong Li (the “Shareholders’ Representative”) as the representative of the Shareholders of Huajin (China) Holdings Limited (the “Company”).

WHEREAS, the Purchaser, Oak Woods Merger Sub Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”), the Company, the Shareholders of the Company (each a “Shareholder” and collectively the “Shareholders”) and the Shareholders’ Representative entered into a Merger Agreement and Plan of Reorganization, dated August 11, 2023, as amended (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company and the conversion of shares of Company Class A Ordinary Shares (excluding any shares held in the treasury of the Company) into the right to receive the Purchaser Merger Shares in accordance with the terms set forth in the Merger Agreement; and

WHEREAS, pursuant to Section 10.3 of the Merger Agreement, the Purchaser is required to deposit [•] shares of Purchaser Class A Ordinary Shares, par value $0.0001 per share (the “Escrow Shares”), which Escrow Shares would otherwise be issuable to the Shareholders, with the Escrow Agent on the date hereof in connection with the indemnification obligations of the Shareholders as contemplated by the Merger Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

2. Appointment and Acceptance of Escrow Agent.    The Purchaser and the Shareholders’ Representative hereby appoint the Escrow Agent to act, and the Escrow Agent hereby agrees to act, as escrow agent hereunder and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

3. Escrow Deposit.    Concurrently with the execution of this Agreement, the Purchaser shall deposit, or cause to be deposited, the Escrow Shares with the Escrow Agent. The certificates representing the Escrow Shares will be registered in the name of the Company’s Shareholders. The Escrow Shares will be allocated among, and deemed to be beneficially owned by, the persons listed on Exhibit A attached hereto in accordance with the allocation set forth thereon.

4. Ownership and Rights with Respect to the Escrow Shares.

(a)         Except as herein provided, the Shareholders shall be entitled to exercise all of their rights as Shareholders of Purchaser with respect to the Escrow Shares during the Escrow Period (defined below), including, without limitation, the right to vote their Escrow Shares. The “Escrow Period” shall mean the period of time from and after the Closing and continuing until the later of (i) the date that is the 12-month anniversary after the Closing, and (ii) the date of the release of any Escrow Shares in the Pending Claims Reserve provided in Section 5 hereunder; provided that the Escrow Period shall not exceed the 24-month anniversary of the Closing.

(b)         During the Escrow Period, all dividends payable in cash with respect to Escrow Shares shall be paid to the Shareholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof.

(c)         During the Escrow Period, no sale, transfer or other disposition may be made of any or all Escrow Shares except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Shareholder, or (iii) pursuant to a qualified domestic relations order (each such transfer a “Permitted Transfer”); provided, however, that such Permitted Transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (1) members of a Shareholder’s “Immediate Family” (as hereinafter defined); (2) an entity in which (A) a Shareholder and/or members of a Shareholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Shareholder and/or a member of such Shareholder’s Immediate Family is a general partner and in which such Shareholder and/or

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members of such Shareholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; (3) a revocable trust established by a Shareholder during his or her lifetime for the benefit of such Shareholder or for the exclusive benefit of all or any member of such Shareholder’s Immediate Family; and (4) any Affiliate. As used in this Agreement, the term “Immediate Family” means, with respect to any Shareholder, a spouse, parent, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Shareholder). As used in this Agreement, “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity. Upon receipt of an agreement to be bound by the terms and conditions of this Agreement as required above, the Escrow Agent shall deliver to such transferring Shareholder the original share certificate out of which the assigned shares are to be transferred, and shall request that Purchaser issue new certificates representing (x) the number of shares, if any, that continue to be owned by the transferring Shareholder, and (y) the number of shares owned by the Permitted Transferee as the result of such transfer, each of which shall be returned to the Escrow Fund hereunder until the expiration of the Escrow Period. Purchaser, the transferring Shareholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Shareholder shall pledge or grant a security interest in such Shareholder’s Escrow Shares or grant a security interest in such Shareholder’s rights under this Agreement.

5. Indemnification Claims.

(a)         Established Claims.

(i)          If, at any time on or before the end of the 12-month anniversary of the Closing, any Indemnified Party (as defined in the Merger Agreement) is entitled to make a claim for indemnification pursuant to Article X of the Merger Agreement (an “Indemnification Claim”), after fully complying with the procedures and obligations required therein, the Purchaser may deliver written notice to the Shareholder Representative (each a “Notice”), with a copy to the Escrow Agent, that contains (i) a description, in reasonable detail, of the nature of the Indemnification Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss, and (iii) the basis of the Purchaser’s request for indemnification under the Merger Agreement in reasonable detail, including a reference to the specific provision of the Merger Agreement alleged to have been breached. In accordance with the Merger Agreement, each such Notice will request that the Escrow Agent distribute all or a portion of the Escrow Shares (the “Distribution Request Amount”) to Purchaser in satisfaction of the amount of such Indemnification Claim, subject to the limitations, procedures and obligations required by Article X of the Merger Agreement, together with a copy of any other documentation required pursuant to the terms of the Merger Agreement.

(ii)         If the Shareholder Representative provides a notice to the Purchaser (with a copy to the Escrow Agent) (a “Counter Notice”), within thirty (30) days following the date of the Notice (such thirty (30)-day period, the “Representative Review Period”), disputing all or a portion of the matters or amounts described in the Notice, the Shareholder Representative and the Purchaser shall attempt to resolve such dispute by voluntary settlement as provided in Section 5(b) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent within the Representative Review Period, then the Distribution Request Amount in the Indemnification Claim shall be deemed to be an Established Claim (defined below) for purposes of this Agreement and if a Counter Notice is delivered disputing only a portion of the matters or amounts described in the Notice, the undisputed portion of the Distribution Request Amount pertaining to such Indemnification Claim shall be deemed to be an Established Claim.

(iii)        As used in this Agreement, “Established Claim” means any (i) portion of any Distribution Request Amount that is not disputed pursuant to Section 5(a)(ii) above, (ii) portion of any Distribution Request Amount that is resolved by mutual resolution pursuant to Sections 5(b)(i) and (ii), resulting in an award to

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Purchaser, or (iii) portion of any Distribution Request Amount that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction. Notwithstanding anything herein to the contrary, each Indemnification Claim shall be subject to the limitations, procedures and obligations set forth in Article X of the Merger Agreement, and no portion of any Indemnification Claim may be deemed to be an Established Claim or otherwise payable under Article X of the Merger Agreement unless and until the aggregate amount of all indemnifiable Losses exceeds the Basket.

(iv)        Promptly after any portion of an Indemnification Claim becomes an Established Claim, the Shareholder Representative and the Purchaser shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Purchaser, and the Escrow Agent, upon receipt of the Joint Notice, promptly shall deliver to Purchaser, the number of Escrow Shares, subject to the provisions of this Agreement, with a value equal to the dollar amount of the Distribution Request Amount comprising the Established Claim (or, if at such time there remains in escrow less than the full amount so payable, the full amount of the remaining Escrow Shares.

(v)         Payment of an Established Claim shall be made in an amount of Escrow Shares pro rata from each account maintained on behalf of each Shareholder. The Escrow Agent shall transfer to Purchaser out of escrow that number of Escrow Shares necessary to satisfy each Established Claim, as set out in the Joint Notice. Each transfer of Escrow Shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Purchaser such number of Escrow Shares held in each applicable Shareholder’s account evidencing not less than such Shareholder’s pro rata portion of the aggregate number of Escrow Shares specified in the Joint Notice. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in Escrow Shares may be made notwithstanding any other agreements restricting or limiting the ability of any Shareholder to transfer any Escrow Shares or otherwise. The Shareholder Representative and the Purchaser will exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice.

(b)         Disputed Claims. If a Counter Notice is delivered by the Shareholder Representative within the Representative Review Period, then: (i) for the sixty (60)-day period immediately following the date of such notice, the Shareholder Representative and the Purchaser shall attempt to resolve such dispute by consultation and negotiation with each other before taking any other action; and (ii) if the Shareholder Representative and the Purchaser are unable to reach a settlement with respect to a dispute, such dispute shall be resolved in accordance with the Merger Agreement.

6. Scheduled Distributions of Escrow Fund.

(a)         On the first business day after the date that is the 18-month anniversary after the Closing, the Escrow Agent shall, upon receipt of a Joint Notice, distribute and deliver to each Shareholder certificates representing the Escrow Shares then in such Shareholder’s account equal to the original number of Escrow Shares placed in such Shareholder’s account less the sum of (i) the number of Escrow Shares applied in satisfaction of Indemnification Claims made prior to the Escrow Period and (ii) the number of Escrow Shares in the Pending Claims Reserve allocated to such Shareholder’s account, in book-entry form (to the extent possible), as provided in the following sentence. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 5 hereof, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Purchaser, would result in a payment of Escrow Shares to Purchaser, the Escrow Agent shall retain in the Pending Claims Reserve that number of Escrow Shares having a value equal to the Distribution Request Amount for such Indemnification Claims, allocated pro rata from the account maintained on behalf of each Shareholder. Thereafter, if any Pending Claim becomes an Established Claim, the Shareholder Representative and Purchaser shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Purchaser the number of Escrow Shares in the Pending Claims Reserve in respect thereof determined in accordance with Section 5(a)(iii) above and to deliver to each Shareholder the remaining Escrow Shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in the Joint Notice. If any Pending Claim is resolved without resulting in an Established Claim, the Shareholder Representative and the Purchaser shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Shareholder its pro rata portion of the number of Escrow Shares allocated to such Pending Claim in the Pending Claims Reserve.

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(b)         As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of Escrow Shares having a value equal to the sum of the aggregate Distribution Request Amounts claimed with respect to all Pending Claims (as shown in the Notices of such Claims), subject to the Basket described in Article X of the Merger Agreement.

(c)         The Escrow Agent, the Shareholder Representative and the Purchaser shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Purchaser and the Shareholder in accordance with this Agreement and in implementing the procedures necessary to effect such payments. Notwithstanding anything to the contrary herein, any portion or all of the Escrow Shares shall be promptly (but in any event within three (3) business days) released and distributed to the Shareholders, allocated among the Shareholders in accordance with the allocation set forth on Exhibit A attached hereto, (i) pursuant to a Joint Notice delivered to the Escrow Agent or (ii) upon the Escrow Agent receiving a certified copy of a final non-appealable award, judgment or order issued by a court of competent jurisdiction relating to such claim (a “Judgment”) directing delivery of all or a portion of the Escrow Amount, as applicable, along with payment delivery instructions (and that the Escrow Agent should disburse all or a portion of the Escrow Amount, as applicable, as provided in such Judgment).

(d)         The value of an Escrow Share shall be as determined in accordance with Article X of the Merger Agreement.

7. Duties and Liability of Escrow Agent.

(a)         The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.  In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between the parties, the terms and provisions of the Merger Agreement shall control; provided, that, notwithstanding the terms of any other agreement between the parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent.

(b)         Escrow Agent shall be liable only for its bad faith, willful misconduct or gross negligence and not for any act done or omitted by it hereunder in good faith. The parties hereto agree that Escrow Agent will not be called upon to construe any contract or instrument. Escrow Agent is authorized to comply with and obey laws, orders, judgments, decrees, and regulations of any governmental authority, court, tribunal, or arbitrator; provided, however, that Escrow Agent shall, to the extent practicable, give each of the other parties hereto reasonable notice of its intention to comply with or obey any such law, order, judgment, decree, or regulation and the opportunity to object to such intention to comply or obey (for which Escrow Agent shall be entitled to indemnification as provided in this Agreement); provided, further, that Escrow Agent shall not be required to give any such notice if, in its reasonable judgment, a delay in complying or obeying any such law, order, judgment, decree, or regulation would prejudice any rights of Escrow Agent or subject it to any liability. If Escrow Agent complies with or obeys any such law, order, judgment, decree, or regulation, Escrow Agent shall not be liable to any of the parties hereto or to any other person even if such law, order, judgment, decree, or regulation is subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law. The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, other than actions which have been finally adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 11, below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel unless such actions have been finally adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence.

(c)         The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Purchaser or the Shareholders pursuant to the terms of this Agreement or, if such notice is disputed by the Shareholder Representative or the Purchaser, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to the Purchaser or the Shareholders, as applicable, the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

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8. Actions Protected.    Escrow Agent may rely, and shall be protected in acting or refraining from acting, upon any written notice, waiver, consent, certificate, receipt, authorization, power of attorney, instruction, request or other paper or document (each a “Notice”), furnished to it hereunder and believed by it to be genuine. If Escrow Agent receives a Notice under which some action is to be taken by it, it shall not be required to act thereon until it has had an opportunity, if it so desires and in its sole discretion, to investigate the authenticity of such Notice.

9. Legal Counsel.    Escrow Agent may consult with and obtain advice from legal counsel of its own choice in the event of any question as to the provisions hereof or its duties hereunder and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent shall be fully protected in acting in good faith, including without limitation acting in accordance with the opinion and instructions of legal counsel.

10.  No Other Duties.    Escrow Agent shall have no duties arising from this Agreement except those expressly set forth herein, and it shall not be bound by any notice of claim or demand with respect thereto, or any waiver, modification, amendment, termination, cancellation revision or rescission of this Agreement, unless received by it in writing in conformity with the provisions hereof, and, if Escrow Agent’s duties hereunder are affected, unless it shall have given its prior written consent thereto. Escrow Agent shall not be bound by any assignment by the Purchaser or by the Shareholders’ Representative of any rights hereunder unless Escrow Agent shall have received written notice thereof from the assignor.

11.  Indemnification.    The Escrow Agent shall be indemnified and held harmless by the parties hereto from and against any expenses, including reasonable and documented counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim that arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in any state or federal court located in the Borough of Manhattan, State of New York. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

12.  Compensation.    The Escrow Agent shall be entitled to reasonable compensation from the Parties for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Parties for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

13.  Termination.    Escrow Agent’s responsibilities and liabilities hereunder, except as a result of its own bad faith, willful misconduct or gross negligence, will terminate upon distribution of all Escrow Shares held by Escrow Agent in accordance with the provisions of this Agreement.

14.  Resignation; Succession.    The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto thirty (30) days prior written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Representative and the Committee. If no new escrow agent is so appointed within the sixty (60)-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.  The parties may remove the Escrow Agent at any time and for any reason (or for no reason) and the Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time, jointly; provided, however, that such resignation shall become effective only upon the joint agreement and acceptance by the Representative and the Committee of the appointment of a successor escrow agent as provided in this Section 14.

15.  Amendment.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

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16.  Notices.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) transmitted by facsimile or e-mail or (c) mailed by first class, overnight or certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other address as a party shall hereafter specify by notice to the other parties:

If to the Purchaser, to:

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada
Attn: Lixin Zheng, Chief Executive Officer
Email: lixinzheng@hotmail.com

With a copy (which shall not constitute notice) to:

Raiti PLLC
1345 Avenue of the Americas
New York, New York 10105
Attn: Warren Raiti, Esq.
Email: wraiti@raitipllc.com

If to the Shareholders’ Representative:

Huajin (China) Holdings Limited
c/o Shaanxi Qianxiang Health Technology Co., Ltd.
2nd Fl, Century Yard, Cricket Square
P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands
Attn: Xuehong Li, Chair of the Board of Directors
Email: [•]

If to Escrow Agent:

Continental Stock Transfer & Trust Company
One State Street – 30th Floor
New York, New York 10004
Attention: [•]
Email: [•]
Fax: (212) 616-7615

All such notices and communications shall be deemed to be effective and to have been delivered on (i) the date of delivery thereof if delivered in person, (ii) one day after a facsimile or e-mail is sent, provided that an appropriate electronic confirmation is received, (iii) 24 hours after being sent by overnight courier, or (iv) on the third business day after the mailing thereof to the last known address of the recipient, except that notice of change of address shall be effective only upon receipt or upon refusal to accept delivery thereof.

17.  Recovery of Attorneys’ Fees and Court Costs.    In the event of a dispute concerning the disbursement or distribution of the Escrow Shares which dispute is resolved by a court order, the prevailing party shall be entitled to recovery of its reasonable attorneys’ fees, court costs, and other related expenses incident to such cause of action from the other party.

18.  Entire Agreement.    This Agreement, together with the Merger Agreement, as referenced herein, constitutes the entire agreement among the parties and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter hereof. Any party hereto may, by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Annex A-80

19.  Successors and Assigns.    This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (a) confer on any person other than the parties, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties’ partners or participants in a joint venture. Escrow Agent shall not be obliged to recognize any such succession or assignment until written evidence thereof shall have been received by it.

20.  Severability.    In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

21.  Assignment.    This Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

22.  Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

23.  Counterparts; Signatures.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument and any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterparts. All signatures of the parties to this Agreement may be transmitted by facsimile or portable document format (.pdf) signature pages, and such facsimile or portable document format (.pdf) signature pages will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

24.  Headings.    The headings of the foregoing paragraphs of this Agreement are inserted herein for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

25.  Equitable Relief.    Each of the parties will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without proof of actual damages or any requirement to post a bond, in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

[Signature Page Follows]

Annex A-81

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Escrow Agent:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:
Purchaser:
OAK WOODS ACQUISITION CORPORATION
By:
Name:	Lixin Zheng
Title:	Chief Executive Officer
SHAREHOLDERS’ REPRESENTATIVE

Name: Xuehong Li

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EXHIBIT A

ESCROW SHARES ALLOCATION

Name	Address	No. of Escrow Shares

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EXHIBIT C

RESALE LOCK-UP AGREEMENT

THIS RESALE LOCK-UP AGREEMENT (this “Agreement”) is dated as of [•], 2024, by and between the stockholder of Huajin (China) Holdings Limited set forth on the signature page to this Agreement (the “Holder”) and Oak Woods Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser” or the “Parent”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A.     The Purchaser has entered into that certain Merger Agreement and Plan of Reorganization, dated as of August 11, 2023, as amended (the “Merger Agreement”), by and among the Purchaser, of Huajin (China) Holdings Limited (the “Company”), Oak Woods Merger Sub Inc., a wholly-owned subsidiary of Purchaser (“Merger Sub”), and Xuehong Li as the representative of the stockholders of the Company.

B.      The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (“Merger”) and the conversion of shares of Company Ordinary Shares into the right to receive the Purchaser Merger Shares, in the amounts for each Company stockholder set forth on Schedule 1.17 of the Merger Agreement.

C.     Each Holder is either (A) the record and/or beneficial owner of shares of Ordinary Shares of the Company or (B) contractually entitled to receive shares of Ordinary Shares of the Company and is therefore entitled to receive Purchaser Merger Shares pursuant to the Merger Agreement at the effective time of the Merger.

D.     As a condition of, and as a material inducement for the Purchaser to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.      Lock-Up.

(a)     During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not, without the Purchaser’s prior written consent, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below) (including any securities convertible into, or exchangeable for, or representing the rights to receive, Lock-up Shares), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of the Purchaser.

(b)    In furtherance of the foregoing, the Purchaser will (i) place an irrevocable stop order on all Purchaser Merger Shares which are Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Purchaser’s stock transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct the Purchaser’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)     For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

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(d)    For purpose of this agreement, “Lock-up Period” shall mean:

(i)     If the Holder is the Chief Executive Officer of the Company, a period commencing on the Closing Date (as determined in accordance with the Merger Agreement) and expiring on the first business day which is 365 calendar days from the Closing Date; or

(ii)     If the Holder is not included within the scope of clause (i) of this Section 1(d), a period commencing on the Closing Date and expiring on the first business day which is 180 calendar days from the Closing Date.

2.      Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of the Purchaser, the Purchaser’s legal counsel, or any other person.

3.Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Purchaser, or any economic interest in or derivative of such stock, other than those Purchaser Shares specified on the signature page hereto. For purposes of this Agreement, the Purchaser Shares beneficially owned by the Holder as specified on the signature hereto, together with any Purchaser Shares acquired during the Lock-Up Period, if any, are collectively referred to as the “Lock-up Shares.”

4.      No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.      Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or by courier service to the following addresses, or such other address as any party hereto designates by written notice to the other party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient within three (3) calendar days thereafter.

(a)     If to the Purchaser:

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada
Attn: Lixin Zheng, Chief Executive Officer
Email: lixinzheng@hotmail.com

With a copy (which shall not constitute notice) to:

Raiti PLLC
1345 Avenue of the Americas
New York, New York 10105
Attn: Warren Raiti, Esq.
Email: wraiti@raitipllc.com

(b)    If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Attention: Yarona Yieh, Esq.
Email: yly@orllp.legal

or to such other address as any party may have furnished to the others in writing in accordance herewith.

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6.      Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.      Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8.      Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by the Purchaser and its successors and assigns. The Holder acknowledges and understands that Oak Woods Acquisition Corporation intends to change its corporate name to Huajin (China) Holdings Limited subsequent to the Merger.

9.      Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10.    Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.    Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13.    Dispute Resolution. Article XII of the Merger Agreement regarding arbitration of disputes is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14.    Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

15.    Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

Annex A-86

IN WITNESS WHEREOF, the parties hereto have caused this Resale Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OAK WOODS ACQUISITION CORPORATION
By: _________________________________________
Name: Lixin Zheng Title: Chief Executive Officer

Annex A-87

IN WITNESS WHEREOF, the parties hereto have caused this Resale Lock-Up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER
By: _________________________________________
Name: [•]
Address: [•]
NUMBER OF Lock-up Shares:
1. Shares of Ordinary Shares to be received in the Merger

B. Shares Upon Exercise of Options

Annex A-88

EXHIBIT D

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of [•], 2024 by and between Oak Woods Acquisition Corporation, a Cayman Islands exempted company (“Purchaser”), Xuehong Li, [•] (the “Executive(s)”), and together with Purchaser, the “Parties”, and each a “Party”) and will be effective as of the Effective Time (as defined in the Merger Agreement (as defined below)). References to the “Company” in this Agreement shall refer to Purchaser after giving effect to the consummation of the Business Combination (as defined below) and each of Purchaser’s direct and indirect Subsidiaries (including Huajin (China) Holdings Limited) and any of their respective successors-in-interest.

WHEREAS, this Agreement is being entered into in connection with that certain Merger Agreement and Plan of Reorganization, dated as of August 11, 2023 (the “Signing Date”) (as amended, restated or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), by and among Purchaser, Oak Woods Merger Corp., a Cayman Islands exempted company and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands exempted company (“Huajin”) and the initial Shareholder Representative thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Purchaser, Merger Sub, and Huajin will enter into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into Huajin (the “Business Combination”), with Huajin continuing as the Surviving Corporation.

WHEREAS, as a result of the Business Combination, (i) the Shareholders of Huajin that existed a moment in time prior to the Business Combination, will have their equity interests in Huajin cancelled and converted into the right to receive the consideration set forth in the Merger Agreement, and (ii) Huajin (as the Surviving Corporation) will be a wholly-owned Subsidiary of Purchaser.

WHEREAS, the Executive acknowledges and agrees that (i) this Agreement is being entered into as part of the Merger Agreement and the Business Combination, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Purchaser’s willingness to enter into the Merger Agreement and consummate the Business Combination, (iii) the Executive shall receive substantial direct and indirect benefits by the consummation of the Business Combination (including the Executive’s portion of the consideration received in connection with the Business Combination), if any, and (iv) Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Executive breached the provisions of this Agreement.

WHEREAS, the Company desires to employ or continue the employment of Executive and Executive desires to be employed by the Company, effective as of the closing of the Business Combination.

WHEREAS, it is a condition to the completion of the Business Combination that the Executive enter into this Non-Combination and Non-Solicitation Agreement on the terms provided herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the parties hereby agree as follows.

1.      Confidential Information.

(a)              Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information,

Annex A-89

advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)              Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company (including its affiliates) has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of use of the “Company Business” (as defined below). The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace. As used in this Agreement, the “Company Business” means the business engaged in the design, development, manufacture, importation, marketing, promotion, distribution, offering for sale, sale, and other commercialization of any and all products and services currently under development or in production, including the use of electric-powered scooters, bicycles and mopeds for urban micro-mobility purposes.

(c)              Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or its affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its affiliates, and, in any event, not to anyone outside of the direct employ of the Company and its affiliates, except as required in the performance of the Executive’s authorized employment duties to the Company and its affiliates or with the prior consent of the Chief Executive Officer (or in the case of the Chief Executive Officer, the General Counsel) acting on behalf of the Company and its affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company and its affiliates, except as required in the performance of the Executive’s authorized employment duties to the Company acting on behalf of the Company and its affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(d)              Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to Chief Executive Officer or in the case of the Chief Executive Officer, the General Counsel. Further, Executive understands that nothing contained in this Agreement limits his or her ability from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General (“Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive further understands that this Agreement does not limit Executive’s ability to

Annex A-90

communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(e)              Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)          The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)         If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executives attorney and use the trade secret information in the court proceeding if the Executive files any document containing trade secrets under seal and does not disclose trade secrets, except pursuant to court order.

(f)               Term. The Executive understands and acknowledges that [his/her] obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after [he/she] begins employment by the Company) and shall continue during and after [his/her] employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

2.      Restrictive Covenants.

2.1              Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and its affiliates. The Executive further understands and acknowledges that the Company and its affiliates ability to reserve these for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and its affiliates, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

2.2              Non-Competition. (a) Because of the Company and its affiliates legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the term of three (3) years, to run consecutively, beginning on the last day of the Executive’s employment with the Company (the “Restricted Period”), regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company and its affiliates the Executive agrees and covenants that it shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner, consultant or contractor), or engage in activities or businesses, or establish any new businesses, within North America (including Mexico), Europe, or any country in which the Company is conducting business during the time of the Executive’s employment with the Company (the “Territory”) any business that is competitive with the business operated by the Company, including any activities or business engaged in the Company Business. Notwithstanding the foregoing, this Section 2.2 shall be deemed not breached solely as a result of the ownership by the Executive or any of his, her or its Affiliates of less than an aggregate of 2% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and is listed on a national securities exchange; provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such entity.

(b)         This Section 2.2 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Executive Officer or General Counsel (in the case of the Chief Executive Officer).

Annex A-91

2.3              Non-Solicitation of Personnel; No Hire. During the Restricted Period, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company at any time during the 12-month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of Purchaser; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 2.3 shall not prevent the Executive or any of his, her or its Affiliates (not including the Company) from (a) making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of Purchaser or (b) soliciting, inducing or otherwise offering employment to any Company Employees or other employees of Purchaser who have not been employed with the Company and/or Purchaser during the previous six months prior to any contact with any such employees initiated by the Executive or his, her or its Affiliates.

2.4              Non-Solicitation of Business Relations. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company and its affiliates, the Executive will have access to and learn about much or all of the Company and its affiliates customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s service offerings. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. During the Restricted Period, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, (i) adversely interfere with the relationship between the Company and any Material Business Relationship, (ii) solicit, induce or attempt to induce (or assist any other Person in soliciting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, the Company had either (a) requested or received information relating to the acquisition of such Person or business, (b) identified to Purchaser that such Person or business was a potential acquisition target of the Company, or (c) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) material customer, supplier, licensee, licensor, franchisee of the Company as of the Closing or at any time in the six (6) month period prior to the Closing, or (y) any other Person with whom the Company, as of the Closing or at any time in the six (6) month period prior to the Closing, had a material business relationship.

2.5              Non-Disparagement. From and after the date hereof, the Executive shall not, and shall cause each of his, her or its controlled Affiliates not to, make any intentionally negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 2.5 shall prevent the Executive from (i) performing his or her duties as an officer, director or employee of Purchaser, its successors-in-interest or their respective Subsidiaries, or (ii) making any truthful statement (A) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place or (B) required by Law or any judicial or administrative process.

3.      Remedies.

The Executive acknowledges and agrees that (i) the covenants and agreements contained in Sections 1 and 2 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Purchaser pursuant to the Merger Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Purchaser, the Company and the Business; (iii) a breach by the Executive of any of the Non-Competition and Related Covenants will result in irreparable harm and damages that may not be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Merger Agreement, the Executive will receive valuable consideration (including, as applicable, significant benefits, equity in Purchaser, and other valuable consideration), both directly or indirectly, from Purchaser in connection with the Merger; and (v) the Non-Competition and Related Covenants are intended

Annex A-92

to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Sections 1 and 2 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, such provisions shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Purchaser and the Executive hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.

4.      Miscellaneous.

4.1              For the avoidance of doubt, this Agreement shall not restrict the Executive from performing his or her duties as an officer, director or employee of Purchaser, its successors-in-interest or their respective Subsidiaries.

4.2              Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

4.3              Signatures. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

4.4              Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

4.5              Jurisdiction; Waiver of Jury Trial.

(a)         Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in any state or federal court located in the Borough of Manhattan, State of New York, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.5(a).

(b)         EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF

Annex A-93

ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.5(b).

4.6              Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of the Purchaser or the Company shall be effective unless (i) provided by the Purchaser prior to the Closing, or (ii) provided by the Company at the direction or with the approval of a majority of the independent members of the board of directors of the Company.

4.7              Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

4.8              Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of the other Party; provided, however, that Purchaser (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Executive, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.

4.9              Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 4.9:

if to Purchaser (prior to the Closing):

Oak Woods Acquisition Corporation

101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada

Attn: Lixin Zheng, Chief Executive Officer

Email: lixinzheng@hotmail.com

with a copy to (which shall not constitute notice):

Raiti PLLC

1345 Avenue of the Americas

New York, New York 10105

Attn: Warren Raiti, Esq.

Email: wraiti@raitipllc.com

if to Purchaser (following the Closing):

Huajin (China) Holdings Limited

c/o Shaanxi Qianxiang Health Technology Co., Ltd.

2nd Fl, Century Yard, Cricket Square

P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands

Attn: Xuehong Li, Chair of the Board of Directors

Email: [•]

with a copy to (which shall not constitute notice):

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Attention: Yarona Yieh, Esq.

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e-mail: yly@orllp.com

if to the Executive:

Xuehong Li

c/o Shaanxi Qianxiang Health Technology Co., Ltd.

2nd Fl, Century Yard, Cricket Square

P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands

Email: [•]

[____•____]

[____•____]

[____•____]

4.10            Effectiveness. This Agreement will become effective as of the Closing. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the Parties shall have no rights, liabilities or obligations whatsoever hereunder.

4.11            Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:
OAK WOODS ACQUISITION CORPORATION
By:
Name:	Lixin Zheng
Title:	Chief Executive Officer
EXECUTIVE(s):

Name:	Xuehong Li

Name:	[•]

Name:	[•]

Name:	[•]

Name:	[•]

[Signature Page to Non-Competition and Non-Solicitation Agreement]

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EXHIBIT E

PLAN OF MERGER

This Plan of Merger is made on [•] by Oak Woods Merger Sub Inc., an exempted company incorporated under the laws of the Cayman Islands on 10 August 2023, with its registered office situate at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Merger Sub”) and Huajin (China) Holdings Limited 华锦（中国）控股有限公司, an exempted company incorporated under the laws of the Cayman Islands on 27 July 2021, with its registered office situate at Tricor Services (Cayman Islands) Limited, Second Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands (“Huajin (China)” (together, the “Constituent Companies”) pursuant to the provisions of Part XVI of the Companies Act.

NOW THEREFORE this Plan of Merger:

1.           The Constituent Companies to this Plan of Merger are Oak Woods Merger Sub Inc., an exempted company incorporated under the laws of the Cayman Islands on 10 August 2023, with its registered office situate at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and Huajin (China) Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands on 27 July 2021, with its registered office situate at Tricor Services (Cayman Islands) Limited, Second Floor, Century Yard, Cricket Square, P.O. Box 902, Grand Cayman, KY1-1103, Cayman Islands.

2.           The surviving company that results from the merger of the Constituent Companies is Huajin (China), which shall continue to be called Huajin (China) Holdings Limited 华锦（中国）控股有限公司 (the “Surviving Company”) and shall have its registered office at [Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands].

3.           Immediately prior to the merger, the authorised share capital of Merger Sub is US$500 divided into 50,000 shares of par value of US$0.01 each. Merger Sub has, immediately prior to the merger, 1 outstanding share of US$0.01 par value with one vote for each share.

4.           Immediately prior to the merger, the authorised share capital of Huajin (China) is US$50,000 divided into 50,000 shares of par value of US$1.00 each. Huajin (China) has, immediately prior to the merger, 50,000 outstanding shares of US$1.00 par value with one vote for each share.

5.           It is intended that the merger shall take effect on [•] (the “Effective Time”).

6.           Upon the merger, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

7.           At the Effective Time, the authorised share capital of the Surviving Company shall [continue to be US$50,000 divided into 50,000 shares of a par value of US$1.00 each.]

8.           At the Effective Time, each issued and outstanding share of Huajin (China) in issue immediately prior to the Effective Time shall be cancelled in exchange for the consideration set out in the merger agreement and plan of reorganization by and among (1) Huajin (China), (2) Xuehong Li, as representative of the shareholders of Huajin (China), (3) Oak Woods Acquisition Corporation and (4) Merger Sub dated 11 August 2023, as amended by the first amended merger agreement and plan of reorganisation by and among (1) Huajin (China), (2) Xuehong Li, as representative of the shareholders of Huajin (China), (3) Oak Woods Acquisition Corporation and (4) Merger Sub dated August 11, 2023, as modified and amended from time to time, in the form annexed hereto as Schedule 1 (the “Merger Agreement”).

9.           At the Effective Time, each issued and outstanding share of Merger Sub in issue immediately prior to the Effective Time shall be converted into a share of the Surviving Company.

10.         The shares of the Surviving Company shall:

(a)         be entitled to one vote per share;

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(b)         be entitled to such dividends as the Board may from time to time declare;

(c)         in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Surviving Company; and

(d)         generally be entitled to enjoy all of the rights attaching to shares.

11.         At the Effective Time, the memorandum of association and the articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form annexed hereto as Schedule 2 (the “M&A”). From the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the M&A.

12.         No amounts or benefits are payable to the directors of the Constituent Companies upon the merger.

13.         Neither of the Constituent Companies has any secured creditors and has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14.         The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS

15.         This Plan of Merger has been approved by the board of directors of both of the Constituent Companies pursuant to section 233(3) of the Companies Act of the Cayman Islands.

16.         This Plan of Merger has been authorised by the shareholders of both of the Constituent Companies pursuant to section 233(6) of the Companies Act of the Cayman Islands.

17.         At any time prior to the Effective Time, this Plan of Merger may be terminated or amended in accordance with the terms of the Merger Agreement.

18.         This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

19.         This Plan of Merger and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Cayman Islands. Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

Each of the undersigned, being a Director of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date first above written.

For and on behalf of Merger Sub:

ZHENG Lixin Director
For and on behalf of the Surviving Company:

LI Xuehong Director

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Schedule 1

Annex A-99

Schedule 2

Annex A-100

ANNEX B

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [•] day of [•], 2024, by and among Oak Woods Acquisition Corporation, a Cayman Islands exempted company (the “Company”) and the undersigned parties listed under Shareholder on the signature page hereto (each, a “Shareholder” and collectively, the “Shareholders”).1

WHEREAS, pursuant to a Merger Agreement and Plan of Reorganization dated as of August 11, 2023 (as modified and amended from time to time) (“Merger Agreement”) by and among the Company, Oak Woods Merger Sub, Inc., a wholly-owned subsidiary of Company incorporated in Cayman Islands, Huajin (China) Holdings Limited, a Cayman Islands exempted company (“Huajin”), the Shareholders’ Representative, the Shareholders agreed to accept the Merger Shares in exchange for their shares of capital stock of Huajin; and

WHEREAS, pursuant to the terms of the Merger Agreement, the Company agreed to register the Merger Shares (as defined below) held by the Shareholders for resale under the Securities Act (as defined below) and the Shareholders and the Company desire to enter into this Agreement to provide the Shareholders with certain rights relating to the registration of the securities held by them as of the date hereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Business Combination” means the acquisition of direct or indirect ownership through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar type of transaction, of one or more businesses or entities.

“Commission” means the United States’ Securities and Exchange Commission administering the Securities Act or the Exchange Act.

“Class A Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Class B Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Shareholder Indemnified Party” is defined in Section 4.1.

“Maximum Number of Shares” means the number of shares of Class A Ordinary Shares of the Company in an underwritten offering, if the managing Underwriter or Underwriters advises the Company in writing that the dollar amount or number of shares of Registrable Securities which the Shareholders desire to sell, taken together with all other shares of Class A Ordinary Shares or other securities which the Company desires to sell and the

____________

1        May revise to have the stockholder’s representative execute on behalf of all.

Annex B-1

shares of Class A Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual registration rights held by other Shareholders of the Company who desire to sell, which exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering such maximum dollar amount or maximum number of shares.

“Merger Shares” means the shares of Class A Ordinary Shares of the Company issued or issuable to the Shareholders pursuant to the terms of the Merger Agreement.

“Notices” is defined in Section 6.2.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in Section 2.2.2.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Merger Shares, (ii) any shares of Class A Ordinary Shares acquired by the Shareholders otherwise in connection with the Business Combination, and (iii) any shares of Class A Ordinary Shares issuable pursuant to warrants or options, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Merger Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shareholder” is defined in the preamble to this Agreement.

“Underwriter” means a securities broker-dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such broker-dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. At any time and from time to time on or after the [•]-month anniversary of the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the holders of at least 40% of such Registrable Securities, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within ten (10) days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable

Annex B-2

Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of one (1) Demand Registration under this Section 2.1.1 in respect of all Registrable Securities, provided that the Company keeps each Registration Statement filed as a result of the Demand Registration effective and current for at least 12 months.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Class A Ordinary Shares or other securities which the Company desires to sell and the shares of Class A Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other Shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Demanding Holder has requested be included in such registration, regardless of the number of shares held by each such Demanding Holder (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Class A Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

Annex B-3

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. Except with respect to a Registration Statement (i) filed in connection with any employee stock option or other stock-based benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing Shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, if at any time on or after the [•]-month anniversary of the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for Shareholders of the Company for their account (or by the Company and by Shareholders of the Company), then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration under this Agreement or a demand registration on behalf of other holders of the Company’s securities under that certain Registration Rights Agreement dated as of March 28, 2024 (“Prior Agreement”) that is to be an underwritten offering advises the Company and the holders of Registrable Securities hereunder in writing that the dollar amount or number of shares of Class A Ordinary Shares which the Company desires to sell, taken together with the shares of Class A Ordinary Shares, if any, as to which registration has been demanded pursuant to the Prior Agreement, the Registrable Securities as to which registration shall otherwise be required under this Section 2.2, and the shares of Class A Ordinary Shares, if any, as to which registration has been requested pursuant to the this Agreement and the Prior Agreement, exceeds the Maximum Number of Shares in an underwritten offering, then the Company shall include in any such registration:

(a)              If the registration is undertaken for the Company’s account: (A) first, the shares of Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Class A Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable piggy-back registration rights of security holders party to this Agreement, and the holders of securities under the Prior Agreement, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Class A Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b)              If the registration is a “demand” registration undertaken at the demand of persons, (A) first, the shares of Class A Ordinary Shares or other securities for the account of the demanding persons under the Prior Agreement that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Class A Ordinary Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Class A Ordinary Shares or other securities comprised of Registrable Securities held by persons other than Xuehong Li, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A),

Annex B-4

(B) and (C), the shares of Class A Ordinary Shares or other securities comprised of Registrable Securities held by Xuehong Li; and I fifth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B), (C) and (D), the shares of Class A Ordinary Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3 Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable SecuritiIs in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Limitation on Piggy-Back Registration Rights. The Company shall not be required to file more than two (2) Registration Statements with respect to Piggy-Back Registration Rights under Section 2.2. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available to the Company under the Securities Act and the rules and regulations of the SEC at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 if: (i) Form S-3 is not available for such offering; or (ii) the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its best efforts to, as expeditiously as possible and in any event within thirty (30) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be Registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrime”tal ’o the Company and its Shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding provision more than once in any 365-day period in respect of a Demand Registration hereunder.

Annex B-5

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remIvI it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5 State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale

Annex B-6

with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement or as otherwise provided herein.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Shareholders.

3.1.8 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Opinions and Comfort Letters. Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its Shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of [•], the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, which period shall not exceed more than thirty (30) days, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

Annex B-7

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.12; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses up to the sum of $75,000 of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling Shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. In addition, the holders of Registrable Securities shall comply with all prospectus delivery requirements under the Securities Act and applicable SEC regulations.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Shareholder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Shareholder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Shareholder Indemnified Party for any legal and any other expenses reasonably incurred by such Shareholder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors

Annex B-8

and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Annex B-9

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Shareholders or holder of Registrable Securities or of any assignee of the Shareholders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.1.

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company (after the Closing):

Oak Woods Acquisition Corporation

101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada

Attn: Lixin Zheng, Chief Executive Officer

Email: lixinzheng@hotmail.com

with a copy to (which shall not constitute notice):

Ortoli Rosenstadt LLP

366 Madison Avenue

New York, NY 10017

Attention: Yarona Yieh, Esq.

To a Shareholder, to the address set forth below such Shareholder’s name on Exhibit A hereto.

Annex B-10

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon the Company unless executed in writing by the Company. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of a majority of the Registrable Securities.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Shareholder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Shareholder in the negotiation, administration, performance or enforcement hereof.

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SIGNATURE PAGE APPEARS NEXT]

Annex B-11

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

OAK WOODS ACQUISITION CORPORATION
By:
Name:	Lixin Zheng
Title:	Chief Executive Officer
SHAREHOLDERS’ REPRESENTATIVE

Name: Xuehong Li
SHAREHOLDER

Name: Xuehong Li

Annex B-12

EXHIBIT A

Schedule of Huajin (China) Holdings Limited Shareholders Information

Name	Address	No. of Shares

Annex B-13

ANNEX C

AMENDMENT TO THE AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF OAK WOODS ACQUISITION CORPORATION

THE COMPANIES ACT (AS REVISED)

EXEMPTED COMPANY LIMITED BY SHARES

THE SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HUAJIN HEALTH GROUP COMPANY LIMITED

(Conditionally adopted by way of a special resolution passed on [•] 2024 and to effective on [•] 2024)

1.        The name of the Company is Huajin Health Group Company Limited.

2.        The registered office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.        Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:

(a)        to act and perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company;

(b)               to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.

4.        Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.        Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.        The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.        The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.        The share capital of the Company is US$55,500 divided into 550,000,000 ordinary shares of a nominal or par value of US$0.0001 each with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9.        The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

The Companies Act (As Revised)
Exempted Company Limited by Shares

THE SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

HUAJIN HEALTH GROUP COMPANY LIMITED

(Conditionally adopted by way of a special resolution passed on [•] 2024 and effective on [•] 2024)

INDEX

SUBJECT	Article No
Table A	C-1
Interpretation	C-1
Share Capital	C-4
Alteration Of Capital	C-5
Share Rights	C-6
Variation Of Rights	C-6
Shares	C-7
Share Certificates	C-8
Lien	C-9
Calls On Shares	C-9
Forfeiture Of Shares	C-10
Register Of Members	C-11
Record Dates	C-11
Transfer Of Shares	C-12
Transmission Of Shares	C-13
Untraceable Members	C-13
General Meetings	C-14
Notice Of General Meetings	C-14
Proceedings At General Meetings	C-15
Voting	C-18
Proxies	C-20
Corporations Acting By Representatives	C-21
No Action By Written Resolutions Of Members	C-21
Board Of Directors	C-21
Disqualification Of Directors	C-22
Executive Directors	C-22
Alternate Directors	C-23
Directors’ Fees And Expenses	C-23
Directors’ Interests	C-24
General Powers Of The Directors	C-25
Borrowing Powers	C-26
Proceedings Of The Directors	C-27
Audit Committee	C-28
Officers	C-28
Register of Directors and Officers	C-29
Minutes	C-29
Seal	C-29
Authentication Of Documents	C-30
Destruction Of Documents	C-30
Dividends And Other Payments	C-30
Reserves	C-33
Capitalisation	C-34
Subscription Rights Reserve	C-34
Accounting Records	C-35
Audit	C-36
Notices	C-36
Signatures	C-38
Winding Up	C-38
Indemnity	C-38
Financial Year End	C-39
Amendment To Memorandum and Articles of Association And Name of Company	C-39
Information	C-39

Annex C-i

TABLE A

1.                The regulations in Table A in the Schedule to the Companies Act (As Revised) do not apply to the Company.

INTERPRETATION

2.            (1)       In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING
“Act”	The Companies Act, Cap. 22 (As Revised)of the Cayman Islands.
“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.
“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 123 hereof, or any successor audit committee.
“Auditor”	the independent auditor of the Company which shall be an internationally recognized firm of independent accountants.
“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.
“capital”	the share capital from time to time of the Company.
“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“clearing house”

a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	Huajin Health Group Company Limited
“competent regulatory authority”

a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.
“Designated Stock Exchange”	the stock exchange in the United States of America on which any shares are listed for trading.
“dollars” and “$”	dollars, the legal currency of the United States of America.
“electronic communication”	a communication sent, transmitted, conveyed and received by wire, by radio, by optical means or by other similar means in any form through any medium.
“electronic meeting”	a general meeting held and conducted wholly and exclusively by virtual attendance and participation by Members and/or proxies by means of electronic facilities.
“Exchange Act”	the Securities Exchange Act of 1934, as amended.
“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

Annex C-1

WORD	MEANING
“hybrid meeting”

a general meeting convened for the (i) physical attendance by Members and/or proxies at the Principal Meeting Place and where applicable, one or more Meeting Locations and (ii) virtual attendance and participation by Members and/or proxies by means of electronic facilities.

“Meeting Location”	has the meaning given to it in Article 65A.
“Independent Director”	a director who is an independent director as defined in the applicable rules and regulations of the Designated Stock Exchange.
“Member”	a duly registered holder from time to time of the shares in the capital of the Company.
“Memorandum of Association”	the memorandum of association of the Company, as amended from time to time.
“month”	a calendar month.
“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.
“Office”	the registered office of the Company for the time being.
“ordinary resolution”

a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60;

“paid up”	paid up or credited as paid up.
“physical meeting”	a general meeting held and conducted by physical attendance and participation by Members and/or proxies at the Principal Meeting Place and/or where applicable, one or more Meeting Locations.
“Principal Meeting Place”	shall have the meaning given to it in Article 60(2).
“Register”

the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”

in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.

“SEC”	the United States Securities and Exchange Commission.
“Securities Act”	mean the U.S. Securities Act 1933 as amended, or any similar federal statute and the rules and regulations of the SEC thereunder as the same shall be in effect from time to time.
“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.
“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

Annex C-2

WORD	MEANING
“shares”	ordinary shares of par value US$0.0001 each.
“special resolution”

a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60;

a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.
“Statutes”	the Act and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.
“year”	a calendar year.

(2)       In these Articles, unless there be something within the subject or context inconsistent with such construction:

(a)       words importing the singular include the plural and vice versa;

(b)       words importing a gender include both gender and the neuter;

(c)       words importing persons include companies, associations and bodies of persons whether corporate or not;

(d)       the words:

(i)  “may” shall be construed as permissive;

(ii)          “shall” or “will” shall be construed as imperative;

(e)       expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, email, facsimile, photography and other modes of representing or reproducing words or figures in a legible and non-transitory form or, to the extent permitted by and in accordance with the Statutes and other applicable laws, rules and regulations, any visible substitute for writing (including an electronic communication), or modes of representing or reproducing words partly in one visible form and partly in another visible form, and including where the representation takes the form of electronic display, or represented by any other substitute or format for storage or transmission for writing or partly one and partly another provided that both the mode of service of the relevant document or Notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f)       any requirement as to delivery under the Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act of the Cayman Islands) or an electronic communication;

(g)       references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(h)       save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

Annex C-3

(i)        references to a document (including, but without limitation, a resolution in writing) being signed or executed include references to it being signed or executed under hand or under seal or by electronic signature or by electronic communication or by any other method and references to a Notice or document include a Notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not;

(j)        Sections 8 and 19 of the Electronic Transaction Act of the Cayman Islands, as amended from time to time, shall not apply to these Articles to the extent it imposes obligations or requirements in addition to those set out in these Articles;

(k)       the right of a Member to speak at an electronic meeting or a hybrid meeting shall include the right to raise questions or make statements to the chairman of the meeting, verbally or in written form, by means of electronic facilities. Such a right shall be deemed to have been duly exercised if the questions or statements may be heard or seen by all or only some of the persons present at the meeting (or only by the chairman of the meeting) in which event the chairman of the meeting shall relay the questions raised or the statements made verbatim to all persons present at the meeting, either orally or in writing using electronic facilities;

(l)        a reference to a meeting shall mean a meeting convened and held in any manner permitted by these Articles and any Member or Director attending and participating at a meeting by means of electronic facilities shall be deemed to be present at that meeting for all purposes of the Statutes and these Articles, and attend, participate, attending, participating, attendance and participation shall be construed accordingly;

(m)      references to a person’s participation in the business of a general meeting include without limitation and as relevant the right (including, in the case of a corporation, through a duly authorised representative) to speak or communicate, vote, be represented by a proxy and have access in hard copy or electronic form to all documents which are required by the Statutes or these Articles to be made available at the meeting, and participate and participating in the business of a general meeting shall be construed accordingly;

(n)       references to electronic facilities include, without limitation, website addresses, webinars, webcast, video or any form of conference call systems (telephone, video, web or otherwise;

(o)       where a Member is a corporation, any reference in these Articles to a Member shall, where the context requires, refer to a duly authorised representative of such Member; and

(p)       references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party.

SHARE CAPITAL

3.            (1)       The share capital of the Company at the date on which these Articles come into effect shall be divided into ordinary shares of a par value of US$0.0001 each.

(2)       Subject to the Act, the Company’s Memorandum and Articles of Association and, where applicable, the rules and regulations of the Designated Stock Exchange and/or any competent regulatory authority, the Company shall have the power to purchase or otherwise acquire its own shares and such power shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorized by these Articles for purposes of the Act. Subject to the Act, the Company is hereby authorized to make payments in respect of a redemption or purchase of its own shares in any manner authorized by the Act, including out of its capital. The purchase of any share shall not oblige the Company to purchase any other share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

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(3)       The Company is authorised to hold treasury shares in accordance with the Act and may designate as treasury shares any of its shares that it purchases or redeems, or any share surrendered to it subject to the rules and regulations of the Designated Stock Exchange and/or any competent regulatory authority. Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred as the Board may determine on such terms and subject to such conditions as it in its absolute discretion thinks fits in accordance with the Act subject to the rules and regulations of the Designated Stock Exchange and/or any competent regulatory authority.

(4)       The Company may accept the surrender for no consideration of any fully paid share unless, as a result of such surrender, there would no longer be any issued shares of the Company other than shares held as treasury shares.

(5)       No share shall be issued to bearer.

ALTERATION OF CAPITAL

4.                The Company may from time to time by ordinary resolution in accordance with the Act alter the conditions of its Memorandum of Association to:

(a)       increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b)       consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(c)       without prejudice to the powers of the Board under Article 13, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)       sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the Act), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(e)       cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5.                The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under the Article 4 and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise any person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

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6.                The Company may from time to time by special resolution, subject to any confirmation or consent required by the Act, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.

7.                Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

SHARE RIGHTS

8.                Subject to the provisions of the Act, the rules and regulations of the Designated Stock Exchange and the Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 13 hereof, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

9.                Subject to the Act, the rules and regulations of the Designated Stock Exchange and the Memorandum and Articles of Association, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that may be or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.

10.              Subject to Article 13(1), the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to these Articles:

(a)       be entitled to one vote per share;

(b)       be entitled to such dividends as the Board may from time to time declare;

(c)       in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)       generally, be entitled to enjoy all of the rights attaching to shares.

VARIATION OF RIGHTS

11.              Subject to the Act and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)       notwithstanding Article 59 which shall not apply to this Article 11, separate general meetings of the holders of a class or series of shares may be called only by (i) the Chairman of the Board, or (ii) a majority of the entire Board (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 11 shall be deemed to give any Member or Members the right to call a class or series meeting;

(b)       the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the

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issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum (whatever the number of shares held by them));

(c)       every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(d)       any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

12.              The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

13.          (1)       Subject to the Act, these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount to their nominal value. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Act. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

(2)       Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and Articles of Association.

(3)       The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

14.              The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Act. Subject to the Act, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

15.              Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

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16.              Subject to the Act and these Articles, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

SHARE CERTIFICATES

17.              Every share certificate shall be issued under the Seal or a facsimile thereof or with the Seal printed thereon and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

18.          (1)       In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

(2)       Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

19.              The Company is not obliged to issue a share certificate to a Member unless the Member requests it in writing from the Company. Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board from time to time determines.

20.              Share certificates shall be issued within the relevant time limit as prescribed by the Act or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company. Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

21.          (1)       Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article 21. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2)       The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

22.              If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Board may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

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LIEN

23.              The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company shall also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually become due or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article 23.

24.              Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a notice in writing, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.

25.              The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

26.              Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no Member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.

27.              A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.

28.              A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.

29.              If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest in whole or in part.

30.              No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.

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31.              On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

32.              Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

33.              On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

34.              The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one (1) month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.

FORFEITURE OF SHARES

35.          (1)       If a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ Notice:

(a)       requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

(b)       stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

(2)       If the requirements of any such Notice are not complied with, any share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

36.              When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such Notice.

37.              The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.

38.              Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.

39.              A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with (if the Board shall in its discretion so requires) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board shall determine. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease

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if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article 39 any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.

40.              A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the Register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.

41.              Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.

42.              The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.

43.              The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTER OF MEMBERS

44.          (1)       The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)       the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)       the date on which each person was entered in the Register; and

(c)       the date on which any person ceased to be a Member.

(2)       The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

45.              The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or Registration Office or such other place at which the Register is kept in accordance with the Act. The Register including any overseas or local or other branch register of Members may, after compliance with any notice requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed for inspection at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

46.              For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the

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Board may fix, in advance, a date as the record date for any such determination of Members, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

TRANSFER OF SHARES

47.          (1)       Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

(2)       Notwithstanding the provisions of subparagraph (1) above, for so long as any shares are listed on the Designated Stock Exchange, titles to such listed shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange that are or shall be applicable to such listed shares. The register of members of the Company in respect of its listed shares (whether the Register or a branch register) may be kept by recording the particulars required by Section 40 of the Act in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the Designated Stock Exchange that are or shall be applicable to such listed shares.

48.              The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 47, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.

49.          (1)       The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which the Company has a lien.

(2)       The Board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

(3)       Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine, and which agreement the Board shall, without giving any reason therefor, be entitled in its absolute discretion to give or withhold), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Act.

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50.              Without limiting the generality of the Article 49, the Board may decline to recognise any instrument of transfer unless:-

(a)       a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)       the instrument of transfer is in respect of only one class of share;

(c)       the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Act or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(d)       if applicable, the instrument of transfer is duly and properly stamped.

51.              If the Board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

52.              The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the Designated Stock Exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine. The period of thirty (30) days may be extended for a further period or periods not exceeding thirty (30) days in respect of any year if approved by the Members by ordinary resolution.

TRANSMISSION OF SHARES

53.              If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

54.              Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or the Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

55.              A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 76(2) being met, such a person may vote at meetings.

UNTRACEABLE MEMBERS

56.          (1)       Without prejudice to the rights of the Company under paragraph (2) of this Article 56, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

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(2)       The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)       all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

(b)       so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)       the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

(3)       To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

57.              Unless required by the Statute, the Company shall not be required in each year to hold a general meeting as its annual general meeting. If so required, then an annual general meeting of the Company shall be held in each year at such time and place as may be determined by the Board and shall specify the meeting as such in the notices calling it.

58.              Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. All General meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations as provided in Article 65A, as a hybrid meeting or as an electronic meeting, as may be determined by the Board in its absolute discretion.

59.A majority of the Board or the Chairman of the Board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

NOTICE OF GENERAL MEETINGS

60.          (1)       An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ Notice but a general meeting may be called by shorter notice, subject to the Act, if it is so agreed:

(a)       in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

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(b)       in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent. (95%) in nominal value of the issued shares giving that right.

(2)       The notice shall specify (a) the time and place of the meeting, (b) save for an electronic meeting, the place of the meeting and if there is more than one meeting location as determined by the Board pursuant to Article 65A, the principal place of the meeting (the “Principal Meeting Place”), (c) if the general meeting is to be a hybrid meeting or an electronic meeting, the Notice shall include a statement to that effect and with details of the electronic facilities for attendance and participation by electronic means at the meeting or where such details will be made available by the Company prior to the meeting, and (d) in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors.

61.              The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

62.          (1)       All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting (if one is required to be held by the Statute), with the exception of:

(a)       the declaration and sanctioning of dividends;

(b)       consideration and adoption of the accounts and balance sheet and the reports of the Directors and Auditors and other documents required to be annexed to the balance sheet; and

(c)       the election of Directors.

(2)       No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, two (2) Members entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.

63.              If within thirty (30) minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and (where applicable) same place(s) or to such time and (where applicable) such place(s) and in such form and manner referred to in Article 58 as the Board may absolutely determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

64.          (1)       The Chairman of the Board shall preside as chairman at every general meeting. If at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by its duly authorised representative or by proxy and entitled to vote shall elect one of their number to be chairman.

(2)       If the chairman of a general meeting is participating in the general meeting using an electronic facility or facilities and becomes unable to participate in the general meeting using such electronic facility or facilities, another person (determined in accordance with Article 64(1) above) shall preside as chairman of the meeting unless and until the original chairman of the meeting is able to participate in the general meeting using the electronic facility or facilities

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65.              The chairman may adjourn the meeting from time to time (or indefinitely) and/or from place to place(s) and/or from one form to another (a physical meeting, a hybrid meeting or an electronic meeting), but no business shall be transacted at any adjournedmeeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

65A.        (1)       The Board may, at its absolute discretion, arrange for persons entitled to attend a general meeting to do so by simultaneous attendance and participation by means of electronic facilities at such location or locations (“Meeting Location(s)”) determined by the Board at its absolute discretion. Any Member or any proxy attending and participating in such way or any Member or proxy attending and participating in an electronic meeting or a hybrid meeting by means of electronic facilities is deemed to be present at and shall be counted in the quorum of the meeting.

(2)       All general meetings are subject to the following and, where appropriate, all references to a “Member” or “Members” in this sub-paragraph (2) shall include a proxy or proxies respectively:

(a)       where a Member is attending a Meeting Location and/or in the case of a hybrid meeting, the meeting shall be treated as having commenced if it has commenced at the Principal Meeting Place;

(b)       Members present in person or by proxy at a Meeting Location and/or Members attending and participating in an electronic meeting or a hybrid meeting by means of electronic facilities shall be counted in the quorum for and entitled to vote at the meeting in question, and that meeting shall be duly constituted and its proceedings valid provided that the chairman of the meeting is satisfied that adequate electronic facilities are available throughout the meeting to ensure that Members at all Meeting Locations and Members participating in an electronic meeting or a hybrid meeting by means of electronic facilities are able to participate in the business for which the meeting has been convened;

(c)       where Members attend a meeting by being present at one of the Meeting Locations and/or where Members participating in an electronic meeting or a hybrid meeting by means of electronic facilities, a failure (for any reason) of the electronic facilities or communication equipment, or any other failure in the arrangements for enabling those in a Meeting Location other than the Principal Meeting Place to participate in the business for which the meeting has been convened or in the case of an electronic meeting or a hybrid meeting, the inability of one or more Members or proxies to access, or continue to access, the electronic facilities despite adequate electronic facilities having been made available by the Company, shall not affect the validity of the meeting or the resolutions passed, or any business conducted there or any action taken pursuant to such business provided that there is a quorum present throughout the meeting.

(d)       if any of the Meeting Locations is not in the same jurisdiction as the Principal Meeting Place and/or in the case of a hybrid meeting, the provisions of these Articles concerning the service and giving of Notice for the meeting, and the time for lodging proxies, shall apply by reference to the Principal Meeting Place; and in the case of an electronic meeting, the time for lodging proxies shall be as stated in the Notice for the meeting.

65B. The Board and, at any general meeting, the chairman of the meeting may from time to time make arrangements for managing attendance and/or participation and/or voting at the Principal Meeting Place, any Meeting Location(s) and/or participation in an electronic meeting or a hybrid meeting by means of electronic facilities (whether involving the issue of tickets or some other means of identification, passcode, seat reservation, electronic voting or otherwise) as it shall in its absolute discretion consider appropriate, and may from time to time change any such arrangements, provided that a Member who, pursuant to such arrangements, is not entitled to attend, in person or by proxy, at any Meeting Location shall be entitled so to attend at one of the other Meeting Locations; and the entitlement of any Member so to attend the meeting or adjourned meeting or postponed meeting at such Meeting Location or Meeting Locations shall be subject to any such arrangement as may be for the time being in force and by the Notice of meeting or adjourned meeting or postponed meeting stated to apply to the meeting.

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65C.     If it appears to the chairman of the general meeting that:

(a)       the electronic facilities at the Principal Meeting Place or at such other Meeting Location(s) at which the meeting may be attended have become inadequate for the purposes referred to in Article 65A(1) or are otherwise not sufficient to allow the meeting to be conducted substantially in accordance with the provisions set out in the Notice of the meeting; or

(b)       in the case of an electronic meeting or a hybrid meeting, electronic facilities being made available by the Company have become inadequate; or

(c)       it is not possible to ascertain the view of those present or to give all persons entitled to do so a reasonable opportunity to communicate and/or vote at the meeting; or

(d)       there is violence or the threat of violence, unruly behaviour or other disruption occurring at the meeting or it is not possible to secure the proper and orderly conduct of the meeting;

then, without prejudice to any other power which the chairman of the meeting may have under these Articles or at common law, the chairman may, at his/her absolute discretion, without the consent of the meeting, and before or after the meeting has started and irrespective of whether a quorum is present, interrupt or adjourn the meeting (including adjournment for indefinite period). All business conducted at the meeting up to the time of such adjournment shall be valid.

65D.            The Board and, at any general meeting, the chairman of the meeting may make any arrangement and impose any requirement or restriction the Board or the chairman of the meeting, as the case may be, considers appropriate to ensure the security and orderly conduct of a meeting (including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place, determining the number and frequency of and the time allowed for questions that may be raised at a meeting). Members shall also comply with all requirements or restrictions imposed by the owner of the premises at which the meeting is held. Any decision made under this Article shall be final and conclusive and a person who refuses to comply with any such arrangements, requirements or restrictions may be refused entry to the meeting or ejected (physically or electronically) from the meeting.

65E.            If, after the sending of Notice of a general meeting but before the meeting is held, or after the adjournment of a meeting but before the adjourned meeting is held (whether or not Notice of the adjourned meeting is required), the Directors, in their absolute discretion, consider that it is inappropriate, impracticable, unreasonable or undesirable for any reason to hold the general meeting on the date or at the time or place or by means of electronic facilities specified in the Notice calling the meeting, they may change or postpone the meeting to another date, time and/or place and/or change the electronic facilities and/or change the form of the meeting (a physical meeting, an electronic meeting or a hybrid meeting) without approval from the Members. Without prejudice to the generality of the foregoing, the Directors shall have the power to provide in every Notice calling a general meeting the circumstances in which a postponement of the relevant general meeting may occur automatically without further notice, including without limitation where a number 8 or higher typhoon signal, black rainstorm warning or other similar event is in force at any time on the day of the meeting. This Article shall be subject to the following:

(a)       when a meeting is so postponed, the Company shall endeavour to post a Notice of such postponement on the Company’s website as soon as practicable (provided that failure to post such a Notice shall not affect the automatic postponement of a meeting);

(b)       when only the form of the meeting or electronic facilities specified in the Notice are changed, the Board shall notify the Members of details of such change in such manner as the Board may determine;

(c)       when a meeting is postponed or changed in accordance with this Article, subject to and without prejudice to Article 65, unless already specified in the original Notice of the meeting, the Board shall fix the date, time, place (if applicable) and electronic facilities (if applicable) for the postponed or changed meeting and shall notify the Members of such details in such manner as the Board may determine; further all proxy forms shall be valid (unless revoked or replaced by a new proxy) if they are received as required by these Articles not less than 48 hours before the time of the postponed meeting; and

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(d)       Notice of the business to be transacted at the postponed or changed meeting shall not be required, nor shall any accompanying documents be required to be recirculated, provided that the business to be transacted at the postponed or changed meeting is the same as that set out in the original Notice of general meeting circulated to the Members.

65F.      All persons seeking to attend and participate in an electronic meeting or a hybrid meeting shall be responsible for maintaining adequate facilities to enable them to do so. Subject to Article 65C, any inability of a person or persons to attend or participate in a general meeting by way of electronic facilities shall not invalidate the proceedings of and/or resolutions passed at that meeting.

65G.    Without prejudice to other provisions in Article 65, a physical meeting may also be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting

66.              If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING

67.              Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless voting by way of a poll is required by the rules and regulations of the Designated Stock Exchange or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:

(a)       by at least three Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or

(b)       by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and representing not less than one tenth of the total voting rights of all Members having the right to vote at the meeting; or

(c)       by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right.

A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member. Votes (whether on a show of hands or by way of poll) may be cast by such means, electronic or otherwise, as the Directors or the chairman of the meeting may determine.

68.              Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.
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69.              If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Company shall only be required to disclose the voting figures on a poll if such disclosure is required by the rules and regulations of the Designated Stock Exchange.

70.              A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) and either forthwith or at such time (being not later than thirty (30) days after the date of the demand) and place as the chairman directs. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll not taken immediately.

71.              The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the chairman, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

72.              On a poll votes may be given either personally or by proxy.

73.              A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

74.              All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles, by the Act or the rules and regulations of the Designated Stock Exchange. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have.

75.              Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

76.          (1)       A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or postponed meeting, or poll, as the case may be.

(2)       Any person entitled under Article 54 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting or postponed meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

77.              No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

78.              If:

(a)       any objection shall be raised to the qualification of any voter; or

(b)       any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)       any votes are not counted which ought to have been counted;

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the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES

79.              Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

80.              The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

81.          (1)       The Company may, at its absolute discretion, provide an electronic address for the receipt of any document or information relating to proxies for a general meeting (including any instrument of proxy or invitation to appoint a proxy, any document necessary to show the validity of, or otherwise relating to, an appointment of proxy (whether or not required under these Articles) and notice of termination of the authority of a proxy). If such an electronic address is provided, the Company shall be deemed to have agreed that any such document or information (relating to proxies as aforesaid) may be sent by electronic means to that address, subject as hereafter provided and subject to any other limitations or conditions specified by the Company when providing the address. Without limitation, the Company may from time to time determine that any such electronic address may be used generally for such matters or specifically for particular meetings or purposes and, if so, the Company may provide different electronic addresses for different purposes. The Company may also impose any conditions on the transmission of and its receipt of such electronic communications including, for the avoidance of doubt, imposing any security or encryption arrangements as may be specified by the Company. If any document or information required to be sent to the Company under this Article is sent to the Company by electronic means, such document or information is not treated as validly delivered to or deposited with the Company if the same is not received by the Company at its designated electronic address provided in accordance with this Article or if no electronic address is so designated by the Company for the receipt of such document or information.

(2)       The instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate), or if the Company has provided an electronic address in accordance with the preceding paragraph, shall be received at the electronic address specified, not less than forty-eight (48) hours before the time appointed for holding the meeting, the postponed meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

82.              Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be

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deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment or postponement of the meeting as for the meeting to which it relates. The Board may decide, either generally or in any particular case, to treat a proxy appointment as valid notwithstanding that the appointment or any of the information required under these Articles has not been received in accordance with the requirements of these Articles. Subject to aforesaid, if the proxy appointment and any of the information required under these Articles is not received in the manner set out in these Articles, the appointee shall not be entitled to vote in respect of the shares in question.

83.              A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting, the postponed meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

84.              Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

85.           (1)       Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.

(2)       If a clearing house (or its nominee(s)) or a central depository entity (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house or a central depository entity (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house or a central depository entity (or its nominee(s)) including the right to vote individually on a show of hands.

(3)       Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

NO ACTION BY WRITTEN RESOLUTIONS OF MEMBERS

86.              Any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the Members at an annual or extraordinary general meeting duly noticed and convened in accordance with these Articles and the Act and may not be taken by written resolution of Members without a meeting.

BOARD OF DIRECTORS

87.          (1)       Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than one (1). There shall be no maximum number of Directors unless otherwise determined from time to time by the Board. For so long as the shares are listed on the Designated Stock Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange require, unless the Board resolves to follow any available exceptions or exemptions. The Directors shall be elected or appointed in accordance with Article 87 and 88 and shall hold office until the expiration of his term or until their successors are elected or appointed.

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(2)       Subject to the Articles and the Act, the Company may by ordinary resolution elect any person to be a Director either to fill a casual vacancy or as an addition to the existing Board.

(3)       The Directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board subject to the Company’s compliance with director nomination procedures required under the rules and regulations of the Designated Stock Exchange as long as shares are listed on the Designated Stock Exchange, unless the Board resolves to follow any available exceptions or exemptions.

(4)       No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.

(5)       Subject to any provision to the contrary in these Articles, a Director may be removed by way of an ordinary resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement).

(6)       A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (5) above may be filled by the election or appointment by ordinary resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

(7)       The Company may from time to time in general meeting by ordinary resolution increase or reduce the number of Directors but so that the number of Directors shall never be less than one (1).

DISQUALIFICATION OF DIRECTORS

88.              The office of a Director shall be vacated if the Director:

(1)       resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;

(2)       becomes of unsound mind or dies;

(3)       without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;

(4)       becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5)       is prohibited by law from being a Director; or

(6)       ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

EXECUTIVE DIRECTORS

89.              The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article 91 shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.

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90.              Notwithstanding Articles 95, 96, 97 and 98, an executive director appointed to an office under Article 89 hereof shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

ALTERNATE DIRECTORS

91.              Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointer ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

92.              An alternate Director shall only be a Director for the purposes of the Act and shall only be subject to the provisions of the Act insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

93.              Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

94.              An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director.

DIRECTORS’ FEES AND EXPENSES

95.              The Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his duties as a Director.

96.              Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

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97.              Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

98.              The Board shall determine any payment to any Director or past Director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled).

DIRECTORS’ INTERESTS

99.              A Director may:

(a)       hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b)       act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c)       continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no Independent Director shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an Independent Director.

100.            Subject to the Act and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 101 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an Independent Director, or that would constitute a “related party transaction” as defined by the rules and regulations of the Designated Stock Exchange or under applicable laws, shall require the approval of the Audit Committee.

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101.            A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a)       he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b)       he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

102.            Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the rules and regulations of the Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

103.        (1)       The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2)       Any person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any one Director on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.

(3)       Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:

(a)       to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;

(b)       to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and

(c)       to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Act.

104.            The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to

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participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

105.            The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.

106.            The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

107.            All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

108.        (1)       The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such person.

(2)       The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

109.            The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

110.            Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

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111.            Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.

112.        (1)       Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

(2)       The Board shall cause a proper register to be kept, in accordance with the provisions of the Act, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Act in regard to the registration of charges and debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

113.            The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall have an additional or casting vote.

114.            A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. The Secretary shall convene a meeting of the Board of which notice may be given in writing or by telephone or by electronic means to an electronic address from time to time notified to the Company by such Director or (if the recipient consents to it being made available on a website) by making it available on a website or in such other manner as the Board may from time to time determine whenever he shall be required so to do by the president or chairman, as the case may be, or any Director.

115.        (1)       The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2) of the Board, except that the quorum shall be one Director if the Board only has one Director. An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2)       Directors may participate in any meeting of the Board by means of a conference, telephone, electronic or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(3)       Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

116.            The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles as the quorum, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

117.            The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

118.            A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

119.        (1)       The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such

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committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2)       All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company.

120.            The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

121.            A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. A notification of consent to such resolution given by a Director in writing to the Board by any means (including by means of electronic communication) shall be deemed to be his/her signature to such resolution in writing for the purpose of this Article. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

122.            All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

AUDIT COMMITTEE

123.            Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the rules and regulations of the Designated Stock Exchange and the rules and regulations of the SEC.

124.            The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

125.            For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest in accordance with the audit committee charter.

OFFICERS

126.        (1)       The officers of the Company shall consist of the Chairman of the Board, the Directors and Secretary and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Act and these Articles. In addition to the officers of the Company, the Board may also from time to time determine and appoint managers and delegate to the same such powers and duties as are prescribed by the Board.

(2)       The Directors shall, as soon as may be after each appointment or election of Directors, elect amongst the Directors a chairman and if more than one Director is proposed for this office, the election to such office shall take place in such manner as the Directors may determine.

(3)       The officers shall receive such remuneration as the Directors may from time to time determine.

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127.        (1)       The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2)       The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Act or these Articles or as may be prescribed by the Board.

128.            The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

129.            A provision of the Act or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

130.            The Company shall cause to be kept in one or more books at its Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Act or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Act.

MINUTES

131.        (1)       The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)       of all elections and appointments of officers;

(b)       of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)       of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2)       Minutes shall be kept by the Secretary at the Office.

SEAL

132.        (1)       The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article 132 shall be deemed to be sealed and executed with the authority of the Board previously given.

(2)       Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

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AUTHENTICATION OF DOCUMENTS

133.            Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

134.        (1)       The Company shall be entitled to destroy the following documents at the following times:

(a)       any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b)       any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c)       any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d)       any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e)       copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article 134 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article 134 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article 134 to the destruction of any document include references to its disposal in any manner.

(2)       Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article 134 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

135.            Subject to the Act, the Board may from time to time declare dividends in any currency to be paid to the Members.

136.            Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.

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137.            Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)       all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

(b)       all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

138.            The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.

139.            The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

140.            No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

141.            Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

142.            All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

143.            Whenever the Board has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and

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in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

144.        (1)       Whenever the Board has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a)       that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i)         the basis of any such allotment shall be determined by the Board;

(ii)        the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)       the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)       the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or

(b)       that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i)         the basis of any such allotment shall be determined by the Board;

(ii)        the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)       the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)       the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

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(2)           (a)       The shares allotted pursuant to the provisions of paragraph (1) of this Article 144 shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article 144 in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.

(b)       The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article 144, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3)       The Board may determine and resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article 144 a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4)       The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article 144 shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5)       Any resolution declaring a dividend on shares of any class by the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

145.        (1)       The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Act. The Company shall at all times comply with the provisions of the Act in relation to the share premium account.

(2)       Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

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CAPITALISATION

146.            The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the basis that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article 146, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

147.            The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

SUBSCRIPTION RIGHTS RESERVE

148.            The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Act:

(1)       If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable, the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:

(a)       as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article 148) maintain in accordance with the provisions of this Article 148 a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

(b)       the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than share premium account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by law;

(c)       upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrantholder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:

(i)         the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and

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(ii)        the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrantholders; and

(d)       if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrantholder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by law, share premium account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrantholder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrantholder upon the issue of such certificate.

(2)       Shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.

(3)       The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrantholder or class of warrantholders under this Article without the sanction of a special resolution of such warrantholders or class of warrantholders.

(4)       A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the additional nominal amount of shares required to be allotted to exercising warrantholders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrantholders and shareholders.

ACCOUNTING RECORDS

149.            The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Act or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

150.            The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.

151.            Subject to Article 152, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient

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heads and a statement of income and expenditure, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 57 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

152.            Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 151 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, a summarised financial statements derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to a summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

153.            The requirement to send to a person referred to in Article 151 the documents referred to in that article or a summary financial report in accordance with Article 152 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, the Company publishes copies of the documents referred to in Article 151 and, if applicable, a summary financial report complying with Article 152, by placing it on the Company’s website or in any other manner (including by sending any form of electronic communication) permitted by Article 160.

AUDIT

154.            Subject to applicable law and rules and regulations of the Designated Stock Exchange, the Board shall appoint an Auditor to audit the accounts of the Company and such auditor shall hold office until removed from office by a resolution of the Directors. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor.

155.            Subject to the Act the accounts of the Company shall be audited at least once in every year.

156.            The remuneration of the Auditor shall be determine by the Audit Committee or, in the absence of such Audit Committee, by the Board.

157.            The Board may remove the Auditor at any time before the expiration of his term of office and may by resolution appoint another Auditor in his stead.

158.            The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

159.            The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.

NOTICES

160.            Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or electronic communication and any such Notice and document may be served or delivered

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by the Company on or to any Member either (i) personally or (ii) by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or (iii) by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or electronic address or website supplied by him to the Company for the giving of Notice or documents to him or which the person transmitting the notice or document reasonably and bona fide believes at the relevant time will result in the Notice or document being duly received by the Member or (iv) may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange or (v) to the extent permitted by all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designed Stock Exchange, by placing it on the Company’s website. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

161.            Any Notice or other document:

(a)       if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board that the envelope or wrapper containing the Notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b)       if sent by electronic communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A Notice placed on the Company’s website is deemed given by the Company to a Member on the day it is placed;

(c)       if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission or publication; and in proving such service or delivery a certificate in writing signed by the Secretary or other officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission or publication shall be conclusive evidence thereof; and

(d)       may be given to a Member in the English language or such other language as may be approved by the Directors, subject to due compliance with all applicable Statutes, rules and regulations.

162.        (1)       Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the Notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

(2)       A Notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

(3)       Any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every Notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.

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(4)       Every Member or a person who is entitled to receive notice from the Company under the provisions of the Statutes or these Articles may register with the Company an electronic address to which notices can be served upon him.

SIGNATURES

163.            For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received. The signature to any notice or document to be given by the Company may be written, printed or made electronically.

WINDING UP

164.        (1)       Subject to Article 164(2), the Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2)       Unless otherwise provided by the Ac, a resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

165.        (1)       Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2)       If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Act, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

INDEMNITY

166.        (1)       Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, or other officer for the time being and from time to time of the Company (but not including the Auditor) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, proceeding, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

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(2)       Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud, willful default or dishonesty which may attach to such Director.

FINANCIAL YEAR

167.            Unless otherwise determined by the Directors, the financial year of the Company shall end on the 31st of December in each year.

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

AND NAME OF COMPANY

168.            No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members. A special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

169.            No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

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ANNEX D

FIRST AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HUAJIN (CHINA) HOLDNGS LIMITED (THE “COMPANY”),

XUEHONG LI, AS REPRESENTATIVE OF THE SHAREHOLDERS OF THE COMPANY
(“SHAREHOLDERS’ REPRESENTATIVE”),

OAK WOODS ACQUISITION CORPORATION. (“PURCHASER”) AND

OAK WOODS MERGER SUB INC. (“MERGER SUB”)

DATED AS OF JUNE 26, 2024

MERGER AGREEMENT
AND
PLAN OF REORGANIZATION

This FIRST AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of June 26, 2024 (the “Execution Date”) by and among Huajin (China) Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Company” or “Huajin”), Xuehong Li, as representative of the shareholders of the Company (the “Shareholders’ Representative”), Oak Woods Acquisition Corporation, an exempted company incorporated in the Cayman Islands (the “Purchaser” or “Oak Woods”) and Oak Woods Merger Sub Inc., an exempted company incorporated in the Cayman Islands (the “Merger Sub”), each a (“Party” and collectively, the “Parties”).

WITNESSETH

A. The Parties entered into that certain Merger Agreement, dated August 11, 2023 (the “Merger Agreement”), as subsequently modified in that certain Agreement to Extend Merger Agreement and Plan of Reorganization, dated March 23, 2024, and entered into only with respect to the parties agreement to extend the date by which the Purchaser was required to complete a business combination for purposes of Section 12 under the Merger Agreement from March 28, 2024 to June 28, 2024 for the purpose of allowing the Parties to consummate the Merger (the “Extension Agreement”). The Merger Agreement and the Extension Agreement are for purposes of this Agreement hereinafter referred to collectively as (the “Original Agreement”) and intend the contents of this First Amended and restated Merger Agreement and Plan of Reorganization (the “Agreement”) to supercede and replace the terms of the Original Agreement.

B. The Company and its existing and future intended Subsidiaries (as defined in this Agreement) (collectively, together with the Company, the “Company Group”) are in the business of providing healthcare and home care services, with a focus on the healthcare services, senior-care services and healthcare products sales to the world-wide elderly population (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

C. The Purchaser is a blank check company whose securities are publicly traded on the NASDAQ Stock Market and was formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities and Merger Sub is a wholly-owned subsidiary of the Purchaser;

D. The Company Shareholders listed on the final Schedule 1.17 hereto and own or will own immediately prior to the Closing, 100% of the issued and outstanding Company Securities;

E. For United States’ federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the parties to this Agreement hereby adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368.2(g) of the United States Treasury regulations;

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F. The Company shall merge with Merger Sub (the “Merger”) pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), after which the Company will be the surviving company (the “Surviving Corporation”) and the Company shall then be a wholly-owned direct subsidiary of Oak Woods.

G. Contemporaneously with the execution and delivery of this Agreement, the Purchaser and Fortune Woods Investment Holding Limited, a British Virgin islands limited company (hereinafter the “Backstop Investor”) are entering into an agreement to register for public resale 500,000 OAKU Class A Ordinary Shares in consideration for Backstop Investor’s agreement to purchase the equivalent of five million dollars ($5,000,000) worth of Class A Ordinary Shares of OAKU concurrent with the closing of the Merger on terms and conditions mutually agreeable to OAKU and Huajin (the “Backstop Agreement”). Specifically, the Backstop Agreement requires Purchaser to complete a primary placement to the Backstop Investor, to occur concurrently with the closing of the Merger, pursuant to which Purcahser shall sell 500,000 OAKU Class A Ordinary Shares at $10.00 per share for a total drawdown of $5,000,000 (the “Backstop Shares”). Such proceeds will (i) offset certain capital used for shareholder redemptions; (ii) fund the cash portion of the consideration to certain shareholders of Huajin and transaction expenses in connection with the Business Combination; or (iii) be used for other corporate purposes, including satisfaction of its minimum cash requirements immediately following the Business Combination. Our agreement to sell and Backstop Investors’ agreement to purchase the Backstop Shares is referred to herein as the “Backstop Commitment”).

NOW THEREFORE, upon the terms, conditions, covenants and promises made herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2 “Additional Agreements” mean the (i) Registration Rights Agreement substantially in the form attached hereto as Exhibit A; (ii) Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit B (“Indemnification Escrow Agreement”) by and among the Purchaser, the Shareholders Representative on behalf of the Company Shareholders and the Escrow Agent, (iii) Lock-Up Agreement substantially in the form attached hereto as Exhibit C attached hereto (“Lock-Up Agreement”), (iv) Employment Agreements by and among each of the persons named in Schedule 7.3, the Company and the Purchaser (the “Employment Agreements”) in the form as mutually agreed by the Company, the Purchaser and each such named person, (v) the Non-Compete and Non-Solicitation Agreement (the “Non-Compete Agreements”) substantially in the form of Exhibit D, and (vi) the Backstop and Subscription Agreement.

1.3 “Adjusted Equity Valuation” means the amount equal to the difference by deducting the Closing Net Debt from $250,000,000.

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5 “Aggregate Investment Amount” means the aggregate amount of immediately available funds contained in the Trust Account (net of any Purchaser Redemption Amount) immediately prior to the Closing (but prior to the payment of any expenses of Purchaser).

1.6 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

1.7 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.8 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

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1.9 “Closing” has the meaning set forth in Section 2.6.

1.10 “Closing Consideration Conversion Ratio” shall mean a number of Purchaser Ordinary Shares equal to the quotient obtained by dividing (a) the Purchaser Merger Shares; by (b) the number of Company Securities, on a fully-diluted, fully-exchanged and converted basis, in each case, as listed on Schedule 1.17.

1.11 “Closing Net Debt” means the aggregate amount of the Indebtedness of each of the members of the Company Group as of the Closing Date.

1.12 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Company Capital Stock” has the meaning set forth in Section 4.5.

1.15 “Charter Documents” means the certificate of incorporation, memorandum of association and articles of association (or equivalent constitutional or organizational documents in the relevant jurisdiction) of any company.

1.16 [Reserved].

1.17 “Company Securities” means the Company Shares, all as described on Schedule 1.17 annexed hereto; [excluding any Company Securities which may be held at Closing by, or issuable to, the PIPE Investors].

1.18 “Company Shares” means the Company’s ordinary shares, par value $1.00 each.

1.19 “Company Shareholder” means each Person who legally or beneficially holds Company Securities or has the right to acquire Company Securities immediately prior to the Effective Time and the list of the existing Company Shareholders as of the date of this Agreement appears as Schedule 1.17 annexed hereto.

1.20 “Companies Act”: has the meaning set forth in the Recitals.

1.21 “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound.

1.22 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23 “Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Company Intellectual Property Rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Company Intellectual Property Rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Company Intellectual Property Rights; (c) the granting of a royalty-free

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license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including without limitation Patents) regarding such Software or other Company Intellectual Property Rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means.

1.24 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.25 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.26 [Reserved]

1.27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.28 “Escrow Agent” means Continental Stock Transfer & Trust Company which shall serve as escrow agent with respect to Indemnification Escrow Agreement.

1.29 “Escrow Participant” means Xuehong Li.

1.30 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.31 “Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

1.32 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.33 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.34 [Reserved].

1.35 “Indemnification Escrow Agreement” means an agreement in substantially the form attached hereto as Exhibit B, between the Escrow Participant, the Escrow Agent and the Purchaser with respect to the Indemnification Escrow Shares to reflect the terms set forth in Section 10.3.

1.36 “Indemnification Escrow Shares” means an aggregate of 5% of the Purchaser Merger Shares issuable to the Escrow Participant at Closing and held by the Escrow Agent pursuant to the Indemnification Escrow Agreement which shall serve to satisfy the indemnification obligations of the Escrow Participant to the Purchaser pursuant to Article X. For purposes of clarity, the Indemnification Escrow Shares excludes any Company Securities which may be held at Closing by, or issuable to, the Backstop Investor or any PIPE Investors.

1.37 “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated March 28, 2023 as filed under the Securities Act.

1.38 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money under credit and debt facilities, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase

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price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person, (g) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (h) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any loans that are not carried as tangible liabilities on the Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Financial Statements).

1.39 “Intellectual Property Rights” means any and all intellectual property or industrial property rights existing, created, arising, or protected under applicable Law anywhere in the world, including all rights, title, and interest in and to any and all: (a) trademarks, service marks, certification marks, brand names, slogans, logos, symbols, trade dress, trade names, corporate and business names, social media identifiers and related accounts, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, patentable inventions, invention disclosures and other patent rights, including provisionals, extensions, divisionals, continuations, continuations-in-part, re-issues, re-examinations, interferences, and counterparts thereof (collectively, “Patents”); (c) confidential information, trade secrets, inventions, know-how, processes, procedures, ideas, research and development, formulas, compositions, algorithms, source code, object code, technology, data and databases, manufacturing and production processes and techniques, specifications, prototypes, models, designs, drawings, customer lists and supplier lists, pricing and cost information, and business and marketing plans and proposals; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights, design and database rights, and registrations and applications for any of the foregoing and all renewals, extensions, restorations and reversions thereof, and all moral rights associated with any of the foregoing (collectively, “Copyrights”); (e) mask works and all applications, registrations, and renewals in connection therewith; (f) Internet domain names and URLs; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including: any and all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and any and all claims and causes of action with respect to any of the foregoing and all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, or other violation of the foregoing; (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.40 “Inventory” is defined in the UCC.

1.41 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.42 “Leases” means the leases set forth on Schedule 1.42 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.43 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.44 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index

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or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided, that the exception in this subclause (vii) shall not apply to any representation or warranty contained in Sections 4.3, 4.4 or 4.10 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 12.2(b)); or (viii) any natural or man-made disaster or acts of God; except, in the case of subclauses (i), (ii), (iv), (vi) and (viii), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

1.45 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.46 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 4.14(c).

1.47 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.48 “Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser-or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

1.49 “Investors” means those certain third-party investors that may enter into subscription agreements with the Purchaser on terms acceptable to the Company and Purchaser (the “Subscription Agreements”) pursuant to which such third-party investors will commit to make a public or private investment in the company concurrent with the closing of the Merger.

1.50 [Reserved].

1.51 “Investment” means the public or private investment in Purchaser as a public company by one or more Investors to purchase share capital of Purchaser on terms mutually agreeable to the Company and Purchaser.

1.52 [Reserved].

1.53 “Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and liabilities were acquired in an uninterrupted chain of succession by the Company.

1.54 [Reserved]

1.55 [Reserved]

1.56 “[Reserved].

1.57 “Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

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1.58 “Purchaser Ordinary Shares” means the means the class A ordinary shares of the Purchaser, par value $0.0001 each (also referred to as the “Purchaser Class A Ordinary Shares”).

1.59 “Purchaser Merger Shares” means, subject to any adjustments pursuant to Section 3.1 hereof, an aggregate number of Purchaser Class A Ordinary Shares, issuable to the pre-Closing holders of Company Securities, representing without any duplication (i) shares issuable upon exchange of Company Securities, and (ii) the Indemnification Escrow Shares, which shall be the Adjusted Equity Valuation of the Company divided by $10.00.

1.60 “Purchaser Private Rights” means the 343,125 rights issued in private placements at the time of consummation of the Purchaser’s IPO, entitling the holder thereof to purchase 1/6th of a share of Purchaser Class A Ordinary Shares for each one right.

1.61 “Purchaser Private Unit” means a unit of the Purchaser issued in private placements at the time of consummation of the Purchaser’s IPO, comprised of (a) one share of Purchaser Class A Ordinary Shares and (b) one warrant to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share and (c) one right to purchase 1/6th of a share of Purchaser Class A Ordinary Shares.

1.62 “Purchaser Private Warrants” means the 343,125 warrants issued in private placements at the time of consummation of the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share.

1.63 “Purchaser Public Rights” means the 5,750,000 rights that were included in as part of each Purchaser Public Unit in the aggregate, issued in the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share.

1.64 “Purchaser Public Unit” means a unit of the Purchaser issued in the Purchaser’s IPO comprised of (a) one share of Purchaser Class A Ordinary Shares and (b) one warrant to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share and (c) one right to purchase 1/6th of a share of Purchaser Class A Ordinary Shares.

1.65 “Purchaser Public Warrants” means the 5,750,000 warrants that were included in as part of each Purchaser Public Unit in the aggregate, issued in the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Class A Ordinary Shares at an exercise price of $11.50 per share.

1.66 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.67 “Reference Time” means the close of business of the Company on the business day immediately prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of such time).

1.68 “Registration Rights Agreement” means the agreement, in substantially the form attached hereto as Exhibit A, governing the resale pursuant to a registration statement to be filed under the Securities Act of all Purchaser Class A Ordinary Shares issuable to the Company’s Shareholders pursuant to this Agreement.

1.69 “Release” means any releasing, spilling, emitting, leaking, pumping, pouring, injection, escaping, depositing, disposing, emptying, discharging, dispersing, dumping, leaching or migration of any Hazardous Materials into, onto, in, on or through the indoor or outdoor environment, including relating to any landfill, basin, subsurface or aboveground pipeline or other structure, wetland, quarry or natural resource (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through indoor or outdoor air, soil, subsurface strata, sediment, surface water or groundwater.

1.70 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.71 “SEC” means the United States’ Securities and Exchange Commission.

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1.72 “Securities Act” means the Securities Act of 1933, as amended.

1.73 “Shareholder” means each Person who holds shares of Company Capital Stock immediately prior to the Effective Time.

1.74 “Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

1.75 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are, as of the date of this Agreement and required to be under the conditions to Closing as set forth under Article IX hereof, as of the Closing, Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted. With respect to the Company, its direct and indirect subsidiaries as of the date of this Agreement and Closing are listed on Schedule 1.75, which Schedule includes a statement setting forth the amount of such direct and indirect equity ownership by the Company.

1.76 “Schedule” means each schedule referred to herein in its final completed form, as appended hereto and merged with this Agreement, at Closing.

1.77 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

1.78 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.79 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible or the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.80 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.81 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.82 [Reserved].

1.83 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

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ARTICLE II
MERGER

2.1 Merger. At the Effective Time, in accordance with the applicable provisions of the Companies Act, the Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation. The Company Securities held by or beneficially owned by, the Company Shareholders shall thereafter represent an aggregate number of Purchaser Merger Shares, subject to any adjustment pursuant to Section 3.1 hereof. The Purchaser Merger Shares issuable at closing shall be issued pro rata to the Company Shareholders based upon their holdings as set forth on Schedule 1.17. As a result of the Merger, the Company shall (a) become a wholly-owned subsidiary of Purchaser, and continue to be governed by the Companies Act and (b) the Subsidiaries of the Company shall thereafter be indirect subsidiaries of Purchaser.

2.2 Merger Effective Date. The parties hereto shall, in coordination with each other, inform the Registrar of Companies in the Cayman Islands under the Companies Act that all conditions to the Merger of the Merger Sub with and into the Company under the Companies Act and this Agreement (other than those set out in this clause 2.2) have been satisfied and completed and file all documentation required to be submitted to the Registrar of Companies in the Cayman Islands under this Agreement and the Companies Act (including without limitation the duly completed and executed Plan of Merger in substantially the form set out in Exhibit E (the “Plan of Merger”) and setting forth the proposed date for the effectiveness of the Merger and request that the Registrar of Companies issue a certificate of merger evidencing the Merger in accordance with the Companies Act (the “Certificate of Merger”). The Merger shall become effective upon the date set forth in the Certificate of Merger in accordance with the Companies Act (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, the parties intend that the Merger shall be declared effective and that the issuance by the Registrar of Companies in the Cayman Islands of a Certificate of Merger shall both occur on, or as soon as practically possible before, the Closing Date (as defined below).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, the Certificate of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. The Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub will cease, and the Company will thereafter be a wholly owned subsidiary of the Purchaser, all as provided under the Companies Act and the provisions of the Plan of Merger and this Agreement. For the avoidance of doubt, (i) the Purchaser Class A Ordinary Shares, Purchaser Public Warrants, Purchaser Public Rights, Purchaser Private Warrants and Purchaser Private Rights shall survive the Merger and remain in effect without any change to their existing terms and (ii) all issued and outstanding Company Securities shall be terminated and converted and represent the right to receive Purchaser Merger Shares pursuant to Section 3.1(c), (d) or (e) below, and (iii) each Class B ordinary share held by shareholders of Purchaser shall be reclassified and redesignated into one (1) issued and outstanding Purchaser Class A Ordinary Share. All of the Purchaser Class A Ordinary Shares issued and outstanding at the completion of the merger shall be renamed and redesignated as the ordinary shares of the Purchaser.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a)(2)(E) of the United States Treasury Regulations. The parties to this Agreement hereby agree to (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (ii) all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the Shareholders of the Company (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

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2.5 Memorandum and Articles of Association of Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Company as in effect immediately prior to the Effective Time, shall cease to have effect and the memorandum and articles of association of the Surviving Corporation in the form attached to the Plan of Merger shall be the Charter Documents of the Surviving Corporation.

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Merger (the “Closing”) shall take place at the offices of Raiti PLLC, 1345 Avenue of the Americas, New York, New York, at 10:00 a.m. local time, on the third (3rd) Business Day after the satisfaction or waiver (which must be in a signed writing) to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as the Purchaser and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Board of Directors of Purchaser. Immediately after the Closing, the Purchaser’s board of directors will consist of five (5) directors. Prior to filing of the Proxy Statement with the SEC, the Purchaser shall have the right to appoint three (3) directors and the Shareholders of the Company shall immediately prior to Closing have the right to appoint up to two (2) directors, effective at Closing. Notwithstanding anything to the contrary, the Company and Purchaser acknowledge and agree that the Board of Directors of Purchaser (and each committee of the Board of Directors when required) shall include (i) a majority of “independent directors” as determined in accordance with the rules of the Nasdaq Stock Market Inc. (“Nasdaq”) and (ii) at least one financial expert as determined in accordance with the rules of Nasdaq and the SEC.

2.8 Investment. The Purchaser may enter into and consummate subscription agreements with investors relating to a public or private equity investment in the Purchaser to purchase share capital of the Purchaser in connection with an Investment, and, if the Purchaser elects to seek an Investment, including without limitation with regard to the Backstop Agreement, or a PIPE investment (if any), the Purchaser and the Company shall consumate the Investment at the Closing in accordance with the terms of the applicable Subscription Agreements, including the Backstop Agreement.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock and Company Securities. At the Effective Time, the register of shareholders of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Securities on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Securities of any kind or nature outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Securities or Company Capital Stock, except as otherwise provided for herein or by Law.

2.10 Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

ARTICLE III
EXCHANGE CONSIDERATION; MONETARY DEPOSIT

3.1 Exchange Consideration.

(a) (i) Subject to and upon the terms and conditions contained in this Agreement, the Purchaser shall issue the Purchaser Merger Shares to the holders of Company Capital Stock as of the Effective Time, in full payment for the Company Capital Stock (subject to the provisions for the Indemnification Escrow Shares pursuant to Section 3.1(j) below) of which all of Purchaser Merger Shares shall be issued in exchange for the cancellation under the Merger of all Company Securities pro rata to the Company’s Shareholders based upon Schedule 1.17 (as may be updated and mutually agreed prior to the Closing Date), provided that all Company Shares shall be exchanged for Purchaser Class A Ordinary Shares upon Closing.

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(ii) Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Chief Executive Officer and the Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Company Group as of the Reference Time, prepared in good faith and in accordance with the GAAP, and (b) a good faith calculation of the Company’s estimate of the Closing Net Debt as of the Reference Time and along with reasonably detailed calculations, which Estimated Closing Statement shall be subject to the review and approval by Purchaser. Promptly after delivering the Estimated Closing Statement to Purchaser, the Chief Executive Officer and Chief Financial Officer of the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Closing Statement and make applicable adjustments to the Estimated Closing Statement, subject to review and approval by Purchaser and the Company prior to the Closing. The adjusted Closing Statement (“Final Closing Statement”) shall thereafter be deemed the final Closing Statement for all purposes of this Agreement. The Final Closing Statement and the determinations contained therein shall be prepared in accordance with the U.S. GAAP and otherwise in accordance with this Agreement. The Final Closing Statement will also include (i) with respect to any Closing Net Debt, the amount owed to each creditor of any of the members of the Company Group and, the payoff amount to be satisfied at the Closing, payment instructions, together with payoff and lien release letters from each Company Group creditors in form and substance reasonably acceptable to Purchaser, and (ii) expenses related to the Merger and other transaction contemplated by this Agreement, the amount owed to each payee thereof and payment instructions

(b) [Reserved].

(c) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Company Shareholders, each share of Company Capital Shares and any rights to acquire Company Capital Shares issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, a number of Purchaser Merger Shares equal to the Closing Consideration Conversion Ratio as set forth on Schedule 3.1(c), in each case, subject to Section 10.3 below.

(d) [Reserved].

(i) [Reserved]

(ii) [Reserved]

(iii) [Reserved]

€ [Reserved].

(f) [Reserved].

(g) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the shareholders of Merger Sub, be converted into and become shares of the Surviving Corporation and Purchaser shall be the sole shareholder of the Surviving Corporation.

(h) Treatment of Company Securities Owned by the Company. At the Effective Time, all Company Securities that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(i) No Liability. Notwithstanding anything to the contrary in this Section 3.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Indemnification Escrow Shares. Notwithstanding anything to the contrary in the other provisions of this Section 3.1, Purchaser shall withhold from the Purchaser Merger Shares otherwise issuable to the Escrow Participant pursuant to this Section 3.1 such number of Purchaser Class A Ordinary Shares as determined in accordance with Section 1.36.

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(k) Ownership of Company Securities. No later than ten (10) days prior to the Closing Date, the Company shall deliver to Purchaser a final Schedule 1.17, which shall set forth, as of the immediately prior to the Effective Time, the following information: (i) the name of each Company Shareholder, (ii) the number and kind of each Company Security held by each Company Shareholder, including, if applicable, the number of Company Shares issuable upon exercise or conversion of such Company Security and the exercise price per share for such Company Security, (iii) the vesting arrangements with respect to each Company Security held by such Company Shareholder (including the vesting schedule, vesting commencement date, date fully vested and the extent to which such Company Security is vested as of the Closing), (iv) the total number of Purchaser Ordinary Shares issuable pursuant to Section 3.1(a) in respect of each Company Security held by such Company Shareholder; (v) the total number of Purchaser Ordinary Shares issuable upon exercise or conversion of each Company Security held by such Company Shareholder following the assumption by Purchaser of such Company Security pursuant to Section 3.1(d) and the respective exercise price per share applicable to such Company Security following such assumption; and (vi) the number of Indemnification Escrow Shares deposited into the Escrow Account on behalf of such Company Shareholder pursuant to Section 3.1(j) and Section 10.3.

3.2 Surrender of Company Securities; Issuance of Closing Purchaser Merger Shares.

(a) Surrender of Certificates. All Purchaser Merger Shares issued upon the cancellation of Company Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(b) Lost or Destroyed Certificates. In the event any certificates representing Company Securities shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.2 and Section 10.3.

(c) No certificates or scrip representing fractions of Purchaser Merger Share will be issued pursuant to the Merger, including with respect to any release of the Escrow Shares pursuant to Section 3.1(j) and the Indemnification Escrow Agreement and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. All fractions of Purchaser Merger Shares will be rounded down to the nearest whole share of Purchaser Class A Ordinary Shares.

(d) Legend. Each certificate representing Purchaser Merger Shares issued pursuant to this Agreement shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Purchaser Class A Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

THE SHARES PRESENTED BY THIS CERTI”ICATE ARE RESTRICTED AND MAY ONLY BE TRANSFERRED TO QUALIFIED PARTIES APPROVED BY THE COMPANY AND CONTINUE TO BE RESTRICTED POST SUCH APPROVED TRANSFERS. THESE SHARES ARE NOT ELIGIBLE FOR REGISTRATION UNTIL TWELVE (12) MONTHS AFTER THE EFFECTIVE DATE OF THE INIITIAL ISSUANCE DATE ON THIS CERTIFICATE.

3.3 Company Deposit. On August 30, 2023, the Company has deposited, or has caused to be deposited, with Purchaser in its operating bank account or with its legal counsel (Purchaser has provided account instructions) by wire transfer of immediately available funds the sum of $330,000 (the “Company Deposit”). In the event of

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termination of this Agreement, Purchaser shall have the right, without further action, to retain the full amount of the Company Deposit. In the event that Purchaser is entitled to terminate this Agreement and receive the Break-Up Fee as provided in Section 12.5 below, the amount of the Break-Up Fee payment shall be reduced by the Company Deposit paid hereunder.

3.4 Withholding Rights and Tax Rulings. The Company, Purchaser or any Person acting on their behalf (each, a “Payor”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirements (including, for the avoidance of doubt, the regulation of withholding from assets and services). To the extent such amounts are so deducted and withheld and remitted to the applicable Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid (each, a “Payee”), and the Payor shall promptly provide the applicable Payee with a document evidencing the amount so withheld and remitted to the Tax authority with respect to the payment made to such Payee.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY GROUP AND THE SHAREHOLDERS’ REPRESENTATIVE

Except as set forth in the disclosure schedules delivered by the Company Group to the Purchaser prior to the execution of this Agreement which disclosure schedules shall be in form and substance reasonably acceptable to Purchaser (the “Disclosure Schedule”), each of (i) the Company Group and (ii) the Shareholders’ Representative on behalf of the Company Shareholders hereby represents and warrants to Purchaser and Merger Sub that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and each of the Company Shareholders: (i) which are a company incorporated in the British Virgin Islands are duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and (ii) which is a trust, is a valid and existing trust established under the laws of the British Virgin Islands or the laws of Hong Kong, as the case may be. Each of the Company and each Company Shareholder (ii) have all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business (in the case of the Company) and their business (in the case of each Company Shareholder) as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Material Adverse Effect. The Company and Company Shareholders have the corporate power and authority to own or lease all of its and their properties and assets and to carry on its Business (or their business in the case of each of the Company Shareholders) as it is now being conducted, and that each of the Company and the Company Shareholders are duly licensed or qualified to do business in each jurisdiction in which such properties are owned or leased by them or the operation of its Business (or their business in the case of each of the Company Shareholders) as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company and its Subsidiaries have offices located only at the addresses set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the Company and the Shareholders’ Representative of this Agreement and the Additional Agreements and the consummation by the Company and the Company’s Shareholders of the transactions contemplated hereby and thereby are within the corporate or other powers of the Company and the Company Shareholders (including pursuant to any trust deed establishing such Company Shareholder) and have been duly authorized by all necessary corporate or other action on the part of the Company, the Company’s Shareholders, the trustee of any trust and any investment power holder, settlor or protector of such trust. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company and the Company Shareholders enforceable against the Company and each of the Company Shareholders in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The (1) Board of Directors of the Company and that of each of the Company’s Shareholders, by resolutions duly adopted (and not thereafter modified or rescinded) by

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the unanimous vote of each such Board of Directors, and (2) where necessary, the trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust, has (i) approved this Agreement and the other Transactions and determined that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company, the Company Shareholders and any beneficiary of any trust, as the case may be, (ii) approved this Agreement in accordance with the provisions of the Companies Act and the Charter Documents or trust deed, as the case may be, and (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and unanimously recommended that all of the Company Shareholders adopt this Agreement. The affirmative vote of more than two-thirds (66.66%) of the voting power of the Shareholders who are present in person or by proxy at a duly convened and quorate meeting and voting thereon or by written consent of all of the Company’s Shareholders shall be required by the Company to approve the transactions contemplated by this Agreement by the Shareholders (the “Company Shareholder Approval”). The Company has duly obtained the Company Shareholder Approval for this Agreement and the transactions contemplated hereby in accordance with the provisions of the Companies Act and the Charter Documents of the Company.

4.3 Governmental Authorization. The Business of the Company and the Company Shareholders has been, and is being, conducted in compliance in all material respects of all applicable Laws. Neither the Company nor the Company Shareholders have received any written communication alleging any material noncompliance with any such Laws that has not been cured. The Company has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted. Except for the approvals listed on Schedule 4.3, neither the execution, delivery nor performance by the Company or any Company Shareholder of this Agreement or any Additional Agreements or any transaction contemplated hereby or thereby requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company, any Company Shareholder, the trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust or the Shareholders’ Representative of this Agreement or any Additional Agreements or any transaction contemplated hereby or thereby does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group or Company Shareholders, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or Company Shareholders, (c) except for the Contracts listed on Schedule 4.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or Company Shareholders or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group or Company Shareholders are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or Company Shareholders or by which any of the Company Capital Stock or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, or (g) require any consent, approval or waiver from any Person pursuant to any provision of the Charter Documents, except for such consent, approval or waiver which shall be obtained prior to the Closing.

4.5 Capitalization. The Company’s authorized and issued share capital and debt capital is described on Schedule 4.5 annexed hereto. Such equity and debt securities are sometimes referred to as “Company Capital Stock”.

(a) No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned of record and, to the Company’s knowledge, beneficially by the Company Shareholders as set forth on Schedule 1.17, free and clear of all Liens (other than usual and customary federal and state securities laws

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regarding the transfer of unregistered securities). Except as set forth on Schedule 1.17, no outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. The only shares of Company Capital Stock that will be outstanding after Closing will be the Company Capital Stock owned by the Purchaser following the consummation of the Merger. No other class of shares of the Company is authorized or outstanding. Except as set forth in Schedule 1.17, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy agreements, put or redemption rights with respect thereto.

(b) No later than five (5) Business Days prior to Closing, the Company shall provide to Purchaser an updated Schedule 1.17 and Schedule 4.5 to reflect any and all changes thereto. Nothing contained in this Section 4.5(b) or in the updated Disclosure Schedules delivered pursuant hereto shall be construed or deemed to: (i) modify the Company’s obligations to obtain Purchaser’s prior consent to the issuance of any securities representing Company Capital stock pursuant to Section 6.1 (xviii) below; or (ii) alter or amend the total aggregate number of Purchaser Merger Shares issuable to the Company Shareholders pursuant to Section 3.1(a); or (iii) alter or amend the Closing Consideration Conversion Ratio.

(c) [Reserved].

(d) Except as set forth on Schedule 4.5(d), no employee of the Company or other Person has received an offer letter or other Contract which is still outstanding that contemplates a grant of, or right to purchase or receive: any securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement.

4.6 Charter Documents. Copies of the Charter Documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents. Copies of the Charter Documents or any trust deed, as the case may be, for the Company Shareholders have heretofore been made available to Purchaser (or shall be made available to Purchaser prior to Closing), and such copies are (or shall be) each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company Shareholders, nor any trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust, have taken any action in violation or derogation of their respective Charter Documents.

4.7 Corporate Records. All proceedings occurring since the date of incorporation of the Company of the board of directors or other governing body of the Company, including all committees thereof, and of the Company Shareholders, and all consents to actions taken thereby, are accurately reflected, in all material respects, in the minutes and records contained in the corporate minute books of the Company and made available to the Purchaser. The register of members of every class of Company Securities of the Company is complete and accurate.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since the date of the Company’s incorporation, none of the members of the Company Group has used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9 Subsidiaries. Except as set forth on Schedule 1.75, the Company owns or will own prior to the Effective Time any and all of the equity interests of each of the Subsidiaries set forth on Schedule 1.75, free and clear of all Liens and legal and equitable encumbrances. Each Subsidiary is duly organized and validly existing under the Laws of the State of its incorporation or formation and each Subsidiary is or will be at Closing, controlled by the Company. The share capital of each Subsidiary is duly paid according to its articles of incorporation. Except for the Subsidiaries set forth on Schedule 1.75, the Company (i) does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and (ii) has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company has delivered to Purchaser a true and correct and complete copy of each and every

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agreement and contract to acquire any Person. On or before the Closing Date, any Person set forth on Schedule 1.75 shall be controlled as of such date and there shall be not be outstanding any rights or options of any kind or nature held by any Person other than Purchaser to acquire any shares or capital stock or to obtain or share in any profits of the Company or any Subsidiary.

(a) Each Subsidiary has all corporate power and authority, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Material Adverse Effect. Each Subsidiary is qualified to do business as a foreign entity in any jurisdiction where the character of the property owned or leased by such Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices or physical locations located only at the addresses set forth by its name on Schedule 4.9.

(b) No outstanding shares or capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 4.9(b), there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of any Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto. Any such subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary shall be terminated prior to the Closing Date.

(c) Each Subsidiary of the Company has conducted and continues to conduct the Business in any material respect in compliance with all Laws, judgment, order and decree entered by any Authority, domestic or foreign, applicable to such Subsidiary or its Business. Each Subsidiary of the Company is not in any material respect in violation of, has not since the date of the Company’s incorporation, violated, and to the Company’s best knowledge, has not since the date of the Company’s incorporation been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(d) Each Subsidiary of the Company has all Permits necessary to operate its Business, as it is now being conducted, except where the failure to have such Permit would not have a Material Adverse Effect.

4.10 Consents. There are no Contracts binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets or the Company Shareholders or the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11 Financial Statements.

(a) Correct and complete copies of the following financial statements have been made available to Purchaser prior to the Execution Date and are included at Schedule 4.11: (i) the audited consolidated financial statements of the Company Group as of and for the fiscal year ended December 31, 2021 and 2022; and (ii) the unaudited consolidated financial statements of the Company Group as of and for the three (3) months ended March 31, 2023 consisting of (A) the audited consolidated balance sheet as of December 31, 2021and 2022, and the unaudited consolidated balance sheet as of March 31, 2023; (B) the audited consolidated income statement for the twelve (12) month period ended on December 31, 2021, the audited consolidated income statement for the twelve (12) month period ended on December 31, 2022, the unaudited consolidated income statement for the three (3) month period ended on March 31, 2022 and 2023; (C) the audited consolidated cash flow statement for the twelve (12) month period ended on December 31, 2021 and 2022, and the unaudited consolidated cash flow statement for the three (3) month period ended on March 31, 2022 and 2023; and (D) the related notes for

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each of the fiscal years ended December 31, 2021 and 2022, and for each of the three (3) month periods ended March 31, 2022 and 2023 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of March 31, 2023 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

(b) The Financial Statements are materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company Group; and (ii) were prepared in accordance with U.S. GAAP consistently applied.

(c) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which any member of the Company Group is a party (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Material Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; (v) liabilities that would not have a Material Adverse Effect; and (vi) liabilities set forth on Schedule 4.11(c), the Company Group does not have any material liabilities, debts or obligations of any nature of the type required to be reflected on a balance sheet in accordance with GAAP.

(d) [Reserved].

(e) Neither the Company nor any member of the Company Group is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810). Since the date of the Company’s formation (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, including with respect to the Financial Statements, have been received by the Company. To the Company’s Knowledge, since the Applicable Date, the Company Group has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting and the preparation of the Financial Statements.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records of each member of the Company Group accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Company and each member of the Company Group maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and

(iii) access to assets is permitted only in accordance with the respective management’s authorization.

(b) All accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), no member of the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of each member of the Company Group and which is not located at the relevant office.

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(c) From and after the Effective Time, the Company and each member of the Company Group shall maintain a system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and at Closing, such disclosure controls and procedures will be effective in all material respects to perform the functions for which they were established.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any material transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other material right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d) any material change in any compensation or benefits arrangement or agreement with any employee, officer, director or shareholder of the Company or the Subsidiary, except for changes or amendments that are expressly provided for in this Agreement;

(e) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group;

(f) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $200,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property;

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(k) any waiver by the Company or the Subsidiary of a material right or of a material debt owed to it;

(l) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(m) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(n) except as described on Schedule 4.13(n) any amendment to any member of the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(q) any commitment or agreement to do any of the foregoing.

4.14 Properties; Title to the Company’s Assets

(a) The items of Tangible Personal Property are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and are suitable for their present uses.

(b) All of the Tangible Personal Property is located at the office of the Company or the offices of a member of the Company Group.

(c) The Company and each member of the Company Group has good and valid title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 4.14(c), no such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets, including all Intellectual Property Rights, constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action pending against, or to the best knowledge of the Company threatened against or affecting, the Company, the Company Shareholders, the trustee, investment power holder, settlor and protector of any Company Shareholder that is a trust, or any Subsidiary, any of their officers or directors in connection with the Business, or any Company Capital Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments, awards, decree, injunction, or order of any Authority outstanding against the Company Group, the Company Shareholders or any legal or natural person parents of any such shareholders, any Subsidiary of the Company or any of its or their assets or properties which would not have Material Adverse Effect on the Company or any Subsidiary of the Company. Neither the Company, the Company Shareholders, nor any Subsidiary of the Company is, and has not been in the past three (3) years, subject to any material proceeding with any Authority. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing material obligations, restrictions or liabilities (of any nature).

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4.16 Contracts.

(a) Schedule 4.16(a) of the Disclosure Schedule lists all Contracts, oral or written (collectively, “Material Contracts”) to which, as of the date of this Agreement, any member of the Company Group is a party, or by which any of its tangible or intangible assets are bound, and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $150,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $150,000 annually;

(iii) all Contracts with involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company Group;

(iv) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with the 8 highest compensated current officer, director, employee, and 2 highest compensated third-party consultant in terms of income of the Company Group as of June 30, 2023 ;

(v) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(vi) all Contracts relating to any acquisitions or dispositions of any business or material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), including, without limitation, Contracts (A) containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person; (B) with any supplier of a significant quantity of goods or components, and (C) contemplated by Section 7.8 below;

(vii) each Contract that (A) relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise) or (B) contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company Group could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(viii) all Contracts for material licensing agreements, including material Contracts licensing Intellectual Property Rights, other than (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) customer or channel partner Contracts substantially on Company’s standard forms, (c) Contracts with Company’s own employees or contractors substantially on Company’s standard forms, and (d) standard non-disclosure agreements (collectively, and excluding all material transfer and other sample agreements services agreements and scientific advisory board agreements, “Standard Contracts”);

(ix) all Contracts limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(x) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group other than Standard Contracts, material transfer and other sample agreements services agreements and scientific advisory board agreements;

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(xi) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations other than Standard Contracts;

(xii) all Contracts with or pertaining to the Company Group to which any director, officer, or Affiliate of the Company Group, or any Person beneficially owning 5% or more of the outstanding capital stock of the Company or any of their respective Affiliates, is a party, other than any Contracts relating to such Affiliate’s status as a Company Shareholder;

(xiv) all Contracts relating to outstanding Indebtedness or Liens;

(xv) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xvii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xix) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xx) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xxi) each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company Group, the pledging of the capital stock or other equity interests of the Company Group or the incurrence of indebtedness by the Company Group;

(xxii) each Contract obligating the Company Group to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute any of the Company Group’s products or services;

(xxiii) each Contract with current or former officers, directors or employees of the Company Group, in each case in respect of which the Company Group has any (A) ongoing base compensation obligations in excess of $50,000 on an annual basis; or (B) indemnification obligations;

(xxiv) each Contract related to any settlement of any proceeding;

(xxv) each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively with respect to employees of the Company Group; and

(xxiv) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect (subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies), and neither the Company Group nor, to the Company’s best knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto.

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(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 4.16(d), each entity that is a constituent part of the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness which is intended to survive the Closing as described on Schedule 4.11(d). The Company is not required to obtain any approval or consent from the lender under any Material Contracts relating to outstanding Indebtedness or Liens in connection with the consummation of the transactions contemplated by this Agreement.

4.17 Licenses and Permits. Schedule 4.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business, as it is now being conducted, except where the failure to obtain any Permit would not have a Material Adverse Effect on the Company or any Subsidiary.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18, none of the Company Shareholders, the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust and the Company Group are not in material violation of, and has not since January 1, 2021 been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(a) Without limiting the foregoing paragraph, none of the Company Shareholders, the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust and the Company Group are in material violation of, and to the Company’s and Shareholders’ Representative’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable to the Company and/or any of its Subsidiaries due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”);

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”) or any comparable or similar Law of any jurisdiction applicable to the Company; or

(iii) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, employee, Affiliate or Person acting on behalf of the Company or any Company Shareholders are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(c) Except as set forth on Schedule 4.18, no Permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 4.18, except where the failure to obtain any Permit would not have a Material Adverse Effect on the Company or any Subsidiary.

4.19 Intellectual Property.

(a) Schedule 4.19 of the Disclosure Schedule sets forth a true, correct and complete list of all registered Intellectual Property Rights owned or filed by any member of the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right;

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(iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. Schedule 4.19 of the Disclosure Schedule shall also include a true, correct and complete list of all proprietary Software, in each case, that is included in the Company Group’s Intellectual Property Rights and is material to the Company Group or the conduct of the Business.

(b) The Company Group has good, valid and marketable title and ownership of, or has sufficient and valid rights to use, all of the Intellectual Property Rights on Schedule 4.19 and Assets, all of which ownership and rights shall survive the execution, delivery, and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby, on identical terms and without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights or Assets. As used herein, “Assets” means all intellectual property of any kind whatsoever held or that may be held by the Company Group. The Company Group (i) exclusively owns all right, title, and interest in and to all Intellectual Property Rights owned or purported to be owned by the Company Group, and (ii) is the exclusive licensee of all other Intellectual Property Rights, in each case, free and clear of all Liens. The Company Group has in its possession all know-how, information, and embodiments of all Intellectual Property Rights, in each case, necessary and sufficient to enable the Company Group to use, practice, and exploit the in-licensed Intellectual Property Rights as contemplated to be used, practiced, and exploited in the conduct of the Business.

(c) All of the Company Group’s registered Intellectual Property Rights are subsisting, valid and enforceable. Neither the Company Group nor any of the Company Group’s Intellectual Property Rights are subject to any outstanding Order materially adversely affecting the validity or enforceability of, or the Company Group’s ownership or exclusive use of, or exclusive rights in or to, any such Intellectual Property Rights or otherwise restricting or materially adversely affecting the Company Group’s right to own, license or use any Intellectual Property Rights. All of the Company Group’s registered Intellectual Property Rights has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any registered Intellectual Property Rights is threatened, pending or reasonably foreseeable that would be materially adverse to the conduct of the Business.

(e) The Company Group has not (i) been sued or charged in writing with, been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights; or (ii) received any written claim, notice, invitation to license or similar communication (A) contesting or challenging the use, validity, enforceability or ownership by the Company Group of any Intellectual Property Rights, or (B) alleging that the Company Group or its current or planned products or services or the conduct of the Business infringes, misappropriates or otherwise violates (or will infringe, misappropriate, or otherwise violate) the Intellectual Property Rights of any Person, whether directly or indirectly. The Company has no knowledge of any other claim of infringement by the Company Group, and to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property Rights of the Company Group.

(f) The Company Group, the conduct of the Business, the currently contemplated conduct of the Business following the Closing, and the current or planned products or services of the Company Group (including the use, manufacture, marketing, sale, offering for sale, importation, or other commercialization thereof), in each case, to the Knowledge of the Company (i) currently do not infringe, misappropriate or otherwise violate and have not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person; and (ii) do not constitute and have not constituted unfair competition or trade practices under the Laws of any relevant jurisdiction.

(g) No funding, facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any Company Group Intellectual Property Rights.

(h) To the knowledge of the Company Group, as of the date of this Agreement there are no material disputes or litigation with respect to any material Intellectual Property Rights and the Company is not a party to any dispute or litigation relating to any Intellectual Property. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such

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Contract remains, owned or in-licensed by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights used by Company Group in the performance of any such Contract.

(j) The Company Group has used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, value and availability to the Company of all trade secrets, confidential Intellectual Property Rights, or other confidential information material to the Company Group or the conduct of the Business. No such trade secret or confidential information has been disclosed by the Company to any Person (other than pursuant to a written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof).

(k) The Assets owned, leased, outsourced, or licensed by the Company Group (including through cloud-based or other third-party service providers) in the operation of its Business are sufficient in all material respects for the current conduct of the Business, and the Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines designed to facilitate or cause unauthorized access to, or disruption, significant impairment, disablement, or destruction of, Software, data or other materials. Prior to the Execution Date, there has been no unauthorized access to or unauthorized use of (i) any such Assets, (ii) any information stored on or processed by such Assets, or (iii) any confidential or proprietary information that is in the Company Group’s possession, custody, or control.

(l) Prior to the Closing, the Company Group will use commercially reasonable efforts to implement and, from the date of such implementation through the Closing Date, use commercially reasonable efforts to maintain commercially reasonable security designed to safeguard the confidentiality, availability, security and integrity of the Assets and all data and information stored thereon.

(m) [Reserved].

(n) Prior to the Closing, the Company Group will use commercially reasonable efforts to establish and implement and, from the date of such establishment and implementation through the Closing Date, use commercially reasonable efforts to maintain written policies and organizational, physical, administrative and technical measures regarding, the integrity and availability of the systems, privacy, cyber security and data security that are commercially reasonable for an enterprise of the size and nature of the Company Group, taken as a whole, and consistent in all material respects with (i) any contractual commitments of the Company Group relating to privacy, cyber security and data security, and (ii) any public facing statements or policies adopted by the Company Group relating to privacy, cyber security and data security (such policies and measures, collectively, the “Privacy and Security Policies”).

(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since the Execution Date the Company Group has complied in all material respects with all applicable privacy, cyber security and data security Laws and Contracts, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information in its possession or control and (ii) since the establishment and implementation of the Privacy and Security Policies, the Company Group has complied in all material respects with its Privacy and Security Policies.

(p) The Company Group will implement prior to Closing commercially reasonable measures consistent in all material respects with applicable Data Protection Laws to ensure the confidentiality, privacy and security of Personal Information in its possession or control from authorized access by any Person. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

4.20 Suppliers. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Company Group for the twelve (12)-month period ended on the Execution Date based on the U.S. dollar value purchased from each supplier during such period (each, a “Significant Supplier”). No Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company Group has cancelled or otherwise terminated its relationship with the Company Group or has materially altered, in a manner adverse to the Company Group, its relationship with the Company Group. To the Knowledge of the Company, no

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such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company Group its relationship with the Company Group.

4.21 Accounts Receivable and Payable.

(a) All accounts receivable of the Company Group reflected on the Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent valid obligations arising from services actually performed by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account, receivables or note involving an amount in excess of $100,000. Except as set forth on Schedule 4.21(b), to the best knowledge of the Company, all accounts and receivables are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.21(c) separately identifies any and all accounts, receivables of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 4.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.22 Pre-payments. Except as set forth on Schedule 4.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of the Chief Executive Officer, Chief Financial Officer, and each other executive officer of each member of the Company Group, setting forth their name and title.

(b) the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and to the company’s knowledge there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.24 Employment Matters.

(a) Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b) Except as disclosed on Schedule 4.24(b):

(i) to the best knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

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(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and to the Company’s knowledge, there is no pending representation question or union organizing activity respecting employees of the Company Group. Other than those employees with a written employment agreement, all employees are employees at will.

(c) Since the later of January 1, 2021, or the date of its formation, each member of the Company Group has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company Group in the United States or his or her permanent employment by the Company Group. To its knowledge, no present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company Group for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.25 Withholding. Except as disclosed on Schedule 4.25, all material obligations of each member of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by each member of the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of each member of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by each member of the Company Group prior to the Closing Date.

4.26 [Reserved].

4.27 Real Property.

(a) Except as set forth on Schedule 4.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each member of the Company Group has good and valid title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. No member of the Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance except where such breach, violation or claim would not have a Material Adverse Effect on the Company Group.

(b) Except as set forth on Schedule1.42, With respect to each Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) to the Company’s knowledge, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Except as set forth on Schedule 4.27(b), the Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

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4.28 Accounts. Schedule 4.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each member of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29 Tax Matters. Except as set forth on Schedule 4.29:

(a) (i) Each member of the Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Ordinary Shares of the Company by the Shareholders to the Purchaser pursuant to this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (viii) other than the ruling application in connection with the agreement, there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the earlier of (y) the date of its formation or incorporation or (z) December 31, 2015; (xi) is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xii) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return; (xiii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xiv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company Group are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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4.30 Environmental Laws.

(a) Except as set forth in Schedule 4.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b) The Company Group and all of its operations and property have been in material compliance with all applicable Environmental Laws and all real property owned or leased by the Company Group have been and will be operated in material compliance with all applicable Environmental Laws.

(c) The Company Group will use, is using, and has used commercially reasonable efforts to take assignment of or otherwise obtain all Permits, licenses, identification numbers, approvals, registrations or other authorizations required or issued under any Environmental Law necessary for the Company’s operations.

(d) The Company Group is not (i) conducting or actually responsible for (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) actually responsible for any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls. The Company has not received notice of any allegations that it is responsible for (i) conducting (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls.

(e) The Company Group is not subject to any liability for any actual exposure by any Person or damage to any property relating to the Release of any Hazardous Materials and has not received notice of any allegations of liability for such exposure.

(f) The Company Group has not received, nor, to the Knowledge of the Company Group, has any Predecessor received, any notice, demand, letter, claim or request for information indicating that the Company Group or any of its Predecessors may be in violation of or, directly or indirectly subject to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(g) The Company Group is not subject to any Order, asset retirement obligation, financial assurance requirement, or indemnity or other agreement with any third party, relating to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(h) There are no circumstances or conditions, including the presence of any aboveground or subsurface structures, involving or affecting the Company Group or, after acquisition of the Real Property and assignment of leases of the Real Property, any Real Property that could reasonably be expected to result in any claim, liability, investigation or cost of the Company Group relating to any Environmental Law, including any restriction on the ownership, use or transfer of or otherwise relating to the Real Property.

(i) The Company Group has made available to Parent correct and complete copies of all Permits, reports, studies, assessments, audits, records, sampling data, notices, correspondence, agreements and other information that it has in its care, custody or control relating both to (i) any Environmental Law or Hazardous Materials and (ii) the Company Group, any Company Predecessor, or any properties currently or formerly owned or operated by any of them.

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4.31 Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, no member of the Company Group has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33 Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and executive officers of each member of the Company Group.

4.34 Anti-Corruption; Sanctions.

(a) The operations of each member of the Company Group are and have been conducted at all times in compliance with all applicable anti-bribery, anti-corruption and anti-money laundering Laws, in all applicable jurisdictions (foreign or domestic), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations under any of the foregoing Laws, (collectively, the “Anti-Corruption Laws”). Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company Group has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

(b) Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company Group has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(c) Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. At no time has the Company Group been in violation of applicable Sanctions.

4.35 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.35, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. To the Company’s knowledge, there is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute as noncompliance with any such policy or constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are

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sufficient for compliance with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. In the three (3) years preceding the date of this Agreement, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

4.36 Related Party Transactions. Except as set forth in Schedule 4.36, as contemplated by this Agreement or as provided in the Financial Statements, none of the Company’s Shareholders, the trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust or Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group. None of the contracts listed in Schedule 4.36 was entered into on a basis other than on arm’s length.

4.37 Accredited Investors. To the Knowledge of the Company, each U.S. resident Company Shareholder is an “Accredited Investor”, as such term is defined under Rule 501(a) adopted by the SEC under the Securities Act.

4.38 Projections. Schedule 4.38 sets forth the five-year projections of the Company Group for the fiscal years ending as of December 31, 2023, 2024, 2025, 2026 and 2027 (the “Projections”). The Company believes that the Projections are reasonable and fairly present the financial forecast of the Company Group as of the dates thereof and the business operation forecast of the Company Group for the periods reflected therein. The Projections delivered to Purchaser were prepared in good faith using assumptions that the management of the Company Group believes to be reasonable and the Company is not aware of the existence of any circumstances that could reasonable be likely to have a Material Adverse Effect on its financial conditions or Business. The Company acknowledges that the Projections will be included in the Proxy Statement of Purchaser.

4.39 Full Disclosure. The Company and the Shareholders’ Representative is not aware of any facts pertaining to the Company Shareholders, any trustee, investment power holder, settlor or protector of any Company Shareholder that is a trust, the Company Group or its Business, which could have a Material Adverse Effect and which have not been disclosed in this Agreement or the Financial Statements or otherwise disclosed to the Purchaser by the Company Group in writing. No representation or warranty of the Company Group in this Agreement, nor any document, statement or certificate furnished or to be furnished by the Company Group pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.40 Investments. In the event that the Purchaser and the Company mutually agree to complete an Investment, the Parties have exchanged with each other true, correct and complete copies of all letters of indications of interest, letters of intent, and any subscription agreements signed by such Investors concerning their participation in the Investment. Each letter of indication of interest or letter of intent shall (a) be in full force and effect without amendment or modification; (b) to the knowledge of Company, be the validly executed statement of each Investor; and (c) have not been withdrawn, terminated or rescinded in any respect at the time such indication is provided.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Except as disclosed in the (i) Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), or (ii) the corresponding sections of the disclosure schedule delivered by the Purchaser to the Company (the “Purchaser Disclosure Schedule”), Purchaser and Merger Sub (the “Purchaser Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Cayman Islands. Merger Sub is a company duly incorporated and validly existing under the laws of Cayman Islands. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

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5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. This Agreement and the other Additional Agreements and the transactions contemplated thereunder have been duly approved by the Purchaser, in its capacity as sole shareholder of Merger Sub. . The affirmative vote of holders of a majority of Purchasers Class A and Class B Ordinary Shares entitled to vote at the Purchaser Shareholder Meeting, assuming a quorum is present, to approve the adoption of the Merger and this Agreement, together with any changes to Purchaser’s Memorandum and Articles of Organization necessary to comport with the terms of this Agreement, are the only votes of any of Purchaser’s capital stock necessary in connection with the entry into this Agreement or any Additional Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby, including the Closing (the “Purchaser Shareholder Approval”).

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement requires any Governmental Approval.

5.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties.

5.5 Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 4.31 (which are the responsibility of the Company) and Deferred Underwriting Amount and fees due to Asian Legend International Investment Holding Limited relating to the transactions contemplated by this Agreement or any of the Additional Agreements as described in Schedule 5.5 (which is the responsibility of the Purchaser), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Purchaser Merger Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized share capital of Purchaser is US$55,500 divided into 500,000,000 Purchaser Class A Ordinary Shares, par value $0.0001 each, 50,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 each, and 5,000,000 undesignated preference shares, par value $0.0001 each (“Purchaser Preferred Share”) of which 7,530,625 Purchaser Ordinary Shares (inclusive of Purchaser Class A Ordinary Shares included in any outstanding Purchaser Public Units and Purchaser Private Units, and inclusive of Purchaser Class B Ordinary Shares), and no Purchaser Preferred Share are issued and outstanding. In addition, (i) 6,150,313 Purchaser Class A Ordinary Shares issuable upon the exercise of outstanding Purchaser Warrants (inclusive of Purchaser Public Warrants included in any outstanding Purchaser Public Units and the Purchaser Private Warrants included in any outstanding Purchaser Private Units) and (ii) 1,025,052 Purchaser Class A Ordinary Shares issuable upon the exchange of outstanding rights Purchaser Rights (inclusive of Purchaser Public Rights included in any outstanding Purchaser Public Units and the Purchaser Private Rights included in any outstanding Purchaser Private Units). Except as set forth in Schedule 5.7 (a) of the Purchaser Disclosure Schedule and except for the shares of capital stock underlying the Backstop Agreement, or a PIPE Investment (if any) (consisting of the Purchaser Ordinary Shares and any other securities issuable as part of the Investment), no other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of

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first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The authorized share capital of Merger Sub is US$500 divided into 50,000 shares of a nominal or par value of US$0.01 each (“Merger Sub Ordinary Shares”) of which 1 Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Shares or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, including the SEC Statement or any Other Filings, or in any other Additional Purchaser SEC Documents, will, at the date of filing and/or mailing, at the time of the Purchaser Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Purchaser has approximately $58,506,250 in the trust fund established by Purchaser for the benefit of its public shareholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 28, 2023, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than shareholders of Purchaser holding Purchaser Class A Ordinary Shares sold in Purchaser’s IPO who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the amended and restated memorandum and articles of association of Purchaser) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Purchaser’s organizational documents. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Purchaser Units, Purchaser Ordinary Shares, Rights and Warrants are listed on the Nasdaq Stock Market, with trading symbols of OAKUU, OAKU, OAKUR, and OAKUW, respectively.

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5.11 Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated amended and restated memorandum and articles of association.

5.12 Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any SEC Statement or Other Filing. As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither the Purchaser, nor any director, officer or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer or employee of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.14 Anti-Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

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5.15 Affiliate Transactions. Except as described in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Purchaser or any of its subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Purchaser or any of its subsidiaries.

5.16 Litigation. Except as may be set forth in the Purchaser Disclosure Schedule, there is no (i) Action pending, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Authority outstanding against Purchaser or any of its subsidiaries or any of its or their assets or properties. Neither Purchaser nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, Purchaser does not have any Indebtedness or other liabilities.

5.18 Tax Matters.

(a) (i) The Purchaser has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action pending with respect to Taxes of the Purchaser; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser for which a Lien may be imposed on any of the Purchaser’s assets has been waived or extended, which waiver or extension is in effect; (v) the Purchaser has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Purchaser; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Purchaser has not paid any Tax or filed Tax Returns, asserting that the Purchaser is or may be subject to Tax in such jurisdiction, the Purchaser is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Purchaser members by virtue of having a permanent establishment or other place of business in that country; (ix) there is no outstanding power of attorney from the Purchaser authorizing anyone to act on behalf of the Purchaser in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Purchaser; (x) the Purchaser is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xi) the Purchaser is and has never been included in any consolidated, combined or unitary Tax Return; (xii) to the knowledge of the Purchaser, no issue has been raised by a Taxing Authority in any prior Action relating to the Purchaser with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Purchaser for any other period; and (xiv) the Purchaser has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Purchaser will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Purchaser (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser in filing its Tax Return.

(d) The Purchaser has been in compliance, in all material respects, with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Purchaser are arm’s-length prices for purposes of the relevant transfer pricing laws.

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ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of Business. Each member of the Company Group and the Purchaser covenants and agrees that:

(a) from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its reasonable best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, but except as is in connection with, or contemplated by an Investment, including specifically the Backstop Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall, and the Company shall cause each of its Subsidiaries not to:

(i) amend, modify or supplement its memorandum and articles of association or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract or any other right or asset of the Company or Purchaser;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its respective assets or assets covered by any Contract except pursuant to existing contracts or commitments disclosed herein;

(vi) [reserved];

(vii) except as consented to in writing by the Company or the Purchaser, as the case may be, pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any shareholder or shareholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular, necessary or contractually required similar payments in the ordinary course);

(viii) except as set forth on Schedule 6.1(a)(viii) or Schedule 4.11, or consented to in writing by the Company or the Purchaser as the case may be, obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s or the Purchaser’s existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(ix) except as consented to in writing by the Purchaser, suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(x) suffer any material damage, destruction or loss of property related to any of the Company Group’s or the Purchaser’s assets, not covered by insurance;

(xi) delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same;

(xii) except as set forth on Schedule 6.1(a)(xii) or Schedule 4.13 except as contemplated hereunder, merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) permit any insurance policy protecting any of the Company Group’s or the Purchaser’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

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(xiv) adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $150,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization;

(xviii) other than (a) in connection with the exchange of Company Capital Stock into Ordinary Shares of the Purchaser to effectuate the Merger, or (b) agreed upon in writing by Purchaser, issue, redeem or repurchase any Company Capital Stock or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities or rights (other than as otherwise contemplated herein);

(xix) make or change any material Tax election or change any annual Tax accounting periods;

(xx) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xxi) agree to do any of the foregoing.

Notwithstanding the foregoing provisions of this Section 6.1(a), and in particular, subparagraphs (viii) and (xviii), the Company shall be permitted (a) to incur any loan or other Indebtedness or (b) to issue any shares of capital stock or other securities exchangeable for or convertible into any shares of capital stock of the Company, provided that (i) the Company provides prior written notice of the terms and conditions of such financing to the Purchaser; and (ii) the aggregate amount of all such financing transactions does not exceed $1,000,000. The Company shall not engage in the transactions found in either (a) or (b) of this paragraph after it has raised and/or borrowed an aggregate of $1,000,000, until it has received the prior written consent of the Purchaser, which shall not be unreasonably withheld.

(b) Neither any member of the Company Group nor the Purchaser shall knowingly and intentionally (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) From the date hereof through the Closing Date, the Company Group shall not, and shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group (other than the transactions contemplated by this Agreement): (y) any merger, consolidation, share exchange, business combination or other similar transaction, or (z) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company Group in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or any of its respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

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6.2 Access to Information. From the date hereof until and including the Closing Date, the Company, each member of the Company Group and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and each member of the Company Group. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.3 Notices of Certain Events. Each of the Purchaser and the Company shall, and the Company shall cause each Subsidiary of the Company to, promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

6.4 Annual and Interim Financial Statements. In addition to the agreement of the Company Group to deliver audited financial statements for the two (2) years ended December 31, 2021 and December 31, 2022 as set forth in Section 7.9, from the date hereof through the Closing Date, or such other financials statements that may be reasonably requested by the Purchaser prior to Closing, within forty-five (45) calendar days following the end of each three-month quarterly period (excluding the fourth fiscal quarter), the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company Group that the Company’s certified independent accountants may issue. In addition, if the parties mutually agree that a proposed acquisition of any acquisition target company by the Company is a “significant acquisition” under SEC Rule S-X or, if required by the SEC to be filed in the Proxy Statement (defined in Section 6.5 hereof) for the Purchaser Shareholder Meeting (as defined in Section 6.5 hereof), then the Company shall provide, or cause to be provided, no later than October 31, 2023, any financial statements (audited or unaudited, as the case may be) of any acquisition target company, including such target entities specified in Section 4.13 of the Huajin Disclosure Schedule, in compliance with the requirements of U.S. generally accepted accounting principles (“U.S. GAAP”) with respect to the last two fiscal years of such acquisition target company (“Acquisition Target Company Audited Financials”).

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6.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Purchaser’s shareholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its shareholders (the “Purchaser Shareholder Meeting”) requiring Purchaser to prepare and file with the SEC a proxy statement and proxy card and such other information in accordance with SEC rules and regulations, and amend such materials and information from time to time (collectively such information and materials being referred to as the “Proxy Statement”);

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) Purchaser shall call and hold the Purchaser Shareholder Meeting as promptly as practicable after the date of this Agreement for the purpose of seeking the Purchaser Shareholder Approval, and Purchaser shall use reasonable best efforts to hold the Purchaser Shareholder Meeting as soon as practicable after the date of this Agreement and Purchaser shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Purchaser shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Merger and this Agreement and shall take all other action reasonably necessary or advisable to secure the Purchaser Shareholder Approval. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser or as required under SEC rules and regulation for inclusion in or attachment to the Proxy Statement, and that such information is and shall be accurate in all material respects and complies or will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to shareholders of Purchaser holding Purchaser Units or Purchaser Ordinary Shares who shall have validly redeemed their Purchaser Units or Purchaser Ordinary Shares upon acceptance by the Purchaser of such Purchaser Units or Purchaser Ordinary Shares (the “Purchaser Redemption Amount”), (ii) the expenses to the third parties to which they are owed, and (iii) the remaining monies in the Trust Account to Purchaser.

6.7 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 [Reserved].

6.9 Purchaser’s Obligation to Extend. In the event that the transaction is not completed by March 23, 2024, the Purchaser shall take all necessary actions to extend the date by which the Purchaser is required to complete a business combination from March 23, 2024 to such date that Parties reasonably determine for the purpose of allowing the Parties to consummate the Merger, provided that the Company shall bear and pay all reasonable costs and expenses related to such extension.

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ARTICLE VII
COVENANTS OF THE COMPANY AND SHAREHOLDERS’ REPRESENTATIVE

The Company and Shareholders’ Representative covenant and agree that:

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company and the Shareholders Representative shall on behalf of the Company Group and the Company Shareholders duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 7.2 and Governmental Approval as promptly as practicable hereafter.

7.3 Termination of Existing Employment Agreements. Effective as of the Closing Date, the Company shall (i) cause the termination of all employment agreements between any member of the Company Group and any employee, and (ii) enter into the Employment Agreement with each of the individuals set forth in Schedule 7.3, in form and substance acceptable to Purchaser.

7.4 Lock-up. Each Company Shareholder holding or beneficially owning Company Shares (or other Company Securities representing the right to acquire Company Shares (“Lock-up Shareholders”); but excluding the Backstop Investor, any PIPE Investors, and Purchaser’s advisors Space Frontier Investment Holding Limited and Asian Legend International Investment Holding Limited shall, and the Company shall cause the Shareholders’ Representative to, enter into the Lock-up Agreement prior to the Closing. Mr. Xuehong Li shall be the Shareholders’ Representative. The Shareholders’ Representative, for and on behalf of the Shareholders of the Company, hereby irrevocably agrees that following the Closing of the Merger and (i) with respect to Xuehong Li until the first anniversary of the Closing of the Merger, and (ii) for all other Lock-up Shareholders, until the six-month anniversary of the Closing of the Merger (each as applicable, the “Lock-up Period End Date”), none of Xuehong Li or the other Lock-up Shareholders, as the case may be, shall, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of), other than a transfer solely for estate planning purposes and provided any such transferee agrees to the provisions herein, any of the Purchaser’s Class A Ordinary Shares, or any other securities of the Purchaser convertible into or exercisable or exchangeable for any such Purchaser Class A Ordinary Shares which are owned as of the Closing Date (collectively, the “Lock-up Shares”);

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Lock-up Shares, whether any such transaction is to be settled by delivery of the Lock-up Shares or other securities, in cash or otherwise;

(c) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-up Shares or any other securities of the Purchaser; or

7.5 Non-compete and Non-Solicitation Agreement. The Company shall cause Xuehong Li to enter into a non-compete and non-solicitation agreement substantially in the form of Exhibit D (or include within any employment agreement with such person) annexed hereto for a period of three (3) years after the Closing in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Purchaser. Further, the Company shall cause each of the other persons whose names appear on Schedule 7.5 hereto to enter into a non-compete and non-solicitation agreement substantially in the form of Exhibit D (or include within any employment agreement with such persons) annexed hereto for a period of three (3) years after the Closing in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Purchaser.

7.6 Waiver of Claim against Trust Account. Reference is made to the final Prospectus dated as of March 23, 2023 (“IPO Prospectus”) of the Purchaser as filed with the Securities and Exchange Commission following completion of its IPO. Each of the Company, Company Subsidiary, Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds

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of the IPO and the overallotment shares and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (the “Public shareholders”). The Company, each member of the Company Group and Shareholders’ Representative on behalf of each Company Shareholder agree that none of them has any right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Account established by the Continental Stock Transfer and Trust Company to hold funds from the IPO of the Purchaser as described in the IPO Prospectus. Each of the Company, each member of the Company Group, the Company principal shareholders, and Shareholders’ Representative on behalf of all Company Shareholders hereby waives any Claim it may have at any time as a result of or arising out of any negotiation, contract or agreement with the Purchaser and shall not seek recourse against the Trust Account for any reason whatsoever. Each of the Company, Company Subsidiary, Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders hereby irrevocably waives any and all claims that any such person or any of its affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its representatives and will not seek recourse against the Trust Account (including any Public Shareholder distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, each Company Subsidiary, the Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders each agree and acknowledges that such irrevocable waiver contained in this Section 7.6 is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, each Company Subsidiary, the Company principal shareholders and Shareholders Representative on behalf of itself and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such persons and each of their respective Affiliates under applicable Law. This Section 7.6 shall survive termination of this Agreement for any reason.

7.7 No Trading. Each of the Company and Shareholders’ Representative acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and Shareholders’ Representative hereby agrees that, while it is in possession of such material nonpublic information of the Purchaser, it shall not purchase or sell any securities of the Purchaser in violation of such Laws, communicate such information to any third party without the consent of the Purchaser, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 [Reserved.]

7.9 Financial Statements. Prior to the Purchaser’s filing of any preliminary Proxy Statement with the SEC, the Company shall provide to the Purchaser correct and complete copies of the audited consolidated financial statements of the Company Group for each of the fiscal year ended December 31, 2021 (the “2021 Financial Statements”) and the Period from March 11, 2022 (Inception) through December 31, 2022 (the “2022 Financial Statements”). The 2021 Financial Statements and 2022 Financial Statements shall consist of (i) the audited consolidated balance sheets as of December 31, 2021 and December 31, 2022, (ii) the audited consolidated income statements for the twelve (12) month periods ended on December 31, 2021 and December 31, 2022, (iii) the audited consolidated cash flow statements for the twelve (12) month periods ended on December 31, 2021 and December 31, 2022, (iv) the audited consolidated shareholders’ equity statements, and (v) all notes to such financial statements as required in accordance with U.S. GAAP. Such 2021 Financial Statements and 2022 Financial Statements shall be materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein and for both periods shall include the report of the Company’s registered public accounting firm, which firm shall be registered and in good-standing with the U.S. Public Company Accounting Oversight Board. The Company shall deliver the 2021 Financial Statements and the 2022 Financial Statements to the Purchaser no later than September 30, 2023. In addition, if the parties mutually agree that a proposed acquisition of any acquisition target company by the Company is a “significant acquisition” under SEC Rule S-X or, if required by the SEC to be filed in the Proxy Statement (defined in Section 6.5 hereof) for the Purchaser Shareholder Meeting (as defined in Section 6.5 hereof), then the Company shall provide, or cause to be provided, no later than September 30, 2023, any financial statements (audited or unaudited, as the case may be) of any acquisition target company, including such

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target entities specified in Section 4.13 of the Huajin Disclosure Schedule, in compliance with the requirements of U.S. generally accepted accounting principles (“U.S. GAAP”) with respect to the last two fiscal years of such acquisition target company (“Acquisition Target Company Audited Financials”).

7.10 Accredited Investor Questionnaires. Prior to the Closing, the Company shall provide to the Purchaser questionnaires, in a form acceptable to Purchaser, completed and executed by each Company Shareholder, pursuant to which each such Company Shareholder certifies, to Purchaser’s reasonable satisfaction, that such Company Shareholder is an Accredited Investor.

7.11 Composition of Board Committees. The Company Group shall, or shall cause each of the persons who it appoints to serve on the Board of Directors of Purchaser upon the Closing, to agree that the composition of the Audit Committee and Compensation Committee of the Purchaser shall include at least one independent director who is appointed to the Board of Directors by Purchaser prior to the Effective Time.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The Parties hereto covenant and agree that:

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party (other than the Shareholders’ Representative) shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time, and (ii) avoid an Action or proceeding by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties hereto (other than the Shareholders’ Representative) shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 8.1(a), each party hereto (other than the Shareholders’ Representative) agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Authority any additional information and documentary material that may be requested by such Authority pursuant to the applicable antitrust, competition, or trade regulation Law.

(c) Subject to applicable Law, each of the Company and Purchaser agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

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8.2 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the following agreements (“SPAC Agreements”) (i) Investment Management Trust Agreement, dated March 28, 2023, by and between the Purchaser and Continental Stock Transfer & Trust Company; (ii) the Rights Agreement as of March 28, 2023 between Purchaser and Continental Stock Transfer & Trust Company; and (iii) the Warrant Agreement is made as of March 28, 2023 between Purchaser and Continental Stock Transfer & Trust Company.

8.3 Cooperation with Purchaser to Prepare and File Proxy Statement.

(a) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that as soon as reasonably practicable, after receiving all necessary information relating to the Company Group members from the Company for inclusion in the Proxy Statement, the Purchaser shall prepare and file with the SEC the Proxy Statement, or such other form, statement, or report as may be required under the United States federal securities laws (such Proxy Statement, or such other report or form, whether in preliminary or definitive form, and any amendments or supplements thereto, the “Proxy Statement”) for the purpose of seeking the Purchaser Shareholder Approval. Each party shall use its reasonable best efforts to prepare the Proxy Statement (including any and all financial statements and financial information) and thereafter resolve all SEC comments on the Proxy Statement as promptly as practicable after such filing, and Purchaser and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified, or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Purchaser Merger Shares pursuant to the terms of this Agreement. Each of Purchaser and the Company members shall furnish all information as may be reasonably requested by the other parties in connection with any such action and the preparation, filing and distribution of the Proxy Statement and any Other Filing. As promptly as practicable after all SEC comments on the Proxy Statement shall have been resolved, Purchaser shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as of the record date for the Purchaser Shareholder Meeting.

(b) The Company shall, and the Company shall cause each member of the Company Group and each Person whom intends to serve as a director of the Purchaser or member of executive management of Purchaser following Closing to provide Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statements (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Company Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement or any Other Filing. Subject to the Company’s review and approval of any Proxy Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Company Financial Statements in any Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Company Group Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, each of Purchaser and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other parties and their respective employees, counsel, financial advisors, auditors and other authorized representatives as relevant if required to achieve the foregoing. No filing of, or amendment or supplement to, the Proxy Statement or any Other Filing will be made (in each case including documents incorporated by reference therein) by either Purchaser or the Company without providing the other with a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, neither the Company nor the Purchaser will file any Proxy Statement or Other Filings without the other party’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or Other Filings, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement or the Merger. Purchaser and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement or Other Filings as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, each of Purchaser and the Company shall cooperate with each other in the preparation of each of Proxy Statement and Other Filing and each of Purchaser and the

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Company shall furnish the other with all information concerning it and its Affiliates as the requesting party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement or Other Filings, as applicable. Purchaser and the Company shall notify each other promptly of the time when the Proxy Statement shall be declared definitive, of the issuance of any stop order or suspension of the qualification of the Purchaser Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, Other Filings or for additional information.

(c) The Company and each member of the Company Group covenants that as of the date of the filing of any Proxy Statement with the SEC or Other Filing, none of the Company Information, Company Group Financial Statements or other financial information supplied by the Company in connection with the Proxy Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

(d) If at any time prior to the Effective Time any information relating to Purchaser or the Company or any of their respective Affiliates, directors, officers or shareholders, should be discovered by Purchaser or the Company which should be set forth in an amendment or supplement to either the Proxy Statement or Other Filings, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Purchaser’s shareholders.

8.4 Confidentiality. Except as necessary to complete the Proxy Statement or any other Proxy Statements or Other Filings, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement and any other SEC Statements and Other Filings. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Shareholders’ Representative shall be permitted to disclose information as required by Law or to employees, advisors, agents or consultants of the Shareholders’ Representative and to the Company Shareholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

8.5 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Purchaser as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing Date, the Company and Purchaser shall purchase and fully pay the premium for a directors and officers tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

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(c) The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or the Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a one (1) year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Purchaser’s and the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of one years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Purchaser and the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. After the Effective Time, Company shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no party shall have any other obligation to purchase or pay for any insurance hereunder. The memorandum and articles of association of the Surviving Corporation shall at all times provide that the surviving corporation shall indemnify the directors and officers of the Company and the Purchaser to the maximum extent provided by law.

(e) If the Company or Purchaser or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Company or Purchaser shall assume all of the obligations set forth in this Section 8.5. The provisions of this Section 8.5 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Person who is an intended third-party beneficiary of this Section 8.5. The rights of such Persons under this Section 8.5 shall be in addition to any rights such Persons may have under the organizational documents of the Company or Purchaser, as case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Purchaser or Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 8.5 is not prior to or in substitution of any such claims under such policies).

8.6 Execution of Employment Agreements with Senior Management. Prior to the filing of any Proxy Statement by the Purchaser, the Company will identify members of the senior management team and will execute an offer letter or other employment related agreement with each such senior management member as set forth on Schedule 8.6, in such form and terms as agreed upon by the Company, such persons and Purchaser.

8.7 Repayment of Purchaser Indebtedness and other Liabilities. Except as agreed upon by Purchaser in writing, prior to or concurrent with the Closing, and subject to the adjustment in the number of Purchaser Merger Shares provided in Section 3.1(a), Purchaser shall repay and extinguish all expenses, Indebtedness and other liabilities without any further Liability to the Company or Purchaser, and shall deliver, at least five (5) Business Days prior to the Closing Date, executed waivers, payoff letters or final invoices, as applicable, from each vendor, lender, creditor, noteholder or other counterparty to which such expenses, Indebtedness or other liabilities.

8.8 Certain Tax Matters. Purchaser and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.9 [Reserved].

8.10 Retention of Proxy Solicitation Agent. The Parties shall use their reasonable efforts to retain a proxy solicitation agent mutually acceptable to the Parties, within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting Purchaser’s shareholders to obtain the affirmative vote of the Purchaser’s shareholders in favor of the Merger, and such other matters as may be determined by the Parties.

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8.11 Post-Closing Covenant Regarding Release of Shares from Lock-Up Agreements. With the exception of application to any Investors, including the Backstop Investor and Purchaser’s advisors Space Frontier Investment Holding Limited and Asian Legend International Investment Holding Limited, the Purchaser, Company and the Shareholders Representative on behalf of the Company Shareholders each covenant and agree that they shall not request that, and shall not allow the Board of Directors’ representatives serving on the Board of Directors of Purchaser, any Purchaser Merger Shares be released from any lock-up prior to expiration of the Lock-up Up Period End Date.

8.12 Investment. In the event that the Purchaser and the Company mutually agree to complete the PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement), prior to the Closing, and assuming that no termination of this Agreement has occurred in accordance with its terms, the Company shall use its best efforts to cooperate in connection with the arrangement and closing of the Investment (or any other investment in the Purchaser’s securities) as may be requested by Purchaser, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice; (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement), offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement) (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding the Company, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement); (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Purchaser to permit the consummation of the PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement) and the issuance of the securities in PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement) immediately following the Closing; (v) assisting Purchaser to satisfy the conditions set forth in any document executed in connection with the PIPE Investment (or any other investment in the Purchaser’s securities), including without limitation the Backstop Agreement; and (vi) otherwise using its best efforts to cooperate with Purchaser in its efforts to consummate the PIPE Investment (or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement).

8.13 Subscription Agreements. In the event that the Purchaser and the Company mutually agree to complete an Investment (whether a PIPE or any other investment in the Purchaser’s securities, including without limitation the Backstop Agreement), the Parties shall undertake their best efforts to cause those investors to execute and deliver to the Purchaser binding and enforceable Subscription Agreements on terms acceptable to Purchaser evidencing each such investor’s participation in the Investment (or any other investment in the Purchaser’s securities). Each Subscription Agreement (i) shall be in full force and effect and not be withdrawn or terminated, or otherwise amended or modified, in any respect; (ii) shall be a legal, valid and binding obligation of each Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by each Investor, shall violate any Laws; and (iii) shall contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the Investors to contribute to Purchaser the applicable portion of the Investment (or any other investment in the Purchaser’s securities) amount set forth in the Subscription Agreements on the terms therein. The Company shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including assisting the Purchaser in maintaining in effect the Subscription Agreements and using its best efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to it or the Purchaser in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, assisting the Purchaser in consummating the transactions contemplated by the Subscription Agreements at or prior to Closing; (c) assisting the Purchaser in enforcing its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the

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applicable Investors (or any other investment in the Purchaser’s securities) to contribute the applicable portion of the Investment set forth in the Subscription Agreements at or prior to the Closing; and (d) using its best efforts to ensure that the requisite amount of funds are committed under the Subscription Agreements for the Investment (or any other investment in the Purchaser’s securities).

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction, or the waiver at the discretion of both Purchaser and Company, of all of the following further conditions:

(a) No provisions of any applicable Law, and no Order shall restrain or prohibit, or impose any condition on, the Closing;

(b) The Merger shall have been completed and the Certificate of Merger evidencing the merger of Merger Sub with and into the Company shall have been received from the Registrar of Companies in the Cayman Islands;

(c) The required stock exchange and regulatory review (including SEC and Nasdaq) has been completed, and all governmental approvals required for the Merger shall have been obtained and the Purchaser’s Units, Purchaser’s Ordinary Shares (including the Purchaser Merger Shares) and Purchaser’s Warrants shall continue to be listed for trading on Nasdaq;

(d) There shall not be any Action brought, commenced or threatened by any governmental Authority or other Person to enjoin, challenge, interfere with or otherwise restrict the consummation of the Closing;

(e) Purchaser Shareholder Approval for the Merger;

(f) Prior to or at the Closing, before consummation of any Investment (or any other investment in the Purchaser’s securities) after distribution of the Trust Account pursuant to Section 6.6, deducting all amounts to be paid pursuant to the Purchaser Share Redemption, Purchaser shall have unrestricted cash on hand (“Unrestricted Cash”) of not less than $5,000,000 before payment or deduction of any costs and expenses incurred with respect to the transactions contemplated by this Agreement. In no event shall the Company’s cash position prior to or at Closing be less than the minimum required balance under applicable Securities Exchange Act and Nasdaq Regulations concerning Special Purpose Acquisition Companies.

(g) Each of the directors and officers of Purchaser, other than Lixin Zheng, Mitchell Cariaga and Lauren Simmons shall provide their resignations as officers and directors of Purchaser, effective at Closing, and the proposed new directors of the Purchaser shall have been appointed.

9.2 Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company Group contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true and correct as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect; and further, for the purpose of determining the truth, accuracy and completeness of the representations and warranties of the Company Group as of both the date of this Agreement and the Closing Date, the terms Financial Statements, Balance Sheet, and Balance Sheet Date, as each are defined in Section 4.11(a), shall be amended to include the audited consolidated financial statements of the Company Group for the fiscal year ended December 31, 2022 and each fiscal year in the two-year period ending on such date, and the audited consolidated balance sheet of the Company Group as of such date

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(c) There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect upon the Company Group.

(d) [Reserved]

(e) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 9.2 (the “Company Certificate”).

(f) Purchaser shall have received the Financial Statements and the Projections.

(g) Purchaser shall have received (i) a copy of the Charter Documents of the Company certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a good standing certificate for each of the Company and its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the jurisdiction of organization of each of the Company and its Subsidiaries.

(h) Each of the Registration Rights Agreement, Lock-up Agreement, Non-Compete Agreements, and Escrow Agreement shall have been duly executed and delivered by each party thereto other than Purchaser.

(i) The Company shall have delivered to the Purchaser executed (i) payoff letters for all Indebtedness, expenses and other liabilities of the Company and each of its Subsidiaries that remain unpaid as of immediately prior to the Closing and (ii) any required consents to the transactions contemplated hereunder under any Material Contracts, Leases or Permits.

(j) The Company shall have entered into the Employment Agreement with each of individuals set forth on Schedule 8.6.

(k) Each of the Persons set forth in Schedule 9.2(k) shall have entered into a non-competition and non-solicitation agreement for a period of three (3) years after the Closing in return for the consideration being delivered hereunder.

(l) The Purchaser shall have received all certificates, if certificated (or lost stock affidavits) representing Company Securities held by Company Shareholders.

(m) The Purchaser shall have received an opinion of counsel to the Company Group with respect to the corporate status, capitalization, permissions, applicable government consents and approvals, as well as any actions or proceedings or other material matters affecting the rights and obligations of the Purchaser.

(n) The Purchaser shall receive written evidence of the termination of the existing employment, severance, or similar compensation agreements between the Company Group and the individuals referenced on Schedule 4.24.

(o) The composition of the Audit Committee and Compensation Committee of the Board of Directors of Purchaser after the Closing shall include at least one independent director designated by the Purchaser (prior to the Effective Time).

(p) The Investment (or any other financing) shall be consummated pursuant to and in accordance with the terms of the applicable Subscription Agreements, in the event that the Purchaser and the Company mutually agree to complete the Investment or other financing.

(q) The Company shall have available capital in an amount sufficient for the purposes of paying Company Indebtedness and to provide for sufficient working capital based upon the pro forma financial statements to be filed with the Proxy Statement.

(r) [Reserved]

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(s) The Purchaser shall receive from the Company written evidence of: (i) release of any and all Liens with respect to any shares of capital stock of the Company and each member of the Company Group; (iii) all of the outstanding options, warrants and all other securities of the Company that are convertible into or which may be exercised or exchange for capital stock of the Company shall have been converted, exercised or exchanged for capital stock of the Company or cancelled prior to the completion of the Merger; (iv) the termination of all shareholder agreements, voting agreements, rights of first refusal, put or similar rights, pledge agreements, operating agreements, rights to acquire capital stock of the Company, and similar contracts or agreements between any shareholders of the Company or any pre-closing member or shareholder of any Subsidiary; (v) termination of any broker’s or finders’ fees agreements binding upon the Company or any member of the Company Group; (vi) termination of any and all agreements related to profit sharing with respect to any member of the Company Group; and (vii) the termination of the additional agreements specified on Schedule 9.2(s)(vii).

(t) [Reserved]

(u) The Purchaser shall have received completed and executed Accredited Investor Questionnaires, as contemplated in Section 7.10, of all the Company Shareholders in a form reasonably satisfactory to Purchaser.

(v) [Reserved].

(w) The Aggregate Investment Amount, together with the proceeds from the Investment (if any), shall be no less than Five Million U.S. Dollars $5,000,000.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) (i) The Purchaser and Merger Sub shall each have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser or on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b) Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or any of its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification of Purchaser. From and after the Closing, the Escrow Participant hereby agrees to indemnify and hold harmless Purchaser against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by Purchaser as a result of: (a) any breach or inaccuracy of any of the representations, warranties set forth in Article IV (as modified by the Company’s Disclosure Schedules) or in the Company Certificate, in each case as of the Closing Date, and (b) any breach or nonfulfillment of any covenants of the Company contained in this Agreement to be performed prior to the Closing Date; provided, however, any breach related to Section 4.38 (Projections) shall be limited to a claim based upon fraud, an untrue statement of material information, or omission of material information or the lack of good faith in the preparation of such Projections; and (c) any Losses resulting from the matters described on Schedule 10.1(c). Notwithstanding anything in this Agreement to the contrary, the maximum liability of the Escrow Participant under this Agreement, including this Article X, or otherwise in connection with the transactions contemplated by this Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the Escrow Shares (the “Indemnifiable Loss Limit”). Further, the Purchaser shall not be

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entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to Purchaser equals at least $200,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser shall be entitled to indemnification for any Losses above the Basket per Loss. Except for Losses resulting from the matters described on Schedule 10.1(c), the Escrow Participant shall have no liability or obligation to indemnify any Purchaser or any other Indemnified Party under this Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to Purchaser or any of its representatives or disclosed in the information set out in any Schedule to this Agreement. For Losses resulting from the matters described on Schedule 10.1(c), the Escrow Participant agrees to indemnify and hold harmless the Purchaser against, from and in respect of any and all such Losses, whether or not a breach of a representation, warranty, covenant or agreement in this Agreement or any of the Additional Agreements to which it is a party.

10.2 Procedure. The following shall apply with respect to all claims by the Purchaser (an “Indemnified Party”) for indemnification pursuant to this Article X:

(a) An Indemnified Party shall give the Shareholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 10.1 or 10.2, except to the extent such failure prejudices the ability of the Escrow Participant (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Escrow Participant, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Shareholders’ Representative, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within twenty (20) Business Days thereafter), shall notify such Indemnified Party in writing of the intention of the Shareholders’ Representative to assume the defense thereof.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ one separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised in writing by its counsel that there is a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable documented out-of-pocket fees and expenses of one separate counsel of the Indemnified Party shall be borne by the Indemnifying Parties subject to the limitations set forth in this Article X.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from the defense of such Third-Party Claim, or unless a judgment is entered against the Indemnified Party for such liability by an Authority of competent jurisdiction. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense subject to the limitations set forth in this Article X. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the

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Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested members of the board of directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

10.3 Escrow of Escrow Shares by Escrow Participant. The Company hereby authorizes the Purchaser to deliver the Indemnification Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Indemnification Escrow Agreement. For purposes of this Article X, the Indemnification Escrow Shares are valued at $10.00 per share (the “Escrow Share Value”).

(a) Indemnification Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). The Escrow Participant shall be entitled to vote such Escrow Participant’s Indemnification Escrow Shares on any matters to come before the shareholders of the Purchaser. It is intended that for U.S. federal income tax purposes that while the Indemnification Escrow Shares are held by the Escrow Agent, the Escrow Participant shall be treated as the owner of the Indemnification Escrow Shares, and to the extent required by Applicable Law, the Escrow Agent shall report in a manner consistent with such treatment.

(b) Distribution of Escrow Shares. At the times provided for in Section 10.3(d), the Indemnification Escrow Shares shall be distributed to the Escrow Participant. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Indemnification Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. Other than for estate planning purposes, no Indemnification Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Escrow Participant or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Participant, prior to the delivery to such Escrow Participant of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. As soon as practicable, but in no event later than five (5) Business Days, following expiration of the Survival Period (the “Release Date”), the Indemnification Escrow Shares will be released from escrow to the Escrow Participant less the number of Indemnification Escrow Shares (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share) reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the Purchaser prior to the expiration of the Survival Period that remain pending and unresolved. Prior to the Release Date, the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Indemnification Escrow Shares determined in accordance with this Section 10.3(d). Promptly, but in no event later than five (5) Business Days, following the resolution in accordance with the provisions of this Article X of any claim(s) for indemnification that remain unresolved as of the Release Date the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release to the Escrow Participant the number of Indemnification Escrow Shares retained in escrow following the resolution of such claim(s) and not released to Purchaser.

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10.4 Payment of Indemnification. In the event that Purchaser is entitled to any indemnification for any Losses pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Purchaser’s sole and exclusive remedy for such Losses shall be the recovery of a number of Purchaser Ordinary Shares from the Indemnification Escrow Shares having a value equal to the Losses that have been finally determined to be owing to the Purchaser in accordance with this Article X (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share), in each case, subject to the limitations set forth in this Article X. Any payments to Purchaser from the Indemnification Escrow Shares will be treated as a reduction in the number of Purchaser Ordinary Shares issued to the Escrow Participant for U.S. federal income tax purposes.

10.5 Insurance. In calculating amounts of Losses payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of amounts actually recovered under any insurance policy or other third-party reimbursement actually received.

10.6 Survival of Indemnification Rights. The representations and warranties of the Company shall survive until 12 months (the “Survival Period”) following the Closing. In the event that any outstanding claims have arisen during such 12-month period which would be eligible for indemnification under this Article 10, the Escrow Participant shall leave in Escrow that number of Escrow Shares (calculated as of the closing per share market price of the Purchaser Ordinary Shares on the last trading day of such 12-month period) for an additional 12 months to settle any such outstanding claims. Upon the expiration of such additional 12-month period any remaining Escrow Shares shall be released and delivered to the Company Shareholder who agreed hereunder to escrow such Escrow Shares. The covenants of the Company contained in this Agreement to be performed prior to Closing shall expire and be of no further force or effect as of the Closing, provided, that claims for breach or nonfulfillment thereof shall survive until the expiration of the Survival Period. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 for Losses shall be effective so long as it is asserted prior to the expiration of the Survival Period; provided, that in the event that any Indemnification Notice shall have been given in accordance with the provisions of this Agreement prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnifications Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The parties acknowledge that the time periods set forth in this Section 10.6 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties without regard to the applicable statute of limitations with respect to such matters.

10.7 Sole and Exclusive Remedy. The remedies provided in this Article X and the rights to enforce the Additional Agreements in accordance with their terms shall be deemed the sole and exclusive remedies of the Indemnified Parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, except nothing in this Agreement (i) will limit the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent Purchaser or the Company from bringing an action for fraud (with scienter) against the Person who committed such Fraud (with scienter) or (iv) limit the right of any Person to pursue remedies under any Additional Agreement against the parties thereto

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any Party. The Arbitrator shall be selected within 45 days of the written request of any party.

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(c) Except with respect to matters set forth in Article II that relate to the effectuation of the Merger, which are exclusively governed by the laws of Cayman Islands, the laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 90 days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein. Each of the Company, the Purchaser and the Shareholders’ Representative hereby consents to the exclusive jurisdiction of the State and County of New York, New York.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party (if the Shareholders’ Representative, then solely on behalf of the Company Shareholders) and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and State) in New York, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties (in the case of the Shareholders’ Representative, solely on behalf of the Company Shareholders) shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and State) in New York to render such relief and to enforce specifically the terms and provisions of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

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(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination Without Default. In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

12.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 9.1 and 9.2 impossible; and (ii) such breach shall not be cured by thirty (30) days following receipt by the Company of a written notice from Purchaser describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser, on or prior to the Closing Date, without prejudice to any rights or obligations the Company may have, if: (i) Purchaser shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in 9.1 and Section 9.3 impossible; and (ii) such breach shall not be cured by thirty (30) days following receipt by Purchaser of a written notice from the Company describing in reasonable detail the nature of such breach.

12.3 Termination by the Purchaser. This Agreement may be terminated by the Purchaser prior to the Closing as follows:

(a) by written notice by Purchaser to the Company, if (i) there shall have been a Material Adverse Effect on the Company Group following the date of this Agreement which is uncured and continuing or (ii) the Company Group amends, changes or modifies or seeks to amend, change or modify the Company Group Disclosure Schedules, Financial Statements or Projections delivered to the Purchaser pursuant to Article Four which amendment, change or modification will constitute a Material Adverse Change; or

(b) by written notice by the Purchaser to the Company, if the Purchaser Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the required Purchaser Shareholder Approval required for the Merger was not obtained.

(c) ) by written notice by the Purchaser to the Company if the application of any law, regulation or rule under the Securities Act, Securities Exchange Act or any statute, regulation, or rule of one or more self regulatory bodies, including Nasdaq, would in the sole discretion of the Purchaser materially impair or frustrate the purpose of this Agreement.

12.4 Effect of Termination. If this Agreement is terminated pursuant to this Article XII, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 8.11, 9.4, Article X, Article XI, Article XII and Article XIII shall survive any termination hereof pursuant to this Article XII.

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12.5 Break-Up Fee.

(a) Notwithstanding the provisions above, other than with respect to the failure of: (1) the SEC to provide to the Purchaser its notice of no further comments to the Proxy Statement, (2) Nasdaq to complete the review required for the Merger and to approve the listing; or (3) the Purchaser to take the actions to comply with the obligations as set forth in Section 6.9 above, in the event that (i) the Closing does not take place by March 28, 2025 or a later date as extended by the Purchaser under Section 6.9 above, due to any material delay (including the failure of the Company to deliver the 2021 Financial Statements and/or 2022 or 2023 Financial Statements and/or Acquisition Target Company Audited Financials pursuant to Section 7.9 hereof) (provided such delay does not cause the Purchaser to liquidate under the SPAC Agreements) caused by or any reason directly attributable to the Company, any member of the Company Group or Shareholders’ Representative, or (ii) there is a valid and effective termination of this Agreement by the Purchaser pursuant to Sections 12.2(a) or Section 12.3(a), then the Company shall pay to the Purchaser a break-up fee in cash equal to Two Million U.S. Dollars ($2,000,000) ( the “Break-Up Fee”). The Break-Up Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within five (5) Business Days after the Purchaser delivers to the Company written notice of such termination in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Break-Up Fee is payable under this Section 12.5, the payment of such Break-Up Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser or its Affiliates would otherwise be entitled to assert against the Company, Shareholders’ Representative or their Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser or its Affiliates, provided, that the foregoing shall not limit (A) the Company, Shareholders’ Representative or their Affiliates from Liability for any fraud claim relating to events occurring prior to termination of this Agreement or (B) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) if email, on the date of transmission; or (d) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Company):

Huajin (China) Holdings Limited
c/o Shaanxi Qianxiang Health Technology Co., Ltd.
2nd Fl, Century Yard, Cricket Square
P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands
Attn: Xuehong Li, Chair of the Board of Directors
Email: 1937152666@qq.com

with a copy to (which shall not constitute notice):

Ortoli Rosenstadt, LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Attn.: Yarona Yieh, Esq.
e-mail: yly@orllp.legal

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if to the Shareholders’ Representative, or to the Company Shareholders after Closing, to:

Huajin (China) Holdings Limited
c/o Shaanxi Qianxiang Health Technology Co., Ltd.
2nd Fl, Century Yard, Cricket Square
P.O.Box 902, Grand Cayman, KY1-1103, Cayman Islands
Attn: Xuehong Li, Chair of the Board of Directors
Email: 1937152666@qq.com

if to the Purchaser or Merger Sub:

Oak Woods Acquisition Corporation
Attn: Lixin Zheng, Chief Executive Officer
101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada
Email: lixinzheng@hotmail.com

with a copy to (which shall not constitute notice):

Raiti PLLC
Attn: Warren A. Raiti, Esq.
1345 Avenue of the Americas
New York, New York 10105
Attn: Warren Raiti, Esq.
Email: wraiti@raitipllc.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s-length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or

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applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding anything in this Agreement to the contrary, following the Closing Date and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to include in its marketing materials that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such materials do not disclose any of the other terms of the Merger or the other transactions contemplated herein.

13.5 Expenses. Amounts previously incurred by the Purchaser for lien searches including for UCC, litigation, judgments and taxes shall be paid or reimbursed by the Company. Except as otherwise specified in this Agreement, all other costs and expenses, including, without limitation, fees and disbursements of counsel, accountants and other advisors, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing has taken place.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that matters referred to in Article II that relate to the effectuation of the Merger are exclusively governed by the Laws of Cayman Islands.

13.8 Counterparts; Digital Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11. Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

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(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the Knowledge” or “the knowledge” or “best knowledge of the Company” or similar terms or phrases shall be deemed to include the actual knowledge of Xuehong Li or any other individual currently serving as an executive officer of the Company, after reasonable inquiry.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Except as provided in Article X and Section 13.15 and Section 13.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final prospectus of the Purchaser, dated March 23, 2023 (the “Prospectus”). The Company has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public shareholders of the Purchaser pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Shareholders’ Representative, for itself and on behalf of the Shareholders of the Company, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it shall not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser. This Section 13.14 shall survive termination of this Agreement for any reason.

13.15 Shareholders’ Representative.

(a) By virtue of the adoption of this Agreement and the transactions contemplated hereby, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Shareholder shall be deemed to have appointed the designation of, and hereby designates, Xuehong Li as the Shareholders’ Representative for all purposes in connection with the negotiation and execution of this Agreement, the Additional Agreements and the agreements ancillary hereto, including, but not limited to, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the

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Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 10.1 or, following the Closing, other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Company Shareholders, (iv) to authorize or object to delivery to Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Company Shareholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) The Shareholders’ Representative may resign at any time. Such agency may be changed by the Company Shareholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time. No bond shall be required of the Shareholders’ Representative.

(c) The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Shareholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that Representative Losses shall not include costs (other than third party expenses) incurred by the Shareholders’ Representative in the ordinary course of business of the Shareholders’ Representative under the engagement letter entered into by the Shareholders’ Representative, the Company, and certain of the Company Shareholders; provided, further, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Shareholders, any such Representative Losses may be recovered by the Shareholders’ Representative from (x) the funds in the Expense Fund, and (y) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Shareholders; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Shareholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

13.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, sponsor, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.16)

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shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement, any Additional Agreement or the transactions contemplated hereby, provided, that this Section 13.16 shall not apply to Section 13.15, which shall be enforceable by the Shareholders’ Representative in its entirety against the Company Shareholders.

13.17 [Reserved]

13.18 Time. Time is of the essence in each and every provision of this Agreement.

13.19 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:
OAK WOODS ACQUISITION CORPORATION
By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer
Merger Sub:
OAK WOODS MERGER SUB INC.
By:	/s/ Lixing Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer
Company: HUAJIN (CHINA) HOLDINGS LIMITED
By:	/s/ Xuehong Li
Name:	Xuehong Li
Title:	Chairman of the Board of Directors
Shareholders’ Representative:
By:	/s/ Xuehong Li
Name:	Xuehong Li

[Signature Page to First Amended and Restated Merger Agreement]

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EXHIBITS AND SCHEDULES

EXHIBIT A FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B FORM OF INDEMNIFICATION ESCROW AGREEMENT

EXHIBIT C FORM OF LOCK-UP AGREEMENT

EXHIBIT D FORM OF NON-COMPETE AND NON-SOLICITATION AGREEMENT

EXHIBIT E FORM OF PLAN OF MERGER

SCHEDULES

DISCLOSURE SCHEDULES OF HUAJIN (CHINA) HOLDINGS LIMITED

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EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

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EXHIBIT B

FORM OF INDEMNIFICATION ESCROW AGREEMENT

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EXHIBIT C

FORM OF LOCK-UP AGREEMENT

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EXHIBIT D

FORM OF NON-COMPETE AND NON-SOLICIT

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EXHIBIT E

FORM OF PLAN OF MERGER

Annex D-66

SCHEDULES

DISCLOSURE SCHEDULES OF HUAJIN (CHINA) HOLDINGS LIMITED

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ANNEX E

Backstop Agreement

This Backstop Agreement (this “Agreement”), made as of June 26, 2024 by and among Oak Woods Acquisition Corporation, a Cayman Islands exempted company (the “Company”), and Fortune Woods Investment Holding Limited, a British Virgin Islands Limited Company (the “Backstop Investor”).

RECITALS

WHEREAS, in furtherance of discussions between the Company and Huajin (China) Holdings Limited, a Cayman Islands exempted company (“Huajin”) regarding a business combination between the Company and Huajin (the “Business Combination”) to be consummated on the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization by and among the Company, Oak Woods Merger Sub Inc., Huajin, and the Xuehong Li, in his capacity thereunder as the Shareholders’ Representative, dated as of August 11, 2023 (as modified and amended from time to time (the “Merger Agreement”), the Backstop Investor wishes to confirm committed financing to the Company;

WHEREAS, subject to and conditional on the closing of the Business Combination pursuant to the Merger Agreement, in furtherance of the satisfaction of the conditions to closing in the Merger Agreement, the Backstop Investor wishes to confirm that it shall complete a public financing of the Company with funds invested of no less than Five Million US Dollars ($5,000,000) in consideration for 500,000 of our Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) of the Company (as the combined public company surviving the Business Combination) (the “Committed Financing Amount”). The Committed Financing Amount shall be in addition to other securities offered to a PIPE investor (if any) (each a “Co-Investor”) pursuant to any Backstop Notice (as defined below).

WHEREAS, Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
FINANCING COMMITMENT

1.    Backstop Notice. The Company shall reduce all of the proposed terms (including, without limitation, the number and description of any new securities proposed to be issued and the proposed purchase price per share) of any PIPE Financing extended to any Co-Investor to writing and shall promptly notify the Backstop Investor of all such terms in advance of the Board Approvals (as defined below) (each such notice, a “Backstop Notice”).

2.    Backstop Investor Financing Commitment. Notwithstadning the issuance of any Backstop Notice, Backstop Investor hereby covenants and agrees that to the extent necessary to complete the consummation of the Business Combination in accordance with the terms set forth in Section 4.40 and Section 8.12 of the Merger Agreement with no less than the Committed Financing Amount invested in the Company, the Backstop Investor shall invest concurrently with the consummation of the Business Combination in the aggregate an amount equal to the Committed Financing Amount less the amount of any funds invested in any PIPE Financing by Co-Investors by purchasing 500,000 Class A Ordinary Shares of the Company at a price of $10.00 per share (the “PerShare Price”) for an aggregate purchase price of US $5,000,000 (the “Backstop Shares”) provided that the Company has an effective registration statement under the Securities Act covering the Backstop Shares.

3.    Company Obligations. The Company hereby covenants and agrees to: (i) take all reasonable action to ensure that it has an effective registration statement in place covering the Backstop Shares; (ii) issue such number of Class A Ordinary Shares equal to (x) the Committed Financing Amount less any funds invested by the Co-Investors divided by (y) the Per Share Price and (ii) receive reasonable market terms for any PIPE investment no less favorable than those provided to Backstop Investor hereunder; provided, that such reasonable market terms have been mutually agreed upon and approved by the respective Board

Annex E-1

of Directors of each of the Company and Huajin (the “Board Approvals”). The Company covenants and agrees that it shall not offer any investors in any PIPE Financing any securities (including without limitation convertible debt securities) senior to the Class A Ordinary Shares without first offering the Backstop Investor the right to purchase such securities to be issued in such PIPE financing on the same or better terms as the terms offered to other investors, in an amount up to the Committed Financing Amount in the aggregate.

4.    Acknowledgement. The parties hereto acknowledge and agree that the Business Combination and any PIPE financing may not be completed on the terms contemplated by the Merger Agreement or at all, and that the Company has no obligation pursuant to this Agreement to consummate the Business Combination or any PIPE financing.

5.    Investor Conditions. The obligations of the Backstop Investor pursuant to Section 2 of this Article I shall be subject to the satisfaction, or valid waiver by the Backstop Investor, of the condition that: (a) no Material Adverse Change (as defined below in Section 11 of Article IV) shall have occurred; (b) all representations and warranties of the Company contained in this Agreement and of the Parties to the Merger Agreement shall be true and correct in all material respects at and as of the date of this Agreement and the Merger Agreement and as of the consummation of the Business Combination (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date); and (c) the Company and the Parties to the Merger Agreement have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Merger Agreement to be performed, satisfied or complied with by each of those agreements.

ARTICLE II
ADDITIONAL AGREEMENTS OF THE INVESTOR

1.    Subscription Agreement. The Backstop Investor acknowledges and agrees that the investment of up to the Committed Financing Amount shall be completed pursuant to a subscription agreement in customary form, and that the Backstop Investor shall be required to make such representations, warranties and covenants as are customary for the consummation of a primary public placement investment in the equity securities of a public company. The purchase price for shares of Class A Ordinary Shares to be acquired by the Backstop Investor, as set forth in any such Subscription Agreement, shall be based on the Per Share Price and shall be no less favorable than the Per Share Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

1.    Representations and Warranties of the Company. The Company represents and warrants as of the date hereof and as of the consummation of the Business Combination to the Backstop Investor as follows:

(a) The Company is duly organized, validly existing and in good standing under the Companies Act (As Revised) of the Cayman Islands and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate power and have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each Investor, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy law, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company or (ii) other than the approvals of the applicable exchange, require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement. The Company has full right and power to enter into this Agreement.

Annex E-2

2.    Representations and Warranties of the Backstop Investor. The Backstop Investor represents and warrants as of the date hereof to the Company as follows:

(a) The Backstop Investor is an individual or company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Backstop Investor’s individual or company powers and have been duly authorized by all necessary actions on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of the Backstop Investor, enforceable against the Backstop Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Backstop Investor does not, and the performance by the Backstop Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Backstop Investor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Backstop Investor of its obligations under this Agreement. The Backstop Investor has full right and power to enter into this Agreement.

(c) The Backstop Investor shall, and shall cause each of his Affiliates to, (i) vote all of the Class A Ordinary Shares that he/it owns as of the record date (the “Record Date”), if any, for the extraordinary general meeting of shareholders of the Company (the “Shareholder Meeting”) in favor of the Merger and the other matters that require Purchaser Shareholder Approval at the Shareholder Meeting and (ii) not exercise his/its redemption or conversion rights with respect to any Class A Ordinary Shares that he/it owns as of the Record Date in connection with the Shareholder Meeting.

(d) The Backstop Investor either (i) is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an “accredited investor” within the meaning of Rule 501 of Regulation D under the United States Securities Act of 1933, as amended (the “Securities Act”), and no such person or any of their affiliates have experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act, or (ii) is not a “US Person”, as defined in Rule 902 of Regulation S under the Securities Act, and that the Class A Ordinary Shares and/or other securities (and taking into account all other alternative terms) issuable pursuant to this Agreement and the subscription agreement pursuant to Article II hereof were issued in an “off-shore” transaction exempt from the registration requirements of the Securities Act under Rule 903 of Regulation S of the Securities Act, and that the Company did not employ any directed selling efforts in the United State.

(e) In making its decision to execute this Agreement and complete the contempalted investment in the Backstop Shares (subject to and conditional on the consummation of the Business Combination), the Backstop Investor has relied solely upon independent investigation made by the Backstop Investor and the Company’s representations, warranties and covenants contained herein. The Backstop Investor has not relied on any other statements or other information provided by anyone other than the Company concerning the Company, Huajin, the Business Combination or any PIPE Financing. The Backstop Investor acknowledges and agrees that it has received and has had an adequate opportunity to review such financial and other information as it deems necessary in order to make an investment decision with respect to the commitment made pursuant to this Agreement and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to its commitment hereunder. The Backstop Investor represents and agrees that the Investor and its professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Backstop Investor has deemed necessary to make an investment decision with respect to the commitment made pursuant to this Agreement. Without limiting the generality of the foregoing, the Backstop Investor acknowledges and hereby represents and affirms that it has reviewed the Company’s filings with the United States Securities and Exchange Commission.

Annex E-3

ARTICLE IV
MISCELLANEOUS

1.    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Merger Agreement, or (ii) if a Material Adverse Change has occurred, provided written notice from the Backstop Investor identifying an actual Material Adverse Change and electing to terminate the Agreement (the “Termination Date”). Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby.

2.    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York. EACH PARTY HERETO (AND HUAJIN TO THE EXTENT OF ITS THIRD PARTY BENEFICIARY RIGHTS) HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

3.    No Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto.

4.    Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages are not an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief without the need of showing proof of actual damages, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of New York.

5.    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

6.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; and (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 7):

If to the Company:

Oak Woods Acquisition Corporation
101 Roswell Drive, Nepean, Ontario, K2J 0H5, Canada
Attn: Lixin Zheng, Chief Executive Officer
Email: lixinzheng@hotmail.com
Annex E-4

with a copy to (which shall not constitute notice):

Raiti PLLC
Attn: Warren A. Raiti, Esq.
1345 Avenue of the Americas
New York, New York 10105
Attn: Warren Raiti, Esq.
Email: wraiti@raitipllc.com

If to the Backstop Investor:

Fortune Woods Investment Holding Limited
Attn; Li, Lin
JinYuSanJiang Community, Suite 1-1805
Yiqiao Town, Xiaoshan District
Hangzhou City, Zhejiang Province, China
Email: 1730083841@qq.com

8.    Confidentiality. The existence and terms of this Agreement shall not be disclosed by any party without the prior written consent of the other parties hereto; provided that the Company may disclose the existence and terms of this Agreement to the extent required by applicable securities laws or stock exchange requirements.

9.    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission or DocuSign), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

10.  Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

11.  Material Adverse Change. In the event of (i) any material adverse change to the business, financials, operations or prospects of the Company or Huajin or (ii) the occurrence of any event that has a material adverse effect on the ability of the Company to consummate the Business Combination (a “Material Adverse Change”), the Company shall notify the Backstop Investor in writing within two (2) business days of its learning of the occurrence thereof. For greater certainty, the public announcement, pendency or completion of the Business Combination or any PIPE financing shall not constitute a “Material Adverse Change”. No failure by the Company to give notice hereunder shall in any way determine that a Material Adverse Change has not occurred or affect in any way the right of any Investor to terminate this Agreement upon the occurrence of a Material Adverse Change in accordance with Section 1 of this Article IV.

[Signature Page Follows]

Annex E-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:		Backstop Investor:
OAK WOODS ACQUISITION CORPORPRATION		FORTUNE WOODS INVESTMENT HOLDING LIMITED
By:	/s/ Lixing Zheng	By:	/s/ Li Lin
Name:	Lixin Zheng	Name:	Li, Lin
Title:	Chief Executive Officer	Title:	Director

[Signature Page to Backstop Agreement]

Annex E-6

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our governing documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our governing documents. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.     Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
1.1	IPO Underwriting Agreement, dated March 23, 2023, by and between the Company and EF Hutton	Form S-1	23794019	1.1	April 3, 2023
2.1	Merger Agreement and Plan of Reorganization by and among Huajin (China) Holdings Limited, Xuehong Li, as Representative of the Shareholders of the Company, Oak Woods Acquisition Corporation and Oak Woods Merger Sub, Inc., dated August 11, 2023***.(1)	Form 8-K	001-41664	2.1	August 14, 2022
2.2	Agreement to Extend The Merger Agreement and Plan of Reorganization, dated March 23, 2024, by and among Huajin (China) Holdings Limited, Xuehong Li, as Representative of the Shareholders of the Company, Oak Woods Acquisition Corporation and Oak Woods	Form 8-K	001-41664	2.1	March 28, 2024
2.3

Backstop Agreement made as of June 26, 2024 by and among Oak Woods Acquisition Corporation, a Cayman Islands exempted company and Fortune Woods Investment Holding Limited, a British Virgin Islands limited company (the “Backstop Investor”)

2.4	First Amendment to the Merger Agreement entered into by OAKU, Huajin, Merger Sub, and the Shareholders’ Representative on June 26, 2024
2.5

Agreement to Extend The Merger Agreement and Plan of Reorganization, dated September 28, 2024, by and among Huajin (China) Holdings Limited, Xuehong Li, as Representative of the Shareholders of the Company, Oak Woods Acquisition Corporation and Oak Woods*

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
3.2	Amended and Restated Memorandum and Articles of Association	Form 8-K	23794019	3.2	April 3, 2023
3.3	Certificate of Incorporation	Form S/1-A	23746018	3.3	March 20, 2023
3.4	Minutes of the Extraordinary Meeting of the Shareholders of Oak Woods Acquisition Corporation, amending its Amended and Restated Memorandum and Articles of Association, dated September 26, 2024	Form 8-K	241343374	3.4	October 1, 2024
4.2	Specimen Ordinary Share Certificate	Form S/1-A	23746018	4.2	March 20, 2023
5.1	Opinion as to Legality of Offering**
8.1	Opinion regarding Tax Matters**
10.1	Form of Registration Rights Agreement (Exhibit A to the Merger Agreement)
10.2	Form of Indemnification Escrow Agreement (Exhibit B to the Merger Agreement)
10.3	Form of Lock-Up Agreement (Exhibit C to the Merger Agreement)
10.4	Form of Non-Compete and Non-Solicit Agreement (Exhibit D to the Merger Agreement)
10.5	Form of Plan of Merger (Exhibit E to the Merger Agreement)
10.6	Employment Agreement, dated August 10, 2024, by and between Huajin (China) Holdings Limited and Xuehong Li***
10.7	Employment Agreement, dated August 10, 2024, by and between Huajin (China) Holdings Limited and Ning Luo***
10.8

English Translation of Lease Agreement for the Operating Rights of Langao County Health and Wellness Park, dated July 2, 2020, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Langao County Civil Affairs Bureau***

10.9	English Translation of Form of Franchise Agreement***+
10.10

English Translation of Oligopeptide Products Development Agreement, dated September 18, 2023, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute***+

10.11

English Translation of Cordyceps Militaris Tablets Product Development Agreement, dated September 18, 2023, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute***+

10.12

English Translation of Vitality Tablet Product Development Agreement, dated May 9, 2023, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute***+

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.13

English Translation of Shrimp Astaxanthin Vitality Pills Product Development and Technical Service Agreement, dated May 18, 2019, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute***+

10.14

English Translation of Prickly Pear Protein Tablets Product Development and Technical Service Agreement, dated December 8, 2021, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Beijing Zhongsheng Aopu Oligopeptide Technology Research Institute***+

10.15	English Translation of Exclusive Customized Distribution Agreement, dated December 8, 2021, by and between Shaanxi Qianxiang Health Technology Co., Ltd. and Anhui Guotai Biotechnology Co., Ltd.***+
10.16	English Translation of Loan Agreement, dated February 1, 2024, by and between Huarongda (Shanghai) Health Technology Ltd. and LeLingKang (Beijing) Health Technology Co., Ltd.**
10.17	English Translation of Loan Agreement, dated March 25, 2024, by and between Huarongda (Shanghai) Health Technology Ltd. and Shaanxi Qianxiang Health Technology Co., Ltd.**
23.1	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of Oak Woods Acquisition Corporation*
23.2	Consent of Fortune CPA, independent registered public accounting firm of Huajin*
23.3	Consent of Ortoli Rosenstadt LLP, legal counsel to Huajin**
23.4	Consent of RAITI, PLLC, legal counsel to Oak Woods Acquisition Corporation**
99.1	Consent of. Xuehong Li to be named as a director**
99.2	Consent of. Lixin Zheng to be named as a director**
99.3	Consent of Yadan Bai to be named as a director**
99.4	Consent of Mitchell Cariaga to be named as a director**
99.5	Consent of Lauren Simmons to be named as a director**
99.6	Form of Preliminary Proxy Card.***
99.7	Opinion of Jingtian & Gongcheng regarding certain PRC law matters***
99.8	Fairness Opinion of Primary Capital LLC in relation to Valuation of Huajin by Oak Woods Acquisition Corporation, dated June 12, 2024.***

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.***

____________

*        Filed herein.

**      To be filed by amendment.

***    Previously filed.

+        Portions of the exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

Item 22.     Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of October, 2024.

Oak Woods Acquisition Corporation
By:	/s/ Mitchell Cariaga
Name: Mitchell Cariaga
Title: Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Cariaga his/her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Lixin Zhang	Chairman, Chief Executive Officer, Chief	October 9, 2024
Lixin Zheng	Financial Officer, (Principal executive officer), (Principal financial and accounting officer)
/s/ Mitchell Cariaga	Director	October 9, 2024
Mitchell Cariaga
/s/ John O’Donnell	Director	October 9, 2024
John O’Donnell
/s/ Lauren Simmons	Director	October 9, 2024
Lauren Simmons